As filed with the Securities and Exchange Commission on September 29, 2016

File No: 333-212590

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EASTERLY ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware	6770	47-3864814
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

375 Park Avenue, 21st Floor
New York, New York 10152
(646) 712-8300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Avshalom Kalichstein
Chief Executive Officer
375 Park Avenue, 21st Floor
New York, New York 10152
(646) 712-8300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alexander B. Johnson, Esq. John H. Booher, Esq. Hogan Lovells US LLP 875 Third Avenue New York, NY 10022 (212) 918-3000	Andrew D. Thorpe, Esq. Orrick, Herrington & Sutcliffe LLP The Orrick Building 405 Howard Street San Francisco, CA 94105-2669 (415) 773-5700

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement is declared effective and all other conditions to the business combination described in the included joint proxy and consent solicitation statement/prospectus have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐ Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

☐ Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary joint proxy and consent solicitation statement/prospectus is not complete and may be changed. The registrant may not sell the securities described herein until the registration statement filed with the Securities and Exchange Commission is declared effective. This joint proxy and consent solicitation statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION — DATED SEPTEMBER 29, 2016

PROPOSED BUSINESS COMBINATION
YOUR VOTE IS VERY IMPORTANT

To the stockholders of Sungevity, Inc. and Easterly Acquisition Corp.:

On behalf of the boards of directors of Sungevity, Inc. (“Sungevity”) and Easterly Acquisition Corp. (“Easterly”), we are pleased to deliver to you this joint proxy and consent solicitation statement/prospectus relating to, among other matters, a proposed business combination transaction, described below, pursuant to which (i) a wholly-owned subsidiary of Easterly will merge with and into Sungevity, (ii) Sungevity will become a wholly-owned subsidiary of Easterly, (iii) Easterly will issue shares of its common stock to Sungevity securityholders and (iv) Easterly will change its name to Sungevity Holdings, Inc. (“Sungevity Holdings”).

In connection with the transactions contemplated by the Agreement and Plan of Merger (as amended, the “Merger Agreement”) providing for the business combination of Easterly and Sungevity, which we refer to as the “Business Combination,” holders of Sungevity preferred stock and common stock will be entitled to receive shares of Easterly common stock at an exchange ratio described in more detail in this joint proxy and consent solicitation statement/prospectus. Current Easterly securityholders will continue to own and hold their existing Easterly common stock and warrants to purchase shares of Easterly common stock. Pursuant to the Merger Agreement, the aggregate consideration to be paid to Sungevity’s securityholders will consist of 35,000,000 shares of Easterly common stock. An additional 700,000 restricted shares of Easterly common stock also will be awarded to certain employees of Sungevity in connection with the Business Combination. A copy of the Merger Agreement is attached to this joint proxy and consent solicitation statement/prospectus as Annex A.

Completion of the transactions contemplated by the Merger Agreement requires, among other things, the separate approvals of both Easterly stockholders and Sungevity stockholders. To obtain these approvals, Easterly will hold a special meeting of Easterly stockholders on           , 2016, and Sungevity will conduct a consent solicitation in order to obtain the requisite approval from Sungevity stockholders. Concurrent with the execution of the Merger Agreement, five Sungevity stockholders entered into voting agreements with Easterly pursuant to which they have agreed to vote their shares of Sungevity preferred stock or common stock in favor of the adoption of the Merger Agreement (including by written consent), subject to the terms of the voting agreements. Therefore, no meeting of Sungevity stockholders to adopt the Merger Agreement will be held. Nevertheless, all Sungevity stockholders will have the opportunity to consent to the adoption of the Merger Agreement by signing and returning to Sungevity a written consent and joinder agreement. The Sungevity shares subject to these voting agreements represent 40.95% of the outstanding voting stock of Sungevity on an as-converted basis as of the date of the Merger Agreement.

It is anticipated that, upon completion of the Business Combination, Easterly’s public stockholders will retain an ownership interest of approximately 32.9% in the combined company (which we refer to, from time to time, as Sungevity Holdings), the former stockholders of Sungevity will own approximately 57.7%, Easterly Acquisition Sponsor, LLC, which we refer to as the Sponsor, will own approximately 8.2% and certain employees of Sungevity will own approximately 1.2%. These percentages are calculated based on a number of assumptions described in more detail in this joint proxy and consent solicitation statement/prospectus. You should read “Summary — Easterly Shares to be Issued in the Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Easterly’s common stock, units and warrants are currently listed on the Nasdaq Capital Market under the symbols “EACQ,” “EACQU” and “EACQW,” respectively. At the closing, Easterly units will separate into their component Easterly common stock and one-half of a warrant to purchase one share of Easterly common stock. We anticipate that the Sungevity Holdings common stock and public warrants will continue to be listed on the Nasdaq Capital Market under the symbols “SGVT” and “SGVTW,” respectively, following the closing of the Business Combination.

The Easterly board of directors has set           , 2016, as the record date for determining the holders of Easterly common stock entitled to vote on the matters set forth in this joint proxy and consent solicitation statement/prospectus.

The Sungevity board of directors has set           , 2016, as the record date for determining holders of Sungevity preferred and Class A common stock entitled to execute and deliver written consents on the matters set forth in this joint proxy and consent solicitation statement/prospectus.

EASTERLY’S BOARD OF DIRECTORS RECOMMENDS THAT EASTERLY STOCKHOLDERS VOTE “FOR” ALL OF THE PROPOSALS TO BE PRESENTED AT THE SPECIAL MEETING OF EASTERLY STOCKHOLDERS.

SUNGEVITY’S BOARD OF DIRECTORS RECOMMENDS THAT SUNGEVITY STOCKHOLDERS PROVIDE THEIR CONSENT TO THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

This document is a proxy statement for Easterly, as well as a consent solicitation statement for Sungevity, and provides you with detailed information about the Merger Agreement, the special meeting of Easterly stockholders, the Sungevity consent solicitation and other matters contemplated by the Merger Agreement. This document is also the prospectus of Easterly to register the shares of Easterly common stock to be issued in the Business Combination. We encourage you to read carefully the entire joint proxy and consent solicitation statement/prospectus, including all its annexes, including the section entitled “Risk Factors” beginning on page 47 of the enclosed joint proxy and consent solicitation statement/prospectus.

Your vote is very important. Whether or not Easterly stockholders plan to attend the Easterly special meeting, we ask Easterly stockholders to please submit a proxy to vote their shares as soon as possible to make sure that their shares are represented and voted at the Easterly special meeting. We ask Sungevity stockholders to please complete the written consent furnished with this joint proxy and consent solicitation statement/prospectus as soon as possible and return it promptly to Sungevity.

On behalf of our boards of directors, we thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Andrew Birch President and Chief Executive Officer Sungevity, Inc.	Darrell W. Crate Chairman of the Board Easterly Acquisition Corp.

          , 2016

The enclosed joint proxy and consent solicitation statement/prospectus is dated           , 2016, and is first being mailed to stockholders of Easterly and Sungevity on or about           , 2016.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE TRANSACTIONS DESCRIBED IN THIS JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

EASTERLY ACQUISITION CORP.
375 Park Avenue, 21st Floor
New York, New York 10152

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held at 10:00 a.m. Eastern time on            , 2016

TO THE STOCKHOLDERS OF EASTERLY ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “special meeting”) of Easterly Acquisition Corp., a Delaware corporation (“Easterly,” “we,” “us” or “our”), shall be held at 10:00 a.m. Eastern time on            , 2016, at the offices of Easterly at 375 Park Avenue, 21st Floor, New York, New York 10152, or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed.

You are cordially invited to attend the Easterly special meeting to vote on the following proposals:

(a) Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of June 28, 2016, as amended on September 20, 2016 (as amended, the “Merger Agreement”), and the transactions contemplated by the Merger Agreement, including the business combination of Easterly and Sungevity, Inc. (“Sungevity”) and the issuance by Easterly of shares of Easterly common stock to Sungevity securityholders. Upon completion of the transactions contemplated by the Merger Agreement, Sungevity securityholders will receive shares of Easterly common stock in exchange for their holdings of Sungevity securities. We refer to the transactions contemplated by the Merger Agreement hereafter as the “Business Combination” or the “Merger.”

(b) The Certificate Proposals — to consider and vote upon the following separate proposals to amend Easterly’s amended and restated certificate of incorporation (which we refer to collectively as the “Certificate Proposals”):

•	Proposal No. 2 — to change our name to Sungevity Holdings, Inc. and remove certain provisions related to our status as a blank check company;
•	Proposal No. 3 — to adopt Delaware as the exclusive forum for certain litigation;
•	Proposal No. 4 — to effect a two-for-three reverse stock split of all of the outstanding shares of Easterly common stock; and
•	Proposal No. 5 — to authorize an automatic increase in the number of directors serving on the board of directors during any period when holders of any series of preferred stock have the right to elect additional directors pursuant to Article IV of the certificate of incorporation and to provide for other terms applicable to directors elected by holders of preferred stock.

(c) Proposal No. 6 — The Incentive Plan Proposal — to consider and vote upon a proposal to approve and adopt the Sungevity Holdings, Inc. 2016 Omnibus Equity Incentive Plan.

(d) Proposal No. 7 — The Employee Stock Purchase Plan Proposal — to consider and vote upon a proposal to approve and adopt the Sungevity Holdings, Inc. 2016 Employee Stock Purchase Plan.

(e) Proposal No. 8 — The Adjournment Proposal — to consider and vote upon a proposal to adjourn the Easterly special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the Easterly special meeting, one or more proposals presented to the stockholders would not be duly approved and adopted by our stockholders at the Easterly special meeting.

These proposals are described further in this joint proxy and consent solicitation statement/prospectus. Only holders of record of Easterly common stock at the close of business on            , 2016 are entitled

i

to notice of the Easterly special meeting and to vote at the Easterly special meeting and any adjournments or postponements of the Easterly special meeting. A complete list of Easterly stockholders of record entitled to vote at the Easterly special meeting will be available for ten days before the Easterly special meeting at Easterly’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the Easterly special meeting.

We are providing this joint proxy and consent solicitation statement/prospectus and accompanying proxy card to our stockholders in connection with the solicitation of proxies to be voted at the Easterly special meeting and at any adjournments or postponements of the Easterly special meeting. Whether or not you plan to attend the Easterly special meeting, we urge you to read this joint proxy and consent solicitation statement/prospectus carefully and submit your proxy to us. Please pay particular attention to the section entitled “Risk Factors” commencing on page 47.

After careful consideration, our board of directors has approved and adopted the Merger Agreement and the Business Combination and recommends that our stockholders vote FOR the Business Combination Proposal and FOR all other proposals presented to our stockholders in this joint proxy and consent solicitation statement/prospectus. When you consider the board recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Interests of Easterly’s Directors and Officers and Others in the Business Combination.”

Your vote is very important. If you are a registered stockholder, please submit your proxy to have your shares voted as soon as possible by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Easterly special meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal and Proposal No. 2 to change our name and remove certain provisions related to our status as a blank check company are approved at the Easterly special meeting. All other Proposals, other than the Adjournment Proposal, are conditioned upon the approval of the Business Combination Proposal and Proposal No. 2. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the joint proxy and consent solicitation statement/prospectus.

Except as specifically set forth in the section entitled “Proposal No. 4 — Approval of the Amendments to Easterly’s Amended and Restated Certificate of Incorporation to Effect a Two-for-Three Reverse Stock Split,” beginning on page 263 of this joint proxy and consent solicitation statement/prospectus, the share amounts in this joint proxy and consent solicitation statement/prospectus do not account for the two-for-three reverse stock split.

If you fail to return your proxy card, and do not attend the special meeting in person, if you abstain from voting or if you hold your shares in “street name” and fail to instruct your bank, broker or other nominee how to vote, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Easterly special meeting and, if a quorum is present, will have no effect on the Business Combination Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal or the Adjournment Proposal, but will have the same effect as voting “AGAINST” all of the Certificate Proposals. If you are a stockholder of record and you attend the Easterly special meeting and wish to vote in person, you may vote in person, which will have the effect of revoking your proxy.

Pursuant to our existing charter, Easterly public stockholders (as defined below) may redeem shares of Easterly common stock for cash upon the closing of the Business Combination. The redemption amount would equal the pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in the trust account that holds the proceeds (less taxes payable and any interest that we may withdraw to pay taxes) of our initial public offering (the “IPO”) that closed on August 4, 2015. For illustrative purposes, based on funds in the trust account of approximately $200 million on June 30, 2016, the estimated per share redemption price would have been $10.00 per share.

We have no specified maximum redemption threshold under our charter. In no event, however, will we redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001.

EASTERLY PUBLIC STOCKHOLDERS MAY ELECT TO REDEEM THEIR SHARES EVEN IF THEY VOTE FOR THE BUSINESS COMBINATION PROPOSAL.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (I) IF YOU HOLD EASTERLY UNITS, ELECT TO SEPARATE YOUR EASTERLY UNITS INTO THE UNDERLYING PUBLIC SHARES AND PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (II) SUBMIT A WRITTEN REQUEST TO EASTERLY’S TRANSFER AGENT TO REDEEM YOUR EASTERLY PUBLIC SHARES FOR CASH, AND (III) DELIVER YOUR PUBLIC SHARES TO EASTERLY’S TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THIS JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE EASTERLY PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK, BROKER OR OTHER NOMINEE TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “REDEMPTION RIGHTS” IN THIS JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

An Easterly public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the shares sold in the IPO. Holders of Easterly outstanding public warrants and units do not have redemption rights in connection with the Business Combination. Holders of outstanding units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. The holders of shares of Easterly common stock issued prior to the IPO, which we refer to as “Founder Shares” have agreed to waive their redemption rights with respect to any shares of our capital stock they may hold in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, our initial stockholders, which includes Easterly Acquisition Sponsor, LLC, which we refer to as the Sponsor, and our independent directors, own 20% of our issued and outstanding shares of common stock, including all of the Founder Shares.

We encourage you to read this joint proxy and consent solicitation statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow & Co., LLC at (800) 662-5200 (banks and brokers call collect at (203) 658-9400).

Sincerely,

Darrell W. Crate
Chairman of the Board

           , 2016

Sungevity, Inc.
66 Franklin Street, Suite 310
Oakland, California 94607

Notice of Solicitation of Written Consent

To the stockholders of Sungevity, Inc.:

Sungevity, Inc. has entered into the Agreement and Plan of Merger, dated as of June 28, 2016, as amended on September 20, 2016 (the “Merger Agreement”), by and among Easterly Acquisition Corp. (“Easterly”), Solaris Merger Sub Inc., a wholly-owned subsidiary of Easterly (“Merger Sub”), Sungevity, Inc. (“Sungevity”), and Shareholder Representative Services LLC, pursuant to which (i) Merger Sub will merge with and into Sungevity, (ii) Sungevity will become a wholly owned subsidiary of Easterly, (iii) Easterly will issue shares of its common stock to Sungevity securityholders and (iv) Easterly will change its name to Sungevity Holdings, Inc. This joint proxy and consent solicitation statement/prospectus is being delivered to you on behalf of the Sungevity Board of Directors (“Sungevity Board”) to request that holders of Sungevity Class A common stock and preferred stock as of            , 2016 (the “Record Date”) execute and return written consents to approve the merger and adopt and approve the Merger Agreement and the transactions contemplated thereby.

As a record holder of outstanding Sungevity Class A common stock or preferred stock on the Record Date, you are urged to complete, date and sign the enclosed written consent and promptly return it to Sungevity. The Sungevity Board has set            , 2016 as the target final date for receipt of written consents. Sungevity reserves the right to extend the final date for receipt of written consents without any prior notice to stockholders.

This joint proxy and consent solicitation statement/prospectus describes the proposed merger and related transactions and the actions to be taken in connection with the merger and related transactions and provides additional information about the parties involved. Please give this information your careful attention. A copy of the Merger Agreement is attached as Annex A to the accompanying joint proxy and consent solicitation statement/prospectus.

A summary of the appraisal rights that may be available to you is provided in the section entitled “Appraisal Rights — Sungevity Stockholder Appraisal Rights” on page 251.

The Sungevity Board has carefully considered the merger and the terms of the Merger Agreement and has determined that the merger and the Merger Agreement are fair, advisable and in the best interests of Sungevity and its stockholders. Accordingly, the Sungevity Board unanimously recommends that Sungevity stockholders approve the merger and adopt and approve the Merger Agreement and the transactions contemplated thereby by executing and delivering the written consent furnished with this joint proxy and consent solicitation statement/prospectus.

Regardless of the number of shares you own, your written consent is important. Please complete, date and sign the written consent furnished with this joint proxy and consent solicitation statement/prospectus and return it promptly to Sungevity by one of the means described in “Sungevity Solicitation of Written Consents —  Submission of Consents” on page 90.

By Order of the Board of Directors,

Andrew Birch
Chief Executive Officer

           , 2016

v

Page
Recommendation of the Board	257
PROPOSAL NO. 2 – APPROVAL OF THE AMENDMENTS TO EASTERLY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO CHANGE THE NAME AND TO REMOVE CERTAIN PROVISIONS RELATING TO ITS STATUS AS A BLANK CHECK COMPANY	258
Votes Required For Approval	260
Recommendation of the Board	260
PROPOSAL NO. 3 – APPROVAL OF AMENDMENT TO EASTERLY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ADOPT DELAWARE AS THE EXCLUSIVE FORUM FOR CERTAIN LEGAL ACTIONS	261
Votes Required For Approval	262
Recommendation of the Board	262
PROPOSAL NO. 4 – APPROVAL OF AMENDMENTS TO EASTERLY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A TWO-FOR-THREE REVERSE STOCK SPLIT OF ALL OF THE OUTSTANDING SHARES OF EASTERLY COMMON STOCK	263
Votes Required For Approval	266
Recommendation of the Board	266
PROPOSAL NO. 5 – APPROVAL OF AMENDMENT TO EASTERLY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO AUTHORIZE AN AUTOMATIC INCREASE IN THE NUMBER OF DIRECTORS SERVING ON THE BOARD OF DIRECTORS DURING ANY PERIOD WHEN HOLDERS OF ANY SERIES OF PREFERRED STOCK HAVE THE RIGHT TO ELECT ADDITIONAL DIRECTORS	267
Votes Required For Approval	268
Recommendation of the Board	268
PROPOSAL NO. 6 – APPROVAL AND ADOPTION OF THE SUNGEVITY HOLDINGS, INC. 2016 OMNIBUS EQUITY INCENTIVE PLAN	269
Votes Required For Approval	273
Recommendation of the Board	273
PROPOSAL NO. 7 – APPROVAL AND ADOPTION OF THE SUNGEVITY HOLDINGS, INC. 2016 EMPLOYEE STOCK PURCHASE PLAN	274
Votes Required For Approval	275
Recommendation of the Board	275
PROPOSAL NO. 8 – THE ADJOURNMENT PROPOSAL	276
Votes Required For Approval	276
Recommendation of the Board	276
LEGAL MATTERS	277
EXPERTS	277
DELIVERY OF DOCUMENTS TO STOCKHOLDERS	277
TRANSFER AGENT AND REGISTRAR	277
SUBMISSION OF STOCKHOLDER PROPOSALS	277
FUTURE STOCKHOLDER PROPOSALS	278
WHERE YOU CAN FIND MORE INFORMATION	278

x

Page
INDEX TO FINANCIAL STATEMENTS	F-1
ANNEX A Agreement and Plan of Merger and Amendment No. 1	Annex A
ANNEX B Amended and Restated Certificate of Incorporation	Annex B
ANNEX C Sungevity Holdings, Inc. 2016 Omnibus Equity Incentive Plan	Annex C
ANNEX D Sungevity Holdings, Inc. 2016 Employee Stock Purchase Plan	Annex D
ANNEX E Sungevity Voting Agreement	Annex E
ANNEX F Section 262 of Delaware General Corporation Law	Annex F

EXPLANATORY NOTE

This joint proxy and consent solicitation statement/prospectus relates to an Agreement and Plan of Merger, dated as of June 28, 2016, as amended by Amendment No. 1 dated September 20, 2016 (the “Merger Agreement”), by and among Easterly Acquisition Corp. (“Easterly”), Solaris Merger Sub Inc. (“Merger Sub”), Sungevity, Inc. (“Sungevity”), and Shareholder Representative Services LLC. Upon the terms and subject to the conditions of the Merger Agreement (a copy of which is attached to this joint proxy and consent solicitation statement/prospectus as Annex A), Sungevity and Easterly have agreed to effect a strategic business combination of their respective businesses through the merger of Sungevity with and into Merger Sub (the “Business Combination”). As a result of the Business Combination, Sungevity will survive the merger and become a wholly-owned subsidiary of Easterly Acquisition Corp. In connection with the Business Combination, among other things, Sungevity will continue to operate its existing business.

This document serves different purposes depending on the stockholders to whom it is delivered. With respect to Easterly and the holders of its common stock, this document serves as a proxy statement for a special meeting of Easterly stockholders being held on            , 2016, where Easterly stockholders will vote on, among other things, a proposal to approve and adopt the Merger Agreement and the Business Combination. With respect to Sungevity stockholders, this document serves as both (i) a consent solicitation statement of Sungevity stockholders, pursuant to which Sungevity stockholders are being asked to provide consents for the adoption and approval of the Merger Agreement and (ii) a prospectus for Easterly common stock that Sungevity securityholders will receive as a result of the Business Combination. Unless the context otherwise requires, all references in this joint proxy and consent solicitation statement/prospectus to “we,” “us,” or “our” refer to both Easterly and Sungevity.

MARKET AND INDUSTRY DATA

Information and management estimates contained in this joint proxy and consent solicitation statement/prospectus concerning the solar energy industry, including general expectations and market position, market opportunity and market share, are based on publicly available information, such as the U.S. Census Bureau and other research reports, as well as information from industry reports provided by third-party sources, such as GTM Research. Sungevity’s management estimates are also derived from Sungevity’s internal research, using assumptions made by Sungevity that it believes to be reasonable and Sungevity’s knowledge of the industry and markets in which Sungevity operates and expects to compete. Sungevity’s internal research has not been verified by any independent source, and Sungevity has not independently verified any third-party information. In addition, while Sungevity believes the market position, market opportunity and market share information included in this joint proxy and consent solicitation statement/prospectus is generally reliable, such information is inherently imprecise. Such data involves risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” commencing on page 47.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Easterly and Sungevity make forward-looking statements in this joint proxy and consent solicitation statement/prospectus. These forward-looking statements relate to expectations for future financial performance, business strategies and expectations for their businesses and their combined business following the Business Combination, and the timing and ability for Easterly and Sungevity to complete the Business Combination. Specifically, forward-looking statements may include statements relating to:

•	the benefits of the Business Combination;
•	the future financial performance of Sungevity and its subsidiaries following the Business Combination;
•	Sungevity’s ability to develop or acquire new products and services, improve its existing products and services and increase the value of its products and services;
•	Sungevity’s ability to increase its revenue and its revenue growth rate;
•	Sungevity’s ability to enter into new master sale agreements or other financing arrangements in order to finance the acquisition and deployment of Sungevity Energy Systems;
•	expectations concerning relationships with third parties, including channel partners and suppliers;
•	government regulation, including compliance with regulatory requirements and changes in market rules, rates, tariffs, taxes and environmental laws;
•	the retail price of utility-generated electricity;
•	the availability of incentives relating to solar energy and assets;
•	the effects of seasonal trends on Sungevity’s results of operations;
•	Sungevity’s ability to borrow additional funds and access capital markets, as well as its indebtedness and the possibility that it may incur additional indebtedness in the future;
•	the sufficiency of Sungevity’s cash and cash equivalents and cash generated from operations to meet its working capital and capital expenditure requirements;
•	Sungevity’s ability to satisfy its loan repayment obligations at the closing of the Business Combination;
•	operating and financial restrictions placed on Sungevity and its subsidiaries that are contained in its credit facilities and other material agreements;
•	expectations regarding future sales of Sungevity notes and warrants;
•	expectations regarding the calculation of merger consideration under different potential scenarios;
•	hazards to solar power generation operations such as unusual weather conditions, catastrophic weather-related or other damage to facilities, unscheduled generation outages, maintenance or repairs or unanticipated maintenance costs;
•	Sungevity’s ability to successfully enter new markets and manage its international expansion; and
•	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek” or “target,” or similar expressions.

These forward-looking statements are based on information available as of the date of this joint proxy and consent solicitation statement/prospectus, and expectations, forecasts and assumptions as of that date, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing Easterly’s or Sungevity’s views as of any subsequent date, and Easterly and Sungevity do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, you should not place undue reliance on forward-looking statements in deciding whether to provide your written consent, how to grant your proxy, instruct your nominee how your vote should be cast or whether to vote your shares on the proposals set forth in this joint proxy and consent solicitation statement/prospectus. As a result of a number of known and unknown risks and uncertainties, Easterly’s, Sungevity’s and their combined businesses’ actual results or performance may be materially different from those expressed or implied by their forward-looking statements. Some factors that could cause actual results to differ include, among others:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;
•	a delay in completing, or the inability to complete, the transactions contemplated by the proposed Business Combination, due to a failure to obtain the approval of the stockholders of Easterly or Sungevity, a failure to satisfy other conditions to closing in the Merger Agreement or some other reason;
•	the risk that the proposed Business Combination disrupts Sungevity’s current plans and operations;
•	the reaction of Sungevity’s customers, vendors and channel partners to the Business Combination;
•	the inability to realize anticipated benefits of the Business Combination, which could result from, among other things, competition, the inability to integrate the Easterly and Sungevity businesses or the inability of the combined business to grow and manage growth profitably;
•	costs related to the Business Combination;
•	the outcome of any legal proceedings that might be instituted against Easterly or Sungevity, including any legal proceedings relating to the proposed Business Combination;
•	changes in applicable laws or regulations;
•	the potential risk of redemptions by current Easterly stockholders in connection with the consummation of the Business Combination or the relative post-Merger ownership percentages;
•	the possibility that Easterly or Sungevity might be adversely affected by other economic, business or competitive factors; and
•	other risks and uncertainties indicated in this joint proxy and consent solicitation statement/prospectus, including those indicated under the section entitled “Risk Factors.”

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “Easterly” refers to Easterly Acquisition Corp., “Sungevity” refers to Sungevity, Inc. and the terms “Sungevity Holdings,” “combined company” and “post-Merger company” refer to Sungevity Holdings, Inc., which will be Easterly and Sungevity together following the consummation of the Business Combination.

In this document:

“Adjournment Proposal” means a proposal to adjourn the special meeting of the Easterly stockholders to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote at such special meeting.

“Business Combination” and “Merger” each mean the transactions contemplated by the Merger Agreement whereby, among other things, (i) a wholly-owned subsidiary of Easterly will merge with and into Sungevity, (ii) Sungevity will become a wholly-owned subsidiary of Easterly, (iii) Easterly will issue shares of its common stock to Sungevity securityholders in exchange for their Sungevity securities, resulting in former Sungevity securityholders becoming stockholders of Easterly and (iv) Easterly will change its name to Sungevity Holdings, Inc.

“Business Combination Proposal” means the proposal to approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Business Combination of Easterly and Sungevity and the issuance by Easterly of shares of Easterly common stock to Sungevity securityholders.

“Current Capitalization” means the capitalization of Sungevity on September 14, 2016.

“Easterly” refers to Easterly Acquisition Corp., a Delaware corporation.

“Easterly common stock” means common stock, par value $0.0001 per share, of Easterly.

“Easterly special meeting” means the special meeting of stockholders of Easterly that is the subject of this joint proxy and consent solicitation statement/prospectus.

“Effective Time” means the time at which the Merger under the Merger Agreement is consummated.

“Employee Stock Purchase Plan” means the Sungevity Holdings, Inc. 2016 Employee Stock Purchase Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Founder Shares” means the 5,000,000 shares of Easterly common stock (after giving effect to (i) a stock dividend of 0.2 shares for each outstanding share of Easterly common stock on July 29, 2015 and (ii) the forfeiture of 175,000 shares in August 2015) that were issued to the Sponsor prior to the IPO (72,000 Founder Shares of which were subsequently transferred to Easterly’s independent directors).

“initial stockholders” means the Sponsor, Easterly’s independent directors and their permitted transferees that hold Founder Shares and Private Placement Warrants.

“IPO” means Easterly’s initial public offering, consummated on August 4, 2015 through the sale of 20,000,000 public units at $10.00 per share.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of June 28, 2016, as amended by Amendment No. 1 dated September 20, 2016, by and among (i) Easterly, (ii) Merger Sub, (iii) Sungevity, and (iv) the Sellers Representative.

“Merger Sub” refers to Solaris Merger Sub Inc., a Delaware corporation.

“Omnibus Incentive Plan” or “Sungevity Holdings, Inc. 2016 Omnibus Equity Incentive Plan” means the Sungevity Holdings, Inc. 2016 Omnibus Equity Incentive Plan as amended and restated.

“Private Placement Warrants” means the 6,750,000 private placement warrants issued to the Sponsor, at a price of $1.00 per warrant, in a private placement that occurred simultaneously with the completion of the IPO.

“proposed certificate” means the amended and restated certificate of incorporation of Easterly being proposed for approval by Easterly’s stockholders, a copy of which is attached as Annex B to this joint proxy and consent solicitation statement/prospectus.

“public shares” means shares of Easterly common stock issued in the IPO.

“public warrants” means the warrants issued in the IPO, each of which is exercisable for one share of Easterly common stock, in accordance with its terms.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers Representative” means Shareholder Representative Services LLC, as the representative of the stockholders of Sungevity for certain purposes of the Merger Agreement specified therein.

“Sponsor” means Easterly Acquisition Sponsor, LLC, a Delaware limited liability company.

“Sungevity” means Sungevity, Inc., a Delaware corporation.

“Sungevity Holdings” means Sungevity Holdings, Inc., which will be the name of Easterly Acquisition Corp. upon completion of the Business Combination.

“Sungevity Voting Agreement” means one of the voting agreements between five Sungevity stockholders and Easterly pursuant to which such Sungevity stockholders have agreed to vote their shares of Sungevity preferred stock or common stock in favor of the adoption of the Merger Agreement (including by written consent), subject to the terms of such voting agreement.

FREQUENTLY ASKED QUESTIONS ABOUT THE BUSINESS COMBINATION, THE EASTERLY PROPOSALS, THE SUNGEVITY CONSENT SOLICITATION AND RELATED MATTERS

The following questions and answers are intended to briefly address what we anticipate will be frequently asked questions about the Business Combination, the Easterly special meeting, the Sungevity consent solicitation and related matters. The following questions and answers do not include all the information that may be important to you as an Easterly or Sungevity stockholder. We urge you to read this entire joint proxy and consent solicitation statement/prospectus, including the annexes and the other documents referred to herein. See the section titled “Where You Can Find More Information” beginning on page 278.

All share and warrant numbers set forth in this joint proxy and consent solicitation statement/prospectus assume that all Easterly units are separated into their components of one share of Easterly common stock and one-half of a warrant to purchase one share of Easterly common stock, which will occur upon the closing of the Merger. Except as specifically set forth in the section entitled “Proposal No. 4 — Approval of the Amendments to Easterly’s Amended and Restated Certificate of Incorporation to Effect a Two-for-Three Reverse Stock Split,” beginning on page 263 of this joint proxy and consent solicitation statement/prospectus, the share amounts set forth in this joint proxy and consent solicitation statement/prospectus do not account for the two-for-three reverse stock split, which will occur after the closing of the Merger if approved by Easterly’s stockholders.

About the Business Combination

Q:	Why am I receiving this joint proxy and consent solicitation statement/prospectus?
A:	Easterly and Sungevity entered into an Agreement and Plan of Merger on June 28, 2016, as amended by Amendment No. 1 dated September 20, 2016, providing for their business combination, whereby Merger Sub, a wholly-owned subsidiary of Easterly, will be merged with and into Sungevity, with Sungevity becoming a wholly-owned subsidiary of Easterly. This agreement, as amended and as it may be amended from time to time, is referred to as the Merger Agreement, and the transactions contemplated by the Merger Agreement are referred to as either the Merger or the Business Combination. A copy of the Merger Agreement is attached to this joint proxy and consent solicitation statement/prospectus as Annex A. Easterly’s stockholders are being asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the Business Combination, among other proposals described below. Sungevity’s stockholders are being asked to provide their written consent to approve the Business Combination and adopt and approve the Merger Agreement.

This joint proxy and consent solicitation statement/prospectus and its Annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Easterly special meeting and in the written consent in the case of Sungevity’s stockholders. You should read this joint proxy and consent solicitation statement/prospectus and its Annexes carefully and in their entirety.

Q:	What will happen in the Business Combination?
A:	Pursuant to the Business Combination, (i) Merger Sub will be merged with and into Sungevity, (ii) Sungevity will become a wholly-owned subsidiary of Easterly, (iii) Easterly will issue shares of Easterly common stock to Sungevity securityholders in exchange for their Sungevity securities, resulting in former Sungevity securityholders becoming stockholders of Easterly and (iv) Easterly will change its name to Sungevity Holdings, Inc.
Q:	Following the Business Combination, will Easterly’s securities continue to trade on a stock exchange?
A:	Yes, Easterly’s common stock, including the shares of Easterly common stock issuable to Sungevity securityholders pursuant to the Business Combination, and warrants will continue to be listed on The Nasdaq Capital Market, or Nasdaq, under the symbols “SGVT” and “SGVTW,” respectively. Prior to the closing, Easterly’s units, which currently are traded under the symbol “EACQU” will separate into their component shares of Easterly common stock and warrants to purchase one share of Easterly common stock.

Q:	Who will manage the combined company following the Business Combination?
A:	We anticipate that the executive officers of Sungevity will manage the combined company upon the completion of the Business Combination. In particular, we anticipate that Andrew Birch will serve as Chief Executive Officer of the combined company and that Amanda Duisman will serve as acting Chief Financial Officer.

Additionally, we anticipate that the board of directors of the combined company will consist of a combination of certain of Sungevity’s current directors and certain of Easterly’s current directors. In particular, we anticipate that Darrell W. Crate and Avshalom Kalichstein (who are currently directors of Easterly) will continue as directors of the combined company and that Andrew Birch, Alexander Guettel and Robert R. Davenport, III (who are currently directors of Sungevity), and             and             (who are independent of Easterly and Sungevity) will be appointed to serve as directors of the combined company upon completion of the Business Combination, with Mr. Davenport serving as Chairman of the combined company’s board of directors.

Q:	How has the announcement of the Business Combination affected the trading price of the Easterly common stock?
A:	On June 28, 2016, the date immediately prior to the announcement of the Business Combination, the closing trading price of Easterly common stock on the Nasdaq Capital Market was $9.78 per share. On [ ], 2016, the date immediately prior to the date of this joint proxy and consent solicitation statement/prospectus, the closing trading price of Easterly common stock on the Nasdaq Capital Market was $[ ] per share.
Q:	How will the Business Combination impact the Easterly shares outstanding after the Merger?
A:	After the Merger, the amount of Easterly common stock outstanding will increase by 143% to 60,700,000 shares (assuming that no shares of Easterly common stock are redeemed). Further, additional shares of Easterly common stock may be issuable in the future as follows: (i) the issuance of any unallocated shares (or options to acquire shares) under the Omnibus Incentive Plan and the Employee Stock Purchase Plan, or (ii) the issuance of any shares upon the exercise of warrants to purchase up to a total of 16,750,000 shares of Easterly common stock that will remain outstanding following the Business Combination or any additional Private Placement Warrants that Easterly may issue to the Sponsor to repay working capital loans owed by Easterly to the Sponsor (currently in the amount of $15,000). The issuance and sale of these shares in the public market could adversely impact the market price of Easterly common stock.
Q:	What happens to the capital stock of Easterly in the Merger?
A:	There currently are 25,000,000 shares of Easterly common stock issued and outstanding, consisting of:
•	20,000,000 shares held by public stockholders; and
•	5,000,000 Founder Shares held by the Sponsor and Easterly’s independent directors.

In addition, there currently are 16,750,000 warrants for Easterly common stock outstanding, consisting of 10,000,000 public warrants and 6,750,000 Private Placement Warrants held by the Sponsor. Easterly may issue additional Private Placement Warrants to the Sponsor to satisfy outstanding working capital loans owed to the Sponsor by Easterly, as of September 26, 2016 in the amount of $15,000. The Sponsor has the right to elect to receive cash or warrants (valued at $1 per warrant) to satisfy such loans up to a maximum of one million warrants. Each warrant entitles the holder thereof to purchase one share of Easterly common stock at a price of $11.50 per share. The warrants will become exercisable on the later of (i) 30 days after the completion of Easterly’s initial business combination and (ii) twelve months from the date of the IPO, and expire at 5:00 p.m., New York City time, five years after the completion of Easterly’s initial business combination or earlier upon redemption or liquidation. Once the warrants become exercisable, Easterly may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants) in whole and not in part at a price of $0.01 per warrant, if the last sale price of Easterly’s common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period. The Private Placement Warrants, however, are non-redeemable so long as they are held by the Sponsor or its permitted transferees. All share and warrant numbers set forth in this joint proxy and consent solicitation statement/prospectus assume that all Easterly units are separated into their components of one share of Easterly common stock and one-half of a warrant to purchase one share of Easterly common stock, which will occur upon the closing of the Merger.

Upon the closing of the Business Combination, Easterly will issue 35,700,000 shares of its common stock to Sungevity securityholders and certain employees of Sungevity resulting in a significant increase in the number of shares outstanding.

Q:	What revenue and profits/losses has Sungevity generated in the last two years?
A:	For the fiscal years 2015 and 2014, Sungevity had total revenue of $150.5 million and $107.3 million, and net losses of $128.5 million and $107.1 million, respectively. At the end of fiscal year 2015, Sungevity’s total assets were $183.6 million and its total debt was $76.8 million. See “Selected Historical Financial Information of Sungevity” on page 39 and “Sungevity Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information located on page 183.
Q:	What is the nature of Sungevity’s business and operations?
A:	Sungevity is a technology company whose platform enables the sale and installation of solar energy systems to residential and commercial customers in the United States and internationally. Sungevity serves customers in 14 U.S. states and the District of Columbia, as well as in the Netherlands, Belgium, Germany and the United Kingdom. Customers choose Sungevity to lower their energy costs, for the high level of customer service attributable to its “trusted advisor” sales approach and online customer service tools, for the ability to select from multiple product and financing offerings, and the environmental benefits of solar. Sungevity has invested heavily to develop a web-based, technology-enabled platform to automate the lead-generation, design, sale, financing, procurement, installation and monitoring of solar energy systems. The Sungevity technology platform is at the core of Sungevity’s asset-light business model, allowing the company to focus on delivering superior customer experience and value, while outsourcing the more capital intensive activities to a network of third-party providers of hardware, installation services and financing. The platform also facilitates partnerships with lead-generators and resellers to drive efficient customer growth. Regardless of the originating partner or marketing channel, all Sungevity customers enjoy the same best-in-class customer experience and the differentiated Sungevity Energy System. For more information about Sungevity, see the sections entitled “Information About Sungevity,” “Sungevity Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Management of Sungevity Holdings After the Business Combination” beginning on pages 152, 183 and 208, respectively.
Q:	What will Sungevity securityholders receive in return for the acquisition of Sungevity by Easterly?
A:	Upon the effectiveness of the Merger (the “Effective Time”), each issued and outstanding share of Sungevity common and preferred stock held by Sungevity stockholders, and each outstanding security convertible or exercisable for shares of common and preferred Sungevity stock outstanding prior to the Effective Time, will be converted into the right to receive a fraction of a share of Easterly common stock as determined in accordance with the Merger Agreement, pursuant to which an aggregate 35,000,000 shares of Easterly common stock will be issued to Sungevity securityholders (“Aggregate Easterly Common Stock”). Of this amount, 1,750,000 shares of Easterly common stock will be initially allocated, on a pro rata basis, to holders of Sungevity common stock and holders of vested options to purchase Sungevity common stock outstanding as of the Effective Time. In addition, certain employees of Sungevity will also be granted 700,000 shares of Easterly common stock (“Employee Grant Shares”).

The amount of Easterly common stock that each holder of Sungevity common or preferred stock will be entitled to receive at the Effective Time is subject to complex merger consideration allocation mechanics set forth in the Merger Agreement. These rules depend on the outstanding capital stock of Sungevity outstanding immediately prior to the Effective Time, including options and warrants and the amount of principal and accrued interest under notes convertible into shares of Sungevity capital stock. At the

Effective Time, without giving effect to the reverse stock split that is discussed in Proposal No. 4 and assuming that the capitalization of Sungevity remains the same as the Current Capitalization based on the assumptions set forth in the following paragraph, Sungevity stockholders would receive the following consideration:

•	each share of Sungevity Series D preferred stock will receive 0.0090382 of a share of Easterly common stock;
•	each share of Sungevity Series C preferred stock will receive 0.0082920 of a share of Easterly common stock;
•	each share of Sungevity Series B preferred stock will receive 0.0073246 of a share of Easterly common stock;
•	each share of Sungevity Series A preferred stock will receive 0.0073246 of a share of Easterly common stock; and
•	each share of Sungevity common stock will receive 0.0033685 of a share of Easterly common stock.

The foregoing consideration example reflects the following assumptions:

•	reflects the $30.6 million aggregate principal amount of subordinated convertible notes issued by Sungevity prior to September 15, 2016 (together with warrants to purchase 233,151,337 shares of Sungevity Series D preferred stock in the aggregate);
•	reflects Sungevity’s issuance of additional warrants exercisable for 62,487,620 shares of Sungevity’s Series D preferred stock in conjunction with additional ordinary course transactions;
•	assumes, solely for purposes of calculating accrued interest under any subordinated convertible notes issued by Sungevity, that the Merger will close on November 30, 2016 and that any subordinated convertible notes issued by Sungevity on or after September 15, 2016 shall have been issued on October 1, 2016;
•	assumes that there will be no exercises of vested options to purchase Sungevity common stock outstanding as of the date of the Merger Agreement; and
•	assumes that there will be no exercises of warrants to purchase Sungevity capital stock outstanding as of the date of the Merger Agreement, except for the net-exercise of in-the-money Sungevity warrants immediately prior to the Effective Time and the termination of out-of-the money Sungevity warrants.

However, the number of shares of Easterly common stock that will be issued in exchange for the Sungevity common stock and each series of preferred stock will be determined pursuant to the merger consideration allocation rules based on the actual capitalization of Sungevity at the Effective Time, which could differ from the Current Capitalization based on a number of factors. For example, the Merger Agreement permits Sungevity to raise financing by issuing new subordinated convertible notes with an aggregate principal amount of up to $20.0 million, together with related warrants to purchase Sungevity Series D preferred stock. Since the date of the Merger Agreement through September 14, 2016, Sungevity has issued $15.8 million in subordinated convertible promissory notes with associated Series D warrants convertible into or exercisable for shares of Series D preferred stock. To the extent Sungevity issues additional shares of Series D Preferred Stock, or securities convertible into Series D preferred stock, prior to the Effective Time, the amounts allocated to holders of Sungevity preferred stock may be reduced. In addition, the number of outstanding shares of any series or class of Sungevity capital stock could be increased prior to the Effective Time by any exercise of outstanding warrants or options to purchase such shares of Sungevity capital stock, as a result of which the amounts allocated to holders of Sungevity preferred stock and Sungevity common stock each may be reduced. In addition, to the extent the reverse stock split proposal is approved by Easterly’s stockholders, the applicable exchange ratios calculated pursuant to the Merger Agreement and discussed in this summary of the merger consideration would be adjusted by a multiple of two-thirds.

For more information about the merger consideration, including a scenario analysis of different capitalizations of Sungevity at the Effective Time, see the section entitled “The Merger Agreement —  Merger Consideration” on page 92.

Q:	Will any merger consideration be held in an escrow account and subject to forfeiture for indemnity claims?
A:	Recipients of the Preferred Stock Allocation will be subject to the escrow provisions of the Merger Agreement. Upon each exchange of Sungevity common stock or Sungevity preferred stock, 10% of each holder’s portion of the Preferred Stock Allocation (the “Escrow Shares”) will be deposited into an escrow account established pursuant to the terms and conditions of an escrow agreement by and among Easterly, Sellers Representative and Key Bank National Association, as escrow agent. The total amount of Escrow Shares to be placed in the escrow account at the closing of the Merger is 3,325,000. Such Escrow Shares shall provide security for the satisfaction of claims for indemnification made by Easterly indemnified parties under the Merger Agreement. The Escrow Shares shall be retained in the escrow account until 50% are released to the former Sungevity stockholders ten business days after Easterly is required to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and the remainder of the shares will be released to the former Sungevity stockholders ten business days after Easterly is required to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2017.
Q:	Will Sungevity securityholders be able to freely trade shares of Easterly common stock following the Business Combination?
A:	The shares of Easterly common stock to be issued to Sungevity securityholders in the Merger have been registered under the Securities Act by the registration statement on Form S-4 of which this joint proxy and consent solicitation statement/prospectus forms a part. These shares may be traded freely and without restriction by those securityholders not deemed to be “affiliates” of Sungevity as that term is defined under the Securities Act, subject to the escrow or lock-up agreements that may be requested of securityholders that are also employees. An affiliate of a corporation, as defined by the rules promulgated under the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, that corporation. Resales by affiliates will be governed by the provisions of Rule 145 under the Securities Act, which requires that for a specified period, sales be made in compliance with the volume limitations, manner of sale provisions and current information requirements of Rule 144 under the Securities Act.
Q:	What equity stake will current Easterly stockholders and former Sungevity securityholders hold in Sungevity Holdings after the closing?
A:	It is anticipated that, upon completion of the Business Combination, Easterly’s pre-Merger public stockholders will retain an ownership interest of approximately 32.9%, the former securityholders of Sungevity will own approximately 57.7%, the Sponsor and Easterly’s independent directors will own approximately 8.2% and certain employees of Sungevity will own 1.2% of the outstanding common stock of Sungevity Holdings. These percentages are calculated based on a number of assumptions and are subject to adjustment in accordance with the terms of the Merger Agreement.

The following table illustrates three scenarios of varying share ownership levels and ownership percentages based on the assumptions described above but assuming varying levels of redemptions by Easterly stockholders:

Assumptions

	No Shares of Easterly Common Stock are Redeemed	Percentage of Outstanding Shares	11.5 Million Shares of Easterly Common Stock are Redeemed ($115 million)(1)	Percentage of Outstanding Shares(1)	18.8 Million Shares of Easterly Common Stock are Redeemed ($187.8 million)(2)	Percentage of Outstanding Shares(2)
Easterly public stockholders	20,000,000	32.9%	8,500,000	17.3%	1,222,000	2.9%
Former Sungevity securityholders	35,000,000	57.7%	35,000,000	71.1%	35,000,000	83.5%
The Sponsor and independent directors	5,000,000	8.2%	5,000,000	10.2%	5,000,000	11.9%
Certain employees of Sungevity	700,000	1.2%	700,000	1.4%	700,000	1.7%

(1)	For purposes of illustration only, assumes 11.5 million public shares of Easterly common stock are redeemed.
(2)	For purposes of illustration only, assumes 18.8 million public shares of Easterly common stock are redeemed. Easterly has no specified maximum redemption threshold under its charter. In no event, however, will Easterly redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001. 18.778 milllion shares is the total estimated number of Easterly public shares that could be redeemed and still result in Easterly having net tangible assets of not less than $5,000,001.

If the actual facts are different than these assumptions, the percentage ownership retained by Easterly’s existing stockholders will be different. These percentages also do not take into account (i) the issuance of up to 9,600,000 unallocated shares (or options to acquire shares) under the Omnibus Incentive Plan and 1,800,000 shares under the Employee Stock Purchase Plan, (ii) the issuance of any shares upon the exercise of warrants to purchase up to a total of 16,750,000 shares of Easterly common stock that will remain outstanding following the Business Combination or any additional Private Placement Warrants that Easterly may issue to the Sponsor to repay working capital loans owed by Easterly to the Sponsor (currently in the amount of $15,000) or (iii) any shares of Easterly common stock surrendered to Easterly by former Sungevity securityholders after the consummation of the Business Combination as indemnification payments pursuant to the terms of the Merger Agreement. You should read “Summary — Easterly Shares to be Issued in the Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Assuming (1) the issuance of the full number of shares of Easterly common stock described in clauses (i) and (ii) of the preceding paragraph (based on the current level of the Sponsor’s working capital loans with respect to clause (ii)), (2) none of Easterly’s stockholders exercise their redemption rights, and (3) no shares of Easterly common stock are surrendered to Easterly by former Sungevity securityholders as indemnification payments pursuant to the terms of the Merger Agreement, then ownership of the outstanding common stock of Sungevity Holdings would be expected to be as follows:

•	Easterly’s pre-Merger public stockholders will retain an ownership interest of approximately 33.7% of the post-Merger company;
•	the former securityholders of Sungevity will own approximately 39.3% of the outstanding common stock of the post-Merger company;

•	the Sponsor and the independent directors will own approximately 13.4% of the outstanding common stock of the post-Merger company.

See “Summary — Easterly Shares to be Issued in the Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Q:	What is the difference in the composition of stockholders before and after the Business Combination and the transactions related thereto?
A:	The following diagrams show the percentage ownership of Easterly as of June 30, 2016 and the expected percentage ownership of Sungevity Holdings as of immediately following the Business Combination. These percentages are calculated based on 25,000,000 shares outstanding prior to the Business Combination and 60,700,000 shares outstanding after the Business Combination. The percentages assume no redemptions of Easterly common stock and do not take into account: (i) the issuance of up to 9,600,000 unallocated shares (or options to acquire shares) under the Omnibus Incentive Plan and 1,800,000 shares under the Employee Stock Purchase Plan, (ii) the issuance of any shares upon the exercise of warrants to purchase up to a total of 16,750,000 shares of Easterly common stock that will remain outstanding following the Business Combination or any additional Private Placement Warrants that Easterly may issue to the Sponsor to repay working capital loans owed by Easterly to the Sponsor (as of September 26, 2016 in the amount of $15,000) or (iii) any shares of Easterly common stock surrendered to Easterly by former Sungevity securityholders after the consummation of the Business Combination as indemnification payments pursuant to the terms of the Merger Agreement. You should read “Summary — Easterly Shares to be Issued in the Business Combination”, “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities” for further information.

EASTERLY OWNERSHIP PRIOR TO BUSINESS COMBINATION

The Sponsor and Independent Directors (1) - 20%
Easterly Public Stockholders - 80%

SUNGEVITY HOLDINGS POST-BUSINESS COMBINATION OWNERSHIP
Certain Employees of Sungevity - 1.2%
Easterly Public Stockholders - 32.9%
The Sponsor and Independent Directors (1) - 8.2%
Former Sungevity Securityholders - 57.7%

(1)	Includes shares held by the Sponsor. David Cody, Darrell W. Crate and Avshalom Kalichstein may be deemed to beneficially own shares held by the Sponsor by virtue of their shared control of the Sponsor. Messrs. Cody, Crate and Kalichstein together have sole voting and investment power over the shares held by the Sponsor.
Q:	Is the Merger the first step in a “going-private” transaction?
A:	Easterly does not intend for the Merger to be the first step in a “going-private” transaction. One of the primary purposes of the Business Combination is to provide a platform for Sungevity to access the U.S. public markets.
Q:	What conditions must be satisfied to complete the Business Combination?
A:	There are a number of closing conditions in the Merger Agreement, including, but not limited to, the following:
•	There must not be in effect any order by a governmental entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement;
•	Easterly’s stockholders must adopt the Merger Agreement;
•	Sungevity’s stockholders must adopt the Merger Agreement, and approve the Merger and the Business Combination in accordance with the General Corporation Law of the State of Delaware and Sungevity’s certificate of incorporation; and
•	There must not have been any event or circumstance which resulted in a material adverse effect with respect to Sungevity, and no change or event shall have occurred that would reasonably be expected to result in such a material adverse effect.

In addition, under its amended and restated certificate of incorporation, Easterly may not redeem or repurchase Easterly common stock to the extent that such redemption would result in Easterly’s failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) in excess of $5 million.

For a summary of all of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Merger Agreement.”

Q:	What interests do the Sponsor and Easterly’s directors and officers have in the Business Combination?
A:	Upon completion of the Business Combination, the Sponsor will hold 4,928,000 Founders Shares and warrants to purchase 6,750,000 shares. As of September 26, 2016, these shares would have a value of $48.6 million based on the closing price of a share of Easterly common stock on September 26, 2016 as reported by Nasdaq (the “September 26 Stock Price”) and the warrants would have a value of $4.0 million based on the closing price of an Easterly public warrant on September 26, 2016 as reported by Nasdaq (the September 26 Warrant Price”). Easterly’s independent directors will hold 72,000 Founder Shares, which as of September 26, 2016, would have a value of $0.7 million, based on the September 26 Stock Price. Easterly may also issue up to 1,000,000 additional Private Placement Warrants in repayment of working capital loans from the Sponsor, in lieu of cash repayment, at $1.00 per warrant. At September 26, 2016, the balance of the working capital loan from the Sponsor to Easterly was $15,000.
Q:	What interests do Easterly’s current officers and directors have in the Business Combination that could conflict with a public stockholder?
A:	Easterly’s directors and executive officers may have interests in the Business Combination that are different from, in addition to or in conflict with, yours. These interests include:
•	the approximately 4.9 million total Founder Shares that the Sponsor (or its members) will hold following the Business Combination, subject to lock-up agreements, which would have a value at September 26, 2016 of $48.6 million based on the September 26 Stock Price;
•	the 72,000 total Founder Shares that Easterly’s independent directors will continue to own following the Merger, subject to lock-up agreements, which would have a total value at September 26, 2016 of $0.7 million based on the September 26 Stock Price;
•	the 6.75 million total Private Placement Warrants to purchase shares of Easterly common stock that the Sponsor (or its members) will hold following the Business Combination, which would have a value at September 26, 2016 of $4.0 million based on the September 26 Warrant Price;
•	if Easterly is unable to complete a business combination within the required time period, Easterly’s Chairman, its Chief Executive Officer and David Cody will be personally liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Easterly for services rendered or contracted for or products sold to Easterly, but only if such a vendor or target business has not executed a waiver of claims against the Trust Account and except as to any claims under Easterly’s indemnity of the underwriters;
•	the continuation of certain of Easterly’s officers and directors as directors (but not officers) of Sungevity Holdings following the closing; and
•	the continued indemnification of current directors and officers of Easterly and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Further, each of Easterly’s directors, directly or indirectly, holds Founder Shares that are not subject to redemption and certain of Easterly’s directors indirectly hold Private Placement Warrants that would retire worthless if a Business Combination is not consummated; as a result, Easterly’s directors have a financial incentive to see a Business Combination consummated rather than lose whatever value is attributable to the Founder Shares and Private Placement Warrants. These interests may influence Easterly’s directors in making their recommendation that you vote in favor of the Business Combination Proposal, and the transactions contemplated thereby.

Q:	What interests do Sungevity’s directors and officers have in the Merger?
A:	Upon completion of the Business Combination, the executive officers of Sungevity will collectively beneficially own 568,960 shares of Easterly common stock. In addition to the foregoing, certain of the officers may receive a portion of the Employee Grant Shares following the Business Combination. As of September 26, 2016, these shares, excluding the Employee Grant Shares, would have a value of approximately $5.6 million based on the September 26 Stock Price. Sungevity’s non-management directors will collectively beneficially own 13,619,682 shares of Easterly common stock, which as of September 26, 2016, would have a value of $134.3 million, based on the September 26 Stock Price. The above calculations of share amounts and value assume the capitalization of Sungevity remains the same as the Current Capitalization and do not take into account (i) the issuance of up to 9,600,000 unallocated shares (or options to acquire shares) under the Omnibus Incentive Plan and 1,800,000 shares under the Employee Stock Purchase Plan, (ii) the issuance of any shares upon the exercise of warrants to purchase up to a total of 16,750,000 shares of Easterly common stock that will remain outstanding following the Business Combination or any additional Private Placement Warrants that Easterly may issue to the Sponsor to repay working capital loans owed by Easterly to the Sponsor (currently in the amount of $15,000) or (iii) any shares of Easterly common stock surrendered to Easterly by former Sungevity securityholders after the consummation of the Business Combination as indemnification payments pursuant to the terms of the Merger Agreement. Because the actual facts will be different than these assumptions, the percentage ownerships listed above will be different.
Q:	What interests do Sungevity’s current officers and directors have in the Business Combination that could conflict with those of all other stockholders?
A:	Sungevity’s directors and executive officers may have interests in the Business Combination that are different from, in addition to or in conflict with, yours. These interests include:
•	a portion of the additional 700,000 shares of Easterly common stock reserved for issuance to certain employees of Sungevity following the Business Combination may be allocated to certain of the officers;
•	certain executive officers may receive additional stock option grants under the Sungevity Holdings, Inc. 2016 Omnibus Equity Incentive Plan;
•	certain executive officers will be subject to revised employment agreements which will be effective only following the Business Combination (see “Management of Sungevity”);
•	for those directors and officers who will be continuing with the combined entity following the Business Combination, the receipt of additional compensation (see “Management of Sungevity Holdings after the Business Combination”);
•	the continuation of certain of Sungevity’s officers and directors as officers and directors of the post-Merger company following the closing; and
•	the continued indemnification of current directors and officers of Sungevity and the continuation of directors’ and officers’ liability insurance after the Business Combination.
Q:	What happens to Easterly if the Business Combination is not consummated?
A:	There are certain circumstances under which the Merger Agreement may be terminated. See the section entitled “The Merger Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Merger Agreement or otherwise, Easterly is unable to complete the Business Combination or another business combination transaction by August 4, 2017, Easterly’s amended and restated certificate of incorporation provides that Easterly will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to Easterly to pay its franchise and income taxes (less $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Easterly’s remaining stockholders and Easterly’s board of directors, dissolve and liquidate, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. See the section entitled “Risk Factors — If Easterly is unable to effect a business combination by August 4, 2017, Easterly will be forced to liquidate and the warrants will expire worthless and  — If Easterly is forced to liquidate, Easterly’s stockholders may be held liable for claims by third parties against Easterly to the extent of distributions received by them.” Holders of the Founder Shares have waived any right to any liquidation distribution with respect to those shares.

In the event of liquidation, there will be no distribution with respect to Easterly’s outstanding warrants. Accordingly, the warrants will expire worthless.

Q:	What happens to the funds held in the Trust Account upon consummation of the Business Combination?
A:	If the Business Combination is consummated, the funds held in the Trust Account will be released to pay:
•	general corporate purposes of the post-Merger company following the Business Combination;
•	unpaid franchise and income taxes of the post-Merger company;
•	Easterly stockholders who properly exercise their redemption rights; and
•	an estimated $10 million of certain fees, costs and expenses (including $7 million of deferred underwriting compensation to the underwriters of the IPO, regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by Easterly or Sungevity in connection with the transactions contemplated by the Business Combination.
Q:	When is the Business Combination expected to be completed?
A:	It is currently anticipated that the Business Combination will be consummated promptly following the Easterly special meeting of stockholders, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived.

For a description of the conditions to the completion of the Business Combination, see the section entitled “The Merger Agreement — Conditions to Closing of the Merger.”

Q:	Do Easterly stockholders have appraisal rights if they object to the proposed Business Combination?
A:	No. There are no appraisal rights available to holders of Easterly common stock in connection with the Business Combination.
Q:	Do Sungevity stockholders have appraisal rights if they object to the proposed Business Combination?
A:	Yes, Sungevity holders of common stock are entitled to appraisal rights under Section 262 of the DGCL in connection with the Business Combination.

About the Redemption Rights of Easterly Public Stockholders

Q:	Do I have redemption rights?
A:	If you are a holder of Easterly public shares, you may have your public shares redeemed for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of the IPO, as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Easterly to pay its franchise and income taxes, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the Trust Account of approximately $200 million on June 30, 2016, the estimated per share redemption price would have been approximately $10.00. This is equal to the $10.00 initial public offering price of Easterly’s units. Additionally, shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account including interest earned on the funds held in the Trust Account and not previously released to Easterly to pay franchise and income taxes (less $100,000 of interest to pay dissolution expenses) in connection with the liquidation of the Trust Account.
Q.	Can the Sponsor or the Easterly independent directors redeem their Easterly common stock?
A:	All of the holders of Founder Shares, which includes the Sponsor and Easterly’s independent directors, have agreed to waive their redemption rights with respect to their Founder Shares and have agreed to waive their redemption rights with respect to any public shares that they may have acquired during or after the IPO in connection with the completion of the Business Combination. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.
Q.	Is there a limit on the number of shares I may redeem?
A:	A public stockholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 15% or more of public shares of Easterly common stock. Accordingly, all shares in excess of 15% owned by a holder will not be redeemed for cash. On the other hand, a public stockholder who holds less than 15% of the public shares of common stock may redeem all of the public shares held by him for cash.
Q:	How will the level of redemptions affect the post-Business Combination company?
A:	The number of redemptions requested by Easterly stockholders would affect the amount of cash from the Trust Account available to pay transaction expenses and the amount of cash from the Trust available for general corporate purposes following the Merger. Each redemption of public shares by Easterly’s public stockholders will decrease the amount in the Trust Account, which is approximately $200 million as of June 30, 2016. Easterly has no specified maximum redemption threshold under its charter. In no event, however, will Easterly redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001.
Q:	Will how I vote affect my ability to exercise redemption rights?
A:	No. You may exercise your redemption rights whether you vote your shares of Easterly common stock for or against the Business Combination Proposal. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of Nasdaq.
Q:	How do I exercise my redemption rights?
A:	In order to exercise your redemption rights, you must, prior to 5:00 p.m. Eastern time on , 2016 (two business days before the Easterly special meeting), (i) if you hold Easterly units, elect to separate your Easterly units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to your public shares, (ii) submit a written request to Easterly’s transfer agent that it redeem your public shares for cash, and (iii) deliver your stock to Easterly’s transfer agent physically or electronically through Depository Trust Company, or DTC. The address of Continental Stock Transfer & Trust Company, its transfer agent, is listed under the question “Who can help answer my questions?” below. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Easterly’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Easterly’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that its transfer agent return the shares (physically or electronically). You may make such request by contacting Easterly’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?”

Q:	What are the federal income tax consequences of exercising my redemption rights?
A:	Easterly stockholders who exercise their redemption rights to receive cash from the Trust Account in exchange for their shares of Easterly common stock generally will be required to treat the transaction as a sale of such shares and recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of Easterly common stock redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. See the section entitled “Material U.S. Federal Income Tax Considerations.”
Q:	If I am an Easterly warrant holder, can I exercise redemption rights with respect to my warrants?
A:	No. There are no redemption rights with respect to Easterly’s warrants.
Q:	How will the level of redemptions affect the Merger Consideration?
A:	The total merger consideration would not be impacted by the level of redemptions. However, the number of redemptions requested by Easterly stockholders would affect the amount of cash available to the post-Merger company. Each redemption of public shares by Easterly’s public stockholders will decrease the amount in the Trust Account, which is approximately $200 million as of June 30, 2016.

About the Easterly Special Meeting

Q:	What is being voted on at the Easterly special meeting?
A:	Below are the proposals on which Easterly’s stockholders are being asked to consider and vote upon at the Easterly special meeting.
1.	Proposal No. 1 — To approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement, including the business combination of Easterly and Sungevity and the issuance by Easterly of shares of Easterly common stock to Sungevity securityholders (this proposal is referred to herein as the “Business Combination Proposal”);
2.	Proposal No. 2 — To approve amendments to Easterly’s amended and restated certificate of incorporation to change its name to Sungevity Holdings, Inc. and to remove certain provisions related to Easterly’s status as a blank check company;
3.	Proposal No. 3 — To approve amendments to Easterly’s amended and restated certificate of incorporation to adopt Delaware as the exclusive forum for certain litigation;
4.	Proposal No. 4 — To approve amendments to Easterly’s amended and restated certificate of incorporation to effect a two-for-three reverse stock split of all of the outstanding shares of Easterly common stock;
5.	Proposal No. 5 — To approve amendments to Easterly’s amended and restated certificate of incorporation to authorize an automatic increase in the number of directors serving on the board of directors during any period when holders of any series of preferred stock have the right to elect additional directors pursuant to Easterly’s amended and restated certificate of incorporation and to provide for the other terms applicable to the directors elected by holders of preferred stock (Proposals 2 through 5 are collectively referred to as the “Certificate Proposals”);
6.	Proposal No. 6 — To approve the Sungevity Holdings, Inc. 2016 Omnibus Equity Incentive Plan (this proposal is referred to herein as the “Incentive Plan Proposal”);
7.	Proposal No. 7 — To approve the Sungevity Holdings, Inc. 2016 Employee Stock Purchase Plan (this proposal is referred to herein as the “Employee Stock Purchase Plan Proposal”); and
8.	Proposal No. 8 — To approve the adjournment of the Easterly special meeting of stockholders to a later date or dates, if necessary, to permit further solicitation of proxies in the event that, based upon the tabulated vote at the time of the Easterly special meeting, there are not sufficient votes to approve one or more proposals presented at the Easterly special meeting of stockholders (this proposal is referred to herein as the “Adjournment Proposal”). This proposal will only be presented at the Easterly special meeting if there are not sufficient votes to approve one or more of the other proposals presented to stockholders for vote.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this joint proxy and consent solicitation statement/prospectus and its annexes.

Q:	Are the Easterly proposals conditioned on one another?
A:	Yes.
•	The Business Combination Proposal is conditioned on Proposal No. 2;
•	The Certificate Proposals, the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal are each conditioned on the Business Combination Proposal; and
•	The Adjournment Proposal does not require the approval of any other proposal to be effective and will only be presented at the Easterly special meeting if there are not sufficient votes to approve one or more of the other proposals.

It is important for you to note that approval of the Business Combination Proposal and Proposal No. 2 is a closing condition under the Merger Agreement. Accordingly, if the Business Combination Proposal or Proposal No. 2 is not approved by Easterly’s stockholders and Easterly and Sungevity do not waive the closing conditions, then the Business Combination will not be consummated.

Q:	What happens to Easterly if Easterly stockholders do not approve the Business Combination Proposal and Proposal No. 2?
A:	If Easterly stockholders do not approve the Business Combination Proposal and Proposal No. 2, then Easterly cannot consummate the Business Combination. If Easterly does not consummate the Business Combination and fails to complete an initial business combination by August 4, 2017, Easterly will be required to dissolve and liquidate the Trust Account.
Q:	Why is Easterly providing its stockholders with the opportunity to vote on the Business Combination Proposal?
A:	The Business Combination Proposal provides for the approval and adoption by Easterly stockholders of the Merger Agreement and the Business Combination. Pursuant to the Business Combination, among other things:
•	Sungevity will be merged with and into Merger Sub and become a wholly-owned subsidiary of Easterly;
•	Easterly will issue 35,000,000 shares of its common stock to Sungevity securityholders and 700,000 restricted shares of its common stock to certain Sungevity employees under the Omnibus Incentive Plan; and
•	the Business Combination will result in a change in control of Easterly.

Easterly’s amended and restated certificate of incorporation requires that it provide all holders of its public shares with the opportunity to have their public shares redeemed upon the consummation of its initial business combination in conjunction with either a tender offer or a stockholder vote. For business and other reasons, Easterly has elected to provide Easterly stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote rather than pursuant to a tender offer. As a result, Easterly public stockholders will have the opportunity to redeem their public shares in connection with the closing of the Business Combination.

Additionally, Nasdaq Listing Rule 5635(a) requires stockholder approval where, among other things, the issuance of securities in a transaction exceeds 20% of the number of shares of common stock or the voting power outstanding before the transaction, and Nasdaq Listing Rule 5635(b) requires stockholder approval where the issuance of securities will result in a change of control. Easterly will issue 35,000,000 shares of Easterly common stock, or 140% of the 25,000,000 currently outstanding shares of Easterly common stock to Sungevity securityholders pursuant to the Business Combination (assuming no redemptions of Easterly’s public shares and no additional issuances of Easterly common stock). Therefore, Easterly is required to obtain the approval of its stockholders under both Nasdaq Listing Rules 5635(a) and 5635(b).

Accordingly, the Business Combination Proposal is being proposed to satisfy the approval requirements for the Business Combination under Easterly’s charter and Nasdaq Listing Rules 5635(a) and 5635(b).

Q:	Why is Easterly proposing the Certificate Proposals?
A:	The Certificate Proposals that Easterly is asking its stockholders to approve in connection with the Business Combination consist of (i) Proposal No. 2 — amendments to Easterly’s amended and restated certificate of incorporation to change its name to Sungevity Holdings, Inc. and remove provisions related to its status as a blank check company, (ii) Proposal No. 3 — to adopt Delaware as the exclusive forum for certain litigation, (iii) Proposal No. 4 — to effect a two-for-three reverse stock split of all of the outstanding shares of Easterly common stock, and (iv) Proposal No. 5 — to authorize an automatic increase in the number of directors serving on the board of directors during any period when holders of any series of preferred stock have the right to elect additional directors pursuant to Article IV of the amended and restated certificate of incorporation and to provide for the other terms applicable to the directors elected by holders of preferred stock.

Easterly stockholders are being asked to approve the Certificate Proposals in connection with the Business Combination in order to, among other things, change our name to Sungevity Holdings, Inc. to better reflect our operating business, to remove provisions related to Easterly’s status as a blank check company and to make other changes that the Board of Directors deems appropriate for the public operating company after the Business Combination.

Q:	Why is Easterly proposing the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal?
A:	The purpose of the Sungevity Holdings, Inc. 2016 Omnibus Equity Incentive Plan and the Sungevity Holdings, Inc. 2016 Employee Stock Purchase Plan is to enable Sungevity Holdings to offer eligible employees, directors and consultants cash and stock-based incentive awards and the ability to purchase Sungevity Holdings common stock in order to attract, retain and reward these individuals and strengthen the mutuality of interests between them and its stockholders.
Q:	What happens if I sell my shares of Easterly common stock before the Easterly special meeting of stockholders?
A:	The record date for the Easterly special meeting of stockholders will be earlier than the date of the special meeting. If you transfer your shares of Easterly common stock after the record date, but before the Easterly special meeting of stockholders, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Easterly special meeting of stockholders.
Q:	What vote is required to approve the proposals presented at the Easterly special meeting of stockholders?
A:	The approval of the Business Combination Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal require the affirmative vote of holders of a majority of the shares of Easterly common stock that are voted on each respective proposal at the Easterly special meeting of stockholders. Accordingly, an Easterly stockholder’s failure to vote by proxy or to vote in person at the Easterly special meeting of stockholders, an abstention from voting, or the failure of an Easterly stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will have no effect on the outcome of any vote on these proposals.

The approval of each Certificate Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Easterly common stock outstanding. Accordingly, an Easterly stockholder’s failure to vote by proxy or to vote in person at the Easterly special meeting of stockholders, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” a Certificate Proposal.

Q:	How many votes do I have at the Easterly special meeting of stockholders?
A:	Easterly’s stockholders are entitled to one vote at the Easterly special meeting for each share of Easterly common stock held of record as of the record date. As of the close of business on the record date, there were 25,000,000 outstanding shares of Easterly common stock.
Q:	What constitutes a quorum at the Easterly special meeting of stockholders?
A:	Holders of a majority in voting power of Easterly’s common stock issued and outstanding and entitled to vote at the Easterly special meeting, present in person or represented by proxy, constitute a quorum. In the absence of a quorum, a majority of Easterly stockholders, present in person or represented by proxy, will have power to adjourn the Easterly special meeting.

As of the record date for the Easterly special meeting, 12,500,001 shares of Easterly common stock would be required to achieve a quorum.

Q:	How will Easterly’s Sponsor, directors and officers vote?
A:	In connection with the IPO, Easterly entered into agreements with the Sponsor and with Easterly’s independent directors, pursuant to which each agreed to vote his or its Founder Shares and any other shares acquired during and after the IPO in favor of the Business Combination Proposal. Neither the Sponsor nor Easterly’s directors or officers have purchased any shares during or after the IPO and neither Easterly nor the Sponsor, its directors or its officers have entered into agreements, and are not currently in negotiations, to purchase shares. Currently, the Sponsor, Easterly’s independent directors and their permitted transferees, own 20.0% of the issued and outstanding shares of Easterly common stock, consisting of 100% of the Founder Shares.
Q:	How do I vote?
A:	If you were a holder of record of Easterly common stock on , 2016, the record date for the Easterly special meeting of stockholders, you may vote or have your shares voted with respect to the applicable proposals:
•	in person at the Easterly special meeting of stockholders; or
•	by submitting a proxy to vote by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Easterly special meeting of stockholders and vote in person, obtain a proxy from your broker, bank or nominee.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?
A:	If you are a record holder, then signed and dated proxies received by Easterly without an indication of how the stockholder of record intends to vote on a proposal will be voted in favor of each proposal presented to the stockholders.
Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A:	No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe the proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purpose of determining the existence of a quorum or for purposes of determining the number of votes cast at the Easterly special meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.
Q:	If I am not going to attend the Easterly special meeting of stockholders in person, should I return my proxy card instead?
A:	Yes. Whether you plan to attend the Easterly special meeting or not, please read the enclosed joint proxy and consent solicitation statement/prospectus carefully, and submit your proxy to vote by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.
Q:	May I change my vote after I have submitted my signed proxy card?
A:	Yes. You may change your vote by sending a later-dated, signed proxy card to Easterly’s secretary at the address listed below so that it is received by its secretary prior to the Easterly special meeting of stockholders, or attending the Easterly special meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to Easterly’s secretary, which must be received by Easterly’s secretary prior to the Easterly special meeting.
Q:	What should I do if I receive more than one set of voting materials?
A:	You may receive more than one set of voting materials, including multiple copies of this joint proxy and consent solicitation statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.
Q:	Who will solicit and pay the cost of soliciting proxies?
A:	Easterly will pay the cost of soliciting proxies for the Easterly special meeting. Easterly has engaged Morrow & Co., LLC (“Morrow”) to assist in the solicitation of proxies for the Easterly special meeting. Easterly has agreed to pay Morrow a fee of $22,500, plus disbursements. Easterly will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. Easterly also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Easterly’s common stock for their expenses in forwarding soliciting materials to beneficial owners of Easterly’s common stock and in obtaining voting instructions from those owners. Easterly’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Q:	What do I need to do now if I am an Easterly stockholder?
A:	You are urged to carefully read and consider the information contained in this joint proxy and consent solicitation statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as an Easterly stockholder. You should then submit your proxy as soon as possible in accordance with the instructions provided in this joint proxy and consent solicitation statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	Who can help answer my questions?
A:	If you have questions about the proposals or if you need additional copies of the joint proxy and consent solicitation statement/prospectus or the enclosed proxy card, you should contact:

Easterly Acquisition Corp.
375 Park Avenue, 21st Floor
New York, NY 10152
Telephone: (646) 712-8300
Email: info@easterlyacquisition.com

You may also contact Easterly’s proxy solicitor at:

Morrow & Co., LLC
470 West Avenue, 3rd Floor
Stamford, CT 06902
Stockholders, please call toll free: (800) 662-5200
Banks and Brokerage Firms, please call collect: (203) 658-9400
Email: Easterly.info@morrowco.com

To obtain timely delivery, Easterly’s stockholders must request the materials no later than five business days prior to the Easterly special meeting.

You may also obtain additional information about Easterly from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to Easterly’s transfer agent prior to the Easterly special meeting of stockholders. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, NY 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

About the Sungevity Consent Solicitation

Q:	Why is Sungevity entering into the Merger Agreement?
A:	In considering the Merger, Sungevity’s board considered a wide variety of factors, including the long-term benefits of a strong balance sheet and well capitalized company; the financial expertise and experience of Easterly’s management and the maintenance of Sungevity’s current management structure going forward. (See “The Merger Agreement — Sungevity’s Board of Directors’ Reasons for the Approval of the Business Combination” on page 118). Sungevity has incurred net losses since its formation and expects to continue to incur net losses as it finances expansion of its operations. A merger with Easterly provides Sungevity not only with additional capital with which to finance its operations but also access to public markets for continued financing of its operations. Ultimately, Sungevity’s board of directors has determined that the Merger and the Merger Agreement are in the best interests of Sungevity and its stockholders.
Q:	What vote of Sungevity stockholders is required to approve the Business Combination?
A:	The Sungevity stockholders are being asked to approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement. Pursuant to the Business Combination, among other things:
•	Sungevity will be merged with and into Merger Sub and become a wholly-owned subsidiary of Easterly;
•	Easterly will issue 35,000,000 shares of its common stock to Sungevity securityholders and 700,000 restricted shares of its common stock to certain Sungevity employees under the Omnibus Incentive Plan; and
•	All currently outstanding shares of preferred and common stock, warrants and stock options of Sungevity will be cancelled.

In order to consummate the Business Combination, Sungevity’s charter requires the consent of a majority of the outstanding voting stock of Sungevity, including Class A common stock and preferred stock voting on an as-converted to Class A common stock basis. In addition, the terms and conditions of the Sungevity charter and the Merger Agreement require the approval by the holders of a majority of the outstanding shares of Series A preferred stock entitled to vote, the holders of a majority of the outstanding shares of Series B preferred stock entitled to vote, the holders of a majority of the outstanding shares of Series C preferred stock entitled to vote, the holders of a majority of the outstanding shares of Series D preferred stock entitled to vote and the holders of a majority of the outstanding shares of each series of preferred stock, voting as a single class. Therefore, Sungevity is requesting the approval and adoption of the Merger Agreement and the Business Combination by the Sungevity stockholders.

Q:	What happens to the capital stock of Sungevity in the Merger?
A:	As of August 31, 2016, there are 3,245,240,733 shares of Sungevity common and preferred stock issued and outstanding, consisting of:
•	12,000,000 shares of Class A common stock;
•	25,051,626 shares of Class B common stock;
•	76,336,303 shares of Series A preferred stock;
•	900,931,595 shares of Series B preferred stock;
•	1,126,260,017 shares of Series C preferred stock; and
•	1,104,661,192 shares of Series D preferred stock.

In addition, there are currently 595,850,000 shares of common stock of Sungevity reserved for issuance under equity incentive plans and 551,698,333 options to purchase Sungevity common stock issued and outstanding at various exercise prices as of August 31, 2016. Sungevity also has warrants to purchase

20,000,000 shares of common stock, 137,255 shares of Series A preferred stock, 170,116,130 shares of Series B preferred stock, 153,583,333 shares of Series C preferred stock and 136,352,171 shares of Series D preferred stock issued and outstanding at various exercise prices as of August 31, 2016.

Each share of common and preferred stock of Sungevity will be converted into the right to receive shares of Easterly common stock as described in the section titled “The Merger Agreement — Merger Consideration” on page 92. Sungevity stock options that have vested prior to the Effective Time will also be exchanged for shares of Easterly common stock as described in the section titled “The Merger Agreement — Merger Consideration” on page 92. Each in-the-money warrant exercisable for shares of Sungevity stock shall be treated as if it were exercised immediately prior to the Effective Time (on a “net exercise” basis in accordance with the terms of the warrants, as amended), based on the value attributable to the shares of Sungevity stock underlying the warrants pursuant to the allocation provided for in the Merger Agreement, and all out-of-the-money warrants will be terminated at the Effective Time.

Q:	How will Sungevity’s directors and executive officers vote their shares with respect to the Business Combination?
A:	As of August 31, 2016, Sungevity’s directors and executive officers (or their affiliates) own 39.6% of the outstanding voting power of Sungevity. This includes 66.7% of the outstanding Class A common stock, 24.2% of the outstanding Series A preferred stock, 19.2% of the outstanding Series B preferred stock, 63.4% of the outstanding Series C preferred stock and 33.8% of the outstanding Series D preferred stock. We cannot state definitively which way the Sungevity directors and executive officers will vote. However, some of the affiliates of the directors and executive officers may be obligated to vote their shares in favor of the Business Combination under the Sungevity Voting Agreements (See “The Sungevity Voting Agreement” on page 127).
Q:	What happens if the Business Combination is not consummated?
A:	If the Business Combination is not consummated, Sungevity will continue as an independent company. In the event that Sungevity continues as an independent company, it will likely need to raise additional capital due to its recurring and expected future losses from operations. Sungevity has incurred net losses since its formation in 2007 and expects to continue to incur net losses as it finances the expansion of its operations, sales, marketing, software engineering, design and administration staffs and implements internal systems and infrastructure to support its growth. Sungevity’s ability to obtain financing on advantageous terms, or at all, depends on its continued financial and operating performance, as well as the confidence level of its lenders in its business and the renewable energy industry. If Sungevity stockholders do not approve the Business Combination and Sungevity is unable to find additional sources of financing on advantageous terms, or at all, Sungevity may have to delay, scale back or eliminate some of its sales and marketing efforts and development activities or other operations.
Q:	Who is soliciting my written consent?
A:	The Sungevity board is providing these Sungevity consent solicitation materials to you to request that the holders of Sungevity’s Class A common stock and preferred stock execute and return written consents to adopt the Merger Agreement and the Business Combination. These materials also constitute a prospectus with respect to the Easterly common stock issuable to Sungevity stockholders in connection with the consummation of the Merger and a proxy statement for holders of Easterly common stock.
Q:	Do I have appraisal rights if I object to the proposed Business Combination?
A:	Yes. Pursuant to Section 262 of the DGCL, holders of Sungevity common stock and preferred stock who comply with the applicable requirements of Section 262 of the DGCL and do not otherwise withdraw or lose the right to appraisal under Delaware law have the right to seek appraisal of the fair value of their shares of Sungevity common stock, as determined by the Delaware Court of Chancery, if the Merger is completed. The “fair value” of your shares of Sungevity common stock or preferred stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the value of the Merger Consideration that you are otherwise entitled to receive under the Merger Agreement. Holders of Sungevity common stock and preferred stock who do not consent to the adoption of the Merger

Agreement and who wish to preserve their appraisal rights must so advise Sungevity by submitting a demand for appraisal within the period prescribed by Section 262 of the DGCL after receiving a notice from Sungevity or the combined company that appraisal rights are available to them, and must otherwise precisely follow the procedures prescribed by Section 262 of the DGCL. Failure to follow any of the statutory procedures set forth in Section 262 of the DGCL will result in the loss or waiver of appraisal rights under Delaware law. A person having a beneficial interest in shares of Sungevity common stock or preferred stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized in this joint proxy and consent solicitation statement/prospectus and in a timely manner to perfect appraisal rights. In view of the complexity of Section 262 of the DGCL, Sungevity common stock or preferred stock holders who may wish to pursue appraisal rights should consult their legal and financial advisors. Please see the section titled “Appraisal Rights” beginning on page 251 of this joint proxy and consent solicitation statement/prospectus.
Q:	Who is entitled to give a written consent in the Sungevity consent solicitation?
A:	The Sungevity board has set , 2016, as the record date (which we refer to as the “Sungevity Record Date”) for determining holders of shares of Sungevity Class A common and preferred stock entitled to execute and deliver written consents with respect to the Sungevity consent solicitation. Holders of Sungevity Class A common and preferred stock on the Sungevity Record Date will be entitled to give or withhold consent using the written consent furnished with this joint proxy and consent solicitation statement/prospectus. If you are a Sungevity stockholder on the Sungevity Record Date and you are entitled to vote on the proposal, you will be able to give or withhold consent with respect to the adoption of the Merger Agreement and the Business Combination. As of the close of business on the Sungevity Record Date, Sungevity’s directors and executive officers beneficially owned [ ] shares of Class A common stock, [ ] shares of Series A preferred stock, [ ] shares of Series B preferred stock, [ ] shares of Series C preferred stock and [ ] shares of Series D preferred stock, in each case, in the aggregate, entitled to provide consents in the Sungevity consent solicitation. This represents approximately [ ]% in voting power of the outstanding shares of Class A common stock, [ ]% in voting power of the outstanding Series A preferred stock, [ ]% in voting power of the outstanding Series B preferred stock, [ ]% in voting power of the outstanding Series C preferred stock, [ ]% in voting power of the outstanding Series D preferred stock and [ ]% in voting power of the outstanding preferred stock in the aggregate, in each case, entitled to provide consents in the Sungevity consent solicitation. Concurrent with the execution of the Merger Agreement, five Sungevity stockholders entered into voting agreements (the “Sungevity Voting Agreements”) with Easterly pursuant to which they have agreed to vote their shares of Sungevity preferred stock or common stock in favor of the adoption of the Merger Agreement (including by written consent), subject to the terms of the Sungevity Voting Agreements. Therefore, no meeting of Sungevity stockholders to adopt the Merger Agreement will be held. Nevertheless, all Sungevity stockholders will have the opportunity to elect to adopt the Merger Agreement by signing and returning to Sungevity a written consent and joinder agreement. The Sungevity shares subject to the Sungevity Voting Agreements represent 40.95% of the outstanding voting stock of Sungevity on an as converted basis as of the date of the Merger Agreement.
Q:	How many votes do I have?
A:	Sungevity stockholders are entitled to have one vote in the Sungevity consent solicitation for each share of Sungevity Class A common stock and such number of votes equal to the number of shares of Class A common stock that each share of such stockholder’s preferred stock would be convertible into under the terms of the Sungevity certificate of incorporation, in each case, as held as of the closing of business on the Sungevity Record Date. As of the Sungevity Record Date, there were [ ] outstanding shares of Class A common stock, [ ] outstanding shares of Series A preferred stock, [ ] outstanding shares of Series B preferred stock, [ ] outstanding shares of Series C preferred stock and [ ] outstanding shares of Series D preferred stock.

Q:	What if I am a record holder and I do not return a written consent with respect to the proposal to adopt the Merger Agreement?
A:	If you are a record holder and you do not return a signed written consent to adopt the Merger Agreement, it will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.
Q:	What is the deadline for returning my written consent?
A:	The Sungevity board has set , 2016, as the targeted final date for receipt of written consents. Sungevity reserves the right to extend the final date for receipt of written consents beyond , 2016. Any such extension may be made without notice to Sungevity stockholders.
Q:	How do Sungevity stockholders provide their written consent?
A:	If you hold shares of Sungevity Class A common or preferred stock as of the Sungevity Record Date for granting written consent and you wish to submit your consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to Sungevity. Once you have completed, dated and signed your written consent, deliver it to Sungevity, by emailing a .pdf copy of your written consent to shconsent@sungevity.com or by mailing your written consent to Sungevity to the attention of the General Counsel at Sungevity, Inc., 66 Franklin St., Suite 310, Oakland, CA 94607.
Q:	Can I change or revoke my written consent?
A:	Yes. If you are a record holder of Sungevity Class A common or preferred stock on the Sungevity Record Date, you may change or revoke your consent to approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement at any time before the consents of a sufficient number of shares to approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement have been delivered to Sungevity. If you wish to change or revoke your consent before that time, you may do so by delivering a notice of revocation by one of the means described in the section entitled “Sungevity Solicitation of Written Consents — Submission of Consents” beginning on page 90.
Q:	Should I send my Sungevity share certificates in with my written consent?
A:	No. Prior to the consummation of the Merger, the Sungevity stockholders will receive a form letter of transmittal providing instructions for exchanging their shares of Sungevity common and preferred stock for Easterly common stock. Following consummation of the Merger and receipt of a completed letter of transmittal by the exchange agent from Sungevity stockholders, stockholders of Sungevity will receive confirmation of the successful exchange of their Sungevity common and preferred stock for shares of Easterly common stock. Please do not send your Sungevity stock certificates with your written consent.
Q:	What are the material U.S. federal income tax consequences of the Merger to U.S. holders and non-U.S. holders of Sungevity shares?
A:	On the date the Merger is completed, Orrick, Herrington & Sutcliffe LLP, counsel to Sungevity, will, subject to the qualifications discussed below in the section titled “Material U.S. Federal Income Tax Considerations — Material U.S. Federal Income Tax Considerations to U.S. Sungevity Holders,” deliver to Sungevity its opinion, dated the date of the merger, to the effect that, for U.S. federal income tax purposes, the Merger should be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. However, neither Sungevity nor Easterly has requested or received a ruling from the Internal Revenue Service that the Merger will qualify as a reorganization. Provided that the Merger qualifies as a reorganization, U.S. holders of Sungevity shares would not recognize any gain or loss for U.S. federal income tax purposes on the exchange their Sungevity shares for shares of Easterly common stock in the Merger, except with respect to cash received in lieu of fractional shares of Easterly common stock. With respect to non-U.S. holders of Sungevity shares, provided that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code and the Sungevity stock does not constitute a U.S. real property interest by reason of the status of

Sungevity as a “United States real property holding corporation” for U.S. federal income tax purposes, or a USRPHC, at any time within the shorter of the five-year period preceding the Merger or the non-U.S. holder's holding period for the Sungevity stock, a non-U.S. holder of Sungevity stock generally should not be subject to U.S. federal income or withholding tax when such holder exchanges all of its Sungevity stock for Easterly common stock in the Merger, except with respect to cash received in lieu of a fractional share interest in Easterly common stock. The tax opinion regarding the Merger does not address any state, local or foreign tax consequences of the Merger. Please carefully review the information set forth in the section titled “Material U.S. Federal Income Tax Considerations — Material U.S. Federal Income Tax Considerations to U.S. Sungevity Holders” and the section titled “Material U.S. Federal Income Tax Considerations to Non-U.S. Sungevity Holders.” The tax consequences of the Merger to each Sungevity stockholder will depend on such Sungevity stockholder’s own situation. Sungevity stockholders should consult with their own tax advisors for a full understanding of the tax consequences of the Merger to them.
Q:	What do I need to do now if I am a Sungevity stockholder?
A:	Read and consider the information contained in this joint proxy and consent solicitation statement/prospectus, including the annexes, carefully and then please submit your written consent for your Sungevity stock as soon as possible.
Q:	Whom should I call if I have questions about the consent solicitation?
A:	If you have questions about the Merger Agreement, the Business Combination or the process for returning your written consent, or if you need additional copies of this document or a replacement written consent, please contact:

Sungevity, Inc.
66 Franklin St., Suite 310
Oakland, CA 94607
Attn: General Counsel
Telephone: (510) 496-5500
Email: shconsent@sungevity.com

SUMMARY OF THE JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS

This summary highlights selected information from this joint proxy and consent solicitation statement/prospectus and does not contain all of the information that is important to you. To better understand the Business Combination, the proposals to be considered at the Easterly special meeting and the matters for which Sungevity is soliciting written consent of its stockholders, you should read this entire joint proxy and consent solicitation statement/prospectus carefully, including the annexes and the other documents referred to herein. See also the section entitled “Where You Can Find More Information.”

Unless otherwise specified, all share calculations (i) assume no exercise of redemption rights by Easterly’s public stockholders, (ii) assume 35,000,000 shares of Easterly common stock are issued in the Merger and 700,000 shares of Easterly common stock are granted to certain employees of Sungevity at the closing of the Merger, (iii) do not include any shares of Easterly common stock issuable upon exercise of Easterly’s warrants and (iv) assume that there are no shares of Easterly common stock surrendered to Easterly by former Sungevity stockholders after the consummation of the Business Combination as indemnification payments pursuant to the terms of the Merger Agreement.

All share and warrant numbers set forth in this joint proxy and consent solicitation statement/prospectus assume that all Easterly units are separated into their components of one share of Easterly common stock and one-half of a warrant to purchase one share of Easterly common stock, which will occur upon the closing of the Merger. Except as specifically set forth in the section entitled “Proposal No. 4 — Approval of the Amendments to Easterly’s Amended and Restated Certificate of Incorporation to Effect a Two-for-Three Reverse Stock Split of All of the Outstanding Shares of Easterly Common Stock,” beginning on page 263 of this joint proxy and consent solicitation statement/prospectus, the share amounts set forth in this joint proxy and consent solicitation statement/prospectus do not account for the two-for-three reverse stock split, which will occur after the closing of the Merger if approved by Easterly’s stockholders.

Parties to the Business Combination

Easterly

Easterly Acquisition Corp. (“Easterly”) is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving Easterly and one or more businesses.

Easterly is a Delaware corporation formed in 2015. Its securities are traded on Nasdaq under the ticker symbols “EACQ,” “EACQW” and “EACQU.”

The mailing address of Easterly’s principal executive office is 375 Park Avenue, 21st Floor, New York, NY 10152.

Solaris Merger Sub

Solaris Merger Sub Inc. (“Merger Sub”) is a Delaware corporation and is a wholly-owned subsidiary of Easterly, formed by Easterly for the purpose of entering into the Merger Agreement. Upon consummation of the Business Combination, Merger Sub will be merged with and into Sungevity, with Sungevity becoming a wholly-owned subsidiary of Easterly.

Sungevity

Sungevity, Inc. (“Sungevity”) is a technology company whose platform enables the sale and installation of solar energy systems to residential and commercial customers in the United States and internationally. Sungevity serves customers in 14 U.S. states and the District of Columbia, as well as in the Netherlands, Belgium, Germany and the United Kingdom.

Customers choose Sungevity to lower their energy costs and for the high level of customer service attributable to its “trusted advisor” sales approach and online customer service tools, the ability to select from multiple product and financing offerings, and the environmental benefits of solar. Sungevity has invested heavily to develop a web-based, technology-enabled platform to automate the lead-generation, design, sale, financing, procurement, installation and monitoring of solar energy systems. The Sungevity technology platform is at the core of Sungevity’s asset-light business model, allowing the company to focus on delivering superior customer experience and value, while outsourcing the more capital intensive activities to a network of third-party providers of hardware, installation services and financing. Sungevity’s platform integrates an ecosystem of referring customers, lead generators, resellers, installers and financing and supply-chain partners. It enables the company to focus on its customer relationships, allowing the customer to learn more about solar, receive our proprietary technology-driven sales consultation and decision tool and an automatic design of the Solar Energy System for their residence. Sungevity partners then benefit from this customer relationship, providing panel installation, financing, or other capital intensive services to the customer. The platform also facilitates partnerships with lead-generators and resellers to drive efficient customer growth. Regardless of the originating partner or marketing channel, all Sungevity customers enjoy the same best-in-class customer experience and the differentiated Sungevity Energy System. Sungevity’s customers have the option to lease a Sungevity Energy System, purchase energy from a Sungevity Energy System through a power purchase agreement (PPA) or purchase the Sungevity Energy System directly through a cash purchase. The payments for cash purchases are made to Sungevity by or on behalf of customers, however some such cash purchases are financed by third party lenders. Sungevity receives revenue either from the customer or lender for cash purchases, or from a finance partner that purchases the assets under master sales agreements, for PPAs or leases. For more information about Sungevity, see the sections entitled “Information About Sungevity,” “Sungevity Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Management of Sungevity Holdings After the Business Combination” beginning on pages 152, 183 and 208, respectively.

Sungevity was incorporated in Delaware in 2007. Sungevity’s principal executive office is located at 66 Franklin Street, Suite 310, Oakland, CA 94607 and its telephone number is (510) 496-5500.

Consideration to the Sungevity Stockholders in the Business Combination

Upon the closing of the Business Combination, Sungevity’s securityholders will receive 35,000,000 shares of Easterly common stock in exchange for all of the equity and convertible notes of Sungevity outstanding immediately prior to the closing of the Business Combination, which would represent approximately 57.7% of Sungevity Holdings outstanding capital stock immediately after the closing of the Business Combination (if there are no redemptions). For information regarding the number of shares of Easterly common stock issuable to Sungevity stockholders on a per shares basis, see “Merger Consideration” for further information.

The percentages below are calculated based on a number of assumptions and are subject to adjustment in accordance with the terms of the Merger Agreement. These percentages do not take into account (i) the issuance of up to 9,600,000 unallocated shares (or options to acquire shares) under the Omnibus Incentive Plan and 1,800,000 shares under the Employee Stock Purchase Plan, (ii) the issuance of any shares upon the exercise of warrants to purchase up to a total of 16,750,000 shares of Easterly common stock that will remain outstanding following the Business Combination or any additional Private Placement Warrants that Easterly may issue to the Sponsor to repay working capital loans owed by Easterly to the Sponsor (currently in the amount of $15,000) or (iii) any shares of Easterly common stock surrendered to Easterly by former Sungevity securityholders after the consummation of the Business Combination as indemnification payments pursuant to the terms of the Merger Agreement. See “Summary — Easterly Shares to be Issued in the Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

	No Shares of Easterly Common Stock are Redeemed	Percentage of Outstanding Shares	11.5 Million Shares of Easterly Common Stock are Redeemed ($115 million)(1)	Percentage of Outstanding Shares(1)	18.8 Million Shares of Easterly Common Stock are Redeemed ($187.8 million)(2)	Percentage of Outstanding Shares(2)
Easterly public stockholders	20,000,000	32.9%	8,500,000	17.3%	1,222,000	2.9%
Former Sungevity securityholders	35,000,000	57.7%	35,000,000	71.1%	35,000,000	83.5%
The Sponsor and independent directors	5,000,000	8.2%	5,000,000	10.2%	5,000,000	11.9%
Certain employees of Sungevity	700,000	1.2%	700,000	1.4%	700,000	1.7%

(1)	For purposes of illustration only, assumes 11.5 million public shares of Easterly common stock are redeemed.
(2)	For purposes of illustration only, assumes all public shares of Easterly common stock are redeemed. Easterly has no specified maximum redemption threshold under its charter. In no event, however, will Easterly redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001. 18.778 million shares is the total estimated number of Easterly public shares that could be redeemed and still result in Easterly having net tangible assets of not less than $5,000,001.

Redemption Rights

Pursuant to Easterly’s amended and restated certificate of incorporation, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with its amended and restated certificate of incorporation. As of June 30, 2016, this would have amounted to approximately $10.00 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of Easterly common stock for cash and will no longer own shares of Easterly common stock. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Easterly’s transfer agent in accordance with the procedures described herein. Easterly has no specified maximum redemption threshold under its charter. In no event, however, will Easterly redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001. See the section entitled “Special Meeting of Easterly Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Accounting Treatment

The Merger will be accounted for as a reverse acquisition in accordance with U.S. generally accepted accounting principles (“GAAP”). Under this method of accounting, Easterly will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Sungevity comprising the ongoing operations of the combined entity, Sungevity’s senior management comprising the senior management of the combined company, and that the former owners and management of Sungevity will have control of the election of the board of directors after the Merger. In accordance with guidance applicable to these circumstances, the Merger will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of Sungevity issuing shares for the net assets of Easterly, accompanied by a recapitalization. The net assets of Easterly will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be those of Sungevity.

Appraisal Rights

Easterly stockholders

Appraisal rights are not available to Easterly’s stockholders in connection with the Business Combination.

Sungevity stockholders

Pursuant to Section 262 of the DGCL, holders of Sungevity common stock and preferred stock who comply with the applicable requirements of Section 262 of the DGCL and do not otherwise withdraw or lose the right to appraisal under Delaware law have the right to seek appraisal of the fair value of their shares of Sungevity common stock or preferred stock, as determined by the Delaware Court of Chancery, if the Merger is completed. The “fair value” of your shares of Sungevity common stock or preferred stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the value of the merger consideration per share to which you are otherwise entitled under the terms of the Merger Agreement. Holders of Sungevity common stock and preferred stock who do not consent to the adoption of the Merger Agreement and who wish to preserve their appraisal rights must so advise Sungevity by submitting a demand for appraisal within the period described by Section 262 of the DGCL after receiving a notice from Sungevity that appraisal rights are available to them, and must otherwise precisely follow the procedures prescribed under Section 262 of the DGCL. Failure to follow any of the statutory procedures set forth in Section 262 of the DGCL will result in the loss or waiver of appraisal rights under Delaware law. A person having a beneficial interest in shares of Sungevity common stock or preferred stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized in this joint proxy and consent solicitation statement/prospectus and in a timely manner to perfect appraisal rights. In view of the complexity of Section 262 of the DGCL, Sungevity holders of common stock or preferred stock who may wish to pursue appraisal rights should consult their legal and financial advisors. Please see the section titled “Appraisal Rights” beginning on page 251 of this joint proxy and consent solicitation statement/prospectus.

Easterly’s Reasons for the Business Combination

Easterly was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Easterly sought to capitalize on the contacts and sources of its management team to identify, acquire and operate a business in the financial services industry, although Easterly was not limited to a particular industry or sector.

In particular, Easterly’s board considered the following positive factors, although not weighted or in any order of significance:

•	Sungevity’s competitive position in the solar energy industry;
•	Sungevity’s opportunities for growth in the U.S. and in foreign markets;
•	Sungevity’s opportunities to develop innovative financing solutions for its customers;
•	Sungevity’s ability to develop technological solutions to serve customers; and
•	Sungevity’s experienced and motivated management team.

In making its recommendation, the Easterly board of directors also considered, among other things, the following potential deterrents to the Business Combination:

•	the potential conflict of interests in the Business Combination;
•	the risk that the Business Combination would not close;
•	Sungevity’s debt level and history of losses;
•	the risks associated with the solar energy industry;
•	the risks associated with Sungevity’s ability to obtain financing for its operations in the future; and
•	the risks associated with Sungevity’s ability to execute its business plans and achieve financial results consistent with its projections.

Easterly’s board of directors concluded that these negative factors did not diminish or outweigh the benefits for entering into the Business Combination. See “The Merger Agreement — Background of the Business Combination” beginning on page 108.

Sungevity’s Reasons for the Business Combination

Sungevity is a technology company whose platform enables the sale and installation of solar energy systems to residential and commercial customers in the United States and internationally. Sungevity serves customers in 14 U.S. states and the District of Columbia, as well as in the Netherlands, Belgium, Germany and the United Kingdom. In order to continue to grow its business, Sungevity requires access to additional sources of capital to support its expanding marketing and sales efforts of Sungevity Energy Systems and enhance its customers’ services and support. For these reasons and to increase value for Sungevity’s securityholders, Sungevity has sought various sources of financing, including existing investors and potential new investors, and concluded that a business combination with Easterly would achieve these goals and result in a positive outcome for Sungevity and its stockholders.

In particular, Sungevity’s board considered the following positive factors, although not weighted or in any order of significance:

•	Easterly’s status as a public company provides Sungevity stockholders and employees access to liquidity of the public markets;
•	Sungevity will also have access to new public funding sources from the public markets as a public company;

•	Easterly’s proposed valuation of Sungevity is favorable for the Sungevity stockholders;
•	Easterly’s board and management experience in growth industries and finance asset-related business;
•	the cash resources of the combined companies to provide Sungevity a platform to expand its business to new customers, products and markets;
•	Easterly’s interest to work with Sungevity’s management to develop new strategies to further develop Sungevity’s platform and business;
•	Easterly’s cash on its balance sheet will provide further confidence to Sungevity’s current and new business partners of its financial health; and
•	the Business Combination and being a public company will enhance Sungevity’s brand in the U.S. and internationally.

In making its recommendation, the Sungevity board of directors also considered, among other things, the following potential detriments to the Business Combination:

•	the potential conflict of interests in the Business Combination;
•	the risk that the Business Combination would not close;
•	the potential redemptions that could reduce the available cash available to Easterly at closing of the Merger;
•	the additional risks, management’s time and expenses to Sungevity of the transaction and of being a public company; and
•	the risks of dissatisfied management associated with new board members and new significant stockholders.

Risk Factors

In evaluating the proposals set forth in this joint proxy and consent solicitation statement/prospectus, you should carefully read this joint proxy and consent solicitation statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.”

Officers and Directors of the Post-Merger Company

Pursuant to the terms of the Merger Agreement, Easterly, Sungevity and Merger Sub are required to use their reasonable best efforts and take all necessary action so that certain persons are elected or appointed, as applicable, to the positions of officers and directors of Sungevity Holdings until their successors are duly elected or appointed and qualified in accordance with applicable law. In this regard, the directors and executive officers upon consummation of the Business Combination are expected to be as follows:

Name	Age	Position
Robert R. Davenport, III	57	Chairman of the Board
Andrew Birch	40	Director and Chief Executive Officer
Darrell W. Crate	49	Director
Alexander Guettel	48	Director
Avshalom Kalichstein	42	Director
		Director
		Director
Peter Graf	49	Chief Product Officer
Gideon “Cayce” Roy, III	52	Chief Operating Officer
Amanda Duisman	54	Acting Chief Financial Officer and Treasurer

For more information on the new directors and management of Sungevity Holdings, see “Management of Sungevity Holdings After the Business Combination.”

Proposals to be Considered at the Easterly Special Meeting other than the Business Combination

Adoption of Amendments to the Amended and Restated Certificate of Incorporation to Change Easterly’s Name and to Remove Provisions Related to Easterly’s Status as a Blank Check Company

Pursuant to the terms of the Merger Agreement, upon the closing of the Business Combination, Easterly’s amended and restated certificate of incorporation will be amended to change its name to Sungevity Holdings, Inc. and remove certain provisions related to its status as a blank check company.

See the section entitled “Proposal No. 2 — Approval of Amendments to the Amended and Restated Certificate of Incorporation to Change Easterly’s Name and Remove Provisions Related to Easterly’s Status as a Blank Check Company” for additional information.

Adoption of an Amendment to the Amended and Restated Certificate of Incorporation to Adopt Delaware as the Exclusive Forum for Certain Litigation

If approved, pursuant to the terms of the Merger Agreement, immediately after the closing of the Business Combination, Easterly’s amended and restated certificate of incorporation will be amended to provide that Delaware courts shall be the exclusive forum for certain litigation.

See the section entitled “Proposal No. 3 — Approval of the Amendment to the Amended and Restated Certificate to Adopt Delaware as the Exclusive Forum for Certain Legal Actions” for additional information.

Adoption of Amendment to the Amended and Restated Certificate of Incorporation to Effect a Two-for-Three Reverse Stock Split of all of the Outstanding Shares of Easterly Common Stock

If approved, pursuant to the terms of the Merger Agreement, upon the closing of the Business Combination, Easterly’s amended and restated certificate of incorporation will be amended to effect a two-for-three reverse stock split of all of the outstanding shares of Easterly common stock.

See the section entitled “Proposal No. 4 — Approval of the Amendment to the Amended and Restated Certificate to Effect a Two-for-Three Reverse Stock Split” for additional information. Except as specifically set forth in that section, the share amounts set forth in this joint proxy and consent solicitation statement/prospectus do not account for the two-for-three reverse stock split.

Adoption of Amendment to the Amended and Restated Certificate of Incorporation to Authorize an Automatic Increase in the Number of Directors Serving On the Board of Directors During Any Period When Holders of Any Series of Preferred Stock Have the Right to Elect Additional Directors

If approved, pursuant to the terms of the Merger Agreement, upon the closing of the Business Combination, Easterly’s amended and restated certificate of incorporation will be amended to authorize an automatic increase in the number of directors serving on board of directors during any period when holders of any series of preferred stock have the right to elect additional directors pursuant to the certificate of incorporation and to provide for the other terms applicable to the directors elected by holders of preferred stock.

See the section entitled “Proposal No. 5 — Approval of the Amendment to the Amended and Restated Certificate to Authorize an Automatic Increase in the Number of Directors Serving On the Board of Directors During Any Period When Holders of Any Series of Preferred Stock Have the Right to Elect Additional Directors” for additional information.

Adoption of Omnibus Incentive Plan

Easterly’s board of directors has unanimously approved and adopted the Sungevity Holdings, Inc. 2016 Omnibus Equity Incentive Plan, and unanimously recommends that Easterly’s stockholders approve the Omnibus Incentive Plan. The purpose of the Omnibus Incentive Plan is to offer eligible employees, directors and consultants cash and stock-based incentive awards in order to attract, retain and reward these individuals and strengthen the mutuality of interests between them and Sungevity Holdings’ stockholders. The Omnibus Incentive Plan provides for grants of stock options, stock appreciation rights, restricted and unrestricted stock, other stock-based awards, other cash-based compensation and performance awards. Directors, officers and other employees and subsidiaries and affiliates, as well as others performing consulting or advisory services for the post-Merger company, will be eligible for grants under the Omnibus Incentive Plan. Generally, all classes of employees will be eligible to participate in the Omnibus Incentive Plan. The aggregate number of shares of common stock which may be issued (and for which awards may be granted) under the Omnibus Incentive Plan may not exceed 10,300,000 (of which 700,000 shares have been reserved for issuance to certain employees of Sungevity in connection with the closing of the Business Combination), which is approximately 17.0% of Sungevity Holdings’ outstanding common stock following the completion of the Business Combination, assuming no redemptions by Easterly’s public stockholders.

Adoption of Employee Stock Purchase Plan

Easterly’s board of directors has unanimously approved the Sungevity Holdings, Inc. 2016 Employee Stock Purchase Plan, and unanimously recommends that Easterly’s stockholders approve and adopt the Employee Stock Purchase Plan. The purpose of the Employee Stock Purchase Plan will be to enable Sungevity Holdings to offer employees, directors and consultants the ability to purchase shares of Sungevity Holdings’ common stock at a discount to the trading price at the time of purchase. Directors, officers and other employees and subsidiaries and affiliates will be eligible to purchase shares of Sungevity Holdings’ common stock under the Employee Stock Purchase Plan. Generally, all classes of employees will be eligible to participate in the Employee Stock Purchase Plan. The aggregate number of shares of common stock which may be issued under the Employee Stock Purchase Plan may not exceed 1,800,000, which is approximately 3.0% of Sungevity Holdings’ outstanding common stock following the completion of the Business Combination, assuming no redemptions by Easterly’s public stockholders.

Quorum and Required Vote for Proposals for the Easterly Special Meeting of Stockholders

A quorum of Easterly stockholders is necessary to hold a valid meeting. A quorum will be present at the Easterly special meeting of stockholders if a majority in voting power of Easterly’s common stock issued and outstanding and entitled to vote at the Easterly special meeting is present in person or represented by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal require the affirmative vote of the holders of a majority of the shares of Easterly common stock that are voted on each respective proposal at the Easterly special meeting of stockholders. Accordingly, an Easterly stockholder’s failure to vote by proxy or to vote in person at the Easterly special meeting of stockholders, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on the Business Combination Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal or the Adjournment Proposal.

The approval of each Certificate Proposal requires the affirmative vote of the holders of a majority of the shares of Easterly common stock outstanding. Accordingly, an Easterly stockholder’s failure to vote by proxy or to vote in person at the Easterly special meeting of stockholders, an abstention from voting, or a broker non-vote will have the same effect as a vote against a Certificate Proposal.

The Business Combination Proposal is conditioned on the approval of Proposal No. 2. Each Certificate Proposal, the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal are each conditioned on the Business Combination Proposal. If Proposal No. 2 is not approved, the Business Combination Proposal will have no effect, even if the Business Combination Proposal is approved by the requisite vote. If the Business Combination Proposal is not approved, the Certificate Proposals, the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal will have no effect, even if those proposals are approved by the requisite vote. If you wish to approve the Business Combination Proposal, all of the Certificate Proposals, the Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal, you must approve all seven proposals.

Recommendation to Easterly Stockholders

Easterly’s board of directors believes that each of the Business Combination Proposal, the Certificate Proposals, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal to be presented at the Easterly special meeting of stockholders is advisable and in the best interests of Easterly and its stockholders and unanimously recommends that Easterly’s stockholders vote “FOR” each of the proposals.

When you consider the recommendation of Easterly’s board of directors in favor of approval of these proposals, you should keep in mind that Easterly’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as an Easterly stockholder. These interests include, among other things:

•	the approximately 4.9 million total Founder Shares that the Sponsor (or its members) will hold following the Business Combination, subject to the lock-up agreements, which would have a value at September 26, 2016 of $48.6 million based on the September 26 Stock Price;
•	the 72,000 total Founder Shares that Easterly’s independent directors will continue to own following the Merger, subject to lock-up agreements, which would have a total value at September 26, 2016 of $0.7 million based on the September 26 Stock Price;
•	the 6.75 million total Private Placement Warrants to purchase shares of Easterly common stock that the Sponsor (or its members) will hold following the Business Combination, which would have a value at September 26, 2016 of $4.0 million based on the September 26 Warrant Price;
•	if Easterly is unable to complete a business combination within the required time period, Easterly’s Chairman, its Chief Executive Officer and David Cody will be personally liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Easterly for services rendered or contracted for or products sold to Easterly, but only if such a vendor or target business has not executed a waiver of claims against the Trust Account and except as to any claims under its indemnity of the underwriters;
•	the continuation of certain of Easterly’s officers and directors as directors (but not officers) of Sungevity Holdings following the closing; and
•	the continued indemnification of current directors and officers of Easterly and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Further, each of Easterly’s directors, directly or indirectly, holds Founder Shares that are not subject to redemption and certain of Easterly’s directors indirectly hold Private Placement Warrants that would retire worthless if a Business Combination is not consummated; as a result, Easterly’s directors have a financial incentive to see a Business Combination consummated rather than lose whatever value is attributable to the Founder Shares and Private Placement Warrants. These interests may influence Easterly’s directors in making their recommendation that you vote in favor of the Business Combination Proposal, and the transactions contemplated thereby.

Sungevity Consent Solicitation

The Sungevity board of directors is asking the Sungevity stockholders to adopt the Merger Agreement by executing and delivering the written consent furnished with this joint proxy and consent solicitation statement/prospectus. Only Sungevity stockholders of record at the close of business on the record date of           , 2016 will be notified of and be entitled to execute and deliver a written consent. Adoption of the Merger Agreement and the transactions contemplated thereby, including the Business Combination, requires the approval by holders of a majority of the outstanding shares of Sungevity capital stock entitled to vote under the Sungevity charter and the DGCL. In addition, the Sungevity charter and the terms and conditions of the Merger Agreement require the approval by the holders of a majority of the outstanding shares of Series A preferred stock entitled to vote, the holders of a majority of the outstanding shares of Series B preferred stock entitled to vote, the holders of a majority of the outstanding shares of Series C preferred stock entitled to vote, the holders of a majority of the outstanding shares of Series D preferred stock entitled to vote and the holders of a majority of the outstanding shares of each series of preferred stock, voting as a single class. For additional information, see the section titled “Sungevity Solicitation of Written Consents” on page 90 of this joint proxy and consent solicitation statement/prospectus.

Recommendation to Sungevity Stockholders

The Sungevity board of directors has determined that the Merger Agreement, the terms thereof, the Business Combination and the other transactions contemplated by the Merger Agreement are advisable and fair to and in the best interests of Sungevity and its stockholders and has unanimously approved the Merger Agreement and the transactions contemplated therein, including the Business Combination. The Sungevity board of directors unanimously recommends that Sungevity stockholders consent to the adoption of the Merger Agreement. For the factors considered by the Sungevity board of directors in reaching its decision to approve the Merger Agreement, thereby approving the Business Combination and the other transactions contemplated therein, see the section titled “The Merger — Sungevity’s Board of Directors’ Reasons for the Approval of the Business Combination” beginning on page 118 of this joint proxy and consent solicitation statement/prospectus.

Regulatory Approval

There are no federal or state regulatory approvals that must be applied for or obtained in connection with the Business Combination.

SELECTED HISTORICAL FINANCIAL INFORMATION OF EASTERLY

The following table sets forth selected historical financial information derived from Easterly's (i) audited financial statements included elsewhere in this joint proxy and consent solicitation statement/prospectus for the period April 29, 2015 (inception) to December 31, 2015 and (ii) unaudited financial statements included elsewhere in this joint proxy and consent solicitation statement/prospectus for the period from April 29, 2015 (inception) through June 30, 2015 and for the six months ended June 30, 2016. You should read the following selected financial information in conjunction with the section entitled “Easterly Management's Discussion and Analysis of Financial Condition and Results of Operations'' and Easterly's financial statements and the related notes appearing elsewhere in this joint proxy and consent solicitation statement/prospectus.

	April 29, 2015 (Inception) to December 31, 2015	Six Months Ended June 30, 2016 (unaudited)	For the period from April 29, 2015 (Inception) through June 30, 2015 (unaudited)
Statement of Operations Data:
Operating expenses:
Operating costs	$(979,434)	$(320,105)	$—
State franchise taxes	(121,858)	(92,193)	—
Formation costs	(2,910)	—	(2,910)
Loss from operations	$(1,104,202)	$(412,298)	$(2,910)
Other income:
Interest income	9,918	156,688	—
Total other income	9,918	156,688	—
Loss before income tax expense	(1,094,284)	(255,610)	(2,910)
Income tax expense	—	—	—
Net loss	$(1,094,284)	$(255,610)	$(2,910)
Loss per common share:
Basic and diluted	$(0.20)	$(0.04)	$—
Weighted average shares outstanding (excluding shares subject to possible redemption):
Basic and diluted	5,469,153	6,195,521	4,500,000
Balance Sheet Data:
Cash	$272,666	$3,422	$73,581
Cash held in Trust Account - restricted	200,009,918	200,118,133	—
Total assets	200,448,554	200,990,688	441,467
Common stock, subject to possible redemption or tender, 18,816,357, 18,779,703 and 0 shares at redemption value at December 31, 2015, June 30, 2016 and June 30, 2015, respectively	188,163,570	187,907,960	—
Total stockholders’ equity	5,000,001	5,000,001	22,090
Cash Flow Data:
Net cash used in operating activities	$(985,189)	$(332,717)	$—
Net cash provided by (used in) investing activities	(200,000,000)	48,473	—
Net cash provided by financing activities	201,257,855	15,000	73,581

SELECTED HISTORICAL FINANCIAL INFORMATION OF SUNGEVITY

The following table contains summary historical consolidated financial information for Sungevity as of and for the fiscal years ended December 31, 2015, and December 31, 2014 derived from Sungevity’s audited consolidated financial statements included elsewhere in this joint proxy and consent solicitation statement/prospectus. The summary historical consolidated financial information as of June 30, 2016 and for the three and six months ended June 30, 2016 and June 30, 2015 have been derived from Sungevity’s unaudited interim condensed consolidated financial statements included elsewhere in this joint proxy and consent solicitation statement/prospectus. The summary historical financial information was derived from the unaudited consolidated balance sheet not included or incorporated by reference into this joint proxy and consent solicitation statement/prospectus. Results from interim periods are not necessarily indicative of results that may be expected for the entire year. The information below is only a summary and should be read in conjunction with the information contained under the headings “Sungevity Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Information About Sungevity” and in Sungevity’s audited consolidated financial statements and unaudited interim condensed consolidated financial statements and the related notes included elsewhere in this joint proxy and consent solicitation statement/prospectus.

	Year Ended December 31,		Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2014	2015	2015	2016	2015	2016
			(unaudited)
Consolidated Statements of Operations Data:
Revenue
Sales of solar energy systems	$98,603	$142,014	$33,252	$53,848	$66,167	$99,597
Lease revenue	8,662	8,501	2,228	2,504	4,391	4,608
Total revenue	107,265	150,515	35,480	56,352	70,558	104,205
Cost of revenue
Solar energy systems	75,760	110,631	25,764	41,181	51,170	77,306
Operating leases	4,559	4,324	1,090	981	2,149	1,833
Total cost of revenue	80,319	114,955	26,854	42,162	53,319	79,139
Gross profit	26,946	35,560	8,626	14,190	17,239	25,066
Operating expenses
Sales and marketing	38,721	62,156	15,754	12,099	27,674	26,012
General and administrative	50,834	78,484	19,142	21,477	35,033	50,789
Total operating expenses	89,555	140,640	34,896	33,576	62,707	76,801
Loss from operations	(62,609)	(105,080)	(26,270)	(19,386)	(45,468)	(51,735)
Interest expense, net	(34,933)	(23,607)	(3,569)	(4,005)	(5,829)	(7,547)
Change in fair value of warrants gain (loss)	(6,917)	2,102	1,358	4,074	2,026	4,074
Other income (expense), net	56	(504)	(2)	75	(383)	280
Loss before income taxes	(104,403)	(127,089)	(28,483)	(19,242)	(49,654)	(54,928)
Income tax benefit (provision)	(1,388)	609	5	202	742	757
Net loss	(105,791)	(126,480)	(28,478)	(19,040)	(48,912)	(54,171)
Net income attributable to redeemable noncontrolling interests	1,349	2,028	725	384	1,224	895
Net loss attributable to common stockholders	(107,140)	(128,508)	(29,203)	(19,423)	(50,136)	(55,066)
Net loss per share attributable to Class A and Class B common stockholders
Basic and diluted	$(3.61)	$(3.74)	$(0.86)	$(0.75)	$(1.51)	$(1.51)
Weighted average shares used to compute net loss per share attributable to Class A and Class B common stockholders
Basic and diluted	29,718	34,403	33,973	36,517	33,183	36,397

	December 31		June 30
(In thousands)	2014	2015	2015	2016
			(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$30,456	$46,964	$14,336	$12,405
Total current assets	72,833	90,756	63,263	52,419
Solar energy systems, net	81,679	77,926	79,844	76,336
Total assets	164,979	183,642	156,723	146,045
Short-term borrowings	19,958	20,000	17,214	20,000
Total current liabilities	87,249	95,277	102,126	84,329
Convertible redeemable preferred stock warrant liabilities	11,373	12,144	11,620	12,942
Long-term borrowings, net of current portion	14,555	48,523	38,212	49,732
Deferred revenue, net of current portion	26,286	25,178	25,802	25,082
Total liabilities	150,817	194,129	190,253	199,559
Convertible redeemable preferred stock	242,301	340,079	242,438	349,015
Redeemable noncontrolling interests	41,940	43,098	42,731	43,318
Total stockholders' deficit	(270,079)	(393,664)	(318,699)	(445,847)

	Year Ended December 31,		Six Months Ended June 30,
(In thousands)	2014	2015	2015	2016
			(unaudited)
Consolidated Cash Flow Data:
Net cash used in operating activities	$(53,018)	$(85,767)	$(40,681)	$(50,719)
Net cash used in investing activities	(7,373)	(5,030)	(2,994)	(8,757)
Net cash provided by financing activities	81,885	107,416	41,623	24,898

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The selected unaudited pro forma condensed combined financial information for the year ended December 31, 2015 and the six months ended June 30, 2016 combines the historical consolidated statement of operations of Easterly and Sungevity, giving effect to the Business Combination as if it had been consummated on January 1, 2015. The selected unaudited pro forma condensed combined balance sheet as of June 30, 2016 combines the historical consolidated balance sheet of Easterly and Sungevity, giving effect to the Business Combination as if it had been consummated on June 30, 2016. The selected unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the unaudited pro forma condensed combined financial information, including the notes thereto, which is included in this joint proxy and consent solicitation statement/prospectus under “Unaudited Pro Forma Condensed Combined Financial Information.”

The selected unaudited pro forma condensed combined financial information is presented for informational purposes only. The selected unaudited pro forma condensed combined financial information does not purport to represent what the combined company’s results of operations or financial condition would have been had the Business Combination actually occurred on the dates indicated, and does not purport to project the combined company’s results of operations or financial condition for any future period or as of any future date. The selected unaudited pro forma condensed combined financial information does not reflect any cost savings that may be realized as a result of the Business Combination or any potential changes in compensation plans. Additionally, the unaudited pro forma adjustments made in the selected unaudited condensed combined pro forma financial information, which are described in those notes, are preliminary and may be revised.

	Unaudited Pro Forma
	Assuming None of the Outstanding Easterly Common Stock is Redeemed	Assuming 11.5 Million Shares of Easterly Common Stock are Redeemed	Assuming 18.8 Million Shares of Easterly Common Stock are Redeemed	Assuming None of the Outstanding Easterly Common Stock is Redeemed	Assuming 11.5 Million Shares of Easterly Common Stock are Redeemed	Assuming 18.8 Million Shares of Easterly Common Stock are Redeemed
	Year Ended December 31, 2015			Six Months Ended June 30, 2016
(In thousands, except per share data)
Condensed Combined Statement of Operations Data:
Total revenue	$150,515	$150,515	$150,515	$104,205	$104,205	$104,205
Loss from operations	$(106,184)	$(106,184)	$(106,184)	$(52,147)	$(52,147)	$(52,147)
Net loss attributable to common stockholders	$(129,602)	$(129,602)	$(129,602)	$(55,322)	$(55,322)	$(55,322)
Net loss per share attributable to Class A and Class B common stockholders
Basic and diluted	$(2.16)	$(2.67)	$(3.15)	$(0.91)	$(1.12)	$(1.32)
Weighted average shares used to compute net loss per share attributable to Class A and Class B common stockholders
Basic and diluted	59,962	48,462	41,182	60,676	49,176	41,896

	Unaudited Pro Forma
	Assuming None of the Outstanding Easterly Common Stock is Redeemed	Assuming 11.5 Million Shares of Easterly Common Stock are Redeemed	Assuming 18.8 Million Shares of Easterly Common Stock are Redeemed
	As of June 30, 2016
(In thousands)
Condensed Combined Balance Sheet Data:
Cash and cash equivalents	$189,865	$74,865	$0
Solar energy systems, net	$76,336	$76,336	$76,336
Total assets	$324,375	$209,375	$134,510
Total current liabilities	$86,250	$86,250	$93,052
Long-term borrowings	$40,203	$40,203	$33,056
Total liabilities	$179,298	$179,298	$178,437
Total stockholders’ equity (deficit)	$101,759	$(13,241)	$(87,245)

COMPARATIVE PER SHARE DATA

The following table sets forth historical comparative share information for Sungevity and Easterly and unaudited pro forma combined and pro forma equivalent per share information after giving effect to the Business Combination, assuming (i) that no holders of public shares exercise their redemption rights, (ii) Easterly public stockholders exercise their redemption rights with respect to 11,500,000 shares of Easterly common stock, and (iii) Easterly public stockholders exercise their redemption rights with respect to 18,778,000 shares of Easterly common stock. The historical information should be read in conjunction with “Selected Historical Financial Information of Sungevity” and “Selected Historical Financial Information of Easterly” included elsewhere in this joint proxy and consent solicitation statement/prospectus and the historical financial statements of Sungevity and Easterly included elsewhere in this joint proxy and consent solicitation statement/prospectus. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this joint proxy and consent solicitation statement/prospectus.

The Sungevity equivalent pro forma per share data for each class of shares of Sungevity are calculated by multiplying the Sungevity Holdings unaudited pro forma combined per share data by the applicable exchange ratio. The exchange ratios used in the tables below for each class of Sungevity stock are as follows:

Sungevity Series D preferred stock	0.0090382
Sungevity Series C preferred stock	0.0082920
Sungevity Series B preferred stock	0.0073246
Sungevity Series A preferred stock	0.0073246
Sungevity common stock	0.0033685

These exchange ratios assume no subordinated convertible notes or related warrants are issued by Sungevity on or after September 15, 2016. See “The Merger Agreement — Example Scenarios” for additional scenarios describing the fraction of a share of Easterly common stock which would be issued in exchange for each share of Sungevity capital stock outstanding in the Merger under certain potential circumstances. The actual exchange ratios will be determined at the Effective Time based on the circumstances described in “The Merger Agreement — Merger Consideration” and as set forth more fully in the Merger Agreement, and are subject to numerous factors, certain of which are outside of Sungevity’s control.

The unaudited pro forma combined share information does not purport to represent what the actual results of operations of Sungevity and Easterly would have been had the Business Combination been completed or to project Sungevity and Easterly’s results of operations that may be achieved after the Business Combination. The unaudited pro forma book value per share information below does not purport to represent what the value of Sungevity and Easterly would have been had the Business Combination been completed nor the book value per share for any future date or period.

	As of and for the Six Months Ended June 30, 2016 (Unaudited)	As of December 31, 2015 and for the period from April 29, 2015 (Inception) to December 31, 2015 for Easterly and for the Twelve Months Ended December 31, 2015 for Sungevity (Unaudited)
Historical Financial Information for Sungevity and Easterly
Sungevity Historical
Book value per share(a)	$(11.91)	$(10.96)
Basic loss attributable to common stock per share	$(1.47)	$3.58
Diluted loss attributable to common stock per share	$(1.47)	$3.58
Cash dividends per share	$0.00	$0.00
Easterly Historical
Book value per share(a)	$0.20	$0.20
Basic loss attributable to common stock per share	$0.04	$0.20
Diluted loss attributable to common stock per share	$0.04	$0.20
Cash dividends per share	$0.00	$0.00
Pro Form Combined Assuming No Redemptions (Unaudited)
Sungevity Holdings Pro Forma Combined
Book value per share(a)	$1.68	nm
Basic loss attributable to common stock per share	$(0.91)	$2.16
Diluted loss attributable to common stock per share	$(0.91)	$2.16
Cash dividends per share	$0.00	$0.00
Per Equivalent Share of Sungevity Series D Preferred Stock
Book value per share(a)	$0.02	nm
Basic loss attributable to common stock per share	$(0.01)	$0.00
Diluted loss attributable to common stock per share	$(0.01)	$0.02
Cash dividends per share	$0.00	$0.00
Per Equivalent Share of Sungevity Series C Preferred Stock
Book value per share(a)	$0.01	nm
Basic loss attributable to common stock per share	$(0.01)	$0.02
Diluted loss attributable to common stock per share	$(0.01)	$0.02
Cash dividends per share	$0.00	$0.00
Per Equivalent Share of Sungevity Series B Preferred Stock
Book value per share(a)	$0.01	nm
Basic loss attributable to common stock per share	$(0.01)	$0.02
Diluted loss attributable to common stock per share	$(0.01)	$0.02
Cash dividends per share	$0.00	$0.00
Per Equivalent Share of Sungevity Series A Preferred Stock
Book value per share(a)	$0.01	nm
Basic loss attributable to common stock per share	$(0.01)	$0.02
Diluted loss attributable to common stock per share	$(0.01)	$0.02
Cash dividends per share	$0.00	$0.00

	As of and for the Six Months Ended June 30, 2016 (Unaudited)	As of December 31, 2015 and for the period from April 29, 2015 (Inception) to December 31, 2015 for Easterly and for the Twelve Months Ended December 31, 2015 for Sungevity (Unaudited)
Per Equivalent Share of Sungevity Common Stock
Book value per share(a)	$0.01	nm
Basic loss attributable to common stock per share	$0.00	$0.01
Diluted loss attributable to common stock per share	$0.00	$0.01
Cash dividends per share	$0.00	$0.00
Pro Forma Combined Assuming Redemption of $115 Million of Easterly Common Stock (Unaudited)
Sungevity Holdings Pro Forma Combined
Book value per share(a)	$(0.27)	nm
Basic loss attributable to common stock per share	$(1.12)	$2.67
Diluted loss attributable to common stock per share	$(1.12)	$2.67
Cash dividends per share	$0.00	$0.00
Per Equivalent Share of Sungevity Series D Preferred Stock
Book value per share(a)	$0.00	nm
Basic loss attributable to common stock per share	$(0.01)	$0.02
Diluted loss attributable to common stock per share	$(0.01)	$0.02
Cash dividends per share	$0.00	$0.00
Per Equivalent Share of Sungevity Series C Preferred Stock
Book value per share(a)	$0.00	nm
Basic loss attributable to common stock per share	$(0.01)	$0.02
Diluted loss attributable to common stock per share	$(0.01)	$0.02
Cash dividends per share	$0.00	$0.00
Per Equivalent Share of Sungevity Series B Preferred Stock
Book value per share(a)	$0.00	nm
Basic loss attributable to common stock per share	$(0.01)	$0.02
Diluted loss attributable to common stock per share	$(0.01)	$0.02
Cash dividends per share	$0.00	$0.00
Per Equivalent Share of Sungevity Series A Preferred Stock
Book value per share(a)	$0.00	nm
Basic loss attributable to common stock per share	$(0.01)	$0.02
Diluted loss attributable to common stock per share	$(0.01)	$0.02
Cash dividends per share	$0.00	$0.00
Per Equivalent Share of Sungevity Common Stock
Book value per share(a)	$0.00	nm
Basic loss attributable to common stock per share	$0.00	$0.01
Diluted loss attributable to common stock per share	$0.00	$0.01
Cash dividends per share	$0.00	$0.00

	As of and for the Six Months Ended June 30, 2016 (Unaudited)	As of December 31, 2015 and for the period from April 29, 2015 (Inception) to December 31, 2015 for Easterly and for the Twelve Months Ended December 31, 2015 for Sungevity (Unaudited)
Pro Forma Combined Assuming Redemption of $187.8 Million of Easterly Common Stock (Unaudited)
Sungevity Holdings Pro Forma Combined
Book value per share(a)	$(2.08)	nm
Basic loss attributable to common stock per share	$(1.32)	$(3.15)
Diluted loss attributable to common stock per share	$(1.32)	$(3.15)
Cash dividends per share	$0.00	$0.00
Per Equivalent Share of Sungevity Series D Preferred Stock
Book value per share(a)	$(0.02)	nm
Basic loss attributable to common stock per share	$(0.01)	$(0.03)
Diluted loss attributable to common stock per share	$(0.01)	$(0.03)
Cash dividends per share	$0.00	$0.00
Per Equivalent Share of Sungevity Series C Preferred Stock
Book value per share(a)	$(0.02)	nm
Basic loss attributable to common stock per share	$(0.01)	$(0.03)
Diluted loss attributable to common stock per share	$(0.01)	$(0.03)
Cash dividends per share	$0.00	$0.00
Per Equivalent Share of Sungevity Series B Preferred Stock
Book value per share(a)	$(0.02)	nm
Basic loss attributable to common stock per share	$(0.01)	$(0.02)
Diluted loss attributable to common stock per share	$(0.01)	$(0.02)
Cash dividends per share	$0.00	$0.00
Per Equivalent Share of Sungevity Series A Preferred Stock
Book value per share(a)	$(0.02)	nm
Basic loss attributable to common stock per share	$(0.01)	$(0.02)
Diluted loss attributable to common stock per share	$(0.01)	$(0.02)
Cash dividends per share	$0.00	$0.00
Per Equivalent Share of Sungevity Common Stock
Book value per share(a)	$(0.01)	nm
Basic loss attributable to common stock per share	$0.00	$(0.01)
Diluted loss attributable to common stock per share	$0.00	$(0.01)
Cash dividends per share	$0.00	$0.00

(a)	Book value per shares = (Total stockholders’ equity)/(Shares outstanding)

nm – not meaningful

RISK FACTORS

You should carefully consider the following risk factors, in addition to the other information included in this joint proxy and consent solicitation statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements” and the financial statements and notes to the financial statements included herein. Easterly and Sungevity may face additional risks and uncertainties that are not presently known to them, or that Easterly and Sungevity currently deem immaterial, which may also impair their business.

Risk Factors Relating to Sungevity’s Business

The following risk factors apply to the business and operations of Sungevity and will also apply to the business and operations of the combined company following the completion of the Business Combination.

Sungevity has incurred operating losses every year since inception and may be unable to achieve or sustain profitability.

Sungevity has incurred net losses since its formation in 2006. At June 30, 2016, its cumulative net losses were $456.9 million. Sungevity expects to continue to incur net losses as it finances the expansion of its operations, sales, marketing, software engineering, design and administration staffs and implements internal systems and infrastructure to support its growth. In addition, as a public company, Sungevity Holdings will incur significant additional, legal, accounting and other expenses that Sungevity did not incur as a private company. Sungevity’s revenue may not grow rapidly enough to absorb these costs. Sungevity’s ability to achieve profitability depends on a number of factors, including:

•	gaining efficiencies through investment in technology to automate and speed up its operations;
•	developing proprietary technology and software to maintain and improve the platform services to encourage new partners to utilize Sungevity’s platform;
•	reducing its installation labor costs and improving the efficiency and speed with which Sungevity Energy Systems are installed while maintaining quality;
•	growing its installer capacity at a pace to support increased sales without material price increases;
•	maintaining and growing loan provider capacity;
•	obtaining favorable pricing for Sungevity Energy Systems and purchase commitments from its third-party master sale arrangement (MSA) asset purchasers;
•	establishing new relationships with resellers and strategic partners, including retailers, utilities and social enterprise organizations to grow its customer base;
•	attracting and retaining qualified sales and marketing professionals to support its growth;
•	reducing the price Sungevity pays for solar modules, inverters and other components of Sungevity Energy Systems and maintaining similar payment terms and credit lines for such components;
•	diversifying its supply and installer sources to fulfill its volume needs and avoid supply disruptions;
•	maintaining and increasing referral rates to lower its customer acquisition costs;
•	managing its international growth and costs associated with such growth;
•	working closely with regulators to streamline the permitting process for solar installations;
•	cost-effectively entering new markets and obtaining necessary licenses; and
•	effectively developing, selling and deploying new products and services related to the Sungevity Energy System.

Even if Sungevity does achieve profitability, Sungevity may be unable to sustain or increase such profitability in the future.

Sungevity’s independent auditor has expressed substantial doubt about its ability to continue as a going concern.

Sungevity’s independent registered public accounting firm has issued a report expressing substantial doubt in Sungevity’s ability to continue as a going concern without raising additional capital due to its recurring and expected future losses from operations. Sungevity may not be able to secure financing on favorable terms, if at all, in order to continue its operations as planned. Without additional funds, Sungevity may have to delay, scale back or eliminate some of its sales and marketing efforts and development activities, or other operations.

To grow its business, Sungevity must obtain significant amounts of additional financing.

Sungevity depends on third-party financing to meet a substantial portion of its working capital needs. As of June 30, 2016, Sungevity had an aggregate principal amount of $76.0 million of term and revolving debt outstanding. Of these amounts, $35.0 million was a term loan with Hercules Capital, Inc. (“Hercules”), $20.0 million was a revolving loan with Hercules, and $21.0 million was a term loan with Energy Capital Partners (“ECP”). Sungevity also has various revolving credit lines available from suppliers of the equipment it purchases to build its solar energy facilities. As Sungevity grows its business, Sungevity must comply with, and improve upon the terms of these credit lines to manage effectively its working capital and cash flow. Sungevity may also need to seek more of, and increase its borrowings under, these credit lines. As of September 14, 2016, Sungevity has issued $30.6 million in subordinated convertible promissory notes and, in accordance with the Merger Agreement, may issue up to an additional amount of approximately $4.1 million of convertible notes prior to the date of the closing of the Merger. At the closing of the Merger, Easterly is not required to have a minimum amount of cash available from the Trust Account or otherwise.

Sungevity’s ability to obtain financing on advantageous terms, or at all, depends on its continued financial and operating performance, as well as the confidence level of its lenders in its business and the renewable energy industry. Further, Sungevity’s and its subsidiaries’ loans with their senior lenders grant security interests to such senior lenders in substantially all of its domestic assets and the stock of certain of its foreign subsidiaries, both of which may impede Sungevity’s ability to raise additional financing. If Sungevity cannot obtain additional financing on advantageous terms, or at all, Sungevity may have to delay, scale back or eliminate some of its sales and marketing efforts and development activities, or other operations.

Sungevity has incurred a substantial amount of debt to meet its capital needs. If Sungevity cannot extend the maturities of, or renegotiate or refinance, its obligations on favorable terms, its business will be materially adversely affected.

As of June 30, 2016, under its credit facility with Hercules, Sungevity had indebtedness in the aggregate principal amount of $20.0 million drawn of revolving loans and $35.0 million of term loans. The revolving loans and term loans have a maturity date of October 1, 2017 and the term loans start to amortize on November 1, 2016, which may be extended upon satisfaction of certain conditions. Up to $10.0 million of this term loan plus $1.85 million in fees and expenses are expected to be paid to Hercules at the closing of the Merger. In addition, if Easterly has less than $75.0 million of available cash at the closing, including in the Trust Account after giving effect to redemptions or otherwise, Sungevity is expected to repay Hercules approximately $8.89 million in term loan and fees at the closing of the Merger. As of June 30, 2016, Sungevity also has a term loan facility with affiliates of ECP, with an aggregate principal amount of $21.0 million outstanding. The ECP loans are due January 31, 2020. As a result of the Merger, within 5 business days of closing, Sungevity is required to offer to prepay the outstanding obligations under the ECP credit agreement, together with a premium equal to 10% of the outstanding obligations, which is estimated to be approximately $2.1 million as of June 30, 2016 for a total payment of $23.0 million. ECP will have 10 business days to confirm its response or may decide that it wants to maintain the loan until maturity at January 31, 2020. If ECP elects such mandatory prepayment, such amount would be due within 10 business days of ECP’s election notification to Sungevity but only upon the effectiveness of the Business Combination.

As of September 14, 2016, Sungevity has issued subordinated convertible promissory notes in an aggregate principal amount of $30.6 million, which have a maturity date of June 30, 2018 and an interest rate of 15% due at maturity or upon conversion of the notes. Pursuant to the terms of the Merger Agreement, these convertible notes will convert into shares of Sungevity Series D preferred stock prior to the Effective Time which will then convert into shares of Easterly’s common stock in the Merger. Sungevity expects to issue additional convertible notes prior to the Effective Time.

In September 2016, Sungevity entered into a loan and security agreement with MMA Energy Capital, LLC (“MMA”) for an aggregate term loan amount of $10.0 million. The term loan facility with MMA contains similar covenants to those in the term loan facility with Hercules but is subordinated to Hercules and is required to be paid in full upon the closing of the Merger.

Each of these credit facilities restricts Sungevity’s and its subsidiaries’ ability to dispose of assets, incur indebtedness, incur liens, pay dividends or make other distributions to holders of its capital stock, repurchase its capital stock, make specified investments or engage in transactions with its affiliates, subject to certain exceptions.

If Sungevity defaults under any note or credit facility, and any such event of default is not cured or waived, the creditor could terminate commitments to lend and cause all amounts outstanding to become due and payable immediately. This could result in cross defaults causing acceleration under agreements relating to Sungevity’s other indebtedness or provide Sungevity’s counterparties with the right to accelerate all obligations under the credit agreement, charge default interest, or terminate other material agreements.

Under Sungevity’s loan agreement with Hercules, the occurrence of an event that has a material adverse effect on Sungevity’s business would trigger a default. The determination of whether a material adverse effect has occurred is qualitative and, therefore, Sungevity cannot be certain when, in Hercules’ view, a material adverse effect may be determined to have occurred. If Sungevity defaults under, or seeks to prepay or refinance, the Hercules facility, Sungevity must pay (i) an end of term charge in the amount of $7.635 million, or (ii) a prepayment fee equal to 2% or 1% of the outstanding amount being prepaid, depending on whether such prepayment occurs in the first 12 months or 24 months, respectively. In the event of a default, there is a 4% default interest charge. Sungevity’s credit facility with ECP may also cross default, in which case Sungevity would be required to prepay the credit facility with ECP, which has a 10% premium penalty. Sungevity’s assets and cash flow may not be sufficient to repay borrowings that could be accelerated upon a default. Similarly, any default under Sungevity’s credit facility with ECP would constitute a cross default under the Hercules credit facility potentially resulting in the loan repayment with the charges and fees discussed above.

Sungevity’s loan agreement with MMA contains similar provisions and would require Sungevity to repay the term loan amount and a prepayment charge, which would be $0.1 million if terminated prior to December 19, 2016 and $0.05 million if terminated after December 19, 2016.

Furthermore, if Sungevity is unable to satisfy financial covenants and other terms under existing or new instruments, or if Sungevity is unable to refinance existing indebtedness on acceptable terms, its business would be materially adversely affected.

As a private company, Sungevity has not had sufficient accounting resources and internal controls over financial reporting. If reporting resources and timeliness are not improved, it could have a material adverse effect on its business.

Sungevity is required to design, implement and maintain effective controls over financial reporting. Management is aware of inadequacies in the current resources of the accounting team and of the state of internal controls. Management is currently building capacity and taking remedial actions to improve internal controls to ensure that effective internal control over financial reporting is maintained. Management is working on a plan to ensure that it can report accurate and timely financial statements upon closure of the merger with Easterly, and to operate as a successful public company. If Sungevity does not remediate the weaknesses in its current systems, stockholders could lose confidence in its financial and other public reporting, which would harm its business.

Sungevity needs to enter into additional arrangements to sell contracted Sungevity Energy Systems in the U.S. for customers selecting lease or power purchase agreement (PPA) solutions, to provide capital for its business, grow its business and reduce its financing partner concentration.

Sungevity currently utilizes Kina’ole Capital Partners, LLC as its primary financing partner for residential customers in the U.S. who select lease or PPA solutions, selling contracted Sungevity Energy Systems to Kina’ole under an MSA. As of June 30, 2016, there was only $4.0 million of the cash equity commitment remaining under the MSA with Kina’ole. Sungevity needs to enter into new MSAs or increase its existing arrangement with Kina’ole in order to continue its expected operations and grow its business, and will need to enter into new MSAs to reduce its financing partner concentration.

The failure to effectively implement agreements with MSA asset purchasers in a timely manner could:

•	impair Sungevity’s ability to accept new customers in existing or new markets and increase its sales;
•	result in lower margins;
•	require Sungevity to delay or cancel planned installations of Sungevity Energy Systems;
•	impair Sungevity’s ability to pursue its growth strategy; or
•	affect customer satisfaction due to delays resulting from inadequate MSA capacity.

Any of these potential impacts would have a material adverse effect on Sungevity’s business, financial condition and results of operations.

If Sungevity’s most significant financing partner, Kina’ole, is unable to continue to purchase Sungevity Energy Systems, it could significantly affect Sungevity’s business.

Approximately 0.1% and 17.4% of Sungevity’s revenue for 2015 and the six months ended June 30, 2016, respectively, were derived from sales of Sungevity Energy Systems to Kina’ole. Should Kina’ole no longer be able to continue purchasing Sungevity Energy Systems pursuant to its MSA with Sungevity, it would have a material adverse effect on Sungevity’s business, financial condition and results of operations.

Sungevity’s MSA asset purchasers depend on reasonably priced debt and tax equity financing, as well as federal and state incentives. If this funding is not available, it may harm Sungevity’s ability to sell Sungevity Energy Systems on competitive terms.

In most markets, solar energy is dependent on performance-based incentives, rebates, tax credits and other incentives from federal, state and foreign governments. For example, solar systems have been eligible for a 30% investment tax credit (ITC) under Section 48(a) of the Internal Revenue Code, U.S. Treasury grants and depreciation benefits. Sungevity expects its MSA asset purchasers to continue to rely on financing structures that monetize those benefits. Changes in law could reduce the attractiveness to financing sources that monetize federal ITC grants. If Sungevity or its MSA asset purchasers are unable to take advantage of these benefits, Sungevity may no longer be able to offer Sungevity Energy Systems to customers at competitive prices.

In addition, if any of Sungevity’s MSA asset purchasers decide not to purchase or finance Sungevity Energy Systems, or materially change the terms under which they are willing to acquire Sungevity Energy Systems, then Sungevity will need to identify new sources of funding. If Sungevity is unable to secure such financing on favorable terms, or at all, Sungevity’s ability to offer its products to customers with little or no upfront cost, or at a price or on terms acceptable to it, may be impaired.

Sungevity relies on net metering utility rates, and related policies to offer competitive prices to its customers in some of its key markets, and changes to these policies may significantly reduce demand for electricity from its products.

Net metering allows homeowners to pay their local electric utility only for their power usage, net of production from the solar energy system. In states that provide for net metering, the customer typically pays for the net energy used or receives a credit against future bills at the negotiated net metering rate if more energy is produced than consumed. In some jurisdictions, customers are also reimbursed by the electric utility for net excess generation on a periodic basis.

As of June 30, 2016, forty-one U.S. states and the District of Columbia have adopted net metering policies, including all of the states where Sungevity currently serves customers. Net metering policies have been subject to regulatory scrutiny in some states, including Arizona, California, Colorado, Hawaii, Nevada and Utah, and could be modified in ways that may harm Sungevity’s business. For example, in 2015 and 2016, Hawaii and Nevada revised their respective net metering policies, which has reduced the competitiveness of residential solar energy in each state. Any adverse changes in solar-related policies in the states in which Sungevity operates could have a material negative impact on Sungevity’s business, results of operations and future growth.

Without favorable net metering policies, customer demand for Sungevity Energy Systems may decrease. The price that utilities pay for excess energy, or the amount of energy they are required to purchase, could be reduced, or new charges could be introduced that disproportionately impact customers that use net metering, such as Nevada’s recent increase in fixed charges for solar customers. If net metering caps in certain jurisdictions are reached while net metering policies are still in effect, or if the value of the credit that customers receive for net metering is significantly reduced, future customers may be unable to recognize the same level of cost savings associated with net metering that current customers enjoy. If changes to net metering policies occur without grandfathering in prior net metering rates for existing homeowners, those existing customers could be negatively impacted, which could create a default risk from lease and power purchase agreement customers. The absence of favorable net metering policies, or the imposition of new charges that only or disproportionately impact customers that use net metering, would significantly limit customer demand for Sungevity Energy Systems and the electricity they generate and could adversely impact Sungevity’s business, results of operations and future growth. Sungevity may have additional risk of customer dissatisfaction due to changes in utility and energy policies that may reduce the anticipated savings from the Sungevity Energy System, which may result in consumer claims against Sungevity.

Sungevity’s business in California accounted for approximately 54% of its total installations in the United States for 2015 and the six months ended June 30, 2016. Any net metering or regulatory policy changes in the California market would be particularly harmful to Sungevity’s business, results of operations and future growth due to this concentration. Most Sungevity Energy Systems in California are interconnected with one of the state’s three largest investor-owned utilities (Pacific Gas and Electric Company, San Diego Gas and Electric Company and Southern California Edison Company). After the earlier of July 1, 2017 or the date such utility reaches its statutory net metering cap, which has occurred for San Diego Gas and Electric Company, the applicable net metering terms for new residential solar customers will change to California’s Net Metering 2.0 regulations. These new regulations will offer reduced economic benefit to new residential solar customers compared to current California regulations, with further reductions in benefit scheduled to occur in 2019.

The attractiveness of Sungevity Energy Systems to potential customers is significantly affected by the continued availability of governmental rebates, tax credits and other financial incentives.

U.S. federal, state and local government and regulatory bodies provide for tariff structures and incentives to various parties, including owners, end users, distributors, system integrators and manufacturers, among others, of solar energy systems to promote solar energy in various forms, including rebates, tax credits and other financial incentives such as system performance payments, renewable energy credits associated with renewable energy generation, exclusion of solar energy systems from property tax assessments and net metering. These incentives enable Sungevity and its MSA asset purchasers to lower Sungevity’s cost of capital and the price charged for Sungevity Energy Systems. These incentives, however, may expire, end when the allocated funding is exhausted, or be reduced or terminated as solar energy adoption rates increase. For example, the ITC was due to decrease from 30% to 10% in 2017. However, in December 2015, Congress passed legislation extending the ITC for an additional five years with a ramp down from 30% to 26% in 2020 and then to 22% in 2021. After 2021, the commercial ITC will be 10% and the residential ITC will be eliminated.

Applicable authorities may also include provisions for minimum domestic content requirements or other requirements to qualify for these incentives. In addition, the financial value of certain incentives decreases over time. For example, the value of solar renewable energy certificates, or SRECs, are subject to both market and regulatory forces and tends to decrease over time as the SREC supply increases and regulatory targets for clean energy are reached. If Sungevity overestimates the future value of these incentives, it could adversely impact its financial results.

Reductions in, or eliminations or expirations of, governmental incentives could reduce the attractiveness of Sungevity Energy Systems to potential customers or result in dissatisfaction of existing Sungevity customers by increasing net system cost, which could harm Sungevity’s operating results and ability to compete in its industry.

Regulations and policies related to electricity rate design could deter Sungevity’s potential customers from purchasing solar energy systems, reduce the value of the electricity generated from solar energy systems and reduce the savings that its customers could realize from their solar energy systems.

All states regulate investor-owned utility retail electricity pricing. In addition, numerous publicly-owned utilities and electric cooperatives establish their own retail electricity pricing through some form of regulation or internal processes. These regulations and policies could deter potential customers from purchasing solar energy systems. For example, utilities may seek rate design changes to “de-couple” rates. This would result in lower volume-based rates, or the rates charged for kilowatt hour of electricity purchased by a residential customer, and higher unavoidable fixed charges that a customer is subject to when they purchase solar energy from third parties. This form of rate design would adversely impact Sungevity’s business as these charges are based on a customer’s peak usage during a billing cycle. Thus, while homeowners with solar panels could use less energy, they could pay more for their utility service, depending on their peak usage. In addition to changes in general rates charged to all residential customers, utilities increasingly are seeking to apply solar-specific charges (which may be fixed charges, capacity-based charges or other rate changes). In addition, California has also required time of use (TOU) rates for the new net metering program, while TOU will be the default option for all residential customers beginning in 2019. Any of these changes could materially reduce the demand for Sungevity’s products and services and could limit the number of markets in which its products are competitive with electricity provided by the utilities.

Rising interest rates could adversely impact Sungevity’s business.

Interest rates are at historically low levels, partially as a result of intervention by the U.S. Federal Reserve. The U.S. Federal Reserve has taken actions to taper its intervention and raised its target funds rate in December 2015, resulting in a rise in interest rates. Should these actions by the U.S. Federal Reserve continue, interest rates may rise further, which could increase Sungevity’s cost of capital, negatively impact its ability to secure financing, and result in a decline in its gross margin. In addition, customers that purchase their Sungevity Energy Systems using a loan, such as a home equity line of credit, may reduce their purchase of Sungevity Energy Systems should interest rates rise on such loans.

Sungevity’s growth depends in part on expanding its relationships with third parties.

A key component of Sungevity’s growth strategy is to develop or expand its strategic and channel relationships. For example, Sungevity has invested and continues to invest resources in establishing relationships with industry leaders, such as Lowe’s and E.ON, both of whom are stockholders of Sungevity, as well as other organizations, such as the Sierra Club, to generate new customers and sales. Sungevity may need to develop additional significant strategic and channel relationships to grow its sales while maintaining acceptable customer acquisition costs.

Identifying partners and negotiating agreements requires significant time and resources. Competition for relationships in Sungevity’s industry is fierce, and many of its competitors have more established relationships and greater resources than Sungevity. Sungevity may not be successful in growing its sales through its relationships with third parties, which would impair its growth.

Sungevity’s business depends in part on the regulatory treatment of third party-owned solar energy systems.

Currently, all of the leases and power purchase agreements entered into by Sungevity’s customers are third-party ownership arrangements. Sales of electricity by non-utilities face regulatory challenges in some states and jurisdictions. Other challenges pertain to whether third party owned systems qualify for the same levels of rebates or other non-tax incentives available for customer-owned solar energy systems, whether third party owned systems are eligible at all for these incentives, and whether third party owned systems are eligible for net metering. In some states and utility territories, non-utilities that own solar energy systems are limited in their ability to sell solar energy to their customers. In these jurisdictions, Sungevity, offers leases as its exclusive third party-owned option in lieu of power purchase agreements, and in addition to customer ownership. Imposition of such limitations in additional jurisdictions or reductions in, or eliminations of, incentives for third party owned systems could reduce demand for Sungevity’s systems, adversely impact its access to capital and cause Sungevity to increase the price it charges its customers for energy or solar energy systems.

Sungevity’s business has benefited from the declining cost of solar panels, and its financial results may be harmed if solar panel prices increase in the future.

The declining cost of solar panels and the raw materials necessary to manufacture them has been a key driver in the prices Sungevity charges for Sungevity Energy Systems and increasing affordability generally, which has led to customer adoption of solar energy. While historically the prices of solar panels and raw materials have declined, the cost of solar panels and raw materials may decline at a slower rate than in the past or increase in the future due to a variety of factors, including trade barriers, export regulations, regulatory or contractual limitations, industry market requirements, and changes in technology and industry standards.

In addition, there may be upward pressure on prices due to growth in the solar industry and the resulting increase in demand for solar panels and raw materials. Increased panel prices would slow Sungevity’s growth and negatively impact its financial results. Sungevity has purchased virtually all of the solar panels used in Sungevity Energy Systems from manufacturers based in China and Korea. These manufacturers have benefited from favorable labor and material rates and government subsidies. If such costs in these countries increased or if governmental support is decreased or eliminated, Sungevity’s ability to purchase these products on competitive terms or to access specialized technologies from China and Korea could be restricted.

Further, the U.S. government has imposed tariffs on solar cells and modules manufactured in certain countries, such as China and Taiwan. These tariffs could make such solar cells less competitively priced in the United States, and the Chinese and Taiwanese manufacturers may choose to limit the amount of solar equipment they sell into the United States. As a result, it may be easier for solar cell manufacturers located outside of China or Taiwan to increase the prices of the solar cells they sell into the United States. If Sungevity is required to pay higher prices, accept less favorable terms or purchase solar panels or other system components from alternative, higher-priced sources, its financial results will be adversely affected.

A material drop in the retail price of utility-generated electricity or electricity from other sources would harm Sungevity’s business, financial condition and results of operations.

Sungevity believes that a customer’s decision to buy or lease a Sungevity Energy System or enter into a PPA is primarily driven by their desire to pay less for electricity. Decreases in the retail prices of electricity from the utilities or from other sources would harm Sungevity’s ability to offer competitive pricing and could harm its business. The price of electricity from utilities could decrease as a result of the following, among other things:

•	a continued reduction in the price of natural gas or other natural resources as a result of new drilling techniques or other technological developments, a relaxation of associated regulatory standards, or broader economic or policy developments;
•	the construction of a significant number of new power generation facilities, including natural gas, wind, coal, nuclear or other renewable energy technologies;
•	changes to existing tiered electricity rate structures, including those currently being enacted by the California Public Utilities Commission;
•	the construction of additional electric transmission and distribution lines; and
•	energy conservation technology and public initiatives to reduce electricity consumption.

A reduction in utility electricity prices would make the purchase of Sungevity Energy Systems less economically attractive. In addition, if utilities add or increase fixed or demand charges without a proportional increase in the cost of energy consumption, it would reduce the proportion of the electricity bill that customers could offset with electricity produced by a Sungevity Energy System. Further, a shift in the timing of peak rates for utility-generated electricity to a time of day when solar energy generation is less efficient could make Sungevity Energy System offerings less competitive and reduce demand for its products and services.

Sungevity’s operating results may fluctuate, which could make its future performance difficult to predict and could cause its operating results for a particular period to fall below expectations.

Sungevity’s operating results are difficult to predict and may fluctuate significantly. Sungevity has experienced seasonal and quarterly fluctuations in the past. Given that Sungevity is operating in a rapidly growing industry, those fluctuations may be masked by its recent growth rates and thus may not be readily apparent from its results. As such, its past quarterly and annual operating results may not be good indicators of future performance.

In addition to the other risks described in this “Risk Factors” section, the following factors could cause Sungevity’s operating results to fluctuate:

•	the decrease, expiration or initiation of any governmental rebates or incentives for solar energy;
•	any significant fluctuations in customer demand for its products and services;
•	its ability to complete installations in a timely manner due to inclement weather;
•	its ability to complete installations in a timely manner due to market conditions resulting in inconsistently available financing;
•	its ability to continue to expand its operations, and the amount and timing of related expenditures;
•	actual or anticipated changes in its growth rate relative to its competitors;
•	announcements by it or its competitors of significant acquisitions, strategic partnerships, joint ventures or capital-raising activities or commitments;
•	changes in its pricing policies or terms or the pricing policies or terms of its competitors, including utilities; and
•	actual or anticipated developments in its competitors’ businesses or the competitive landscape.

Therefore, the results of any prior quarterly or annual periods should not be relied upon as indications of its future performance. In addition, its actual revenue, key operating metrics and other operating results may fall short of the expectations of investors and financial analysts, which could have an impact on the price of Sungevity Holdings common stock.

Electric utility industry regulations may present technical, regulatory and economic barriers to the purchase and use of solar energy systems that may significantly reduce demand for Sungevity Energy Systems.

Federal, state and local government regulations and policies concerning the electric utility industry, and internal policies and regulations promulgated by electric utilities, such as those related to electricity pricing and interconnection of customer-owned electricity generation, heavily influence the market for electricity generation products and services. For example, in some regions, electricity generated by solar energy systems competes most effectively with expensive peak-hour electricity from the electric grid, rather than the less expensive average price of electricity. Modifications to the utilities’ peak hour pricing policies or rate design, such as to a flat rate, would negatively affect the competitiveness of Sungevity Energy Systems.

In the United States, federal, state and local governments and the state public service commissions that determine utility rates continuously modify these regulations and policies. Any changes to government regulation of utilities that allow electric utilities to compete more effectively with companies that sell solar energy systems could cause a significant reduction in demand for Sungevity’s products and services or increase its costs or the prices Sungevity charges its customers. These regulations and policies could result in a significant reduction in the potential demand from customers and for electricity from Sungevity Energy Systems.

Sungevity relies on a limited number of component suppliers for Sungevity Energy Systems. Contraction, shortages, delays, price changes, imposition of tariffs or duties or other limitations in the industry could result in sales and installation delays, cancellations and loss of market share.

Hyundai Corporation and Trina Solar accounted for 96.4% and 83.2% of Sungevity’s solar PV module purchases that were installed in Sungevity Energy Systems interconnected in 2015 and for the six months ended June 30, 2016, respectively. PowerOne Renewable Energy Solutions, LLC, SMA Solar Technology America LLC, and Solar Edge Technologies Inc. accounted for 99.9% and 100.0% of Sungevity’s inverter purchases that were installed in Sungevity Energy Systems interconnected in 2015 and for the six months ended June 30, 2016, respectively. Sungevity uses a limited number of hardware and software providers to monitor the electricity production of the installed Sungevity Energy Systems. If any of these entities were to cease operations, Sungevity would not have access to system performance data stored with that vendor. If Sungevity fails to develop, maintain and expand its relationships with these or other suppliers, its ability to adequately meet anticipated demand for Sungevity Energy Systems may be adversely affected, or Sungevity may only be able to offer its systems at higher costs or after delays.

If one or more of Sungevity’s suppliers that ceases or reduces production or is otherwise unable to allocate sufficient production to Sungevity, it may be difficult to quickly identify alternative suppliers or to qualify alternative products on commercially reasonable terms, and Sungevity’s ability to meet anticipated demand for Sungevity Energy Systems may be adversely affected. There are a limited number of suppliers of solar energy system components and technologies and the suppliers’ equipment must be approved by Sungevity’s MSA asset purchasers. While Sungevity believes its MSA asset purchasers may approve other suppliers, transitioning to a new supplier may result in additional costs and delays in acquiring its solar products and deploying its systems. Failure to install and interconnect the Sungevity Energy Systems of Sungevity’s customers because of shortages or failures in components of these systems can cause customer dissatisfaction, which may reduce its referral rates and lead to reputational harm, which could harm its sales.

The acquisition by one of Sungevity’s competitors of one or more of its component or technology suppliers could limit its access to components or technology, requiring Sungevity to find additional suppliers for such components or technology, and requiring the redesign of Sungevity Energy Systems or installation procedures. These risks are compounded given that some of Sungevity’s MSA asset purchasers require Sungevity to use specified equipment. Should Sungevity lose access to that equipment, it would need to identify and obtain approval from its financing partner to use alternate suppliers.

There have been periodic industry-wide shortages of key components, including solar panels and inverters. The manufacturing infrastructure for some of these components has a long lead-time, requires significant capital investment and relies on the continued availability of key commodity materials, potentially resulting in an inability to meet demand for these components. The solar industry is currently experiencing rapid growth and, as a result, shortages of key components, including solar panels and inverters, are more likely to occur, which in turn may result in price increases for such components. Even if shortages do not occur, suppliers may decide to allocate key components with high demand or insufficient production capacity to more profitable customers, customers with long-term supply agreements or customers other than Sungevity and, as a result, Sungevity’s supply of such components may be reduced.

Sungevity purchases components for Sungevity Energy Systems on an as-needed basis generally and does not operate under long-term supply agreements. In order to obtain better pricing, Sungevity may enter into long-term supply agreements, which may include volume commitments. Purchase orders are denominated in U.S. dollars. Because substantially all of its revenue is also generated in U.S. dollars, Sungevity is generally insulated from currency fluctuations. However, because its suppliers often incur a significant amount of their costs by purchasing raw materials and generating operating expenses in foreign currencies, if the value of the U.S. dollar depreciates significantly or for a prolonged period of time against these other currencies this may cause Sungevity’s suppliers to raise their prices, which could harm Sungevity’s financial results. Since Sungevity purchases many of the solar PV modules it uses from China and Korea, Sungevity is particularly exposed to exchange rate risk from increases in the value of the Chinese Yuan and the Korean Won. In addition, the U.S. government has imposed tariffs on solar cells produced and assembled in China and Taiwan. These tariffs and any tariffs or duties, or shortages, delays, price changes or other limitations in Sungevity’s ability to obtain components or technologies it uses could limit its growth, cause cancellations or adversely affect its profitability, and result in loss of market share and damage to its brand.

Sungevity is dependent on third parties for many components as well as the installation of Sungevity Energy Systems.

Sungevity has experienced component shortages and quality control issues that have caused delays in installations of Sungevity Energy Systems and component failure. If a supplier or contractor is no longer providing services or products or performing effectively, Sungevity may be unable to identify alternative suppliers or contractors in a timely manner or upon desirable terms, which may delay the installation of Sungevity Energy Systems and harm Sungevity’s results of operations.

In addition, Sungevity relies on a network of preferred installers, primarily comprised of a limited group of large regional installers, to install and maintain the Sungevity Energy Systems. The quality and efficiency of the installation process affects speed of installation, customer satisfaction, and revenue recognition timing. The replacement of any one of these large regional installers would be difficult to achieve in a timely manner. If Sungevity is unable to maintain a high quality network of installers in existing and new markets, Sungevity may not be able to meet its installation targets and may experience customer dissatisfaction, lower referral rates or reputational harm, which could lead to lower sales.

In addition, Sungevity relies on third parties to warehouse and deliver its system components to its installers or customers. If Sungevity is unable to effectively establish and manage the warehouse and distribution process, or the warehouse fails to perform its responsibilities, the sales and installation of Sungevity Energy Systems will be delayed and its results of operations may be harmed.

Sungevity acts as the general contractor for its customers and is subject to construction risk, cost overruns, delays, regulatory compliance and other contingencies.

Sungevity serves as the general contractor, electrician, construction manager and installer for all Sungevity Energy Systems. Sungevity may be liable to customers for any damage it causes to their home, belongings or property during the installation of its systems. For example, Sungevity penetrates its residential customers’ roofs during the installation process and may incur liability for the failure to adequately weatherproof such penetrations following the completion of installation of Sungevity Energy Systems. In addition, because Sungevity Energy Systems are high-voltage energy systems, it may incur liability for the failure to comply with electrical standards and manufacturer recommendations. Furthermore, prior to obtaining permission to operate Sungevity Energy Systems, the systems must pass various inspections. Sungevity cannot recognize revenue for a Sungevity Energy System until the system passes such inspection and then receives permission to operate. Sungevity’s profit on a particular installation is based in part on assumptions as to the cost of such project. Therefore, cost overruns, delays or other execution issues may impact its profitability, perhaps substantially. In addition, the installation of Sungevity Energy Systems is subject to oversight and regulation in accordance with national, state and local laws and ordinances relating to building, fire and electrical codes, safety, environmental protection, utility interconnection and metering and related matters.

Sungevity also relies on certain of its employees and resellers to maintain professional licenses in many of the jurisdictions in which it operates, and its failure to employ properly licensed personnel could adversely affect its licensing status in those jurisdictions. It is difficult and costly to track the requirements of every authority having jurisdiction over Sungevity’s operations and Sungevity Energy Systems. As Sungevity enters new markets, it may need to hire and retain individuals who maintain these licenses. Failure to do so may hamper its entry into new markets. New or revised government regulations or utility policies pertaining to its systems may result in significant additional expenses to Sungevity and its customers and, as a result, could cause a significant reduction in demand for its systems.

Compliance with occupational safety and health requirements and best practices can be costly, and noncompliance with such requirements may result in potentially significant monetary penalties, operational delays and adverse publicity.

The installation of Sungevity Energy Systems requires Sungevity’s contractors to work at heights with complicated and potentially dangerous electrical systems. The evaluation and modification of buildings as part of the installation process requires Sungevity’s contractors to work in locations that may contain potentially dangerous levels of asbestos, lead, mold or other materials known or believed to be hazardous to human health. There is substantial risk of serious injury or death if proper safety procedures are not followed. Sungevity’s operations are subject to regulation under the U.S. Occupational Safety and Health Act, or OSHA, the U.S. Department of Transportation, or DOT, and equivalent state laws.

Changes to OSHA or DOT requirements, or stricter interpretation or enforcement of existing laws or regulations, could result in increased costs. If Sungevity fails to comply with applicable OSHA regulations, it may be subject to civil or criminal enforcement and be required to pay substantial penalties, incur significant capital expenditures or suspend or limit operations. Accidents, citations, violations, injuries or failure to comply with industry best practices may subject Sungevity to adverse publicity, damage its reputation and competitive position and adversely affect its business.

A failure to hire and retain an effective sales force and other key employees would constrain Sungevity’s growth and its ability to timely complete its customers’ projects.

To support its growth, Sungevity needs to hire, train, deploy, manage and retain a substantial number of skilled employees. In particular, Sungevity needs to continue to expand and optimize its sales staff to grow its customer base. Identifying and recruiting qualified personnel and training them requires significant effort and expense. It can take several months before a new salesperson is fully trained and productive. Sales personnel are attracted to direct-selling by competitive earnings opportunities and Sungevity competes for sales personnel by providing what it believes to be a more competitive earnings opportunity than that offered by its competitors. If Sungevity is less effective than its competitors in hiring, developing and retaining talented sales personnel or if new direct sales personnel are unable to timely achieve desired productivity levels, Sungevity may not be able to realize the expected benefits of this investment or grow its business.

In addition, Sungevity needs to hire and retain software developers to build and maintain its technology platform. Because Sungevity is headquartered in the San Francisco Bay Area, Sungevity competes for a limited pool of technical and engineering resources that requires it to pay wages that are competitive with high regional standards for employees in these fields. If Sungevity cannot hire, develop and retain talented developers, Sungevity may not be able to realize the integrations required with its MSA asset purchasers and strategic partners and grow its business.

If Sungevity cannot meet its hiring, retention and efficiency goals, Sungevity may be unable to cost-effectively acquire new customers, and manage its customers’ projects on time, in an acceptable manner or at all. Any significant failures in this regard would materially impair its business. If Sungevity is required to pay higher compensation than it anticipates, these greater expenses may also adversely impact its profitability.

Sungevity faces competition from traditional regulated electric utilities, from less-regulated third party energy service providers and from other renewable energy companies.

The solar energy and renewable energy industries are both highly competitive and continually evolving as participants strive to distinguish themselves within their markets and compete with large traditional utilities. Sungevity competes primarily with other distributed solar companies and utilities to offer a reduction in the amounts that customers are paying for electricity at retail rates.

Traditional utilities generally can devote substantially greater financial resources to the research, development, regulatory and lobby efforts, promotion and sale of their products or respond more quickly to evolving industry standards and changes in market conditions than Sungevity can. Traditional utilities could also offer other value-added products or services that could help them to compete with Sungevity even if the cost of electricity they offer is higher than Sungevity’s. In addition, a majority of utilities’ sources of electricity are non-solar, which may allow utilities to sell electricity more cheaply than electricity generated by Sungevity Energy Systems. Nevertheless, regulated utilities are increasingly seeking approval to ‘rate-base’ their own residential solar businesses. Rate-basing means that utilities would receive guaranteed rates of return for their solar businesses. This is already commonplace for utility scale solar projects and commercial solar projects. While few utilities to date have received regulatory permission to rate base residential solar, Sungevity’s competitiveness would be harmed significantly should more utilities receive such permission because Sungevity does not receive guaranteed profits for its solar service offerings.

Sungevity also faces competition from other solar companies, some of whom specialize in residential solar, including companies that are vertically integrated, from installation businesses, large construction companies and utilities and increasingly from sophisticated electrical and roofing companies. Many of Sungevity’s competitors also have significant brand name recognition and extensive knowledge of its target markets.

Sungevity also competes with companies that are not regulated as traditional utilities but that have access to the traditional utility electricity transmission and distribution infrastructure pursuant to state and local pro-competitive and consumer choice policies. These energy service companies can offer customers electricity supply-only solutions that are competitive with Sungevity’s products on both price and usage of renewable energy technology while avoiding the long-term agreements and physical installations that Sungevity’s business model requires. This may limit Sungevity’s ability to attract new customers, particularly those who wish to avoid long-term contracts or power purchase agreements, or those who have an aesthetic or other objection to installing solar panels on their roofs.

Sungevity may be required to make substantial payments to its customers or MSA asset purchasers or perform costly repairs under its performance guarantees and warranties.

Sungevity generally provides a performance guarantee and a limited warranty with each Sungevity Energy System it sells or leases to its customers. When Sungevity sells Sungevity Energy Systems to MSA asset purchasers, Sungevity provides a warranty to them. The performance guarantee Sungevity provides to its customers provides that if a Sungevity Energy System produces less electricity than a guaranteed amount, Sungevity will make a payment to the customer to compensate them for the underperformance. Sungevity may also repair or replace the system to prevent future underperformance. Sungevity’s limited warranty to its customers provides that, with certain limitations, if a system were installed improperly, if damage were done to a customer’s property during installation, or if a system did not function properly, Sungevity will repair the problem or replace the malfunctioning equipment. If its systems do not perform as expected, or if they are improperly or negligently installed, Sungevity may be required to make substantial payments to its customers or to pay for costly repairs to be made to their systems or property.

Sungevity has recently implemented a handheld tool for installers, called BEAM, to determine solar energy production estimates for Sungevity Energy Systems. If these production estimates are inaccurate, Sungevity may have difficulty selling contracted assets into MSAs and may face significant performance guarantee obligations.

Though Sungevity has certain warranties and indemnities from the suppliers of Sungevity Energy System components, and from the companies with whom it contracts for the installation of those systems, these warranties and indemnities may be insufficient to cover the costs Sungevity incurs, or Sungevity may not be able to collect from its suppliers or installers.

Problems with quality or performance may cause Sungevity to incur warranty and performance guarantee expenses.

Customers who purchase Sungevity Energy Systems or enter into leases or power purchase agreements are covered by warranties equal to the length of the term of these agreements — typically 20 years. Depending on the state where they live, customers who purchase Sungevity’s products for cash are covered by a system warranty of up to 20 years in duration under state law. In addition, Sungevity provides a pass-through of the inverter and panel manufacturers’ warranties to its customers, which generally range from 5 to 25 years. One or more of these manufacturers could cease operations and no longer honor these warranties, instead leaving Sungevity to fulfill these potential obligations.

Further, Sungevity provides performance guarantees to customers who have purchased Sungevity Energy Systems or who have entered into leases or prepaid PPAs with Sungevity and to MSA asset purchasers of leases or prepaid PPAs on a customer- or portfolio-basis, except in the case of Sunrun, which instead receives an equipment warranty from Sungevity. These performance guarantees can run for up to 20 years and compensate a customer on an annual basis if the customer’s system does not meet the electricity production set forth in the customer’s contract. Sungevity makes certain assumptions and applies judgments regarding a number of factors, including its anticipated rate of warranty claims, and the durability, performance and reliability of Sungevity Energy Systems. Sungevity has made these assumptions based on the historic performance of Sungevity Energy Systems. Its assumptions could prove to be different from the actual performance of its systems, causing it to incur substantial expense to repair or replace defective systems in the future or to compensate customers for systems that do not meet their performance guarantees. Product failures or operational deficiencies also would reduce Sungevity’s revenue from power purchase agreements because they are dependent on system production. Any widespread product failures or operating deficiencies may damage its market reputation and adversely impact its financial results.

Sungevity typically bears the risk of loss and the cost of maintenance and repair on Sungevity Energy Systems.

With respect to Sungevity Energy Systems in which Sungevity maintains an ownership interest through its tax equity funds and when Sungevity is building a Sungevity Energy System for a third-party financing partner, Sungevity typically bears the risk of loss and is generally obligated to cover the cost of maintenance and repair on any Sungevity Energy Systems that are leased by its customers. With respect to its tax equity funds, Sungevity has entered into a maintenance services agreement under which it agrees to operate and maintain the system for a fixed fee. In connection with its agreements with MSA asset purchasers, Sungevity generally provides a 10-year warranty on defects in materials and workmanship. If Sungevity Energy Systems require an above-average amount of repairs or if the cost of repairing systems were higher than estimated, Sungevity would need to perform such repairs without additional compensation. If Sungevity Energy Systems, a majority of which are located in California, are damaged in the event of a natural disaster beyond its control, losses, such as earthquake damage, could be excluded or exceed insurance policy limits, and Sungevity could incur unforeseen costs that could harm its business and financial condition. Sungevity may also incur significant costs for taking other actions in preparation for, or in reaction to, such events.

Damage to Sungevity’s brand and reputation would harm its business and results of operations.

Sungevity depends significantly on its reputation for high-quality services, best-in-class design, installation and exceptional customer service and the brand name “Sungevity” to attract new customers and grow its business. If Sungevity Energy Systems or other products it offers do not perform as anticipated, if the installation of the Sungevity Energy Systems and related products is not timely or satisfactory to its customers, if Sungevity or its partners damage its customers’ properties or cancel projects, or if customers do not receive the savings they expect from Sungevity Energy Systems, Sungevity’s brand and reputation could be significantly impaired. In addition, if Sungevity fails to deliver, high-quality services to its customers through its long-term relationships, its customers will be less likely to purchase future products and services from it. Sungevity also depends greatly on referrals from existing customers for its growth, in addition to its other marketing efforts. Therefore, Sungevity’s inability to meet or exceed its current customers’ expectations would harm its reputation and growth through referrals.

Sungevity’s growth depends in part on its success in operating internationally.

Sungevity’s strategic plans include international expansion, and Sungevity intends to sell its solar energy products and services in international markets. Risks inherent to international operations include the following:

•	changes in general economic and political conditions, conflicting and changing tax, environmental, labor and other laws and regulations, including export and import restrictions and changes in government incentives relating to power generation and solar electricity, in the countries where Sungevity operates;
•	fluctuations in currency exchange rates relative to the U.S. dollar;

•	difficulties and costs in recruiting and retaining individuals skilled in international business operations;
•	political and economic instability, including wars, acts of terrorism, political unrest, boycotts, curtailments of trade and other business restrictions;
•	international business practices that may conflict with U.S. customs or legal requirements;
•	financial risks, such as longer sales and payment cycles and greater difficulty collecting accounts receivable; and
•	inability to obtain, maintain or enforce intellectual property rights, including inability to apply for or register material trademarks in foreign countries.

Doing business in foreign markets requires Sungevity to be able to respond to rapid changes in market, legal and political conditions in these countries. Sungevity may not be able to develop and implement policies and strategies that will be effective in each location where it does business.

If Sungevity fails to manage its growth effectively, Sungevity may be unable to execute its business plan, maintain high levels of customer service or adequately address competitive challenges.

Sungevity has experienced significant growth in recent periods and intends to expand its business within existing and new markets in the future. This growth has placed, and any future growth may place, a significant strain on its management, operational and financial infrastructure. In particular, Sungevity will be required to expand, train and manage its growing employee base. Sungevity’s management will also be required to maintain and expand its relationships with customers, suppliers and other third parties and attract new customers and suppliers, as well as to manage multiple geographic locations in the U.S. and internationally.

In addition, Sungevity’s current and planned operations, personnel, systems and procedures might be inadequate to support its future growth and may require it to make additional unanticipated investment in its infrastructure. Sungevity’s success and ability to further scale its business will depend, in part, on its ability to manage these changes in a cost-effective and efficient manner. If Sungevity cannot manage its growth, it may be unable to take advantage of market opportunities, execute its business strategies or respond to competitive pressures. This could also result in declines in quality or customer satisfaction, increased costs, difficulties in introducing new products and services or other operational difficulties. Any failure to effectively manage growth could adversely impact its business and reputation.

The loss of one or more members of Sungevity’s senior management or key employees may adversely affect its ability to implement its strategy.

Sungevity depends on its experienced management team, and the loss of one or more key executives could have a negative impact on its business. In particular, Sungevity is dependent on the services of its co-founder and Chief Executive Officer, Andrew Birch. Sungevity also depends on its ability to retain and motivate key employees and attract qualified new employees. Neither Sungevity’s founders nor its key employees are bound by employment agreements for any specific term, and Sungevity may be unable to replace key members of its management team and key employees in the event it loses their services. Integrating new employees into its management team could prove disruptive to its operations, require substantial resources and management attention and ultimately prove unsuccessful. An inability to attract and retain sufficient managerial personnel who have critical industry experience and relationships could limit or delay Sungevity’s strategic efforts, which could have a material adverse effect on its business, financial condition and results of operations.

Sungevity’s business may be harmed if it fails to properly protect its intellectual property.

Sungevity believes that the success of its business depends in part on its proprietary technology, including its software, information, processes and know-how. Sungevity relies on trade secret and patent protections to secure its intellectual property rights. Sungevity cannot be certain that it has adequately protected or will be able to adequately protect its proprietary technology, that its competitors will not be able to utilize its existing technology or develop similar technology independently, that the claims allowed with respect to any patents held by Sungevity will be broad enough to protect its technology or that foreign intellectual property laws will adequately protect its intellectual property rights. Moreover, Sungevity cannot be certain that its patents provide it with a competitive advantage. Despite these precautions, it may be possible for third parties to obtain and use its intellectual property without its consent.

Unauthorized use of Sungevity’s intellectual property by third parties, and the expenses incurred in protecting its intellectual property rights, may adversely affect its business.

In the future, some of Sungevity’s products could be alleged to infringe existing patents or other intellectual property of third parties, and Sungevity cannot be certain that it will prevail in any intellectual property dispute. In addition, any future litigation required to enforce Sungevity’s patents, to protect its trade secrets or know-how or to defend itself or indemnify others against claimed infringement of the rights of others could harm its business, financial condition and results of operations.

If the Internal Revenue Service or the U.S. Treasury Department makes determinations that the fair market value of Sungevity Energy Systems is materially lower than what Sungevity has claimed, Sungevity may have to pay significant amounts to its captive tax equity funds.

Sungevity and its financing providers claim the ITCs or U.S. Treasury grants in amounts based on the fair market value of Sungevity Energy Systems. Sungevity has obtained independent appraisals to support the fair market values that it reports for claiming ITCs and U.S. Treasury grants for systems owned by Sungevity’s captive tax equity funds. The Internal Revenue Service (the “IRS”) and the U.S. Treasury Department review these fair market values. With respect to U.S. Treasury grants, the U.S. Treasury Department reviews the reported fair market value in determining the amount initially awarded, and the IRS and the U.S. Treasury Department may also subsequently audit the fair market value and determine that amounts previously awarded must be repaid to the U.S. Treasury Department or that excess awards constitute taxable income for U.S. federal income tax purposes. With respect to ITCs, the IRS may review the fair market value during an audit and determine that the tax credits previously claimed must be reduced. If the fair market value of Sungevity Energy Systems is determined in these circumstances to be less than it reported, Sungevity may owe its captive tax equity funds an amount equal to this difference, plus any costs and expenses associated with a challenge to that valuation. Sungevity could also be subject to tax liabilities, including interest and penalties. Terms of captive tax equity funds may vary.

Developments in alternative technologies or improvements in distributed solar energy systems may reduce demand for Sungevity’s products.

Sungevity’s products compete with several technologies, including distributed solar power generation, storage solutions such as batteries, the widespread use or adoption of fuel cells for residential or commercial properties or improvements in other forms of centralized power production. Any failure by Sungevity to adopt new or enhanced technologies or processes, or to react to changes in existing technologies, could delay deployment of Sungevity Energy Systems, which could result in product obsolescence, the loss of competitiveness of its systems, decreased revenue and a loss of market share to competitors.

Sungevity may become subject to regulation as an electric utility, which could increase its costs substantially.

Sungevity is not subject to the various federal, state and local standards, restrictions and regulatory requirements applicable to traditional utilities. However, Sungevity may become subject to regulations that would cause it to be treated as an electric utility, or it may otherwise become subject to a similar regulatory regime of commission-approved operating tariffs, rate limitations and related mandatory provisions. These regulations could place significant restrictions on Sungevity’s ability to operate by prohibiting, restricting or otherwise regulating its sale of electricity. If Sungevity were subject to the same state or federal regulatory authorities as public electric utilities or if new regulatory bodies were established to oversee its business in the United States, then Sungevity’s operating costs would increase. Members of Congress have asked the Consumer Financial Protection Bureau and the Federal Trade Commission to address the oversight of solar companies, but so far both agencies have demurred.

If any of the components of Sungevity Energy Systems or other products Sungevity offers are defective or are negligently or otherwise improperly installed, Sungevity could incur significant liability.

If any of the components of any of Sungevity Energy Systems or other products Sungevity offers are defective and cause damage to any person or property, Sungevity could be sued for significant damages. Sungevity currently provides consumption meters and electric vehicle home chargers and intends to offer additional products, including battery storage systems to customers. If these products are defective or cause damage to any person or property Sungevity could be sued for significant damages. For example, in September, Sungevity received a recall notice from one of its manufacturers for an AC disconnect used in the installation of solar energy systems in customers’ homes. Sungevity is assessing the potential costs involved with the recall, and has properly engaged with the insurers regarding the recall. Additionally, if one of Sungevity’s installers negligently installs or repairs a system or product and causes harm to any person or property, it could also be sued for significant damages. Sungevity takes precautions in selecting suppliers and installers and Sungevity and its suppliers and installers have bonds and/or insurance to cover damages from defects and improper installation. Further, Sungevity generally has certain contractual protections from the negligence of its suppliers and installers. Nevertheless, such insurance, bonds and protections may be insufficient to cover any damages for which Sungevity is liable, and it may not be able to collect any indemnity or warranty Sungevity has from its suppliers or contractors.

Failure by Sungevity’s suppliers, resellers or partners to use ethical business practices and comply with applicable laws and regulations may adversely affect Sungevity’s business.

Sungevity does not control its suppliers, resellers, and partners or their business practices. Sungevity cannot guarantee that they follow ethical business practices such as fair wage practices and compliance with environmental, safety and other federal, state and local laws. A lack of demonstrated compliance could lead Sungevity to seek alternative suppliers, which could increase its costs and result in delayed delivery of its products, product shortages or other disruptions. Violation of labor or other laws by its suppliers or partners or divergence from generally accepted ethical practices in the markets in which Sungevity does business could attract negative publicity and harm its business. Sungevity indemnifies MSA asset purchasers for liability arising from such violations.

Energy production by solar energy systems depends heavily on meteorological conditions. If meteorological conditions are unfavorable, the electricity production from Sungevity Energy Systems may be substantially below expectations, which could adversely affect Sungevity’s business.

The energy generated by a solar energy system depends on the amount of sunlight it receives. While historical levels are taken into account in choosing locations for solar energy systems, weather is inherently variable, and cloud cover and other solar radiation-reducing weather characteristics may occur more often than in the past. If Sungevity Energy Systems generate less energy than expected, Sungevity may be required to pay additional amounts to its customers pursuant to its system production guarantees. Furthermore, components of Sungevity’s systems, such as panels and inverters, could be damaged by severe weather, such as hailstorms or tornadoes. In these circumstances, Sungevity generally would be obligated to bear the expense of repairing the damaged solar energy systems for which it maintains an ownership interest through its tax equity funds. Unfavorable weather also could delay its installation of Sungevity Energy Systems, leading to increased expenses and decreased revenue and cash receipts in the relevant periods, as well as customer dissatisfaction. In addition to natural weather variations, climate change could cause unexpected changes in weather patterns, which could reduce the output of Sungevity’s systems, or increase the incidence of extreme weather events that could cause damage to its systems. Any of these events or conditions could harm its business, financial condition and results of operations.

Sungevity is exposed to the credit risk of its customers who leased Sungevity Energy Systems.

Prior to March 2014, Sungevity leased Sungevity Energy Systems to customers via Sungevity’s tax equity funds. Sungevity’s customers who leased Sungevity Energy Systems from it are required to make monthly payments to it for up to 20 years. Sungevity maintains an interest in these customer leases through its interest in its tax equity funds and, as a result, it is subject to the credit risk of its customers. As of June 30,

2016, customer defaults in the aggregate have been immaterial, and Sungevity does not maintain a reserve for customer default. If defaults on leases were to increase materially, it would harm Sungevity’s financial condition.

Any unauthorized disclosure or theft of personal information Sungevity gathers, stores and uses could harm its reputation and subject it to claims or litigation.

Sungevity receives, stores and uses personal information of its customers, including names, addresses, e-mail addresses, credit information and other housing and energy use information. Unauthorized disclosure of such personal information, whether through breach of its systems by an unauthorized party, employee theft or misuse, or otherwise, could harm its business. If Sungevity were subject to an inadvertent disclosure of such personal information, or if a third party were to gain unauthorized access to customer personal information that Sungevity possesses, its operations could be seriously disrupted and it could be subject to claims or litigation arising from damages suffered by its customers. Any perceived or actual unauthorized disclosure of such information could harm its reputation, substantially impair its ability to attract and retain customers and have an adverse impact on its business.

Sungevity’s internal computer systems, or those used by its third-party partners or other contractors or consultants, may fail or suffer security breaches.

Despite the implementation of security measures, Sungevity’s internal computer systems and those of its partners and other contractors and consultants are vulnerable to damage from computer viruses and unauthorized access. Although to Sungevity’s knowledge it has not experienced any such material system failure or security breach to date, if such an event were to occur and cause interruptions in its operations, it could result in a material disruption of its business operations. Sungevity also relies on its third-party partners for the manufacture of panels and installation on customers’ properties, and similar events relating to their computer systems could also have a material adverse effect on its business. To the extent that any disruption or security breach were to result in a loss of, or damage to, Sungevity’s data or operations, or inappropriate disclosure of confidential or proprietary information, it could incur liability, customer relationships could suffer and further sales of its services could be delayed or stalled.

Sungevity uses “open source” software in its solutions, which may restrict how it distributes its offerings, require that Sungevity release the source code of certain software subject to open source licenses or subject it to possible litigation or other actions that could adversely affect its business.

Sungevity currently uses in its solutions, and expect to continue to use in the future, software that is licensed under so-called “open source,” “free” or other similar licenses. Open source software is made available to the general public on an “as-is” basis under the terms of a non-negotiable license. Sungevity currently combines its proprietary software with open source software but not in a manner that Sungevity believes requires the release of the source code of its proprietary software to the public. Sungevity does not plan to integrate its proprietary software with open source software in ways that would require the release of the source code of its proprietary software to the public, However, Sungevity’s use and distribution of open source software may entail greater risks than use of third party commercial software. Open source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. In addition, if Sungevity combines its proprietary software with open source software in a certain manner, Sungevity could be required, under certain open source licenses, to release the source code of its proprietary software to the public. This would allow its competitors to create similar offerings with less effort and ultimately could result in a loss of sales. Sungevity may also face claims alleging noncompliance with open source license terms or infringement or misappropriation of proprietary software. These claims could result in litigation, require it to purchase a costly license or require it to devote additional research and development resources to change its software, any of which would have a negative effect on its business and operating results. In addition, if the license terms for open source software that Sungevity uses change, it may be forced to re-engineer its solutions, incur additional costs or discontinue the sale of its offerings if re-engineering could not be accomplished on a timely basis. Although Sungevity monitors its use of open source software to avoid subjecting its offerings to unintended conditions, few courts have interpreted open source licenses, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on its ability to commercialize its offerings. Sungevity cannot guarantee that it has incorporated open source software in its software in a manner that will not subject it to liability, or in a manner that is consistent with its current policies and procedures.

A failure to comply with laws and regulations relating to interactions with current or prospective residential customers by Sungevity, its subcontractors or its resellers could result in negative publicity, claims, investigations and litigation, and adversely affect Sungevity’s financial performance.

Sungevity’s business substantially focuses on contracts and transactions with residential customers. Sungevity must comply with numerous federal, state and local laws and regulations that govern matters relating to its interactions with residential consumers, including those pertaining to privacy and data security, consumer financial and credit transactions, home improvement contracts, warranties and door-to-door solicitation. These laws and regulations are dynamic and subject to potentially differing interpretations, and various federal, state and local legislative and regulatory bodies may initiate investigations, expand current laws or regulations or enact new laws and regulations, regarding these matters. Changes in these laws or regulations or their interpretation could dramatically affect how Sungevity does business, acquires customers and manages and uses information it collects from and about current and prospective customers and the costs associated therewith. For example, in 2015, Arizona enacted a statute that requires increased disclosures and acknowledgements in any agreement governing the financing, sale or lease of distributed energy systems, such as Sungevity Energy Systems. This law, which took effect on December 31, 2015, requires such agreements to, among other things, include an acknowledgement by the customer of any restrictions on the ability to transfer ownership of the solar energy system or underlying property and provide contact information for any party that has the right to review or approve such a transfer. Sungevity strives to comply with all applicable laws and regulations relating to its interactions with residential customers. It is possible, however, that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or its practices. For example, in 2015 members of the U.S. House of Representatives sent letters to the Consumer Financial Protection Board, or CFPB, and the Federal Trade Commission, or FTC, requesting that these agencies investigate the sales practices of companies providing solar energy system leases to residential consumers. While Sungevity believes its current sales practices and policies comply with all applicable laws and regulations, if the CFPB or FTC were to initiate an investigation against it or enact regulations relating to the marketing of solar leases to residential consumers, responding to such investigation or complying with such regulations could require Sungevity to modify its operations and incur significant additional expenses, which could have an adverse effect on its business, financial condition and results of operations.

Additionally, Sungevity cannot ensure that its sales force will comply with its standard practices and policies, and any such non-compliance which violates applicable laws or regulations could also expose it to claims, proceedings, litigation and investigations by private parties and regulatory authorities, as well as substantial fines and negative publicity, each of which may materially and adversely affect its business. Sungevity has incurred, and will continue to incur, significant expenses to comply with such laws and regulations.

From time to time, Sungevity may be subject to litigation that could substantially harm its business.

From time to time during the normal course of operating Sungevity’s businesses, various litigation claims and legal disputes may arise. Some of the litigation claims may not be covered under its insurance policies, or its insurance carriers may seek to deny coverage. As a result, Sungevity might also be required to incur significant legal fees, which may have a material adverse effect on its financial position. In addition, because Sungevity cannot accurately predict the outcome of any action, it is possible that, as a result of current and/or future litigation, Sungevity will be subject to adverse judgments or settlements that could significantly reduce its earnings or result in losses.

Sungevity may be subject to government investigations or inquiries from time to time that are costly and could result in an unfavorable outcome or a material adverse effect on our business, financial condition or results of operations.

Sungevity has in the past been involved in legal proceedings and has received inquiries from government and regulatory agencies, including the subpoena from the U.S. Department of Treasury discussed below under

“Legal Proceedings.” In addition, in September 2016, certain lawmakers in Congress initiated an inquiry into the use of cash grants and other federal renewable energy tax incentives by solar companies, including Sungevity. Although no claims have been brought against Sungevity resulting from the U.S. Treasury subpoena and no formal investigation is launched in connection with the September 2016 inquiry, in the event that Sungevity is involved in significant disputes or are the subject of a formal action by a regulatory agency, it could be exposed to costly and time consuming legal proceedings. Although outcomes of such actions vary, any future claims or regulatory actions initiated by or against Sungevity, whether successful or not, could result in expensive compliance costs, costly damage awards or settlement amounts, injunctive relief, increased costs of business, fines or orders to change certain business practices, diversion of significant operational resources, or otherwise harm its business.

Sungevity’s ability to use its net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2015, Sungevity had U.S. federal net operating loss carryforwards of approximately $322.4 million and state net operating loss carryforwards of approximately $248.5 million, which begin expiring in varying amounts from 2017 through 2034 if unused. Under Sections 382 and 383 of the Internal Revenue Code (the “Code”) if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes, such as research tax credits, to offset its post-change income and taxes may be limited. In general, an “ownership change” occurs if there is a cumulative change in its ownership by “5% shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. This Business Combination, depending on the amount of redemptions by existing Easterly stockholders and therefore the amount of cash received by Sungevity Holdings from the Trust Account, could be deemed to be an ownership change that may limit Sungevity’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes. Any such limitations on its ability to use its net operating loss carryforwards and other tax assets could adversely impact its business, financial condition and results of operations.

Sungevity’s adherence to its values and its focus on long-term sustainability, as well as its status as a Certified B Corporation, may negatively influence its short- or medium-term financial performance.

Sungevity is a Certified B Corporation. The term “Certified B Corporation” does not refer to a particular form of legal entity, but instead refers to companies that are certified by B Lab, an independent nonprofit organization, as meeting rigorous standards of social and environmental performance, accountability and transparency. B Lab sets the standards for Certified B Corporations and may change those standards over time. These standards may not be appropriately tailored to the legal requirements of publicly-traded companies or to the operational requirements of larger companies.

Sungevity’s management takes into account its values as a Certified B Corporation in its business decisions. Accordingly, Sungevity intends to focus on the long-term sustainability of its business. Sungevity may take actions that it believes will benefit its business and, therefore, its stockholders over a longer period of time, even if those actions do not maximize short- or medium-term financial results. However, these longer-term benefits may not materialize within the timeframe Sungevity expects or at all.

If Sungevity loses its certification as a Certified B Corporation or its publicly reported B Corporation score declines, Sungevity’s reputation could be harmed and its business could be adversely affected.

Sungevity’s reputation could be harmed if it loses its status as a Certified B Corporation, whether due to its choice or its failure to meet B Lab’s certification requirements, if that change in status were to create a perception that Sungevity is more focused on financial performance and no longer as committed to the values shared by Certified B Corporations. Likewise, Sungevity’s reputation could be harmed if its publicly reported B Corporation score declines and there is a perception that it has slipped in its commitment to the Certified B Corporation standards. Similarly, its reputation could be harmed if it takes actions that are perceived to be misaligned with its values.

In addition, to maintain its certification by B Labs, Sungevity must become a Public Benefit Corporation under Delaware law no later than August 1, 2017. Becoming a Public Benefit Corporation is a

time-consuming process and Sungevity may choose not to become a Public Benefit Corporation or may not be successful in the process. Under Delaware law, there are additional restrictions on and obligations of Public Benefit Corporations compared to a corporation organized under Delaware law, which may adversely affect Sungevity’s business operations. For instance, a “C” corporation organized under the laws of the State of Delaware requires its directors to only consider maximizing returns to shareholders whereas the directors of a Public Benefit Corporation are permitted to consider social and environmental performance, accountability and transparency as a part of their decision making process in addition to considerations of maximizing shareholder value.

There are risks to U.S. Sungevity holders associated with the tax treatment of the Merger.

Orrick, Herrington & Sutcliffe LLP, counsel to Sungevity, is expected to deliver to Sungevity its opinion that, for U.S. federal income tax purposes, the Merger should be treated as a reorganization within the meaning of Section 368(a) of the Code. Sungevity and Easterly have agreed to report the Merger as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required by the IRS or other tax authority pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Provided that the Merger qualifies as a reorganization, U.S. holders of Sungevity stock would not recognize any gain or loss for U.S. federal income tax purposes on the exchange their Sungevity stock for Easterly common stock in the Merger, except with respect to cash received in lieu of fractional shares of Easterly common stock. Although highly unlikely, it is possible that the IRS or other tax authority will assert that the Merger is not treated as a reorganization within the meaning of the Code, and if the IRS or other tax authority was successful in that position, the exchange of Sungevity stock for Easterly common stock in the Merger will be a taxable transaction for U.S. holders. In such case, each U.S. holder of Sungevity stock would recognize capital gain or loss, generally measured by the difference between the sum of the fair market value of the shares of Easterly common stock plus any cash received in the Merger by the U.S. holder and such holder’s tax basis in the Sungevity stock surrendered. See the section entitled “Material U.S. Federal Income Tax Consequence — Material U.S. Federal Income Tax Considerations to U.S. Sungevity Holders” for additional information. You should consult with your own tax advisors as to the specific tax consequences to you of the Merger.

Risk Factors Relating to Easterly and the Business Combination

The following risk factors apply to the business and operations of Easterly and to the Business Combination and will also apply to the business and operations of the combined company following the completion of the Business Combination.

Subsequent to the consummation of the Business Combination, Easterly may be required to take writedowns or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although Easterly has conducted due diligence on Sungevity, Easterly cannot assure you that this diligence revealed all material issues that may be present in Sungevity’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Easterly’s and Sungevity’s control will not later arise. As a result, Easterly may be forced to later write down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if Easterly’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with its preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on its liquidity, the fact that Easterly reports charges of this nature could contribute to negative market perceptions about Easterly or its securities. In addition, charges of this nature may cause it to be unable to obtain future financing on favorable terms or at all.

The post-Merger company may apply the net proceeds released from the Trust Account in a manner that does not increase the value of your investment.

If the Business Combination is consummated, the funds held in the Trust Account will be released to pay (i) unpaid franchise and income taxes of Easterly, (ii) Easterly stockholders who properly exercise their redemption rights, and (iii) fees, costs and expenses (including $7 million in deferred underwriting compensation to the underwriters of the IPO, regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by Easterly or Sungevity in connection with the transactions contemplated by the Business Combination. The deferred underwriting commissions will not change as a result of the amount of redemptions of Easterly shares. The per share amount that Easterly will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commission Easterly will pay to the underwriters. The deferred underwriting commission will not be paid in the event that the Business Combination is not completed.

Following the consummation of the Business Combination, the post-Merger company will be entitled to use the funds in the Trust Account. Other than the foregoing uses, the post-Merger company does not have specific plans for any funds remaining from the Trust Account and will have broad discretion regarding how to use the funds that remain. These funds could be used in a manner with which you may not agree or applied in ways that do not improve the post-Merger company’s results of operations or increase the value of your investment. In addition, Sungevity has certain debt obligations that may become due as a result of the consummation of the Merger, such as the loan from ECP.

The working capital available to the post-Merger company after the Business Combination will be reduced to the extent Easterly’s stockholders exercise their redemption rights in connection with the Business Combination and will also be reduced to the extent of transaction expenses of each of Easterly and Sungevity, which will be payable by the combined company. This may adversely affect the post-Merger company’s business and future operations.

The amount of working capital available to the combined company after the Business Combination will depend in part on the extent to which Easterly stockholders exercise their right to redeem their shares into cash in connection with the Business Combination. Easterly currently has $200 million in the Trust Account that will be available as working capital after the Business Combination. This amount could be reduced to as low as zero. Easterly has no specified maximum redemption threshold under its charter. In no event, however, will Easterly redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001. The combined company’s working capital will be reduced in proportion to such redemptions, and will also be reduced to the extent of all transaction expenses, which will be payable by the combined company. Reduced working capital may adversely affect the combined company’s business and future operations.

Upon the closing of the Merger, Sungevity will be obligated to repay certain indebtedness, transaction expenses and fees as well as other expenses required to complete the Merger, and the post-Merger company may not have sufficient funds at closing to repay these amounts.

Upon the closing of the Merger, Sungevity must repay a $10.0 million term loan with MMA and $20.7 million of its term loan and fees with Hercules under certain circumstances. The post-Merger company will also be obligated to pay closing fees and expenses related to the Business Combination at the closing of the Merger, some of which cannot be determined at this time. Sungevity is also obligated to guarantee the obligations of its subsidiaries under certain loan facilities from and after the closing of the Merger. If sufficient funds are not in the Trust Account at closing to pay for such obligations, costs and expenses, the post-Merger company will be required to raise additional funds on terms that may not be favorable or renegotiate such obligations, which may result in additional costs and expenses to the post-Merger company. If the post-Merger company cannot satisfy such obligations via additional financings or through renegotiation, it may be in default on such obligations and will not have sufficient capital to fund the operations of the business, and its business, financial condition and results of operations could be adversely affected.

Anti-takeover provisions contained in Easterly’s current and proposed amended and restated certificates of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Easterly’s current amended and restated certificate of incorporation and bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in its management without the consent of its board of directors. These provisions include:

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;
•	the exclusive right of Easterly’s board of directors to elect a director to fill a vacancy created by the expansion of Easterly’s board of directors or the resignation, death, or removal of a director, which prevents stockholders from being able to fill vacancies on its board of directors;
•	the ability of Easterly’s board of directors to determine whether to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;
•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken only at a meeting of Easterly’s stockholders;
•	the requirement that an annual meeting of stockholders may be called only by the chairman of the board of directors, the chief executive officer, or the board of directors, which may delay the ability of Easterly’s stockholders to force consideration of a proposal or to take action, including the removal of directors;
•	limiting the liability of, and providing indemnification to, Easterly’s directors and officers;
•	controlling the procedures for the conduct and scheduling of stockholder meetings; and
•	advance notice procedures that stockholders must comply with in order to nominate candidates to Easterly’s board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Easterly’s board of directors.

These provisions, alone or together, could delay hostile takeovers and changes in control of Easterly or changes in its management. In connection with the Business Combination, Easterly intends to amend and restated its current amended and restated certificate of incorporation in the form of the amended and restated certificate of incorporation attached as Annex B, which will retain these provisions.

As a Delaware corporation, Easterly is also subject to provisions of Delaware law, including Section 203 of the General Corporation Law of the State of Delaware (DGCL), which, among other things, prevents Easterly from engaging in certain business combinations with stockholders holding more than 15% of Easterly’s outstanding common stock without approval of the holders of at least two-thirds of Easterly’s outstanding common stock (excluding shares held by such stockholders holding 15% or more of Easterly’s shares). Any provision of Easterly’s amended and restated certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for its stockholders to receive a premium for their shares of its common stock, and could also affect the price that some investors are willing to pay for its common stock.

Easterly’s proposed amended and restated certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain litigation that may be initiated by Easterly’s stockholders which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with it.

Easterly’s proposed amended and restated certificate of incorporation designates the Court of Chancery in the State of Delaware as the sole and exclusive forum for any Easterly stockholder (including a beneficial owner) to bring certain litigation that may be initiated by Easterly stockholders which could limit Easterly’s stockholders’ ability to obtain a favorable judicial forum for disputes with it.

Unless Easterly consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on its behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any of its directors, officers or other employees to Easterly or its stockholders, (iii) any action asserting a claim against it or any its directors, officers or other employees arising pursuant to any provision of the DGCL or its certificate of incorporation or bylaws, or (iv) any action asserting a claim against Easterly or any its directors, officers or other employees governed by the internal affairs doctrine. This forum selection provision in Easterly’s proposed amended and restated certificate of incorporation may limit Easterly stockholders’ ability to obtain a favorable judicial forum for disputes with it or any of Easterly’s directors, officers or other employees.

See “Comparison of Rights of Stockholders of Easterly and Sungevity” beginning on page 233 for a comparison of the provisions of Easterly’s amended and restated certificate of incorporation before and after this Business Combination.

If Easterly is unable to effect a business combination by August 4, 2017, Easterly will be forced to liquidate and the warrants will expire worthless.

If Easterly does not complete a business combination by August 4, 2017, its amended and restated certificate of incorporation provides that it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, subject to lawfully available funds therefor, redeem 100% of the public shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest but net of franchise and income taxes payable (less $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding public shares, which redemption will completely extinguish rights of the public stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemptions, subject to the approval of the remaining stockholders and the board of directors in accordance with applicable law, dissolve and liquidate, subject in each case to Easterly’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. In the event of liquidation, there will be no distribution with respect to Easterly’s outstanding warrants. Accordingly, the warrants will expire worthless.

For illustrative purposes, based on funds in the Trust Account of $200 million on June 30, 2016, the estimated per share redemption price would have been approximately $10.00.

If Easterly is forced to liquidate, its stockholders may be held liable for claims by third parties against Easterly to the extent of distributions received by them.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to the public stockholders upon the redemption of 100% of the public shares in the event Easterly does not consummate an initial business combination by August 4, 2017 may be considered a liquidation distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, Easterly intends to redeem its public shares as soon as reasonably possible following August 4, 2017 in the event Easterly does not consummate an initial business combination and, therefore, Easterly does not intend to comply with those procedures.

Because Easterly will not be complying with Section 280, Section 281(b) of the DGCL requires Easterly to adopt a plan, based on facts known to it at such time that will provide for the payment of all existing and pending claims or claims that may be potentially brought against Easterly within the 10 years following dissolution. However, because Easterly is a blank check company, rather than an operating company, and its operations have been limited to searching for prospective target businesses, the only likely claims to arise would be from vendors (such as lawyers, investment bankers, and consultants) or prospective target businesses. If Easterly’s plan of distribution complies with Section 281(b) of the DGCL, any liability of its stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. There can be no assurance that Easterly will properly assess all claims that may be potentially brought against it. As such, Easterly’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of the Trust Account distributed to Easterly’s public stockholders upon the redemption of 100% of the public shares in the event its does not consummate an initial business combination within the required timeframe is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution.

If Easterly is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Easterly’s stockholders. Furthermore, because Easterly intends to distribute the proceeds held in the Trust Account to its public stockholders promptly after August 4, 2017 in the event it does not consummate an initial business combination, this may be viewed or interpreted as giving preference to Easterly’s stockholders over any potential creditors with respect to access to or distributions from Easterly’s assets. Furthermore, Easterly’s board of directors may be viewed as having breached its fiduciary duties to Easterly’s creditors and/or may have acted in bad faith, thereby exposing itself and Easterly to claims of punitive damages, by paying Easterly’s stockholders from the Trust Account prior to addressing the claims of creditors. There can be no assurance that claims will not be brought against Easterly for these reasons.

If Easterly is unable to complete the Business Combination by August 4, 2017, the amended and restated certificate of incorporation provides that Easterly shall cease operations and promptly dissolve and wind up. In such event, third parties may bring claims against Easterly and, as a result, the proceeds held in the Trust Account could be reduced and the per share liquidation price received by stockholders could be less than $10.00 per share.

Easterly must complete a business combination by August 4, 2017, when, pursuant to its amended and restated certificate of incorporation, it will cease all operations except for the purpose of winding up and it will be required to dissolve and liquidate. In such event, third parties may bring claims against it. Although Easterly has obtained waiver agreements from many of the vendors and service providers it has engaged and prospective target businesses with which it has negotiated, whereby such parties have waived any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Easterly’s public stockholders, there is no guarantee that such parties will not bring claims seeking recourse against the Trust Account including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as other claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Easterly’s assets, including the funds held in the Trust Account. Further, Easterly could be subject to claims from parties not in contract with it who have not executed a waiver. Darrell Crate, Easterly’s Chairman, Avshalom Kalichstein, its Chief Executive Officer and director, and David Cody have agreed that they will be jointly and severally liable to Easterly if and to the extent any claims by a vendor for services rendered or products sold to it, or a prospective target business with which it has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account or to any claims under Easterly’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then they will not be responsible to the extent of any liability for such third party claims. Easterly has not independently verified whether they have sufficient funds to satisfy their indemnity obligations, and Easterly has not asked Messrs. Crate, Kalichstein or Cody to reserve for such indemnification obligations. Therefore, Easterly cannot assure you that they would be able to satisfy those obligations. If they assert that they are unable to satisfy their obligations or that they have no indemnification obligations related to a particular claim, Easterly’s independent directors would determine whether to take legal action against them to enforce their indemnification obligations. While Easterly currently expects that its independent directors would take legal action on Easterly’s behalf against them to enforce their indemnification obligations to it, it is possible that Easterly’s independent directors, in exercising their business judgment, may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable, or if the independent directors determine that a favorable outcome is not likely. If Easterly’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to Easterly’s public stockholders may be reduced below $10.00 per share.

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, Easterly’s directors will not have the ability to adjourn the Easterly special meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.

If approved by the stockholders, the Adjournment Proposal will provide Easterly’s directors with additional time, if needed, to solicit proxies in favor of the proposals. If the Adjournment Proposal is not approved, and the remaining proposals fail to pass such that the Business Combination cannot be consummated, the Business Combination will not be completed. Because Easterly must consummate a business combination by the termination date of August 4, 2017, if the Business Combination is not approved, Easterly may not be able to consummate another transaction within the remaining time period, and as a result, it is likely that Easterly will have to redeem all of its public shares for their pro rata portions of the Trust Account and, promptly following such redemption, dissolve and liquidate.

The Sponsor and Easterly’s independent directors have agreed to vote in favor of the Business Combination, regardless of how Easterly’s public stockholders vote.

Unlike blank check companies in which the founders agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, the Sponsor and Easterly’s independent directors have agreed to vote any shares of Easterly common stock owned by them in favor of Easterly’s initial business combination. As of the date hereof, the Sponsor and Easterly’s independent directors own shares equal to 20.0% of Easterly’s issued and outstanding shares of Easterly common stock. Accordingly, it is more likely that the necessary stockholder approval will be received for the Business Combination than would be the case if the Sponsor and Easterly’s independent directors agreed to vote any shares of Easterly common stock owned by them in accordance with the majority of the votes cast by Easterly’s public stockholders.

Easterly’s stockholders will experience immediate dilution of their ownership interests as a consequence of the issuance of common stock as consideration in the Business Combination. Having a minority share position will likely reduce the influence that its current stockholders have on the management of Easterly.

Easterly expects to issue 35,000,000 shares of Easterly common stock at the closing to Sungevity’s securityholders and 700,000 shares of Easterly common stock to certain employees of Sungevity under the Omnibus Incentive Plan immediately following the closing. As a result, the public stockholders will hold 20,000,000 shares or approximately 32.9% of the post-Merger company and the Sponsor will hold approximately 8.2% of the post-Merger company. These percentages assume no Easterly shares are redeemed and the assumed transaction expenses are as set forth in the unaudited pro forma condensed combined financial statements. If the actual facts are different than these assumptions, the percentage ownership retained by Easterly’s existing stockholders will be different. This percentage also does not take into account (i) the issuance of up to 9,600,000 unallocated shares (or options to acquire shares) under the Omnibus Incentive Plan and 1,800,000 shares under the Employee Stock Purchase Plan, (ii) the issuance of any shares upon the exercise of warrants to purchase up to a total of 16,750,000 shares of Easterly common stock that will remain outstanding following the Business Combination or any additional Private Placement Warrants that Easterly may issue to the Sponsor to repay working capital loans owed by Easterly to the Sponsor (currently in the amount of $15,000) or (iii) any shares of Easterly common stock surrendered to Easterly by former Sungevity securityholders after the consummation of the Business Combination as indemnification payments pursuant to the terms of the Merger Agreement. If Easterly’s stockholders experience dilution, a further minority share position may reduce the influence that Easterly’s current stockholders have on its management. See “Summary — Easterly Shares to be Issued in the Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information. Consequently, the ability of Easterly’s current stockholders following the Business Combination to influence management of Easterly through the election of directors will be substantially reduced.

If Easterly’s stockholders fail to comply with the redemption requirements specified in this joint proxy and consent solicitation statement/prospectus, they will not be entitled to redeem their shares of Easterly common stock for a pro rata portion of the Trust Account.

Holders of public shares are not required to affirmatively vote against the Business Combination Proposal in order to exercise their rights to redeem their shares for a pro rata portion of the Trust Account. In order to exercise their redemption rights, they are required to submit a request in writing and deliver their stock (either physically or electronically) to Easterly’s transfer agent at least two business days prior to the Easterly special meeting of the Stockholders. Stockholders electing to redeem their shares will receive their pro rata portion of the Trust Account less franchise and income taxes payable, calculated as of two business days prior to the anticipated consummation of the Business Combination. See the section entitled “Special Meeting of Easterly Stockholders” for additional information on how to exercise your redemption rights.

Stockholders of Easterly who wish to have their shares redeemed for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising redemption rights.

Public stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things, tender their certificates to Easterly’s transfer agent or deliver their shares to the transfer agent electronically through the DTC prior to 5:00 p.m., New York time, on the second business day prior to the Easterly special meeting of stockholders. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and Easterly’s transfer agent will need to act to facilitate this request. It is Easterly’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Easterly does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

Public stockholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 15% of the public shares.

A public stockholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 15% of the public shares. Accordingly, if you hold more than 15% of the public shares and the Business Combination Proposal is approved, you will not be able to seek redemption rights with respect to the full amount of your shares and may be forced to hold the shares in excess of 15% or sell them in the open market. Easterly cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of Easterly common stock will exceed the per-share redemption price.

Directors of Easterly have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this joint proxy and consent solicitation statement/prospectus.

When considering Easterly’s board of directors’ recommendation that Easterly’s stockholders vote in favor of the approval of the Business Combination Proposal and approval of the other proposals, Easterly’s stockholders should be aware that directors and executive officers of Easterly have interests in the Business Combination that may be different from, or in addition to, the interests of its stockholders. These interests include:

•	the approximately 4.9 million total Founder Shares that the Sponsor (or its members) will hold following the Business Combination, subject to lock-up agreements, which would have a value at September 26, 2016 of $48.6 million based on the September 26 Stock Price;

•	the 72,000 total Founder Shares that Easterly’s independent directors will continue to own following the Merger, subject to lock-up agreements, which would have a total value at September 26, 2016 of $0.7 million based on the September 26 Stock Price;
•	the 6.75 million total Private Placement Warrants to purchase shares of common stock that the Sponsor (or its members) will hold following the Business Combination, which would have a value at September 26, 2016 of $4.0 million based on the September 26 Warrant Price;
•	if Easterly is unable to complete a business combination within the required time period, Easterly’s Chairman, its Chief Executive Officer and David Cody will be personally liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Easterly for services rendered or contracted for or products sold to Easterly, but only if such a vendor or target business has not executed a waiver of claims against the Trust Account and except as to any claims under Easterly’s indemnity of the underwriters;
•	the continuation of certain of Easterly’s officers and directors as directors (but not officers) of Sungevity following the closing; and
•	the continued indemnification of current directors and officers of Easterly and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Further, each of Easterly’s directors, directly or indirectly, holds Founder Shares that are not subject to redemption and certain of Easterly’s directors indirectly hold Private Placement Warrants that would retire worthless if a Business Combination is not consummated; as a result, Easterly’s directors have a financial incentive to see a Business Combination consummated rather than lose whatever value is attributable to the Founder Shares and Private Placement Warrants. These interests may influence Easterly’s directors in making their recommendation that you vote in favor of the Business Combination Proposal, and the transactions contemplated thereby.

Directors of Sungevity have potential conflicts of interest in recommending that Sungevity stockholders consent to the Business Combination Proposal and approval of the other proposals described in joint proxy and consent solicitation statement/prospectus.

The directors and officers of Sungevity may have interests in the Business Combination that are different from, in addition to or in conflict with yours. Such interests include holdings in Sungevity which, if the Business Combination is consummated, will result in the issuance of 13,891,062 shares of Easterly common stock at a value of $137.0 million based on the September 26 Stock Price. In addition to the foregoing,

•	a portion of the additional 700,000 shares of Easterly common stock reserved for issuance to certain employees of Sungevity following the Business Combination may be allocated to certain of the directors or officers;
•	certain executive officers may receive additional stock option grants under the Sungevity Holdings, Inc. 2016 Omnibus Equity Incentive Plan;
•	certain executive officers will be subject to revised employment agreements which will be effective only following the Business Combination (see “Management of Sungevity”);
•	the continuation of certain of Sungevity’s officers and directors as officers and directors of the post-Merger company and for those directors and officers who will be continuing with the combined entity following the Business Combination, the receipt of additional compensation (see “Management of Sungevity Holdings after the Business Combination”); and
•	the continued indemnification of current directors and officers of Sungevity and the continuation of directors’ and officers’ liability insurance after the Business Combination.

The exercise of discretion by Easterly’s and Sungevity’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Merger Agreement may result in a conflict of interest when determining whether such changes to the terms of the Merger Agreement or waivers of conditions are appropriate and in the best interests of Easterly’s and Sungevity’s securityholders, respectively.

In the period leading up to the closing of the Business Combination, other events may occur that, pursuant to the Merger Agreement, would require Easterly or Sungevity to agree to amend the Merger Agreement, to consent to certain actions or to waive rights that it is entitled to under those agreements. Such events could arise because of changes in the course of Sungevity’s or Easterly’s business, a request by such party to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Sungevity’s or Easterly’s business and would entitle the other party to terminate the Merger Agreement. In any of such circumstances, it would be in the discretion of the other party, acting through its board of directors, to grant its consent or waive its rights. The existence of the financial and personal interests of the directors described elsewhere in this joint proxy and consent solicitation statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what he may believe is best for Easterly or Sungevity (as applicable) and its securityholders and what he may believe is best for himself or his affiliates in determining whether or not to take the requested action. As of the date of this joint proxy and consent solicitation statement/prospectus, neither Easterly nor Sungevity believe there will be any changes or waivers that its directors and officers would be likely to make after stockholder approval of the Business Combination has been obtained. While certain changes could be made without further stockholder approval, if there is a change to the terms of the transaction that would have a material impact on the Easterly stockholders, Easterly will be required to circulate a new or amended proxy statement or supplement thereto and resolicit the vote of Easterly’s stockholders with respect to the Business Combination Proposal. With respect to Sungevity, if there is a change to the terms of the transaction that would have a material impact on the Sungevity stockholders, Sungevity will be required to resolicit the consent of the Sungevity stockholders with respect to the Business Combination.

Easterly or Sungevity may waive one or more of the conditions to the Business Combination.

Easterly or Sungevity may agree to waive, in whole or in part, some of the conditions to its respective obligations to complete the Business Combination, to the extent permitted by its existing amended and restated certificate of incorporation and applicable laws. For example, it is a condition to Easterly’s obligations to close the Business Combination that the representations and warranties of Sungevity are true and correct in all respects as of the date of the Merger Agreement and as of the date of the Closing (or an earlier date to the extent that an earlier date is referenced in the representation and warranty), except, for certain of the representations and warranties, for such inaccuracies that, individually or in the aggregate, would not result in a Material Adverse Effect (as defined in the Merger Agreement) on Sungevity and its subsidiaries taken as a whole. Under applicable law and each company’s existing charter, neither of Sungevity or Easterly is able to waive the condition that its respective stockholders approve the Business Combination.

Easterly’s financial statements included in this joint proxy and consent solicitation statement/prospectus do not take into account the consequences to Easterly of a failure to complete a business combination by August 4, 2017.

As discussed in Note 1 to Easterly’s financial statements for the period from April 29, 2015 (inception) through December 31, 2015, if the proceeds held outside the Trust Account and any loans under the convertible promissory note issued to the Sponsor are insufficient to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a business combination, Easterly may need to raise additional capital through additional loans or additional investments from the Sponsor, an affiliate of the Sponsor or certain of Easterly’s officers and directors. None of the Sponsor, any affiliate of the Sponsor, or Easterly’s officers and directors are under any obligation to loan Easterly funds. The uncertainty regarding the lack of resources to pay the above noted expenses raises substantial doubt about Easterly’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should we be unable to continue operations.

Easterly and Sungevity will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.

Uncertainty about the effect of the Business Combination on employees and third parties may have an adverse effect on Easterly and Sungevity. These uncertainties may impair Easterly’s or Sungevity’s ability to retain and motivate key personnel and could cause third parties that deal with any of them to defer entering into contracts or making other decisions or seek to change existing business relationships. If key employees depart because of uncertainty about their future roles and the potential complexities of the Business Combination, Easterly’s or Sungevity’s business could be harmed.

Easterly will incur significant transaction and transition costs in connection with the Business Combination.

Easterly expects to incur significant, non-recurring costs in connection with consummating the Business Combination and Sungevity operating as a public company. Easterly may incur additional costs to maintain employee morale and to retain key employees. Easterly will also incur significant fees and expenses relating to financing arrangements and legal, accounting and other transaction fees and costs associated with the Business Combination. Some of these costs are payable regardless of whether the Business Combination is completed.

The unaudited pro forma financial information included in this document may not be indicative of what Easterly’s actual financial position or results of operations would have been.

The unaudited pro forma financial information in this joint proxy and consent solicitation statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the post-Merger company’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Easterly’s ability to successfully consummate the Business Combination and successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel, including the key personnel of Sungevity, all of whom Easterly expects to stay with Sungevity following the Business Combination. The loss of such key personnel could negatively impact the operations and profitability of the post-combination business.

Easterly’s ability to successfully effect the Business Combination and successfully operate the business is dependent upon the efforts of certain key personnel including the key personnel of Sungevity. Although Easterly expects all of such key personnel to remain with Sungevity following the Business Combination, it is possible that Easterly will lose some key personnel, the loss of which could negatively impact the operations and profitability of Easterly’s post-combination business. Furthermore, while Easterly has scrutinized individuals it intends to engage to stay with Sungevity following the Business Combination, Easterly’s assessment of these individuals may not prove to be correct. These individuals may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause it to have to expend time and resources helping them become familiar with such requirements.

Easterly has not obtained an opinion from an independent financial advisor, and consequently, there is no assurance from an independent source that the price Easterly is paying for Sungevity is fair to Easterly’s stockholders from a financial point of view.

Easterly is not required to and has not obtained an opinion from an independent financial advisor that the price Easterly is paying for Sungevity is fair to Easterly’s stockholders from a financial point of view. The Easterly Board has determined that the merger consideration is fair from a financial point of view. The determination has been made by Easterly’s board of directors based upon standards generally accepted by the financial community, such as potential sales, earnings and cash flow, and the price for which comparable businesses or assets have been valued. Easterly’s stockholders will be relying on the judgment of Easterly’s board of directors with respect to such matters.

Sungevity has not obtained an opinion from an independent financial advisor, and consequently, there is no assurance from an independent source that the price Sungevity’s stockholders will receive in the Business Combination is fair to Sungevity’s stockholders from a financial point of view.

Sungevity is not required to and has not obtained an opinion from an independent financial advisor that the price Sungevity’s stockholders will receive in the Business Combination is fair to Sungevity’s stockholders from a financial point of view. The Sungevity board has determined that the merger consideration is fair from a financial point of view. The determination has been made by Sungevity’s board of directors based upon standards generally accepted by the financial community, such as potential sales, earnings and cash flow, and the price for which comparable businesses or assets have been valued. Sungevity’s stockholders will be relying on the judgment of Sungevity’s board of directors with respect to such matters.

Risk Factors Related to Easterly Common Stock

The following risk factors apply to ownership of Easterly common stock and will also apply to ownership of the common stock of the combined company following the completion of the Business Combination.

There can be no assurance that Easterly common stock will be approved for listing on Nasdaq following the closing, or if approved, that Easterly will be able to comply with the continued listing standards of Nasdaq.

Easterly’s common stock, units and warrants are currently listed on Nasdaq. Easterly’s continued eligibility for listing may depend on the number of its shares that are redeemed. If, after the Business Combination, Nasdaq delists its common stock from trading on its exchange for failure to meet the listing standards, Easterly and its stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for Easterly securities;
•	a determination that Easterly common stock is a “penny stock” which will require brokers trading in Easterly common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for Easterly common stock;
•	a limited amount of analyst coverage; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.

Members of the Sponsor and its affiliates will have significant influence over the post-Merger company after the Business Combination, which could limit your ability to influence the outcome of key transactions, including a change of control.

Immediately following the completion of the Business Combination, the Sponsor may beneficially own approximately 8.2% of the post-Merger company’s outstanding common stock and approximately 40.3% of its outstanding warrants (assuming no redemptions from the Trust Account). Because of the degree of concentration of voting power (and the potential for such power to increase upon the purchase of additional stock or the exercise of warrants), your ability to elect members of the post-Merger company’s board of directors and influence its business and affairs, including any determinations with respect to mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional common stock or other equity securities, the repurchase or redemption of common stock and the payment of dividends, may be diminished. Similarly, in the event the Sponsor or anyone else acquires an interest in excess of 50%, they will collectively have the power to determine matters submitted to a vote of the post-Merger company’s stockholders without the consent of its other stockholders, will have the power to prevent a change in the post-Merger company’s control and could take other actions that might be favorable to themselves. Even with less than a 50% ownership interest, any stockholders with a significant percentage of the post-Merger company’s stock may be able to strongly influence or effectively control its decisions.

Additionally, members of the Sponsor are in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with it. Such members of the Sponsor may also pursue acquisition opportunities that may be complementary to the post-Merger company’s business, and, as a result, those acquisition opportunities may not be available to it.

Since the Sponsor, Easterly’s officers, directors and their affiliates will lose their entire investment in Easterly if the Business Combination is not completed, they may have had a conflict of interest in identifying and selecting Sungevity for Easterly’s initial business combination.

After giving effect to the July 3, 2015 stock dividend, expiration of Easterly’s overallotment that was partially exercised and the transfer of 72,000 shares to Easterly’s independent directors, the Sponsor currently owns an aggregate of 4,928,000 Founder Shares for an aggregate purchase price of $25,000. In addition, the Sponsor purchased 6,750,000 Private Placement Warrants, at a price of $1.00 per warrant, in a private placement that occurred simultaneously with the completion of the IPO. All of such Founder Shares and Private Placement Warrants will be worthless if an initial business combination is not consummated. The personal and financial interests of the Sponsor, Easterly’s officers, directors and their affiliates may have influenced their motivation in identifying and selecting Sungevity for its target business combination and consummating the Business Combination.

If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of Easterly’s securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Easterly’s securities may decline. The market values of Easterly’s securities at the time of the Business Combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this joint proxy and consent solicitation statement/prospectus, or the date on which Easterly’s stockholders vote on the Business Combination. Because the share exchange ratio in the Merger Agreement will not be adjusted to reflect any changes in the market price of Easterly common stock, the market value of Easterly common stock issued in the Business Combination may be higher or lower than the values of these shares on earlier dates.

Warrants will become exercisable for Easterly common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to Easterly’s stockholders.

If the Business Combination is completed, outstanding warrants to purchase an aggregate of 16,750,000 shares of Easterly common stock will become exercisable in accordance with the terms of the warrant agreement governing those securities. These warrants will become exercisable 30 days after the completion of the Business Combination. The exercise price of these warrants will be $11.50 per share, or $192.6 million in the aggregate for all shares underlying these warrants, assuming none of the warrants are exercised through “cashless” exercise. In addition, Easterly may issue additional Private Placement Warrants to the Sponsor to satisfy outstanding working capital loans owed to the Sponsor by Easterly, currently in the amount of $15,000. The Sponsor has the right to elect to receive cash or warrants (valued at $1 per warrant) to satisfy such loans up to a maximum of one million warrants. To the extent such warrants are exercised, additional shares of Easterly common stock will be issued, which will result in dilution to the holders of Easterly common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of Easterly common stock.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about the post-Merger company, its business, or its market, or if they change their recommendations regarding the post-Merger company’s common stock adversely, the price and trading volume of its common stock could decline.

The trading market for the post-Merger company common stock will be influenced by the research and reports that industry or securities analysts may publish about it, its business, its market, or its competitors. Securities and industry analysts do not currently, and may never, publish research on Easterly. If no securities or industry analysts commence coverage of the post-Merger company, its stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover Easterly change their recommendation regarding its stock adversely, or provide more favorable relative recommendations about its competitors, the price of Easterly common stock would likely decline. If any analyst who may cover Easterly were to cease coverage of Easterly or fail to regularly publish reports on it, Easterly could lose visibility in the financial markets, which in turn could cause Easterly’s stock price or trading volume to decline.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of the post-Merger company’s income or other tax returns could adversely affect the post-Merger company’s financial condition and results of operations.

The post-Merger company will be subject to income taxes in the United States, and its domestic tax liabilities will be subject to the allocation of expenses in differing jurisdictions. The post-Merger company’s future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of Easterly’s or Sungevity’s deferred tax assets and liabilities;
•	expected timing and amount of the release of any tax valuation allowances;
•	tax effects of stock-based compensation;
•	costs related to intercompany restructurings;
•	changes in tax laws, regulations or interpretations thereof; or
•	lower than anticipated future earnings in jurisdictions where it has lower statutory tax rates and higher than anticipated future earnings in jurisdictions where it has higher statutory tax rates.

In addition, the post-Merger company may be subject to audits of Easterly’s or Sungevity’s income, sales and other transaction taxes by U.S. federal and state authorities. Outcomes from these audits could have an adverse effect on its financial condition and results of operations.

The post-Merger company’s stock price could be extremely volatile, and, as a result, you may not be able to resell your shares at or above the price you paid for them.

In recent years the stock market in general has been highly volatile. As a result, the market price and trading volume of the post-Merger company’s securities is likely to be similarly volatile, and investors in the post-Merger company’s securities may experience a decrease, which could be substantial, in the value of their stock, including decreases unrelated to the post-Merger company’s results of operations or prospects, and could lose part or all of their investment. The price of the post-Merger company’s common stock could be subject to wide fluctuations in response to a number of factors, including those described elsewhere in this joint proxy and consent solicitation statement/prospectus and others such as:

•	variations in operating performance and the performance of its competitors or alternative energy companies in general;
•	actual or anticipated fluctuations in the post-Merger company’s quarterly or annual operating results;
•	publication of research reports by securities analysts about the post-Merger company’s or its competitors or its industry;
•	the public’s reaction to the post-Merger company’s press releases, its other public announcements and its filings with the Securities and Exchange Commission (the “SEC”);
•	the post-Merger company’s failure or the failure of its competitors to meet analysts’ projections or guidance that the post-Merger company’s or its competitors may give to the market;
•	additions and departures of key personnel;
•	strategic decisions by the post-Merger company’s or its competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;
•	the passage of legislation or other regulatory developments affecting the post-Merger company or its industry;
•	speculation in the press or investment community;
•	changes in accounting principles;
•	terrorist acts, acts of war or periods of widespread civil unrest;
•	natural disasters and other calamities; and

•	changes in general market and economic conditions.

In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert the post-Merger company’s management’s attention and resources, and could also require it to make substantial payments to satisfy judgments or to settle litigation.

The requirements of being a public company may strain the post-Merger company’s resources and divert management’s attention.

As a public company, Easterly is subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of Nasdaq (if applicable) and other applicable securities rules and regulations. Following the Business Combination, Sungevity Holdings will also be subject to the same requirements. Compliance with these rules and regulations increase the post-Merger company’s legal and financial compliance costs, makes some activities more difficult, time-consuming or costly and increase demand on its systems and resources, particularly after the post-Merger company is no longer an “emerging growth company.” The Sarbanes-Oxley Act requires, among other things, that the post-Merger company maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve the post-Merger company’s disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect the post-Merger company’s business and operating results. The post-Merger company may need to hire more employees in the future or engage outside consultants to comply with these requirements, which will increase its costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. The post-Merger company intends to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If its efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against the post-Merger company and its business may be adversely affected.

Your percentage ownership in the post-Merger company may be diluted by future issuances of capital stock, which could reduce your influence over matters on which stockholders vote.

Following the completion of the Business Combination, the post-Merger company’s board of directors has the authority, without action or vote of its stockholders, to issue all or any part of its authorized but unissued shares of common stock, including shares issuable upon the exercise of options, or shares of Easterly’s authorized but unissued preferred stock. Issuances of common stock or voting preferred stock would reduce your influence over matters on which the post-Merger company’s stockholders vote and, in the case of issuances of preferred stock, would likely result in your interest in the post-Merger company being subject to the prior rights of holders of that preferred stock.

There may be sales of a substantial amount of the post-Merger company’s common stock after the Business Combination by Easterly’s current stockholders, and these sales could cause the price of the post-Merger company’s common stock to fall.

After the Business Combination, there will be 60,700,000 shares of common stock outstanding (assuming no redemptions by Easterly stockholders). Of Easterly’s issued and outstanding shares that were issued prior to the Business Combination, all will be freely transferable, except for any shares held by Easterly’s

“affiliates,” as that term is defined in Rule 144 under the Securities Act. Following completion of the Business Combination, approximately 8.2% of the post-Merger company’s outstanding common stock will be held by the Sponsor. This percentage does not take into account (i) the issuance of up to 9,600,000 unallocated shares (or options to acquire shares) under the Omnibus Incentive Plan and 1,800,000 shares under the Employee Stock Purchase Plan, (ii) the issuance of any shares upon the exercise of warrants to purchase up to a total of 16,750,000 shares of Easterly common stock that will remain outstanding following the Business Combination or any additional Private Placement Warrants that Easterly may issue to the Sponsor to repay working capital loans owed by Easterly to the Sponsor (currently in the amount of $15,000) or (iii) any shares of Easterly common stock surrendered to Easterly by former Sungevity securityholders after the consummation of the Business Combination as indemnification payments pursuant to the terms of the Merger Agreement.

Future sales of the post-Merger company’s common stock may cause the market price of its securities to drop significantly, even if its business is doing well.

Easterly entered into a registration rights agreement with respect to the Founder Shares, shares of Easterly common stock underlying the Private Placement Warrants and all shares issued to a holder with respect to the securities referred above by way of any stock split, stock dividend, recapitalization, combination of shares, acquisition, consolidation, reorganization, share exchange, or similar event, which securities Easterly collectively refer to as “registrable securities.” Under the registration rights agreement, Easterly has agreed to register for resale under a shelf registration statement all of the shares held by holders of Founder Shares and issuable upon conversion of Easterly warrants. The Sponsor is also entitled to a number of demand registration rights. Holders of registrable securities will also have certain “piggyback” registration rights with respect to registration statements filed subsequent to the Business Combination.

Upon effectiveness of the registration statement Easterly files pursuant to the registration rights agreement, these parties may sell large amounts of Easterly common stock in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in Easterly’s stock price or putting significant downward pressure on the price of Easterly common stock.

Sales of substantial amounts of Easterly common stock in the public market after the Business Combination, or the perception that such sales will occur, could adversely affect the market price of Easterly common stock and make it difficult for it to raise funds through securities offerings in the future.

Easterly has not registered the shares of Easterly common stock issuable upon exercise of the public warrants under the Securities Act or states securities laws at this time, and such registration may not be in place when an investor desires to exercise public warrants, thus precluding such investor from being able to exercise its public warrants and causing such public warrants to expire worthless.

Easterly has not registered the shares of Easterly common stock issuable upon exercise of the public warrants under the Securities Act or any state securities laws at this time. However, under the terms of the warrant agreement, Easterly has agreed to use its best efforts to file a registration statement under the Securities Act covering such shares and maintain a current prospectus relating to the Easterly common stock issuable upon exercise of the public warrants, and to use its best efforts to take such action as is necessary to register or qualify for sale, in those states in which the public warrants were initially offered by it, the shares issuable upon exercise of the public warrants, to the extent an exemption is not available. Easterly cannot assure you that it will be able to do so. If the Easterly shares issuable upon exercise of the public warrants are not registered under the Securities Act, Easterly will be required to permit holders to exercise their public warrants on a cashless basis, under certain circumstances specified in the amended and restated warrant agreement. However, no public warrant will be exercisable for cash or on a cashless basis, and Easterly will not be obligated to issue any shares to holders seeking to exercise their public warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available. In no event will Easterly be required to issue cash, securities or other compensation in exchange for the public warrants in the event that it is unable to register or qualify the shares underlying the public warrants under the Securities Act or applicable state securities laws. If the issuance of the Easterly shares upon exercise of the public warrants is not so registered or qualified, the holder of such public warrant shall not be entitled to exercise such public warrant and such public warrant may have no value and expire worthless. In such event, holders who acquired their public warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of Easterly common stock included in the units. If and when the public warrants become redeemable by Easterly, it may exercise its redemption right even if it is unable to register or qualify the underlying shares of common stock for sale under all applicable state securities laws.

Because there are no current plans to pay cash dividends on the post-Merger company’s common stock for the foreseeable future, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

The post-Merger company may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of the board of directors and will depend on, among other things, its results of operations, financial condition, cash requirements, contractual restrictions and other factors that the board of directors may deem relevant. In addition, the post-Merger company’s ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness it or its subsidiaries incur. As a result, you may not receive any return on an investment in the post-Merger company’s common stock unless you sell such common stock for a price greater than that which you paid for it. See the section entitled “Price Range of Securities and Dividends —  Dividends — Dividend Policy of Easterly.”

Unlike some other blank check companies, Easterly does not have a specified maximum redemption threshold. The absence of such a redemption threshold will make it easier for Easterly to consummate the Business Combination even if a substantial number of Easterly stockholders redeem.

Since Easterly has no specified maximum redemption threshold, its structure is different in this respect from the structure that has been used by some blank check companies. Previously, some blank check companies would not be able to consummate a business combination if the holders of such companies’ public shares elected to redeem or convert more than a specified percentage of the shares sold in such companies’ initial public offerings, which percentage threshold was typically between 19.99% and 39.99%.

As a result, Easterly may be able to consummate the Business Combination even though a substantial number of Easterly public stockholders have redeemed their shares. In no event, however, will Easterly redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001. Redemptions of Easterly public shares by Easterly public stockholders will decrease the amount of cash available to the combined company following the closing of the Merger.

Activities taken by affiliates of Easterly or Sungevity to purchase, directly or indirectly, public shares will increase the likelihood of approval of the Business Combination Proposal and other proposals and may affect the market price of Easterly’s securities during the buyback period.

The Sponsor, Easterly’s directors, officers, advisors or their affiliates or Sungevity or its directors, officers, advisors or their affiliates may purchase public shares in privately negotiated transactions either prior to or following the consummation of the Business Combination. No such person will make any such purchases when such persons are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would likely include a contractual acknowledgement that such stockholder, although still the record holder of Easterly’s shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that Easterly’s initial stockholders, directors, officers or their affiliates or Sungevity or its directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Although none of the Sponsor, Easterly’s directors, officers, advisors or their affiliates or Sungevity or its directors, officers, advisors or their affiliates currently anticipate paying any premium purchase price for such public shares, in the event such parties do, the payment of a premium may not be in the best interest of those stockholders not receiving any such additional consideration. There is no limit on the number of shares that could be acquired by the Sponsor, Easterly’s directors, officers, advisors or their affiliates or Sungevity or its directors, officers, advisors or their affiliates, or the price such persons may pay. Other stockholders will experience a reduction in book value per share compared to the value received by stockholders that have their shares purchased by them at a premium.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such proposals would be approved. If the market does not view the Business Combination positively, purchases of public shares may have the effect of counteracting the market’s view, which would otherwise be reflected in a decline in the market price of Easterly’s securities. In addition, the termination of the support provided by these purchases may materially adversely affect the market price of Easterly’s securities.

As of the date of this joint proxy and consent solicitation statement/prospectus, no agreements with respect to the private purchase of public shares by the persons described above have been entered into with any such investor or holder. Easterly will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other proposals.

Easterly public stockholders do not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. Therefore, in order to liquidate your investment, holders may be forced to sell their public shares or warrants, potentially at a loss.

Easterly’s public stockholders are entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the consummation of its initial business combination; (ii) the expiration or termination of any tender offer conducted by it in connection with a proposed business combination not otherwise withdrawn; (iii) the redemption of its public shares if it is unable to consummate a business combination by August 4, 2017, subject to applicable law; or (iv) otherwise upon its liquidation or in the event its board of directors resolves to liquidate the Trust Account and ceases to pursue the consummation of a business combination prior to August 4, 2017 (Easterly’s board of directors may determine to liquidate the Trust Account prior to such expiration if it determines, in its business judgment, that it is improbable within the remaining time to identify an attractive business combination or satisfy regulatory and other business and legal requirements to consummate a business combination). In addition, if Easterly is unable to consummate an initial business combination by August 4, 2017 for any reason, compliance with Delaware law may require that Easterly submit a plan of dissolution to its then-existing stockholders for approval prior to the distribution of the proceeds held in the Trust Account. In that case, public stockholders may be forced to wait beyond August 4, 2017, before they receive funds from the Trust Account. In no other circumstances will a public stockholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, holders may be forced to sell their public shares or warrants, potentially at a loss.

The JOBS Act permits “emerging growth companies” like Easterly and the post-Merger company to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

Easterly qualifies, and it is expected that the post-Merger company will continue to qualify, as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, Easterly, including following the Business Combination, is eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements. Easterly and the post-Merger company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of common stock that is held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which Easterly had total annual gross revenue of $1 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which Easterly has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of Easterly common stock in the IPO.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as Easterly is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Easterly intends to take advantage of the benefits of this extended transition period.

As a result of Easterly’s election to take advantage of these exemptions available to it under the JOBS Act, the financial statements of Easterly and the post-Merger company may not be comparable to companies that comply with public company effective dates for new reporting requirements. We cannot predict if investors will find Easterly’s or the post-Merger company’s common stock less attractive because it will rely on these exemptions. If some investors find Easterly common stock less attractive as a result, there may be a less active trading market for such common stock and its stock price may be more volatile.

Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on the post-Merger company’s business and stock price.

Sungevity is not currently required to comply with the rules of the SEC implementing Section 404 of the Sarbanes-Oxley Act and therefore is not required to make a formal assessment of the effectiveness of its internal control over financial reporting for that purpose. As a publicly traded company, Easterly is required to comply with the SEC’s rules implementing Section 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in Easterly’s quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. Following the Business Combination, Sungevity Holdings will also be required to comply with such rules. Though Easterly will be required to disclose changes made in its internal controls and procedures on a quarterly basis, Easterly will not be required to make its first annual assessment of its internal control over financial reporting pursuant to Section 404 until the year following its first annual report required to be filed with the SEC. Pursuant to the JOBS Act, Easterly’s independent registered public accounting firm will not be required to attest to the effectiveness of its internal control over financial reporting until the later of the year following Easterly’s first annual report required to be filed with the SEC or the date it is no longer an emerging growth company, which may be up to five full fiscal years following the IPO.

To comply with the requirements of being a public company, the post-Merger company may need to undertake various actions, such as implementing new internal controls and procedures and hiring additional accounting or internal audit staff. In addition, the post-Merger company may identify material weaknesses in its internal control over financial reporting that it may not be able to remediate in time to meet the applicable deadline imposed upon it for compliance with the requirements of Section 404.

If Easterly or the post-Merger company identifies weaknesses in its internal control over financial reporting, are unable to comply with the requirements of Section 404 in a timely manner or to assert that its internal control over financial reporting is effective, or if its independent registered public accounting firm is unable to express an opinion as to the effectiveness of its internal control over financial reporting, investors may lose confidence in the accuracy and completeness of its financial reports and the market price of the post-Merger company’s common stock could be negatively affected, and the post-Merger company could become subject to investigations by Nasdaq (the exchange on which Easterly’s securities are listed), the SEC or other regulatory authorities, which could require additional financial and management resources.

SPECIAL MEETING OF EASTERLY STOCKHOLDERS

General

We are furnishing this joint proxy and consent solicitation statement/prospectus to Easterly’s stockholders as part of the solicitation of proxies by its board of directors for use at the Easterly special meeting of stockholders to be held on     ,           , 2016, and at any adjournment or postponement thereof. This joint proxy and consent solicitation statement/prospectus is first being furnished to Easterly’s stockholders on or about           , 2016. This joint proxy and consent solicitation statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the Easterly special meeting of stockholders.

Date, Time and Place of Special Meetings

The Easterly special meeting of stockholders will be held at 10:00 a.m., Eastern time, on     ,           , 2016, at the offices of Easterly at 375 Park Avenue, 21st Floor, New York, NY 10152, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Easterly special meeting of stockholders if you owned shares of Easterly common stock, at the close of business on           , 2016, which is the record date for the Easterly special meeting of stockholders. You are entitled to one vote for each share of Easterly common stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 25,000,000 shares of Easterly common stock outstanding, of which 20,000,000 are public shares and 5,000,000 are Founder Shares held by the Sponsor and Easterly’s independent directors.

Vote of Easterly Founders and the Sponsor

In connection with the IPO, Easterly entered into an agreement with its initial stockholders pursuant to which the initial stockholders agreed to vote the Founder Shares and any other shares acquired during and after the IPO in favor of the Business Combination Proposal. This agreement also applies to the Sponsor and Easterly’s independent directors as it relates to the Founder Shares and the requirement to vote their Founder Shares in favor of the Business Combination Proposal.

All of the holders of Founder Shares, including the Sponsor and independent directors, have agreed to waive their redemption rights with respect to their Founder Shares and Easterly’s initial stockholders have agreed to waive their redemption rights with respect to any public shares that they may have acquired during or after the IPO in connection with the completion of Business Combination. The Founder Shares held by Easterly’s initial stockholders have no redemption rights upon Easterly’s liquidation and will be worthless if no business combination is effected by Easterly prior to August 4, 2017. However, the initial stockholders are entitled to redemption rights upon Easterly’s liquidation with respect to any public shares they may own.

Quorum and Required Vote for Proposals for the Easterly Special Meeting of Stockholders

A quorum of Easterly’s stockholders is necessary to hold a valid meeting. A quorum will be present at the Easterly special meeting of stockholders if a majority of the Easterly common stock outstanding and entitled to vote at the Easterly special meeting of stockholders is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Easterly common stock that are voted on each respective proposal at the Easterly special meeting of stockholders. Accordingly, an Easterly stockholder’s failure to vote by proxy or to vote in person at the Easterly special meeting, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on the Business Combination Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal or the Adjournment Proposal.

The approval of each Certificate Proposal requires the affirmative vote of the holders of a majority of the shares of Easterly common stock outstanding. Accordingly, an Easterly stockholder’s failure to vote by proxy or to vote in person at the Easterly special meeting of stockholders, an abstention from voting, or a broker non-vote will have the same effect as a vote “AGAINST” each Certificate Proposal.

The Business Combination Proposal is conditioned on the approval of Proposal No. 2. If Proposal No. 2 is not approved, the Business Combination Proposal, Proposal No. 3, Proposal No. 4, Proposal No. 5, the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal will have no effect, even if the Business Combination Proposal is approved by the requisite vote.

The Certificate Proposals, the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal are each conditioned on the Business Combination Proposal. If the Business Combination Proposal is not approved, the Certificate Proposals, the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal will have no effect, even if those proposals are approved by the requisite vote. If you wish to approve the Business Combination Proposal, the Certificate Proposals, the Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal, you must approve all seven proposals.

Recommendation to Easterly Stockholders

Easterly’s board of directors believes that each of the Business Combination Proposal, the Certificate Proposals, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, and the Adjournment Proposal to be presented at the Easterly special meeting of stockholders is in the best interests of Easterly and its stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals.

When you consider the recommendation of Easterly’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that Easterly’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•	the approximately 4.9 million total Founder Shares that the Sponsor (or its members) will hold following the Business Combination, subject to lock-up agreements, shares of Easterly common stock which would have a value at September 26, 2016 of $48.6 million based on the closing price of Easterly common stock as reported by Nasdaq (the “September 26 Stock Price”);
•	the 72,000 total Founder Shares that Easterly’s independent directors will continue to own following the Merger, subject to lock-up agreements, which would have a total value at September 26, 2016 of $0.7 million based on the September 26 Stock Price;
•	the 6.75 million total Private Placement Warrants to purchase shares of Easterly common stock that the Sponsor (or its members) will hold following the Business Combination, which would have a value at September 26, 2016 of $4.0 million based on the closing price of the Easterly public warrants on September 26, 2016 as reported by Nasdaq (the “September 26 Warrant Price”);
•	if Easterly is unable to complete a business combination within the required time period, Easterly’s Chairman, its Chief Executive Officer and David Cody will be personally liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Easterly for services rendered or contracted for or products sold to Easterly, but only if such a vendor or target business has not executed a waiver of claims against the Trust Account and except as to any claims under Easterly’s indemnity of the underwriters;
•	the continuation of certain of Easterly’s officers and directors as directors (but not officers) of Sungevity Holdings following the closing; and
•	the continued indemnification of current directors and officers of Easterly and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Further, each of Easterly’s directors, directly or indirectly, holds Founder Shares that are not subject to redemption and certain of Easterly’s directors indirectly hold Private Placement Warrants that would expire worthless if a Business Combination is not consummated; as a result, Easterly’s directors have a financial incentive to see a Business Combination consummated rather than lose whatever value is attributable to the Founder Shares and Private Placement Warrants. These interests may influence Easterly’s directors in making their recommendation that you vote in favor of the Business Combination Proposal, and the transactions contemplated thereby.

Broker Non-Votes and Abstentions

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Easterly believes the proposals presented to Easterly’s stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide voting instructions to your bank, broker or other nominee we will receive a proxy card from your bank, broker or other nominee indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”

With respect to the Easterly special meeting of stockholders, abstentions are considered present for the purposes of establishing a quorum but will have the same effect as a vote “AGAINST” the Certificate Proposals but will have no effect on the outcome of any vote on the Business Combination Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal. Broker non-votes will have the effect of a vote “AGAINST” the Certificate Proposals and will have no effect on the Business Combination Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal.

Voting Your Shares

Each share of Easterly common stock that you own in your name entitles you to one vote on each of the proposals for the Easterly special meeting of stockholders. Your one or more proxy cards show the number of shares of Easterly common stock that you own.

There are several ways to vote your shares or submit your proxy:

•	You can submit your proxy to vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Easterly common stock will be voted, as recommended by Easterly’s board of directors. With respect to proposals for the Easterly special meeting of stockholders, that means: “FOR” the Business Combination Proposal, “FOR” the Certificate Proposals, “FOR” the Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal.
•	You can attend the Easterly special meeting and vote in person. You will be given a ballot when you arrive. However, if your shares of common stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee in order to be able to vote your shares at the special meeting.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the Easterly special meeting, or at such meeting by doing any one of the following:

•	you may send another proxy card with a later date;
•	you may notify Jurgen Lika, Easterly’s Secretary, in writing before the Easterly special meeting that you have revoked your proxy; or
•	you may attend the Easterly special meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters May Be Presented at the Easterly Special Meeting

The Easterly special meeting of stockholders has been called only to consider the approval of the Business Combination Proposal, the Certificate Proposals, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal. Under Easterly’s bylaws, other than procedural matters incident to the conduct of the Easterly special meeting, no other matters may be considered at the Easterly special meeting if they are not included in the notice of the Easterly special meeting.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of Easterly common stock, you may call Morrow & Co., LLC, Easterly’s proxy solicitor, at (800) 662-5200 (toll free) or Banks and Brokerage Firms, please call collect: (203) 658-9400.

Redemption Rights

Pursuant to Easterly’s amended and restated certificate of incorporation, any holders of its public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less franchise and income taxes payable, calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Merger, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the IPO as of two business days prior to the consummation of the Business Combination, less franchise and income taxes payable, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the Trust Account of approximately $200 million on June 30, 2016, the estimated per share redemption price would have been approximately $10.00.

Redemption rights are not available to holders of warrants in connection with the Business Combination.

In order to exercise your redemption rights, you must, prior to 5:00 p.m. Eastern time on           , 2016 (two business days before the Easterly special meeting):

•	If you hold Easterly units, elect to separate your Easterly units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;
•	Submit a request in writing that Easterly redeem your public shares for cash to Continental Stock Transfer & Trust Company, Easterly’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

•	Deliver your public shares either physically or electronically through DTC to Easterly’s transfer agent. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is Easterly’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Easterly does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Easterly’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Easterly’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that its transfer agent return the shares (physically or electronically). You may make such request by contacting Easterly’s transfer agent at the phone number or address listed above.

Each redemption of public shares by Easterly’s public stockholders will decrease the amount in the Trust Account, which is approximately $200 million as of June 30, 2016. Easterly has no specified maximum redemption threshold under its charter. In no event, however, will Easterly redeem public shares in an amount that would cause Easterly’s net tangible assets to be less than $5,000,001.

Prior to exercising redemption rights, stockholders should verify the market price of Easterly common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Easterly cannot assure you that you will be able to sell your shares of Easterly common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Easterly common stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Easterly common stock will cease to be outstanding immediately prior to the Merger and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption.

If the Business Combination is not approved and Easterly does not consummate an initial business combination by August 4, 2017, Easterly will be required to dissolve and liquidate and its warrants will expire worthless.

Appraisal Rights

Appraisal rights are not available to holders of shares of Easterly common stock or warrants in connection with the Business Combination.

Accounting Treatment

The merger will be accounted for as a reverse acquisition in accordance with U.S. generally accepted accounting principles (“GAAP”). Under this method of accounting, Easterly will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Sungevity comprising the ongoing operations of the combined entity, Sungevity senior management comprising the senior management of the combined company, and that the former owners and management of Sungevity will have control of the election of the board of directors after the Merger. In accordance with guidance applicable to these circumstances, the Merger will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of Sungevity issuing shares for the net assets of Easterly, accompanied by a recapitalization. The net assets of Easterly will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be those of Sungevity.

Proxy Solicitation Costs

Easterly will pay the cost of soliciting proxies for the Easterly special meeting. Easterly has engaged Morrow & Co., LLC (“Morrow”) to assist in the solicitation of proxies for the Easterly special meeting. Easterly has agreed to pay Morrow a fee of $22,500, plus disbursements. Easterly will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. Easterly also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Easterly common stock for their expenses in forwarding soliciting materials to beneficial owners of Easterly common stock and in obtaining voting instructions from those owners. Easterly’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Notice of Electronic Availability of Proxy Materials

As permitted by the rules of the SEC, this joint proxy and consent solicitation statement/prospectus is being made available to Easterly’s stockholders online, at www.easterlyacquisition.com.

SUNGEVITY SOLICITATION OF WRITTEN CONSENTS

This section contains information for Sungevity stockholders regarding the solicitation of written consents to adopt the Merger Agreement by executing and delivering the written consent furnished with this joint proxy and consent solicitation statement/prospectus.

Sungevity Stockholder Action by Written Consent

The Sungevity board is providing these consent solicitation materials to Sungevity stockholders. Sungevity stockholders are being asked to adopt the Merger Agreement by executing and delivering the written consent furnished with this joint proxy and consent solicitation statement/prospectus.

Shares Entitled to Consent and Consent Required

Only Sungevity stockholders of record at the close of business on the record date of           , 2016, will be notified of and be entitled to execute and deliver a written consent. On the Sungevity Record Date, the outstanding securities of Sungevity eligible to consent with respect to the proposal consisted of [    ] shares of Sungevity Class A common stock, [    ] shares of Sungevity Series A preferred stock, [    ] shares of Sungevity Series B preferred stock, [    ] shares of Sungevity Series C preferred stock and [    ] shares of Sungevity Series D preferred stock. Under the Sungevity charter and the DGCL, each holder of Sungevity Class A common stock is entitled to one vote for each share of Sungevity Class A common stock held of record and each holder of Sungevity preferred stock is entitled to one vote for each share of Sungevity Class A common stock that such preferred stock held of record is convertible into by the terms of the Sungevity charter.

Adoption of the Merger Agreement requires approval by the holders of a majority of the outstanding shares of Sungevity capital stock entitled to vote under the Sungevity charter and the DGCL. In addition, the terms and conditions of the Sungevity charter and the Merger Agreement require the approval by the holders of a majority of the outstanding shares of Series A preferred stock entitled to vote, the holders of a majority of the outstanding shares of Series B preferred stock entitled to vote, the holders of a majority of the outstanding shares of Series C preferred stock entitled to vote, the holders of a majority of the outstanding shares of Series D preferred stock entitled to vote and the holders of a majority of each series of preferred stock entitled vote, voting as single class.

Sungevity Voting Agreements; Voting by Sungevity’s Directors and Executive Officers

On June 28, 2016, certain funds affiliated with Robert R. Davenport, III, Reuben Munger and Joel Dobberpuhl, each of whom are directors of Sungevity, which collectively own approximately 30.23% of Sungevity’s outstanding voting stock as of the date of the Merger Agreement, entered into Sungevity Voting Agreements with Easterly, pursuant to which such holders have agreed, among other things, to vote in favor of the adoption of the Merger Agreement and the Business Combination (including by written consent), subject to the terms of such Sungevity Voting Agreement. For additional information, see the section entitled “The Sungevity Voting Agreement” beginning on page 127.

As of the close of business on the Sungevity Record Date, Sungevity’s directors and executive officers beneficially owned [    ] shares of Class A common stock, [    ] shares of Series A preferred stock, [    ] shares of Series B preferred stock, [     ] shares of Series C preferred stock and [    ] shares of Series D preferred stock, in each case, in the aggregate, entitled to provide consents in the Sungevity consent solicitation. This represents approximately [    ]% in voting power of the outstanding shares of Class A common stock, [    ]% in voting power of the outstanding Series A preferred stock, [    ]% in voting power of the outstanding Series B preferred stock, [    ]% in voting power of the outstanding Series C preferred stock, [    ]% in voting power of the outstanding Series D preferred stock and [    ]% in voting power of the outstanding preferred stock in the aggregate, in each case, entitled to provide consents in the Sungevity consent solicitation.

Submission of Consents

If you hold shares of Sungevity Class A common and preferred stock as of the Sungevity Record Date and you wish to give your written consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to Sungevity. Once you have completed, dated and signed the written consent, you may deliver it to Sungevity, by emailing a .pdf copy of your written consent to shconsent@sungevity.com or by mailing your written consent to the attention of Clare Badaracco, Sungevity, Inc., 66 Franklin St., Suite 310, Oakland, CA 94607.

The Sungevity board has set           , 2016, as the targeted final date for receipt of written consents. Sungevity reserves the right to extend the final date for receipt of written consents beyond           , 2016. Any such extension may be made without notice to Sungevity stockholders. Once a sufficient number of consents to adopt the Merger Agreement have been received, the consent solicitation will conclude. As noted in the section entitled “Appraisal Rights” beginning on page 251, the delivery of a signed and dated consent adopting the Merger Agreement, or delivery of a signed and dated consent without indicating a decision on the proposal, will result in a loss of appraisal rights under Section 262 of the DGCL.

The Sungevity board has carefully considered the Merger Agreement and the terms thereof and the transactions contemplated by the Merger Agreement, including the Business Combination, and has determined that the Business Combination, the terms thereof and the other transactions contemplated by the Merger Agreement are advisable and fair to and in the best interests of Sungevity and its stockholders. Accordingly, the Sungevity board unanimously recommends that Sungevity stockholders adopt the Merger Agreement.

Executing Consents; Revocation of Consents

You may execute a written consent to adopt the Merger Agreement (which is equivalent to a vote “FOR” the proposal). Under Delaware law, your consent must bear the date of your signature. If you do not return your written consent, it will have the same effect as a vote “AGAINST” the proposal.

Your consent to the proposal may be revoked at any time before the consents of a sufficient number of shares to adopt the Merger Agreement have been delivered to Sungevity. If you wish to revoke a previously given consent before that time, you may do so by delivering a notice of revocation to Sungevity either by mail to the attention of General Counsel, Sungevity, Inc., 66 Franklin St., Suite 310, Oakland, CA 94607 or emailing a .pdf copy of such revocation to shconsent@sungevity.com.

Consent and Joinder Agreement

When you sign the written consent, you will also enter into the joinder agreement attached to the consent, thereby binding you to the applicable provisions of the Merger Agreement, including the escrow, indemnification and release provisions set forth therein. Under the joinder agreement, you will: (i) acknowledge and agree that the merger consideration is fair and reasonable; (ii) waive any notice regarding the Merger; (iii) appoint Shareholder Representative Services LLC as your representative for certain purposes under the Merger Agreement; (iv) grant a waiver and release of certain claims against Easterly; (v) terminate specified Sungevity investor agreements; and (vi) agree to certain confidentiality provisions.

Solicitation of Consents

Officers and directors of Sungevity may solicit consents by telephone and personally, in addition to solicitation by mail. These persons will receive their regular salaries but no special compensation for soliciting consents.

THE MERGER AGREEMENT

This section of the joint proxy and consent solicitation statement/prospectus describes the material provisions of the Merger Agreement, as amended, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, as amended, which is attached as Annex A hereto. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement.

Structure of the Merger

The Merger Agreement provides for the merger of Merger Sub with and into Sungevity, with Sungevity surviving the Merger as a wholly-owned subsidiary of Easterly. Pursuant to the Merger Agreement, upon the effectiveness of the Merger, all shares of Sungevity stock then outstanding, which will include shares issued upon the conversion of convertible promissory notes and the exercise of warrants and options prior to the Effective Time, will be converted into the right to receive a fraction of a share of Easterly common stock.

Merger Consideration

Upon the effectiveness of the Merger (the “Effective Time”), each issued and outstanding share of Sungevity common and preferred stock held by Sungevity stockholders, and each outstanding security convertible or exercisable for shares of Sungevity common and preferred stock outstanding prior to the Effective Time, will be converted into the right to receive a fraction of a share of Easterly common stock as determined in accordance with the Merger Agreement, pursuant to which an aggregate 35,000,000 shares of Easterly common stock will be issued to Sungevity securityholders (the “Aggregate Easterly Common Stock”). In addition, certain employees of Sungevity, at the Effective Time, will also be granted 700,000 shares of Easterly common stock (the “Employee Grant Shares”). Pursuant to the merger consideration allocation mechanics set forth in the Merger Agreement and subject to reduction as described below, holders of each series of Sungevity preferred stock will initially be entitled to receive an amount of Easterly common stock with value equal to 95% of their respective liquidation preference as set forth in Sungevity’s certificate of incorporation in effect as of the date of the Merger Agreement (the “Preferred Stock Allocation”), and up to 1,750,000 shares of Easterly common stock will initially be allocated, on a pro rata basis, to holders of Sungevity common stock and holders of vested options to purchase Sungevity common stock outstanding as of the Effective Time (the “Common Stock Allocation”).

To the extent the foregoing Preferred Stock Allocation and Common Stock Allocation exceed the Aggregate Easterly Common Stock, the total Preferred Stock Allocation and the total Common Stock Allocation (but not the Employee Grant Shares) shall each be reduced, on a share-for-share basis, as necessary, until the Common Stock Allocation comprises 1,400,000 shares of Easterly common stock. Thereafter, if the sum of the Preferred Stock Allocation and Common Stock Allocation continues to exceed the Aggregate Easterly Common Stock, the Preferred Stock Allocation alone shall be further reduced by such excess. Any such reductions to the Preferred Stock Allocation shall be allocated to holders of each series of Sungevity preferred stock pro rata based on each such series’ aggregate liquidation preference, and any such reductions to the Common Stock Allocation shall be allocated to all Sungevity common stock and holders of vested options to purchase Sungevity common stock on a pro rata, per share basis. The reduction in the total Preferred Share Allocation and the total Common Stock Allocation as described in this paragraph is referred to as the “Consideration Reduction.”

The foregoing allocations shall be determined in accordance with certain additional terms and conditions set forth in the Merger Agreement, which are summarized as follows:

•	For the purposes of determining the allocation of the Aggregate Easterly Common Stock amongst the holders of Sungevity preferred and common stock in light of each series of preferred stock’s liquidation preference, the Merger Agreement has fixed the value of Easterly common stock at $10.00 per share.
•	Each subordinated note convertible into Sungevity Series D preferred stock presently outstanding or issued prior to the Effective Time shall be treated as so converted immediately prior to the Effective Time, in accordance with the terms of the convertible notes, and shall participate with the Sungevity Series D preferred stock as such in any allocations of merger consideration.
•	Each in-the-money warrant exercisable for shares of Sungevity capital stock shall be treated as so exercised immediately prior to the Effective Time (on a “net exercise” basis in accordance with the terms of the warrants, as amended), based on the value attributable to the shares of Sungevity capital stock underlying the warrants pursuant to the allocation provided for in the Merger Agreement, for the purpose of participation with the applicable class of Sungevity capital stock in the respective allocations, and all out-of-the-money warrants will be terminated at the Effective Time.
•	In any event, if any of the transactions contemplated by the Merger Agreement or otherwise would result in Easterly issuing, or being required to issue, at the closing, more than 35,700,000 shares of Easterly common stock (the sum of the Aggregate Easterly Common Stock and the Employee Grant Shares), then the Aggregate Easterly Common Stock (but not the Employee Grant Shares) shall be reduced, and the shares of Easterly common stock allocable to each Sungevity equity holder will be reduced proportionately, to the extent necessary so as not to result in any such excess.

In addition, no fractional shares of Easterly common stock will be issued in connection with the Merger. Instead, each Sungevity stockholder who otherwise would be entitled to receive a fractional share of Easterly common stock (after aggregating all fractional shares of Easterly common stock issuable to such holder) will be entitled to receive an amount in cash equal to the fraction share interest in Easterly common stock to which such holder would otherwise be entitled multiplied by $10.00.

At the Effective Time, without giving effect to the reverse stock split discussed in Proposal No. 4 and assuming that the capitalization of Sungevity remains the same as the Current Capitalization based on the Capitalization Assumptions (as defined below), Sungevity stockholders would receive the following consideration:

•	each share of Sungevity Series D preferred stock will receive 0.0090382 of a share of Easterly common stock;
•	each share of Sungevity Series C preferred stock will receive 0.0082920 of a share of Easterly common stock;
•	each share of Sungevity Series B preferred stock will receive 0.0073246 of a share of Easterly common stock;
•	each share of Sungevity Series A preferred stock will receive 0.0073246 of a share of Easterly common stock; and
•	each share of Sungevity common stock will receive 0.0033685 of a share of Easterly common stock.

The foregoing consideration example reflects the following assumptions (the “Capitalization Assumptions”):

•	reflects the $30.6 million aggregate principal amount of subordinated convertible notes issued by Sungevity prior to September 15, 2016 (together with warrants to purchase 233,151,337 shares of Sungevity Series D preferred stock in the aggregate);
•	reflects Sungevity’s issuance of additional warrants exercisable for 62,487,620 shares of Sungevity’s Series D preferred stock in conjunction with additional ordinary course transactions;

•	assumes, solely for purposes of calculating accrued interest under any subordinated convertible notes issued by Sungevity, that the Merger will close on November 30, 2016 and that any subordinated convertible notes issued by Sungevity on or after September 15, 2016 shall have been issued on October 1, 2016;
•	assumes that there will be no exercises of vested options to purchase Sungevity common stock outstanding as of the date of the Merger Agreement; and
•	assumes that there will be no exercises of warrants to purchase Sungevity capital stock outstanding as of the date of the Merger Agreement, except for the net-exercise of in-the-money Sungevity warrants immediately prior to the Effective Time and the termination of out-of-the money Sungevity warrants.

However, the number of shares of Easterly common stock that will be issued in exchange for the Sungevity common stock and each series of preferred stock will be determined pursuant to the merger consideration allocation rules discussed above based on the actual capitalization of Sungevity at the Effective Time, which could differ from the Current Capitalization based on a number of factors. For example, the Merger Agreement permits Sungevity to raise financing by issuing new subordinated convertible notes with an aggregate principal amount of up to $20 million, together with related warrants to purchase Sungevity Series D preferred stock. From the date of the Merger Agreement through September 14, 2016, Sungevity has issued $15.8 million of such new subordinated convertible notes (together with warrants to purchase 187,983,147 shares of Series D preferred stock in the aggregate, referred to as warrant coverage). Further, a total of 1,245,338,008 shares of Series D preferred stock remain available for issuance pursuant to Sungevity’s certificate of incorporation, as presently in effect, not reflecting shares issuable upon conversion of outstanding convertible notes or exercise of outstanding warrants. To the extent Sungevity issues additional shares of Series D preferred stock, or securities convertible into or exercisable for shares of Series D preferred stock, prior to the Effective Time, or that additional interest accrues under outstanding subordinated convertible notes convertible into shares of Series D preferred stock, the Preferred Stock Allocation each may be reduced pursuant to the Consideration Reduction. In addition, the number of outstanding shares of any series or class of Sungevity capital stock could be increased prior to the Effective Time by any exercise of outstanding warrants or options to purchase such shares of Sungevity capital stock, as a result of which the Preferred Stock Allocation and the Common Stock Allocation each may be reduced pursuant to the Consideration Reduction. In addition, to the extent the Reverse Split Proposal is approved by Easterly’s stockholders, the applicable exchange ratios calculated pursuant to the Merger Agreement and discussed in this summary of the merger consideration would be adjusted by a multiple of two-thirds.

Example Scenarios

For illustrative purposes only, the following table illustrates three scenarios describing the fraction of a share of Easterly common stock which would be issued in exchange for each share of Sungevity capital stock outstanding in the Merger under certain potential circumstances. Each scenario reflects the exchange ratios as would be in effect assuming Sungevity’s capitalization immediately prior to the Effective Time is the Current Capitalization based on the Capitalization Assumptions, without giving effect to the reverse stock split discussed in Proposal 4.

However, the foregoing assumptions are adjusted in each scenario as follows:

•	the first scenario assumes no subordinated convertible notes or related warrants are issued by Sungevity on or after September 15, 2016;
•	the second scenario includes $4.1 million of new subordinated convertible notes (together with 100% warrant coverage) issued by Sungevity on or after September 15, 2016, representing the maximum subordinated convertible note financing raise that Sungevity is permitted under the Merger Agreement; and

•	the third scenario includes $4.1 million of new subordinated convertible notes (together with 170% warrant coverage) issued by Sungevity on or after September 15, 2016, representing the maximum subordinated convertible note financing raise that Sungevity is permitted under the Merger Agreement.

	Exchange Ratio under Each Scenario
	1	2	3
Sungevity Series D preferred stock	0.0090382	0.0088071	0.0087403
Sungevity Series C preferred stock	0.0082920	0.0080799	0.0080186
Sungevity Series B preferred stock	0.0073246	0.0071373	0.0070831
Sungevity Series A preferred stock	0.0073246	0.0071373	0.0070831
Sungevity common stock	0.0033685	0.0033685	0.0033685
Total shares of Easterly common stock issuable	35,000,000	35,000,000	35,000,000

Sungevity stockholders should be aware that the above per share exchange ratios have been determined based on the specific assumptions set forth above. The actual exchange ratios will be determined at the Effective Time based on the circumstances described above and as set forth more fully in the Merger Agreement, and are subject to numerous factors, certain of which are outside of Sungevity’s control. The actual number of shares of Easterly common stock you receive in exchange for your Sungevity stock may be within or outside the range of illustrative exchange ratios described above. The maximum number of shares of Easterly common stock to be issued in the Merger was fixed at the time the Merger Agreement was signed. At such time, the parties valued the Easterly common stock at $10.00 share. However, Easterly common stock trades on the Nasdaq Capital Market and is subject to price fluctuation. Therefore, the value of the Easterly common stock you receive in the Merger cannot be known at the date of this joint proxy and consent solicitation statement/prospectus. The value of the Easterly common stock you receive in the Merger may be equal to, less than or greater than its value on the date the Merger Agreement was signed and/or the date of this joint proxy and consent solicitation statement/prospectus.

Conversion of Stock of Merger Sub

At the Effective Time, all issued and outstanding common stock of Merger Sub will be converted into and become 100 fully paid and nonassessable shares of common stock, par value $0.01 per share, of Sungevity. These shares will constitute the only outstanding share of capital stock of Sungevity as of the Effective Time and will be owned by Easterly.

Exchange of Sungevity Common Stock and Preferred Stock

Exchange Fund

At, promptly following or prior to the Effective Time, Easterly will deposit with Continental Stock Transfer & Trust Company, or such other bank or trust company as may be designated by Easterly and reasonably satisfactory to Sungevity (the “Exchange Agent”), for exchange, through the Exchange Agent, certificates representing the shares of Easterly common stock issuable as described above under “Merger Consideration.” For the purposes of such deposit, Easterly will assume that there will not be any fractional shares of Easterly common stock. Easterly will make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares and to pay any cash consideration payable at or after the closing. The Exchange Fund will not be used for any other purpose.

Exchange Procedures

Certificated Shares.  As soon as reasonably practicable after the closing of the Merger, the Exchange Agent will send each holder of Sungevity common stock and Sungevity preferred stock a letter of transmittal and instructions as to how to exchange such stockholders’ certificates for shares of Sungevity common stock and Sungevity preferred stock for the merger consideration. Upon the surrender to the Exchange Agent of a letter of transmittal, duly executed, together with a certificate representing the shares of Sungevity common stock and Sungevity preferred stock held by such holder immediately prior to the Effective Time and such other documents as may reasonably be required by Sungevity or the Exchange Agent, the holder that surrendered such documents shall be entitled after the Effective Time to receive, in exchange therefor (1) the number of whole shares of Easterly common stock (which shall be in non-certificated book entry form unless determined otherwise by Easterly) representing, in the aggregate, the sum of (x) 90% of the whole number of shares that such holder has the right to receive as merger consideration (with 10% of the whole number of shares that such holder has the right to receive as merger consideration being placed in escrow, which we refer to as the “Escrow Shares”) and (y) 100% of the whole number of shares that such holder has the right to receive as a Common Stock Allocation, (2) any dividends or other distributions payable on Easterly common stock with a record date after the Effective Time, and (3) cash in lieu of fractional shares of Easterly common stock, and the Sungevity certificate so surrendered shall forthwith be cancelled. Until surrendered in accordance with these procedures, any shares of Sungevity common stock and Sungevity preferred stock held and each certificate representing any shares of Sungevity common stock and Sungevity preferred stock will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the consideration described above under “Merger Consideration,” and the aforementioned dividends or other distributions, if any, and cash in lieu of fractional shares. No interest will be paid or accrue on any amounts payable with respect to surrendered certificates for Sungevity common stock or Sungevity preferred stock.

Book Entry Shares.  Holders of Sungevity common stock or Sungevity preferred stock that are held in book entry form shall not be required to deliver a certificate for their shares of Sungevity common stock or Sungevity preferred stock or to execute and return a letter of transmittal to the Exchange Agent to receive the merger consideration (or any other payment in respect of such shares) that such holder is entitled to receive. In lieu thereof, each holder of record of one or more Sungevity book entry shares whose shares were converted into the right to receive the merger consideration shall automatically upon the Effective Time be entitled to receive for their book entry shares (1) the number of whole shares of Easterly common stock (which shall be in non-certificated book entry form unless determined otherwise by Easterly) representing, in the aggregate, the sum of (x) 90% of the whole number of shares that such holder has the right to receive as merger consideration in respect of their book entry shares (with 10% of the whole number of shares that such holder has the right to receive as merger consideration being placed in escrow as Escrow Shares) and (y) 100% of the whole number of shares that such holder has the right to receive as a Common Stock Allocation, (2) any dividends or other distributions payable on Easterly common stock with a record date after the Effective Time, and (3) cash in lieu of fractional shares of Easterly common stock, and the Sungevity book entry shares shall forthwith be cancelled.

Escrow Shares and Escrow Agreement.  Upon each exchange of Sungevity common stock or Sungevity preferred stock by a holder thereof, the Exchange Agent shall deliver (and such holder shall be deemed to have received and deposited) such holder’s Escrow Shares into an escrow account established pursuant to the terms and conditions of an escrow agreement by and among Easterly, Sellers Representative and Key Bank National Association, as escrow agent. Such Escrow Shares shall provide security for the satisfaction of claims for indemnification made by Easterly indemnified parties under the Merger Agreement. The Escrow Shares shall be retained in the escrow account until 50% are released to the former Sungevity stockholders ten business days after Easterly is required to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and the remainder of the shares will be released to the former Sungevity stockholders ten business days after Easterly is required to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2017. During the period in which the Escrow Shares are retained in the escrow account, they will be held for the benefit of the former Sungevity stockholders from whom the Escrow Shares were retained by the escrow agent out of the merger consideration (which former Sungevity stockholders we refer to as the “Indemnity Holders”) (and the Indemnifying Holders shall be entitled to receive cash dividends on, and vote, such Escrow Shares but shall not have any right to possess, alienate or transfer any of such Escrow Shares), unless, until and to the extent it has been determined that any Easterly indemnified party is entitled to retain any of the Escrow Shares in respect of indemnification claims pursuant to the Merger Agreement. The total amount of Escrow Shares to be placed in the escrow account at the closing of the Merger is 3,325,000.

Dividends or Other Distributions

No dividends or other distributions with respect to Easterly common stock with a record date after the Effective Time will be paid to the holder of any certificate formerly representing Sungevity common stock or

Sungevity preferred stock with respect to the shares of Easterly common stock issuable upon surrender of such certificate, and no cash payment in lieu of fractional shares will be paid to any such holder until the surrender by such holder to the Exchange Agent of the letter of transmittal and such certificate.

Termination of Exchange Fund

Any portion of the exchange fund that remains undistributed 12 months after the Effective Time will be delivered to Easterly, upon demand, and any holder of Sungevity common stock and Sungevity preferred stock who has not theretofore complied with the procedures described above under “Exchange Procedures” will thereafter look only to Easterly for payment of its claim for consideration for its Sungevity common stock and Sungevity preferred stock pursuant to the Merger.

Sungevity Options and Warrants

At the Effective Time, all options of Sungevity that were not exercised prior to the Effective Time will be cancelled. At the Effective Time, each in-the-money warrant exercisable for shares of Sungevity stock shall be treated as if it were exercised immediately prior to the Effective Time (on a “net exercise” basis in accordance with the terms of the warrants, as amended), based on the value attributable to the shares of Sungevity stock underlying the warrants pursuant to the allocation provided for in the Merger Agreement, and all out-of-the-money warrants will be terminated at the Effective Time.

Appraisal Rights

Any shares of Sungevity common and preferred stock that are issued and outstanding immediately prior to the Effective Time and that have not approved the Merger via written consent, and with respect to which a demand for payment and appraisal has been properly made in accordance with Section 262 of the DGCL, will not be converted into the right to receive the merger consideration otherwise payable with respect to such shares of Sungevity common stock, except as set forth below, and instead holders of such shares will be entitled to have the Delaware Court of Chancery determine the fair value of such shares.

Material Adverse Effect

Under the Merger Agreement, a “Material Adverse Effect” with respect to any party is any event, change, effect, development, state of facts, condition, circumstance or occurrence that individually or in the aggregate (a) has or would be reasonably expected to have a material adverse effect on the business, results of operations, assets, liabilities or financial condition of such party and its subsidiaries, taken as a whole, except to the extent such material adverse effect results from (i) any changes in regional or global economic conditions, including changes affecting credit, financial or capital markets or changes in interest rates or exchange rates, (ii) any changes in conditions generally affecting any of the industries in which such party and its subsidiaries operate, (iii) any decline in the market price or trading volume or credit rating of such party or the securities of such party (it being understood that the facts or occurrences giving rise to or contributing to such decline may be taken into account in determining whether there has been or would be a Material Adverse Effect), (iv) any regulatory, legislative or political conditions, in each case in the United States or any other jurisdiction, (v) the execution and delivery of the Merger Agreement or the public announcement, performance, pendency or consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, including the impact thereof on the relationships, contractual or otherwise, of such party or any of its subsidiaries with customers, employees, suppliers or other parties or any litigation arising from the Merger Agreement or the transactions contemplated by the Merger Agreement, (vi) any retrospective or prospective change in applicable laws (including, for the avoidance of doubt, any government renewable portfolio standard and any import tariff on solar panels or related equipment), regulation or GAAP (or authoritative interpretations thereof), (vii) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (viii) any action permitted or required to be taken pursuant to or in accordance with this Agreement or taken at the request of the other party or with the other party’s express written consent, (x) any change affecting the international, national, regional, state, provincial or local electric generating, transmission or distribution industry, (xi) any change in international, national, regional, state, provincial or local wholesale or retail electric power prices, (xii) any change or development in international, national, regional, state, provincial or local electric transmission or distribution systems, (xiii) any effect of weather, geological or meteorological events, or (xiv) volcanoes, tsunamis, pandemics, earthquakes, floods, storms, hurricanes, tornados or other natural disasters; provided, however, that clauses (i), (ii), (iv), (vii), and (ix) may be taken into account to the extent that such changes in conditions have a greater adverse materially disproportionate effect on such party and its subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which such party and any of its subsidiaries operate or (b) would prevent or materially delay the consummation by Easterly or Sungevity, as applicable, of the Merger and the other transactions contemplated by the Merger Agreement on a timely basis.

Closing and Effective Time of the Merger

The Merger is expected to be consummated no later than three business days following the satisfaction or waiver of the conditions described below under the subsection entitled “Conditions to the Closing of the Merger.”

Conditions to Closing of the Merger

Conditions to Easterly’s, Merger Sub’s and Sungevity’s Obligations

The obligations of Easterly, Merger Sub and Sungevity to consummate the Merger are subject to the satisfaction, at or prior to the closing date, of each of the following conditions (which may be waived, in whole or in part, to the extent permitted by law, by Sungevity and Easterly):

•	The required vote of the stockholders of Easterly with respect to the adoption of the Merger Agreement must have been obtained.
•	The required vote of the stockholders of Sungevity with respect to the adoption of the Merger Agreement must have been obtained.
•	The shares of Easterly common stock to be issued in the Merger shall have been approved for listing on the Nasdaq Capital Market, subject to official notice of issuance.
•	There must not be in effect any order by a governmental entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement.
•	Easterly’s Registration Statement on Form S-4, of which this joint proxy and consent solicitation statement/prospectus forms a part, must have become effective under the Securities Act and not be the subject of any stop order, and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.
•	The waiting period applicable to the transactions contemplated by the Merger Agreement under applicable antitrust laws must have expired or early termination must have been granted.
•	Easterly, the Sellers Representative and the Escrow Agent must have executed the Escrow Agreement.

Conditions to Easterly’s and Merger Sub’s Obligations

The obligations of Easterly and Merger Sub to consummate the Merger are subject to the satisfaction, at or prior to the closing date, of each of the following conditions (which may be waived in whole or in part by Easterly):

•	The representations and warranties of Sungevity, disregarding all qualifications and exceptions contained in such representations and warranties relating to materiality or Material Adverse Effect, must be true and correct as of the closing date as if made on and as of the closing date (or, if given as of a specific date, at and as of such date), except (x) for changes permitted by the Merger Agreement or (y) where the failure of such representations and warranties to be true and correct would not have (and would not reasonably be expected to have) a Material Adverse Effect with respect to Sungevity.
•	Sungevity must have performed and complied in all material respects with all obligations, covenants and agreements required by the Merger Agreement to be performed or complied with by Sungevity at or prior to the closing.

•	Since the date of the Merger Agreement, there must not have been any event or circumstance which resulted in a Material Adverse Effect with respect to Sungevity, and no change or event shall have occurred that would reasonably be expected to result in such a Material Adverse Effect.
•	Sungevity’s chief executive officer or chief financial officer must deliver a certificate that the information contained in a spreadsheet concerning the merger consideration is true and correct in all material respects (and true and correct in all respects with respect to certain items).
•	Holders of Sungevity common and preferred stock representing not more than 10% must have exercised appraisal rights.
•	Easterly must have received written consent and joinder agreements from Sungevity stockholders representing the required vote of the stockholders of Sungevity with respect to the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement.
•	Sungevity must have received all required consents of Sungevity option and warrant holders.

Conditions to Sungevity’s Obligations

The obligations of Sungevity to consummate the Merger are subject to the satisfaction, on or prior to the closing date, of each of the following conditions (which may be waived in whole or in part by Sungevity):

•	The representations and warranties of Easterly and Merger Sub, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, must be true and correct as of the closing date as if made on and as of the closing date (or, if given as of a specific date, at and as of such date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Material Adverse Effect with respect to Easterly or to impair in any material respect the ability of Easterly or Merger Sub to perform its obligations under the Merger Agreement or prevent or materially delay consummation of the transactions contemplated by the Merger Agreement.
•	Easterly and Merger Sub each must have performed and complied in all material respects with all obligations, covenants and agreements required by the Merger Agreement to be performed or complied with by Easterly or Merger Sub at or prior to the closing.
•	Since the date of the Merger Agreement, there must not have been any event or circumstance which resulted in a Material Adverse Effect with respect to Easterly and no change or event shall have occurred that would reasonably be expected to result in such a Material Adverse Effect.
•	Sungevity must have received a tax opinion from its counsel regarding the tax treatment of the Merger.
•	Easterly must have delivered evidence of the resignation of certain of its directors and officers.
•	Easterly’s charter must be amended and restated as set forth in Proposal No. 2.

Representations and Warranties

Under the Merger Agreement, Easterly and Merger Sub made customary representations and warranties, including those relating to: organization and good standing; capitalization; authorization of agreement; consents of third parties; conflicts; subsidiaries; filings with the SEC and financial statements; no undisclosed liabilities; absence of certain developments; information supplied; litigation; compliance with laws; employee benefit plans; properties; taxes; material contracts; intellectual property; indebtedness; no brokers; Investment Company Act; stockholder approval; transactions with affiliates; the Trust Account; disclosures; and no other representations or warranties.

Under the Merger Agreement, Sungevity made customary representations and warranties, including those relating to: organization and good standing; capitalization; subsidiaries; authorization of agreement; consents of third parties; conflicts; financial statements; no undisclosed liabilities; absence of certain developments; information supplied; litigation; compliance with laws; permits; employee benefit plans; labor; environmental matters; real property; material contracts; taxes; intellectual property; insurance; no brokers; transactions with affiliates; agreements with regulatory agencies; compliance with trade controls; anti-money laundering laws; ethical practices; disclosures and no other representations or warranties.

Covenants of the Parties

Covenants of Easterly

Easterly made certain covenants under the Merger Agreement, including, among others, the following:

•	Easterly will carry on its business in the ordinary course consistent with past practice in all material respects and use commercially reasonable efforts to preserve intact its present business organization and advantageous business relationships.
•	Subject to certain exceptions, Easterly will not, and will not permit any of its subsidiaries to:
º	incur any indebtedness;
º	adjust, split, combine or reclassify any shares of their capital stock;
º	make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of their capital stock, other than with respect to redemptions of Easterly common stock in connection with the Business Combination;
º	issue, sell or otherwise permit to become outstanding any additional shares of their capital stock or securities convertible or exchangeable into, or exercisable for, any shares of their capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the convertible promissory note;
º	increase or decrease the authorized number of shares of any class or series of Easterly capital stock;
º	sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, business or assets to any individual, corporation or other entity;
º	acquire any other entity or business;
º	terminate, materially amend, renew or waive any material provision of, any material contract, other than normal renewals in the ordinary course of business, enter into any contract that would constitute a material contract if it were in effect on the date of the Merger Agreement or terminate, materially amend, renew or waive any material provision of any contract with the Sponsor;
º	hire any employee or adopt any employee benefit plan;
º	settle any material proceeding;
º	take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
º	amend its certificate of incorporation or bylaws;
º	merge or consolidate itself with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve;
º	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable laws;
º	enter into any material new line of business;
º	make, or commit to make, any capital expenditures;
º	other than in the ordinary course of business consistent with past practice or as may be required by applicable laws, make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any amended material tax return, enter into any closing agreement with respect to taxes, settle or compromise any material tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of taxes, or agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes;
º	take, or fail to take, any action that is intended to or would reasonably be expected to result in the failure of any of the conditions to closing of the Merger to be satisfied; or
º	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by the above covenants.
•	For a period of six years after the closing, Easterly will obtain and maintain in effect policies of directors’ and officers’ liability insurance with coverage similar to the directors’ and officers’ liability insurance generally applicable to companies with common stock listed on a national securities exchange or quoted in an automated inter-dealer quotation system, but in any event no less advantageous to the insured than such policies currently maintained by Easterly and Sungevity, and with a deductible for all claims not in excess of $500,000 or a “run-off” or “tail” directors’ and officers’ liability insurance policy to the current policy for Sungevity and its subsidiaries.
•	Easterly will make all necessary filings with respect to the transactions contemplated by the Merger Agreement under the Securities Act and the Exchange Act and applicable “blue sky” laws and rules and regulations thereunder.
•	Easterly will use its reasonable best efforts to cause the shares of Easterly common stock that will be issued in the Merger to be approved for listing on the Nasdaq Capital Market, subject to official notice of issuance, prior to the Effective Time.
•	Easterly will cease any existing discussions and negotiations with any third parties conducted prior to the date of the Merger Agreement with respect to any acquisition proposal and will not enter into any contract with respect to any acquisition proposal until the earlier of the consummation of the Merger or the termination of the Merger Agreement. Until the earlier of the consummation of the transactions contemplated by the Merger Agreement or the valid termination of the Merger Agreement, neither Easterly nor Merger Sub will, directly or indirectly, through any affiliate or any of its or their officers, directors, employees, attorneys, equityholders, financial advisors, accountants or other representatives or agents, directly or indirectly, (i) initiate, solicit, pursue, discuss, inquire about or make any proposal that constitutes an acquisition proposal, (ii) continue or engage in negotiations or discussions concerning, or provide any information to or request any information from any person or entity relating to, any acquisition proposal other than information to or from any other person or entity which is traditionally provided in the regular course of business to third parties where Easterly, Merger Sub and their officers, directors and affiliates have no reason to believe that such information may be utilized to evaluate any such acquisition proposal, or (iii) agree to, approve or recommend, or otherwise enter into any contract with respect to, any acquisition proposal.
•	Easterly will not release, amend or waive the lock-up restrictions on the Sponsor and Easterly’s directors and officers.

Covenants of Sungevity

Sungevity made certain covenants under the Merger Agreement, including, among others, the following:

•	Sungevity and its subsidiaries will carry on their businesses in the ordinary course consistent with past practice in all material respects and use commercially reasonable efforts to preserve intact their present business organizations and advantageous business relationships.
•	Subject to certain exceptions, Sungevity will not, and will not permit any of its subsidiaries to:
º	incur any indebtedness except (i) trade payables in the ordinary course of business, (ii) deferred revenue, (iii) borrowings under Sungevity’s credit facilities outstanding as of the date of the Merger Agreement, (iv) up to $20 million aggregate principal amount of Sungevity’s new convertible notes (plus warrant coverage) and (v) a secured or unsecured loan facility for working capital purposes, with the principal amount of such loan not to exceed $10 million in the aggregate;
º	adjust, split, combine or reclassify any shares of their capital stock;
º	make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of their capital stock (except (A) dividends paid by any of the wholly-owned subsidiaries of Sungevity to Sungevity or any of its wholly-owned subsidiaries, and (B) the acceptance of the Sungevity common stock as payment for the exercise price of options or for withholding taxes incurred in connection with the exercise of options or the vesting or settlement of Sungevity stock options and dividend equivalents thereon, if any, in each case in accordance with past practice and the terms of the applicable award agreements);
º	issue, sell or otherwise permit to become outstanding any additional shares of their capital stock or securities convertible or exchangeable into, or exercisable for, any shares of their capital stock or any options, warrants, or other rights of any kind to acquire any shares of their capital stock, except pursuant to the exercise of Sungevity stock options outstanding prior to the date of the Merger Agreement or the settlement or vesting of Sungevity stock options outstanding prior to the date of the Merger Agreement, issuances pursuant to new employment agreements with persons who are not executive officers in the ordinary course and any shares of Sungevity capital stock issuable upon conversion of Sungevity’s new convertible notes or any outstanding subordinated convertible note;
º	sell, transfer, mortgage, encumber or otherwise dispose of any of their material properties, business or assets to any individual, corporation or other entity other than a wholly-owned subsidiary, other than in the ordinary course of business;
º	except for transactions in the ordinary course of business (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith) or as required by any material contract, acquire (whether by merger or consolidation, acquisition of stock or assets or otherwise) any other entity or business;
º	terminate, materially amend, renew or waive any material provision of, any material contract, other than normal terminations or renewals in the ordinary course of business and other amendments, modifications or terminations that do not materially impact economic terms of such agreements in a manner adverse to Sungevity;
º	except as required under the terms of any Sungevity benefit plan, in accordance with its ordinary course of business and past practices, or as required by applicable law, (i) other than as provided for in any written agreements made available to Easterly, increase the compensation or benefits of any directors, officers or employees, except for increases in salaries in the ordinary course of business consistent with past practice that do not exceed 5% in the aggregate, (ii) increase benefits payable under any existing severance or termination pay policies for any director or officer, (iii) enter into any employment, consulting, indemnification, severance, termination, deferred compensation or other similar agreement (or amend any such existing agreement) with any director or officer, (iv) except which in the aggregate would not increase the obligations of Sungevity by more than 5% of its existing annual obligations under Sungevity benefit plans, (A) establish, adopt or enter into any plan, program, practice, policy, agreement or arrangement for the current or future benefit of any director, employee or consultant of Sungevity or any of its Subsidiaries that would be a Sungevity benefit plan if it were in existence as of the date hereof, or (B) terminate or amend any Sungevity benefit plan, or (v) fund any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Sungevity benefit plan; provided, that none of the foregoing clauses shall restrict the Sungevity’s ability to renew its existing policies and Sungevity benefit plans;

º	negotiate or enter into any collective bargaining agreement or other contract with any labor organization or other representative of any employees of Sungevity;
º	settle any proceeding, except in an amount and for consideration not in excess of $100,000 individually or $250,000 in the aggregate and that would not impose any material restriction on their businesses;
º	take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
º	amend their certificates of incorporation, bylaws or comparable governing documents;
º	merge or consolidate with any other entity, or restructure, reorganize or completely or partially liquidate or dissolve;
º	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable laws;
º	enter into any new material line of business;
º	make, or commit to make, any capital expenditures in excess of $1,850,000 in the aggregate;
º	other than in the ordinary course of business consistent with past practice or as may be required by applicable laws, make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any amended material tax return, enter into any closing agreement with respect to taxes, settle or compromise any material tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of taxes, or agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes;
º	take or fail to take any action that could reasonably be expected to cause the loss, lapse or abandonment of any material intellectual property;
º	take, or fail to take, any action that is intended to or would reasonably be expected to result in the failure of any of the conditions to closing of the Merger to be satisfied; or
º	agree to take, make any commitment to take, or adopt any resolutions of Sungevity’s board of directors or similar governing body in support of, any of the actions prohibited by the above covenants, except as required by law.
•	Sungevity will use its reasonable best efforts to obtain, as promptly as reasonably practicable following the date this joint proxy and consent solicitation statement/prospectus is declared effective by the SEC but in any event within ten business days of such effectiveness, the approval of the Sungevity stockholders of the Merger Agreement and the Merger by a written consent. Following receipt of such approval by written consent, Sungevity will mail all of the Sungevity stockholders that did not execute the written consent a notice of such stockholder approval.
•	Sungevity will cease any existing discussions and negotiations with any third parties conducted prior to the date of the Merger Agreement with respect to any acquisition proposal. Neither Sungevity nor any of its subsidiaries will, directly or indirectly, through any affiliate or any of its or their officers, directors, employees, attorneys, equityholders, financial advisors, accountants or other representatives or agents or otherwise, (i) initiate, solicit, pursue, discuss or encourage any inquiries or the making of any proposal that constitutes an acquisition proposal or that may reasonable be expect to lead to any acquisition proposal, (ii) continue or engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any acquisition proposal other than information to any other person or entity which is traditionally provided in the regular course of business to third parties where Sungevity and its officers, directors and affiliates have no reason to believe that such information may be utilized to evaluate any such acquisition proposal, or (iii) agree to, approve or recommend, or otherwise enter into any contract with respect to, any acquisition proposal. The Sungevity board of directors cannot (A) withhold, withdraw or modify or qualify, or propose publicly, or to any Sungevity stockholder, to withhold, withdraw or modify or qualify, in any manner adverse to Easterly, the approval, determination of advisability or recommendation by the Sungevity board of directors of the Merger Agreement and the Merger, (B) make any other public statement in connection with the solicitation of approval of the Sungevity stockholders that would reasonably be expected to have the same effect, or (C) approve, determine to be advisable or recommend, or propose publicly, or to any Sungevity stockholder, to approve, determine to be advisable, or recommend, any acquisition proposal (any action described in clause (A), (B) or (C) being referred to as an “adverse recommendation change”).
•	Prior to obtaining the approval of the Sungevity stockholders, Sungevity furnishing information to, or engaging in negotiations or discussions with, anyone that has first made an unsolicited bona fide acquisition proposal if and to the extent that Sungevity’s board of directors determines in good faith that such acquisition proposal is a “superior proposal”, and Sungevity’s board of directors determines in good faith, in the exercise of its fiduciary duties, that to do otherwise would violate its fiduciary duties, prior to furnishing such information to, or engaging in negotiations or discussions, Sungevity’s board of directors receives an executed confidentiality agreement and Sungevity gives Easterly notice of its intention to take such action with respect to the superior proposal, Sungevity must negotiate with Easterly to make such adjustments in the terms and conditions of the Merger Agreement so that such acquisition proposal ceases to constitute a superior proposal, if Easterly, in its discretion, proposes to make such adjustments, and the Sungevity board of directors determines in good faith that such acquisition proposal continues to constitute a superior proposal after taking into account any adjustments made by Easterly. A “superior proposal” means any acquisition proposal not made in violation of the Merger Agreement to acquire 50% or more of Sungevity’s equity securities or the consolidated total assets, (A) on terms that the Sungevity board of directors determines in its good faith judgment to be more favorable, from a financial point of view, to Sungevity’s stockholders than the Merger and (B) that is subject to no financing condition and is made by a person who the Sungevity board of directors has reasonably concluded in good faith will have adequate sources of financing to consummate such superior proposal, taking into account all financial, regulatory, legal and other aspects of such proposal.
•	The Sungevity board of directors may make an adverse recommendation change in response to an “intervening event” or with respect to an unsolicited bona fide acquisition proposal first made by a person after the date of the Merger Agreement; provided, that no adverse recommendation change may be made (A) unless the Sungevity board of directors first determines in good faith that the failure to effect such adverse recommendation change would violate its fiduciary duties, (B) in the case of an adverse recommendation change related to an acquisition proposal, unless the Sungevity board of directors determines in good faith that such acquisition proposal is a superior proposal, and (C) until after at least five business days following Easterly’s receipt of written notice from Sungevity advising Easterly that the Sungevity board of directors intends to take such action. After providing such notice, and prior to effecting such adverse recommendation change, (I) Sungevity shall, during such five business day period, negotiate in good faith with Easterly with respect to any revisions to the terms of the Merger Agreement proposed by Easterly, (II) in determining whether to make an adverse recommendation change, the Sungevity board of directors shall take into account any changes to the terms of the Merger Agreement proposed by Easterly and any other information provided by Easterly in response to such notice and (III) following the end of such five business day period, the Sungevity board of directors must determine that (x) the failure to effect such adverse recommendation change would result in a violation of the fiduciary duties and (y) in the case of an adverse recommendation change related to an acquisition proposal, the acquisition proposal continues to be a superior proposal. An “intervening event” means any material facts, changes, events, occurrences, developments or circumstances occurring or arising after the date of the Merger Agreement and prior to the time that Sungevity’s stockholder approval is obtained, which were not known by (or if known, the consequences of which were not reasonably foreseeable by) the Sungevity board of directors prior to the date of the Merger Agreement; provided, that in no event shall the receipt, existence or terms of an acquisition proposal constitute an intervening event.

Mutual Covenants

•	Sungevity and Easterly will give prompt notice to the other if either of them (i) receives any notice or other communication from any governmental entity or Nasdaq (or any other securities market) in connection with the transactions contemplated by the Merger Agreement; or (ii) becomes aware of the occurrence of an event that would reasonably be expected to prevent or materially delay the consummation of the Merger or that would reasonably be expected to result in any of the conditions to the Merger not being satisfied.
•	Upon reasonable notice and subject to certain conditions, Sungevity and Easterly will give the other reasonable access to all of its and its subsidiaries’ properties, books, contracts, commitments and records, and to its and its subsidiaries’ officers, employees, accountants, counsel and other representatives and, during such period, each party will, and will cause its subsidiaries to, promptly make available to the other party, subject, in the case of competitively sensitive information, to any customary “clean-room” arrangements agreed between the parties, (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request.
•	Sungevity and Easterly will cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the Merger, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities. Sungevity and Easterly will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the Merger and each party will keep the other apprised of the status of matters relating to completion of the Merger, including in advance of any meeting or conference with any governmental entity. Sungevity and Easterly will each use its reasonable best efforts to (i) take all action reasonably necessary to ensure that no state takeover statute or similar law is or becomes applicable to the Merger and (ii) if any state takeover statute or similar law becomes applicable to the Merger, take all action to enable the Merger to be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise minimize the effect of such law on the Merger.
•	Sungevity and Easterly will each use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the closing of the Merger, and (ii) avoid or eliminate each and every impediment so as to enable the closing of the Merger to occur as soon as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of businesses or assets of Sungevity, Easterly and their respective subsidiaries. Sungevity, Easterly or their respective subsidiaries will not be required to take, or agree to take, any actions above that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on them.
•	Each of Easterly, Merger Sub and, where applicable, Sungevity will use their reasonable best efforts to obtain the expiration or early termination of any waiting periods, or any applicable approvals required, under antitrust laws, and will (i) make or cause to be made the registrations, declarations and filings required of such party under antitrust laws with respect to the transactions contemplated by the Merger Agreement as promptly as reasonably practicable and advisable after the date of the Merger Agreement (but, with respect to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and any filing fees associated therewith will be borne by Sungevity, and such initial filings from Easterly and Sungevity will request early termination of any applicable waiting period under the HSR Act, (ii) agree not to extend any waiting period under the HSR Act or enter into any agreement with any governmental entity not to consummate the transactions contemplated by the Merger Agreement, except with the prior written consent of the other party not to be unreasonably withheld, conditioned or delayed, (iii) subject to applicable law, furnish to the other party as promptly as reasonably practicable all information required for any application or other filing to be made by the other party pursuant to any applicable law in connection with the transactions contemplated by the Merger Agreement, (iv) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by, the Antitrust Division of the U.S. Department of Justice (the “DOJ”), the Federal Trade Commission (“FTC”) or any other governmental entity in respect of such antitrust filings, the Merger Agreement or the transactions contemplated by the Merger Agreement, (v) promptly notify the other party of any material communication between that party and the FTC, the DOJ or any other governmental entity in respect of any antitrust filings or any inquiry or proceeding relating to the Merger Agreement or the transactions contemplated by the Merger Agreement and of any material communication received or given in connection with any proceeding by a private party relating to the transactions contemplated by the Merger Agreement, (vi) subject to applicable law, discuss with and permit the other party (and its counsel) to review in advance, and consider in good faith the other party’s reasonable comments in connection with, any antitrust filing or communication to the FTC, the DOJ or any other governmental entity or in connection with any proceeding by a private party to any other person or entity, relating to any antitrust filing or inquiry or other proceeding relating to the Merger Agreement or the transactions contemplated by the Merger Agreement, (vii) not participate or agree to participate in any substantive meeting, telephone call or discussion with the FTC, the DOJ or any other governmental entity in respect of any antitrust filing, inquiry or proceeding relating to the Merger Agreement or the transactions contemplated by the Merger Agreement unless it consults with the other party in advance and, to the extent permitted by such governmental entity, gives the other party the opportunity to attend and participate in such meeting, telephone call or discussion, (viii) subject to applicable law, furnish the other party promptly with copies of all correspondence, filings and communications between them and their affiliates on the one hand, and the FTC, the DOJ or any other governmental entity on the other hand, with respect to any antitrust filing, inquiry or proceeding relating to the Merger Agreement or the transactions contemplated by the Merger Agreement, and (ix) act in good faith and reasonably cooperate with the other party in connection with any antitrust filings and in connection with resolving any investigation or inquiry of any such agency or other governmental entity under the HSR Act or any other antitrust law with respect to any such antitrust filing, the Merger Agreement or the transactions contemplated by the Merger Agreement.
•	Each of Easterly, Merger Sub and Sungevity will take any and all steps necessary to (i) resolve, avoid or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated by the Merger Agreement under any antitrust law and (ii) avoid the entry of, effect the dissolution of, and have vacated, lifted, reversed or overturned, any order that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by the Merger Agreement, so as to enable the parties hereto to close the transactions contemplated by the Merger Agreement expeditiously and as promptly as reasonably practicable. Without limiting the foregoing, Easterly and Merger Sub will propose, negotiate, commit to and effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition or license of, and otherwise take or commit to take actions that after the closing date would limit Easterly’s, any of its affiliates’, Sungevity’s or any of its subsidiaries’ freedom of action with respect to, or its or their ability to retain, one or more of the assets, properties, businesses, product lines or services of Easterly, any of its affiliates, Sungevity or any of its subsidiaries or any interests therein.
•	Subject to any limitation imposed under applicable laws and Nasdaq listing requirements, the parties to the Merger Agreement will take all necessary actions so that the persons designated by Easterly are elected or appointed, as applicable, to the positions of directors and officers of Easterly effective immediately after the closing. Prior to the Effective Time, Easterly will take all such steps as may be required to cause any Easterly common stock resulting from the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Easterly to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Survival of Representations, Warranties and Covenants; Indemnification

The representations, warranties and covenants of the parties contained in the Merger Agreement will survive the closing until ten business days after the post-Merger company files its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, except for those covenants contained in the Merger Agreement that by their terms apply or are to be performed in whole or in part after the closing. Sungevity’s stockholders have agreed to customary indemnification obligations with respect to breaches of the representations, warranties and covenants described above and claims made by Sungevity stockholders against Sungevity and its directors and officers with respect to the Merger Agreement and the Merger, which obligations will be subject to certain limitations including a minimum claim threshold of $100,000, a deductible amount of $2,000,000 and a maximum liability cap of the value of the shares of Easterly common stock held in escrow. The Merger Agreement provides that payments pursuant to the indemnity will be made by surrender to the post-Merger company of Sungevity Holdings common stock issued to Sungevity’s stockholders at closing, which will be held in an escrow account.

Termination

The Merger Agreement may be terminated and the transactions contemplated by the Merger Agreement may be abandoned any time prior to the closing as follows:

•	by mutual written consent of Sungevity and Easterly;
•	by Sungevity or Easterly if any governmental entity of competent jurisdiction has issued a final and non-appealable order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement or if any governmental entity that must grant a required consent has denied approval of the transactions contemplated by the Merger Agreement and such denial has become final and non-appealable;
•	by Sungevity or Easterly on or after the earlier of (i) 116 days after the date the Form S-4 was initially filed with the SEC, which was July 19, 2016, and (ii) December 28, 2016 (such date, the “Outside Date”), if the closing has not occurred by the close of business on that date; provided that this right to terminate will not be available to Sungevity or Easterly, as applicable, if such party’s action or failure to act constitutes a material breach or violation of any of its covenants, agreements or other obligations under the Merger Agreement and such material breach or violation has been the principal cause of or directly resulted in (A) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger prior to such date or (B) the failure of the closing to occur by such date;
•	by Sungevity or Easterly if the Easterly stockholder approval has not been obtained at the Easterly special meeting of stockholders or at any adjournment or postponement of the meeting;
•	by Sungevity or Easterly if the Sungevity stockholder approval has not been obtained prior to the date of the Easterly special meeting of stockholders;
•	By Easterly, if Sungevity has breached or failed to perform any of its representations, warranties, covenants or agreements, which breach or failure to perform, if occurring or continuing on the closing date, (i) would give rise to the failure of a condition to closing of the Merger and (ii) is not cured by the earlier of the Outside Date and 30 days following written notice of such breach, or by its nature or timing is incapable of being cured during such period; provided, that Easterly is not then in material breach of any of its representations, warranties, covenants or agreements;
•	By Sungevity, if Easterly has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform, if occurring or continuing on the Closing Date, (i) would give rise to the failure of a condition closing of the Merger and (ii) is not cured by the earlier of the Outside Date and 30 days following written notice of such breach, or by its nature or timing is incapable of being cured during such period; provided, that Sungevity is not then in material breach of any of its representations, warranties, covenants or agreements; or

•	By Easterly if prior to the Sungevity stockholder approval of the Merger Agreement and the Merger, if the Sungevity board of directors has made an adverse recommendation change or Sungevity has breached any of its covenants to obtain the Sungevity stockholder approval or not to solicit an acquisition proposal.

If (A) the Merger Agreement is terminated because either the Outside Date is reached and the Merger has not closed or the Sungevity stockholder approval has not be obtained prior to the date of the Easterly special meeting of stockholders, at such time of termination an acquisition proposal by another party was announced and Sungevity rejected such acquisition proposal, Sungevity did not solicit its stockholders to be in favor of such alternative proposal and within 12 months of such termination Sungevity enters into an agreement with respect to such rejected alternative acquisition proposal, (B) the Merger Agreement is terminated because either the Outside Date is reached and the Merger has not closed or the Sungevity stockholder approval has not be obtained prior to the date of the Easterly special meeting of stockholders, at such time of termination an acquisition proposal by another party was announced and not rejected by Sungevity or Sungevity solicited its stockholders to be in favor of such alternative proposal and within 12 months of such termination Sungevity enters into an agreement with respect to any alternative acquisition proposal, or (C) Easterly terminated the Merger Agreement for the reason set forth in last bullet point of the preceding paragraph, then Sungevity shall pay Easterly a termination fee of the lesser of $12,000,000 or five percent (5%) of the fair market value of Sungevity in such alternative acquisition. In addition, subject to the terms of the Merger Agreement, if such termination is the result of the failure of any party to perform an agreement or covenant contained in the Merger Agreement, such party will not be relieved of any liability as a result of the failure or breach. Certain provisions of the Merger Agreement and the provisions of the confidentiality agreement between Sungevity and Easterly will survive any termination of the Merger Agreement.

Amendments

The Merger Agreement was amended by the parties thereto on September 20, 2016. The Merger Agreement can be further amended, supplemented or changed, and any provision of the Merger Agreement can be waived, only by a written instrument signed by Easterly and Sungevity.

Background of the Business Combination

On August 4, 2015, Easterly consummated the IPO of 20,000,000 units, with each unit consisting of one share of Easterly common stock and one half of one warrant. Each whole warrant entitles the holder thereof to purchase one share of Easterly common stock at an exercise price of $11.50 per share. The units in the IPO were sold at an offering price of $10.00 per unit, generating total gross proceeds of $200,000,000. Prior to the consummation of the IPO, in July 2015, the Sponsor purchased 5,175,000 Founder Shares, for an aggregate purchase price of $25,000, or approximately $0.006 per share. As a result of the underwriters partially utilizing their over-allotment option, the Sponsor forfeited 175,000 shares, which Easterly cancelled. Prior to the IPO, the Sponsor transferred 72,000 Founder Shares (not including the forfeited overallotment Founder Shares) to each of the three independent directors, who agreed to serve on Easterly’s board of directors upon the closing of the IPO.

Simultaneously with the IPO, Easterly consummated the private sale of 6,750,000 Private Placement Warrants to the Sponsor at a price of $1.00 per warrant, generating gross proceeds of $6,750,000. After deducting underwriting discounts and commissions and offering expenses, approximately $200,000,000 (or approximately $10.00 per unit sold in the IPO), including approximately $195,000,000 of the net proceeds of the IPO and $5,000,000 from the sale of the Private Placement Warrants, was placed in the Trust Account with Continental Stock Transfer & Trust Company as trustee. The trust proceeds are invested in U.S. government treasury bills with a maturity of 180 days or less or money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government treasury obligations.

Except for a portion of the interest income that may be released to Easterly to pay any income or franchise taxes, none of the funds held in the Trust Account will be released until the earlier of (x) the completion of its initial business combination and (y) the redemption of 100% of its public shares if Easterly is unable to consummate a business combination by August 4, 2017, subject to the requirements of law. After the payment of approximately $750,000 in expenses relating to the IPO, approximately $1,000,000 of the net proceeds of the IPO and private placement of the Private Placement Warrants was not deposited into the Trust Account and was retained by Easterly for working capital purposes. The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest. As of June 30, 2016, there was $200,118,133 held in the Trust Account and $3,422 held outside the Trust Account available for working capital purposes. For the six-month period ended June 30, 2016, Easterly withdrew $48,473 of interest earned to pay for franchise taxes.

Prior to the consummation of the IPO, neither Easterly, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with Easterly.

After Easterly’s IPO, Easterly’s officers and directors commenced an active search for prospective businesses and assets to acquire in Easterly’s initial business combination. During this search process, Easterly contacted more than 200 companies, had conversations with 73 companies or their representatives, and entered into detailed discussions with at least 11 possible target businesses (or their representatives). The majority of the possible target businesses with which Easterly had detailed discussions were financial services companies.

The efforts of Easterly to find a business combination transaction progressed to the point that beginning in August 2015 until April 2016, Easterly was engaged in detailed discussions, due diligence and negotiations with Sungevity and three other target businesses, other than Sungevity, that Easterly had identified as high priority potential targets. These targets included (i) an international bank (“Company A”); (ii) a sophisticated systems engineering services company (“Company B”); and (iii) a consumer financial services company (“Company C”). Easterly did not pursue a transaction with Company A due to fundamental disagreements with respect to the valuation of Company A and the treatment of Company A’s outstanding options. Easterly submitted a bid for Company B as part of an auction process; however, it was not accepted because the proposed valuation reflected in the bid was not suitable for the seller. Discussions with Company C were terminated because Easterly and its advisors determined that Company C was not ready to be a public company.

Easterly’s decision to engage in discussions with Sungevity about the Business Combination did not preclude Easterly from exploring other potential transactions until Easterly and Sungevity executed a letter of intent as described below. Easterly continued to evaluate other potential merger targets until the execution of the letter of intent. However, Easterly did not agree to terms with any possible business targets other than Sungevity and Easterly’s board was never asked to approve a business combination agreement with any other company. Consequently, at the time Easterly’s board of directors approved the Merger Agreement with Sungevity, there was no alternative transaction considered by the board of directors.

Prior to this transaction, Sungevity has been a private company and completed numerous financings. In recent years, Sungevity has explored and pursued various strategic and financing opportunities to provide liquidity to its stockholders. Like many other growth companies, Sungevity required significant capital resources to grow its business, and solar companies require additional project financing given the traditional deferred payment structure. Sungevity has also long desired to enhance the strength of its balance sheet, which would result in favorable terms, lower cost of capital, and better economics overall, enabling a profitable business model. For these reasons, in 2015, Sungevity’s board of directors and management pursued options to enter the public markets or do a business combination with a strategic partner. Sungevity had discussions with potential partners and engaged financial advisors for potential strategic transactions. Due to the instability in the market for residential solar finance companies and significant capital constraints of Sungevity’s pre-2014 business model utilizing tax equity funds, Sungevity continued to look for alternatives in 2015 and into 2016.

After the IPO, on September 2, 2015, Avshalom Kalichstein contacted David Dunlap, Sungevity’s Chief Development Officer, as part of Easterly’s outreach efforts discussed above. Mr. Kalichstein discussed Easterly, the IPO and the fact that Easterly was looking for acquisition candidates.

In the fourth quarter of 2015 and the first quarter of 2016, Sungevity continued aggressively to pursue financing alternatives and closed a financing in December 2015, with a subsequent closing in February 2016. Based on management’s assessment, Sungevity required additional financing to support its long-term growth plan.

On January 7, 2016, Mr. Kalichstein contacted Mr. Dunlap and gave him an update on Easterly and informed him that Easterly was still actively seeking a potential acquisition candidate. Mr. Dunlap indicated that, subject to acceptable financial terms and other considerations, Sungevity would preliminarily review a possible transaction between Sungevity and Easterly.

On March 14, 2016, Mr. Kalichstein met with Andrew Birch, Chief Executive Officer of Sungevity, in San Mateo, California. Mr. Kalichstein discussed Easterly, its structure and its need to find a suitable acquisition candidate. Based on this meeting, Easterly and Sungevity agreed to pursue further discussions about a possible transaction.

Sungevity management informed certain members of the Sungevity board of directors of the preliminary proposal from Easterly, and on March 18, 2016, members of Sungevity’s and Easterly’s management met with certain Sungevity directors for preliminary introductions on the value that Easterly could provide to Sungevity, the benefits of a merger, and the probability of potential strategic alternatives.

On March 18, 2016, Easterly sent Sungevity a non-disclosure letter agreement for the purposes of exchanging confidential information with Sungevity. The non-disclosure letter agreement was executed on March 21, 2016.

On March 18, 2016, Sungevity engaged Orrick, Herrington and Sutcliffe LLP (“Orrick”), a nationally recognized law firm, as its outside counsel to assist with legal due diligence, the letter of intent and the negotiation of a potential merger with Easterly.

From March 21, 2016 through April 20, 2016, Easterly conducted its preliminary due diligence on Sungevity with materials provided by Sungevity.

On March 23, 2016, Mr. Kalichstein and Mr. Dunlap had a telephone discussion during which Mr. Dunlap reviewed Sungevity’s financial performance and status with Mr. Kalichstein.

On March 25, 2016, Mr. Kalichstein and Mr. Dunlap had a telephone discussion during which Mr. Kalichstein discussed the potential combination of Easterly and Sungevity and the potential benefits of such a combination.

From March 23, 2016 through April 19, 2016, members of Easterly management had a series of discussions with members of Sungevity management about the transaction terms, current market trends and valuation.

On March 30, 2016, Mr. Dunlap presented to Sungevity’s board of directors a preliminary summary of proposed terms from Easterly and materials provided by Easterly. At the time, Sungevity’s board of directors was also considering other sources of financing from existing investors or potential new investors, pursuant to extending or increasing a recently closed Series D financing or through issuing convertible notes.

On April 1, 2016, Mr. Kalichstein participated in a call with Mr. Dunlap and Mr. Dobberpuhl and Mr. Guettel, both Sungevity directors, to discuss the capital and liquidity that Easterly would contribute to Sungevity’s balance sheet, the intangible value that Easterly could bring to Sungevity, the capital structure and terms of Easterly’s stock and warrants.

On April 5, 2016, Mr. Birch, Mr. Guettel, Mr. Dunlap and Mr. Kalichstein had a meeting to discuss the potential terms that would be included in the Easterly proposal including valuation, investor interest and Easterly’s relationships with the public investor market and financial analysts.

On April 6, 2016, Easterly sent Sungevity a non-binding draft letter of intent, which contemplated a share exchange of 35 million shares of Easterly common stock for all of Sungevity’s capital stock and reflected a valuation of Sungevity of $350 million.

Between April 7, 2016 and April 15, 2016, members of Easterly’s management and members of Sungevity’s board of directors discussed various terms of the non-binding letter of intent, including a few limited binding terms related to the expense reimbursement and mutual exclusivity provisions.

Between April 6, 2016 and April 19, 2016, members of Sungevity’s management and board of directors discussed various terms of the non-binding letter of intent, including evaluating the proposed valuation of Sungevity based on conditions in the public markets and the solar sector, recent fundraising efforts and other valuations received in connection with recent preliminary acquisition discussions. In the 12-month period leading up to April 2016, the stock prices of solar companies in the public markets decreased significantly. Sungevity’s management and board of directors acknowledged that this decline would result in additional challenges to finding new investors in the public markets if it wanted to pursue an initial public offering. Similarly, these market conditions would make obtaining additional private financing rounds from new investors challenging. Sungevity sought additional financing in this period to fund growth and working capital, but investor interest was not sufficient for Sungevity’s expected plans and operations. During this period, Sungevity’s management and board of directors conducted preliminary diligence regarding Easterly and the Sponsor.

On April 12, 2016, and April 13, 2016, Mr. Kalichstein and Mr. Crate met with certain Sungevity’s directors and Mr. Dunlap to discuss the detailed mechanics of the proposed merger transaction, redemption risk, special purpose acquisition corporations and valuation taking into consideration comparative valuations in the solar industry and growth companies across the technology industry.

On April 15, 2016, certain of Sungevity’s directors conducted a conference call to discuss the proposed merger transaction and the parameters of the non-binding letter of intent.

On April 17, 2016, Easterly sent Sungevity a revised draft of the non-binding letter of intent reflecting the discussions between the parties.

On April 17, 2016, Easterly sent Sungevity a preliminary draft merger agreement.

On April 19, 2016, Sungevity’s board of directors reviewed the terms of the letter of intent with Easterly and Mr. Dunlap presented the material terms to Sungevity’s board of directors including the benefits and disadvantages of a business combination with a special acquisition corporation, valuation, redemption risk, transaction expense, available capital and Easterly expertise. Sungevity’s board of directors also discussed updates on other financing options that Sungevity had been pursuing and Sungevity’s capital needs to continue to grow the company. In particular, Sungevity’s board of directors discussed that Sungevity’s management and board of directors had met with certain existing and new large private investors and financial institutions, but determined such investors would not provide the desired investment amount or on the desired timeline. Based on these factors, Sungevity’s board of directors authorized management to continue to negotiate the non-binding letter of intent with Easterly provided that it permitted continued fundraising efforts by Sungevity during the exclusivity period.

On April 19, 2016, Sungevity sent Easterly a revised draft of the non-binding letter of intent reflecting certain changes resulting from negotiations between Sungevity and Easterly. These changes included modifications to permit Sungevity to raise additional equity or convertible notes with an aggregate principal amount of up to $50 million prior to closing the Merger, additional exclusivity limitations on Easterly to make such limitations mutual, clarification that the Merger Consideration would not be adjusted to reflect additional equity financings by Sungevity, and the provision for Sungevity approval of Easterly transaction expenses.

On April 20, 2016, Mr. Birch reviewed with Sungevity’s board of directors the updated terms of the non-binding letter of intent and the board approved and authorized the officers of the company to enter into the non-binding letter of intent.

On April 20, 2016, Sungevity and Easterly executed the non-binding letter of intent reflecting the terms of the proposed merger. The letter of intent was non-binding with respect to the consummation of the proposed merger, but provided for binding agreements on behalf of Sungevity and Easterly to negotiate exclusively with each other until June 30, 2016 with respect to any business combination involving either of them and for the reimbursement of Easterly’s expenses.

Throughout the period between execution of the letter of intent and the Merger Agreement, each of Easterly and Sungevity continued its legal and financial due diligence of the other party including conference calls and meetings.

On April 29, 2016, Easterly sent Sungevity a revised draft merger agreement.

Between April 29, 2016 and May 9, 2016, Sungevity reviewed the draft merger agreement, attended to due diligence matters, and engaged in a subordinated convertible note financing.

On May 9, 2016, Sungevity closed a subordinated convertible note financing in the aggregate principal amount of $14.8 million.

On May 10, 2016, Easterly formally engaged CohnReznick LLP, a nationally recognized financial services firm, to assist with financial and tax due diligence, and Hogan Lovells US LLP, a nationally recognized law firm, to assist with legal due diligence and the negotiation of the terms of a potential merger with Sungevity.

From May 11, 2016 to May 13, 2016, members of Easterly’s management and its service providers met with members of Sungevity’s management and its service providers to continue diligence and discussions of transaction terms at Sungevity’s offices in Oakland, California. Sungevity and its legal counsel discussed key transaction structure points with Easterly and its legal counsel.

On May 13, 2016, Easterly formally engaged CS Technology, Inc., a nationally recognized technology services firm, to assist with diligence and review of Sungevity’s technology and software platform.

On May 13, 2016, Sungevity’s board of directors approved certain expenses for the transaction.

On May 18, 2016, Mr. Dunlap and Mr. Birch provided an update to Sungevity’s board of directors with a summary of material terms of the draft merger agreement. Sungevity’s board of directors discussed the terms and considered financing alternatives, including additional debt or additional equity from existing investors; however, these alternatives were not expected to result in a cash infusion for Sungevity comparable to the impact of the Merger.

Between May 19, 2016 and June 27, 2016, Easterly and Sungevity, along with their legal advisors, negotiated key transaction terms, including the details of those set forth in summary form in the letter of intent. Other key transaction terms negotiated included representations and warranties, covenants (including interim covenants concerning the operation of Easterly and Sungevity between signing of the Merger Agreement and closing), closing conditions, indemnification provisions and termination rights of the parties prior to the closing under certain circumstances. During the course of those negotiations, on May 21, 2016, Sungevity sent Easterly a revised draft of the merger agreement.

On May 21, 2016, Sungevity management circulated drafts of the merger agreement and a summary of material terms to certain stockholders and requested that they sign a voting agreement to vote in favor of the Merger which was a request by Easterly.

On May 24, 2016, Sungevity sent Easterly certain changes to the draft merger agreement requested by Sungevity’s board of directors and certain large stockholders, including modifications to the draft of the merger agreement to provide more flexibility for Sungevity under the covenants and other modifications to the escrow agreement and the voting agreement.

On May 29, 2016, Easterly sent Sungevity a revised draft of the merger agreement.

On May 31, 2016, Sungevity’s board of directors, together with representatives from Orrick, discussed the material terms of the revised merger agreement, with attention to covenants, closing conditions and termination events. Representatives from Orrick discussed with the Sungevity board of directors of its fiduciary duties with respect to in considering the potential business combination. At this meeting the directors also discussed creating a common stock allocation for the benefit of certain stockholders and option holders of the company, who are primarily employees of the company and the impact of such common stock allocation on the merger consideration to be received by Sungevity’s preferred stockholders in the proposed merger. The Sungevity board also approved incurring additional expenses in connection with the transaction and the timing to close the transaction.

On May 31, 2016, Sungevity sent a draft of the merger agreement, followed by the executed letter of intent on June 3, 2016, to Morrison & Foerster LLP, in its capacity as counsel to certain holders of shares of Series A, Series B, Series C and Series D preferred stock of Sungevity.

From May 31, 2016 to June 27, 2016, Sungevity and Orrick conducted various calls with Morrison & Foerster LLP regarding the draft merger agreement, and the related voting agreement and escrow agreement, with attention to terms and conditions affecting the preferred stockholders of Sungevity, including terms related to the escrow agreement, termination fee and events, indemnity obligations and merger consideration allocation among the different classes of Sungevity capital stock.

From May 31, 2016 to June 27, 2016, Sungevity and its legal advisors exchanged drafts of the merger documents with Easterly and its legal advisors, and the parties negotiated terms including terms relating to the escrow, merger consideration, closing conditions and termination fee and events.

On June 2, 2016, certain directors and investors of Sungevity had a conference call to discuss certain terms in the Merger Agreement with attention to the closing conditions and terms unique to transactions with special purpose acquisition corporations.

On June 2, 2016, the management of Easterly held a phone conference with certain directors and management of Sungevity and Citigroup, who was one of the underwriters for the IPO, to discuss Citigroup’s background with SPAC transactions.

On June 3, 2016, Sungevity’s board of directors held a meeting with its counsel at Orrick to discuss material terms and closing conditions in the draft merger agreement and the ability of Sungevity to entertain alternative proposals and impact of termination fee and events under the Merger Agreement.

On June 5, 2016, Sungevity sent Easterly a revised draft of the merger agreement, and on June 6, 2016, Easterly sent Sungevity a revised draft of the merger agreement.

On June 6, 2016, the Easterly board of directors conducted a meeting to consider the potential transaction on a preliminary basis, discuss the terms of the draft merger agreement and receive updates on the process. Four of the five members of the board of directors were in attendance. Also in attendance were representatives of Hogan Lovells US LLP, as counsel to Easterly, and Richards Layton & Finger, PA, as special Delaware counsel to Easterly. Hogan Lovells US LLP and Richards Layton & Finger, PA discussed with the Easterly board of directors its fiduciary duties with respect to the potential business combination. On June 8, 2016, the fifth member of the Easterly board of directors participated in a conference call with Hogan Lovells US LLP and Richards Layton & Finger, PA, who informed him of his legal obligations in considering the potential business combination.

On June 7, 2016, the Sungevity board of directors conducted a meeting to discuss revised terms of the Merger Agreement. Also in attendance were certain members of Sungevity’s management and representatives from Orrick.

On June 8, 2016, Sungevity sent Easterly a revised draft of the merger agreement, and on June 9, 2016, Easterly sent Sungevity a revised draft of the merger agreement.

On June 9, 2016, the Easterly board of directors conducted a meeting to consider further the potential transaction on a preliminary basis. Mr. Kalichstein discussed with the Easterly board of directors, Easterly’s valuation analysis of Sungevity. Also in attendance were representatives of Hogan Lovells US LLP.

On June 10, 2016, the Sungevity board of directors conducted a meeting to discuss revised terms of the Merger Agreement relating to termination fee and events, options to consider alternative proposals, Sungevity’s ability to continue to raise capital between the date of the merger agreement and the closing, the escrow provisions and other limitations on selling stockholders and the provision for an additional 700,000 of Easterly shares for grants to Sungevity employees. Also in attendance were certain members of Sungevity’s management, internal legal counsel and representatives from Orrick.

On June 13, 2016, the Easterly board of directors conducted a meeting to consider the draft merger agreement, the proposed merger and the related transactions. Also in attendance were representatives of Hogan Lovells US LLP. Mr. Kalichstein gave the Easterly board of directors an update on negotiations regarding the merger agreement and related documents and informed them that he believed that the merger agreement was substantially complete. Following a review of the merger agreement and a discussion, the Easterly board of directors approved the merger agreement and the related transactions.

On June 14, 2016, the Sungevity board of directors conducted a meeting to discuss revised details of the Merger Agreement including the merger consideration. Also in attendance were representatives from Sungevity’s management and Orrick.

On June 15, 2016, the Sungevity board of directors conducted a meeting to discuss revised details of the Merger Agreement and issuance of additional subordinated convertible notes prior to signing the Merger Agreement. Also in attendance were representatives from Orrick.

On June 17, 2016, a revised draft of the merger agreement and related transaction documents were distributed to the Sungevity board of directors.

On June 17, 2016, Sungevity management distributed to the Sungevity directors a unanimous written consent of the merger agreement, a draft of the merger agreement, voting agreement and related merger documents. The same documents were distributed to certain stockholders that were requested to approve the merger or waiver certain rights related to Sungevity’s existing amended and restated voting agreement to enable the execution of the voting agreements in relation to the merger by certain Sungevity stockholders and other acknowledgments related to the merger consideration allocation.

Between June 17, 2016 and June 27, 2016, Sungevity negotiated additional changes to the merger documents with Easterly to reflect requested changes from Sungevity’s board of directors and stockholders including terms to permit Sungevity to continue to raise working capital through debt and equity financing, an increase in the maximum permitted Sungevity stockholders seeking appraisal rights, a minimum available cash amount, and a lower termination fee in the event of a superior proposal.

Between June 17, 2016 and June 26, 2017, Sungevity directors reviewed the merger documents to reflect on the terms and provided suggested changes to certain material terms relating to closing conditions and the terms of the board approval. Various Sungevity directors had informal discussions during this interim period to reflect upon the Merger terms.

On June 27, 2016, the Easterly board of directors conducted a meeting to consider the revised draft Merger Agreement, the proposed merger and the related transactions, including the Omnibus Incentive Plan and Employee Stock Purchase Plan. Mr. Kalichstein gave the Easterly board of directors an update on negotiations regarding the Merger Agreement and related documents and informed them that the Merger Agreement was complete. Following a review of the Merger Agreement and discussion among the members of the board and Easterly’s management, the Easterly board of directors approved and adopted the Merger Agreement, the Merger and the related transactions, the Omnibus Incentive Plan and the Employee Stock Purchase Plan and authorized management to execute the Merger Agreement.

On June 27, 2016, by unanimous written consent, after numerous discussions to evaluate the merger terms, Sungevity’s board of directors approved the Merger Agreement, Merger and the related transactions, subject to receipt of certain documents in connection with the convertible note financing.

On June 27, 2016, Sungevity received the required documents related to the convertible note financing to approve and authorize the execution of the merger agreement and related documents.

On June 28, 2016, representatives of Easterly and Sungevity and members of their respective legal teams exchanged and released their signatures to the Merger Agreement and related transaction documents.

On June 29, 2016, a press release was issued announcing the Business Combination and shortly thereafter Easterly filed a Current Report on Form 8-K attaching the press release and the investor presentation to be used in meetings later in the day as well as the Merger Agreement and other agreements signed by the parties.

Following the June 29, 2016 announcement, Easterly and Sungevity began working together on transition issues, regulatory filings and the preparation of this joint proxy and consent solicitation statement/prospectus. In the course of such activities, Easterly and Sungevity identified certain ministerial changes to the Merger Agreement and the related exhibits thereto that they determined to address in an amendment to the Merger Agreement. The changes, among other things, corrected certain language in the Merger Agreement relating to the exchange of certificated and book-entry Sungevity shares in the Merger, updated certain representations relating to required stockholder approvals, and conformed certain exhibits to the Merger Agreement to the forms included in this joint proxy statement and consent solicitation statement/prospectus.

On September 20, 2016, the parties entered into an amendment to the Merger Agreement. The amendment removed the condition to the closing of the Merger that Easterly must have available at least $75.0 million of available cash, including in the Trust Account after giving effect to redemptions or otherwise, and provides a waiver to Sungevity’s covenants in the Merger Agreement that Sungevity would not incur certain types of indebtedness and that Sungevity would not amend its certificate of incorporation without Easterly’s consent.

In August 2016, Easterly and Sungevity began discussing the potential benefits of the removal of the minimum cash condition to the closing of the Merger. During various board meetings in August 2016, Sungevity’s board of directors and management discussed the proposed amendment to the Merger Agreement to remove the minimum cash requirement and undertook a further review of the potential benefits of such an amendment. In addition, Easterly requested this removal in consideration for its waiver of covenants to permit Sungevity to incur indebtedness of $20.0 million and warrant coverage pursuant to a secured loan and security agreement with a new lender and to amend its certificate of incorporation to increase the authorized shares of Sungevity’s Series D preferred stock, which in both cases would provide Sungevity with access to additional capital prior to the closing of the Merger.

At a special meeting of the board of directors on September 6, 2016, Sungevity’s board of directors and management discussed the results of their review of the potential benefits of the proposed amendment to remove the minimum cash requirement and reviewed information from Easterly and Citigroup regarding other SPAC transactions completed without a minimum cash requirement. The Sungevity board of directors approved and authorized management to continue to negotiate the amendment to the Merger Agreement with Easterly and to take other actions to permit such amendment.

On September 9, 2016, Easterly’s board of directors approved the amendment to the Merger Agreement to remove the minimum cash requirement, to allow Sungevity to incur the $20.0 million of secured loan indebtedness and amend its certificate of incorporation to increase the number of authorized shares of Series D preferred stock, and make certain ministerial changes.

On September 20, 2016, Sungevity’s board of directors reviewed the proposed amendment to the Merger Agreement to remove the minimum cash requirement, to allow Sungevity to incur the $20.0 million of secured loan indebtedness, and to amend its certificate of incorporation to increase the authorized shares of Series D preferred stock. The board considered potential benefits to removing the minimum cash requirement, such as increasing the likelihood that the Merger would close, encouraging long-term investors to invest ahead of the closing of the Merger, and minimizing redemptions, thus increasing the expected cash available for Sungevity upon the closing of the Merger. The Sungevity board then reviewed the expected probability of such benefits occurring. The board also discussed liquidity risks to Sungevity given its payment obligations due at the closing of the Merger. After this discussion, the Sungevity board determined the proposed amendment was in the best interests of Sungevity and its stockholders and thereby approved the amendment to the Merger Agreement.

On September 20, 2016, the parties thereto executed Amendment No. 1 to the Merger Agreement.

Easterly’s Board of Directors’ Reasons for the Approval of the Business Combination

Before reaching its decision to approve the Merger Agreement and the Business Combination, Easterly’s board of directors reviewed the results of Easterly management’s due diligence and spoke with the entire management team of Easterly and discussed the diligence findings of third party advisors and consultants. Such discussions included:

•	An overview of the public markets in general and the solar energy sector in particular.
•	A summary and review of the transaction structure presented by Easterly management and counsel.
•	A review of Sungevity’s existing and historical litigation and major contracts by Easterly management and counsel.
•	A summary of the financial and accounting, insurance, tax and employee diligence by Easterly management and counsel.

Easterly’s board considered a wide variety of factors in connection with its evaluation of the Merger. In light of the complexity of those factors, its board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual directors may have given different weight to different factors. In Easterly’s prospectus for its IPO, Easterly identified the following general criteria and guidelines that it believed would be important in evaluating prospective target businesses:

•	Financial services sector targets. Easterly would seek to acquire businesses in the financial services sectors.
•	Long-term global demographic and macroeconomic trends, which will influence the direction of the retirement, asset management and insurance sectors. Easterly would seek to acquire businesses that have the opportunity to take advantage of demographic and macroeconomic trends that are effecting the financial services sectors.
•	Convergence of technological solutions with financial products, distribution and user access. Easterly would seek to acquire one or more businesses that it believed will utilize technology to enhance its business, utilize customer data and provide services more efficiently.
•	Ongoing global regulatory regime changes and reforms create a changing landscape for current market participants. Easterly would seek to acquire a business that can take advantage of changing regulations and reforms.

In considering the Merger, Easterly’s board of directors concluded that Sungevity substantially met the above criteria other than that Sungevity is not a traditional finance company. In particular, the board of directors considered the following positive factors:

•	One of the Leaders in the Solar Energy Industry. Sungevity is the largest installer of U.S. residential solar energy systems that is a private company in 2015. As of June 30, 2016, Sungevity had over 25,000 residential customers. Sungevity’s deployment of Sungevity Energy Systems has grown at a rate of over 77% per year over the last five years.
•	Opportunities for Growth. Sungevity is currently located in 14 states, the District of Columbia and European locations, with opportunities to expand into new geographies in the United States and in the rest of the world.
•	Opportunities for Financial Services Innovation to Finance Sungevity Customers. Sungevity’s business is flexible with respect to the manner in which its customers finance the purchase and installation of solar energy systems, providing Sungevity the opportunity to develop new methods of financing for its customers.
•	Development of Technological Solutions to Serve Customers. Sungevity has pioneered a number of market-changing technology innovations focused on streamlining the purchasing process and promoting ongoing customer engagement through online and mobile applications. Sungevity’s

iQuote, is a sales consultation tool that provides prospective customers with a personalized, comprehensive and interactive online proposal, allowing them to efficiently evaluate potential solar energy system designs and financing options.
•	Experienced and Motivated Management Team. Sungevity’s management team has significant experience. Chief Executive Officer and co-founder Andrew Birch has led Sungevity since 2007. Chief Operating Officer Gideon “Cayce” Roy, III has over 25 years of experience in logistics and supply chain management. Chief Product Officer Peter Graf has over 20 years of experience in enterprise software. The remaining members of Sungevity’s senior management team have significant solar energy experience.

In addition, the board also considered the following risks and other potentially negative factors:

•	the level of indebtedness and historical losses of Sungevity. Easterly’s board of directors noted that Sungevity had net losses of $127.1 million and $104.4 million for the fiscal years 2015 and 2014, respectively. Easterly’s Board was comfortable with Sungevity’s net losses in light of Sungevity’s potential to generate cash flows in the future;
•	the risk that some of the current public stockholders of Easterly would vote against the Business Combination Proposal or exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account to an amount below the minimum required to consummate the Business Combination;
•	the risk that certain key employees and potential customers of Sungevity might not choose to work at or with Sungevity after the Business Combination;
•	the risk that the stockholders of Sungevity will own a majority of the voting power of Easterly after the consummation of the Business Combination;
•	the risks associated with the solar energy industry in general;
•	the risks associated with macroeconomic uncertainty and the effects it could have on Sungevity’s revenues;
•	the risks associated with obtaining additional financing for Sungevity’s operations in the future;
•	the risk of competition in the industry;
•	the risk that the Business Combination might not be consummated in a timely manner or that the closing of the Business Combination might not occur despite the parties’ efforts, including by reason of a failure to obtain the approval of Easterly’s stockholders;
•	the risk that the transactions contemplated by the Merger Agreement would not be completed in accordance with the terms of the Merger Agreement or at all;
•	the risk of being unable to maintain the listing of Sungevity Holdings’ securities on Nasdaq following the Business Combination;
•	the significant fees and expenses associated with completing the Business Combination and the substantial time and effort of management required to complete the Business Combination; and
•	the fact that the Sponsor, and Easterly’s officers and directors may have interests in the Business Combination that are different from, or are in addition to, the interests of Easterly’s public stockholders, including the matters described under “The Merger Agreement — Certain Interests of Easterly’s Directors and Officers and Others in the Business Combination,” below.

After consideration of these factors, the Easterly board determined that these risks could be mitigated or managed by the combined company following the Merger, were reasonably acceptable under the circumstances, and that, overall, these risks were significantly outweighed by the potential benefits of the merger.

Sungevity’s Board of Directors’ Reasons for the Approval of the Business Combination

Before reaching its decision, Sungevity’s board of directors reviewed the results of Sungevity management’s due diligence and spoke with the Chief Executive Officer and Chief Development Officer of Sungevity and discussed the diligence findings of Sungevity’s legal counsel and third party advisors. Such discussions included:

•	an overview of the public markets in general and the technology and solar energy sector in particular;
•	a summary and review of the transaction structure presented by Sungevity management and counsel;
•	a review of Easterly’s existing capital raised and the financial experience of the management of Easterly;
•	the challenges to the public market or other liquidity events that would result in stockholders having liquid securities;
•	a review of the financing alternatives of Sungevity;
•	Sungevity’s projected cash flows and growth and need for additional capital;
•	the valuation proposed by Easterly;
•	that the merger consideration structure is intended to be tax-free other than withholding taxes for distributions of merger consideration to current Sungevity employees;
•	the common stock allocation and other consideration that Easterly offered to incentivize Sungevity employees;
•	the cash resources of the combined organization expected to be available at the closing of the Merger, and the anticipated burn rate of the combined company;
•	the potential increased access to sources of capital and a broader range of investors to support the development of Sungevity’s platform and growth than it could otherwise obtain if it continued to operate as a privately held company;
•	the potential to provide its current stockholders with greater liquidity by owning stock in a public company;
•	the board’s belief that no alternatives to the merger were reasonably likely to create greater value for Sungevity’s stockholders after reviewing the various alternatives that were considered by Sungevity’s board of directors and the likelihood of achieving any alternative transaction compared to the likelihood of completing the merger;
•	the expectation that the Merger would be a more time- and cost-effective means to access capital than other options considered;
•	the expectation that most of Sungevity’s employees, especially its management, will serve in similar roles at the combined company;
•	the terms and conditions of the Merger Agreement, including, without limitation, the following:
º	the expected relative percentage ownership of Easterly securityholders and Sungevity securityholders in the combined company initially at the closing of the Merger;
º	the expectation that the Merger will be treated as a reorganization for U.S. federal income tax purposes, with the result that the Sungevity stockholders will generally not recognize taxable gain or loss for U.S. federal income tax purposes;
º	the conclusion of Sungevity’s board of directors that the potential termination fee in connection with certain termination events, including an alternative proposal, of up to the lesser of

$12.5 million and 5% of the fair market value of the Sungevity, plus in some situations the reimbursement of certain transaction expenses incurred in connection with the Merger was reasonable; and
º	the fact that shares of Easterly common stock issued to Sungevity stockholders will be registered on a Form S-4 registration statement by Easterly and will become freely tradable for Sungevity’s stockholders who are not affiliates of Sungevity and who are not parties to lock-up agreements.

Sungevity’s board considered a wide variety of factors in connection with its evaluation of the Merger. In light of the complexity of those factors, its board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual directors may have given different weight to different factors. In considering the proposed Business Combination with Easterly, the Sungevity directors considered the following positive facts:

•	long-term benefits of a strong balance sheet and well capitalized company which would result in better contractual terms and financing options for Sungevity and enable Sungevity to continue to grow its business;
•	Easterly’s management brings financial expertise and experience that will benefit Sungevity’s internal and external financing needs, based on Mr. Kalichstein’s years with private financing companies like J.C. Flowers and Mr. Crate’s experience as Chief Executive Officer and Chief Financial Officer of multiple financing-focused companies;
•	a transaction that did not result in a change in Sungevity management and the merger consideration includes a reserve for Sungevity vested optionees, and post-merger equity incentives for employees;
•	the resulting ownership of Sungevity Holdings immediately after the Merger will result in Sungevity’s existing stockholders holding approximately 58% of the post-Merger company;
•	Easterly had already raised $200 million, although such amount will be reduced to the extent of redemptions by Easterly’s public stockholders;
•	Sungevity has the ability to continue to raise equity and debt prior to the mailing of the S-4 which would provide Sungevity the flexibility to continue its operations should the Merger closing be delayed; and
•	the belief that no alternatives to the Merger were reasonably likely to create greater value for Sungevity’s stockholders after reviewing the various alternatives that were considered by Sungevity’s board of directors and the likelihood of achieving any alternative transaction compared to the likelihood of completing the Merger.

In addition, the Sungevity board considered the following negative factors:

•	the risk of redemptions from Easterly’s existing stockholders;
•	the risk that some of the current stockholders of Sungevity may vote against the Business Combination Proposal or exercise their rights under Delaware law;
•	the fact that certain key employees and potential customers of Sungevity might not choose to work at or with Sungevity after the Business Combination;
•	the risk that the stockholders of Easterly will own a significant portion of the voting power of Sungevity after the consummation of the Business Combination;
•	the risks associated with macroeconomic uncertainty and the effects it could have on Easterly’s ability to close the transaction;
•	the limitations on activities of the board members pursuant to the Merger Agreement terms if an alternative or superior proposal is received;

•	the risk that the Business Combination might not be consummated in a timely manner or that the closing of the Business Combination might not occur despite the parties’ efforts, including by reason of a failure to obtain the approval of Easterly’s or Sungevity’s stockholders;
•	the risk that the transactions contemplated by the Merger Agreement would not be completed in accordance with the terms of the Merger Agreement or at all;
•	the risk of being unable to maintain the listing of Sungevity Holdings’ securities on Nasdaq following the Business Combination;
•	the relative allocation of the merger consideration amongst the different classes of Sungevity capital stock;
•	the significant fees and expenses associated with completing the Business Combination and the substantial time and effort of management required to complete the Business Combination; and
•	the fact that certain of Sungevity’s officers and directors may have interests in the Business Combination that are different from, or are in addition to, the interests of Sungevity’s stockholders, However, Sungevity’s board of directors concluded that subsequent to negotiations with Easterly and counsel to certain investors, that the terms of the Merger Agreement were the best terms for Sungevity’s stockholders in light of the company’s circumstances at the time of the Merger Agreement.

After consideration of these factors, the Sungevity board determined that these risks could be mitigated or managed by the combined company following the Merger, were reasonably acceptable under the circumstances, and that, overall, these risks were significantly outweighed by the potential benefits of the merger.

Certain Company Projected Financial Information

In connection with Easterly’s board of directors’ consideration of the Business Combination Sungevity provided to Easterly non-public financial forecasts regarding Sungevity’s anticipated future operations for fiscal year 2016 through fiscal year 2018. The information in the forecasts represents Sungevity management’s internal budget, is updated from time to time throughout the year, and was provided to potential purchasers of Sungevity’s Series D preferred stock and to Easterly. Such information was based on estimates and assumptions at the time of their preparation, which may differ substantially from future estimates reflecting the decisions and priorities of management and the board of directors of the combined company following the Merger. Sungevity has made no representation to Easterly or any other person, in the Merger Agreement or otherwise, concerning the internal financial forecasts its management provided. Easterly has included summary information from such financial forecasts to give its stockholders access to certain previously non-public information because such information was considered by the board of directors of Easterly for purposes of evaluating the Business Combination. The unaudited prospective financial information, including the information set forth herein, was not prepared with a view toward public disclosure, nor was it prepared with a view toward complying with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information, or U.S. GAAP.

Neither Marcum LLP, Easterly’s independent registered public accounting firm, nor BDO USA, LLP, the independent registered public accounting firm of Sungevity, has audited, reviewed, compiled, or performed any procedures with respect to the accompanying unaudited prospective financial information for the purpose of its inclusion herein, and accordingly, neither of them expresses an opinion or provides any other form of assurance with respect thereto for the purpose of this joint proxy and consent solicitation statement/prospectus. The unaudited prospective financial information included in this joint proxy and consent solicitation statement/prospectus has been prepared by, and is the responsibility of, Sungevity management. Neither Marcum LLP nor BDO USA, LLP has audited, reviewed, compiled or performed any procedures with respect to the accompanying unaudited prospective financial information. Accordingly, Marcum LLP and BDO USA, LLP do not express any opinion or any other form of assurance with respect thereto.

Furthermore, the unaudited prospective financial information, including the information set forth herein, does not take into account any circumstances or events occurring after the date it was prepared.

The assumptions and estimates underlying the prospective financial information, including the information set forth herein, are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties set forth under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” contained elsewhere in this joint proxy and consent solicitation statement/prospectus. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of Easterly or Sungevity or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this joint proxy and consent solicitation statement/prospectus should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved. In addition, because the prospective financial information covers multiple years by its nature, this information becomes subject to greater uncertainty with each successive year. The prospective financial information should not be utilized as public guidance and may not be provided in the ordinary course of Sungevity Holdings’ business in the future. This information constitutes “forward-looking statements” and actual results likely will differ from it and the differences may be material. See “Cautionary Note Regarding Forward-Looking Statements.”

Except as set forth under “Sungevity Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Sungevity’s fiscal year 2015 and fiscal year 2014 audited financial statements, Easterly and Sungevity have not updated, and does not intend to update or otherwise revise, the prospective financial information to reflect circumstances existing since its preparation, including any changes in general economic or industry conditions, or to reflect the occurrence of unanticipated events. Neither Easterly, Sungevity nor any of their respective representatives or advisers makes any representation to any person with regard to the ultimate performance of Easterly, Sungevity or the surviving corporation.

The following table sets forth certain information provided by Sungevity to Easterly.

	Projected (Dollars in millions)
	2015	2016	2017	2018
Adjusted revenue(1)	$143	$200 – $220	$355 – $405	$620 – $745
Adjusted EBITDA(2)	($105)	($63) – ($58)	$0 – $15	$52 – $90

(1)	Revenue, as adjusted, is a prospective financial measure that was not calculated in accordance with GAAP. Revenue, as adjusted, is defined as revenue recognized from the in-period sale of solar systems, related O&M fees, and value-added services. Adjusted revenue excludes revenue recognized from Sungevity’s legacy lease accounting systems. Sungevity believes that Adjusted revenue more accurately reflects go-forward economics of its business. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP results.
(2)	EBITDA, as adjusted, is a prospective financial measure that was not calculated in accordance with GAAP. EBITDA, as adjusted, is defined as net income prior to interest income, interest expense, income taxes, and depreciation and amortization. Here, EBITDA, as adjusted, has been adjusted by Sungevity to exclude items related to its legacy tax equity funds, non-cash accrual for warranty expenses, and capitalization and depreciation. EBITDA, as adjusted, is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP results.

The projections described above are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward looking statements. These factors include, but are not limited to: (1) the failure of the parties to consummate, or a delay in the consummation of, the transactions contemplated by the Merger

Agreement, including the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (2) the outcome of any legal proceedings that may be instituted against Sungevity or Easterly; (3) the inability to complete the transactions contemplated by the Merger Agreement due to the failure to obtain approval of the stockholders of Easterly or the failure to satisfy other conditions to closing in the Merger Agreement; (4) the inability to maintain the listing of the post-combination company’s common stock on Nasdaq following the Business Combination; (5) the risk that the Business Combination disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein; (6) the inability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, and the ability of the combined business to grow and manage growth profitably; (7) costs related to the Business Combination; (8) changes in applicable laws or regulations; (9) the possibility that Sungevity or Easterly may be adversely affected by other economic, business, and/or competitive factors; and (10) other risks and uncertainties set forth in this joint proxy and consent solicitation statement/prospectus, including those under “Risk Factors” herein, and other documents filed or to be filed with the SEC and delivered to Easterly’s stockholders. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Easterly and Sungevity undertake no commitment to update or revise the projections, whether as a result of new information, future events or otherwise.

Certain Interests of Easterly’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of Easterly’s board of directors in favor of approval of the Business Combination, you should keep in mind that its board of directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•	the approximately 4.9 million total Founder Shares that the Sponsor (or its members) will hold following the Business Combination, subject to lock-up agreements, which would have a value at September 26, 2016 of $48.6 million based on September 26 Stock Price;
•	the 72,000 total Founder Shares that Easterly’s independent directors will continue to own following the Merger, subject to lock-up agreements, which would have a total value at September 26, 2016 of $0.7 million based on the September 26 Stock Price;
•	the 6.75 million total Private Placement Warrants to purchase shares of common stock that the Sponsor (or its members) will hold following the Business Combination, which would have a value at September 26, 2016 of $4.0 million based on September 26 Warrant Price;
•	if Easterly is unable to complete a business combination within the required time period, Easterly’s Chairman, its Chief Executive Officer and David Cody will be personally liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Easterly for services rendered or contracted for or products sold to Easterly, but only if such a vendor or target business has not executed a waiver of claims against the Trust Account and except as to any claims under Easterly’s indemnity of the underwriters;
•	the continuation of certain of Easterly’s officers and directors as directors (but not officers) of Sungevity Holdings following the closing; and
•	the continued indemnification of current directors and officers of Easterly and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Further, each of Easterly’s directors, directly or indirectly, holds Founder Shares that are not subject to redemption and certain of Easterly’s directors indirectly hold Private Placement Warrants that would retire worthless if a Business Combination is not consummated; as a result, Easterly’s directors have a financial incentive to see a Business Combination consummated rather than lose whatever value is attributable to the Founder Shares and Private Placement Warrants. These interests may influence Easterly’s directors in making their recommendation that you vote in favor of the Business Combination Proposal, and the transactions contemplated thereby.

Certain Interests of Sungevity’s Directors and Officers in the Business Combination

When you consider the recommendation of Sungevity’s board of directors in favor of the approval of the Business Combination, you should keep in mind that the directors and officers of Sungevity may have interests in the Business Combination that are different from, in addition to or in conflict with yours. Such interests include holdings in Sungevity which, if the Business Combination is consummated, will result in the issuance of 13,891,062 shares of Easterly common stock at a value of $137.0 million based on the September 26 Stock Price. In addition to the foregoing,

•	a portion of the additional 700,000 shares of Easterly common stock reserved for issuance to certain employees of Sungevity following the Business Combination may be allocated to certain of the directors or officers;
•	certain executive officers may receive additional stock option grants under the Omnibus Incentive Plan;
•	certain executive officers will be subject to revised employment agreements which will be effective only following the Business Combination (see “Management of Sungevity”);
•	the continuation of certain of Sungevity’s officers and directors as officers and directors of the post-Merger company and for those directors and officers who will be continuing with the combined entity following the Business Combination, the receipt of additional compensation (see “Management of Sungevity Holdings after the Business Combination”); and
•	the continued indemnification of current directors and officers of Sungevity and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence Sungevity’s directors in making their recommendation that you vote in favor of the Merger Agreement and the transactions contemplated thereby, including the Business Combination. The above calculations of share amounts and value assume the capitalization of Sungevity remains the same as the Current Capitalization and do not take into account (i) the issuance of up to 9,600,000 unallocated shares (or options to acquire shares) under the Omnibus Incentive Plan and 1,800,000 shares under the Employee Stock Purchase Plan, (ii) the issuance of any shares upon the exercise of warrants to purchase up to a total of 16,750,000 shares of Easterly common stock that will remain outstanding following the Business Combination or any additional Private Placement Warrants that Easterly may issue to the Sponsor to repay working capital loans owed by Easterly to the Sponsor (currently in the amount of $15,000) or (iii) any shares of Easterly common stock surrendered to Easterly by former Sungevity securityholders after the consummation of the Business Combination as indemnification payments pursuant to the terms of the Merger Agreement. Because the actual facts will be different than these assumptions, the percentage ownerships in Sungevity Holdings will be different.

Potential Purchases of Public Shares

In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor, Easterly’s directors, officers, or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with the closing of the proposed Business Combination. None of the Sponsor, Easterly’s directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of Easterly’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Easterly’s directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the Trust Account.

The purpose of any such purchases would be to increase the likelihood of obtaining stockholder approval of the Business Combination or, where the purchases are made by the Sponsor, Easterly’s directors, officers or advisors or their respective affiliates, to satisfy a closing condition in an agreement related to the Business Combination.

Total Easterly Shares to be Issued in the Business Combination

Based on the number of shares of Easterly common stock outstanding as of June 30, 2016, and assuming that no Easterly stockholders exercise their redemption rights, the total number of outstanding shares of Easterly common stock issued to Sungevity equityholders and certain employees of Sungevity at the closing will be 35,700,000 shares of Easterly common stock. It is anticipated that, upon completion of the Business Combination, Easterly’s public stockholders will retain an ownership interest of approximately 32.9%, the former equity holders of Sungevity will own approximately 57.7%, the Sponsor will own approximately 8.2% and certain employees of Sungevity will own approximately 1.2% of the outstanding common stock of the post-Merger company, which we refer to as “Sungevity Holdings.” These percentages are calculated based on a number of assumptions and are subject to adjustment in accordance with the terms of the Merger Agreement.

These relative percentages assume that none of Easterly’s stockholders exercise their redemption rights. If the actual facts are different than these assumptions, the percentage ownership retained by Easterly’s existing stockholders will be different. These percentages also do not take into account (i) the issuance of up to 9,600,000 unallocated shares (or options to acquire shares) under the Omnibus Incentive Plan and 1,800,000 shares under the Employee Stock Purchase Plan, (ii) the issuance of any shares upon the exercise of warrants to purchase up to a total of 16,750,000 shares of Easterly common stock that will remain outstanding following the Business Combination or any additional Private Placement Warrants that Easterly may issue to the Sponsor to repay working capital loans owed by Easterly to the Sponsor (currently in the amount of $15,000) or (iii) any shares of Easterly common stock surrendered to Easterly by former Sungevity securityholders after the consummation of the Business Combination as indemnification payments pursuant to the terms of the Merger Agreement.

Assuming (1) the issuance of the full number of shares of Easterly common stock described in clauses (i) and (ii) of the preceding paragraph (based on the current level of the Sponsor’s working capital loans with respect to clause (ii)), (2) none of Easterly’s stockholders exercise their redemption rights, and (3) no shares of Easterly common stock are surrendered to Easterly by former Sungevity securityholders as indemnification payments pursuant to the terms of the Merger Agreement, then ownership of the outstanding common stock of Sungevity Holdings would be expected to be as follows: Easterly’s pre-Merger public stockholders will retain an ownership interest of approximately 33.7%; the former securityholders of Sungevity will own approximately 39.3%; and the Sponsor will own approximately 13.4% of the outstanding common stock of the post-Merger company. You should read “Summary — Easterly Shares to be Issued in the Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Board of Directors of Easterly Following the Merger

Pursuant to the terms of the Merger Agreement, Easterly, Sungevity and Merger Sub are required to use their reasonable best efforts and take all necessary action so that certain persons are elected or appointed, as applicable, to the positions of officers and directors of Sungevity Holdings until their successors are duly elected or appointed and qualified in accordance with applicable law. In this regard, at the closing of the Merger, the board of directors of Easterly intends to increase the size of the board to seven members and for the Easterly board of directors to be comprised of a combination of certain current members of the Easterly board of directors and of the Sungevity board of directors along with certain other members. In particular, after the closing of the Merger, Easterly anticipates that current Chairman of the Board Darrell Crate and Chief Executive Officer Avshalom Kalichstein will remain as directors of Easterly and Andrew Birch, Alexander Guettel and Robert R. Davenport, III, who are currently directors of Sungevity, and      and        will be appointed to serve as directors, with Mr. Davenport serving as Chairman of the board of directors of Sungevity Holdings. See the section entitled “Management of Sungevity Holdings After the Business Combination” for additional information.

Certificate of Incorporation

Pursuant to the terms of the Merger Agreement, upon the closing of the Merger, Easterly’s amended and restated certificate of incorporation will be amended to:

•	change Easterly’s name to Sungevity Holdings, Inc.;
•	remove certain provisions related to Easterly’s status as a blank check company;
•	make certain other changes that Easterly’s board of directors deems appropriate for a public operating company, including changing the term directors are elected to serve in office from two to one year terms;
•	if approved, authorize an automatic increase in the number of directors serving on the board of directors during any period holders of series of preferred stock have the right to elect additional directors pursuant to Article IV of the certificate of incorporation and to provide for other terms applicable to directors elected by holders of preferred stock;
•	if approved, adopt Delaware as the exclusive forum for certain litigation; and
•	if approved, effect a two-for-three reverse stock split of all of the outstanding shares of Easterly common stock.

Name; Headquarters

The name of Easterly after the Business Combination will be Sungevity Holdings, Inc. Sungevity will be a wholly-owned subsidiary of Sungevity Holdings. The post-Merger company and its headquarters will be located in Oakland, California.

Redemption Rights

Pursuant to Easterly’s amended and restated certificate of incorporation, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with its amended and restated certificate of incorporation. As of June 30, 2016, this would have amounted to approximately $10.00 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of Easterly common stock for cash and will no longer own shares of Easterly. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Easterly’s transfer agent in accordance with the procedures described herein. Each redemption of public shares by Easterly’s public stockholders will decrease the amount in the Trust Account, which is approximately $200 million as of June 30, 2016. Easterly has no specified maximum redemption threshold under its charter. In no event, however, will Easterly redeem public shares in an amount that would cause Easterly’s net tangible assets to be less than $5,000,001. See the section entitled “Special Meeting of Easterly Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Appraisal Rights

Easterly Stockholders

There are no appraisal rights available to Easterly’s stockholders in connection with the Business Combination.

Sungevity Stockholders

Pursuant to Section 262 of the DGCL, holders of Sungevity common stock and preferred stock who comply with the applicable requirements of Section 262 of the DGCL and do not otherwise withdraw or lose the right to appraisal under Delaware law have the right to seek appraisal of the fair value of their shares of Sungevity common stock and preferred stock, as determined by the Delaware Court of Chancery, if the Merger is completed. The “fair value” of your shares of Sungevity common stock or preferred stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the value of the merger consideration per share to which you are otherwise entitled under the terms of the Merger Agreement. Holders of Sungevity common stock and preferred stock who do not consent to the adoption of the Merger

Agreement and who wish to preserve their appraisal rights must so advise Sungevity by submitting a demand for appraisal within the period described by Section 262 of the DGCL after receiving a notice from Sungevity that appraisal rights are available to them, and must otherwise precisely follow the procedures prescribed under Section 262 of the DGCL. Failure to follow any of the statutory procedures set forth in Section 262 of the DGCL will result in the loss or waiver of appraisal rights under Delaware law. A person having a beneficial interest in shares of Sungevity common stock or preferred stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized in this joint proxy and consent solicitation statement/prospectus and in a timely manner to perfect appraisal rights. In view of the complexity of Section 262 of the DGCL, Sungevity holders of common stock and preferred stock who may wish to pursue appraisal rights should consult their legal and financial advisors. Please see the section titled “Appraisal Rights” beginning on page 251 of this joint proxy and consent solicitation statement/prospectus.

THE SUNGEVITY VOTING AGREEMENT

The following is a summary of certain material terms and provisions of the Sungevity Voting Agreement, which has been entered into by certain of Sungevity’s stockholders. This summary does not purport to describe all of the terms and provisions of the Sungevity Voting Agreement and is qualified in its entirety by the complete text of the form of the Sungevity Voting Agreement, which is included as Annex E of this joint proxy and consent solicitation statement/prospectus and incorporated by reference herein. All stockholders of Sungevity and Easterly are urged to read the Sungevity Voting Agreement carefully and in its entirety, as well as this joint proxy and consent solicitation statement/prospectus, before making any decisions regarding the Merger Agreement and the transactions contemplated therein, including the Business Combination.

In connection with the execution of the Merger Agreement, on June 28, 2016 Sungevity and Easterly entered into a Sungevity Voting Agreement with each of Lowe’s Companies, Inc., Brightpath Capital Partners, LP, certain entities affiliated with Joel Dobberpuhl and Vision Ridge Capital, LLC, which collectively own approximately 40.95% of Sungevity’s outstanding Class A common and preferred stock as of the date of the Merger Agreement. The form of the Sungevity Voting Agreement is included as Annex E of this joint proxy and consent solicitation statement/prospectus. Under each Sungevity Voting Agreement, each of the stockholders agreed to the following covenants:

•	Voting. Each such stockholder has agreed to be present and counted and to vote or cause to be voted any shares of Sungevity’s preferred or common stock held by such stockholder at a meeting of stockholders of Sungevity or by execution of action by written consent (i) in favor of the Business Combination and the Merger Agreement, (ii) against any acquisition proposal other than under the Merger Agreement or any action which would cause the breach of any obligation of Sungevity under the Merger Agreement and (iii) against any action that could impede or delay the Business Combination or the fulfillment of Sungevity’s conditions under the Merger Agreement or change the voting rights of any class of shares of Sungevity (including any amendments to Sungevity’s certificate of incorporation or bylaws other than in connection with the Business Combination).
•	Irrevocable Proxy. Each such stockholder irrevocably granted to, and appointed, Avshalom Kalichstein and Darrell Crate or any of their designees as such stockholder’s proxies and attorneys-in-fact (with full power of substitution and re-substitution) to vote all of such stockholder’s Sungevity shares in the manner set forth above. The proxy is irrevocable and expires upon the termination of the Sungevity Voting Agreements.
•	Transfer. Each such stockholder also has agreed that it will not transfer, directly or indirectly, any of its Sungevity common or preferred stock or to enter into any agreement to transfer the voting or economic interest therein, other than if such transfer is to (i) an executive officer of Sungevity, (ii) a member of such stockholder’s immediate family or (iii) such stockholder’s affiliate.
•	Standstill. Each such stockholder has also agreed that until the earlier of the consummation of the Business Combination or the termination of the Merger Agreement, except for the receipt of Easterly common stock in connection with the Merger Agreement, none of the stockholders will trade in any securities of Easterly, trade in any derivatives of Easterly or advise or assist any person in trading in the securities of Easterly or derivatives of Easterly.
•	Waiver of Certain Rights. Each such stockholder agreed to waive, and not to assert or perfect, any rights of appraisal or rights to dissent from the Business Combination that it may have due to its ownership of Sungevity common or preferred stock.
•	Seller Representative. Each such stockholder agrees to the appointment of the Sellers Representative under the Merger Agreement.
•	Termination of Sungevity Voting Agreements. The Sungevity Voting Agreements will terminate upon the earliest to occur of (i) the Effective Time, (ii) the date on which the Merger Agreement is terminated in accordance with its terms or (iii) the date of any material modification, waiver or amendment to the Merger Agreement that affects adversely the merger consideration payable to such stockholders.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax consequences (i) to U.S. holders and non-U.S. holders of Easterly common stock that elect to have their Easterly common stock redeemed for cash if the acquisition is completed; and (ii) to U.S. holders and non-U.S. holders of Sungevity stock of the Merger. The following does not discuss the U.S. federal income tax consequences relating to the ownership and disposition of the Easterly common stock following the Merger. This section represents the opinion of Hogan Lovells US LLP, counsel to Easterly, to the extent it relates to the material U.S. federal income tax consequences of the common stock redemptions to the U.S. holders and non-U.S. holders of Easterly common stock. This section represents the opinion of Orrick, Herrington & Sutcliffe LLP, counsel to Sungevity, to the extent it relates to the material U.S. federal income tax consequences of the Merger, and the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code, to U.S. holders and non-U.S. holders of Sungevity stock.

This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the Internal Revenue Service (“IRS”) (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below. No advance ruling has been or will be sought from the IRS regarding any matter in this discussion. This discussion does not discuss the impact that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this discussion. This discussion is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as:

•	U.S. expatriates;
•	traders in securities that elect mark-to-market treatment;
•	S corporations;
•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;
•	financial institutions;
•	insurance companies;
•	qualified plans, such as 401(k) plans, individual retirement accounts, etc.;
•	persons subject to the qualified small business stock rules;
•	broker-dealers;
•	regulated investment companies;
•	real estate investment trusts;
•	persons holding Easterly common stock or Sungevity stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;
•	persons subject to the alternative minimum tax or the Medicare tax on net investment income provisions of the Code;
•	persons holding their interest in Easterly or Sungevity through a partnership or similar pass-through entity;
•	tax-exempt organizations;
•	stockholders who receive Easterly common stock or Sungevity stock through the exercise of employee stock options or otherwise as compensation;

•	non-U.S. holders (as defined below, and except as otherwise discussed below); and
•	the Sponsor and its affiliates.

This discussion assumes that stockholders hold Easterly common stock or Sungevity stock as capital assets, which generally means as property held for investment.

This discussion also does not address the tax consequences of transactions occurring prior to, concurrently with or after the Merger (whether or not such transactions are in connection with the Merger) including, without limitation, the exercise of options, warrants or rights to purchase Sungevity stock in anticipation of the Merger or the conversion of options, warrants or notes into Sungevity stock, and it also does not address the tax consequences of the Expense Fund or of the Merger to holders of Sungevity options, warrants or indebtedness, or (except as discussed below) who are exercising appraisal or dissenters’ rights. Finally, the following discussion assumes that the entire Merger consideration is being received in consideration for the Sungevity stock and not as compensation for services.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF EASTERLY COMMON STOCK OR SUNGEVITY STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. WE URGE BENEFICIAL OWNERS OF EASTERLY COMMON STOCK CONTEMPLATING EXERCISE OF THEIR REDEMPTION RIGHTS OR BENEFICIAL OWNERS OF SUNGEVITY STOCK PARTICIPATING IN THE MERGER TO CONSULT THEIR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

As used herein, the term “U.S. holder” means any beneficial owner of Easterly common stock or Sungevity stock that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control the trust or (B) it has a valid election in place to be treated as a U.S. person. As used herein, the term “non-U.S. holder” means any beneficial owner of Easterly common stock or Sungevity stock that is not a U.S. holder or a partnership (or similar pass-through entity).

U.S. Federal Income Tax Considerations to U.S. Easterly Holders

This subsection is addressed to U.S. holders of Easterly common stock that elect to have their Easterly common stock redeemed for cash as described in the section entitled “Special Meeting of Easterly Stockholders — Redemption Rights.” For purposes of this discussion, a “Redeeming U.S. Holder” is a U.S. holder that so redeems its Easterly common stock.

Except as discussed in the following paragraph, a Redeeming U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the redemption and such stockholder’s adjusted basis in the Easterly common stock exchanged therefor. Such gain or loss will be long-term capital gain or loss if the holding period of such stock is more than one year at the time of the exchange. The deductibility of capital losses is subject to limitations. Stockholders who hold different blocks of Easterly common stock (generally, shares of Easterly common stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Cash received upon redemption will be treated as a distribution, however, if the redemption does not effect a meaningful reduction of the Redeeming U.S. Holder’s percentage ownership in Easterly (including stock such Redeeming U.S. Holder is deemed to own under certain attribution rules, which provide, among other things, that it is deemed to own any stock that it holds a warrant to acquire). Any such distribution will be treated as dividend income for U.S. federal income tax purposes to the extent of Easterly’s current or accumulated earnings and profits. However, for the purposes of the dividends-received deduction and “qualified dividend” treatment, due to the redemption right, a Redeeming U.S. Holder may be unable to include the time period prior to the redemption in such holder’s “holding period.” Any distribution in excess of Easterly’s current and accumulated earnings and profits will reduce the Redeeming U.S. Holder’s basis in the Easterly common stock (but not below zero), and any remaining excess will be treated as gain realized on the sale or other disposition of the Easterly common stock. If such Redeeming U.S. Holder’s percentage ownership in Easterly is reduced as a result of the redemption by more than 20%, the holder will generally be regarded as having incurred a meaningful reduction in interest. Furthermore, if a Redeeming U.S. Holder has a relatively minimal stock interest and, such percentage interest is reduced by any amount as a result of the redemption, the Redeeming U.S. Holder should generally be regarded as having incurred a meaningful reduction in interest. For example, the IRS has ruled that any reduction in a stockholder’s proportionate interest is a “meaningful reduction” if the stockholder’s relative interest in the corporation was minimal and the stockholder did not have management control over the corporation.

U.S. holders of Easterly common stock considering exercising their redemption rights should consult their own tax advisors as to whether the redemption will be treated as a sale or as a distribution under the Code.

Converting U.S. holders of Easterly common stock who are individuals, estates or trusts may be required to pay a 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” (as applicable), which may include all or a portion of their capital gain or dividend income from their redemption of Easterly’s common stock. Converting non-corporate U.S. holders of Easterly common stock should consult their tax advisors regarding the effect, if any, of the net investment income tax.

U.S. Federal Income Tax Considerations to Non-U.S. Easterly Holders

This subsection is addressed to non-U.S. holders of Easterly common stock that elect to have their Easterly common stock redeemed for cash as described in the section entitled “Special Meeting of Easterly Stockholders — Redemption Rights.” For purposes of this discussion, a “Redeeming Non-U.S. Holder” is a non-U.S. holder that so redeems its Easterly common stock.

Except as discussed in the following paragraph, a Redeeming Non-U.S. Holder who elects to have its Easterly common stock redeemed will generally be treated in the same manner as a Redeeming U.S. Holder for U.S. federal income tax purposes. See the discussion above under “— U.S. Federal Income Tax Considerations to U.S. Easterly Holders.”

Any Redeeming Non-U.S. Holder will not be subject to U.S. federal income tax on any capital gain recognized as a result of the exchange unless (i) such holder is an individual who is present in the United States for 183 days or more during the taxable year in which the redemption takes place and has a “tax home” in the United States (in which case such holder will be subject to a 30% tax on his or her net capital gain for the year) or (ii) such holder is engaged in a trade or business within the United States and any gain recognized in the exchange is treated as effectively connected with such trade or business (in which case such holder will generally be subject to the same treatment as a Redeeming U.S. Holder with respect to the exchange). In addition, with respect to any redemption treated as a distribution rather than a sale, any amount treated as dividend income to a Redeeming Non-U.S. Holder will generally be subject to U.S. withholding tax at a rate of 30%, unless the Redeeming Non-U.S. Holder is entitled to a reduced rate of withholding under an applicable income tax treaty.

Non-U.S. holders of Easterly common stock considering exercising their redemption rights should consult their own tax advisors as to whether the redemption of their Easterly common stock will be treated as a sale or as a distribution under the Code.

Under the Foreign Account Tax Compliance Act (“FATCA”) and U.S. Treasury regulations and administrative guidance thereunder, a 30% United States federal withholding tax may apply to any dividends paid to (i) a “foreign financial institution” (as specifically defined in FATCA), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its United States “account” holders (as specifically defined in FATCA) and meets certain other specified requirements or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial United States owners or provides the name, address and taxpayer identification number of each such substantial United States owner and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. Non-U.S. holders of Easterly common stock should consult their own tax advisors regarding this legislation and whether it may be relevant to the redemption of their Easterly common stock.

Backup Withholding

In general, proceeds received from the exercise of redemption rights will be subject to backup withholding for a non-corporate U.S. holder that:

•	fails to provide an accurate taxpayer identification number;
•	is notified by the IRS regarding a failure to report all interest or dividends required to be shown on his or her federal income tax returns; or
•	in certain circumstances, fails to comply with applicable certification requirements.

Any amount withheld under these rules will be creditable against such holder’s U.S. federal income tax liability or refundable to the extent that it exceeds this liability, provided that the required information is timely furnished to the IRS and other applicable requirements are met.

U.S. Federal Income Tax Considerations to U.S. Sungevity Holders

On the date the Merger is completed, Orrick, Herrington & Sutcliffe LLP, counsel to Sungevity, will, subject to the qualifications discussed below, deliver to Sungevity its opinion, dated the date of the Merger, to the effect that, for U.S. federal income tax purposes, the Merger should be treated as a reorganization within the meaning of Section 368(a) of the Code. Sungevity and Easterly have agreed to report the Merger as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required by the IRS or other tax authority pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Provided that the Merger qualifies as a reorganization, the following U.S. federal income tax consequences will result to a U.S. holder of Sungevity stock in the Merger:

•	No gain or loss will be recognized by a U.S. holder of Sungevity stock when such holder exchanges all of its Sungevity stock solely for Easterly common stock in the Merger, except that gain or loss may be recognized by such holder with respect to cash received in lieu of a fractional share interest in Easterly common stock.
•	The aggregate tax basis of the Easterly common stock a U.S. holder of Sungevity stock receives in the Merger will be the same as such holder’s aggregate tax basis in the Sungevity stock it surrenders in the Merger, except that such holder’s aggregate tax basis in Easterly common stock will be reduced by the tax basis allocable to any fractional share interest in Easterly common stock for which cash was received.
•	A U.S. holder of Sungevity stock will recognize gain or loss for U.S. federal income tax purposes with respect to the cash such holder receives instead of a fractional share interest in Easterly common stock, measured by the difference between the amount of cash such holder receives and the portion of the tax basis of the Sungevity common stock that is allocable to the fractional share interest in Easterly common stock. This gain or loss will be capital gain or loss and will be a long-term capital gain or loss if the U.S. holder’s shares of Sungevity stock have been held for more than one year at the time of the Merger.
•	The tax holding period of the Easterly common stock a U.S. holder receives in the Merger, including any fractional interest for which such holder receives cash as described above, will include the period during which such holder held the Sungevity stock surrendered in the Merger.

If a U.S. holder exercises appraisal or dissenters’ rights with respect to the Merger and receives cash in exchange for all of such holder’s shares of Sungevity stock, such holder will generally recognize gain or loss for federal income tax purposes measured by the difference between the amount of cash such holder receives in the exchange and such holder’s tax basis in the shares of Sungevity stock, provided that the payment is not treated as a dividend for U.S. federal income tax purposes. A sale of a U.S. holder’s shares of Sungevity stock pursuant to the exercise of appraisal or dissenters’ rights generally will not be treated as a dividend if such holder does not own any shares of Easterly common stock after the Merger, after giving effect to constructive ownership rules, or certain other conditions are satisfied. Such gain or loss will be capital gain or loss and will be a long-term capital gain or loss if the U.S. holder’s holding period of its shares of Sungevity stock exceeds one year. Any interest a U.S. holder receives will be taxable as ordinary income.

Sungevity’s obligation to complete the Merger is conditioned on receipt of a closing tax opinion by Sungevity from Orrick, Herrington & Sutcliffe LLP regarding the U.S. federal income tax treatment of the Merger in form and substance reasonably satisfactory to Sungevity. The closing tax opinion will be based on facts, representations and assumptions set forth or referred to in the closing tax opinion and will rely on representations and covenants including those contained in certificates of officers of Sungevity, Easterly and Merger Sub. The closing tax opinion is not binding on the IRS or the courts, and Sungevity and Easterly do not intend to request a ruling from the IRS with respect to the Merger. Accordingly, there can be no assurance that the IRS will not challenge the conclusions set forth in the closing tax opinion or that a court will not sustain such a challenge.

Many requirements must be satisfied in order for the Merger to qualify as a reorganization under Section 368(a) of the Code, some of which are based upon factual determinations. For example, shares of Sungevity stock representing control of Sungevity must be exchanged for voting stock of Easterly in the Merger. An allocation method for the Merger consideration was developed which generally provides that all holders of Sungevity stock, including holders of Sungevity common stock, would receive Easterly common stock in the Merger. There is no authority directly addressing whether such allocation method would be respected for U.S. federal income tax purposes. Although highly unlikely, it is possible that the IRS or other tax authority will assert that the Merger is not treated as a reorganization under Section 368(a) of the Code. If the Merger fails to qualify as a reorganization, each U.S. holder of Sungevity stock would be treated as if it sold its Sungevity stock in a fully taxable transaction, and would recognize gain or loss on the disposition of its shares of Sungevity stock in the Merger equal to the difference between such holder’s tax basis in such Sungevity stock and the fair market value (as of the date the Merger) of the Easterly common stock plus any cash received in the Merger.

For U.S. federal income tax purposes, a U.S. holder of Sungevity stock should be treated as having received (as of the date of the Merger) the Easterly common stock that is held in the Escrow Account. Accordingly, until the Easterly common stock that is held in escrow is released, the interim basis of the Easterly common stock received by such holder will be determined as though the maximum number of shares of Easterly common stock were received by such holder. No gain or loss should be recognized by such holder upon the release of the Easterly common stock from escrow to such holder. In the event that all or a portion of the Easterly common stock that is held in escrow is returned to Easterly to satisfy indemnity claims, it is not expected that such return would be a taxable event to such holder, in which case such holder would add its respective tax basis that is allocable to the returned Easterly common stock to the basis of its remaining Easterly common stock held.

If a U.S. holder of Sungevity stock exercises appraisal or dissenters’ rights, such holder may be subject to backup withholding at a rate of 28% on the payments such holder receives. Backup withholding will not apply, however, if such holder establishes that it is an exempt recipient (such as a corporation or financial institution) or is otherwise exempt from backup withholding, or if such holder furnishes its taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9.

A U.S. holder of Sungevity stock who receives shares of Easterly common stock as a result of the Merger will be required to retain records pertaining to the Merger. Each such holder who is required to file a U.S. tax return and who is a “significant holder” that receives Easterly common stock in the Merger will be required to file a statement with the significant holder's U.S. federal income tax return setting forth the information required by Treasury Regulations Section 1.368-3(b), including such significant holder's basis (determined immediately before the Merger) in the Sungevity stock surrendered and the fair market value (determined immediately before the Merger) of the Sungevity stock that is exchanged by such significant holder. Generally, a “significant holder” is a U.S. holder of Sungevity stock who receives shares of Easterly common stock in the Merger and who, immediately before the Merger, owned at least 1% of the outstanding stock of Sungevity (by vote or value) or securities of Sungevity with a tax basis of $1 million or more.

U.S. Federal Income Tax Considerations to Non-U.S. Sungevity Holders

Provided that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code and the Sungevity stock does not constitute a U.S. real property interest by reason of the status of Sungevity as a “United States real property holding corporation” for U.S. federal income tax purposes, or a USRPHC, at any time within the shorter of the five-year period preceding the Merger or the non-U.S. holder's holding period for the Sungevity stock, a non-U.S. holder of Sungevity stock generally should not be subject to U.S. federal income or withholding tax when such holder exchanges all of its Sungevity stock for Easterly common stock in the Merger, except with respect to cash received in lieu of a fractional share interest in Easterly common stock. Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). Sungevity does not believe that it currently is, or at any time within the preceding five-years was, a USRPHC. However, there can be no assurances that Sungevity was not previously or is not now a USRPHC. Such non-U.S. holders who are “significant holders” will be required to retain records and provide certain information with their U.S. tax returns as discussed above.

If the Merger fails to qualify as a reorganization, or if a non-U.S. holder of Sungevity stock exercises appraisal or dissenter’s rights or receives cash in lieu of a fractional share interest in Easterly common stock, such non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized on the disposition of the Sungevity stock in the Merger, unless (i) such non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the Merger, and certain other conditions are met, or (ii) such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the U.S. (and, if an applicable tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder in the U.S.), or (iii) the Sungevity stock constitutes a U.S. real property interest by reason of the status of Sungevity as a USRPHC at any time within the shorter of the five-year period preceding the Merger or the non-U.S. holder’s holding period for the Sungevity stock (as discussed above). If a non-U.S. holder of Sungevity stock exercises appraisal or dissenter’s rights, and any portion of the payment received is treated as a dividend for U.S. federal income tax purposes (as discussed above), such non-U.S. holder generally will be subject to U.S. federal withholding tax on such payment (unless reduced or eliminated under an applicable income tax treaty with the United States), and will be subject to U.S. withholding tax under FATCA (as discussed above) unless the certification described above is provided. In addition, such non-U.S. holder also may be subject to backup withholding at a rate of 28% on such payments it receives. Backup withholding will not apply, however, if such holder establishes that it is an exempt recipient (such as a corporation or financial institution) or otherwise is exempt from backup withholding, or if such holder provides a certificate of foreign status on the appropriate version of IRS Form W-8.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE MERGER’S POTENTIAL TAX EFFECTS. TAX MATTERS CAN BE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO HOLDERS OF SUNGEVITY STOCK WILL DEPEND ON THE FACTS OF THEIR OWN SITUATION. HOLDERS OF SUNGEVITY STOCK ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS TO FULLY UNDERSTAND THE TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS.

INFORMATION ABOUT EASTERLY

General

Easterly is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Prior to entering into the Business Combination, Easterly sought to capitalize on the financial services industry experience and capabilities of its management team and the significant contacts of its management team as well as its directors to identify, acquire and operate a business within the financial services industry.

Significant Activities Since Inception

On May 4, 2015, the Sponsor purchased 4,312,500 Founder Shares, for an aggregate purchase price of $25,000 or approximately $0.006 per share. On July 3, 2015, the Sponsor transferred 20,000 Founder Shares to each of Easterly’s independent directors at their original purchase price. On July 29, 2015, Easterly effected a stock dividend of 0.2 shares for each outstanding share of Easterly common stock, resulting in the Sponsor and officers and directors holding an aggregate of 5,175,000 Founder Shares. Up to 675,000 Founder Shares were subject to forfeiture by the initial stockholders (or their permitted transferees) depending on the extent to which the underwriters’ over-allotment option was exercised.

Easterly’s registration statement on Form S-1 was declared effective on July 29, 2015 and on August 4, 2015 Easterly consummated the IPO of 20,000,000 of its units, including 2,000,000 units as a result of the underwriters’ partial exercise of their over-allotment option. Each unit consists of one share of Easterly common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Easterly common stock at an exercise price of $11.50 per share of Easterly common stock. The public units were sold at a price of $10.00 per share, generating gross proceeds to Easterly of $200,000,000. As a result of the expiration of the underwriters’ option to exercise the remaining portion of the over-allotment, the Sponsor forfeited an aggregate of 175,000 Founder Shares. The Sponsor, Easterly’s independent directors and their permitted transferees, own 20.0% of Easterly’s issued and outstanding shares.

On August 4, 2015, simultaneously with the consummation of the IPO, Easterly consummated the private sale of 6,750,000 of Private Placement Warrants at a purchase price of $1.00 per Private Placement Warrant, to the Sponsor, generating gross proceeds to it of $6,750,000. The Private Placement Warrants are identical to the warrants sold as part of the public units in the IPO, except that, so long as they are held by the Sponsor or its permitted transferees, (i) they will not be redeemable by Easterly, (ii) they (including the common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of Easterly’s initial business combination and (iii) they may be exercised by the holders on a cashless basis.

A total of $200,000,000 of the proceeds from the IPO were placed in the Trust Account maintained by Continental Stock Transfer & Trust Company, acting as trustee. These funds will not be released until the earlier of the completion of Easterly’s initial business combination or Easterly’s liquidation, although Easterly may withdraw the interest earned on the funds held in the Trust Account to pay franchise and income taxes.

On September 17, 2015, Easterly announced that the holders of its units may elect to separately trade the Easterly common stock and public warrants included in the units commencing on or about September 21, 2015 on the Nasdaq Capital Market under the symbols “EACQ” and “EACQW”, respectively. Those units not separated will continue to trade on the Nasdaq Capital Market under the symbol “EACQU.”

On March 17, 2016, Easterly issued a convertible promissory note to the Sponsor that provides for the Sponsor to loan it up to $1,000,000 for ongoing expenses. As of July 15, 2016, Easterly borrowed $15,000 pursuant to the convertible promissory note. The Sponsor is not obligated to loan Easterly additional amounts pursuant to the convertible promissory note. The convertible promissory note is interest bearing at 5% per annum and is due and payable on August 4, 2017. At the option of the Sponsor, any amounts outstanding under the convertible note may be converted into warrants to purchase shares of Easterly common stock at any time on or prior to the maturity date at a conversion price of $1.00 per warrant. Each warrant will entitle the Sponsor to purchase one share of Easterly’s common stock at an exercise price of $11.50 per share. Each warrant will contain other terms identical to the terms contained in the Private Placement Warrants.

Easterly is providing its stockholders with the opportunity to redeem their shares of Easterly common stock upon the consummation of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less any interest released to Easterly for the payment of franchise and income taxes, divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the Trust Account is anticipated to be approximately $10.00 per public share.

Easterly’s initial stockholders have agreed to waive their redemption rights with respect to any public shares they may acquire following the IPO, in connection with its initial business combination. Each of its initial stockholders has agreed to waive its redemption rights with respect to the Founder Shares (i) in connection with the consummation of a business combination, (ii) if Easterly fails to consummate its initial business combination by August 4, 2017, (iii) in connection with an expired or unwithdrawn tender offer, and (iv) upon its liquidation prior to August 4, 2017.

There will be no redemption rights upon the consummation of the Business Combination with respect to the units or warrants.

Potential Purchases of Public Shares

In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor, Easterly’s directors, officers, or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. None of the Sponsor, Easterly’s directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of Easterly’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Easterly’s directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the Trust Account.

The purpose of any such purchases would be to increase the likelihood of obtaining stockholder approval of the Business Combination or, where the purchases are made by the Sponsor, Easterly’s directors, officers or advisors or their respective affiliates, to satisfy a closing condition in an agreement related to the Business Combination.

Redemption of Public Shares and Liquidation if No Initial Acquisition

Easterly has only until August 4, 2017 to complete its initial business combination. If Easterly is unable to complete its initial business combination within such 24-month period, Easterly will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses, which interest shall be net of taxes payable) divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and its board of directors, dissolve and liquidate, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to its warrants, which will expire worthless if Easterly fails to complete its initial business combination within the 24-month time period.

Easterly’s initial stockholders have entered into a letter agreement with it, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if Easterly fails to complete its initial business combination within 24 months from the closing of the IPO.

However, if the initial stockholders acquire public shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if Easterly fails to complete its initial business combination within the allotted 24-month time period.

The Sponsor, and Easterly’s executive officers and directors have agreed, pursuant to a written letter agreement with Easterly, that they will not propose any amendment to its amended and restated certificate of incorporation that would affect the substance or timing of its obligation to redeem 100% of its public shares if Easterly does not complete its initial business combination within 24 months from the closing of the IPO, unless Easterly provides its public stockholders with the opportunity to redeem their shares of common stock on the date of such approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable) divided by the number of then outstanding public shares. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by the Sponsor, any executive officer, director or any other person. However, Easterly may not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that Easterly is not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that Easterly cannot satisfy the net tangible asset requirement, it would not proceed with the amendment or the related redemption of its public shares at such time.

Easterly expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from funds held outside the Trust Account, although Easterly cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing its plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay franchise and income taxes, Easterly may request the trustee to release to it an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses. If Easterly dissolves and liquidates, it does not expect there to be any funds held outside the Trust Account remaining for distribution. However, to the extent such funds remain, after payment or provision for payment of the debts and other liabilities of Easterly, the holders of the common stock remaining after Easterly redeems the public shares will be entitled to receive all the remaining assets of Easterly available for distribution to its stockholders, ratably in proportion to the number of shares of common stock held by them.

If Easterly were to expend all of the net proceeds of the IPO, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by stockholders upon its dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of Easterly’s creditors which would have higher priority than the claims of its public stockholders. Easterly cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.00. Under Section 281(b) of the DGCL, Easterly’s plan of dissolution must provide for all claims against it to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before Easterly makes any distribution of its remaining assets to its stockholders. While Easterly intends to pay such amounts, if any, it cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.

Although Easterly seeks to have all vendors, service providers (other than the underwriters for the IPO and its independent auditors), prospective target businesses or other entities with which Easterly does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of its public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against its assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Easterly’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Easterly than any alternative. Examples of possible instances where Easterly may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Easterly and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, Messrs. Cody, Crate and Kalichstein, managing directors of an affiliate of the Sponsor have agreed, jointly and severally, that they will be liable to Easterly if and to the extent any claims by a vendor for services rendered or products sold to it, or a prospective target business with which Easterly has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Easterly’s indemnity of the underwriters of its IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then Messrs. Cody, Crate and Kalichstein will not be responsible to the extent of any liability for such third-party claims. Easterly cannot assure you, however, that Messrs. Cody, Crate and Kalichstein would be able to satisfy those obligations. Messrs. Cody, Crate and Kalichstein will not be personally liable to pay Easterly’s debts and obligations except as provided above. None of Easterly’s other officers will indemnify it for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets and Messrs. Cody, Crate and Kalichstein assert that they are unable to satisfy their indemnification obligations or that they have no indemnification obligations related to a particular claim, Easterly’s independent directors would determine whether to take legal action against Messrs. Cody, Crate and Kalichstein to enforce their indemnification obligations. While Easterly currently expects that its independent directors would take legal action on its behalf against Messrs. Cody, Crate and Kalichstein to enforce their indemnification obligations to it, it is possible that its independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, Easterly cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be substantially less than $10.00 per public share.

Easterly seeks to reduce the possibility that Messrs. Cody, Crate and Kalichstein will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the underwriters for the IPO and its independent auditors), prospective target businesses or other entities with which Easterly does business execute agreements with it waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Messrs. Cody, Crate and Kalichstein are also not liable as to any claims under Easterly’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Easterly has access to proceeds held outside of the Trust Account with which to pay any such potential claims (including costs and expenses incurred in connection with its liquidation, currently estimated to be no more than approximately $100,000). In the event that Easterly liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from the Trust Account could be liable for claims made by creditors.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to Easterly’s public stockholders upon the redemption of its public shares in the event Easterly does not complete its initial business combination within 24 months from the closing of the IPO may be considered a liquidation distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of the Trust Account distributed to Easterly’s public stockholders upon the redemption of its public shares in the event Easterly does not complete its initial business combination within 24 months from the closing of the IPO, is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution. If Easterly is unable to complete its initial business combination within 24 months from the closing of the IPO, it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of the amount of interest which may be withdrawn to pay franchise and income taxes and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and its board of directors, dissolve and liquidate, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is Easterly’s intention to redeem its public shares as soon as reasonably possible following its 24th month and, therefore, Easterly does not intend to comply with those procedures. As such, Easterly’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of such date.

Because Easterly will not be complying with Section 280, Section 281(b) of the DGCL requires it to adopt a plan, based on facts known to it at such time that will provide for its payment of all existing and pending claims or claims that may be potentially brought against it within the subsequent 10 years. However, because Easterly is a blank check company, rather than an operating company, and its operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from its vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in its underwriting agreement, Easterly will seek to have all vendors, service providers (other than the underwriters in the IPO and its independent auditors), prospective target businesses or other entities with which Easterly does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account.

As a result of this obligation, the claims that could be made against Easterly are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, the managing directors may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets and will not be liable as to any claims under its indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the managing directors will not be responsible to the extent of any liability for such third-party claims.

If Easterly files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the Trust Account, Easterly cannot assure you it will be able to return $10.00 per share to its public stockholders. Additionally, if Easterly files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Easterly’s stockholders. Furthermore, Easterly’s board may be viewed as having breached its fiduciary duty to its creditors and/or may have acted in bad faith, and thereby exposing itself and its company to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. Easterly cannot assure you that claims will not be brought against it for these reasons.

Easterly’s public stockholders will be entitled to receive funds from the Trust Account only in the event of the redemption of its public shares if Easterly does not complete its initial business combination within 24 months from the closing of the IPO, if they redeem their respective shares for cash upon the completion of the initial business combination or if they redeem their respective shares in connection with a vote seeking to amend Section 9.2(d) of Easterly’s amended and restated certificate of incorporation in a manner that would affect the substance or timing of its obligation to redeem 100% of its public shares if Easterly does not complete its initial business combination within 24 months from the closing of the IPO. In no other circumstances does a stockholder have any right or interest of any kind to or in the Trust Account. In the event Easterly seeks stockholder approval in connection with its initial business combination, a stockholder’s voting in connection with the business combination alone will not result in a stockholder’s redeeming its shares to Easterly for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights described above.

Employees

Easterly currently has three executive officers. Members of its management team are not obligated to devote any specific number of hours to its matters but they intend to devote as much of their time as they deem necessary to Easterly’s affairs until its completed its initial business combination. The amount of time that Messrs. Crate and Kalichstein or any other members of Easterly’s management team will devote in any time period will vary based on whether a target business has been selected for its initial business combination and the current stage of the business combination process.

Properties

Easterly currently maintain its principal executive offices at 375 Park Avenue, 21st Floor, New York, NY 10152. The cost for this space is included in the $10,000 per month fee that Easterly pays an affiliate of the Sponsor for certain office space, utilities, and general office, receptionist and secretarial support. Easterly considers its current office space, combined with the other office space otherwise available to its executive officers, adequate for its current operations.

Legal Proceedings

Easterly is not currently subject to any material legal proceedings, nor, to its knowledge, is any material legal proceeding threatened against it or any of its officers and directors in their corporate capacity.

MANAGEMENT OF EASTERLY

Directors and Executive Officers

Easterly’s directors and executive officers are as follows:

Name	Age	Position
Darrell W. Crate	49	Chairman of the Board of Directors
Avshalom Kalichstein	42	Chief Executive Officer and Director
Jurgen Lika	32	Chief Financial Officer
James N. Hauslein	57	Director
David W. Knowlton	58	Director
Thomas W. Purcell	45	Director

Darrell W. Crate, 49, has served as Chairman of Easterly’s board of directors since May 2015. Mr. Crate is a managing principal at Easterly LLC. Easterly LLC’s core expertise is in acting as a principal to grow business platforms. Easterly LLC is a successor company to Easterly Capital, LLC, a firm Mr. Crate co-founded in September 2009. Mr. Crate also serves as a chairman of the board of directors of Easterly Government Properties Inc., a NYSE listed company that is the successor entity to Easterly Partners, LLC, a firm he co-founded as a private real estate portfolio company of Easterly Capital, LLC. From 1998 to May 2011, Mr. Crate served as the chief financial officer of Affiliated Managers Group, Inc., a publicly traded asset management holding company. Mr. Crate was previously a managing director of the Financial Institutions Group of the Chase Manhattan Corporation based in London and New York, focusing exclusively on investment management firms. Mr. Crate’s board memberships presently include serving as a member of the executive committee of the board of trustees of Bates College, as the vice chairman of the Aircraft Owners and Pilots Association, a global organization supporting general aviation, as the treasurer of the International Yacht Restoration School and as a member of the board of directors of Ivenix, Inc., a medical device company. Mr. Crate is also on the advisory board of the Robert F. Kennedy Children’s Action Corps, an organization that advocates for children encumbered in the juvenile justice system. Mr. Crate earned his MBA from Columbia Business School and his BA from Bates College.

Avshalom Kalichstein, 42, has been Easterly’s Chief Executive Officer and director since May 2015. Mr. Kalichstein is a managing principal at Easterly LLC, responsible primarily for originating and underwriting potential candidates for acquisition or investment, with a particular focus on financial services and related credit investments. Previously, in 2011, Mr. Kalichstein founded, and is the managing member of Solel Investment Group LLC, a privately held company that jointly led the acquisition of over $900 million in specialty finance assets. Prior to forming Solel, Mr. Kalichstein was a managing director of J.C. Flowers & Co. from 2004 until 2011. While at J.C. Flowers & Co., Mr. Kalichstein was responsible for originating, monitoring, and disposing of financial services investments globally, with a focus on consumer and commercial finance, banking, and property/casualty insurance. From 2001 to 2004, Mr. Kalichstein led the corporate development group of Shinsei Bank in Tokyo, Japan. Mr. Kalichstein also led the capital structure team whose work culminated in Shinsei Bank’s initial public offering on the Tokyo Stock Exchange. Prior to his tenure at Shinsei Bank, Mr. Kalichstein previously worked as vice president, Finance and Corporate Development for SoftNet Systems, Inc. and as an associate with Capital Z Partners, a financial services-oriented private equity firm based in New York. Mr. Kalichstein began his career in the Financial Institutions Group at Goldman Sachs. Mr. Kalichstein earned his BA in Mathematics and Economics, magna cum laude, from Brown University.

Jurgen Lika, 32, has been Easterly’s Chief Financial Officer since May 2015. Mr. Lika is the vice president of finance at Easterly LLC. Mr. Lika was a manager at PricewaterhouseCoopers LLP in the asset management industry, where he provided audit and non-audit services to financial services clients from 2005 until 2014. Mr. Lika’s experience at PricewaterhouseCoopers LLP includes audits of investment advisors and regulated and unregulated investment companies, including mutual funds, bank collective funds and investment partnerships. Mr. Lika earned his BA from Boston University. Mr. Lika is also a licensed CPA. Mr. Lika’s expertise lies in the areas of investment valuation and controls, especially as related to fund accounting and reporting.

James N. Hauslein, 57, has been a member of Easterly’s board of directors since July 2015. Mr. Hauslein is currently Managing Director of Hauslein & Company, Inc., a private investment firm. He has been with Hauslein & Company, Inc. since 1990. Mr. Hauslein was involved in the acquisition of a controlling interest in Sunglass Hut International in June 1987 and subsequently led the buyout in 1991 and the initial public offering in 1993. Mr. Hauslein served as Executive Chairman of Sunglass Hut International from 1991 until 2001, and for part of his tenure was Chief Executive Officer of Sunglass Hut (May 1997 – January 1998 and January 2001 – April 2001). Under Mr. Hauslein’s leadership, Sunglass Hut grew in revenue from approximately $37 million in 1987 to approximately $680 million in fiscal 2000 prior to the sale to Luxottica Group SpA. At the time of the sale to the Luxottica Group, Sunglass Hut operated approximately 2,000 company-owned stores in North America, Europe, Asia and the Caribbean. While at Sunglass Hut, Mr. Hauslein presided over numerous add-on acquisitions in the United States and Australia as well as organic growth in North America, the Caribbean, and Europe and a joint venture in Singapore. Mr. Hauslein previously served on the Board of Directors of Freedom Acquisition Holdings Inc., GLG Partners, Inc., Liberty Acquisition Holdings Corp., and Elephant Capital plc. Mr. Hauslein served as Chairman and Chief Executive Officer of Atlas Acquisition Holdings Corp. from August 2007 until March 2010. Currently, Mr. Hauslein serves on the boards of Innovate Partners and NB Parent Company Inc. Mr. Hauslein is also a member of the Board of Directors of AOPA (Aircraft Owners & Pilots Association), a member of the Board of Directors of the Jamestown Foundation (Washington, DC), a Director of the American Swiss Foundation, and formerly a Trustee of the Pine School (Hobe Sound, FL). Mr. Hauslein received his MBA from Cornell University’s Johnson Graduate School of Management, and his Bachelor of Science in Chemical Engineering from Cornell University.

Freedom Acquisition Holdings Inc. (which completed a business combination with GLG Partners, Inc. in 2007 and GLG Partners, Inc. was subsequently sold to the Mann Group in 2010), Liberty Acquisition Holdings Corp. (which completed a business combination with Promotora de Informaciones S.A. in 2010), and Atlas Acquisition Holdings Corp. (which liquidated in 2010 and did not complete a business combination) were all special purpose acquisition companies where Mr. Hauslein previously held management or director positions as disclosed above. None of these companies changed its intentions from what each disclosed in its respective initial public offering prospectus. Mr. Hauslein is not currently a director or a member of management for any of these companies.

David W. Knowlton, 58, has been a member of Easterly’s board of directors since July 2015. Mr. Knowlton is a Managing Partner at Three Ocean Partners LLC, a firm he founded in 2011, where he advises his clients on mergers and acquisitions as well as recapitalizations and restructurings. Prior to Three Ocean Partners LLC, Mr. Knowlton was a Managing Partner at Watch Hill Partners LLC, an investment banking firm which he launched in 2003 and sold to FBR Capital Markets in 2009. Mr. Knowlton continued to work at FBR Capital Markets as Vice Chairman of Investment Banking and Head of the Corporate Advisory practice until 2010. Watch Hill Partners advised on over $30 billion in assignments and made several merchant banking investments. From December 1996 until March 1999, Mr. Knowlton established and ran Gleacher & Company’s financial sponsor efforts, as Managing Director of North American Investment Banking and Head of Acquisition Finance for NatWest Markets, the U.S. M&A and merchant banking arm of NatWest. He began his career with an internship with the Joint Economic Committee in Washington, DC, and then joined Manufacturers Hanover Trust Company in 1980. He held a number of positions in multinational client management and oil and gas industry lending before joining MHT’s Acquisition Finance Group in 1985. After the mergers with both Chemical Bank and Chase Manhattan Bank, Mr. Knowlton continued his position as Managing Director in Acquisition Finance.

Thomas W. Purcell, 45, has been a member of Easterly’s board of directors since July 2015. Mr. Purcell is the President of his family investment office, Lake Trail Capital. Mr. Purcell was a Portfolio Manager at Viking Global Investors from 2003 until 2014, where he was responsible for managing a team of analysts and a diversified portfolio with a primary focus in financial services as well as business devices, energy and other industries. While at Viking Mr. Purcell served as the firm’s Co-Chief Investment Officer from 2012 until June 2014, as a member of the Management Committee from 2005 until March 2015 and as a member of the Executive Committee from July 2007 until March 2015. From October 1999 until becoming a Portfolio Manager in 2003, Mr. Purcell was responsible for researching investment ideas in financial service companies.

From May 1998 until September 1999, Mr. Purcell worked for Tiger Management on a full time and consulting basis where he was responsible for researching investment ideas among chemical, paper, general industrial companies and Japanese banks. From 1995 until 1997, Mr. Purcell worked for ING Equity Partners as an associate responsible for identifying, researching and executing private equity investments. From 1993 until 1995, Mr. Purcell worked in Mergers and Acquisitions at Salomon Brothers Inc. Mr. Purcell is a graduate of Harvard Business School, where he was a Baker Scholar, and of Georgetown University.

Corporate Governance

Number and Terms of Office of Officers and Directors

Easterly’s amended and restated certificate of incorporation and bylaws provide that its directors shall be elected by a plurality of the votes cast at an annual meeting of stockholders and shall hold office until the second annual meeting following his or her election and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Easterly may not hold an annual meeting of stockholders until after its consummate its initial business combination.

Easterly officers are elected by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Easterly board of directors is authorized to appoint persons to the offices set forth in Easterly bylaws as it deems appropriate. Easterly bylaws provide that Easterly officers may consist of a Chief Executive Officer, a President, a Chief Financial Officer, Vice Presidents, Secretaries, Assistant Secretaries, a Treasurer and other such offices as may be determined by the board of directors.

Director Independence

Nasdaq listing standards require that a majority of Easterly’s board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Easterly’s board of directors has determined that Messrs. Hauslein, Knowlton and Purcell are “independent directors” as defined in Rule 10A-3 of the Exchange Act and the rules of the Nasdaq. Easterly’s independent directors have regularly scheduled meetings at which only independent directors are present.

Committees of the Board of Directors

Easterly’s board of directors has two standing committees: an audit committee and a compensation committee. Easterly’s audit committee and its compensation committee are each composed solely of independent directors.

Audit Committee

The rules of Nasdaq and Section 10A of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Easterly has established an audit committee of the board of directors, which consists of Messrs. Hauslein, Knowlton and Purcell, all of whom meet the independent director standard under Nasdaq’s listing standards and under Rule 10A-3(b)(1) of the Exchange Act. Mr. Hauslein serves as chairman of Easterly’s audit committee.

Responsibilities of the audit committee include:

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by Easterly;
•	pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by Easterly, and establishing pre-approval policies and procedures;
•	reviewing and discussing with the independent auditors all relationships the auditors have with Easterly in order to evaluate their continued independence;
•	setting clear hiring policies for employees or former employees of the independent auditors;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;
•	obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;
•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to Easterly entering into such transaction; and
•	reviewing with management, the independent auditors, and Easterly’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding Easterly’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board (“FASB”), the SEC or other regulatory authorities.

Compensation Committee

Easterly has have established a compensation committee of the board of directors, which consists of Messrs. Hauslein, Knowlton and Purcell, each of whom meets the independent director standard under Nasdaq’s listing standards and under Rule 10A-3(b)(1) of the Exchange Act. Mr. Knowlton serves as chairman of Easterly’s compensation committee.

Easterly has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•	reviewing and approving on an annual basis the corporate goals and objectives relevant to Easterly’s chief executive officer’s compensation, evaluating Easterly’s chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of Easterly’s chief executive officer’s based on such evaluation;
•	reviewing and approving the compensation of all of Easterly’s other executive officers;
•	reviewing Easterly’s executive compensation policies and plans;
•	implementing and administering Easterly’s incentive compensation equity-based remuneration plans;
•	assisting management in complying with Easterly’s proxy statement and annual report disclosure requirements;
•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for Easterly’s executive officers and employees;
•	producing a report on executive compensation to be included in Easterly’s annual proxy statement; and
•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

Easterly does not have a standing nominating committee, though its intends to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605(e)(2) of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. Easterly’s board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who shall participate in the consideration and recommendation of director nominees are Messrs. Hauslein, Knowlton and Purcell. In accordance with Rule 5605(e)(1)(A) of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, Easterly does have a nominating committee charter in place.

Easterly’s board of directors will also consider director candidates recommended for nomination by Easterly stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Easterly’s stockholders that wish to nominate a director for election to the board of directors should follow the procedures set forth in its bylaws.

Easterly has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, Easterly’s board of directors considers educational background, diversity of professional experience, knowledge of Easterly’s business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of its stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Exchange Act, Easterly’s directors and executive officers, and any persons holding 10% or more of its common stock, are required to report their beneficial ownership and any changes therein to the SEC. Specific due dates for those reports have been established, and we are required to report herein any failure to file such reports by those due dates. Based on a review of Forms 3, 4 and 5 filed by such persons, we believe that during the fiscal year ended December 31, 2015 there were no delinquent filers that were not already previously disclosed publicly.

Code of Ethics

Easterly has adopted a Code of Ethics applicable to its directors, officers and employees. Easterly previously filed a copy of its form of Code of Ethics and its audit committee charter on June 12, 2015 as exhibits to its IPO registration statement. You will be able to review these documents by accessing Easterly’s public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from Easterly. Easterly intends to disclose any amendments to or waivers of certain provisions of its Code of Ethics in a Current Report on Form 8-K. See “Where You Can Find Additional Information.”

Conflicts of Interest

Each of Easterly’s executive officers and directors do not currently, but may, in the future, have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is required to present a business combination opportunity to such entity. Accordingly, if any of Easterly’s executive officers becomes aware of a business combination opportunity which is suitable for an entity to which he has then-current fiduciary or contractual obligations, he will honor his fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to Easterly if such entity rejects the opportunity. Easterly does not believe, however, that any fiduciary duties or contractual obligations of its executive officers that may arise in the future would materially undermine its ability to complete its initial business combination.

The Sponsor and Easterly’s executive officers and directors may become involved with subsequent blank check companies similar to Easterly, although they have agreed not to participate in the formation of, or become an officer or director of, any other blank check company until Easterly has entered into a definitive agreement regarding its initial business combination or it has failed to complete its initial business combination within 24 months after the closing of the IPO. Potential investors should also be aware of the following other potential conflicts of interest:

•	None of Easterly’s officers or directors is required to commit his or her full time to Easterly affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

•	In the course of their other business activities, Easterly’s officers and directors may become aware of acquisition and business opportunities which may be appropriate for presentation to Easterly as well as the other entities with which they are affiliated. Easterly’s management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.
•	Easterly’s initial stockholders have agreed to waive their redemption rights with respect to the Founder Shares and public shares in connection with the consummation of Easterly’s initial business combination. Additionally, Easterly’s initial stockholders have agreed to waive their redemption rights with respect to their founder shares if Easterly fails to consummate its initial business combination within 24 months after the closing of the IPO. If Easterly does not complete its initial business combination within such applicable time period the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the public shares, and the Private Placement Warrants will expire worthless. The initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares (except to certain permitted transferees) until one year after the date of the consummation of Easterly’s initial business combination or earlier if subsequent to its initial business combination, (i) the last sale price of Easterly common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after Easterly’s initial business combination or (ii) it consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of Easterly’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. With certain limited exceptions, the Private Placement Warrants and the Easterly common stock underlying such warrants, will not be transferable, assignable or salable by the Sponsor until 30 days after the completion of Easterly’s initial business combination. Since the Sponsor and Easterly’s officers and directors may directly or indirectly own Easterly common stock and warrants following the IPO, Easterly’s officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate Easterly’s initial business combination.
•	Easterly’s officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to its initial business combination.

The conflicts described above may not be resolved in Easterly’s favor.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;
•	the opportunity is within the corporation’s line of business; and
•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, Easterly’s officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, Easterly’s amended and restated certificate of incorporation provides that the doctrine of corporate opportunity will not apply with respect to any of its officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have. Easterly is not prohibited from pursuing an initial business combination with a company that is affiliated with the Sponsor, or Easterly’s officers or directors. In the event Easterly seeks to complete its initial business combination with such a company, Easterly, or a committee of independent directors, would obtain an opinion from an independent investment banking firm which is a member of FINRA or an accounting firm that such an initial business combination is fair to Easterly from a financial point of view.

In the event that Easterly submits its initial business combination to its public stockholders for a vote, Easterly initial stockholders have agreed to vote the Founder Shares and any public shares purchased during or after the offering in favor of Easterly initial business combination and Easterly officers and directors have also agreed to vote any public shares purchased during or after the offering in favor of Easterly initial business combination.

Limitation on Liability and Indemnification of Officers and Directors

Easterly’s amended and restated certificate of incorporation and bylaws provide that its officers and directors will be indemnified by its to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, Easterly’s amended and restated certificate of incorporation provides that its directors will not be personally liable for monetary damages to it for breaches of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL.

Easterly has entered into agreements with its officers and directors to provide contractual indemnification in addition to the indemnification provided for in its amended and restated certificate of incorporation. Easterly’s bylaws also permit it to maintain insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. Easterly has purchased a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures it against its obligations to indemnify its officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against Easterly’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit it and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent Easterly pays the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

Easterly believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Fees Billed by Easterly’s Independent Registered Public Accounting Firm During Fiscal Year 2015

The firm of Marcum LLP acted as Easterly’s independent registered public accounting firm during the period ended December 31, 2015. The following is a summary of fees incurred for services rendered by Marcum LLP.

Audit Fees

During the period ended December 31, 2015, professional fees for Easterly’s independent registered public accounting firm were $85,010 for the audit of its financial statements dated May 4, 2015 and filed with its Registration Statement on Form S-1, the Current Report on Form 8-K filed in connection with the closing of the IPO, the review of the financial information included in its Quarterly Reports on Form 10-Q and the audit of the financial statements as of December 31, 2015 and for the period from April 29, 2015 (inception) through December 31, 2015 that are included within and made part of this joint proxy and consent solicitation statement/prospectus.

Audit-Related Fees

Easterly did not receive audit-related services that are not reported as audit fees for the period ended December 31, 2015.

Tax Fees

Easterly engaged Marcum LLP to perform tax compliance services for the period ended December 31, 2015. Easterly recorded $11,455 as expense for these services during the quarter ending March 31, 2016.

All Other Fees

During the period ended December 31, 2015, there were no services provided and no fees billed for services provided by Easterly’s independent registered public accounting firm other than those set forth above.

Pre-Approval Policy

Easterly’s audit committee has adopted a statement of principles with respect to the pre-approval of services provided by its independent registered public accounting firm. In accordance with the statement of principles, the audit committee has determined that all non-prohibited services to be provided by the independent registered public accounting firm are to be approved in advance pursuant to a proposal from such independent registered public accounting firm and a request by management for approval.

Executive Compensation

None of Easterly’s executive officers or directors have received any cash (or non-cash) compensation for services rendered to it. Commencing on July 29, 2015 through the earlier of consummation of its initial business combination and its liquidation, Easterly has and will continue to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services. Other than the described fee, no cash compensation, including finder’s and consulting fees, will be paid to the Sponsor, Easterly’s executive officers and directors, or any of their respective affiliates prior to or in connection with Easterly’s initial business combination. However, the Sponsor, Easterly’s executive officers and directors, and their respective affiliates have been and will continue to be reimbursed for any out-of-pocket expenses incurred in connection with activities on Easterly’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Easterly’s independent directors review on a quarterly basis all payments that were made to the Sponsor, Easterly’s officers or directors, or their affiliates.

After the completion of Easterly’s initial business combination, directors or members of Easterly’s management team who remain with it may be paid consulting, management or other fees from the combined company. Any compensation to be paid to Easterly’s officers will be determined, or recommended to the Easterly board of directors for determination, by a compensation committee of the Easterly board of directors. For a discussion of the executive compensation arrangements after the closing of the Business Combination, please see the section entitled “Management of Sungevity Holdings After the Business Combination.”

It is unlikely the amount of such compensation will be known at the time, because the directors of the post-combination business will be responsible for determining executive and director compensation. Any compensation to be paid to Easterly officers will be determined by a compensation committee constituted solely by independent directors.

After the closing of the Business Combination, the board of directors of the combined company will include the following two existing Easterly directors: Darrell Crate and Avshalom Kalichstein. Additionally, some or all of Easterly’s executive officers and directors may negotiate consulting arrangements to remain with Easterly after the Business Combination. Easterly does not believe that the ability of its management to remain with it after the consummation of the Business Combination was a determining factor in its decision to proceed with the Business Combination.

Compensation Committee Interlocks and Insider Participation

None of Easterly’s executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on Easterly’s board of directors.

EASTERLY MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes of Easterly included elsewhere in this joint proxy and consent solicitation statement/prospectus. This discussion contains forward-looking statements reflecting Easterly’s current expectations, estimates and assumptions concerning events and financial trends that may affect Easterly’s future operating results and financial position. Actual results and the timing of events may differ materially from those contained in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

Easterly is a blank check company incorporated on April 29, 2015 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Easterly intends to effectuate its initial business combination using cash from the proceeds of the IPO and the sale of the Private Placement Warrants that occurred simultaneously with the completion of the IPO, its capital stock, debt or a combination of cash, stock and debt.

As indicated in the accompanying financial statements, at June 30, 2016, Easterly had approximately $3,422 in cash. Further, Easterly expects to continue to incur significant costs in the pursuit of its acquisition plans. Easterly cannot assure you that its plans to complete an initial business combination will be successful.

Results of Operations

For the three and six months ended June 30, 2016, Easterly had a net loss of $93,936 and $255,610, respectively, which consists of general and administrative expenses and operating costs offset by interest income generated from the Trust Account. For the three and six months ended June 30, 2016, interest income generated from the Trust Account is $87,245 and $156,688, respectively, and general and administrative and operating expenses are $135,942 and $320,105, respectively. Easterly was incorporated in the State of Delaware and is required to pay franchise taxes to the State of Delaware. State Franchise tax for the three and six months ended June 30, 2016 were accrued in the amount of $45,239 and $92,193, respectively. This compares with a net loss of $2,910 during the period from April 29, 2015 (Inception) through June 30, 2015 which consists solely of expenses incurred in preparation for the IPO, which was consummated on August 4, 2015.

Pursuant to a letter of intent (“LOI”), dated April 20, 2016, between Sungevity and Easterly, Sungevity agreed to pay or reimburse Easterly for all reasonable and documented out-of-pocket costs and expenses incurred between the date of the LOI and the date that definitive documents with respect to the proposed merger were executed, including fees and expenses of third party advisors, due diligence-related expenses and such other necessary and related costs and expenses incurred in furtherance of the proposed business combination. For the period ended June 30, 2016, Easterly incurred $824,989 of qualified reimbursable costs that are reflected as Other receivables with an equal amount reflected in Accounts payable and accrued expenses in the Condensed Consolidated Balance Sheets for the period ended June 30, 2016.

For the period from April 29, 2015 (inception) to December 31, 2015, Easterly had a net loss of $1,094,284. Easterly’s entire activity from April 29, 2015 through December 31, 2015 was in preparation for the IPO, which was consummated on August 4, 2015 and the identification of a target company for an initial business combination. Subsequent to December 31, 2015, its activities mainly consisted of identifying and evaluating prospective acquisition candidates for its initial business combination.

Liquidity and Capital Resources

Prior to the IPO, on May 4, 2015, the Sponsor purchased an aggregate of 4,312,500 founder shares for an aggregate purchase price of $25,000, or approximately $0.006 per share. On July 29, 2015, Easterly’s board of directors effected a stock dividend of 0.2 shares for each outstanding share of common stock, resulting in 5,175,000 founder shares outstanding. On July 29, 2015, the underwriters exercised part of their over-allotment option resulting in 20,000,000 units issued as a result of the IPO at a price of $10.00 per unit generating gross proceeds of $200,000,000 before underwriting discounts and expenses. As a result of the expiration of the underwriters’ option to exercise the remaining portion of the over-allotment, Easterly’s initial stockholders forfeited an aggregate of 175,000 founder shares. The Sponsor, Easterly’s independent directors and their permitted transferees own 20.0% of its issued and outstanding shares. The Sponsor purchased from Easterly an aggregate of 6,750,000 Private Placement Warrants, each exercisable to purchase one share of Easterly common stock at $11.50 per share, at a price of $1.00 per Private Placement Warrant in a private placement that occurred simultaneously with the IPO generating proceeds, before expenses, of $6,750,000. Easterly received net proceeds from the IPO and the sale of the Private Placement Warrants of approximately $201,750,000, net of the non-deferred portion of the underwriting commissions of $5,000,000. The amount of proceeds not deposited in the Trust Account were $1,750,000 at closing of the IPO and such proceeds, together with $25,000 from the sale of Easterly common stock to the Sponsor, were used to pay $517,145 for costs and expenses related to the IPO and $2,910 for formation, general and administrative expenses. In addition, interest income on the funds held in the Trust Account may be released to Easterly to pay its franchise and income tax obligations. For a description of the proceeds generated in the IPO and a discussion of the use of such proceeds, please see Notes 3 and 4 of the financial statements at the end of this joint proxy and consent solicitation statement/prospectus.

Easterly presently has no revenue, has had losses since inception and has no operations other than the active identification of a target business with which to complete an initial business combination. As of June 30, 2016, Easterly had cash of $3,422 held outside the Trust Account and $200,118,133 cash held in the Trust Account, including interest. As of December 31, 2015, Easterly had cash of $272,666 held outside the Trust Account and $200,009,918 cash held in the Trust Account, including interest.

Easterly will have available to it the $3,422 of proceeds held outside the Trust Account (as of June 30, 2016) to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a business combination. Easterly will also have available to it interest earned on the funds held in the Trust Account to pay franchise and income taxes.

At June 30, 2016 and December 31, 2015, Easterly had a working capital deficit of $195,172 and $153,653 (total current assets minus total current liabilities), respectively. Easterly expects to continue incurring expenses related to professional services including, but not limited to, engaging legal counsel, consultants, advisors and accountants, as well as other operating expenses such as insurance and fees under the Administrative Services Agreement.

On March 17, 2016, Easterly issued a convertible promissory note to the Sponsor that provides for the Sponsor to loan it up to $1,000,000 for ongoing expenses. On March 17, 2016, Easterly borrowed $15,000 pursuant to the convertible promissory note. The Sponsor is not obligated to loan Easterly additional amounts pursuant to the convertible promissory note. The convertible promissory note is interest bearing at 5% per annum and is due and payable on August 4, 2017. At the option of the Sponsor, any amounts outstanding under the convertible promissory note may be converted into warrants to purchase shares of common stock at any time on or prior to the maturity date at a conversion price of $1.00 per warrant. Each warrant will entitle the Sponsor to purchase one share of Easterly common stock at an exercise price of $11.50 per share. Each warrant will contain other terms identical to the terms contained in the Private Placement Warrants.

If the funds available to Easterly outside of the Trust Account are insufficient to fund its ongoing expenses, Easterly may need to raise additional capital through additional loans from the Sponsor under the March 17, 2016 convertible promissory note or additional investments from the Sponsor, an affiliate of the Sponsor or certain of its officers and directors. None of the Sponsor, any affiliate of the Sponsor, or its officers and directors are under any obligation to loan Easterly funds. The uncertainty regarding the lack of resources to pay the above noted expenses raises substantial doubt about its ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should Easterly be unable to continue operations.

If Easterly completes its initial business combination, Easterly would repay such loaned amounts to the extent they were not converted into warrants. In the event that its initial business combination does not close,

Easterly may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,000,000 of such loans, inclusive of any loans under the March 17, 2016 convertible promissory note, may be convertible into warrants of the post business combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants issued to the Sponsor. Easterly does not expect to seek loans from parties other than the Sponsor, an affiliate of the Sponsor, or its officers and directors as Easterly does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in Trust Account.

Easterly intends to use substantially all of the funds held in the Trust Account, including interest (which interest shall be net of taxes payable) to consummate its initial business combination. To the extent that its capital stock or debt is used, in whole or in part, as consideration to consummate its initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue its growth strategies.

Off-balance sheet financing arrangements

Easterly has no obligations, assets or liabilities which would be considered off-balance sheet arrangements. Easterly does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

Easterly has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial agreements involving assets.

Contractual obligations

Easterly does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than an administrative agreement to pay an affiliate of the Sponsor a monthly fee of $10,000. This amount covers office space, utilities, secretarial support and administrative services provided to members of its management team by the Sponsor, members of the Sponsor, and its management team or their affiliates. Upon completion of its initial business combination or its liquidation, Easterly will cease paying this monthly fee.

The underwriters are entitled to underwriting commissions of 6.0%, of which 2.5% ($5,000,000) was paid at the closing of the IPO, and 3.5% ($7,000,000) is deferred. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that Easterly completes a business combination, subject to the terms of the underwriting agreement. The underwriters are not entitled to any interest accrued on the deferred underwriting discounts and commissions.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. Easterly has identified the following as its critical accounting policies:

Redeemable common stock

Easterly accounts for its common stock subject to possible redemption in accordance with the guidance in FASB Accounting Standard Codification (“ASC”) 480, Distinguishing Liabilities from Equity. Common stock subject to mandatory redemption is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within its control) are classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Easterly common stock features certain redemption rights that are considered to be outside of its control and subject to occurrence of uncertain future events. Accordingly, at June 30, 2016, common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of its balance sheet.

Recent accounting pronouncements

In August 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). ASU 2014-15 provides guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and about related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued. The amendments in ASU 2014-15 are effective for annual reporting periods ending after December 15, 2016, and for annual and interim periods thereafter. Early adoption is permitted. Easterly adopted the methodologies prescribed by ASU 2014-15 by the date required.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on Easterly’s financial statements.

INFORMATION ABOUT SUNGEVITY

Unless otherwise stated, references in this section to “Sungevity” generally refer to Sungevity, Inc. and its consolidated subsidiaries.

Business

Sungevity is a technology company whose platform enables the sale and installation of solar energy systems to residential and commercial customers in the United States and internationally. Sungevity serves customers in 14 U.S. states and the District of Columbia, as well as in the Netherlands, Belgium, Germany and the United Kingdom.

Customers choose Sungevity to lower their energy costs, for the high level of customer service attributable to its “trusted advisor” sales approach and online customer service tools, for the ability to select from multiple product and financing offerings and the environmental benefits of solar.

Sungevity has invested heavily to develop a web-based, technology-enabled platform to automate the lead-generation, design, sale, financing, procurement, installation and monitoring of solar energy systems. The Sungevity technology platform is at the core of Sungevity’s asset-light business model, allowing the company to focus on delivering superior customer experience and value, while outsourcing the more capital intensive activities to a network of third-party providers of hardware, installation services and financing.

The platform also facilitates partnerships with lead-generators and resellers to drive efficient customer growth. Regardless of the originating partner or marketing channel, all Sungevity customers enjoy the same best-in-class customer experience and the differentiated Sungevity Energy System. Customer referrals have accounted for 27% of Sungevity sales over the last five years through June 30, 2016. Sungevity believes that this is a direct result of the high standard of customer service and the referral technology tools in the platform. The growing network of highly engaged and satisfied customers, along with energy data, also creates an opportunity for Sungevity to upsell new products and services in the future.

Sungevity believes its scalable, technology-driven approach provides it with a competitive advantage over vertically integrated solar companies to reach the millions of customers who can now benefit from solar energy in multiple markets around the world. The asset-light business model allows the company to benefit from:

•	Avoided capital investment needed to scale physical installation operations in each market served, and the ability to rank and select the best installers in each market.
•	Avoided capital investment for hardware manufacturing facilities, and the freedom to offer the choice of leading solar hardware to each customer as a trusted advisor.
•	Avoided dilutive equity capital required to finance systems on balance sheet, and the ability to offer a choice of financing solutions as a trusted advisor.
•	Focused management time toward and capital investment into the platform, driving increased value for customers and more efficient processes.
•	The ability to expand geographic coverage in the U.S. and overseas with minimal capital investment and the flexibility to shift focus between markets as local regulatory and economic opportunities change.
•	Higher growth through leveraging partners’ existing customer relationships, versus relying on directly acquired customer leads.
•	Revenue recognition occurring upon completed sale and installation for Sungevity Energy Systems sold under MSAs.

Sungevity’s platform integrates an ecosystem of referring customers, lead generators, resellers, installers and financing and supply-chain partners, allowing a variety of organizations to participate in the burgeoning solar market. Partners benefit from the scale, technology and collective expertise in the platform, generating value from solar sales without the need for significant investment in their own online and mobile applications, software services and end-to-end supply chain. As the platform continues to scale and improve, the value to each individual platform user increases, thus creating further economies of scale and high barriers to entry.

These platform advantages have already attracted prominent channel partners such as Lowe’s, Sierra Club and BMW, as well as multiple supply chain and installation partners, driving significant growth in the business. As of June 30, 2016, Sungevity has over 25,000 residential customers with the annual deployment of Sungevity Energy Systems growing at a compound annual growth rate of 77% over the last five years.

The advent of low-cost solar hardware has created a large addressable market of homeowners and businesses that can reduce their electricity costs by going solar. However, solar growth has been constrained to date by a lack of awareness among potential customers and by the financial and physical constraints of growing traditional, vertically integrated local installation businesses. According to the U.S. Energy Information Administration, or EIA, solar energy comprised only 0.9% of U.S. electricity generation in 2015. High retail electricity rates in European markets mean that solar is also economically advantageous for tens of millions of European customers. Across the world, the falling cost of solar energy creates a significant opportunity, as distributed solar energy disrupts the long-standing centralized energy generation model of the last 100 years. Sungevity’s strategy is to execute its scalable platform approach, to focus on customers and profitability, and to capture a meaningful share of this market.

Sungevity believes that environmental responsibility and sustainability concerns are closely interwoven into and aligned with its business interests. Sungevity has been a Certified B Corporation since 2007. B Lab, an independent nonprofit organization, manages the certification process for B Corporations and has certified that Sungevity meets certain standards of social and environmental performance, sustainable business practices, accountability and transparency in our business considerations as measured by B Lab’s bi-annual assessment. Sungevity believes that it has benefited commercially and financially from its status as a B Corporation because sustainability is a key motivator for many of our customers and partners. Sungevity believes that its status as a B Corporation acts as a proof point of its sustainable business practices to its customers and partners and supports their decision to choose Sungevity. For these reasons, Sungevity anticipates that it will pursue becoming a Public Benefit Corporation under Delaware law. A Public Benefit Corporation is a for-profit corporation whose directors are permitted to consider social and environmental performance, accountability and transparency as a part of their decision making process in addition to considerations of shareholder value. A “C” corporation, on the other hand, requires its directors to only consider maximizing returns to shareholders. By becoming a Public Benefit Corporation, Sungevity would ensure that the management and directors of Sungevity can continue to make decisions that are based on our values and that align with customer and partner concerns for sustainability.

The Sungevity Platform

The Sungevity platform’s integrated technologies, software, data and processes provide the following benefits, which create value for customers, partners and Sungevity:

•	Customers. Sungevity enjoys a 20-year relationship with most of its customers, over which it aims to deliver the highest quality experience from the beginning of the sales process through the ongoing monitoring of the Sungevity Energy System. The platform provides a user-friendly experience and a high level of choice across the sales process. Customers also benefit from long-term warranties and performance guarantees and peace of mind from working with trusted partners. This positive customer experience and ongoing engagement is a critical element of Sungevity’s business model. Sungevity believes this positive customer experience delivers referrals generated by customers, as well as the potential to provide future services or products to its customers. In this context, Sungevity has pioneered many market-changing technology innovations that are focused on streamlining and elevating the solar experience for customers.
º	Sungevity’s websites (such as Sungevity.com or Sungevity.nl) are the solar destination for customers and provides detailed information about Sungevity, the advantages of going solar, and the process of going solar. Homeowners can conveniently request a free iQuote online. Thereafter, the Sungevity portal, accessible online via the web and a mobile app, provides customers with the status of their Sungevity Energy System during design, permitting and installation. Following interconnection, customers visit the portal to monitor the performance of their installed systems. The portal also integrates social media applications, allowing customers to conveniently refer friends to Sungevity and share sales, installation and production status.
º	iQuote is a technology-driven sales consultation and decision tool that provides prospective customers with a personalized comprehensive and interactive online proposal, allowing them to efficiently evaluate potential Sungevity Energy System designs and financing options, and review and complete contracts online. The quotes are generated using proprietary Remote Solar Design software, which allows Sungevity to design Sungevity Energy Systems remotely and quickly without an expensive “truck roll,” or site visit. An iQuote can be prepared in less than five minutes, including the time required for customer inputs such as address and utility information.
º	Instant iQuote automatically designs Sungevity Energy Systems for all residences in a locality without the need for a human designer. This allows homeowners to instantly see an aerial view of a pre-designed Sungevity Energy System on their rooftops. Using public utility rate information, it also provides them with an initial estimate for cost savings from solar energy over a 20-year period.
•	Channel, Installer and Financing Partners. Sungevity partners can apply their brand, leverage customer relationships, and utilize employee expertise to enter the solar energy market faster, at lower risk and at a lower cost than they could otherwise do on their own. Sungevity offers support, training, and knowledge about industry best practices to accelerate the sales and installation throughput of its partners. Further, the Sungevity platform eliminates the need for partners to invest as heavily in their own research, business processes, back office functions and software development. Instead, partners can focus on the part of the value chain that drives the greatest value for themselves and their customers, while Sungevity manages all other aspects of the customer experience.
º	Lead generators such as Lowe’s and social enterprise organizations such as the Sierra Club use their trusted brands to generate sales leads through the Sungevity platform and receive a fee whenever such prospects enter the sales process or install a Sungevity Energy System.
º	Resellers, such as SLR Energy, use partner-branded versions of iQuote and Instant iQuote. Their sales representatives use the iQuote Manager functionality of the platform, which allows them to customize the options and prices customers see while buying the Sungevity Energy System. Sungevity resellers are compensated for each sale of an interconnected Sungevity Energy System. After the sale, the Post-Sale Manager functionality of the platform allows partners’ employees to check the status of their customers’ installations.
º	Utilities, such as E.ON in certain European Markets, use the platform to offer co-branded customer-facing funnels for sales and marketing to facilitate sales of Sungevity Energy Systems to existing and new customers of such utilities with the potential to provide supplemental offerings to these customers.
º	Professional installers gain access to a steady stream of installation jobs and a variety of support services through the Sungevity platform, including pre-packaged Sungevity Energy Systems, installation procedures, permitting, scheduling software, workflow management and customer service. The preferred installer network, or PIN, portal of the platform helps installers identify which actions to take next for which customer as part of the home visit, permitting and installation processes. The PIN portal provides actionable and prioritized items that maximize the velocity of installs and thus drive customer satisfaction. Furthermore, Sungevity has developed and deployed a handheld tool for installers, called BEAM, which simplifies both the measurement of the roof and its solar energy potential, as well as the data exchange between Sungevity and its installation partners to reduce errors and time spent as part of the home visit.
º	Financing partners benefit by having their offerings displayed in the iQuote. These partners include loan providers, such as Solar Mosaic, and asset purchasers, such as Kina’ole Capital Partners, LLC, which is funded in part by Patagonia, Inc., through a master sales agreement.

This provides convenient access to customers seeking loans, leases or PPAs generated by Sungevity’s customer acquisition engine, sales tools and customer experience. Historically, Sungevity has partnered with multiple financial institutions and other solar energy financing providers, including U.S. Bank, Citibank, Rabobank, Kilowatt Finance (now Spruce), and Admirals Bank.
º	Solar advocates are individuals that recommend Sungevity to others and are compensated for those leads. The platform allows these individuals to sign up through the platform and engage with and refer friends via the web or mobile app.
•	Sungevity. Sungevity believes it can leverage its platform to drive revenue growth at lower risk, at lower cost, and with greater flexibility than its competitors.
º	The Sungevity platform allows it to enter new markets quickly by leveraging partner relationships, eliminating the need to hire local sales or installation professionals in new geographies. Instead, the required investment is limited to much less costly and less risky efforts in business development, marketing, platform development and account management. Furthermore, should markets become less profitable through changes in regulation, incentives, or tariffs, Sungevity believes it can efficiently refocus resources into more profitable geographies or markets without significant loss of investment or restructuring costs.
º	The simplicity of the platform enables Sungevity to combine its proven, best-in-class customer acquisition processes with lower acquisition costs by leveraging its partners’ broad reach and strong brand recognition. Since almost all Sungevity customers are first time solar buyers, their existing relationships with its strategic partners reduces Sungevity’s brand marketing spend, while gaining access to motivated and focused customer segments. For example, through Sungevity’s partnership with PlugShare, it reaches electric vehicle drivers in the U.S.
º	The platform provides business process automation across the entire partner and customer experience, which drives business process compliance and cost reductions. It does so by reducing the number of manual steps required by customers, partners, or Sungevity employees across lead generation, design, sales, home visit, permitting, installation, interconnection, and monitoring processes. Sungevity is continuously innovating and streamlining its business processes for higher efficiency and effectiveness. The platform supports this endeavor by providing business process monitoring capabilities and business intelligence tools. These tools allow Sungevity and its partners to analyze business performance, generate and test process improvements, as well as to monitor the results.

Sungevity’s international customers enjoy access to similar Sungevity services, tools and products provided by the platform in the United States. However, due to local regulatory requirements or customs, not all platform functionalities are identical across Sungevity’s international market. Some of Sungevity’s international markets also have mature solar awareness and fewer requirements, which means certain applications are not required. However, Sungevity continues to develop tools and applications to service its international customers.

Market Opportunity

The U.S. retail electricity market was $388 billion in 2015, according to the U.S. Energy Information Administration (EIA). This market is currently undergoing dramatic and fundamental change, as a result of distributed solar energy gaining market share. Segments of the market are moving from a centralized model, where electricity is generated by large power stations and transmitted over wires, to a decentralized model, where consumers generate their own electricity on-site. Sungevity believes these changes are being driven by the rapid growth and demand for distributed solar power, which is becoming increasingly competitive on a cost basis with traditional utility electricity in many markets. This increasing demand represents a significant market opportunity, because solar energy comprised only 0.9% of U.S. electricity generation in 2015, according to EIA.

The growing economic competitiveness of solar power is largely the result of declining costs in solar energy systems and increasing retail electricity prices. According to GTM Research, the average installed cost for residential solar energy in the U.S. has fallen from $6.71 per watt to $3.54 per watt from 2010 to 2015.

Declining equipment costs and innovation that has created greater capabilities and capacity have driven much of this overall trend, while further efficiency gains and soft cost reductions provide an opportunity to continue the downward trend. Today, costs such as financing, customer acquisition, permitting and regulatory approvals account for almost half of the expense of installing a solar energy system. In addition to the continued expected decline in equipment cost, Sungevity expects that improving business efficiencies, increasing customer awareness and ongoing efforts to streamline the permitting process will further lower the cost of selling and deploying solar energy systems. The cost of capital for financing a solar energy system is also expected to continue to decline, driven by an increase in the availability of third party financing options, including consumer loans, leases and PPAs. With these drivers in place, GTM Research forecasts the cost of U.S. residential solar energy to decline to $2.40 per watt by 2020.

Average Installed Cost ($/W)
$6.71
$6.25
$4.77
$4.10
$3.78
$3.54
$3.28
$2.90
$2.73
$2.57
$2.40
2010
2011
2012
2013
2014
2015
2016E
2017E
2018E
2019E
2020E

Source: GTM Research U.S. Residential Solar Economic Outlook, February 2016

Meanwhile, retail electricity prices in the U.S. increased by an average of 3% per year during the 10-year period ending 2015, according to the EIA. Furthermore, as shown below, the EIA forecasts rising electricity rates on a national scale, projecting average retail electricity prices to increase 2.5% per year nominally, through 2040. Based on these trends, residential and commercial customers in a rapidly growing number of markets will be able achieve substantial savings by installing solar energy systems.

US Residential Electricity Rates
Cents per KWH
25
20
15
10
5
0
2001
2003
2005
2007
2009
2011
2013
2015
2017E
2019E
2021E
2023E
2025E
2027E
2029E
2031E
2033E
2035E
2037E
2039E
Actual (EIA)
Projected (2.5% Growth)

Source: U.S. Energy Information Administration (EIA)

As a result of increasing prices for retail electricity and the reduction in solar energy costs, it is becoming cheaper for an increasing portion of the population to produce their own electricity using solar energy systems than it would be for them to buy electricity from the grid. According to GTM Research, as of February 2016, twenty U.S. states have reached grid parity, meaning that the cost of solar electricity with applicable national and local subsidies is lower than the cost of retail electricity.

Year One Bill Impact from Solar (%)
60%
50%
40%
30%
20%
10%
0%
-10%
-20%
-30%
-40%
-50%
-38%
-27%
-25%
-25%
-22%
-22%
-21%
-21%
-18%
-18%
-17%
-15%
-12%
-12%
-8%
-6%
-4%
-4%
-3%
-1%
2%
4%
4%
5%
6%
7%
7%
8%
9%
9%
9%
10%
11%
11%
12%
12%
13%
16%
17%
20%
22%
23%
25%
25%
26%
27%
35%
39%
40%
48%
51%
CA
MA
HI
NJ
AZ
VT
NM
NY
DE
NH
SC
DC
CT
LA
MD
CO
RI
UT
MN
MO
PA
NV
FL
IL
OR
MI
GA
ME
WI
KY
TX
IA
AR
NC
WY
AL
OH
VA
TN
SD
KS
IN
MS
NE
MT
AK
ID
WV
WA
OK
ND

Source: GTM Research U.S. Residential Solar Economic Outlook, February 2016

By 2020, GTM Research projects that 42 U.S. states will achieve grid parity, as traditional electricity rates rise further, and the cost of solar energy continues to fall. This would increase the total addressable market from 35 million to 88 million homes, or 151% growth over the four-year span, based on Sungevity’s analysis of information from the U.S. Census Bureau and GTM Research.

Year One Bill Impact from Solar (%), 2020 Forecast
30%
20%
10%
0%
-10%
-20%
-30%
-40%
-50%
CA -42%
NJ -40%
MA -38%
VT -37%
AZ -34%
NM -34%
HI -33%
NY -32%
DE -31%
SC -29%
CT -26%
MN -25%
MD -24%
UT -23%
RI -23%
DC -21%
CO -19%
NH -19%
PA -17%
KY -17%
ME -16%
TX -14%
FL -14%
MI -13%
WI -13%
WY -11%
AR -11%
GA -11%
OH -9%
MO -8%
IL -8%
NC -8%
LA -6%
TN -6%
AL -6%
MT -5%
IA -4%
VA -3%
KS -3%
IN -2%
NE -2%
SD 0%
ID 0%
MS 1%
OR 2%
AK 4%
WV 12%
ND 18%
OK 19%
WA 25%
NV 26%

Source: GTM Research U.S. Residential Solar Economic Outlook, February 2016

As the costs of equipment, financing, installation and service continue to decline, and electricity rates continue to rise, the distributed solar energy market is expected to experience substantial growth. GTM Research’s U.S. Solar Market Insight 2015 Year in Review estimates the residential solar energy market will reach 6.1 gigawatts by 2021, which Sungevity management believes is equivalent to approximately one million solar energy systems, representing a compound annual growth rate of 35% from 2011.

Residential PV Installation Forecast in Units
Units
1,200,000
1,000,000
800,000
600,000
400,000
200,000
0
2010
2011
2012
2013
2014
2015
2016E
2017E
2018E
2019E
2020E
2021E

Source: Based on GTM Research residential PV installation forecast and using average system size of 6.4kW.

Residential PV Installation Forecast
in Megawatts
Megawatts
7,000
6,000
5,000
4,000
3,000
2,000
1,000
0
246
305
494
796
1,264
2,099
2,804
3,508
4,064
4,876
5,487
6,163
2010
2011
2012
2013
2014
2015
2016E
2017E
2018E
2019E
2020E
2021E

Source: GTM Research

Other drivers of increased adoption of solar energy are the interest and policy initiatives undertaken by governments in the U.S., Europe and other countries. The U.S., in particular, has continued to implement and promote federal and state policies to reduce the country’s dependence on foreign energy sources. The

U.S. Investment Tax Credit is worth 30% of a system’s fair market value through 2019, after which it will step down over a period of three years to 0% for customer-owned residential systems and 10% for third-party owned residential systems and commercial systems. In addition, 45 U.S. states have net metering policies, which credit homeowners for the electricity produced by solar energy systems that send energy back to the grid. State incentives also play a role, including Solar Renewable Energy Certificates (SRECs), which create market-based value in solar energy generation through state requirements for their electricity suppliers’ solar output.

Sungevity has provided certain customers with intelligent energy monitoring products and tools since 2015. According to Navigant Research, the market for home energy management products and services was approximately $600 million in 2014 and is expected to reach $2.4 billion by 2023. The main drivers of this market are increasing retail electricity prices, regulatory mandates for greater energy efficiency and the increased availability of user-friendly, easy-to-use solutions. Sungevity also offers battery storage solutions to customers in select markets to maximize the benefits from their Sungevity Energy Systems on the grid and to provide off-grid support and backup supply. GTM Research expects the solar-plus-storage market to grow from $246 million in 2015 to $3.1 billion in 2020, representing a compound annual growth rate of 66%. With the growth of smart homes, Sungevity believes that smart metering, Sungevity Energy Systems, energy management, energy storage, and other ancillary products and services will deliver lower cost energy service for the customer as well as incremental revenue opportunities for Sungevity.

Competitive Strengths

Sungevity believes the following competitive strengths will enable it to gain additional market share and strengthen its position as a leading solar energy company:

•	Market-Changing Innovation. Sungevity has pioneered a number of market-changing innovations that differentiate Sungevity in the market, including its Remote Solar Design software, iQuote, Instant iQuote, remote quality assurance process, and BEAM measurement tool. In addition, Sungevity has built a number of valuable customer engagement tools and turnkey solutions for its network of channel partners to sell Sungevity Energy Systems to their customers through Sungevity’s platform.
•	Asset-light Business Model. The Sungevity platform is the centerpiece of Sungevity’s asset-light business model, under which Sungevity outsources commoditized, capital intensive activities to a broad partner network of third-party providers of hardware, installation services and financing. Under its asset-light model, Sungevity manages high-value activities in house, including cutting-edge software platform development, project management and customer relationship management. Accordingly, Sungevity focuses on the areas in which it has a competitive advantage, enabling it to achieve capital-efficient growth while delivering more value directly to customers. Sungevity believes its platform and asset-light model provide it with a competitive advantage over vertically integrated solar companies because it has greater flexibility to leverage its existing customer base and partners to streamline customer originations, financing and fulfillment in order to grow faster and more efficiently within the U.S. and internationally. Sungevity’s platform and asset-light business model also differentiates Sungevity because it requires less working capital. This allows Sungevity to avoid long investment lead times of the vertically integrated model, in which competitors are required to invest significant time and expense in the sales generation, construction and manufacturing portions of the value chain.
•	Rapid Regional and Global Scalability and Integration. Sungevity’s platform and its asset-light business model enables it to scale efficiently and enter new domestic and global markets without the capital expenditures or long lead times that would be required for an integrated solar energy provider. Sungevity’s platform is designed to integrate with strategic partners, regardless of size or volume, which allows Sungevity to dramatically increase its reach to customers. In addition, Sungevity’s platform is highly customizable and configurable, with a proven ability to support international markets. As government subsidies diminish, and U.S. solar energy providers look internationally for growth, Sungevity believes that its platform provides the flexibility and value proposition to attract both domestic and international partners, which will result in additional market share gains over competitors.
•	Highly Engaged Customer Base. Sungevity believes it has one of the highest customer satisfaction ratings in the solar industry, based on Sungevity customer surveys using the net promoter score methodology. The Sungevity.com customer portal, the online referral center, e-mail alerts and Sungevity’s mobile app facilitate continuous customer engagement throughout the lifecycle of the customer relationship. This supports new lead generation through referrals and will provide Sungevity with opportunities to offer new products to customers in the future. Customer referrals are a significant subset of Sungevity’s internally driven sales and provide a low-cost customer acquisition channel that validates the quality of Sungevity’s superior customer experience. In Sungevity’s international markets, Sungevity uses its platform to engage with customers but at times uses different functionality, which is customized for those markets.
•	Significant Leadership Team Experience with Track Record of Execution. Sungevity’s highly experienced leadership team is led by co-founder Andrew Birch. Mr. Birch has led Sungevity for nine years, creating a unique corporate culture and pioneering the development of market-changing technological innovations. Sungevity’s leadership team has experience across successful growth businesses and public companies in both energy and consumer-facing industries while bringing extensive functional experience in sales, marketing, project finance, legal, and public policy. Sungevity’s leadership team members have previously held senior positions at a wide variety of solar, technology and services firms, including BP Solar, SAP, Amazon, SolarCity, Sunrun, Sybase, Verengo, Credit Suisse and Citigroup.

Growth Strategy

Sungevity’s goal is to be the leading technology-driven solar energy company that delivers lower- cost energy to homeowners and businesses in the U.S. and abroad. The following are key elements of Sungevity’s growth strategy:

•	Grow the Strategic Partner Network. Sungevity intends to continue growing its strategic partnerships and enter into new partnerships with retailers, resellers, financing partners, utilities and social enterprises, as well as other companies with well-known brands and large customer bases who would like to cost-effectively offer the Sungevity Energy System and related products to new and existing customers. Sungevity expects these strategic partnerships to provide it with access to millions of potential new customers. Sungevity believes that the platform attracts strategic partners because its configurability enables them to provide a partner co-branded customer experience offering without a significant investment.

•	Expand in New Domestic and International Markets. The cost of solar energy has reached parity with grid prices in many retail markets across the world, creating a growing customer demand for distributed solar energy. Sungevity expects that the existing trends of decreasing hardware and capital costs and rising retail electricity costs will further expand this market opportunity. Sungevity intends to capitalize on this trend by aggressively pursuing domestic and international market opportunities. Sungevity believes its asset-light business model and platform will enable it to enter these markets quickly and efficiently to capture market share as these markets become addressable.
•	Expand into Commercial Markets. Sungevity intends to expand its sales in the solar sector by focusing on small businesses that require solar energy systems of approximately 50 to 200 kilowatts. Sungevity believes its asset-light business model and platform will allow it to obtain leads cost effectively, scale efficiently and capture market share as the commercial markets expand.

•	Continue to Invest in the Platform Technology. Sungevity plans to continue to invest in and develop complementary software, services and technologies to enhance the scalability of its platform. Sungevity intends to continue to invest to develop an automated self-service sales platform that anyone can use to generate leads and sell Sungevity Energy Systems to customers without the involvement of Sungevity personnel.
•	Introduce Additional Products and Services. Sungevity plans to continue developing intelligent home energy management and additional tools to help its customers manage and monitor their energy consumption. Sungevity customers are highly engaged, with approximately 40% logging into the Sungevity platform at least once a month during the six-month period ended June 30, 2016. Sungevity believes high levels of continued customer engagement create unique opportunities to create future value for customers. Specifically, Sungevity aims to leverage solar production and electricity consumption data to target sales opportunities for adjacent products and services as the electricity grid becomes bi-directional and smart. Using data from the platform, Sungevity endeavors to create solutions for customers, including those related to energy management, energy storage, electric vehicles, and other related products and services.

Sungevity’s Approach

Sungevity believes that, as consumers become more aware of the benefits and affordability of solar energy, its world-class marketing and customer acquisition engine, customer experience and user-friendly platform allow it to attract a broad set of customers and partners. The figure below depicts the steps of the customer journey with the different processes brought together by the Sungevity platform.

Sungevity believes its platform creates superior customer engagement across the entire customer experience, from finding out about Sungevity, to system design and solar quote, to transparent installation progress and ongoing customer engagement after the system is interconnected. Sungevity believes this is the foundation to drive more efficient conversion of sales leads and increased customer referrals.

The key elements of Sungevity’s platform and customer experience are:

•	Marketing and Customer Acquisition;
•	System Design and iQuote;
•	Sales Approach and Financing;
•	Project Management; and
•	Ongoing Customer Engagement.

Marketing and Customer Acquisition

Sungevity acquires new customers through its channel partnerships, resellers, customer referral program, various web properties, mobile app and direct marketing efforts. By focusing on providing an exceptional customer experience and leveraging its technology, Sungevity promotes high levels of customer involvement that is believed to result in referrals over the life of the customer relationship. Sungevity’s efficient customer acquisition process across multiple channels and high customer referral rate enables it to obtain a large quantity of high-quality customer leads, while maintaining a low customer acquisition cost.

The following are Sungevity’s primary channels for acquiring new customers:

•	Strategic Partnerships. Sungevity has entered into a number of strategic relationships with various organizations to further extend its reach and increase brand awareness. Sungevity’s strategic partners use its platform as a turnkey solution to deliver Sungevity Energy Systems to their customers. For instance, Sungevity places its online lead funnel within the websites of its partners to significantly increase exposure to new customers.
º	Resellers: Sungevity partners and works with resellers to offer the Sungevity Energy System to their customers. Resellers use the platform to manage the front end of the sales process through a Sungevity portal co-branded for the partner. The system remains a Sungevity Energy System with ongoing customer engagement with Sungevity, but the sales process is conducted by the reseller to leverage its relationship with the customer.
º	Retailers: Sungevity similarly partners with large consumer brands to offer its products and services to their customer bases. Sungevity is the sole residential roof top solar provider to Lowe’s in the territories Sungevity serves and uses the platform to offer a co-branded lead funnel on Lowe’s website and in 252 of approximately 1,725 Lowe’s brand stores in the U.S., as of July 1, 2016.
º	Utilities: Sungevity partners with utilities to offer Sungevity Energy Systems to their customers. For example, E.ON uses Sungevity’s platform to offer a co-branded, end-to-end solar product offering to its customers in certain markets in Europe.
º	Marketing Partners. Sungevity’s marketing partner organizations provide access to their members and allow Sungevity to market the Sungevity Energy System. Sungevity has partnered with over 200 social enterprise organizations, including the Sierra Club. Sungevity also partners with educational organizations, including the University of California Berkeley, to market to their alumni, employees and students.
•	Sunshine Network Referral Program. Sungevity’s strong focus on customer satisfaction has resulted in an average net promoter score of 65 over the period from March 2011 to June 2016, which Sungevity believes to be an exceptional net promoter score. Sungevity further believes that its net promoter score correlates with high customer referral rates. Net promoter score is a widely used index ranging from negative 100 to positive 100 that measures the likelihood that a customer would recommend a product to a friend or colleague. A net promoter score of 65 puts Sungevity among leading consumer brands like Apple (68) and Amazon (64), and compares favorably to publicly available NPS ranges for leading companies in other industries, such as automotive (scores ranging from -24 to 68), banking (-18 to 47), supermarket (-21 to 15), mobile telecom (-20 to 2), insurance (-33 to 14), and utilities (-65 to 20). Sungevity believes its customer referral program, the Sunshine Network, which is the lowest cost customer acquisition channel, yields one of the highest referral rates in the industry. For the last five years through June 30, 2016, 27% of Sungevity sales were derived from the Sunshine Network. Sungevity generally expects to have a 20-year relationship with its customers. Throughout that relationship, customers are encouraged through the mobile app and social media sites to share their energy production and environmental impact data with their friends and family. Sungevity’s social media followers drive high engagement by recommending Sungevity, and Sungevity believes they provide a higher percentage of positive reviews than the social media followers of its competitors. Sungevity also encourages referrals by engaging customers regularly with information about their solar performance and incentivizing them through referral fees.

Sungevity is able to track social media shares so that its referring customers receive credit when their referrals install a Sungevity Energy System. As Sungevity’s customers refer more customers, their network grows and the consolidated performance and environmental impact data of all their network members is displayed in the Sungevity portal. Sungevity’s customers can see the positive impact they have generated collectively through all of their referrals.
•	Web Properties. Sungevity designs its web properties to foster ongoing engagement, education and communication as an important part of its world-class customer experience. Customers sourced through Sungevity’s various websites enter their information, including home address, into a Sungevity-branded online lead funnel or a co-branded partner lead funnel. Qualified customers then receive an iQuote through their personalized portal on Sungevity.com. Using Sungevity.com, customers can review their solar choices and prices online and trigger contract execution either by themselves or with support from one of Sungevity’s solar consultants. Sungevity.com further strengthens brand awareness and increases referrals because customers have easy-to-use tools to share their Sungevity Energy System design and details with friends, family and contacts through email and various social media channels.
•	Direct and Online Marketing. Sungevity uses various forms of direct and online marketing to reach new customers, including targeted mailings, email campaigns, online banner advertising, search engine optimization, television and radio advertisements and Sungevity sponsored events.
•	Field Sales. Sungevity has a field sales organization that contacts potential customers at retail locations or their homes in selected geographies to build a personal relationship and to present the iQuote with a tablet computer in person, rather than remotely over the internet. This sales approach complements Sungevity’s call center activities in certain markets.

Most of the items above are specific to Sungevity’s U.S. market since certain functionalities described above may be subject to regulatory requirements or may not be customary in certain European markets. However, where permitted, Sungevity is often looking to enhance its services and engagement with its European customers and continues to leverage the tools developed in the U.S. across its European business where possible and appropriate.

System Design and iQuote

Typically, a Sungevity customer receives a telephone call from a Sungevity employee or partner shortly after the customer enters qualifying information through one of the platform’s many lead funnels. Sungevity employees or partner sales associates confirm important details, such as home ownership status, and upload the customer’s monthly electricity usage into the Sungevity platform. This ensures the potential customer meets the initial requirements for a Sungevity Energy System. Sungevity uses its Remote Solar Design to quickly provide the customer with a high resolution design that illustrates a selection of proposed Sungevity Energy System configurations directly on their roof. Sungevity typically includes configurations for maximum solar production, maximum customer savings and the most aesthetically pleasing design. Sungevity provides these designs within a detailed iQuote to show pricing, financing options and estimated savings on the customer’s annual electricity costs.

Sungevity Energy System

Sungevity Energy System | Our customer solution

Hardware

Panels

Inverters

Battery
(optional)

EV Charger
(optional)

Software

Installation tracker

Production monitoring

Referral tools and incentives

Services

Installation by Preferred Installer Network

Warranties and 20 year system monitoring

20 year performance guarantee

Leading customer service

•	Sungevity Energy System. Sungevity’s customer solution combines reliable hardware, software and comprehensive services to support a customer’s energy future. The Sungevity Energy System is differentiated through choice, reliability, quality and extensibility.
º	Choice: Customers can choose between systems that maximize the power output per panel (for smaller roofs) or systems that minimize the cost per panel (for larger roofs). Sungevity offers multiple payment options, including cash purchases, with or without a loan, leases and power purchase agreements. Sungevity curates multiple financing options so customers can either own their systems for long-term savings and flexibility, or minimize upfront investments by leasing the system or purchasing the power the system produces.
º	Reliability: In the U.S., the Sungevity Energy System is backed with a 20-year performance guarantee such that the customer will be compensated if the system does not perform as promised. In Sungevity’s European markets, shorter performance guarantees apply. Sungevity also provides a roof warranty with the installation. Sungevity service representatives strive to ensure that a customer’s system is worry and hassle-free. Through their online accounts, customers remain connected at every phase of their solar project, including production monitoring through a computer or mobile device.
º	Quality: The Sungevity Energy System uses elegant, all-black panels and discreet conduit wiring. Each vendor who provides a component of the Sungevity Energy System is carefully vetted to meet rigorous quality standards. For example, Sungevity uses mounting hardware with raised aluminum seals (not degradable rubber) for leak resistant installations. In addition, Sungevity Energy System installations are photo documented for quality assurance.
º	Extensibility: Through Sonnen Inc., Sungevity’s battery partner, customers in selected geographies who own their Sungevity Energy System can add a battery for energy storage. Battery-equipped systems can provide power to a home when the solar panels are not producing power at night or if the grid goes down. The energy storage solution comes as a single integrated component, including the battery itself, a bi-directional inverter, and smart software built into the device to automatically optimize the customer’s energy usage.

Remote Solar Design Technology

•	Remote Solar Design. Sungevity’s proprietary Remote Solar Design tool consists of high resolution aerial imagery software that allows Sungevity employees to manually design Sungevity Energy Systems within minutes, without the need for an expensive site visit at the prospect’s home. Sungevity’s Remote Solar Design tool is the result of years of accumulated data and experience, tied to best-in-class software development. Sungevity believes its software was the first of its kind in the market and is still a market leader in the quality and accuracy of the designs it produces.

Instant iQuote Technology

YOUR ADDRESS HERE
Parcel APN: 0000000
Solar Grade: A
Optimal System Template ID: 000
Max System Size: 0.00
Max Annual kWh: 0000
Best lifetime $/kWh: N/A
Owner Occupier: N/A
Single Family Residence: N/A
Land Value: $000,000
Building Value: $000,000
Building Footprint: N/A
Building Floor Area: N/A

•	Instant iQuote. Sungevity’s Instant iQuote technology uses advanced software design and mapping tools and technologies, as well as high resolution satellite and aerial imagery and LiDAR data, to present an instant system design accessible to customers simply by typing their addresses into a mobile application. The Instant iQuote designs systems for entire neighborhoods, cities and larger geographies without the need for a human designer. For a utility, Sungevity can design systems for the homes in their entire customer base to actively target specific customers and further lower customer acquisition costs. As of June 2016, Sungevity has used this technology to design approximately 135 million Sungevity Energy Systems for over seven million homes in the U.S. and the Netherlands. Sungevity believes the Instant iQuote is a significant innovation for the solar energy industry because it enables rapid entry into new markets or to pre-qualify customers in existing markets. Currently, Sungevity leverages Instant iQuote to optimize sales and marketing performance. Applications for Instant iQuote include targeted marketing, in-field qualification, consumer engagement and automated pre-sale design for improved efficiency and customer experience.

iQuote Technology

SUNGEVITY
Address
Welcome, Customer Name
The energy choice is yours
$101,025 /20yr
Old Bill
5.39 kW
System Size
7,657 kWh
1st Year Production
64 %
Consumption Offset
78 %
Bill Offset
1. Choose My System
5.39 kW System Size
22 Solar Panels

•	iQuote. Sungevity’s online iQuote technology presents customers with a selection of Sungevity Energy Systems based on price, design, size and financing option and allows them to choose the option that best suits their needs. iQuote allows Sungevity or its partners to present multiple financing options in a customer-friendly format, incorporate new innovations in solar financing and offer financing products adapted to new markets. The iQuote provides customers with a personalized design and quote, without the need for a site visit. The iQuote provides estimated savings on the customer’s electricity bill, the ability to adjust the initial down payment and aerial photographs showing up to three pre-designed Sungevity Energy Systems on the customer’s home. The iQuote also presents the potential impact of the Investment Tax Credit (ITC), as well as potential state tax incentives and Solar Renewable Energy Credits (SRECs) on estimated savings. Finally, customers can compare the cash flow implications of their solar options over 20 years. In summary, iQuote simplifies the customer’s purchase decision, reducing the time and effort a customer needs to make a purchasing decision and delivers more accurate information at a lower cost.

Sales Approach and Financing

Sungevity’s sales approach is to be a “trusted partner,” providing customers with the best solar experience and to help prospective customers decide whether solar is right for them. Once the iQuote has been delivered to a qualified customer, the customer has the opportunity to complete the sign-up process through Sungevity.com, or they can request to be contacted by one of Sungevity’s highly trained inside sales staff or partners on the phone. Using the iQuote as the primary sales tool, the sales staff of Sungevity or its partners then conducts an over-the-phone consultation with customers. Regardless of the salesperson that is selling the Sungevity Energy System to a customer, Sungevity strives to make the sales process as easy and simple as possible for customers.

•	Inside Sales. Sungevity’s inside sales organization operates out of three call centers in Oakland, Kansas City and Amsterdam. All of Sungevity’s solar consultants use a low-pressure, collaborative, educational and friendly trusted advisor approach, which helps customers navigate the decision to acquire a Sungevity Energy System. Leveraging the iQuote, Sungevity’s inside sales staff guides customers through the decision-making process by discussing the costs and benefits of a Sungevity Energy System, providing them with customized system designs, offering information about financing options and associated potential savings and explaining the installation and interconnection processes. Because of Sungevity’s commitment to training and monitoring its inside sales force, Sungevity believes it can achieve higher sales efficiencies with higher customer satisfaction compared to many of its competitors. Further, Sungevity believes its training, monitoring and commitment to customer satisfaction limits reputational and financial risks as the solar industry grows.

•	Field Sales. Sungevity’s field sales team operates in selected geographies in the United States where they engage potential customers both in retail locations of Sungevity’s partners, such as Lowe’s, or at their homes with an appointment. Sungevity’s field sales representatives are able to instantly present a Sungevity Energy System on a potential customer’s roof where Instant iQuote is available, after the prospect has provided them with their address. The Instant iQuote makes it easier for Sungevity’s field sales employees to “earn” the second meeting with a prospect, where they can present a detailed iQuote using a tablet computer at the customer’s home and close on the sale of the Sungevity Energy System.
•	Resellers. As part of the onboarding process, resellers are trained in Sungevity’s tools and sales approach. Sungevity’s reseller partners use branded versions of Instant iQuote and iQuote to present prospects with solar options with ease. Pricing, system sizes, financing options and other information that is presented to the prospect in iQuote can easily be changed via the iQuote Manager by the reseller employee based on the customer’s needs, in line with the partner’s contract with Sungevity. This ensures both a seamless experience for the customer and compliance with Sungevity’s sales approach. Sungevity has the ability to connect directly with its partner’s CRM system to exchange relevant data or allow the partner to operate directly on the Sungevity platform, without the need to run their own software infrastructure. Sungevity believes this approach will enable it to recruit many additional, smaller partners to resell the Sungevity Energy System.
•	Online Sales. Sungevity believes that as solar energy penetration accelerates, an increasingly large number of customers will discover, configure and buy their solar energy systems exclusively online, which may result in dramatically reduced customer lead generation costs. In April 2016, Sungevity initiated a beta test in California for Sunshine Online, the sale of fixed-size Sungevity Energy Systems for cash that does not require live interaction between the customer and a Sungevity employee in the process. Sungevity expects to continue to develop Sunshine Online in the future.
•	Customer Financing Options. Through the iQuote, Sungevity customers have access to a number of financing options, including the purchase of the system outright with cash or through a third-party loan, lease or monthly-pay power purchase agreement. Under a lease, the customer is billed a monthly amount that either is fixed for the lease term or increases annually by a fixed percentage. Under a PPA, customers are charged a fee per kilowatt hour based on the amount of electricity the Sungevity Energy System produces. Generally, customers using a PPA either make a fixed payment per kilowatt hour produced or make a per kilowatt hour payment that increases annually by a fixed percentage. Sungevity’s cash purchase, loan, lease and pre-paid PPA customers receive an energy production guarantee under which Sungevity or its financing partner agrees to make a payment at the end of each year to the customer if the Sungevity Energy System does not meet the guaranteed production level in the prior 12-month period, offset by any carryforwards for surplus energy generated during the contract term. Qualifying customers may be able to enter into a lease or PPA with no down payment. Sungevity encourages customers to choose the best financing option for them, as all options provide Sungevity with comparable economics.

Sungevity’s goal is to have many financing partners adopt the Sungevity platform so that it can offer multiple financing options to customers and ensure the best available pricing. The Sungevity platform has been designed to be highly configurable so that it can interoperate with third party systems across different geographies to present financing options through the iQuote. Additionally, Sungevity believes its platform is unique because it can be adapted to new financing options that develop in the solar industry.

Project Management

Sungevity supports customers through the permitting and installation process from point of sale to point of interconnection in order to maintain process continuity and deliver the highest possible quality of service.

•	Project Managers. Sungevity’s team of project managers work with its preferred installers to manage all aspects of the installation process to maximize the likelihood that customers enjoy a quick and easy transition to solar power. Project managers coordinate the logistics of the final system design, permitting, installation, site inspection and utility interconnection phases of the project. They also work closely with Sungevity’s internal quality assurance team to promote a safe and efficient installation process and to identify and address any areas of concern in advance. Sungevity’s project managers manage multiple projects simultaneously with the aid of Sungevity’s project management software that uses automated workflow optimization for efficiently executing a large number of concurrent projects.
•	Installer Community. Sungevity leverages its network of outsourced local and regional preferred installers to install Sungevity Energy Systems. Sungevity provides its installers with customized pre-assembled kits containing the equipment necessary to install each system. Sungevity trains its installers to follow installation and safety procedures to maximize the efficiency and quality of the installations. Sungevity’s field managers oversee compliance with efficiency, quality and safety requirements in order to ensure Sungevity is meeting its installation goals, including providing a world-class customer experience. Sungevity’s preferred installers use the platform to provide information and alerts regarding projects, such as inspection status and installation progress. Through Sungevity’s platform, installers gain access to a steady stream of installation jobs and a variety of support services, including permitting, job scheduling, workflow processes and customer service. This support allows Sungevity’s installers to focus their efforts on what they do best: quickly, efficiently and safely installing solar energy systems. Sungevity believes this model results in greater flexibility and lower costs as Sungevity enters new geographies and scales its business. In addition, Sungevity believes that as it scales its business, it will not be constrained by costs associated with a vertically integrated installer base or distribution center network. The Sungevity platform supports and automates the ongoing communication of Sungevity project managers with professional installers. Installers use a prioritized and actionable dashboard within the platform, which communicates the right work and action items to the right installation crew at the right time. This accelerates projects and ensures Sungevity’s professional installers act on the most important and urgent aspects of a customer project on time and with high quality.
•	Home Visit Automation. An important part of the solar project is the home visit. While the platform allows the sale of a Sungevity Energy System without anyone having visited the customer site, Sungevity’s PINs will visit the home when the contract is signed to measure and inspect the roof for obstructions and structural integrity before Sungevity submits a plan for permit to authorities. Traditionally, home visit technicians used a home visit form on paper, a camera and other devices to measure solar access and roof angles. BEAM is a proprietary Sungevity innovation which replaces these tools with a single, portable and handheld tool. BEAM is designed to dramatically reduce error rates in home visits and to accelerate the project. BEAM automates the synchronization of pictures, plans and other data between the home visit technician and Sungevity’s platform. Sungevity believes that BEAM increases the accuracy of solar access measurements and prevents the submission of incomplete or erroneous home visit forms. BEAM is used exclusively by the home visit technicians of Sungevity’s preferred installer network for the installation of Sungevity Energy Systems.

Project Tracking

SUNGEVITY
My Installation
Referral Center
Documents
FAQs
1
2
3
4
5
6
7
8
STEP 1: Welcome to the Sunshine Network
System Details
Expected Savings
Environmental Impact
Solar System Details
Where I get my energy from
64%
Solar
36%
Utility

•	Project Tracking. Customers use Sungevity.com to track the progress of their Sungevity Energy System installation from its design phase through the processing of all paperwork to final inspection. Sungevity’s customers access Sungevity.com from a mobile device, tablet or computer. The installation tracker keeps customers informed and helps reduce the amount of calls Sungevity receives in its call centers.

Ongoing Customer Engagement

Sungevity’s customers interact with the Sungevity platform from their smartphone, tablet or computer through Sungevity.com. Beginning with the iQuote, customers are able to see their system design and financing choices and modify their down payment. During design and permitting, customers are able to view paperwork, system descriptions and project status. Customers can follow the installation progress from the first site visit to the final inspection. After installation, Sungevity.com and the Sungevity mobile app allow customers to monitor their system’s performance and environmental impact data through e-mail alerts or Sungevity’s web and mobile interfaces. Sungevity believes its ongoing, post-installation engagement of customers is strong, with approximately 40% of Sungevity’s customers logging into the Sungevity platform at least once a month during the six-month period ended June 30, 2016.

The objective of Sungevity’s ongoing, world-class customer engagement is to drive referral sales and to position Sungevity to sell more energy-related products, such as batteries, to customers in the future. Both objectives require Sungevity to invest and expand its big data analytical capabilities, as customer solar production and grid-electricity consumption data is essential to calculating the economic benefits of an existing Sungevity Energy System today and extensions such as batteries in the future.

Production Monitoring

SUNGEVITY
Address
Welcome, Customer Name
Performance
Referral Center
My System
Documents
FAQs
My Solar Production
My Network
Sungevity Network
Detailed Reports
Solar energy production for period: 42.51 kWh
Hover over bars to show details
Your solar home has prevented
57,955 car miles
of greenhouse emissions.
Share the benefits of solar
with friends and earn rewards
Day
Week
Month
Year
Lifetime
1 Jun 2015
Weather in your area
Monday Jun 1
Temp 74°F

•	Production and Consumption. Sungevity provides customers with convenient access to information related to their Sungevity Energy System’s performance and environmental impact. A customer can share their system’s performance and environmental impact data with friends via various social media applications, including Facebook and Twitter, and by email. When monitoring their systems, customers can also easily refer friends and contacts using Sungevity’s referral tools. Customers can create a network of referrals whose combined performance and environmental impact data can be easily viewed.

Sungevity has recently completed the integration of the platform with consumption data of a group of utilities that service more than 90% of the homeowners in Sungevity’s residential U.S. markets. This will allow Sungevity to provide customers with new services, such as consumption benchmarking and energy coaching, to help ensure that customers realize the savings they intend to achieve with their Sungevity Energy System. Sungevity plans to add these services to the customer experience in the future.

Mobile App Data Sharing

•	Referral Center and Mobile Data Sharing. Through Sungevity.com or the Sungevity mobile app, customers can quickly and easily refer friends to Sungevity and receive a referral bonus if the friend installs a Sungevity Energy System. Approximately 50% of Sungevity’s customers whose systems were interconnected prior to January 1, 2016 have referred at least one friend. Sungevity has designed Sungevity.com and the mobile app to promote sharing of system production data and customer referral statistics. Sungevity believes these capabilities help customers make more effective referrals.

•	Savings Information. Customer satisfaction with the Sungevity Energy System is driven by Sungevity’s world-class customer experience. This includes, for most utilities and rate plans, the ability to provide customers with a highly accurate estimate of actual savings. In order to calculate this, the Sungevity platform uses production data from the solar inverter and net consumption data and rate data from the utility. Sungevity collects this data in a seamless fashion by partnering with a company that provides a secure API service into which Sungevity customers can opt-in. Sungevity believes that access to real time savings estimates reassures the customer about their decision to go solar and creates a “referral event” that increases the likelihood that a customer will refer Sungevity to others.
•	Add-on Products and Services. Sungevity currently offers customers the ability to add an AC-coupled battery to customer-owned systems in selected geographies. Sungevity believes customer interest in batteries will dramatically increase in the near future, as batteries become more affordable. One of the reasons Sungevity is increasing its consumption data capabilities is the desire to help customers understand the scenarios under which a battery would provide the most benefit. Once battery-backed solar energy systems become more financially viable, Sungevity will be well-positioned to provide targeted and right-sized battery offerings to existing customers. Sungevity is currently partnering with Sonnen Inc. to provide battery systems to new and existing customers that own their Sungevity Energy Systems in selected geographies. Also, Sungevity is offering complementary electric vehicle chargers as part of a promotion with PlugShare to eligible homeowners in California.

Sungevity is evaluating additional product offerings that will complement the energy control and cost saving motivations of customers and allow them to further control their electrical energy usage. Sungevity also plans to continue developing intelligent home energy management and additional tools to help customers manage and monitor their energy consumption.

Some of the platform attributes and functionality described above are specific to Sungevity’s U.S. market due to regulatory restriction or regional customization in certain European markets.

Operations and Suppliers

Sungevity has established a network of high-quality equipment, financing and service providers as part of its asset-light business model. Sungevity leverages its relationships with multiple major component manufacturers to source its solar panel, inverter and racking system purchases. Sungevity maintains strict criteria in selecting component suppliers and evaluates them based on expected cost, reliability, warranty coverage, ease of installation and customer product satisfaction. As of June 30, 2016, Sungevity’s solar panel suppliers for the U.S. market are Trina Solar (U.S.), Inc. and LG Electronics USA, Inc. and its primary inverter suppliers include Power-One Renewable Energy Solutions, LLC, a member of ABB Group, SolarEdge Technologies Inc., and SMA Solar Technology America LLC. Sungevity’s suppliers for racking systems and monitoring systems include IronRidge, Quickmount PV, Pegasus Solar Inc. and Locus Energy.

Sungevity typically enters into master purchase agreements with its major suppliers that define the general terms and conditions of purchases, including warranties, product specifications, indemnities, delivery and other customary terms. Sungevity typically purchases solar panels, inverters and other system components directly from suppliers at then-prevailing prices pursuant to purchase orders issued under master purchase agreements. However, Sungevity does, from time to time, agree to certain minimum volume requirements in order to obtain preferred pricing. In Sungevity’s European markets, Sungevity will also arrange for turnkey solutions from local installers for its equipment and installation needs, which is efficient given the short installation velocity in Sungevity’s European markets.

Sungevity stores purchased inventory at third party logistics firms and ships specific bills of material to Sungevity’s preferred installers for each project. The logistics firms help Sungevity manage inventory and conduct regular inventory management functions, such as returns and cycle counts. Sungevity periodically re-evaluates logistics providers and locations as its business requires so that Sungevity can maintain short transportation times and control costs.

Sungevity offers workmanship and equipment warranties and performance guarantees for Sungevity Energy Systems. Equipment warranties offered by Sungevity are generally additive to those provided by individual component manufacturers, which typically range from 10 to 12 years for inverters and 20 to 25 years for panels. Sungevity’s installers are currently obligated to warrant their workmanship to Sungevity for 10 years and provide a five-year warranty to repair roof leaks near roof penetration. With respect to Sungevity Energy Systems that are leased, purchased or subject to a pre-paid PPA, Sungevity or its financing partner provides customers with a guarantee that the Sungevity Energy System will generate a predetermined annual level of energy over the course of each 12-month period. If the system fails to produce such guaranteed amount of energy, Sungevity or its financing partner compensates the customer for the difference, offset by any carryforwards for surplus energy generated during the contract term. To date, payments to customers under performance guarantees have not been material.

Competition

Sungevity believes its two primary groups of competitors are traditional utilities and other solar energy companies that design, procure and install solar energy systems for residential and commercial customers. Sungevity competes with traditional utilities on the price of electricity and the viability of a solar energy system at a customer’s site. Sungevity competes with other downstream solar energy companies on the quality of customer experience, price of solar energy systems, availability of hardware, installation and financing options. Some of Sungevity’s competitors in this market are SolarCity, Inc., Sunrun Inc., and Vivint Solar, Inc.

Research & Development

Sungevity’s research and development team consists of 71 individuals as of June 30, 2016. The team applies “design thinking,” a structured approach to user-centric innovation. Design thinking is applied to maximize solution desirability by customers and partners, to ensure technical feasibility of innovations and financial viability of new products and processes. Some of Sungevity’s core research areas include human computer interaction, big data, system scalability and reliability, energy management and advanced uses of energy consumption monitoring technology. The R&D team is organized into programs, a structure that fosters cross-organizational innovation and continuous improvement as technology and business experts come together to drive R&D efforts. The program approach ensures that all R&D investments are in line with Sungevity’s asset-light strategy and deliver against the key performance indicators that define the success of Sungevity today and in the future.

Intellectual Property

Sungevity’s brand and technology are essential elements of its business and Sungevity’s success depends in part on its ability to protect its brand and intellectual property. Sungevity utilizes trademark registrations in the United States and internationally to protect its brand. Sungevity relies on a combination of patent and trademark laws, trade secret protection, confidentiality agreements and other intellectual property laws to establish and protect its intellectual property rights.

As of June 30, 2016, Sungevity had two U.S. patents issued, both of which expire in 2031, and two pending U.S. non-provisional applications with the U.S. Patent and Trademark Office. These patents and applications relate to Sungevity’s Remote Solar Design and iQuote software. Sungevity intends to continue to file additional patent applications.

All of Sungevity’s employees and independent contractors generally are required to sign agreements acknowledging that all inventions, trade secrets, works of authorship, developments and other processes generated by them on Sungevity’s behalf are Sungevity’s property and assigning to it any ownership that they may claim in those works.

Government Regulation

Sungevity is not a “regulated utility” in the U.S. under applicable national, state or other local regulatory frameworks where Sungevity conducts business. For Sungevity’s operations in Europe, its subsidiaries are subject to the regulations of the relevant energy regulatory agencies applicable to all producers of electricity.

Sungevity obtains permission to interconnect its systems to the grid through interconnection agreements with the local electricity utility. Depending on the size of the Sungevity Energy System and local requirements, interconnection agreements are between the local electrical utility and either Sungevity or its customer. In almost all cases, interconnection agreements are standard form agreements that have been pre-approved by the local public utility commission or other regulatory body with jurisdiction over interconnection agreements. In advance of the interconnection process, systems have to go through a permitting and inspection process, which is governed by the rules of the specific city or county in which the system is located. Therefore, no additional regulatory approvals are required once the system has been permitted, passed inspection, an interconnection agreement has been signed, and permission to operate has been granted by the utility. Sungevity maintains a utility administration function, with primary responsibility for engaging with utilities and ensuring Sungevity’s compliance with interconnection rules.

Sungevity’s operations are subject to stringent and complex federal, state and local laws and regulations governing the occupational health and safety of Sungevity’s employees and wage regulations. For example, Sungevity is subject to the requirements of the federal Occupational Safety and Health Act, as amended, or OSHA, and comparable state laws that protect and regulate employee health and safety. Sungevity’s safety committee oversees Sungevity’s compliance with safety standards, and Sungevity expends significant resources to comply with OSHA requirements and industry best practices.

Government Incentives

The markets Sungevity currently serves benefit to varying degrees from incentives and in all cases from energy metering policy that allows customers to benefit from their solar generation. Over time, Sungevity expects that the portion of markets that require government support will continue to decline and that falling solar costs and rising electricity prices will continue as the overarching driving forces of solar economics. Further, battery storage costs are forecast to decline, creating a new wave of disruption to the traditional centralized grid-delivery model and meaning metering policy risks will be abated and ultimately removed.

U.S. federal, state and local governments have established various incentives and financial mechanisms to accelerate the adoption of renewable energy by reducing the overall cost. These incentives include tax credits, cash grants, tax abatements and rebate programs. These incentives help to generate private sector investments in renewable energy and efficiency measures, including the installation and operation of residential and commercial solar energy systems.

The U.S. federal government currently provides a 30% federal tax credit, the Investment Tax Credit (ITC), claimed against the tax liability of both commercial and residential taxpayers. The ITC was extended by the U.S. Congress in December 2015. Both the residential and commercial ITC are equal to 30% of the basis that is invested in eligible property which have commenced construction through 2019. The ITC then steps down to 26% in 2020 and 22% in 2021. After 2021, the residential credit for customer-owned systems will drop to zero while the credit for third-party owned residential systems and commercial systems will drop to 10%. As a result of the multi-year extension of the ITC, solar prices are expected to continue to fall while installation rates and technological efficiencies will continue to climb. The U.S. federal government also provides accelerated depreciation for eligible solar energy systems. In addition, Sungevity has received U.S. Treasury grants in lieu of the ITC with respect to many of the Sungevity Energy Systems it has installed.

Approximately half of the U.S. states in which Sungevity operates offer a personal and/or corporate investment or production tax credit for renewable energy that is additive to the ITC. More than half of the states that Sungevity operates in and many local jurisdictions in which Sungevity operates have established property tax incentives for renewable energy systems, which include exemptions, exclusions, abatements and credits.

While there are numerous federal, state and local government incentives that benefit the economics of adopting solar energy systems, interpretations and determinations of new and existing laws can have a negative impact on Sungevity’s business. For example, in the State of Arizona, the Arizona Department of Revenue has determined that a personal property tax exemption on solar panels does not apply to solar panels that are leased, as opposed to owned, potentially resulting in an increase in personal property taxes for homeowners and third party investors. If the additional tax is passed on to customers in the form of pricing increases, it may reduce or eliminate the potential savings that would otherwise increase the benefit for a homeowner to adopt a solar energy system.

Many states also have adopted procurement requirements for renewable energy production. Twenty-nine states and the District of Columbia have adopted a renewable portfolio standard that requires regulated utilities to procure a specified percentage of total electricity delivered to customers in the state from eligible renewable energy sources, such as solar energy systems, by a specified date. To prove compliance with such mandates, utilities must surrender solar renewable energy certificates, or SRECs. System owners often are able to sell SRECs to utilities directly or in SREC markets.

Many state governments, utilities, municipal utilities and co-operative utilities offer a rebate or other cash incentive for the installation and operation of a solar energy system or energy efficiency measures. Capital costs or “up-front” rebates provide funds to solar customers based on the cost, size or expected production of a customer’s solar energy system. Performance-based incentives provide cash payments to a system owner based on the energy generated by their solar energy system during a pre-determined period, and they are paid over that time period. Some states also have established renewable feed-in tariff programs, or FIT programs, that are a type of performance-based incentive where the system owner-producer is paid a set rate by the utility for the electricity their system generates over a set period of time.

Forty-one states and the District of Columbia have a regulatory policy known as net metering. Each of the states in which Sungevity operates, along with Washington, D.C., have adopted a net metering policy. Among potential new markets, the exception is Texas, where certain municipal utilities have adopted a policy similar to net metering, but the state lacks a statewide policy. Net metering is a simple crediting system that typically allows Sungevity’s customers to offset their utility electricity purchases by receiving a bill credit at the utility’s designated net metering rate for energy generated by their solar energy system in excess of the electric load that is exported to the grid. At the end of the billing period, the customer simply pays for the net energy used or receives a credit at the designated net metering rate if more energy is produced than consumed.

In the Netherlands and multiple other countries, net metering rules or feed-in tariffs also exist in various forms that enable the sale of solar energy systems to customers at favorable economics without any subsidy.

In many of these markets carbon-related credits exist that further enhance the economics of solar energy relative to carbon-intensive energy sources including grid electricity.

Employees

As of June 30, 2016, Sungevity had 719 full-time employees. Of Sungevity’s full-time employees, 450 are located in California, 166 are located in Missouri and 50 are located in the Netherlands. Sungevity’s remaining full-time employees are located in the U.K., the District of Columbia and 11 other U.S. states.

None of Sungevity’s employees is represented by a labor union or covered by a collective bargaining agreement. Sungevity has not experienced any work stoppages, and Sungevity considers its relations with its employees to be good.

Facilities

Sungevity’s corporate headquarters is located in Oakland, California and is located in two buildings where Sungevity occupies approximately 43,322 square feet (the Franklin Street Property) and 15,000 square feet (the Harrison Street Property) of office space, respectively, pursuant to one lease that expires in April 2026. Other locations include offices in (i) Kansas City, Missouri, where Sungevity occupies approximately 19,494 square feet of office space pursuant to a lease that expires in May 31, 2025, (ii) Fremont, California, where Sungevity occupies approximately 3,048 square feet of office space pursuant to a lease that expires in May 2017, and (iii) an office in Amsterdam, Netherlands, where Sungevity occupies approximately 3,789 square feet of office space pursuant to a lease that terminates in December 2016. Sungevity leases all of its facilities and does not own any real property.

Legal Proceedings

From time to time, Sungevity may be involved in litigation relating to claims arising in the ordinary course of its business. Sungevity is not presently a party to any pending litigation that Sungevity believes, if determined adversely, would have a material adverse effect on Sungevity’s financial position, results of operations or cash flows.

In July 2012, Sungevity and other companies that are significant participants in both the solar industry and the cash grant program under Section 1603 of the American Recovery and Reinvestment Act of 2009 received subpoenas from the U.S. Department of Treasury’s Office of the Inspector General to deliver certain documents in Sungevity’s possession. The focus of the investigation concerns the claimed fair market value of the solar power systems submitted for grant under that program made in grant applications by companies in the solar industry, including Sungevity. In response to the subpoena received, Sungevity delivered certain documents in Sungevity’s possession relating to Sungevity’s participation in the U.S. Treasury grant program. Sungevity has cooperated fully in the investigation and intend to continue to do so. No claims have been brought against Sungevity.

MANAGEMENT OF SUNGEVITY

Sungevity’s executive officers as of the date of this joint proxy and consent solicitation statement/prospectus are as follows:

Name	Age	Position
Executive Officers
Andrew Birch	40	Chief Executive Officer and Director
Gideon “Cayce” Roy, III	52	Chief Operating Officer
Peter Graf	49	Chief Product Officer
Amanda Duisman	54	Acting Chief Financial Officer and Treasurer

Executive Officers

Andrew Birch is a co-founder of Sungevity and has served as its Chief Executive Officer since December 2008. From April 2007 to December 2008, he served in various management roles including as its Chief Financial Officer. Since 2007, Mr. Birch has been a member of Sungevity’s board of directors. From 2004 to 2007, Mr. Birch served as Business Development Manager at BP Solar, the solar division of BP Plc. Prior to 2004, Mr. Birch served as a VP at the investment bank Bear, Stearns and Co., and held a number of roles at the UK investment bank Cazenove & Co. Mr. Birch holds a B.Sc in Physics with honors from the University of St. Andrews and a MEngSc in Photovoltaic Engineering from the University of New South Wales, Australia.

Gideon “Cayce” Roy, III has served as Sungevity’s Chief Operating Officer since July 2016. From June 2015 to April 2016, he served as an advisor to Sungevity and, from April 2016 to June 2016, as its Acting Chief Operating Officer. Since February 2015, Mr. Roy has served as the President and CEO of RC5 Advisors, a limited liability company that over the past year has provided advisory services to leaders and organizations ranging from pre-IPO stage companies to more established publicly listed companies in green energy, commerce, and healthcare. From February 2014 to February 2015, Mr. Roy served as the Chief Operating Officer for viagogo. From 2008 to February 2014, Mr. Roy served as President of the Commercial Division for Liquidity Services, Inc., an online marketplace for surplus assets. From 2000 to 2007, Mr. Roy served in a number of VP level roles at Amazon.com, including leading its merchant /marketplace services, fulfillment and transportation organizations. Mr. Roy holds a B.S. in Industrial Engineering from Lehigh University and completed the Executive Education — Financial Management Program at the Stanford University Graduate School of Business.

Peter Graf has served as Sungevity’s Chief Product Officer since December 2014. As Chief Product Officer, Mr. Graf is responsible for leading Sungevity’s platform strategy and execution with duties including product management, product marketing, software development and IT. From April 2009 to June 2014, Mr. Graf was General Manager of Sustainability Business & Chief Sustainability Officer of SAP SE, a publicly held software and professional services company, where he was responsible for building the sustainability strategy and its execution within SAP’s worldwide organization. Since 2011, Mr. Graf has served on the board of Lunera Lighting, Inc. From 2000 to 2014, Mr. Graf held several senior roles with SAP SE, where his accomplishments included co-inventing SAP NetWeaver, the technology platform that powers all SAP on-premise apps, pioneering the monetization of content, B2C software, and pay-per-transaction, and helping to establish SAP as one of the most sustainable software companies in the world. Mr. Graf holds a M.Sc in Computer Science from Technische Universitat Kaiserslautern and a Ph.D in Computer Science from Universitat des Saarlandes.

Amanda Duisman has served as Sungevity’s Acting Chief Financial Officer since September 2015 and as Treasurer and Senior Vice President since February 2015 and is responsible for accounting, tax, and financial operations, treasury operations, financial information systems, collections, accounts receivable and accounts payable, cash management and forecasting. From September 2010 to March 2014, Ms. Duisman was Treasurer and Vice President of Finance at Amyris, Inc., a biotech firm. From 2006 to 2010, Ms. Duisman was Treasurer at Sybase, Inc., an enterprise software company. Ms. Duisman has expertise in financial planning and analysis and treasury operations and has broad experience ranging from Fortune 50 to pre-IPO firms. Ms. Duisman holds a B.A. in Economics from the University of California Berkeley and an M.B.A. in Finance, Marketing and International Business from Northwestern University's Kellogg School.

Executive Compensation

Overview

The following table provides information regarding compensation received by Andrew Birch, Peter Graf and Amanda Duisman, whom Sungevity refers to as its named executive officers, for 2015:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Andrew Birch, Chief Executive Officer	2015	352,394	92,225	904,933	—	1,349,552
Peter Graf, Chief Product Officer	2015	373,860	70,308	1,635,599	—	2,079,767
Amanda Duisman, Acting Chief Financial Officer and Treasurer	2015	159,182	41,019	245,339	—	445,540

(1)	The bonuses reflected in this column were earned in 2015, but paid in 2016.
(2)	This column represents the grant date fair market value of each option granted in 2015, computed in accordance with FASB ASC Topic 718. These amounts do not correspond to the actual value that will be recognized by the named executive officers. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding each unexercised stock option held by each of Sungevity’s named executive officers as of December 31, 2015:

Option Awards

Name	Vesting Start Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Andrew Birch, Chief Executive Officer	12/31/12	7,084,161	2,361,388	(1)	0.02	9/18/2023
	8/1/12	19,773,528	4,563,122	(2)	0.02	9/18/2023
	1/1/14	22,749,403	29,249,233	(2)	0.07	11/14/2024
	1/1/15	—	32,805,253	(2)	0.04	9/8/2025
Peter Graf, Chief Product Officer	1/1/15	—	59,293,044	(3)	0.04	9/8/2025
Amanda Duisman, Acting Chief Financial Officer and Treasurer	3/1/15	—	8,893,957	(3)	0.04	9/18/2025

(1)	The shares subject to this stock option vest over a four-year period in four equal annual installments.
(2)	The shares subject to this stock option vest over a four-year period in 16 equal quarterly installments.
(3)	The shares subject to this stock option vest over a four-year period in 12 equal quarterly installments after an initial one-year cliff.

Pension Benefits

None of Sungevity’s named executive officers is a participant in any defined benefit plans.

Nonqualified Deferred Compensation

Sungevity does not offer any nonqualified deferred compensation plans.

Employment, Severance and Change in Control Agreements

The following is a summary of the employment agreements with Sungevity’s named executive officers as will be in effect as of, and contingent upon, the consummation of the merger.

Andrew Birch Employment Agreement

In connection with the merger, Sungevity entered into a revised employment agreement with Mr. Birch, Sungevity’s Chief Executive Officer, on July 16, 2016 (the “Birch Employment Agreement”), setting forth the terms of his employment following the merger. The Birch Employment Agreement supersedes all prior agreements, including, without limitation, his existing revised employment agreement dated March 30, 2013 and his initial employment offer letter dated October 15, 2007 (the “Birch Prior Agreements”). If the merger is terminated in accordance with its terms, then the Birch Employment Agreement shall not become effective and shall terminate effective as of the determination that the merger will not be consummated, in which case the Birch Prior Agreements shall remain in effect.

The Birch Employment Agreement has no specific term and constitutes at-will employment. Under the Birch Employment Agreement, Mr. Birch will remain the Chief Executive Officer of Sungevity and, following the consummation of the merger, will be the Chief Executive Officer of Sungevity Holdings. Mr. Birch’s new annual base salary will be $425,000, and he will also be eligible for an annual cash bonus of 70% of his base salary, subject to downward or upward adjustment with no upward cap, based upon achievement of performance-based objectives established by the Sungevity Holdings board of directors. Mr. Birch will continue to be eligible to receive a full range of benefits that are substantially similar to those of the other executive officers of Sungevity Holdings.

Subject to approval by the Easterly board of directors, upon closing of the Merger, Mr. Birch will receive a grant of 300,000 fully vested shares of Sungevity Holdings common stock, subject to a one-year lock-up period, and he will also be eligible to receive the following:

•	an initial stock option grant to purchase 750,000 shares of Sungevity Holdings common stock, which shall vest quarterly over four years in equal increments each quarter; provided that the first 25% shall vest on the one-year anniversary of the date of grant; and
•	an allocation of a number of shares of Sungevity Holdings common stock to be determined in accordance with the terms of the merger, subject to a one-year lock-up period.

Pursuant to the Birch Employment Agreement, if Mr. Birch’s employment is terminated other than for Cause (as defined in the Birch Employment Agreement) or Mr. Birch resigns for Good Reason (as defined in the Birch Employment Agreement), Mr. Birch will be entitled to the following severance benefits, subject to his signing an irrevocable release of claims: (i) an amount equal to twelve months of his base salary, which will be paid in equal installments commencing 60 days after his termination of employment; (ii) an amount equal to his bonus paid in the preceding calendar year, also payable in twelve monthly installments together with the base salary severance; (iii) reimbursement for premiums paid for coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for up to twelve months if such continuation coverage is timely elected; (iv) if Mr. Birch’s employment terminates within the twelve months following the date of the Birch Employment Agreement, he will immediately vest in the right to exercise 50% of any unvested stock option shares then outstanding; (v) if Mr. Birch’s employment terminates after the first twelve months following the date of the Birch Employment Agreement, he will be credited with an additional twelve months of service time solely for purposes of vesting in any unvested equity awards; and (vi) an extension of the post-termination exercise period for his stock options from three months to thirty-six months following his termination date.

Alternatively, if a Change in Control (as defined in the Birch Employment Agreement) occurs following the close of the merger and Mr. Birch’s employment is subsequently terminated without Cause or he resigns for Good Reason, then Mr. Birch will be entitled to the following severance benefits in lieu of the severance benefits set forth in the preceding paragraph, subject to his signing an irrevocable release of claims: (i) an amount equal to twelve months of his base salary, which will be paid in equal installments commencing 60 days after his termination of employment; (ii) an amount equal to his bonus paid in the preceding calendar year, also payable in twelve monthly installments together with the base salary severance; (iii) reimbursement for premiums paid for coverage pursuant to COBRA for up to twelve months if such continuation coverage is timely elected; (iv) immediate vesting in the right to exercise 100% of any unvested stock option shares outstanding as of the date of the Change in Control; and (v) an extension of the post-termination exercise period for his stock options from three months to twenty-four months following his termination date.

Peter Graf Employment Agreement

In connection with the Merger, Sungevity entered into a revised employment agreement with Mr. Graf, Sungevity’s Chief Product Officer, on July 16, 2016 (the “Graf Employment Agreement”), setting forth the terms of his employment following the Merger. The Graf Employment Agreement supersedes all prior agreements, including, without limitation, his existing extension agreement dated April 21, 2016 and his initial employment offer letter dated September 15, 2015 (the “Graf Prior Agreements”). If the Merger is terminated in accordance with its terms, then the Graf Employment Agreement shall not become effective and shall terminate effective as of the determination that the Merger will not be consummated, in which case the Graf Prior Agreements shall remain in effect.

The Graf Employment Agreement has no specific term and constitutes at-will employment. Under the Graf Employment Agreement, Mr. Graf will remain the Chief Product Officer of Sungevity and, following the consummation of the Merger, will be the Chief Product Officer of Sungevity Holdings. Mr. Graf’s new annual base salary will be $372,000, and he will also be eligible for an annual cash bonus of 40% of his base salary, subject to downward or upward adjustment with no upward cap, based upon achievement of performance-based objectives established by the Sungevity Holdings board of directors. Mr. Graf will continue to be eligible to receive a full range of benefits that are substantially similar to those of the other executive officers of Sungevity Holdings.

Subject to approval by the Easterly board of directors, upon closing of the Merger, Mr. Graf will be eligible to receive the following:

•	an initial stock option grant to purchase 500,000 shares of Sungevity Holdings common stock, which shall vest quarterly over four years in equal increments each quarter; provided that the first 25% shall vest on the one-year anniversary of the date of grant; and
•	an allocation of a number of shares of Sungevity Holdings common stock to be determined in accordance with the terms of the Merger, subject to a one-year lock-up period.

Pursuant to the Graf Employment Agreement, if Mr. Graf’s employment is terminated other than for Cause (as defined in the Graf Employment Agreement) or Mr. Graf resigns for Good Reason (as defined in the Graf Employment Agreement), Mr. Graf will be entitled to the following severance benefits, subject to his signing an irrevocable release of claims: (i) an amount equal to six months of his base salary, which will be paid in equal installments commencing 60 days after his termination of employment; (ii) an amount equal to 50% of his bonus paid in the preceding calendar year, also payable in six monthly installments together with the base salary severance; (iii) reimbursement for premiums paid for coverage pursuant to COBRA for up to six months if such continuation coverage is timely elected; (iv) solely for purposes of vesting of any unvested equity awards, he will be credited with an additional six months of service time; and (v) an extension of the post-termination exercise period for his stock options from three months to six months following his termination date.

Alternatively, if a Change in Control (as defined in the Graf Employment Agreement) occurs following the close of the Merger and Mr. Graf’s employment is subsequently terminated without Cause or he resigns for Good Reason, then Mr. Graf will be entitled to the following severance benefits in lieu of the severance benefits set forth in the preceding paragraph, subject to his signing an irrevocable release of claims: (i) an amount equal to twelve months of his base salary, which will be paid in equal installments commencing 60 days after his termination of employment; (ii) an amount equal to his bonus paid in the preceding calendar year, also payable in twelve monthly installments together with the base salary severance; (iii) reimbursement for premiums paid for coverage pursuant to COBRA for up to twelve months if such continuation coverage is timely elected; (iv) immediate vesting in the right to exercise 100% of any unvested stock option shares outstanding as of the date of the Change in Control; and (v) an extension of the post-termination exercise period for his stock options from three months to twenty-four months following his termination date.

Amanda Duisman Employment Agreement

In connection with the Merger, Sungevity entered into a revised employment agreement with Ms. Duisman, its Acting Chief Financial Officer and Treasurer on July 16, 2016 (the “Duisman Employment Agreement”), setting forth the terms of her employment following the Merger. The Duisman Employment Agreement supersedes all prior agreements, including, without limitation, her existing extension agreement dated April 21, 2016 and her initial employment offer letter dated September 15, 2015 (the “Duisman Prior Agreements”). If the Merger is terminated in accordance with its terms, then the Duisman Employment Agreement shall not become effective and shall terminate effective as of the determination that the Merger will not be consummated, in which case the Duisman Prior Agreements shall remain in effect.

The Duisman Employment Agreement has no specific term and constitutes at-will employment. Under the Duisman Employment Agreement, Ms. Duisman will remain as the Acting Chief Financial Officer and Treasurer of Sungevity and, following the consummation of the Merger, will be the Acting Chief Financial Officer and Treasurer of Sungevity Holdings. Ms. Duisman’s new annual base salary will be $220,000, and she will also be eligible for an annual cash bonus of 40% of her base salary, subject to downward or upward adjustment with no upward cap, based upon achievement of performance-based objectives established by the Sungevity Holdings board of directors. Ms. Duisman will continue to be eligible to receive a full range of benefits that are substantially similar to those of the other executive officers of Sungevity Holdings.

Subject to approval by the Easterly board of directors, upon closing of the Merger, Ms. Duisman will be eligible to receive the following:

•	an initial stock option grant to purchase 100,000 shares of Sungevity Holdings common stock, which shall vest quarterly over four years in equal increments each quarter; provided that the first 25% shall vest on the one-year anniversary of the date of grant; and
•	an allocation of a number of shares of Sungevity Holdings common stock to be determined in accordance with the terms of the Merger, subject to a one-year lock-up period.

Pursuant to the Duisman Employment Agreement, if Ms. Duisman’s employment is terminated other than for Cause (as defined in the Duisman Employment Agreement) or Ms. Duisman resigns for Good Reason (as defined in the Duisman Employment Agreement), Ms. Duisman will be entitled to the following severance benefits, subject to her signing an irrevocable release of claims: (i) an amount equal to six months of her base salary, which will be paid in equal installments commencing 60 days after her termination of employment; (ii) an amount equal to 50% of her bonus paid in the preceding calendar year, also payable in six monthly installments together with the base salary severance; (iii) reimbursement for premiums paid for coverage pursuant to COBRA for up to six months if such continuation coverage is timely elected; (iv) solely for purposes of vesting of any unvested equity awards, she will be credited with an additional six months of service time; and (v) an extension of the post-termination exercise period for her stock options from three months to six months following her termination date.

Alternatively, if a Change in Control (as defined in the Duisman Employment Agreement) occurs following the close of the Merger and Ms. Duisman’s employment is subsequently terminated without Cause or she resigns for Good Reason, then Ms. Duisman will be entitled to the following severance benefits in lieu of the severance benefits set forth in the preceding paragraph, subject to her signing an irrevocable release of claims: (i) an amount equal to twelve months of her base salary, which will be paid in equal installments commencing 60 days after her termination of employment; (ii) an amount equal to her bonus paid in the preceding calendar year, also payable in twelve monthly installments together with the base salary severance; (iii) reimbursement for premiums paid for coverage pursuant to COBRA for up to twelve months if such continuation coverage is timely elected; (iv) immediate vesting in the right to exercise 100% of any unvested stock option shares outstanding as of the date of the Change in Control; and (v) an extension of the post-termination exercise period for her stock options from three months to twenty-four months following her termination date.

Potential Payments Upon Termination or Change in Control

As described above under “Executive Compensation — Employment, Severance and Change in Control Agreements,” Sungevity’s named executive officers are eligible to receive certain severance payments and benefits as described above under the section entitled “Employment, Severance and Change in Control Agreements”.

Employee Benefits Plans

Sungevity Holdings, Inc. 2016 Omnibus Equity Incentive Plan

On June 27, 2016, the board of directors of Easterly approved the Sungevity Holdings, Inc. 2016 Omnibus Equity Incentive Plan. On August 12, 2016 the board of directors of Easterly approved the amendment and restatement of the plan to provide for the grant of unrestricted shares of Easterly common stock. We refer to the Sungevity Holdings, Inc. 2016 Omnibus Equity Incentive Plan as the Omnibus Incentive Plan. The Omnibus Incentive Plan will become effective upon approval by the stockholders pursuant to this joint proxy statement/prospectus. The summary of terms of the Omnibus Incentive Plan are in “Proposal No. 5 —  Approval and Adoption of the Sungevity Holdings, Inc. 2016 Omnibus Equity Incentive Plan.”

Sungevity Holdings, Inc. 2016 Employee Stock Purchase Plan

On June 27, 2016, the board of directors of Easterly approved the Sungevity Holdings, Inc. 2016 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”). The Employee Stock Purchase Plan will become effective immediately prior to consummation of the Merger, subject to the approval of the stockholders of Easterly. The summary of terms of the Employee Stock Purchase Plan are in “Proposal No. 6 — Approval and Adoption of the Sungevity Holdings, Inc. 2016 Employee Stock Purchase Plan.”

401(k) Plan

Sungevity maintains a tax-qualified retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Plan participants are able to defer eligible compensation subject to applicable annual Code limits. Each participant may elect to make pre-tax contributions to a traditional 401(k) plan or post-tax contributions to a Roth 401(k) plan. Contributions are allocated to his or her individual account and are make discretionary contributions to the 401(k) plan but have not done so to date. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, pre-tax contributions to a traditional 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan. With respect to contributions to a Roth 401(k) plan, contributions are made on an after-tax basis, but the distribution from the Roth 401(k) plan, including any earnings, is not taxable.

SUNGEVITY MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Sungevity’s financial condition and results of operations should be read in conjunction with its consolidated financial statements and the related notes to those statements included elsewhere in this document. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Sungevity’s actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under “Risk Factors” and elsewhere in this joint proxy and consent solicitation statement/prospectus.

Overview

Sungevity is a technology company whose platform enables the sale and installation of solar energy systems to residential and commercial customers in the United States and internationally. Sungevity serves customers in 14 U.S. states and the District of Columbia, as well as in the Netherlands, Belgium, Germany and the United Kingdom.

Customers choose Sungevity to lower their energy costs, for the high level of customer service attributable to its “trusted advisor” sales approach and online customer service tools, for the ability to select from multiple product and financing offerings and the environmental benefits of solar.

Sungevity’s customers have the option to lease a Sungevity Energy System, purchase energy from a Sungevity Energy System through a power purchase agreement (PPA) or purchase the Sungevity Energy System directly through a cash purchase. The leases and PPAs are typically for 20 years with little to no upfront costs and facilitated through contracts with an MSA finance partner or Sungevity, which contracted assets are then sold to an MSA finance partner. In all customer interactions, Sungevity or its reseller partner actively participates in the sales transaction, whether the customer chooses to use cash, a loan, lease or PPA, through the marketing, installation and ongoing monitoring of the Sungevity Energy System. In the three and six months ended June 30, 2016, approximately 54% and 58%, respectively, of Sungevity’s gross U.S. unit sales, which consist of signed customer contracts, were through leases or PPAs. This is in contrast to Europe, where 100% of sales in the three and six months ended June 30, 2016 were direct cash purchases.

All of Sungevity’s cash sales, which include sales financed by third party loans, as well as its contracted assets, which include Sungevity Energy Systems subject to leases and PPAs, are recognized as revenue at the time the title to the Sungevity Energy System is transferred and it is interconnected to the grid. The contracted assets qualify for total consideration as revenue because they are sold to asset purchasers under master sale agreements, or MSAs, that transfer ownership of the contracted assets to the MSA asset purchaser. Sungevity believes its focus on the business model under which the ownership is transferred to cash customers or financing partners under MSAs as the system is interconnected to the grid or PTO is received is beneficial because this approach reduces working capital requirements, and simplifies Sungevity’s results of operations, compared to other residential solar companies that rely upon captive tax equity investment fund financing and ongoing refinancing of their assets.

Sungevity has invested heavily to develop a web-based, technology-enabled platform to automate the lead-generation, design, sale, financing, procurement, installation and monitoring of solar energy systems. The Sungevity technology platform is at the core of Sungevity’s asset-light business model, allowing the company to focus on delivering superior customer experience and value, while outsourcing the more capital intensive activities to a network of third-party providers of hardware, installation services and financing.

The platform also facilitates partnerships with lead-generators and resellers to drive efficient customer growth. Regardless of the originating partner or marketing channel, all Sungevity customers enjoy the same best-in-class customer experience and the differentiated Sungevity Energy System. Customer referrals have accounted for 27% of Sungevity sales over the last five years through June 30, 2016. Sungevity believes that this is a direct result of the high standard of customer service and the referral technology tools in the platform. The growing network of highly engaged and satisfied customers, along with energy data collected, also creates an opportunity for Sungevity to upsell new products and services in the future.

Sungevity believes its scalable, technology-driven approach provides it with a competitive advantage over vertically integrated solar companies to reach the millions of customers who can now benefit from solar energy in multiple markets around the world. The asset-light business model allows the company to benefit from:

•	Avoided capital investment needed to scale physical installation operations in each market served, and the ability to rank and select the best installers in each market.
•	Avoided capital investment for hardware manufacturing facilities, and the freedom to offer the choice of leading solar hardware to each customer as a trusted advisor.
•	Avoided dilutive equity capital required to finance systems on balance sheet, and the ability to offer a choice of financing solutions as a trusted advisor.
•	Focused management time toward and capital investment into the platform, driving increased value for customers and more efficient processes.
•	The ability to expand geographic coverage in the U.S. and overseas with minimal capital investment and the flexibility to shift focus between markets as local regulatory and economic opportunities change.
•	Higher growth through leveraging partners’ existing customer relationships, versus relying on directly acquired customer leads.
•	Revenue recognition occurring upon completed sale and installation for Sungevity Energy Systems sold under MSAs.

Sungevity’s platform integrates an ecosystem of referring customers, lead generators, resellers, installers and financing and supply-chain partners, allowing a variety of organizations to participate in the burgeoning solar market. Partners benefit from the scale, technology and collective expertise in the platform, generating value from solar sales without the need for significant investment in their own online and mobile applications, software tools and end to end supply chain. As the platform continues to scale and improve, the value to each individual platform user increases, thus creating further economies of scale and high barriers to entry.

Sungevity sells customer contracts and fully installed and interconnected systems to a variety of financing partners including Sunrun, Kina’ole, and others.

Initially, Sungevity financed its sales through tax equity investment funds similar to other residential solar companies, but in early 2014, Sungevity began selling its contracted assets and services under MSAs. Sungevity’s ability to recognize 100% of the lease and PPA revenue upfront depends in part on its ability to sell the contracted assets and related investment tax credits (ITCs), accelerated tax depreciation and other incentives under MSAs. The initial MSA purchaser was Sunrun Inc., and in 2014 and 2015 Sungevity entered into MSAs with other parties, including an MSA with Kina’ole Capital Partners, LLC, which is funded in part by Patagonia, Inc.

Sungevity entered into a preferred partner agreement with Solar Mosaic, Inc. in February 2015 that enables Solar Mosaic to provide loans to Sungevity’s customers who prefer to purchase their Sungevity Energy Systems rather than lease them. The Solar Mosaic agreement pays Sungevity across project milestones. Sungevity does not currently have a minimum monthly volume commitment for Solar Mosaic-financed installed systems.

For lease and PPA customers, Sungevity competes mainly with the retail electricity rate charged by the utilities in the markets Sungevity serves, and its strategy is to price the solar energy it sells below that local utility rate. The price paid by Sungevity customers for Sungevity Energy Systems varies depending on the state where the customer is located and the local utility, as well as the prices other solar energy companies charge in that region.

Below is a description of Sungevity’s sales mix for U.S. residential solar:

•	Cash purchases represented approximately 19%, 16% and 16% of Sungevity gross U.S. unit sales in the fiscal year ended December 31, 2015 and the three and six months ended June 30, 2016,

respectively. Payments from cash sales are spread across project milestones, from permitting to interconnection. Where applicable, Sungevity collects rebate incentives from appropriate authorities. In Europe, 100% of Sungevity’s customer sales are in cash.
•	Solar loan purchases through one of Sungevity’s loan provider partners represented approximately 6%, 30% and 25% of Sungevity gross U.S. unit sales in the fiscal year ended December 31, 2015 and the three and six months ended June 30, 2016, respectively. Similar to cash sales, the collection of payments is spread across project milestones, from permitting to interconnection. For such customer loans, Sungevity connects the customer with one of its loan provider partners and the customer signs a loan agreement with this loan provider. Loans were not introduced in any measurable volume until mid-2015. Since the loans are provided by Sungevity’s partners to customers to finance cash purchases of Sungevity Energy Systems, these are represented as cash sales for accounting purposes.
•	Contracted assets, including leases and PPAs, are sold into MSA arrangements and represented approximately 75%, 54% and 58% of Sungevity’s gross U.S. unit sales in the fiscal year ended December 31, 2015 and the three and six months ended June 30, 2016, respectively. Sungevity is paid across project milestones under these MSA arrangements.

As of June 30, 2016, Sungevity has over 27,000 residential customers. Sungevity’s deployment of Sungevity Energy Systems has grown at a compound annual growth rate of over 77% over the last five years. Throughout Sungevity’s history of rapid growth, it has maintained exceptional customer experience scores, with an average net promoter score of 65 from March 2011 to June 2016. Sungevity’s goal is to cultivate long term relationships with its customers. Sungevity believes this ongoing customer engagement will provide opportunities for Sungevity to generate additional revenue as customer interest in home energy management, energy storage, electric vehicle chargers and related products increases. To date, these products and services have not generated significant revenue.

Below is a chronology of some of Sungevity’s significant corporate milestones:

•	2006: Sungevity was founded and, in 2007, Sungevity sold its first Sungevity Energy System in California.
•	2008: Sungevity began using its proprietary Remote Solar Design software to provide customers with Sungevity Energy System designs and quotes entirely online, an industry first and now the approach in general use.
•	2010: Sungevity began offering solar leases for the Sungevity Energy System.
•	2011: Sungevity started its partnership with Lowe’s to sell Sungevity Energy Systems to Lowe’s customers and maintain a presence in certain Lowe’s stores.
•	2011: Sungevity entered five U.S. states on the East Coast and entered the Netherlands market after acquiring a minority interest in Zonline, B.V.
•	2013: Sungevity launched its proprietary Instant iQuote software, which can automatically design Sungevity Energy Systems for all residences in a locality without the need for a human designer.
•	2014: Sungevity transitioned from the financing of its Sungevity Energy Systems through tax equity financing structures to selling its contracted Sungevity Energy Systems to asset purchasers through master sale agreements.
•	2014: Sungevity purchased the remainder of Zonline and renamed it Sungevity Netherlands, B.V.
•	2014: Sungevity began selling Sungevity Energy Systems to E.ON’s customers in the Netherlands.
•	2015: Sungevity began selling Sungevity Energy Systems to E.ON’s customers in Germany and the U.K.
•	2015: Sungevity began offering complimentary electric vehicle in-home chargers and Sungevity-branded consumption meters and to its residential customers in select markets.

•	2015: Sungevity entered into agreements with resellers, including SLR Energy, and launched its reseller platform.
•	2015: Sungevity began selling its Sungevity Energy Systems to commercial customers.
•	2016: Sungevity began offering Sonnen batteries to its customers as an extension to Sungevity Energy Systems in select markets.
•	2016: Sungevity completed and interconnected a small utility-scale solar farm, commissioned by Kansas City Power & Light, demonstrating Sungevity’s capabilities in solar design, engineering and project management.

Recent Developments

•	On June 20, 2016, Sungevity signed a binding term sheet for the expansion of its Kina’ole MSA for further asset purchases in 2016. Similar to the existing Kina’ole MSA, Kina’ole will purchase the Sungevity Energy Systems and related contractual assets.
•	In August 2016, Sungevity began selling its Sungevity Energy Systems to ENGIE Electrabel customers in Belgium.
•	From August through September 2016, Sungevity issued approximately $10.8 million of subordinated convertible note securities. The use of proceeds was for general corporate purposes. See “— Debt Instruments — Subordinated Convertible Notes” for more information.

Master Sale Agreements

Sungevity’s strategy is to offer choice to its customers and have multiple partners and multiple financing solutions. Where customers choose leases or PPAs, Sungevity’s strategy is to monetize 100% of its interest in Sungevity Energy Systems that are subject to leases and PPAs and receive upfront cash payments by selling these contracted assets to asset purchasers under a MSA. Under U.S. GAAP, Sungevity records the sale of its contracted assets to asset purchasers under MSAs as a gain on sale, which results in revenue recognition. In March 2014, Sungevity transitioned from a strategy that relied on financing its sales through tax equity investment funds and debt funds, similar to its competitors in the residential solar industry, to selling Sungevity Energy Systems and related contracted assets and services under MSAs. Sungevity’s long-term leases and PPAs create recurring customer payments, ITCs, accelerated tax depreciation, solar renewable energy credits and other government incentives. Sungevity believes that the Sungevity Energy Systems and related leases, PPAs and services are attractive to asset purchasers due to the long-term, recurring nature of the cash flows generated by Sungevity customer contracts, which are typically 20 years, the favorable credit profiles of Sungevity customers, low historic default rates, and the low level of performance guarantee payments made to customers to date. In the six months ended June 30, 2016, Sungevity’s newly contracted customers under a lease or PPA had an average FICO score of 738. In addition, asset purchasers can receive ITCs, accelerated depreciation and certain government or utility incentives associated with ownership of the solar energy asset, which improve their after-tax returns. Generally, the MSA asset purchasers are investors that own and operate assets in the energy industry, solar finance companies, or private equity funds that have existing tax equity or that partner with tax equity investors.

Sungevity has entered into multiple MSAs in the past, but currently it predominantly uses its MSA with Kina’ole. Prior to entering into the Kina’ole MSA, Sungevity sold its assets to Sunrun and Kilowatt Financial under similar arrangements. Sungevity’s MSAs require the asset purchaser to acquire the assets based on committed capital if the projects achieve specified milestones and certain eligibility criteria, such as FICO credit score. The MSAs contain pricing parameters that vary with a given U.S. state and applicable utility to reflect elements like SREC government incentives, which determine the purchase price of the contracted assets. Sungevity is currently negotiating with potential asset purchasers for new, additional MSAs. Sungevity believes that, due to the maturation of the residential solar industry and the track record of solar energy asset performance, there is an increasing pool of potential asset purchasers interested in MSAs. For further information regarding Sungevity’s MSAs, including the associated risks, see “Factors Affecting Sungevity’s Performance” and “Risk Factors.”

Key Operating Metrics

Sungevity regularly reviews a number of metrics, including the following key operating metrics, to evaluate its business, measure its performance, identify trends affecting its business and make strategic decisions. Furthermore, other companies may calculate these metrics differently than Sungevity, which would reduce their usefulness as a comparative measure.

Customers and Units Sold

Sungevity tracks the number of residential customers where it has installed or contracted to install a Sungevity Energy System, and it tracks units installed and interconnected. Sungevity customers either purchase a Sungevity Energy System or finance the system under a long-term lease or PPA, which Sungevity sells pursuant to an MSA. Tracking units sold allows Sungevity to report the growth of future product sales on the same basis as Sungevity Energy Systems. Sungevity believes tracking customers and units sold is an indicator of the growth rate of its sales platform and all of Sungevity’s products.

The following table sets forth the cumulative Sungevity Energy System customers, net of cancellations, as of the dates presented:

	As of December 31,			As of June 30,
	2014	2015	% Change	2015	2016	% Change
Cumulative customers(1)	13,913	23,210	67%	17,405	27,054	55%
Cumulative units installed	11,977	19,599	64%	15,242	24,231	59%
Cumulative units interconnected	11,355	18,751	65%	14,674	23,628	61%

(1)	Cumulative customers represents residential properties in U.S. and international markets where Sungevity has installed or contracted to install a Sungevity Energy System.

Factors Affecting Sungevity’s Performance

Sales lead generation from channel partners.  Sungevity generates its sales through outside and internal sales sources. Outside sales sources include lead generation partners such as Lowe’s, resellers such as SLR Energy, affinity sales partners such as Sierra Club, and customer referrals. Sungevity’s sales growth will depend on the ability to leverage the Sungevity sales platform. Sungevity believes that its platform allows for rapid and cost efficient entry into new geographic markets. Sungevity is currently exploring new sales channel partnerships, including relationships with new resellers and additional lead generation partners that have access to large numbers of potential customers.

Availability of master sale agreements.  Sungevity’s future success depends on its ability to sell its future Sungevity Energy Systems to third parties on competitive terms to finance the growth of its operations at a low weighted average cost of capital. Sungevity relies heavily on MSAs and has successfully entered into six MSAs since 2014 for the purchase of Sungevity’s residential and commercial contracted assets. From March of 2014 through January of 2016, Sungevity primarily relied on Sunrun as its MSA financing partner. Beginning in late January of 2016, Sungevity ceased selling systems to Sunrun and began to sell to Kina’ole as the predominant MSA financing partner. All of Sungevity’s current MSAs rely on tax equity fund investors to partner with them on the purchase of assets. However, tax equity investors remain in short supply, due in part to the illiquid nature of these investments and in part to the limited number of investors who are able to utilize the tax benefits generated by these investment funds. Sungevity intends to establish additional MSAs to finance Sungevity Energy Systems, some of which may not rely on tax equity fund investors and is currently negotiating with new MSA financing partners. For additional information regarding Sungevity’s MSA and tax equity funds, see “— Master Sales Agreements”, “ — Liquidity and Capital Resources — Sources of Financing” and “Risk Factors.”

Availability of capital for loan sales.  Sungevity is increasingly selling Sungevity Energy Systems to customers under loan products offered by third-party lenders, with loans increasing from 2% to 25% of gross U.S. unit sales in the six months ended June 30, 2015 and 2016, respectively. Sungevity depends on third-party loan providers to finance the growth of this product offering and relies on the lenders to offer competitive rates. Sungevity currently has multiple partnership agreements for the partners to provide loans to Sungevity’s customers, and intends to attract additional lenders to its platform in order to satisfy evolving customer preferences.

Investment in the Sungevity platform to differentiate Sungevity and innovate.  A key component of the Sungevity growth strategy is to invest in its platform by improving its capabilities, maintaining and growing strategic partnerships, and developing and expanding its relationships with hardware and installer partners, as well as sales channel partners. Sungevity believes that increasing numbers of local and regional competitors will enter the market as solar energy becomes more prevalent, and that many of these new entrants will choose to partner with a platform, instead of pursuing a vertically integrated model that requires heavy investment in infrastructure. These new entrants are likely to choose a platform based on the strength of its software and analytics tools and ease of integration. Sungevity believes that its continued investment in its platform will allow it to capture a strong share of the local and regional lead generation and installer network. Sungevity’s focus will be to deliver significant value to these potential partners, but many of them will still decide to partner with Sungevity’s competitors or enter the market alone, which could negatively affect Sungevity’s growth.

Government incentives and regulation.  Residential solar sales receive substantial support from continued governmental incentives and favorable regulatory policies in the form of ITCs and other tax credits and exemptions, utility or local rebates, and financial incentives such as solar renewable energy certificates, or SRECs. If this support diminishes, the price Sungevity charges to customers for Sungevity Energy Systems will increase and Sungevity’s ability to find asset purchasers for the contracted assets on acceptable terms, or at all, could be materially and adversely affected.

Cost of systems.  The declining cost of solar panels and the raw materials necessary to manufacture them has been a key driver in the pricing of Sungevity Energy Systems and customer adoption of solar energy. Any increase in the cost of solar panels, other components of Sungevity Energy Systems and raw materials would increase the costs of Sungevity Energy Systems, and could reduce Sungevity’s ability to offer compelling pricing to homeowners, slow its growth and cause Sungevity’s financial results to suffer.

New markets, new products.  Sungevity currently sells into U.S. states and international countries with favorable solar energy economics, and plans to utilize its asset-light model to expand into new markets in the United States and abroad as solar energy becomes more cost effective and reaches grid parity in those markets. In current and future markets, Sungevity also plans to extend its platform to offer additional products to customers, such as battery storage and home energy management.

Components of Results of Operations

Revenue

Change in Financing Model.  Until March 2014, Sungevity transferred its customer operating leases and Sungevity Energy Systems to tax equity funds in which it has an equity ownership interest. Under a tax equity fund structure, Sungevity recognizes revenue on a straight line basis over the term of the lease. In March 2014, Sungevity transitioned from a tax equity fund structure to an MSA structure as the predominant method to finance Sungevity Energy Systems.

Sungevity Energy System Sales.  Sungevity Energy System sales are comprised of revenue from the sale of Sungevity Energy Systems to cash paying customers or to asset purchasers under an MSA. Sungevity has historically recognized revenue when the Sungevity Energy System is interconnected and all other revenue recognition criteria have been met.

Lease Revenue.  For leased Sungevity Energy Systems that Sungevity continues to own directly or indirectly, which it refers to as Sungevity-owned systems, Sungevity classifies and accounts for its leases to customers as operating leases. Sungevity ceased generating Sungevity-owned systems beginning in 2014. Sungevity considers the proceeds from Sungevity Energy System rebate incentives offered by certain state and local governments to form part of the revenue from Sungevity-owned systems. Sungevity recognizes revenue from Sungevity-owned systems over the operating lease term on a straight-line basis. The term of Sungevity-owned systems typically ranges between 10 to 20 years. Starting in early 2012, Sungevity ceased offering leases for periods of less than 20 years. Additionally, Sungevity recognizes revenue from SRECs, as part of revenue from operating leases upon transfer of the SREC to a third party. SRECs are certificates that represent the generation of clean solar energy and are purchased by utilities to meet their renewable energy production requirements. In December 2014, a wholly-owned subsidiary of Sungevity entered into a forward sale agreement with Noble Americas Gas and Power Corp. for the sale of Massachusetts, Maryland and New Jersey SRECs for 2015 through 2019. The nominal amount of the transaction is approximately $5 million and any SRECs produced in excess of the agreement revert to Sungevity.

Cost of Revenue

Sungevity Energy Systems.  The majority of a Sungevity Energy System’s cost of revenue consists of the costs of the Sungevity Energy System components and installation costs. Sungevity acquires the significant component parts of the Sungevity Energy Systems directly from manufacturers. Sungevity’s preferred installers install the residential Sungevity Energy Systems. The Sungevity Energy System cost of revenue also includes engineering and design costs, estimated warranty costs and freight charges.

Operating Leases.  Operating leases cost of revenue primarily consists of depreciation of the cost of Sungevity Energy Systems, reduced by the amortization of U.S. Treasury Department grant income and amortization of initial direct costs associated with those systems. Initial direct costs, consisting of referral fees, sales commissions, system design and other administrative costs are capitalized as incurred and amortized over the life of the lease.

Sales and Marketing Expenses.  Sales and marketing expenses include personnel costs such as salaries, benefits, bonuses, sales commissions and stock-based compensation, as well as advertising, promotional and other marketing related expenses. Sales and marketing expenses also include customer referral fees, travel and professional services. Sungevity expects sales and marketing costs to increase in absolute dollars in future periods because it expects to grow its sales headcount and expand its marketing efforts. However, sales and marketing expense as a percentage of revenue is expected to decrease over the long term as Sungevity grows its business.

General and Administrative Expenses.  General and administrative expenses include personnel costs such as salaries, bonuses and stock-based compensation and professional fees related to legal, human resources, accounting and structured finance services. General and administrative expenses also include costs related to facilities and information technology, travel and professional services. Sungevity anticipates that it will incur additional administrative costs, including headcount, to support the growth in its business and the additional costs of being a public company.

Interest Expense.  Interest expense primarily consists of the interest charges associated with Sungevity’s secured credit revolving loan agreements, long-term debt facilities, financing obligations, amortization of warrants and charges for beneficial conversion features embedded in convertible debt. Sungevity’s revolving and term loans with Hercules Capital, Inc. are subject to variable interest rates. The interest rate on Sungevity’s financing obligation under the Hercules revolving and term loans is fixed at the inception of the related transaction based on the incremental borrowing rate in effect on such date or the effective interest rate in the arrangement giving rise to the obligation, and is subject to adjustment upon a prime rate change. Sungevity’s credit agreement with Energy Capital Partners, or ECP, as well as its subordinated convertible notes are subject to fixed interest rates. The interest rate for term loans outstanding under the ECP credit agreement is fixed as of the applicable term loan draw date, subject to adjustment for payment in kind interest. The interest rate under the subordinated convertible notes is 15%. Interest expense also includes the non-cash impact of amortization of debt discounts associated with Sungevity’s secured credit revolvers or long-term debt facilities and the impact of beneficial conversion features.

Change in Fair Value of Warrants Gain (Loss).  Sungevity classifies its outstanding convertible preferred stock warrants as a liability. These warrants are subject to remeasurement to fair value at each reporting date with any changes in fair value being recognized, net, in Sungevity’s consolidated statement of operations. Until this Business Combination closes, Sungevity expects to continue to record a material non-cash adjustments in its consolidated statement of operations related to the remeasurement of these warrants. Sungevity expects that all warrants will be extinguished in connection with the consummation of the Merger.

Other Income (Expense), Net.  Other income and expenses is comprised of a nominal amount of interest income generated by Sungevity’s cash holdings in interest bearing accounts and other miscellaneous expenses.

Net Income (Loss) Attributable to Common Stockholders.  Sungevity determines the net income (loss) attributable to stockholders by deducting from net income (loss) in a period the net income (loss) attributable to redeemable noncontrolling interests. The net income (loss) attributable to redeemable noncontrolling interests represents Sungevity’s tax equity fund investors’ allocable share in the results of the tax equity funds. Sungevity has determined that the provisions in the contractual arrangements with tax equity funds represent substantive profit sharing arrangements. Sungevity has further determined that the appropriate methodology for calculating the redeemable noncontrolling interests balances that reflects the substantive profit sharing arrangements is a balance sheet approach using the hypothetical liquidation at book value method, or HLBV method. Sungevity therefore uses the HLBV method to determine the allocable share of the results of the tax equity funds attributable to the fund investors, which Sungevity records in the consolidated balance sheets as redeemable noncontrolling interests in subsidiaries. The HLBV method determines the fund investors’ allocable share of results of the tax equity fund by calculating the net change in the investors’ share in the consolidated net assets of the fund at the beginning and at the end of a period after adjusting for any transactions with the fund investor such as capital contributions or cash distributions.

Results of Operations

Three Months Ended June 30, 2015 and 2016

Revenue

(in thousands)	Three Months Ended June 30,		Change
	2015	2016	$	%
Sales of solar energy systems	$33,252	$53,848	$20,596	62%
Lease revenue	2,228	2,504	276	12%
Total revenue	$35,480	$56,352	$20,872	59%

For the three months ended June 30, 2015 and June 30, 2016, Sungevity interconnected 1,713 units and 2,399 units, respectively, on residential properties in the United States and international markets, representing an increase of 40%. This growth was driven primarily by increased sales due to growth in directly generated leads, onboarding of reseller partners, and shorter installation timeframes. Additionally, the Kansas City Power and Light small utility-scale project was interconnected in June 2016, contributing to an additional increase in revenue for the three months ended June 30, 2016.

Cost of Revenue and Gross Profit

(in thousands)	Three Months Ended June 30,		Change
	2015	2016	$	%
Cost of revenue:
Solar energy systems	$25,764	$41,598	$15,834	61%
Operating leases	1,090	981	(109)	(10)%
Total cost of revenue	$26,854	$42,579	$15,725	59%
Gross profit:
Solar energy systems	$7,488	$12,250	$4,761	64%
Operating leases	1,138	1,523	385	34%
Total gross profit	$8,626	$13,773	$5,147	60%

Cost of revenue of solar energy systems increased primarily due to the increase in sales of Sungevity Energy Systems and their installation, as discussed above, offset by reductions in Sungevity Energy System component costs.

Gross profit from sales of solar energy systems increased by $4.8 million, primarily due to an increase in the number of units interconnected. Gross margin increased from 24% to 25% for the three months ended

June 30, 2015 and 2016, respectively, with decreasing component and installer labor costs more than offsetting rebate reductions and pricing promotions in targeted markets.

Operating Expenses

(in thousands)	Three Months Ended June 30,		Change
	2015	2016	$	%
Sales and marketing expense	$15,754	$12,098	$(3,656)	(23)%
General and administrative expense	19,142	28,977	9,835	12%
Total operating expenses	$34,896	$41,075	$(6,179)	(4)%

Sales and marketing cost declines, both overall and as a percentage of revenue, were driven by three main factors. First, the reduction in outside based field staff in March 2016 led to increased lead conversion efficiency and a corresponding decrease of sales and marketing-based salary expense. Second, a revised compensation plan and movement of staff to Kansas City also contributed to a lower outright sales expense. Commission expense decreased from $2.2 million to $1.6 million, despite an increase in units sold. Finally, the expense associated with direct lead procurement was reduced from $3.0 million to $1.6 million for the three-month period through June 30, 2015 and 2016, respectively.

The increase in general and administrative expenses was primarily due to $7.5 million related to termination fees resulting from a cancelled transaction agreement.

Other Income (Expenses)

(in thousands)	Three Months Ended June 30,		Change
	2015	2016	$	%
Interest expense, net	$(3,569)	$(4,005)	$(436)	12%
Change in fair value of warrants gain (loss)	1,358	4,074	2,716	200%
Other income (expense), net	(2)	75	77	3,850%
Total interest and all other income (expense), net	$(2,213)	$144	$2,357	107%

Interest expense is comprised of imputed interest on financing obligations, interest expense on bank borrowings and from charges incurred for convertible debt conversion into preferred shares.

The change in fair value of convertible preferred stock warrants resulted primarily from revaluation of the outstanding convertible preferred stock warrants from period to period. Following the completion of this Business Combination, Sungevity does not expect this expense to recur.

Net Income Attributable to Redeemable Noncontrolling Interests

(in thousands)	Three Months Ended June 30,		Change
	2015	2016	$	%
Net income attributable to redeemable noncontrolling interests	$725	$384	$(341)	(47)%

Net income attributable to redeemable noncontrolling interests represents the share of net income allocated to the investors in the tax equity funds. This amount is determined as the change in the investors’ interests in the tax equity funds between the beginning and end of each reported period as recognized in Sungevity’s consolidated balance sheets. The amount recognized in Sungevity’s consolidated balance sheets is calculated using the HLBV method, less any capital contributions net of any capital distributions. The calculation is dependent on several factors including the specific contractual liquidation provisions of each tax equity fund and tax attributes allocated to the investors, including tax bonus depreciation, investment tax credits or U.S. Treasury Department grants in lieu of the investment tax credits, the existence of guarantees of minimum returns to the investors by Sungevity, and the allocation of tax income or losses, including provisions that govern the level of deficits that can be funded by the investors in a liquidation scenario. The calculation is also affected by the cost of the assets sold to the tax equity funds, which forms the book basis of the net assets allocated to the investors assuming a liquidation scenario.

Six Months Ended June 30, 2015 and 2016

Revenue

(in thousands)	Six Months Ended June 30,		Change
	2015	2016	$	%
Sales of solar energy systems	$66,167	$99,597	$33,430	51%
Lease revenue	4,391	4,608	217	5%
Total revenue	$70,558	$104,205	$33,647	48%

For the six months ended June 30, 2015 and June 30, 2016, Sungevity interconnected 3,319 units and 4,877 units, respectively, on residential properties in the United States and international markets, representing an increase of 47%. This growth was driven primarily by increased sales due to growth in directly generated leads, onboarding of reseller partners, and shorter installation timeframes. Additionally, the Kansas City Power and Light small utility-scale project was interconnected in June 2016, contributing to an additional increase in revenue for the six months ended June 30, 2016.

Cost of Revenue and Gross Profit

(in thousands)	Six Months Ended June 30,		Change
	2015	2016	$	%
Cost of revenue:
Solar energy systems	$51,170	$77,306	$26,136	51%
Operating leases	2,149	1,833	(316)	(15)%
Total cost of revenue	$53,319	$79,139	$25,820	48%
Gross profit:
Solar energy systems	$14,997	$22,291	$7,294	49%
Operating leases	2,242	2,775	533	24%
Total gross profit	$17,239	$25,066	$7,827	45%

Cost of revenue of solar energy systems increased primarily due to the increase in sales of Sungevity Energy Systems and their installation, as discussed above, offset by reductions in Sungevity Energy System component costs.

Gross profit from sales of solar energy systems increased by $7.8 million, primarily due to an increase in the number of units interconnected. Gross margin remained constant at 24% for the six months ended June 30, 2015 and 2016, respectively, with decreasing component and installer labor costs more than offsetting rebate reductions and pricing promotions in targeted markets.

Operating Expenses

(in thousands)	Six Months Ended June 30,		Change
	2015	2016	$	%
Sales and marketing expense	$27,674	$26,012	$(1,662)	(6)%
General and administrative expense	35,033	50,789	15,756	45%
Total operating expenses	$62,707	$76,801	$14,094	22%

Sales and marketing cost declines, both overall and as a percentage of revenue, were driven by three main factors. First, the reduction in outside based field staff in March 2016 led to increased lead conversion efficiency and a corresponding decrease of sales and marketing-based salary expense. Second, a revised compensation plan and movement of staff to Kansas City also contributed to a lower outright sales expense. Commission expense decreased from $4.3 million to $2.5 million, despite an increase in units sold. Finally, the expense associated with direct lead procurement was reduced from $4.8 million to $3.6 million for the three month period through June 30, 2015 and 2016, respectively.

The increase in general and administrative expenses was driven primarily by an increase in general and administrative headcount to support the growth of Sungevity’s business, as well as charges related to the reduction in force in March 2016. As a result of increased headcount, compensation and benefit costs increased by $6.5 million, from $21.6 million to $28.1 million. General and administrative expenses also increased by $7.5 million related to termination fees resulting from a cancelled transaction agreement. The remaining $0.5 million increase in general and administrative expenses was due to miscellaneous costs associated with software related costs, facilities expenses and depreciation.

Other Income (Expenses)

(in thousands)	Six Months Ended June 30,		Change
	2015	2016	$	%
Interest expense, net	$(5,829)	$(7,547)	$(1,718)	29%
Change in fair value of warrants gain (loss)	2,026	4,074	2,048	101%
Other income (expense), net	(383)	280	663	173%
Total interest and all other income (expense), net	$(4,186)	$(3,193)	$993	24%

Interest expense is comprised of imputed interest on financing obligations, interest expense on bank borrowings and from charges incurred for convertible debt conversion into preferred shares. Interest expense, net, increased by $1.7 million primarily due to interest and amortization of debt discount related to the change in Sungevity’s revolving line of credit provider and an additional term loan of $35.0 million.

The change in fair value of convertible preferred stock warrants resulted primarily from revaluation of the outstanding convertible preferred stock warrants from period to period. Following the completion of this Business Combination, Sungevity does not expect this expense to recur.

Net Income Attributable to Redeemable Noncontrolling Interests

(in thousands)	Six Months Ended June 30,		Change
	2015	2016	$	%
Net income attributable to redeemable noncontrolling interests	$1,224	$895	$(329)	(27)%

Net income attributable to redeemable noncontrolling interests represents the share of net income allocated to the investors in the tax equity funds. This amount is determined as the change in the investors’ interests in the tax equity funds between the beginning and end of each reported period as recognized in Sungevity’s consolidated balance sheets. The amount recognized in Sungevity’s consolidated balance sheets is calculated using the HLBV method, less any capital contributions net of any capital distributions. The calculation is dependent on several factors including the specific contractual liquidation provisions of each tax equity fund and tax attributes allocated to the investors, including tax bonus depreciation, investment tax credits or U.S. Treasury Department grants in lieu of the investment tax credits, the existence of guarantees of minimum returns to the investors by Sungevity, and the allocation of tax income or losses, including provisions that govern the level of deficits that can be funded by the investors in a liquidation scenario. The calculation is also affected by the cost of the assets sold to the tax equity funds, which forms the book basis of the net assets allocated to the investors assuming a liquidation scenario.

Years Ended December 31, 2014 and 2015

Revenue

(in thousands)	Year Ended December 31,		Change
	2014	2015	$	%
Sales of solar energy systems	$98,603	$142,014	$43,411	44%
Operating leases	$8,662	$8,501	$(161)	(2)%
Total revenue	$107,265	$150,515	$43,250	40%

For the years ended 2014 and 2015, Sungevity interconnected 5,250 units and 7,404 units, respectively, representing an increase of 41% driven primarily by increased sales and shorter installation timeframes. This increase in units was driven primarily by increased leads generated from major sales channels, improved sales conversions of the leads, greater customer choices of financing options, and a new premium Sungevity Energy System product offering. Operating lease revenues are consistent year over year and Sungevity expects that they will remain flat over time.

Cost of Revenue and Gross Profit

(in thousands)	Year Ended December 31,		Change
	2014	2015	$	%
Cost of revenue:
Solar energy systems	$75,760	$110,631	$34,871	46%
Operating leases	4,559	4,324	(235)	(5)%
Total cost of revenue	$80,319	$114,955	$34,636	43%
Gross profit:
Solar energy systems	$22,843	$31,383	$8,540	37%
Operating leases	4,103	4,177	74	2%
Total gross profit	$26,946	$35,560	$8,614	32%

Cost of revenue of solar energy systems increased primarily due to the increase in sales of solar energy systems and their installation, as discussed above, offset by reductions in solar energy system component costs.

Gross profit from sales of solar energy systems increased by $8.5 million, primarily due to an increase in the number of units interconnected. Gross margin decreased from 25% to 24% for the years 2014 and 2015, respectively, primarily due to rebate reductions and a change in geographic sales mix.

Operating Expenses

(in thousands)	Year Ended December 31,		Change
	2014	2015	$	%
Sales and marketing expense	$38,721	$62,156	$23,435	61%
General and administrative expense	50,834	78,484	27,650	54%
Total operating expense	$89,555	$140,640	$51,085	57%

Sales and marketing expense increased primarily due to increased marketing activities in 2015, as Sungevity intensified its marketing efforts in new and existing territories. Spending on promotional marketing costs increased by $5.2 million, from $11.4 million in 2014 to $16.6 million in 2015. In line with increased marketing efforts, Sungevity increased sales and marketing headcount substantially from fiscal year 2014 to 2015. The increase in headcount resulted in an additional $15.9 million in compensation and benefit costs, increasing from $20.3 million in 2014 to $36.2 million in 2015. The remaining $2.3 million increase in sales and marketing expenses was due to miscellaneous costs associated with referral fees, vehicle costs and other sales and marketing expenses.

The increase in general and administrative expenses was driven primarily by an approximate 46% increase in general and administrative headcount to support the growth of Sungevity’s business and in preparation for operating as a public company. As a result of increased headcount, compensation and benefit costs increased by $20.3 million, from $28.8 million in 2014 million to $49.1 million in 2015. The remaining $7.4 million increase in general and administrative expenses was primarily due to costs associated with depreciation, facilities, professional fees and software related costs.

Other Income (Expenses)

(in thousands)	Year Ended December 31,		Change
	2014	2015	$	%
Interest expense, net	$(34,933)	$(23,607)	$(11,326)	(32)%
Change in fair value of warrants gain (loss)	(6,917)	2,102	(9,019)	(130)%
Other income (expense), net	56	(504)	560	1000%
Total interest and other expense, net	$(41,794)	$(22,009)	$(19,785)	(47)%

Interest expense is comprised of imputed interest on financing obligations, interest expense on bank borrowings and charges incurred for debt conversion into preferred shares. The decrease in interest expense for 2015 was due primarily to an $18.4 million decrease in non-cash charges from beneficial conversion features, from $28.5 million in 2014 to $13.1 million in 2015. This was offset by an increase in 2015 of interest and amortization of debt discount related to the change in Sungevity’s revolving line of credit provider and an additional term loan of $35.0 million.

The change in fair value of convertible preferred stock warrants resulted primarily from revaluation of the outstanding convertible preferred stock warrants from period to period.

Net Income (Loss) Attributable to Redeemable Noncontrolling Interests

(in thousands)	Year Ended December 31,		Change
	2014	2015	$	%
Net income attributable to redeemable noncontrolling interests	$1,349	$2,028	$679	50%

Net income (loss) attributable to redeemable noncontrolling interests represents the share of net income (loss) allocated to the investors in the tax equity funds. This amount is determined as the change in the investors’ interests in the tax equity funds between the beginning and end of each reported period as recognized in the Consolidated Balance Sheets. The amount recognized in Sungevity’s consolidated balance sheets is calculated using the HLBV method, less any capital contributions net of any capital distributions. The calculation is dependent on several factors, including the specific contractual liquidation provisions of each tax equity fund and tax attributes allocated to the investors, including tax bonus depreciation, investment tax credits or U.S. Treasury Department grants in lieu of the investment tax credits, the existence of guarantees of minimum returns to the investors by Sungevity and the allocation of tax income or losses including provisions that govern the level of deficits that can be funded by the investors in a liquidation scenario. The calculation is also affected by the cost of the assets sold to the tax equity funds, which forms the book basis of the net assets allocated to the investors assuming a liquidation scenario.

Liquidity and Capital Resources

As of June 30, 2016, Sungevity’s principal sources of liquidity were its cash balances totaling $12.4 million. Sungevity finances its operations, including the costs of acquisition and installation of Sungevity Energy Systems, primarily through MSAs, its financing arrangements with third parties and asset level credit agreements, its line of credit, convertible note offerings, and equity offerings.

As of June 30, 2016, Sungevity had accumulated losses since inception of $456.9 million and long-term indebtedness of $49.7 million. These losses were largely attributable to the development of Sungevity’s platform and operations, as well as overhead activities as Sungevity was grown to scale. Sungevity has received a going concern opinion from its auditors, which has indicated substantial doubt about its ability to continue to operate as a going concern. Sungevity believes that following the completion of the Business Combination, it will have sufficient liquid assets and projected cash flows from operations to meet its financial commitments, debt service obligations, and to fund other cash requirements for at least the next 12 months. However, Sungevity is subject to business and operational risks that could adversely affect its cash flows. A material decrease in Sungevity cash flows would likely produce a corresponding adverse effect on its borrowing capacity. In connection with its future expansion and other investments, Sungevity may from time to time issue debt and equity securities.

Sources of Financing

Sungevity has entered into various arrangements with third parties to facilitate funding and monetization of its contracted Sungevity Energy Systems. These arrangements fall into two broad categories: master sale agreements and tax equity funds.

Master Sale Agreements.  Sungevity has entered into multiple master sale agreements in the past, but as of June 30, 2016 predominantly uses its Kina’ole MSA. Prior to Kina’ole, Sungevity sold its assets to other financial partners under similar arrangements. Sungevity believes that due to the maturation of the residential solar industry and the track record of asset performance, there is an increasing pool of potential asset purchasers interested in MSAs. For further information regarding Sungevity’s MSAs, including the associated risks, see “Factors Affecting Sungevity’s Performance” and “Risk Factors.” Sungevity’s finance partners had commitments to purchase Sungevity’s energy systems in an aggregate amount of $35.8 million of cash equity under its existing master purchase arrangements for residential solar systems, with $4.0 million of the cash equity commitment remaining as of June 30, 2016. Sungevity is in the process of finalizing a second MSA partner for funding contracted assets for the duration of 2016 and is entering into negotiations with additional MSA partners for 2017.

Tax Equity Funds.  Prior to utilizing MSAs, Sungevity raised five tax equity investment funds to finance the development of its Sungevity Energy Systems, and utilized these funds from 2010 to 2014. Sungevity’s wholly owned subsidiaries serve as managing member of its tax equity funds, directing the operations of the funds and bearing the majority of the risk associated with the development, construction and operation of the Sungevity Energy Systems. Because Sungevity has determined that it is the primary beneficiary with respect to the accounting of these funds under accounting guidelines, Sungevity consolidates the financial position, results of operation and cash flows of these funds, and all intercompany balances and transactions between it and the investment funds are eliminated in Sungevity’s consolidated financial statements. Three tax equity funds are master tenant inverted lease structures, and two tax equity funds are lease pass-through structures. In the aggregate, tax equity investors funded $89.7 million in financing for Sungevity Energy Systems. No additional capital contributions will be received under these funds.

Debt Instruments

Loan and Security Agreement

In March 2015, Sungevity entered into a secured loan and security agreement with Hercules Capital, Inc. Pursuant to the Hercules loan agreement, Hercules agreed to make available to Sungevity term and revolving loans in an aggregate principal amount of up to $45.0 million. The loans consist of a term loan in an aggregate principal amount of $25.0 million and revolving loans in an aggregate principal amount of up to $20.0 million. The revolving loans are based on a borrowing base consisting of, among other things, accounts receivable and inventory.

In September 2015, Sungevity increased the term loan by $10.0 million, to an aggregate principal amount of $35.0 million, in September 2015.

As of June 30, 2016, $35.0 million is outstanding under the term loan and $20.0 million is outstanding under the revolving loans, with no remaining amounts available to borrow.

The interest rate on advances under both the term loan and the revolving loans is the sum of (i) the greater of the prime rate as reported in the Wall Street Journal or 3.25% plus (ii) 3.70%. Interest on both the term loan and revolver is payable monthly. The term loan and revolving loans are due on October 1, 2017. The Hercules facility also includes a monthly unused line fee of 0.5% for any portion of the revolving loans that are not utilized by Sungevity. Sungevity is required to make payments of principal and interest on the term loan starting on November 1, 2016.

The obligations under the Hercules loan agreement are guaranteed by Sungevity’s direct domestic subsidiaries (other than Sungevity Short Hills 2012, LLC) and are secured by (i) substantially all of Sungevity’s assets (other than intellectual property, certain assets related to certain tax equity funds, and certain other excluded assets) and (ii) substantially all of the assets (other than intellectual property) of all domestic subsidiaries of Sungevity that are party to the Hercules loan agreement as guarantors. Sungevity has also granted Hercules a negative pledge with respect to its intellectual property, which, among other things, prohibits Sungevity from selling, transferring, assigning, mortgaging, pledging, leasing, granting a security interest in or otherwise encumbering its intellectual property. The Hercules loan agreement includes restrictive covenants that may restrict Sungevity’s ability to obtain further debt or equity financing.

Sungevity’s loan agreement with Hercules provides that the occurrence of a circumstance that has a material adverse effect on Sungevity’s business would be an event of default under the loan agreement. If Sungevity defaults under the Hercules credit facility or wants to prepay or refinance the Hercules credit facility, Sungevity must pay (i) an end of term charge of $7.6 million and (ii) a prepayment fee equal to 2% or 1% of the outstanding amount being prepaid, depending on whether such prepayment occurs in first 12 month or 24 months, respectively. In the event of a default, there is a 4% default interest charge. If the amount of the outstanding term loans is fully funded and outstanding from the date of availability through the applicable maturity date, there shall be a credit of $0.6 million against all payments due under the term loans. Hercules has provided a consent to this Business Combination subject to satisfaction of certain conditions, including that Easterly become a party to the loan agreement as a borrower. Sungevity also owes Hercules an amendment fee of $175,000 for an amendment completed in May 2016. In September 2016, Sungevity entered into a consent with Hercules under which it has to repay to Hercules $10 million of its outstanding term loan plus $1.85 million in fees at the closing of the Merger. In addition, if Easterly has less than $75.0 million of available cash at the closing, including in the Trust Account after giving effect to redemptions or otherwise, Sungevity is expected to repay Hercules approximately $8.89 million in term loan and fees at the closing of the Merger.

In addition, in September 2016, Sungevity entered into a secured loan and security agreement with MMA Energy Capital, LLC, for a term loan in the aggregate principal amount of $10 million which was fully drawn on September 20, 2016. The interest rate on advances under the term loan is 13.5% per annum and is payable monthly. The term loan is due on the earlier of the closing of the Merger, the closing of an initial public offering of Sungevity or September 20, 2018. The obligations under the MMA loan agreement are guaranteed by Sungevity’s direct domestic subsidiaries (other than Sungevity Short Hills 2012, LLC) and are secured by (i) substantially all of Sungevity’s assets (other than intellectual property, certain assets related to certain tax equity funds, and certain other excluded assets) and (ii) substantially all of the assets (other than intellectual property) of all domestic subsidiaries of Sungevity that are party to the Hercules loan agreement as guarantors. Sungevity has also granted MMA a negative pledge with respect to its intellectual property, which, among other things, prohibits Sungevity from selling, transferring, assigning, mortgaging, pledging, leasing, granting a security interest in or otherwise encumbering its intellectual property. The MMA loan agreement includes restrictive covenants that may restrict Sungevity’s ability to obtain further debt or equity financing. The liens granted to MMA are subordinated to the lien granted by Sungevity in favor of Hercules.

Sungevity’s loan agreement with MMA provides that the occurrence of a circumstance that has a material adverse effect on Sungevity’s business would be an event of default under the loan agreement. If Sungevity defaults under the Hercules credit facility or wants to prepay or refinance the Hercules credit facility, Sungevity must pay a prepayment fee equal to $0.1 million or $0.05 million of the outstanding amount being prepaid, depending on whether such prepayment occurs in first 12 months, respectively. In the event of a default, there is a 4% default interest charge.

Energy Capital Partners Credit Agreement

In January 2013, Sungevity Short Hills 2012, LLC, a wholly-owned subsidiary of Sungevity, entered into a credit agreement with entities affiliated with Energy Capital Partners (ECP). The ECP credit agreement provides for an initial commitment of up to $25.0 million, of which Sungevity borrowed $16.0 million in term loans. On December 29, 2014, the credit agreement was amended to provide an additional term loan of approximately $5.0 million. As of June 30, 2016, term loans with an aggregate principal amount of $21.0 million were outstanding under the ECP credit agreement. ECP’s commitment to lend additional term loans has terminated.

The term loans under the credit agreement with ECP accrue at a rate of 12.5% per annum, or 14.0% per annum during any period where Sungevity elects to make payments in kind (PIK), provided that Sungevity may only elect to have up to 4.0% per annum of the accrued interest payable in kind rather than cash. As of June 30, 2016, Sungevity Short Hills 2012 has not elected to PIK interest for any interest payment period.

Interest on the term loans under the ECP credit agreement is payable on the last business day of each fiscal quarter and the maturity date is January 31, 2020.

The obligations under the ECP credit agreement are guaranteed by Sungevity and are secured by (i) substantially all of Sungevity Short Hills’s assets, (iii) the equity interests of Sungevity Short Hills held by Sungevity and (ii) certain accounts of direct subsidiaries of Sungevity Short Hills, which accounts collect residual upstream payments from customer contracts related to solar systems owned indirectly by Sungevity. The ECP credit agreement includes restrictive covenants that may restrict Sungevity’s ability to obtain further debt or equity financing and includes financial covenants consisting of a Cash Flow of the Borrower Available for Debt Service, or CFADS, to Cash Interest ratio and an indebtedness to CFADS ratio, measured quarterly.

Under the terms of the ECP credit agreement, Sungevity Short Hills may not voluntarily prepay the obligations under the ECP credit facility until after October 14, 2018, and is required to offer to prepay the obligations under the ECP credit facility upon certain events, including a change of control of Sungevity prior to October 14, 2018, which requires an additional payment in the amount equal to 10% of the outstanding principal balance of the term loans.

The ECP credit agreement contains customary events of default, including noncompliance with covenants and nonpayment. In the event of a default under ECP credit facility, there is a 5% default interest charge.

Sungevity has granted a put right on 93,417,525 shares of its Series B preferred stock acquired by ECP upon exercise of warrants in March 2013. Under the put right, ECP can require Sungevity to repurchase its preferred stock for an aggregate cash price of approximately $7.4 million. Sungevity recorded the full value of the put right as a deemed dividend attributable to preferred stock in the first quarter of 2013. The warrant agreement provides that the put becomes exercisable in three equal tranches as follows, but can roll over to the following period if not exercised:

•	The earlier of (A) the maturity date of the ECP credit agreement and (B) January 14, 2018
•	The earlier of (A) the maturity date of the ECP credit agreement and (B) January 14, 2019
•	The earlier of (A) the maturity date of the ECP credit agreement and (B) January 14, 2020

Subordinated Convertible Notes

From May through September 14, 2016, Sungevity issued subordinated convertible promissory notes in the aggregate principal amount of $30.6 million pursuant to a note and warrant purchase agreement. In the event that any indebtedness under the notes remains outstanding on the maturity date of June 30, 2018, each noteholder may elect to convert all principal and accrued interest on its convertible note into shares of Sungevity Series D preferred stock. In the event that Sungevity consummates the Series E Closing, as defined in the purchase agreement, prior to payment in full or conversion of the notes, all principal and accrued interest on the notes shall automatically convert into shares of Sungevity Series E preferred stock. In the event a Change of Control, as defined in the purchase agreement, occurs prior to the maturity date, all principal and accrued interest on the notes shall automatically convert into shares of Sungevity Series D preferred stock.

Letters of Credit

Sungevity has two letters of credit issued by Bridge Bank, N.A. on Sungevity’s behalf to Sungevity’s landlords in the amount of $1.0 million and $0.2 million, respectively, which letters of credit are subject to reimbursement obligations under agreements with Bridge Bank, N.A.

Historical Cash Flows

The following table summarizes Sungevity’s cash flows:

(in thousands)	Year Ended December 31,		Six Months Ended June 30,
	2014	2015	2015	2016
			(unaudited)
Consolidated cash flow data:
Net cash used in operating activities	$(53,018)	$(85,767)	$(40,681)	$(50,719)
Net cash used in investing activities	(7,373)	(5,030)	(2,994)	(8,757)
Net cash provided by financing activities	81,885	107,416	41,623	24,898
Effect of exchange rate	(10)	(111)	(73)	20
Net increase (decrease) in cash and equivalent	$21,484	$16,508	$(2,125)	$(34,559)

Operating Activities

For the six months ended June 30, 2016, Sungevity used $50.7 million in net cash in operating activities. The net cash used in operating activities primarily resulted from a net loss of $54.2 million, adjusted for noncash charges such as revaluation of stock warrants of $(4.1) million, depreciation and amortization of $2.9 million, amortization of debt discount of $1.5 million, stock based compensation of $2.8 million and interest on lease pass-through obligations of $0.6 million. Additional cash used of $9.9 million for operating assets and liabilities was primarily due to an increase in deferred revenue of $11.6 million, a decrease in accounts payable of $5.2 million and an increase in prepaid expenses and other assets of $1.6 million, offset by a decrease in inventory of $10.5 million and a decrease in accounts receivable of $1 million.

For the six months ended June 30, 2015, Sungevity used $40.6 million of cash in operating activities. The cash used in operating activities primarily resulted from a net loss of $48.9 million, increased by increases in accounts receivables of $2.9 million, an increase in deferred revenue of $2.3 million and a non-cash gain related to the fair value of preferred stock warrants of $1.2 million. The cash used in operating activities was adjusted in part by non-cash items such as depreciation and amortization of $3.0 million, amortization of debt discount of $1.4 million, non-cash accrual of interest on promissory notes of $0.7 million, stock-based compensation of $1.5 million and interest on lease pass-through obligations of $0.6 million. The cash used in operating activities was also decreased by an increase in accounts payable of $1.7 million, a decrease of rebates receivable of $1.6 million and a decrease in inventory held for sale of $3.8 million.

In the year ended December 31, 2015, Sungevity used $85.8 million of cash in operating activities. The cash used in operating activities primarily resulted from a net loss of $126.5 million, increased by a reduction in lease pass-through financing obligation of $1.5 million, a non-cash gain related to the fair value of preferred stock warrants of $2.1 million, and increases in inventory held for sale of $7.4 million, prepaids and other assets of $0.7 million, and accounts receivables and rebate receivables of $1.9 million. The cash used in operating activities was adjusted in part by non-cash items such as interest expense on beneficial conversion of debt of approximately $13.1 million, depreciation and amortization of $6.2 million, amortization of debt discount of $2.9 million, stock compensation expense of $4.8 million, other noncash interest of $3.3 million and interest on lease pass-through obligations of $1.2 million. The cash used in operating activities was also decreased by a net increase in deferred revenue of $10.2 million, an increase in accounts payable of $2.5 million, and an increase in accrued and other liabilities of $13.1 million.

In the year ended December 31, 2014, Sungevity used $53.0 million of cash in operating activities. The cash used in operating activities primarily resulted from a net loss of $105.8 million, increased by a reduction in lease pass-through financing obligation of $1.6 million, and increases in inventory held for sale of $18.1 million, prepaids and other assets of $0.9 million, and accounts receivables and rebate receivables of $5.5 million. The cash used in operating activities was adjusted in part by non-cash items such as interest expense on beneficial conversion of debt of approximately $28.5 million, depreciation and amortization of $5.1 million, amortization of debt discount of $2.2 million, stock compensation expense of $2.9 million, other noncash interest of $0.5 million, a loss related to the fair value of preferred stock warrants of $6.9 million and interest on lease pass-through obligations of $1.3 million. The cash used in operating activities was also decreased by a net increase in deferred revenue of $14.9 million, an increase in accounts payable of $5.0 million, and an increase in accrued and other liabilities of $10.2 million.

Investing Activities

In the six months ended June 30, 2016, net cash used in investing activities was $8.8 million. Of this amount, Sungevity used $1.1 million on the construction and acquisition of leasehold improvements and development of software. In addition, Sungevity transferred $7.5 million of cash into an escrow account as part of an agreement entered into with a third party. Sungevity released the $7.5 million of restricted cash to the counterparty in the third quarter of 2016.

In the six months ended June 30, 2015, net cash used in investing activities was $2.9 million. Of this amount, Sungevity used $2.6 million on the acquisition of computer equipment, the acquisition and development of software and leasehold improvements, which included the initial buildout of the Kansas City office.

For the year ended December 31, 2015, net cash used in investing activities was $4.7 million. Of this amount, Sungevity used $4.5 million on the development of leasehold improvements and software. acquisition of computer equipment and on the acquisition and development of software.

For the year ended December 31, 2014, net cash used in investing activities was $7.4 million. Of this amount, Sungevity used $3.6 million on the design, acquisition and installation of Sungevity Energy Systems under operating leases with customers and $2.7 million on the construction and acquisition of leasehold improvements and development of software.

Financing Activities

In the six months ended June 30, 2016, net cash generated from financing activities was $24.9 million. This was primarily due to the proceeds of $8.9 million from the issuance of Series D preferred shares and proceeds of $18.2 million from the issuance of convertible promissory notes, offset by a decrease related to $2.2 million of other financing activities.

In the six months ended June 30, 2015, net cash generated from financing activities was $41.6 million. Sungevity received $42.5 million, net of transaction costs, from the revolving and term loans with Hercules. As part of the transaction with Hercules, Sungevity repaid its existing line of credit of $21.3 million. As a result, restricted cash of $7.3 million associated with that line of credit was released to Sungevity. Additionally, Sungevity received $14.0 million from the issuance of convertible promissory notes.

During the year ended December 31, 2015, net cash generated from financing activities was $107.4 million. Sungevity received $49.8 million from the issuance of Series D preferred shares, net of $0.2 million in issuance costs, and $18.2 million from the issuance of convertible promissory notes. Sungevity received approximately $54.4 million, net of transaction costs, from the revolving and term loans with Hercules. As part of the transaction with Hercules, Sungevity repaid its previous bank line of credit of $20.0 million. Additionally, Sungevity’s cash generated by financing activities was positively impacted by a decrease in restricted cash and cash equivalents of $6.7 million.

During the year ended December 31, 2014, net cash generated from financing activities was $81.9 million from financing activities. Sungevity received $36.2 million from the issuance of Series C preferred shares, net of issuance costs, $46.2 million from the issuance of convertible promissory notes, $20.9 million under its line of credit, $5.0 million from a debt facility with Energy Capital Partners and $2.6 million from fund investors in Sungevity’s lease pass-through investment funds. Sungevity repaid $16.3 million under its line of credit, $2.8 million on nonconvertible promissory notes and distributed $2.1 million to investors in Sungevity’s tax equity funds. Additionally, Sungevity’s cash generated by financing activities was negatively impacted by an increase in restricted cash and cash equivalents of $7.8 million.

Contractual Obligations

Set forth below is information concerning Sungevity’s contractual commitments and obligations as of December 31, 2015:

(in thousands)	Total	Less Than 1 Year	1 – 3 Years	3 – 5 Years	More Than 5 Years
Borrowings	$76,000	$20,000	$35,000	$21,000	$—
Interest(1)	16.844	6,585	7,532	2,727	—
Operating lease obligations	12,348	3,692	4,183	2,445	2,028
Capital lease obligations(2)	1,122	557	565	—	—
Total(3)	$106,314	$30,834	$47,280	$26,172	$2,028

(1)	Represents obligations for interest payments on long-term debt and financing obligations and includes projected interest on variable rate long-term debt based upon 2015 year-end rates.
(2)	Includes interest of $0.1 million.
(3)	The above table does not include the total end of term charge of $7.6 million related to Sungevity’s term loan with Hercules. Such charge is payable upon the repayment of term loan.

Off-Balance Sheet Arrangements

Sungevity includes in its consolidated financial statements all assets and liabilities and results of operations of investment fund arrangements that it has entered into. Sungevity has not entered into any other transactions that have generated relationships with unconsolidated entities or financial partnerships or special purpose entities. Accordingly, Sungevity does not have any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

Sungevity’s discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with U.S. GAAP. U.S. GAAP requires Sungevity to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, cash flow and related disclosure of contingent assets and liabilities. Sungevity bases its estimates on historical experience and on various other assumptions that Sungevity believes to be reasonable under the circumstances. Actual results may differ from these estimates. Sungevity’s future consolidated financial statements will be affected to the extent that its actual results materially differ from these estimates.

Sungevity believes that the assumptions and estimates associated with its principles of consolidation, grants receivable, Sungevity Energy Systems, impairment of long-lived assets, warranties, revenue recognition, cost of revenue, share-based payments, income taxes and noncontrolling interests have the greatest potential impact on its consolidated financial statements. Therefore, Sungevity considers these to be its critical accounting policies and estimates. For further information on all of Sungevity’s significant policies, see Note 3 “Significant Accounting Policies” to Sungevity’s consolidated financial statements included elsewhere in this prospectus.

Principles of Consolidation

The consolidated financial statements include Sungevity’s accounts and all of its wholly owned subsidiaries and variable interest entities, or VIEs, for which Sungevity, or one of its subsidiaries subject to consolidation, is deemed to be the primary beneficiary. Sungevity’s determination to consolidate VIEs is made in accordance with the provisions of FASB ASC 810, Consolidation (“ASC 810”). ASC 810 requires a variable interest holder to consolidate a VIE if (1) that party has the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance and (2) the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. Sungevity has considered the provisions within the contractual arrangements governing its VIEs, which grant Sungevity the power to manage and make decisions that affect the operation of the VIEs, including determining the Sungevity Energy Systems and associated customer leases to be sold or contributed to the VIE, and preparation and approval of budgets. Sungevity considers that the rights granted to the other investors under the contractual arrangements are more protective in nature rather than participating rights. As the primary beneficiary of these VIEs, Sungevity consolidates in its financial statements the financial position, results of operations and cash flows of these VIEs and all intercompany balances and transactions have been eliminated upon consolidation.

Revenue Recognition

Sungevity’s revenues are recognized as follows:

Sale of Sungevity Energy Systems — Revenue arises when Sungevity sells, to a third party under a master sale agreement or customer who will not be consolidated, the outright ownership of the Sungevity Energy System initially or in accordance with the purchase options provided within the customer lease agreement. Revenue is recognized, net of any applicable governmental sales taxes, for Sungevity Energy Systems sold to customers or sale funds in accordance with ASC 605-25, Revenue Recognition — Multiple-Element Arrangements, and ASC 605-10-S99, Revenue Recognition — Overall — SEC Materials. Revenue from installation of a system is recognized when (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the sales price is fixed or determinable and (4) collection of the related receivable is reasonably assured and risk of loss has transferred. Deferred revenue represents advanced lease payments or cash received from cash customers and financing partners before all of the revenue recognition criteria is met.

Operating Leases — Sungevity’s subsidiaries are the lessor under lease agreements for Sungevity Energy Systems, which are accounted for as operating leases in accordance with ASC 840. Sungevity records operating lease revenue from minimum lease payments and advance payments received under the terms of the customer lease agreements that are recognized as lease revenue on a straight-line basis over the period of the lease agreement, net of any applicable governmental sales taxes. Advanced payments include rebates from municipal and state agencies that are assigned to Sungevity and upfront payments from customers related to prepayment options as determined within the customer lease agreement. State and local agencies offer rebates as an incentive to subsidize and encourage the development of renewable energy projects. These agencies establish certain requirements that must be met in order to earn the incentive rebates. Local utility companies generally administer the state and local rebate programs. Once a Sungevity Energy System is placed in service and permitted to operate by the appropriate utility company, the incentive rebate is recorded as deferred revenue in the accompanying consolidated balance sheet and recognized as rebate revenue on a straight-line basis over the period of the lease agreement. For incentives that are earned based on amount of electricity generated by the system, Sungevity records revenue as the amounts are earned.

The difference between the payments received and the revenue recognized is recorded as deferred revenue in Sungevity’s consolidated balance sheet.

Solar Renewable Energy Certificates (SRECs) — This environmental attribute, created when energy is produced by a renewable energy source such as solar energy systems, may be held by the host, the generator, or the local utility where grid interconnection is made and is thus the subject of negotiation among the parties. Substantially all SRECs generated by Sungevity Energy Systems are held by Sungevity for sale. When the SRECs are sold, Sungevity recognizes revenue in the amount for which the SRECs were sold and collection of the receivable is reasonably assured. In December 2014, Sungevity entered into to a five-year forward contract to sell SRECs to a third party, as discussed above under “Components of Results of Operations — Revenue.” As Sungevity expects to be able to deliver the SRECs required under the forward contracts, derivative accounting has not been applied.

Sales discounts and incentives are recorded as a reduction of revenue at the time the revenue is recognized for each agreement.

Cost of Revenue

Sungevity Energy Systems cost of revenue includes system components and installation labor costs, freight and warranty expense.

Operating leases cost of revenue is primarily made up of depreciation of the cost of Sungevity Energy System, reduced by the amortization of U.S. Treasury grant income and amortization of initial direct costs associated with those systems.

Initial direct costs are capitalized as incurred and amortized over the life of the lease. Included in these costs that are amortized to cost of revenue are referral amounts paid to existing customers, partners or employees for new customer leases for projects that interconnect, commissions paid to employees relating to new customer leases for projects that interconnect, and time spent by employees on tasks required to acquire new customer leases for projects that interconnect. Payments made directly to new customers are amortized and netted against lease revenue.

Sungevity Energy Systems, Leased

Sungevity, through its subsidiaries, is the operating lessor of the Sungevity Energy Systems under leases that qualify as operating leases. Sungevity accounts for the leases in accordance with ASC 840, Leases. To determine lease classification, Sungevity evaluates lease terms to determine whether there is a transfer of ownership or bargain purchase option at the end of the lease, whether the lease term is greater than 75% of the useful life, or whether the present value of minimum lease payments exceeds 90% of the fair value at lease inception. Sungevity uses periodic appraisals to estimate useful life and fair values at lease inception, and residual values at lease termination. Sungevity Energy Systems are stated at cost net of unamortized 1603 Grants, less accumulated depreciation and amortization.

Depreciation and amortization is calculated using the straight line method over the estimated useful lives of the respective assets as follows:

Sungevity Energy Systems and 1603 Grants	30 years
Initial direct costs related to Sungevity Energy Systems leased to customers	Lease Term (10 to 20 years)

Sungevity Energy Systems under construction represent facilities that are under installation, which will be depreciated as Sungevity Energy Systems are leased to customers when the respective facilities are completed and interconnected.

Initial direct costs related to Sungevity Energy Systems leased to customers are capitalized and amortized over the term of the related customer lease agreements.

Warranties

Sungevity warrants its products for various periods against defects in material and installation workmanship. Equipment warranties offered by Sungevity are generally additive to those provided by individual component manufacturers, which typically range from 10 to 12 years for inverters and 20 to 25 years for panels. Sungevity’s warranty provision expense was $2.0 million and $3.3 million in 2014 and 2015, respectively, and $1.3 million and $2.1 million for the six months ended June 30, 2015 and 2016, respectively.

Solar Energy Performance Guarantees

Sungevity guarantees that its leased and purchased Sungevity Energy Systems will generate a minimum level of solar energy output. Sungevity monitors the systems to determine whether the Sungevity Energy Systems are achieving these specified minimum outputs. If it determines that the guaranteed minimum energy output is not achieved, Sungevity records a liability for the estimated amounts payable. Sungevity’s solar energy performance guarantee expense for the years ended December 31, 2014 and 2015 and for the six months ended June 30, 2015 and 2016 was insignificant. This is recorded as contrarevenue.

Income Taxes

Sungevity recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in its consolidated financial statements and tax returns in different years. Under this method, deferred income tax assets and liabilities are calculated based on the differences between the consolidated financial statements and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided against its deferred tax assets to the extent that it is more likely than not that the deferred tax asset will not be realized. Sungevity has established a full valuation allowance against its deferred tax assets as of each of December 31, 2014 and 2015 and June 30, 2016.

Sungevity is subject to the provisions of ASC Topic 740-10, Income Taxes — Overall, where FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, is primarily codified. This interpretation establishes consistent thresholds as it relates to accounting for income taxes. It defines the threshold for recognizing the benefits of tax return positions in the financial statements as “more likely than not” to be sustained by the taxing authority and requires measurement of a tax position meeting the more-likely-than-not criterion based on the largest benefit that is more than 50% likely to be realized. Sungevity has analyzed its inventory of tax positions with respect to all applicable income tax issues for all open tax years (in each respective jurisdiction) and has concluded that no uncertain tax positions are required to be recognized in its Consolidated Financial Statements as of December 31, 2014 and 2015, and June 30, 2015 and 2016.

Sungevity recognizes interest and penalties, if any, related to unrecognized tax benefits as a component of income tax expense. Sungevity did not accrue any interest or penalties for the years ended December 31, 2014 and 2015, and the six months ended June 30, 2016.

Effective December 31, 2015, Sungevity elected to early adopt ASU 2015-17 Income Taxes (Topic 740), Balance Sheet Classification of Deferred Taxes on a prospective basis (as described in “Recent Accounting Pronouncements” below). Adoption of this ASU resulted in all deferred tax assets and liabilities to be classified as non-current in Sungevity’s consolidated balance sheets as of December 31, 2015. Prior periods were not retrospectively adjusted.

The tax equity funds are not taxable entities for U.S. federal income tax purposes or for the majority of states that impose income taxes. Taxes on the tax equity funds’ operations are generally borne by their members through the allocation of taxable income or losses.

Stock-Based Compensation

Sungevity accounts for all share-based payment transactions using a fair-value based measurement method. Share-based compensation expense is measured at the grant date, based on the fair value of the awards, calculated using the Black-Scholes option-pricing model, and the fair value of restricted stock awards is based on the fair value of Sungevity’s common stock on the date of grant. Share-based compensation expense is recognized for awards that are ultimately expected to vest over the requisite service period.

Sungevity estimates the fair value of share-based awards using the Black-Scholes option-pricing model (single option approach) and amortizes the fair value on a straight-line basis for options expected to vest. All options are amortized over the requisite service periods of the awards, which are generally the vesting periods.

Sungevity used valuation assumptions to estimate the fair value of share-based awards granted using weighted-average assumptions as follows:

	Year Ended December 31,		Six Months Ended June 30,
	2014	2015	2015	2016
			(unaudited)
Risk-free interest rate	2.02%	1.75%	*	1.60% – 1.69%
Expected Volatility	74%	71%	*	75.31% – 75.60%
Expected term (in years)	7.00	6.0	*	7.0
Expected dividend yield	—	—	*	—
Fair value of common stock per share	$0.07	$0.04	*	$0.05

*	No share-based awards granted during the six months ended June 30, 2015.

Risk-Free Interest Rate

Risk-free interest rate represents the implied yield in effect at the time of option grant based on U.S. Treasury zero-coupon issues with remaining terms equivalent to the expected term of the option grants.

Expected Volatility

As Sungevity does not have historical volatility data for its common stock, an approximation was calculated based on the historical volatility of publicly traded comparable companies.

Expected Term

Sungevity uses the expected lives used by guideline companies to estimate the expected life of options granted, which represents the period of time that options granted are expected to be outstanding. The contractual life of options is 10 years. Sungevity uses the simplified method in accordance with Securities and Exchange Commission Staff Accounting Bulletin 107 for calculating the expected term for stock options, as Sungevity does not have sufficient historical data to calculate based on actual exercise and forfeiture activity.

Expected Dividend Yield

Sungevity has no history of granting dividends and there currently are no anticipated dividend declarations in the foreseeable future. As such, Sungevity uses an expected dividend yield of zero in the Black-Scholes option-pricing model.

Forfeitures

Sungevity has estimated prevesting option forfeitures at the time of grant and revises, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Stock-based compensation expense is recorded only for those awards that are expected to vest.

Common Stock Price

Share-based awards are granted at fair value as determined by the Sungevity board of directors at the date of grant based on information available at that time, including valuation analyses performed by an independent valuation expert.

Historical Option Grants

Sungevity granted stock options with the following exercise prices between January 1, 2015 and June 30, 2016:

Option Grant Dates	Number of Shares Underlying Options	Exercise Price Per Share	Common Stock Fair Value Per Share at Grant Date
September 8, 2015	136,135,271	$0.04	$0.04
December 11, 2015	40,000,000	$0.04	$0.04
April 28, 2016	73,177,235	$0.05	$0.05
May 25, 2016	24,826,417	$0.05	$0.05

The above stock options were granted at an exercise price per share not less than the fair market value per share of Sungevity underlying common stock on the date of grant, as determined and approved by the board of directors based on the most recent common stock valuation.

Redeemable Noncontrolling Interests

Redeemable noncontrolling interests, or NCI, represent third-party interests in the net assets described in the tax equity funds that Sungevity has entered into to finance the cost of Sungevity Energy Systems under operating leases. Sungevity has determined that these interests are substantive profit sharing arrangements. Sungevity has further determined that the appropriate methodology for calculating the redeemable noncontrolling interests’ balances that reflect the substantive profit sharing arrangements is a balance sheet approach using the HLBV method. Sungevity therefore determined the amount of the redeemable noncontrolling interests in the net assets at each balance sheet date using the HLBV method that is presented on its consolidated balance sheet as redeemable noncontrolling interests in subsidiaries. Under the HLBV method, the amounts reported as noncontrolling interests in the consolidated balance sheet represent the amounts the third parties would hypothetically receive at the balance sheet date under the liquidation provisions of the funding arrangements, assuming the net assets of the tax equity funds were liquidated at recorded amounts determined in accordance with U.S. GAAP and distributed to the investors. The investor interest in the results of operations of these funds is determined as the difference in redeemable noncontrolling interests in the consolidated balance sheet at the start and end of each reporting period, after taking into account any capital transactions between the tax equity funds and the investors. The redeemable noncontrolling interests balance in these tax equity funds is reported between total liabilities and stockholders’ deficit in Sungevity’s consolidated balance sheets as the investors have the right to redeem their interests for cash.

Quantitative and Qualitative Disclosures about Market Risk

Sungevity is exposed to certain market risks as part of its ongoing business operations. Primary exposure includes changes in interest rates because borrowings under Sungevity’s revolving credit and term loan agreement bear interest at floating rates based on the prime rate plus a specified margin. A hypothetical 10% change in Sungevity’s interest rate would not have a material impact on Sungevity’s results of operations and cash flows for the year ended December 31, 2015 and six months ended June 30, 2016.

Recent Accounting Pronouncements

In May 2014, FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which supersedes nearly all existing revenue recognition guidance under U.S. GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which delayed the effective date of ASU 2015-14 to interim and annual periods beginning after December 15, 2017. Early adoption is permitted, but is not permitted earlier than the original effective date. In March, April and May 2016, the FASB issued ASU No. 2016-08, Principal versus Agent Considerations, ASU No. 2016-10, Identifying Performance Obligations and Licensing, and ASU No. 2016-11, Rescission of SEC Guidance Because of Accounting Standards Updates 2014-09 and 2014-16 Pursuant to Staff Announcements at the March 3, 2016 EITF Meeting, to clarify the guidance in ASU No. 2014-09. Adoption of the ASUs is either retrospective to each prior period presented or retrospective with a cumulative adjustment to retained earnings or accumulated deficit as of the adoption date. Sungevity is currently assessing the impact of the ASUs on its condensed consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements — Going Concern (Subtopic 205-40), to codify management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern within one year after the date the financial statements are issued and to address related footnote disclosures. This ASU is effective for periods beginning on or after December 15, 2016 and early adoption is permitted. Upon adoption, Sungevity will use this guidance to assess going concern.

In February 2015, the FASB issued ASU 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis, which primarily amends the requirements for determining whether certain legal entities are VIEs. This ASU is effective for Sungevity beginning January 1, 2016. The adoption of this ASU did not have an impact on Sungevity’s consolidated financial statements.

In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory, which simplifies the subsequent measurement of inventory by requiring inventory to be measured at the lower of cost and net realizable value. Net realizable value is the estimated selling price of inventory in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. This ASU is effective for interim and annual periods beginning after December 15, 2016. Sungevity is currently evaluating the impact of adopting this guidance on its consolidated financial statements.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740), Balance Sheet Classification of Deferred Taxes, which requires deferred tax liabilities and assets to be classified as noncurrent in a classified statement of financial position. This ASU is effective in the first quarter of 2018, with early application permitted and, upon adoption, may be applied either prospectively or retrospectively. Sungevity early adopted this guidance on a prospective basis in the fourth quarter of 2015. As such, the prior year deferred tax liabilities and assets were not retrospectively adjusted to conform to the new standard.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) to amend the existing leases guidance to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet. The amendment primarily changes the recognition by lessees of lease assets and liabilities for lease arrangements currently classified as operating leases. Lessor accounting remains largely unchanged. The amendment is effective for Sungevity beginning after December 15, 2018 with early adoption permitted. In addition, this amendment requires a modified retrospective approach at adoption. Sungevity has operating leases that will be affected by this guidance and is currently evaluating the impact of adopting this guidance on its consolidated financial statements.

In March 2016, the FASB issued ASU 2016-08, Derivatives and Hedging (Topic 815): Contingent Put and Call Options in Debt Instruments, to clarify what steps are required when assessing whether the economic characteristics and risks of call (put) options are clearly and closely related to the economic characteristics and risks of their debt hosts, which is one of the criteria for bifurcating an embedded derivative. This ASU is effective for Sungevity for interim and annual periods beginning after December 15, 2016 and requires a modified retrospective approach at adoption. Early adoption is permitted. Sungevity is currently evaluating the impact of adopting the guidance on its consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation — Stock Compensation (Topic 718) Improvement to Employee Share-Based Payment Accounting, which requires all income tax effects of stock-based awards to be recognized as income tax expense when the awards vest or settle, provides an election to account for forfeitures as they occur and clarifies the classification of these transactions within the statement of cash flows. This ASU is effective for Sungevity for interim and annual periods beginning after December 15, 2016 and requires varying transition approaches for the different changes to the guidance. Early adoption is permitted. Sungevity is currently evaluating the impact of adopting the guidance on its consolidated financial statements.

In March 2016 through May 2016, the FASB issued ASU 2016-12, ASU 2016-11, ASU 2016 10 and ASU 2016-08. These updates all clarify aspects of the guidance in ASU 2014-09, Revenue from Contracts with Customers. Sungevity is evaluating the impact that these updates will have on its condensed consolidated financial statements. Additionally, ASU 2015-14 defers the effective date of ASU 2014-09 for Sungevity to January 1, 2018 with early adoption available on January 1, 2017. The standard permits the use of either the retrospective or cumulative effect transition method. Sungevity is currently evaluating which transition method to use and does not expect the update to have a significant impact on its condensed consolidated financial statements and related disclosures based on its current business model.

MANAGEMENT OF SUNGEVITY HOLDINGS AFTER THE BUSINESS COMBINATION

Directors and Executive Officers

Pursuant to the terms of the Merger Agreement, Easterly, Sungevity and Merger Sub are required to use their reasonable best efforts and take all necessary action so that certain persons are elected or appointed, as applicable, to the positions of officers and directors of Sungevity Holdings until their successors are duly elected or appointed and qualified in accordance with applicable law. In this regard, the directors and executive officers of the post-Merger company upon consummation of the Business Combination are expected to be as follows:

Name	Age	Position
Robert R. Davenport, III	57	Chairman of the Board
Andrew Birch	40	Director and Chief Executive Officer
Darrell W. Crate	49	Director
Alexander Guettel	48	Director
Avshalom Kalichstein	42	Director
		Director
		Director
Peter Graf	49	Chief Product Officer
Gideon “Cayce” Roy, III	51	Chief Operating Officer
Amanda Duisman	54	Acting Chief Financial Officer and Treasurer

Robert R. Davenport, III, 57, has served on Sungevity’s board of directors since January 2010 and has served as Chairman of Sungevity’s board of directors since August 2012. Mr. Davenport has served as Managing Partner at Brightpath Capital Partners, LP, an investment fund, since September 2009. Mr. Davenport holds a B.A. in Economics and an M.B.A. from Harvard University. Mr. Davenport's skills in business management and finance make him qualified to serve on our board of directors.

Andrew Birch, 40, is a co-founder of Sungevity and has served as its Chief Executive Officer since December 2008. From April 2007 to December 2008, he served in various management roles including as its Chief Financial Officer. Since 2007, Mr. Birch has been a member of Sungevity’s board of directors. From 2004 to 2007, Mr. Birch served as Business Development Manager at BP Solar, the solar division of BP Plc. Prior to 2004, Mr. Birch served as a VP at the investment bank Bear, Stearns and Co., and held a number of roles at the UK investment bank Cazenove & Co. Mr. Birch holds a B.Sc in Physics with honors from the University of St. Andrews and a MEngSc in Photovoltaic Engineering from the University of New South Wales, Australia.

Darrell W. Crate, 49, has served as Chairman of Easterly’s board of directors since May 2015. Mr. Crate is a managing principal at Easterly LLC. Easterly LLC’s core expertise is in acting as a principal to grow business platforms. Easterly LLC is a successor company to Easterly Capital, LLC, a firm Mr. Crate co-founded in September 2009. Mr. Crate also serves as a chairman of the board of directors of Easterly Government Properties Inc., a NYSE listed company that is the successor entity to Easterly Partners, LLC, a firm he co-founded as a private real estate portfolio company of Easterly Capital, LLC. From 1998 to May 2011, Mr. Crate served as the chief financial officer of Affiliated Managers Group, Inc., a publicly traded asset management holding company. Mr. Crate was previously a managing director of the Financial Institutions Group of the Chase Manhattan Corporation based in London and New York, focusing exclusively on investment management firms. Mr. Crate’s board memberships presently include serving as a member of the executive committee of the board of trustees of Bates College, as the vice chairman of the Aircraft Owners and Pilots Association, a global organization supporting general aviation, as the treasurer of the International Yacht Restoration School and as a member of the board of directors of Ivenix, Inc., a medical device company. Mr. Crate is also on the advisory board of the Robert F. Kennedy Children’s Action Corps, an organization that advocates for children encumbered in the juvenile justice system. Mr. Crate earned his MBA from Columbia Business School and his BA from Bates College.

Alexander Guettel, 48, is a co-founder of Sungevity and has served on Sungevity’s board of directors since January 2007. Mr. Guettel co-founded Imprint Partners, Inc., a consumer internet communications platform, in September 2013, and currently serves as Chairman of its board of directors. In 2000, Mr. Guettel co-founded Axiom Law, a global alternative legal services provider, where he is currently a director. Mr. Guettel currently serves on the board of Accordion Partners, an alternative financial services firm, and on the Advisory Boards of Solar Mosaic, Inc., a solar financing company, and PowerHive, Inc., a solar startup incubator. From 1993 to 1994, Mr. Guettel served in the Clinton Administration as Special Assistant to former Environmental Protection Agency Administrator, Carol Browner. Mr. Guettel holds a B.A. in Political Science from the University of North Carolina at Chapel Hill, where he was a Morehead Scholar, and an M.B.A. from the Stanford University Graduate School of Business, where he was an Arjay Miller Scholar.

Avshalom Kalichstein, 42, has been Easterly’s Chief Executive Officer and director since May 2015. Mr. Kalichstein is a managing principal at Easterly LLC, responsible primarily for originating and underwriting potential candidates for acquisition or investment, with a particular focus on financial services and related credit investments. Previously, in 2011, Mr. Kalichstein founded, and is the managing member of Solel Investment Group LLC, a privately-held company that jointly led the acquisition of over $900 million in specialty finance assets. Prior to forming Solel, Mr. Kalichstein was a managing director of J.C. Flowers & Co. from 2004 until 2011. While at J.C. Flowers & Co., Mr. Kalichstein was responsible for originating, monitoring, and disposing of financial services investments globally, with a focus on consumer and commercial finance, banking, and property/casualty insurance. From 2001 to 2004, Mr. Kalichstein led the corporate development group of Shinsei Bank in Tokyo, Japan. Mr. Kalichstein also led the capital structure team whose work culminated in Shinsei Bank’s initial public offering on the Tokyo Stock Exchange. Prior to his tenure at Shinsei Bank, Mr. Kalichstein previously worked as vice president, Finance and Corporate Development for SoftNet Systems, Inc. and as an associate with Capital Z Partners, a financial services-oriented private equity firm based in New York. Mr. Kalichstein began his career in the Financial Institutions Group at Goldman Sachs. Mr. Kalichstein earned his BA in Mathematics and Economics, magna cum laude, from Brown University.

Peter Graf, 49, has served as Sungevity’s Chief Product Officer since December 2014. As Chief Product Officer, Mr. Graf is responsible for leading Sungevity’s platform strategy and execution with duties including product management, product marketing, software development and IT. From April 2009 to June 2014, Mr. Graf was General Manager of Sustainability Business & Chief Sustainability Officer of SAP SE, a publicly held software and professional services company, where he was responsible for building the sustainability strategy and its execution within SAP’s worldwide organization. Since 2011, Mr. Graf has served on the board of Lunera Lighting, Inc. From 2000 to 2014, Mr. Graf held several senior roles with SAP SE, where his accomplishments included co-inventing SAP NetWeaver, the technology platform that powers all SAP on-premise apps, pioneering the monetization of content, B2C software, and pay-per-transaction, and helping to establish SAP as one of the most sustainable software companies in the world. Mr. Graf holds a M.Sc in Computer Science from Technische Universitat Kaiserslautern and a Ph.D in Computer Science from Universitat des Saarlandes.

Gideon “Cayce” Roy, III, 51, has served as Sungevity’s Chief Operating Officer since July 2016. From June 2015 to April 2016, he served as an advisor to Sungevity and, from April 2016 to June 2016, as its Acting Chief Operating Officer. Since February 2015, Mr. Roy has served as the President and CEO of RC5 Advisors, a limited liability company that over the past year has provided advisory services to leaders and organizations ranging from pre-IPO stage companies to more established publicly listed companies in green energy, commerce, and healthcare. From February 2014 to February 2015, Mr. Roy served as the Chief Operating Officer for viagogo. From 2008 to February 2014, Mr. Roy served as President of the Commercial Division for Liquidity Services, Inc., an online marketplace for surplus assets. From 2000 to 2007, Mr. Roy served in a number of VP level roles at Amazon.com, including leading its merchant /marketplace services, fulfillment and transportation organizations. Mr. Roy holds a B.S. in Industrial Engineering from Lehigh University and completed the Executive Education – Financial Management Program at the Stanford University Graduate School of Business.

Amanda Duisman, 54, has served as Sungevity’s Acting Chief Financial Officer since September 2015 and as Treasurer and Senior Vice President since February 2015 and is responsible for accounting, tax, and financial operations, treasury operations, financial information systems, collections, accounts receivable and accounts payable, cash management and forecasting. From September 2010 to March 2014, Ms. Duisman was

Treasurer and Vice President of Finance at Amyris, Inc., a biotech firm. From 2006 to 2010, Ms. Duisman was Treasurer at Sybase, Inc., an enterprise software company. Ms. Duisman has expertise in financial planning and analysis and treasury operations and has broad experience ranging from Fortune 50 to pre-IPO firms. Ms. Duisman holds a B.A. in Economics from the University of California Berkeley and an M.B.A. in Finance, Marketing and International Business from Northwestern University's Kellogg School.

Director and Executive Officer Qualifications

Easterly has not formally established any specific, minimum qualifications that must be met by each of its officers or directors or specific qualities or skills that are necessary for one or more of its officers or members of the board of directors to possess. However, Easterly expects generally to evaluate the following qualities: educational background, diversity of professional experience, including whether the person is a current or was a former CEO or CFO of a public company or the head of a division of a prominent international organization, knowledge of Easterly’s business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of Easterly’s stockholders.

Easterly’s officers and board of directors will be composed of a diverse group of leaders in their respective fields. Many of these future officers or directors have senior leadership experience at domestic and international companies. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, public company financial reporting, compliance, risk management, and leadership development. Many of Easterly’s officers and directors also have experience serving on boards of directors and/or board committees of other public companies and private companies, and have an understanding of corporate governance practices and trends, which provides an understanding of different business processes, challenges, and strategies. Further, these officers and directors also have other experience that makes them valuable, such as managing and investing assets or facilitating the consummation of business combinations.

Easterly, along with its officers and directors, believe that the above-mentioned attributes, along with the leadership skills and other experiences of Easterly’s officers and board members described above, provide Easterly with a diverse range of perspectives and judgment necessary to facilitate Easterly’s goals of stockholder value appreciation through organic and acquisition growth.

Board of Directors

Upon the closing of the Business Combination, Easterly’s board of directors will consist of seven directors. Each member of the board of directors will generally serve for a term of one year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Committees of the Board of Directors

Upon the closing of the Business Combination, the standing committees of Easterly’s board of directors will consist of an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Each of the committees reports to the board of directors as it deems appropriate and as the board may request. The composition, duties and responsibilities of these committees are set forth below.

Audit Committee

The Audit Committee is responsible for, among other matters: (1) appointing, retaining and evaluating Easterly’s independent registered public accounting firm and approving all services to be performed by them; (2) overseeing Easterly’s independent registered public accounting firm’s qualifications, independence and performance; (3) overseeing the financial reporting process and discussing with management and Easterly’s independent registered public accounting firm the interim and annual financial statements that we file with the SEC; (4) reviewing and monitoring Easterly’s accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; (5) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and (6) reviewing and approving related person transactions.

Upon consummation of the Business Combination, Easterly’s audit committee will consist      of      (chair),      and     . Easterly believes      that     ,      and      qualify as independent directors

according to the rules and regulations of the SEC with respect to audit committee membership. Easterly also believes      that      qualifies as Easterly’s “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K. Easterly’s board of directors has adopted a written charter for the Audit Committee, which will be available on the corporate website at www.sungevity.com upon the completion of the Business Combination. The information on the website is not part of this joint proxy and consent solicitation statement/prospectus.

Compensation Committee

The Compensation Committee is responsible for, among other matters: (1) reviewing key employee compensation goals, policies, plans and programs; (2) reviewing and approving the compensation of Easterly’s directors, chief executive officer and other executive officers; (3) reviewing and approving employment agreements and other similar arrangements between Easterly and its executive officers; and (4) administering Easterly’s stock plans and other incentive compensation plans.

Upon consummation of the Business Combination, the Compensation Committee will consist      of      (chair),      and     . Easterly’s board of directors has adopted a written charter for the Compensation Committee, which will be available on the corporate website at www.sungevity.com upon the completion of the Business Combination. The information on the website is not part of this joint proxy and consent solicitation statement/prospectus.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is responsible for, among other matters: (1) identifying individuals qualified to become members of Easterly’s board of directors, consistent with criteria approved by Easterly’s board of directors; (2) overseeing the organization of Easterly’s board of directors to discharge the board’s duties and responsibilities properly and efficiently; (3) identifying best practices and recommending corporate governance principles; and (4) developing and recommending to Easterly’s board of directors a set of corporate governance guidelines and principles applicable to it.

Upon consummation of the Business Combination, the Corporate Governance and Nominating Committee will consist of      (chair),      and     . Easterly’s board of directors has adopted a written charter for the Corporate Governance and Nominating Committee, which will be available on the corporate website at www.sungevity.com upon the completion of the Business Combination. The information on the website is not part of this joint proxy and consent solicitation statement/prospectus.

Compensation Committee Interlocks and Insider Participation

During 2015, no officer or employee served as a member of the Compensation Committee. None of Easterly’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on Easterly’s board of directors or the Compensation Committee.

Chairman and Lead Director

Robert R. Davenport, III is expected to serve as Chairman of the board of directors following the Business Combination. To ensure independent oversight, following the Business Combination, the board intends to designate Darrell W. Crate as the lead director of the board. In subsequent years, the Lead Director will be designated by Sungevity Holding’s independent directors. In addition to collaborating with the Chairman and the CEO on a regular basis, the role of the Lead Director is to prepare board agendas with the Chairman, chair the executive sessions of the independent directors, call meetings of the independent directors and perform such other functions as Easterly’s board or independent directors may direct.

Code of Ethics

Easterly has adopted a Code of Ethics that applies to all of its employees, including its chief executive officer, chief financial officer and principal accounting officer. The Code of Ethics will be available on the website www.sungevity.com upon the completion of the Business Combination. If Easterly amends or grants a waiver of one or more of the provisions of the Code of Ethics, it intends to satisfy the requirements under Item 5.05 of Item 8-K regarding the disclosure of amendments to or waivers from provisions of the Code of Ethics that apply to Easterly’s principal executive officer, principal financial officer and principal accounting officer by posting the required information on the website at the above address. The website is not part of this joint proxy and consent solicitation statement/prospectus.

EXECUTIVE COMPENSATION AFTER THE BUSINESS COMBINATION

Executive Compensation

Overview

Following the closing of the Business Combination, Sungevity Holdings intends to develop an executive compensation program that is consistent with Sungevity Holdings’ existing compensation policies and philosophies, which are designed to align compensation with Sungevity Holdings’ business objectives and the creation of stockholder value, while enabling Sungevity Holdings to attract, motivate and retain individuals who contribute to the long-term success of Sungevity Holdings.

Decisions on the executive compensation program will be made by a compensation committee of the board of directors, which will be established at the closing of the Business Combination. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the compensation committee. The executive compensation program actually adopted will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.

Sungevity Holdings anticipates that decisions regarding executive compensation will reflect its belief that the executive compensation program must be competitive in order to attract and retain its executive officers. Sungevity Holdings anticipates that the compensation committee will seek to implement its compensation policies and philosophies by linking a significant portion of its executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

Sungevity Holdings anticipates that compensation for its executive officers will have three primary components: base salary, an annual cash incentive bonus and long-term incentive based compensation in the form of stock-based awards.

Base Salary

It is expected that Sungevity Holdings’ Named Executive Officers’ base salaries will continue as described under “Management of Sungevity — Executive Compensation” subject to the terms of any employment agreements or severance agreement and will be reviewed annually by the compensation committee based upon advice and counsel of its advisors.

Annual Bonuses

Sungevity Holdings intends to use annual cash incentive bonuses for its executive officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. Sungevity Holdings expects that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other term and conditions of annual cash bonuses for its executive officers, subject to the terms of any employment agreements or severance agreement. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the Named Executive Officers.

Sungevity Holdings expects that future annual cash incentive bonuses for the Named Executive Officers will be awarded under the Omnibus Incentive Plan described below.

Stock-Based Awards

Sungevity Holdings intends to use stock-based awards to reward long-term performance of its executive officers. Sungevity Holdings believes that providing a meaningful portion of the total compensation package in the form of stock-based awards will align the incentives of its executive officers with the interests of its stockholders and serve to motivate and retain its executive officers. Stock-based awards will be awarded under the Omnibus Incentive Plan, which has been adopted by Sungevity Holdings’ board of directors and is being submitted to its stockholders for approval at the Easterly special meeting of stockholders. For a description of the Omnibus Incentive Plan, please see the section of this joint proxy and consent solicitation statement/prospectus under the heading “Proposal No. 4 — Approval and Adoption of the Sungevity Holdings, Inc. 2016 Omnibus Equity Incentive Plan.”

Other Compensation

Sungevity expects to continue to maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans, in which its executive officers will participate. Sungevity also expects to continue to provide certain perquisites to its executive officers, subject to the compensation committee’s ongoing review.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code denies a federal income tax deduction for certain compensation in excess of $1.0 million per year paid to the chief executive officer and the three other most highly-paid executive officers (other than a company’s chief executive officer and chief financial officer) of a publicly-traded corporation. Certain types of compensation, including compensation based on performance criteria that are approved in advance by stockholders, are excluded from the deduction limit. Sungevity expects its policy will be to qualify compensation paid to its executive officers for deductibility for federal income tax purposes to the extent feasible. However, to retain highly skilled executives and remain competitive with other employers, the compensation committee may authorize compensation that would not be deductible under Section 162(m) or otherwise if it determines that such compensation is in the best interests of Sungevity and its stockholders.

Director Compensation

Following the Business Combination, Sungevity Holdings intends to pay its directors who are not employees total base consideration of $200,000, payable quarterly. Half of the total compensation will be in the form of restricted stock, valued at the time it is transferred, and the remaining amount to be taken as cash.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of June 30, 2016 and the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2016 are based on the historical financial statements of Easterly and Sungevity after giving effect to the Business Combination. The following unaudited pro forma condensed combined balance sheet as of June 30, 2016 gives pro forma effect to the Business Combination as if it had been completed on June 30, 2016. The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 is based on the historical financial statements of Easterly and Sungevity after giving effect to the Business Combination. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2016 is derived from Easterly’s unaudited statement of operations and Sungevity’s unaudited statement of operations, in each case, for the six months ended June 30, 2016 and gives pro forma effect to the Business Combination as if it has been completed on January 1, 2015. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 is derived from Easterly’s audited statement of operations and Sungevity’s audited consolidated statement of operations, in each case, for the year ended December 31, 2015 and gives pro forma effect to the Business Combination as if it has been completed on January 1, 2015.

The pro forma adjustments are based on information currently available. The unaudited pro forma condensed combined statement of operations does not purport to represent, and is not necessarily indicative of, what the actual results of operations of the combined company would have been had the Business Combination taken place on the date indicated, nor is it indicative of the consolidated results of operations of the combined company for any future period. The unaudited pro forma condensed combined balance sheet does not purport to represent, and is not necessarily indicative of, what the actual financial condition of the combined company would have been had the Business Combination taken place on the date indicated, nor is it indicative of the consolidated financial condition of the combined company as of any future date. The unaudited pro forma condensed combined financial information should be read in conjunction with the sections entitled “Easterly Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Sungevity Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and notes thereto of Easterly and Sungevity included herein.

Sungevity is considered to be the acquirer for accounting purposes because Easterly is a non-operating public shell company; Sungevity is a private operating company; all operations of the combined entity will be Sungevity’s operations and will be managed and executed by Sungevity’s officers and employees; and the stockholders of Sungevity will become majority owners of the equity capital of the combined entity. Given the foregoing, the Business Combination is a capital transaction in substance and does not constitute the acquisition of a business for purposes of FASB ASC 805, Business Combinations (“ASC 805”). As a result, the assets and liabilities of Sungevity and Easterly will be carried at historical cost and there will be no step-up in basis or goodwill or other intangible assets recorded as a result of the Business Combination. All direct costs of the Business Combination will be accounted for as a charge to additional paid-in capital.

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination. It has been prepared for informational purposes only and is subject to a number of uncertainties and assumptions. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Business Combination, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the results of the combined company.

The unaudited pro forma condensed combined financial information has been prepared assuming three alternative levels of redemptions of Easterly common stock:

•	Assuming No Redemptions: This presentation assumes that no Easterly stockholders exercise redemption rights with respect to their public shares;
•	Assuming Redemption of 11.5 Million Easterly Public Shares: This presentation assumes that Easterly public stockholders exercise their redemption rights with respect to a maximum of 11.5 million public shares, which is $115,000,000; and
•	Assuming Redemption of 18.8 Million Easterly Public Shares: This presentation assumes that Easterly public stockholders exercise their redemption rights with respect to a maximum of 18.778 million public shares, which is $187,778,000. Easterly has no specified maximum redemption threshold under its charter. In no event, however, will Easterly redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001. 18.778 million shares is the total estimated number of Easterly public shares that could be redeemed and still result in Easterly having net tangible assets of not less than $5,000,001.

SUNGEVITY HOLDINGS, INC.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2016
(Amounts in thousands)

	Sungevity, Inc. and Subsidiaries	Easterly Acquisition Corp.	Pro Forma Adjustments		Pro Forma Assuming None of the Outstanding Easterly Common Stock is Redeemed	Pro Forma Adjustments Assuming 11.5 Million Shares of Easterly Common Stock are Redeemed		Pro Forma Assuming 11.5 Million Shares of Easterly Common Stock are Redeemed	Pro Forma Adjustments Assuming 18.8 Million Shares of Easterly Common Stock are Redeemed		Pro Forma Assuming 18.8 Million Shares of Easterly Common Stock are Redeemed
ASSETS
Current assets:
Cash and cash equivalents	$12,405	3	$200,118	(A)	$189,865	$(115,000)	(I)	$74,865	$(72,780)	(M)	$—
			(3,796)	(B)					(8,888)	(N)
			(7,000)	(D)					6,803	(O)
			(15)	(H)
			(11,850)	(L)
Restricted cash	7,503	—			7,503			7,503			7,503
Accounts receivable	7,122				7,122			7,122			7,122
Rebates receivable	884	—			884			884			884
Inventory	23,196	—			23,196			23,196			23,196
Prepaid expenses and other current assets	1,309	870			2,179			2,179			2,179
Total current assets	52,419	873	177,457		230,749	(115,000)		115,749	(74,865)		40,884

Restricted cash and cash equivalents, non-current & trust cash	3,904	200,118	(200,118)	(A)	3,904			3,904			3,904
Property and equipment, net	7,516	—			7,516			7,516			7,516
Solar energy systems, net	76,336	—			76,336			76,336			76,336
Goodwill	1,039	—			1,039			1,039			1,039
Other assets	4,831	—			4,831			4,831			4,831
Total assets	$146,045	$200,991	$(22,661)		$324,375	$(115,000)		$209,375	$(74,865)		$134,510
LIABILITIES, CONVERTIBLE REDEEMABLE PREFERRED STOCK, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$9,640	$989			$10,629			$10,629			$10,629
Cash Overdraft	—	—			—			—	6,803	(O)	6,803
Accrued and other current liabilities	35,987	79	853	(F)	36,919			36,919			36,919
Deferred revenue on uncompleted contracts	15,565	—			15,565			15,565			15,565
Deferred lease and rebate revenue, current portion	2,726	—			2,726			2,726			2,726
Short-term borrowings	20,000		—		20,000			20,000			20,000
Lease pass-through financings obligations, current portion	411				411			411			411
Total current liabilities	84,329	1,068	853		86,250	—		86,250	6,803		93,053
Convertible redeemable preferred stock warrant liabilities	12,942	—	(12,942)	(C)	—			—			—
Long-term convertible debt	13,598	—			13,598			13,598			13,598
Convertible note – due to Sponsor		15	(15)	(H)	—			—			—
Deferred underwriting fee		7,000	(7,000)	(D)	—			—			—
Long-term borrowings	49,732	—	(9,529)	(L)	40,203			40,203	(7,147)	(N)	33,056
Deferred revenue, net of current portion	25,082	—			25,082			25,082			25,082

SUNGEVITY HOLDINGS, INC.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2016
(Amounts in thousands)

	Sungevity, Inc. and Subsidiaries	Easterly Acquisition Corp.	Pro Forma Adjustments		Pro Forma Assuming None of the Outstanding Easterly Common Stock is Redeemed	Pro Forma Adjustments Assuming 11.5 Million Shares of Easterly Common Stock are Redeemed		Pro Forma Assuming 11.5 Million Shares of Easterly Common Stock are Redeemed	Pro Forma Adjustments Assuming 18.8 Million Shares of Easterly Common Stock are Redeemed		Pro Forma Assuming 18.8 Million Shares of Easterly Common Stock are Redeemed
Lease pass-through financing obligations, net of current portion	7,657	—			7,657			7,657			7,657
Other noncurrent liabilities	6,219	—	978	(J)	6,508			6,508	(517)		5,991
			(689)	(L)
Total liabilities	199,559	8,083	(28,344)		179,298	—		179,298	(862)		178,437
Commitments and contingencies
Common stock, subject to possible redemption or tender, 18,779 shares at redemption value at June 30, 2016	—	187,908	(187,908)	(E)	—			—			—
Convertible redeemable preferred stock:	349,015	—	(349,015)	(C)	—			—			—
Redeemable noncontrolling interests	43,318	—			43,318			43,318			43,318
Stockholders’ equity (deficit):
Common stock	40	—	(40)	(C)	6	(1)	(I)	5	1	(I)	4
			4	(C)
			2	(E)
Additional paid-in capital	11,037	6,350	360,643	(C)	569,140	(114,999)	(I)	454,141	(72,779)	(I)	381,362
			187,906	(E)
			7,000	(G)
			(3,796)	(B)
Accumulated deficit	(456,891)	(1,350)	1,350	(C)	(467,354)			(467,354)	(1,224)	(N)	(468,578)
			(853)	(F)
			(7,000)	(G)
			(978)	(J)
			(1,632)	(L)
Accumulated other comprehensive loss	(33)	—			(33)			(33)			(33)
Total stockholders’ equity (deficit)	(445,847)	5,000	542,606		101,759	(115,000)		(13,241)	(74,004)		(87,245)
Total liabilities, convertible redeemable preferred stock, redeemable noncontrolling interest and stockholders' equity (deficit)	$146,045	$200,991	$(22,661)		$324,375	$(115,000)		$209,375	$(74,866)		$134,510

(A)	Represents release of cash held in the Trust Account, assuming no redemptions.
(B)	Represents an adjustment to record estimated Business Combination-related transaction costs. These costs are not included in the unaudited pro forma condensed combined statement of operations as they are directly related to the Business Combination and will be non-recurring.
(C)	Adjustment to reflect (i) recapitalization of Sungevity through the issuance of 35,000,000 shares of Easterly common stock, par value of $0.0001, for all shares of Sungevity outstanding stock, issuance of Easterly common stock totaling $4, and elimination of Sungevity outstanding common stock of $40 and Sungevity convertible redeemable preferred stock of $360,643, (ii) elimination of the historical accumulated deficit of Easterly of $1,350, the acquiree for accounting purposes, and (iii) exercise or termination of warrants totaling $12,942. Additionally, based on the terms of the Merger, each in-the-money warrant exercisable for shares of Sungevity stock shall be treated as if it were exercised immediately on a net exercise basis and all out-of-the-money warrants will be terminated.

Convertible redeemable preferred stock	($349,015)
Convertible redeemable preferred stock warrants	(12,942)
Common Stock, Accumulated other comprehensive loss, and Additional Paid in Capital	1,314
($360,643)
(D)	To record payment of deferred underwriters fees from Easterly's IPO, payable at the consummation of the Merger.
(E)	Assuming no Easterly stockholders exercise their redemption rights, the Easterly common stock previously subject to redemption would be transferred to permanent equity.
(F)	Represents the Hercules debt consent fee related to the Merger.
(G)	Represents the one-time issuance of 700,000 shares of Easterly common stock under the Omnibus Incentive Plan to certain employees at the closing of the Merger. The Merger Agreement has fixed the value of Easterly common stock at $10.00 per share and therefore for purposes of determining this adjustment, Easterly common stock has been valued at $10.00 per share. The full value of these shares, with no additional vesting requirements, is recognized at the closing of the Merger. The issuance of these shares represents a non-recurring adjustment and therefore the impact of such adjustment is not included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2015 and for the six months ended June 30, 2016.
(H)	Elimination of Easterly's related party 5% convertible note entered into in March 2016. The note will be repaid upon completion of the Business Combination assuming the note does not convert to warrants prior to note repayment. Interest expense related to this note for the six months ended June 30, 2016 is de minimis. As such, no adjustment is made to the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2016.
(I)	Adjustment assuming 11.5 million shares of Easterly common stock are redeemed, resulting in an aggregate payment of $115 million out of the Trust Account to existing Easterly stockholders.
(J)	Represents reduction in deferred tax asset related to cancelled stock options.
(L)	Payment of $10 million debt reduction and $1.85 million end of term fees required by Hercules at the consummation of the Merger to achieve consent for Subordinated Debt Loan and Security Agreement. See unaudited Sungevity Consolidated Financial Statements Footnote 23. Corresponding transactions to relieve accrued debt discount of $0.471 million and accrued end of term charges of $0.689 million.
(M)	Adjustment assuming an additional 7.278 million shares of Easterly common stock are redeemed for a total of 18.778 million of redemptions, the total estimated number of Easterly public shares that could be redeemed and still result in Easterly having net tangible assets of not less than $5,000,001, resulting in an aggregate payment of $187.78 million out of the Trust Account to existing Easterly stockholders.
(N)	Payment of $7.5 million debt reduction and $1.39 million end of term fees required by Hercules in the event Easterly has less than $75 million of available cash at the consummation of the Merger. See unaudited Sungevity Consolidated Financial Statements Footnote 23. Corresponding transactions to relieve accrued debt discount of $0.353 million and accrued end of term charges of $0.517 million.
(O)	Pursuant to an overdraft recorded in Cash Overdraft.

SUNGEVITY HOLDINGS, INC.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2015
(Amounts in thousands except for per share amounts)

	Sungevity, Inc. and Subsidiaries	Easterly Acquisition Corp.	Pro Forma Adjustments		Pro Forma Assuming None of the Outstanding Easterly Common Stock is Redeemed		Pro Forma Adjustments Assuming 11.5 Million Shares of Easterly Common Stock are Redeemed		Pro Forma Assuming 11.5 Million Shares of Easterly Common Stock are Redeemed		Pro Forma Adjustments Assuming 18.8 Million Shares of Easterly Common Stock are Redeemed		Pro Forma Assuming 18.8 Million Shares of Easterly Common Stock are Redeemed
Revenue:
Sales of solar energy systems	$142,014	$—			$142,014				$142,014				$142,014
Lease revenue	8,501	—			8,501				8,501				8,501
Total revenue	150,515	—	—		150,515		—		150,515		—		150,515
Cost of revenue:
Solar energy systems	110,631	—			110,631				110,631				110,631
Operating lease costs of revenue	4,324	—			4,324				4,324				4,324
Total cost of revenue	114,955	—	—		114,955		—		114,955		—		114,955
Gross profit	35,560	—	—		35,560		—		35,560		—		35,560
Operating expenses:
Sales and marketing	62,156	—			62,156				62,156				62,156
General and administrative	78,484	—	—		78,484				78,484				78,484
Formation and operating costs	—	982			982				982				982
State franchise fees	—	122			122				122				122
Total operating expenses	140,640	1,104	—		141,744		—		141,744		—		141,744
Loss from operations	(105,080)	(1,104)	—		(106,184)		—		(106,184)		—		(106,184)
Interest expense, net	(23,607)	10			(23,597)				(23,597)				(23,597)
Change in fair value of warrants gain	2,102	—			2,102				2,102				2,102
Other income (expense), net	(504)	—			(504)				(504)				(504)
Loss before income taxes	(127,089)	(1,094)			(128,183)		—		(128,183)		—		(128,183)
Income tax benefit	609	—			609				609				609
Net loss	(126,480)	(1,094)			(127,574)		—		(127,574)		—		(127,574)
Net income attributable to redeemable noncontrolling interests	2,028	—			2,028				2,028				2,028
Net loss attributable to common stockholders	$(128,508)	$(1,094)			$(129,602)		$—		$(129,602)		—		$(129,602)
Net loss per share attributable to common stockholders
Basic and Diluted		$(0.20)			$(2.16)				$(2.67)				$(3.15)
Weighted average shares used to compute net loss per share attributable to common stockholders
Basic and Diluted		5,469	54,493	(K)	59,962	(K)	(11,500)	(K)	48,462	(K)	(7,280)	(K)	41,182	(K)

(K)	As the Merger is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Merger have been outstanding for the period presented. Weighted average common shares outstanding — basic and diluted is calculated as follows:

	Year Ended December 31, 2015
	Combined (Assuming No Redemptions)	Combined (Assuming 11.5 Million Shares of Easterly Common Stock are Redeemed)	Combined (Assuming 18.8 Million Shares of Easterly Common Stock are Redeemed)
Easterly weighted average shares outstanding	5,469	5,469	5,469
Easterly shares subject to redemption reclassified to equity	18,793	7,293	13
Easterly shares issued in Employee Grant	700	700	700
Easterly shares issued in Merger	35,000	35,000	35,000
Weighted average shares outstanding	59,962	48,462	41,182
Percent of shares owned by Sungevity	59.5%	73.7%	86.7%
Percent of shares owned by Easterly	40.5%	26.3%	13.3%
Weighted average shares calculation, basic and diluted
Existing Sungevity holders	35,700	35,700	35,700
Easterly holders	24,262	12,762	5,482
Weighted average shares, basic and diluted	59,962	48,462	41,182

SUNGEVITY HOLDINGS, INC.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Six Months Ended June 30, 2016
(Amounts in thousands except for per share amounts)

	Sungevity, Inc. and Subsidiaries	Easterly Acquisition Corp.	Pro Forma Adjustments Assuming None of the Outstanding Easterly Common Stock is Redeemed		Pro Forma Assuming None of the Outstanding Easterly Common Stock is Redeemed	Pro Forma Adjustments Assuming 11.5 Million Shares of Easterly Common Stock are Redeemed		Pro Forma Assuming 11.5 Million Shares of Easterly Common Stock are Redeemed		Pro Forma Adjustments Assuming 18.8 Million Shares of Easterly Common Stock are Redeemed		Pro Forma Assuming 18.8 Million Shares of Easterly Common Stock are Redeemed
Revenue:
Sales of solar energy systems	$99,597	$—			$99,597			$99,597				$99,597
Lease revenue	4,608	—			4,608			4,608				4,608
Total revenue	104,205	—	—		104,205	—		104,205		—		104,205
Cost of revenue:
Solar energy systems	77,306	—			77,306			77,306				77,306
Operating lease costs of revenue	1,833	—			1,833			1,833				1,833
Total cost of revenue	79,139	—	—		79,139	—		79,139		—		79,139
Gross profit	25,066	—	—		25,066	—		25,066		—		25,086
Operating expenses:
Sales and marketing	26,012	—			26,012			26,012				26,012
General and administrative	50,789	—			50,789			50,789				50,789
Formation and operating costs	—	320			320			320				320
State franchise fees	—	92			92			92				92
Total operating expenses	76,801	412	—		77,213	—		77,213		—		77,213
Loss from operations	(51,735)	(412)	—		(52,147)	—		(52,147)		—		(52,147)
Interest expense, net	(7,547)	157			(7,390)			(7,390)				(7,390)
Change in fair value of warrants gain (loss)	4,074	—	—		4,074	—		4,074				4,074
Other income (expense), net	280	—			280			280				280
Loss before income taxes	(54,928)	(256)			(55,184)	—		(55,184)		—		(55,184)
Income tax benefit	757	—			757			757				757
Net loss	(54,171)	(256)			(54,427)	—		(54,427)		—		(54,427)
Net income attributable to redeemable noncontrolling interests	895	—			895			895				895
Net loss attributable to common stockholders	$(55,066)	$(256)	$—		$(55,322)	$—		$(55,322)		$—		$(55,322)
Net loss per share attributable to common stockholders
Basic and Diluted		$(0.04)			$(0.91)			$(1.12)				$(1.32)
Weighted average shares used to compute net loss per share attributable to common stockholders
Basic and Diluted		6,196	54,480	(K)	60,676	(11,500)	(K)	49,176	(K)	(7,280)	(K)	41,896	(K)

(K)	As the Merger is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Merger have been outstanding for the period presented. Weighted average common shares outstanding — basic and diluted is calculated as follows:

	Six Months Ended June 30, 2016
	Combined (Assuming No Redemptions)	Combined (Assuming 11.5 Million Shares of Easterly Common Stock are Redeemed)	Combined (Assuming 18.8 Million Shares of Easterly Common Stock are Redeemed)
Easterly weighted average shares outstanding	6,196	6,196	6,196
Easterly shares subject to redemption reclassified to equity	18,780	7,280	—
Easterly shares issued in Employee Grant	700	700	700
Easterly shares issued in Merger	35,000	35,000	35,000
Weighted average shares outstanding	60,676	49,176	41,896
Percent of shares owned by Sungevity	58.8%	72.6%	85.2%
Percent of shares owned by Easterly	41.2%	27.4%	14.8%
Weighted average shares calculation, basic and diluted
Existing Sungevity holders	35,700	35,700	35,700
Easterly holders	24,976	13,476	6,196
Weighted average shares, basic and diluted	60,676	49,176	41,896

DESCRIPTION OF THE POST-MERGER COMPANY’S SECURITIES

Description of Securities

The following summary of the material terms of the post-Merger company’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read the proposed amended and restated certificate of incorporation of Sungevity Holdings, in its entirety for a complete description of the rights and preferences of the post-Merger company’s securities following the Business Combination. The proposed amended and restated certificate of incorporation is described in “Proposal No. 2 — Approval of the Amended and Restated Certificate of Incorporation” and the full text of the proposed amended and restated certificate of incorporation of Sungevity Holdings, is attached as Annex B to this joint proxy and consent solicitation statement/prospectus.

Authorized and Outstanding Stock

The proposed certificate authorizes the issuance of 100,000,000 shares of common stock, $0.0001 par value per share and 1,000,000 shares of undesignated preferred stock, $0.0001 par value. The outstanding shares of Easterly’s common stock are, and the shares of Easterly common stock issued in the Business Combination will be, duly authorized, validly issued, fully paid and non-assessable.

Common Stock

The proposed amended and restated certificate of incorporation, which will be adopted if the Certificate Proposals are approved, provides that all of the shares of common stock will have identical rights, powers, preferences and privileges.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of directors and all other matters requiring stockholder action. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Subject to rights, if any, of holders of any series of preferred stock, holders of the post-Merger company’s common stock will be entitled to receive such dividends, if any, as may be declared from time to time by its board of directors in its discretion out of funds legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

In the event of the post-Merger company’s voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of its common stock will be entitled to receive an equal amount per share of all of its assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

The post-Merger company’s stockholders will have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to its common stock.

Election of Directors

Upon the closing of the Business Combination, Easterly’s board of directors will consist of seven directors. Each member of the board of directors will generally serve for a term of one year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Common Stock Prior to the Business Combination

Easterly is providing its stockholders with the opportunity to have their shares redeemed upon the consummation of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest but net of franchise and income taxes payable, divided by the number of then outstanding public shares, subject to the limitations described herein. All of the holders of Founder Shares, including the Sponsor, have agreed to waive their redemption rights with respect to their Founder Shares and the initial stockholders have agreed to waive their redemption rights with respect to any public shares that they may have acquired during or after the IPO in connection with the completion of the Business Combination.

Easterly will consummate the Business Combination only if a majority of the outstanding shares of Easterly common stock voted at the Easterly special meeting are voted in favor of the Business Combination Proposal. However, the participation of the Sponsor, officers, directors, advisors or their affiliates in privately-negotiated transactions (as described in this joint proxy and consent solicitation statement/prospectus), if any, could result in the approval of the Business Combination even if a majority of the stockholders vote, or indicate their intention to vote, against the Business Combination.

The initial stockholders have agreed to vote the Founder Shares and any public shares purchased during or after the IPO in favor of the Business Combination. Public stockholders may elect to redeem their public shares whether they vote for or against the Business Combination.

Pursuant to Easterly’s amended and restated certificate of incorporation, if it is unable to complete its initial business combination by August 4, 2017, it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, subject to lawfully available funds therefor, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to it to pay Easterly’s franchise and income taxes (less $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Easterly’s remaining stockholders and Easterly’s board of directors, dissolve and liquidate, subject in each case to Easterly’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Easterly’s initial stockholders have entered into a letter agreement with it, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if it fails to complete its initial business combination by August 4, 2017. However, if Easterly’s initial stockholders have acquired or acquire public shares, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if Easterly fails to complete its initial business combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of Easterly after the Business Combination, Easterly’s stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Easterly’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to Easterly common stock, except that Easterly will provide its stockholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable) upon the completion of the Business Combination.

Founder Shares

The Founder Shares are identical to the shares of common stock sold in the IPO, and holders of these shares have the same stockholder rights as public stockholders, except that (A) all of the holders of Founder Shares, including the Sponsor, have agreed to waive their redemption rights with respect to their Founder Shares and Easterly’s initial stockholders have agreed to waive their redemption rights with respect to any public shares that they may have acquired during or after the IPO in connection with the completion of the Business Combination and (B) all of the holders of Founder Shares have agreed to waive their redemption rights with respect to their Founder Shares if Easterly fails to consummate a business combination by August 4, 2017, although they will be entitled to redemption rights with respect to any public shares they hold if Easterly fails to consummate a business combination within such time period. The Sponsor and the initial stockholders have agreed to vote the Founder Shares and any public shares purchased during or after the IPO in favor of Easterly’s initial business combination.

Pursuant to a letter agreement, the Founder Shares are not transferable, assignable or saleable, other than (a) to Easterly’s officers or directors, any affiliates or family members of any of Easterly’s officers or directors, any members of the Sponsor, or any affiliates of the Sponsor, (b) by gift to a member of one of the members of the Sponsor’s immediate family or to a trust, the beneficiary of which is a member of one of the members of the Sponsor’s immediate family, to an affiliate of the Sponsor or to a charitable organization; (c) by virtue of laws of descent and distribution upon death of one of the members of the Sponsor; (d) pursuant to a qualified domestic relations order; (e) by virtue of the laws of the state of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; (f) in the event of Easterly’s liquidation prior to its completion of its initial business combination; or (g) in the event of Easterly’s completion of a liquidation, merger, stock exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to its completion of its initial business combination; provided, however, that these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions. The Founder Shares held by the Sponsor and Easterly’s independent directors will be released from the lock-up one year following closing of the Business Combination, except that if, subsequent to the Business Combination, the Founder Shares will be released earlier when the last sale price of Easterly’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after Easterly’s initial business combination. Notwithstanding the foregoing, the Founder Shares will be released from the lock-up on the date on which Easterly completes a liquidation, merger, stock exchange or other similar transaction after its initial business combination that results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Preferred Stock

Easterly’s amended and restated certificate of incorporation currently provides, and the proposed amended and restated certificate of incorporation of the post-Merger company will provide, that shares of preferred stock may be issued from time to time in one or more series. The post-Merger company’s board of directors will be authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. Easterly’s board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of the post-Merger company’s board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the post-Merger company or the removal of existing management. Easterly has no preferred stock outstanding at the date hereof. Although it does not currently intend to issue any shares of preferred stock, Easterly cannot assure you that it will not do so in the future. No shares of preferred stock are being issued in connection with the Business Combination.

Warrants

Public Warrants

Each whole warrant entitles the registered holder to purchase one share of Easterly’s common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO or 30 days after the completion of Easterly’s initial business combination. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Easterly’s common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. For example, if a warrant holder holds one-half of one warrant to purchase one of a share of Easterly’s common stock, such warrant shall not be exercisable. If a warrant holder holds two halves of one warrant, such whole warrant will be exercisable for one share of Easterly’s common stock. Warrants must be exercised for a whole share. The warrants will expire five years after the date on which they first became exercisable, at 5:00 p.m., New York time, or earlier upon redemption or liquidation.

Easterly will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the

Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to Easterly satisfying its obligations described below with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.

Once the warrants become exercisable, Easterly may call the warrants for redemption:

•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•	if, and only if, the reported last sale price of the common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date Easterly’s sends to the notice of redemption to the warrant holders.

Easterly has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and it issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of Easterly common stock may fall below the $18.00 redemption trigger price as well as the $11.50 per share warrant exercise price after the redemption notice is issued.

Under the terms of the warrant agreement, Easterly has agreed, as soon as practicable, after the closing of its initial business combination, to use its best efforts to file a registration statement under the Securities Act covering such shares and maintain a current prospectus relating to the common stock issuable upon exercise of the warrants, until the expiration of the warrants. If the shares issuable upon exercise of the warrants are not registered under the Securities Act by the 60th business day following the closing of the Business Combination, Easterly will be required to permit holders to exercise their warrants on a cashless basis during the period beginning on the 61st business day after the closing of the Business Combination and ending upon such registration being declared effective by the SEC. However, no warrant will be exercisable for cash or on a cashless basis, and Easterly will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. Notwithstanding the above, if Easterly’s common stock is at the time of any exercise of a warrant not listed on a national securities exchange, Easterly may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event it so elects, Easterly will not be required to file or maintain in effect a registration statement, but Easterly will use its best efforts to register or qualify the shares under applicable state securities laws to the extent an exemption is not available. In no event will Easterly be required to net cash settle any public warrant, or issue securities or other compensation in exchange for the public warrants in the event that Easterly is unable to register or qualify the shares underlying the public warrants under applicable state securities laws.

If Easterly calls the warrants for redemption as described above, its management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” Easterly’s management will consider, among other factors, its cash position, the number of warrants that are outstanding and the dilutive effect on Easterly’s stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of its warrants. If Easterly’s management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below), by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If Easterly’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. Easterly’s believes this feature is an attractive option to it if it does not need the cash from the exercise of the warrants after its initial business combination. If Easterly calls its warrants for redemption and its management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify Easterly in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar transactions, then, on the effective date of such stock dividend, split-up or similar transactions, the number of shares of common stock issuable on exercise of each warrant will be increased, in order to prevent dilution, in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if Easterly, at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of Easterly’s capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of common stock in connection with a proposed initial business combination, (d) as a result of the repurchase of shares of common stock by Easterly if the proposed initial business combination is presented to the stockholders of Easterly for approval, or (e) in connection with the redemption of Easterly’s public shares upon its failure to complete its initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of Easterly’s common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of it with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of Easterly’s outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of it as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Easterly’s common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if (a) such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and (b) if a tender, exchange or redemption offer has been made to and accepted by such holders (other than tender, exchange or redemption offers made by Easterly in connection with redemption rights held by Easterly’s stockholders or as a result of the repurchase of shares of common stock by Easterly if a proposed initial business combination is presented to Easterly’s stockholders for approval, or any redemptions before a business combination) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. The fact that no adjustment will be made for any redemptions before a business combination has no impact on the value of the warrants as those payments do not change the consideration payable upon exercise of the warrants. Additionally, if less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant value due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to it, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock or any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrants may be exercised only for a whole number of shares of common stock. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Easterly’s common stock to be issued to the warrant holder. As a result, warrant holders not purchasing an even number of warrants must sell any odd number of warrants in order to obtain full value from the fractional interest that will not be issued.

Private Placement Warrants

Pursuant to a letter agreement, the Private Placement Warrants will not be released until 30 days after the completion of the Business Combination. During the lock-up period, the Private Placement Warrants will not be transferable, other than (a) to Easterly’s officers or directors, any affiliates or family members of any of Easterly’s officers or directors, any members of the Sponsor, or any affiliates of the Sponsor, (b) by gift to a member of one of the members of the Sponsor’s immediate family or to a trust, the beneficiary of which is a member of one of the members of the Sponsor’s immediate family, to an affiliate of the Sponsor or to a charitable organization; (c) by virtue of laws of descent and distribution upon death of one of the members of the Sponsor; (d) pursuant to a qualified domestic relations order; (e) by virtue of the laws of the state of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; (f) in the event of Easterly’s liquidation prior to its completion of its initial business combination; or (g) in the event of Easterly’s completion of a liquidation, merger, stock exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to its completion of its initial business combination; provided, however, that these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions. The Private Placement Warrants are not redeemable by it so long as they are held by the Sponsor or its permitted transferees. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the public warrants, except that such warrants may be exercised by the holders on a cashless basis. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by it and exercisable by the holders on the same basis as the public warrants.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below), by (y) the fair market value. The “fair market value” means the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that Easterly has agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor or its affiliates and permitted transferees is because it is not known at this time whether they will be affiliated with it following a business combination. If they remain affiliated with it, their ability to sell Easterly’s securities in the open market will be significantly limited. Easterly has policies in place that prohibit insiders from selling Easterly’s securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell Easterly’s securities, an insider cannot trade in Easterly’s securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, Easterly believes that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Registration Rights

The holders of the Founder Shares, the Private Placement Warrants and Private Placement Warrants that may be issued upon conversion of the convertible promissory note (and any shares of common stock issuable upon the exercise of all such Private Placement Warrants) will be entitled to registration rights pursuant to a registration rights agreement executed in connection with the IPO. The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that Easterly register such securities. In addition, these holders have “piggy-back” registration rights to include such securities in other registration statements filed by Easterly and rights to require it to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that Easterly will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the Founder Shares (except to certain permitted transferees), one year after the date of the consummation of Easterly’s initial business combination or earlier if subsequent to Easterly’s initial business combination (a) the last sale price of Easterly common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after Easterly’s initial business combination or (b) Easterly consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of Easterly’s stockholders having the right to exchange their shares of common stock for cash, securities or other property, and (ii) in the case of the Private Placement Warrants and the common stock underlying such warrants, 30 days after the completion of Easterly’s initial business combination. Easterly will bear the costs and expenses of filing any such registration statements. For information regarding this registration rights agreement, see “The Business Combination Proposal-Related Agreements-Registration Rights Agreements.”

Dividends

Easterly has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends following the Business Combination will be dependent upon the post-Merger company’s revenues and earnings, capital requirements and general financial condition, and will be within the discretion of the board of directors at such time. Easterly is not currently contemplating and do not anticipate declaring any dividends in the foreseeable future.

Certain Anti-Takeover Provisions of Delaware Law

Easterly is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of Easterly’s outstanding voting stock (otherwise known as an “interested stockholder”);
•	an affiliate of an interested stockholder; or
•	an associate of an interested stockholder, for three years following the time that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of Easterly’s assets. However, the above provisions of Section 203 do not apply if:

•	Easterly’s board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the time of the transaction;

•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of Easterly’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or
•	on or subsequent to the date of the transaction, the business combination is approved by Easterly’s board of directors and authorized at a meeting of its stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of Easterly common stock or warrants for at least six months would be entitled to sell such securities provided that (i) such person is not deemed to have been one of Easterly’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) Easterly is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of Easterly common stock or warrants for at least six months but who are Easterly’s affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of common stock then outstanding; or
•	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by Easterly’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Easterly.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company that has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting the post-Merger company’s status as an entity that is not a shell company.

As of the date of this joint proxy and consent solicitation statement/prospectus, Easterly had 25,000,000 shares of common stock outstanding. Of these shares, the 20,000,000 shares sold in the IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of Easterly’s affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 5,000,000 Founder Shares owned collectively by the Sponsor and Easterly’s three independent directors and the 6,750,000 Private Placement Warrants owned by the Sponsor are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. Similarly, the shares of Easterly common stock that that will be issued in the Business Combination will be restricted securities for purposes of Rule 144.

As of the date of this joint proxy and consent solicitation statement/prospectus, there are a total of 16,750,000 warrants to purchase shares of Easterly common stock outstanding. Each warrant is exercisable for one share of Easterly common stock, in accordance with the terms of the warrant agreement governing the warrants. 10,000,000 of these warrants are public warrants and are freely tradable. In addition, Easterly will be obligated to maintain an effective registration statement under the Securities Act covering the 10,000,000 shares of Easterly common stock that may be issued upon the exercise of the public warrants. Following the Business Combination, each outstanding whole warrant will be exercisable for one share of Easterly common stock. Easterly may issue additional Private Placement Warrants to the Sponsor to satisfy outstanding working capital loans owed to the Sponsor by Easterly, currently in the amount of $15,000. The Sponsor has the right to elect to receive cash or warrants (valued at $1 per warrant) to satisfy such loans up to a maximum of one million warrants.

Easterly’s amended and restated certificate of incorporation provides that newly created directorships resulting from either an increase in the number of directors or from a vacancy on the board of directors may only be filled by a majority vote of the remaining directors then in office, even if less than a quorum. Additionally, its amended and restated certificate of incorporation provides that directors may be removed from office only for cause and only by an affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors. The existence of these provisions may render more difficult or discourage an attempt to obtain control of Easterly by means of a board takeover.

Transfer Agent and Warrant Agent

The transfer agent for the shares of Easterly common stock and warrants is Continental Stock Transfer & Trust Company.

Listing of Securities

At the Effective Time, Easterly’s units will separate into their component Easterly common stock and warrants to purchase one share of Easterly common stock, each of which will participate in the Business Combination. We anticipate that Sungevity’s common stock and public warrants will be listed on the Nasdaq Capital Market under the symbols “SGVT” and “SGVTW,” respectively, following the closing of the Business Combination.

See “Risk Factors — There can be no assurance that Easterly common stock will be approved for listing on Nasdaq following the closing, or if approved, that we will be able to comply with the continued listing standards of Nasdaq.”

COMPARISON OF RIGHTS OF STOCKHOLDERS OF EASTERLY AND SUNGEVITY

Easterly and Sungevity are each Delaware corporations and governed by the DGCL. Upon completion of the Business Combination, stockholders of Sungevity will receive shares of Easterly’s common stock and will become stockholders of Easterly. Also, upon completion of the Business Combination, assuming the approval of the charter amendment proposals, the rights of the shareholders of Easterly will be changed. The rights of the former Sungevity stockholders and the Easterly stockholders will therefore be governed by the DGCL and the amended and restated certificate of incorporation and bylaws of the post-Merger company.

The following description summarizes the material differences that may affect the rights of the stockholders of Sungevity upon exchange of their securities for Easterly common stock and the material differences that may affect the rights of the stockholders of Easterly following the adoption of the charter amendment proposals, but is not a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. Stockholders should read carefully the relevant provisions of the DGCL and the respective certificates of incorporation and bylaws of both Easterly and Sungevity. For more information on how to obtain the documents that are not attached to this joint proxy and consent solicitation statement/prospectus, see the section entitled “Where You Can Find More Information.”

Comparison of Stockholder Rights

	Sungevity	Easterly	Easterly Post-Merger
Authorized Capital	Sungevity is authorized to issue 5,300,000,000 shares of Class A common stock, 595,850,000 shares of Class B common stock and 4,597,000,000 shares of preferred stock. The authorized preferred stock consists of 77,000,000 shares of Series A preferred stock, 1,080,000,000 shares of Series B preferred stock, 1,740,000,000 shares of Series C preferred stock and 1,700,000,000 shares of Series D preferred stock.	The total number of shares of all classes of securities authorized under the existing charter of Easterly, as in effect both prior and subsequent to the Merger, is 101,000,000 shares, which is comprised of:	Same as Easterly.
• 100,000,000 shares of common stock, par value $0.0001 per share; and
• 1,000,000 shares of preferred stock, par value $0.0001 per share.
Voting Rights	The holders of Class B common stock have no voting rights. The holders of Class A common stock are entitled to one vote for each share of Class A common stock held. Each share of Preferred Stock is entitled to a number of votes equal to the number of whole shares of Class A common stock such preferred stock is convertible into under the terms of the charter.	Holders of common stock are entitled to one vote per share.	Same as Easterly.

	Sungevity	Easterly	Easterly Post-Merger
Number of Directors	The total number of directors of Sungevity is seven.	The total number of directors is five.	Upon the closing of the Business Combination, Easterly’s board of directors will consist of seven directors.
Election of Directors	The holders of Series D preferred stock, Series C preferred stock, Series B preferred stock and Series A preferred stock are each entitled to elect one separate director of Sungevity. The holders of the Class A common stock and the preferred stock (voting together and on an as-converted to Class A common stock basis are entitled to elect the balance of the directors.	Each member of the board of directors is elected to serve for two year terms. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.	Each member of the board of directors will generally serve for a term of one year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The proposed charter of Easterly provides that the number of directors shall be determined from time to time by its board of directors.
Vacancies	Any vacancy on the board of directors that results from an increase in the number of directors may be filled by a majority of the directors then in office or by a sole remaining director; provided that any vacancy created by the removal of a director by stockholders may be filled by the stockholders holding a majority of the voting power of the outstanding shares of capital stock entitled to vote in the election of directors.	Any vacancy on the board of directors that results from an increase in the number of directors may only be filled by a majority of the directors then in office or by a sole remaining director.	Same as Easterly.
Manner of Acting by Board	The board of directors may act at any meeting where a quorum is present. A quorum is a majority of the directors then in office. The board may also act without meetings to the extent and in the manner authorized by the DGCL.	Same as Sungevity.	Same as Sungevity.

	Sungevity	Easterly	Easterly Post-Merger
Removal of Directors	Under the by-laws, any director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. However, with respect to directors who are elected by a subset of the outstanding shares of Sungevity stock (see “Election of Directors” above), such directors may only be removed by those shareholders who are authorized to elect them.	Subject to the rights of any preferred stockholders with respect to directors elected by them, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.	Subject to the rights of any preferred stockholders with respect to directors elected by them, any or all of the directors may be removed from office at any time, with or without cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.
Nomination of Director Candidates	Not addressed.	Advance notice required pursuant to the by-laws.	Same as Easterly.
Business Proposals by Stockholders	Not addressed.	Advance notice required pursuant to the by-laws.	Same as Easterly.
Special Meetings of the Board	The bylaws of Sungevity permit special meetings of the board of directors upon at least two days prior notice by mail, one day prior notice via personal or telephone delivery. The Chairman of the Board, the Chief Executive Officer or the Secretary may prescribe a shorter notice to be given personally or by telephone in the case of exigency.	Special meetings of the board of directors may be called by the Chairman of the Board or President and shall be called by the Chairman of the Board, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be.	Same as Easterly.
Special Meetings of Stockholders	The bylaws of Sungevity provide that a special meeting of the stockholders of Sungevity may be called at any time at the request of a member of the Board or the chief executive officer or at the written request of at least 25% of the total number of shares of stock then outstanding and entitled to vote.	Subject to the rights of the holders of any outstanding preferred stock and applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the Chairman of the Board, Chief Executive Officer, or the board of directors.	Same as Easterly.

	Sungevity	Easterly	Easterly Post-Merger
Manner of Acting By Stockholders	At any stockholders meeting, a majority of the number of shares outstanding and entitled to vote will constitute a quorum. When a quorum is present, a majority of the number of shares of stock entitled to vote on any question brought before such meeting shall decide any question, unless a different vote is required by express provision of the DGCL, the certificate of incorporation, any stockholders agreement to which Sungevity is a party or the bylaws. See, for example, “Protective Provisions” below.	At any stockholders meeting, a quorum is constituted when a majority of the voting power of all outstanding shares of capital stock are present, unless otherwise required by law or designated in the certificate of incorporation or bylaws. If a quorum is present, action can be taken by a majority vote of the stockholders present unless otherwise required by law, exchange rules or designated in the certificate of incorporation or bylaws.	Same as Easterly.
Stockholder Action without Meeting	Any action which may be taken at an annual or special meeting of the stockholders may be taken without a meeting if a consent in writing is signed by the holders having the minimum number of votes which would be necessary to take such action at a meeting and notice of such action is provided to all other stockholders.	Any action required or permitted to be taken by the stockholders must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.	Same as Easterly.
State Anti-Takeover Statutes	Sungevity did not opt out of the provisions of Section 203 of the DGCL, which, subject to certain exceptions, would prohibit a company that opts in from engaging in specified business combinations which any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless the business combination or transaction in which such stockholder became an interested stockholder is approved in a prescribed manner.	Same as Sungevity.	Same as Sungevity.

	Sungevity	Easterly	Easterly Post-Merger
Indemnification of Directors and Officers	The certificate of incorporation of Sungevity provides that, to the fullest extent provided by law, Sungevity will indemnify and hold harmless directors, officers, agents or employees of Sungevity against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred in connection with a proceeding which arises by reason of the fact that such person was servicing as a director, officer, agent or employee of Sungevity or of another entity at Sungevity’s request.	Same as Sungevity.	Same as Sungevity.
Limitation on Liability of Directors	The certificate of incorporation of Sungevity provides that, to the fullest extent permitted by law, no director of Sungevity will be personally liable to Sungevity or its stockholders for monetary damages for a breach of fiduciary duty as a director.	Same as Sungevity.	Same as Sungevity.
Amendments to Bylaws	Subject to any additional vote required by the certificate of incorporation, the certificate of incorporation specifically provides that the board of directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the bylaws of Sungevity.	The affirmative vote of a majority of the board of directors is required to adopt, amend, alter or repeal the bylaws. The bylaws also may be adopted, amended, altered or repealed by the stockholders.	Same as Easterly.

	Sungevity	Easterly	Easterly Post-Merger
Amendments to Charter	Except as specifically set forth therein (for example, see the “Protective Provisions” below) or as required by the DGCL, the certificate of incorporation of Sungevity can generally be amended upon adoption by the board of a resolution setting forth the amendment and declaring the advisability of the amendment and approval by a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon.	Except as specifically set forth therein (for example, see the “Protective Provisions” below) or as required by the DGCL, the certificate of incorporation of Easterly can generally be amended upon adoption by the board of a resolution setting forth the amendment and declaring the advisability of the amendment and approval by a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon.	Same as Easterly.
Liquidation if Business Combination	None.	None.	None.
Redemption Rights	None.	Easterly public stockholders have redemption rights. See “Description of Easterly’s Securities beginning on page 223.	None.

	Sungevity	Easterly	Easterly Post-Merger
Protective Provisions	The consent of a majority of holders of each series of preferred stock is required in order to increase or decrease the authorized number of shares of such series of preferred stock or to modify the charter in such a way as to adversely affect the rights of such series. The holders of a majority of the outstanding preferred stock (voting together as a single class) must approve a number of actions to be taken by Sungevity, including liquidation, mergers and consolidations, issuances of additional series of preferred stock (unless junior to the rights of the Series D preferred stock), change the number of authorized shares of preferred stock, incur certain indebtedness or declare dividends.	Prior to Easterly’s initial business combination the affirmative vote of the holders of at least 65% of all of the outstanding Easterly common stock is required to amend the provisions of Easterly’s charter related to Easterly’s status as a blank check company in Article IX of Easterly’s charter, including provisions with respect to redemption and repurchase rights and distributions from the Trust Account.	None.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the actual beneficial ownership of Easterly common stock as of           , 2016 (pre-Business Combination) and (ii) the expected beneficial ownership of Easterly’s common stock immediately following the consummation of the Business Combination, assuming that (a) no public shares of Easterly are redeemed, (b) 11.5 million public shares are redeemed, and (c) 18.8 million public shares are redeemed, by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of Easterly common stock;
•	each of Easterly’s current executive officers and directors;
•	each person who will become an executive officer or director of Easterly post-Business Combination; and
•	all executive officers and directors of Easterly as a group pre-Business Combination and all executive officers and directors of Easterly post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of Easterly common stock pre-Business Combination is based on 25,000,000 shares of Easterly common stock issued and outstanding as of the record date. The beneficial ownership after closing of the Business Combination is based on 60,700,000 shares of Sungevity Holdings, which assumes no redemptions, 49,200,000 shares of Sungevity Holdings, which assumes 11,500,000 public shares are redeemed, and 41,922,000 shares of Sungevity Holdings, which assumes 18,778,000 public shares are redeemed, respectively.

The expected beneficial ownership percentages set forth in the table below with respect to Sungevity Holdings following the Business Combination assume the capitalization of Sungevity remains the same as the Current Capitalization and do not take into account (i) the issuance of up to 9,600,000 unallocated shares (or options to acquire shares) under the Omnibus Incentive Plan and 1,800,000 shares under the Employee Stock Purchase Plan, (iii) the issuance of any shares upon the exercise of warrants to purchase up to a total of 16,750,000 shares of Easterly common stock that will remain outstanding following the Business Combination or any additional Private Placement Warrants that Easterly may issue to the Sponsor to repay working capital loans owed by Easterly to the Sponsor (currently in the amount of $15,000) or (iii) any shares of Easterly common stock surrendered to Easterly by former Sungevity securityholders after the consummation of the Business Combination as indemnification payments pursuant to the terms of the Merger Agreement. Because the actual facts will be different than these assumptions, the percentage ownerships in Sungevity Holdings will be different.

Unless otherwise indicated, Easterly believes that all persons named in the table below have sole voting and investment power with respect to all shares of capital stock beneficially owned by them.

			Sungevity Holdings After the Business Combination
	Easterly Before the Business Combination		Assuming No Redemptions		Assuming Redemption of 11.5 Million Shares		Assuming Redemption of 18.8 Million Shares
Name and Address of Beneficial Owner(1)	Number of shares	%	Number of shares	%	Number of shares	%	Number of Shares	%
Easterly Acquisition Sponsor, LLC	4,928,000	19.7%	4,928,000	8.1%	4,928,000	10.0%	4,928,000	11.8%
Alyeska Investment Group, L.P.(2)
Alyeska Investment Group, LLC(2)
Alyeska Fund 2 GP, LLC(2)
Anand Parekh(2)	2,285,123	9.10%	2,285,123	3.8%	2,285,123	4.6%	2,285,123	5.5%
Fir Tree Inc.(3)	1,850,000	7.4%	1,850,000	3.0%	1,850,000	3.8%	1,850,000	4.4%
TD Asset Management Inc.(4)
TDAM USA Inc.(4)	1,769,600	7.1%	1,769,600	2.9%	1,769,600	3.6%	1,769,600	4.2%
Birch Grove Credit Strategies Master Fund LP(5)
Birch Grove Capital LP(5)
Birch Grove Capital Management LLC(5)
Birch Grove Advisors LLC(5)
Jonathan I. Berger(5)	1,419,618	5.7%	1,419,618	2.3%	1,419,618	2.9%	1,419,618	3.4%
AQR Capital Management, LLC(6)	1,350,000	5.4%	1,350,000	2.2%	1,350,000	2.7%	1,350,000	3.2%
Polar Asset Management Partners Inc.(7)	1,276,385	5.1%	1,276,385	2.1%	1,276,385	2.6%	1,276,385	3.0%
David Cody(8)	4,928,000	19.7%	4,928,000	8.1%	4,928,000	10.0%	4,928,000	11.8%
Darrell W. Crate(8)	4,928,000	19.7%	4,928,000	8.1%	4,928,000	10.0%	4,928,000	11.8%
Avshalom Kalichstein(8)	4,928,000	19.7%	4,928,000	8.1%	4,928,000	10.0%	4,928,000	11.8%
James N. Hauslein	24,000	*	24,000	*	24,000	*	24,000	*
David W. Knowlton	24,000	*	24,000	*	24,000	*	24,000	*
Thomas W. Purcell(9)	24,000	*	24,000	*	24,000	*	24,000	*
Jurgen Lika	—	—	—	—	—	—	—	—
Robert R. Davenport, III(10)	—	—	2,297,937	3.8%	2,297,937	4.7%	2,297,937	5.5%
Andrew Birch(11)	—	—	412,936	*	412,936	*	412,936	1.0%
Alexander Guettel(12)	—	—	727,688	1.2%	727,688	1.5%	727,688	1.7%
Peter Graf(11)	—	—	74,899	*	74,899	*	74,899	*
Gideon “Cayce” Roy, III(11)	—	—	69,891	*	69,891	*	69,891	*
Amanda Duisman(11)	—	—	11,234	*	11,234	*	11,234	*
All directors and officers as a group (Pre-Business Combination) (7 persons)	5,000,000	20.0%	5,000,000	8.2%	5,000,000	10.2%	5,000,000	11.9%
All directors and officers as a group (Post-Business Combination) (8 persons)	N/A	N/A	8,522,585	14.0%	8,522,585	17.3%	8,522,585	20.3%

*	Less than one percent.
(1)	Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares. Unless otherwise indicated, the business address of each of the persons in this table is 375 Park Avenue, 21st Floor, New York, NY 10152. The table does not reflect record or beneficial ownership of the 6,750,000 Private Placement Warrants as these warrants are not exercisable within 60 days of May 13, 2016.
(2)	According to a Schedule 13G filed with the SEC on February 16, 2016 on behalf of Alyeska Investment Group, L.P., Alyeska Investment Group, LLC, Alyeska Fund 2 GP, LLC, and Anand Parekh. The business address of these stockholders is 77 West Wacker Drive, 7th Floor, Chicago, IL 60601.
(3)	According to a Schedule 13G filed with the SEC on February 16, 2016 on behalf of Fir Tree Inc. (“Fir Tree”). Represents common stock purchased by certain private-pooled investment vehicles for which Fir

Tree serves as the investment manager. Fir Tree is the investment manager of such private-pooled investment vehicles and has been granted investment discretion over portfolio investments. The business address of this stockholder is 505 Fifth Avenue, 23rd Floor, New York, New York 10017.
(4)	According to a Schedule 13G filed with the SEC on February 11, 2016 on behalf of TD Asset Management Inc. (“TDAM”) and TDAM USA Inc. (“TDAM-UDA”). TDAM individually beneficially owns 1,766,600 shares of common stock and TDAM-USA individually beneficially owns 3,000 shares of common stock. The business address of these stockholders is Canada Trust Tower, BCE Place, 161 Bay Street, 35th Floor, Toronto, Ontario, M5J 2T2.
(5)	According to a Schedule 13G/A filed with the SEC on February 16, 2016 on behalf of Birch Grove Credit Strategies Master Fund LP (the “Master Fund”), Birch Grove Capital LP (“Birch Grove”), a registered investment adviser that serves as the investment manager for the Master Fund and other managed accounts, Birch Grove Capital Management LLC, the general partner of Birch Grove, Birch Grove Advisors LLC, the general partner of the Master Fund, and Jonathan I. Berger. The business address of these stockholders is 660 Madison Avenue, 15th Floor, New York, NY 10065.
(6)	According to a Schedule 13G filed with the SEC on February 17, 2016 on behalf of AQR Capital Management, LLC and AQR Capital Management Holdings, LLC. AQR Capital Management, LLC is a wholly owned subsidiary of AQR Capital Management Holdings, LLC. The business address of these stockholders is Two Greenwich Plaza, Greenwich, CT 06830.
(7)	According to a Schedule 13G filed with the SEC on February 16, 2016 on behalf of Polar Asset Management Partners Inc. Polar Asset Management Partners Inc. serves as the investment manager to Polar Multi Strategy Master Fund, a Cayman Islands exempted company (“PMSMF”), with respect to the shares of common stock directly held by PMSMF. The business address of this stockholder is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada.
(8)	David Cody, Darrell Crate and Avshalom Kalichstein may be deemed to beneficially own shares held by the Sponsor by virtue of their shared control of the Sponsor. Mr. Cody, Mr. Crate and Mr. Kalichstein together have sole voting and investment power over the shares held by the Sponsor.
(9)	Shares are held by Lake Trail Illiquid Investments LLC. Mr. Purcell holds shared voting and investment power over the shares held by Lake Trail Illiquid Investments LLC and disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.
(10)	Includes shares of Easterly common stock issuable upon conversion of 258,540,558 shares of Sungevity preferred stock held by Brightpath Capital Partners, LP and 55,616,253 shares of Sungevity preferred stock issuable upon the exercise of outstanding warrants to purchase Sungevity preferred stock. Robert R. Davenport, III, as managing partner, may be deemed to have beneficial ownership of the shares held by Brightpath Capital Partners, LP. The address of Brightpath Capital Partners, LP is 1 Kaiser Plaza, Suite 650, Oakland, California 94612.
(11)	The business address of this stockholder is 66 Franklin Street, Suite 310, Oakland, CA 94607.
(12)	Includes shares of Easterly common stock issuable upon conversion of 1,284,403 shares of Sungevity preferred stock issuable upon the exercise of outstanding warrants to purchase Sungevity preferred stock held by Alexander Guettel, 12,578,616 shares of Sungevity preferred stock and 15,930,119 shares of Sungevity preferred stock issuable upon the exercise of outstanding warrants to purchase Sungevity preferred stock held by the Richard Rodgers 2014 Family Trust, 12,332,133 shares of Sungevity common and preferred stock held by the Alexander Guettel Accumulation Trust, 816,084 shares of Sungevity preferred stock held by the estate of Mary Rodgers Guettel and 98,039 shares of Sungevity preferred stock held by the Mary R. Guettel 1998 Trust. Joshua S. Rubenstein, as Trustee of the Richard Rodgers 2014 Family Trust and the Alexander Guettel Accumulation Trust may be deemed to have beneficial ownership of the shares held by the Richard Rodgers 2014 Family Trust and the Alexander Guettel Accumulation Trust, respectively. Alexander Guettel and Jasmine Hanif, as Trustees of the Mary R. Guettel 1998 Trust, may be deemed to have beneficial ownership of the shares held by the Mary R. Guettel 1998 Trust. Alexander Guettel, as executor of the estate of Mary Rodgers Guettel, may be deemed to have beneficial ownership of the shares held by the estate of Mary Rodgers Guettel. The address of the Richard Rodgers 2014 Family Trust, the Alexander Guettel Accumulation Trust, the estate of Mary Rodgers Guettel and the Mary R. Guettel 1998 Trust is c/o Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, NY 10002. The business address of this stockholder is 66 Franklin Street, Suite 310, Oakland, CA 94607.

CERTAIN RELATIONSHIPS AND RELATED PARTY
TRANSACTIONS CONCERNING EASTERLY

Founder Shares

Easterly’s initial stockholders currently own 5,175,000 Founder Shares, after giving effect to Easterly’s stock dividend of 0.2 shares for each outstanding share of Easterly common stock effectuated on July 29, 2015, for an aggregate purchase price of $25,000. On July 3, 2015, the Sponsor transferred 20,000 Founder Shares to each of Easterly’s independent directors at their original purchase price. On July 29, 2015, the underwriters exercised part of their over-allotment option resulting in 20,000,000 units issued as a result of the IPO. As a result of the expiration of the underwriters’ option to exercise the remaining portion of the over-allotment, Easterly’s initial stockholders forfeited an aggregate of 175,000 founder shares.

Private Placement Warrants

The Sponsor purchased from Easterly an aggregate of 6,750,000 Private Placement Warrants, each exercisable to purchase one share of Easterly common stock at $11.50 per share, at a price of $1.00 per Private Placement Warrant ($6,750,000 in the aggregate) in a private placement that occurred simultaneously with the IPO. The Private Placement Warrants are identical to the public warrants sold as part of the units in the IPO except that, so long as they are held by the Sponsor or its permitted transferees, (i) they will not be redeemable by Easterly, (ii) they (including the common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of Easterly’s initial business combination and (iii) they may be exercised by the holders on a cashless basis.

Notes Payable to Sponsor and Advances of Expenses

Prior to the IPO, the Sponsor provided an aggregate of $100,000 to Easterly under an unsecured promissory note to be used for a portion of the expenses of the IPO. This was non-interest bearing, unsecured and was repaid upon the closing of the IPO. For the period from April 29, 2015 (inception) through December 31, 2015, an affiliate of the Sponsor advanced an aggregate of $46,037 directly to Easterly’s service providers for offering costs. This was non-interest bearing, unsecured and was repaid during the year. At December 31, 2015, the Sponsor has a payable to an affiliate of the Sponsor for $18,067 which relates to operating expenses incurred by Easterly and paid by the affiliate of the Sponsor directly to the service providers. These advances are non-interest bearing, unsecured and due on demand.

On March 17, 2016, Easterly issued a convertible promissory note to the Sponsor that provides for the Sponsor to loan it up to $1,000,000 for ongoing expenses. On March 17, 2016, Easterly borrowed $15,000 pursuant to the convertible promissory note. The Sponsor is not obligated to loan Easterly additional amounts pursuant to the convertible promissory note. The convertible promissory note is interest bearing at 5% per annum and is due and payable on August 4, 2017. At the option of the Sponsor, any amounts outstanding under the convertible note may be converted into warrants to purchase shares of common stock at any time on or prior to the maturity date at a conversion price of $1.00 per warrant. Each warrant will entitle the Sponsor to purchase one share of Easterly common stock at an exercise price of $11.50 per share. Each warrant will contain other terms identical to the terms contained in the Private Placement Warrants.

Administrative Services

Commencing on July 29, 2015, Easterly agreed to pay Easterly Capital, LLC, an affiliate of the Sponsor, a total of $10,000 per month for office space, utilities, secretarial support and administrative service. Upon consummation of the Business Combination or Easterly’s liquidation, Easterly will cease paying these monthly fees.

CERTAIN RELATIONSHIPS AND RELATED PARTY
TRANSACTIONS CONCERNING SUNGEVITY

In addition to the director and executive compensation arrangements discussed above under “Management of Sungevity — Executive Compensation,” the following describes those transactions since January 1, 2013 that Sungevity has participated in where the amount involved exceeded or will exceed $120,000 and in which any “related person” as defined under Item 404 of Regulation S-K had or will have a direct or indirect material interest.

Private Placements

For each of the following transactions, the counterparty to Sungevity holds 5% or more of Sungevity’s capital stock and/or is represented on its board of directors.

Series B Preferred Stock Financing

In February, May and August 2013, Sungevity sold an aggregate of 246,092,112 shares of Series B preferred stock at a per share purchase price of $0.0795 pursuant to stock purchase agreements and through the conversion of convertible notes. The following table summarizes purchases of the Series B preferred stock by the various investors who are related parties:

Name of Stockholder	Sungevity Director	Number of Series B Shares	Total Purchase Price
Brightpath Capital Partners, LP	Robert R. Davenport, III	11,386,921	$905,260
CEP Sungevity LLC	David Asarnow	18,876,195	1,500,657
Eastern Sun Capital Partners, LLC	—	28,722,946	2,283,474
Greener Capital Partners II, LP	Charles Finnie	22,641,509	1,800,000
Lowe’s Companies, Inc.	—	38,091,496	3,028,273
Vision Ridge Capital, LLC	Reuben Munger	24,081,329	1,914,465

Series C Preferred Stock Financing

In March and April 2014, Sungevity sold an aggregate of 1,116,683,441 shares of Series C preferred stock at a per share purchase price ranging from $0.05 to $0.09 pursuant to a stock purchase agreement and through the conversion of convertible notes. The following table summarizes purchases of the Series C preferred stock by the various investors who are related parties:

Name of Stockholder	Sungevity Director	Number of Series C Shares	Total Purchase Price
Brightpath Capital Partners, LP	Robert R. Davenport, III	101,074,667	$5,085,918
CEP Sungevity LLC	David Asarnow	26,111,111	2,350,000
Funds affiliated with Joel Dobberpuhl(1)	Joel Dobberpuhl	478,930,200	35,138,082
Eastern Sun Capital Partners, LLC	—	50,721,330	2,548,110
Funds affiliated with Firelake(2)	Peter Shannon	20,115,222	1,013,807
Alexander Guettel	Alexander Guettel	12,318,373	616,723
Vision Ridge Capital, LLC	Reuben Munger	101,074,667	5,085,918

(1)	Joel Dobberpuhl affiliates holding Sungevity’s Series C preferred stock consist of Jetstream Ventures LLC and Peter Hawkins Dobberpuhl Foundation.
(2)	Firelake affiliates holding Sungevity’s Series C preferred stock consist of Firelake Investors Fund II, LP and Firelake Strategic Technology Fund II, LP.

Series D Preferred Stock Financing

In December 2015 and February 2016, Sungevity sold an aggregate of 1,094,467,515 shares of Series D preferred stock at per share purchase prices ranging from $0.0784 to $0.0981 pursuant to stock purchase agreements and through the conversion of convertible notes. The following table summarizes purchases of the Series D preferred stock by the various investors who are related parties:

Name of Stockholder	Sungevity Director	Number of Series D Shares	Total Purchase Price
Brightpath Capital Partners, LP	Robert R. Davenport, III	60,894,754	$4,853,069
CEP Sungevity LLC	David Asarnow	34,360,188	2,794,246
Eastern Sun Capital Partners, LLC	—	56,198,405	4,679,465
Funds affiliated with Joel Dobberpuhl(1)	Joel Dobberpuhl	32,368,295	2,638,082
Funds affiliated with Firelake(2)	Peter Shannon	14,626,432	1,146,712
Affiliates of Alexander Guettel(3)	Alexander Guettel	20,033,688	1,922,068
Helios Invest LLC	Johan Symmons	203,873,598	20,000,000
Lowe’s Companies, Inc.	—	75,719,063	6,086,986
Vision Ridge Capital, LLC	Reuben Munger	43,787,796	3,573,534

(1)	Joel Dobberpuhl affiliates holding its Series D preferred stock consist of Jetstream Ventures LLC and Peter Hawkins Dobberpuhl Foundation.
(2)	Firelake affiliates holding its Series D preferred stock consist of Firelake Investors Fund II, LP and Firelake Strategic Technology Fund II, LP.
(3)	Alexander Guettel affiliates holding its Series D preferred stock consist of Alexander Guettel, Richard R. Beaty and the Alexander Guettel Beneficiary Accumulation Trust.

Promissory Note Issuances

In June 2012, Sungevity issued a promissory note for $3,500,000 to Brightpath Capital Partners, LP. In January 2013, Sungevity paid the outstanding principal of $3,500,000 plus accrued interest of $201,791 to Brightpath Capital Partners, LP in full satisfaction of Sungevity’s obligations under the promissory note.

In November and December 2012, Sungevity issued promissory notes for an aggregate amount of $918,333 (the “Original Brightpath Notes”) to Brightpath Capital Partners, LP. In February 2013, Brightpath Capital Partners, LP transferred $250,000 of the principal amount of the Original Brightpath Notes to an unaffiliated stockholder, an amount equal to $400,000 of the principal amount of the Original Notes converted to the Series B preferred stock, and Sungevity paid the outstanding principal of $268,333 plus accrued interest of $8,756 to Brightpath Capital Partners, LP in full satisfaction of its obligations under the Original Brightpath Notes.

In March 2013, Sungevity issued promissory notes to Brightpath Capital Partners, LP for $450,000 and Alexander Guettel for $1,000,000. In March 2013, Sungevity paid the outstanding principal of $450,000 plus accrued interest of $5.50 to Brightpath Capital Partners, LP and the outstanding principal of $1,000,000 plus accrued interest of $30.56 to Alexander Guettel in full satisfaction of Sungevity’s obligations under the respective promissory notes.

In April and May 2013, Sungevity issued promissory notes to Brightpath Capital Partners, LP for $500,000, CEP Sungevity LLC for $1,500,000, Eastern Sun Capital Partners, LLC for an aggregate amount of $1,500,000, Lowe’s Companies, Inc. for $3,000,000 and Vision Ridge Capital Partners, LLC for an aggregate amount of $1,500,000. Each of the foregoing promissory notes converted into Series B preferred stock in May 2013.

In November 2013 and January 2014, Sungevity issued promissory notes to Brightpath Capital Partners, LP for an aggregate amount of $5,000,000, Eastern Sun Capital Partners, LLC for $2,500,000, funds affiliated with Charles Finnie for $1,300,000, Alexander Guettel for $500,000, Vision Ridge Capital, LLC for an aggregate amount of $5,000,000, funds affiliated with Firelake for an aggregate amount of $999,999 and funds affiliated with Joel Dobberpuhl for an aggregate amount of $10,000,000. Each of the foregoing promissory notes converted into Series C preferred stock in March 2014.

In December 2014 and January 2015, Sungevity issued promissory notes to Brightpath Capital Partners, LP for $2,500,000, CEP Sungevity LLC for $2,000,000, Eastern Sun Capital Partners, LLC for $1,500,000, Greener Capital Partners II, LP for $500,000, Alexander Guettel for $150,000, Vision Ridge Capital, LLC for $1,300,000 and funds affiliated with Firelake for an aggregate amount of $1,000,000. In June 2015, pursuant to an amendment to the note purchase agreement and an additional closing agreement, the foregoing promissory notes were cancelled and replaced with new promissory notes.

In June and July 2015, Sungevity issued promissory notes to Brightpath Capital Partners, LP for $1,500,000, funds affiliated with Joel Dobberpuhl for an aggregate amount of $2,000,000, Eastern Sun Capital Partners, LLC for $1,500,000, Lowe’s Companies, Inc. for $5,000,000 and Vision Ridge Capital, LLC for $1,300,000. Each of the foregoing promissory notes converted into Series D preferred stock in December 2015.

Between May and September 14, 2016, Sungevity issued promissory notes to Alexander Guettel and his affiliates for an aggregate amount of $870,000, Eastern Sun Capital Partners, LLC for an aggregate amount of $4,450,000, International SIF SICAV SA for an aggregate amount of $7,000,000, Jetstream Ventures LLC for an aggregate amount of $650,000 and Vision Ridge Capital, LLC for an aggregate amount of $4,288,000.

Preferred Stock Warrant Exercises

For each of the following transactions, the counterparty to Sungevity holds 5% or more of Sungevity’s capital stock and/or is represented on its board of directors.

In March 2013, funds affiliated with Energy Capital Partners exercised warrants to purchase an aggregate of 93,417,525 shares of Sungevity’s Series B preferred stock for aggregate proceeds to Sungevity of $93,418. Sungevity originally issued these warrants in January 2013 in connection with a loan facility. Under the terms of the warrant agreement, Energy Capital Partners has the right to put the preferred stock to Sungevity for an aggregate cash price of $7.4 million. The put right becomes exercisable in three equal tranches annually beginning in January 2018 and can roll over to the following period if not exercised.

In April 2014, CEP Sungevity LLC exercised warrants to purchase an aggregate of 14,465,408 shares of Sungevity’s Series B preferred stock for aggregate proceeds to Sungevity of $144,654. Sungevity originally issued these warrants in connection with a promissory note it issued to CEP Sungevity LLC in December 2012.

Preferred Stock Warrant Issuances

For each of the following transactions, the counterparty to Sungevity holds 5% or more of Sungevity’s capital stock and/or is represented on its board of directors.

In December 2012, in connection with a promissory note Sungevity issued in November 2012, Sungevity issued warrants to Brightpath Capital Partners, LP for 23,102,723 shares of its Series B preferred stock. In February 2013, in connection with Brightpath Capital Partners, LP’s transfer of 6,289,308 Series B preferred stock warrants to an unaffiliated stockholder, Sungevity cancelled the foregoing warrants, and issued warrants to Brightpath Capital Partners, LP for 16,813,415 shares of its Series B preferred stock. If the warrants are exercised, Sungevity would receive proceeds of $168,134.

Between May and September 14, 2016, in connection with promissory notes Sungevity issued, Sungevity issued warrants to Alexander Guettel and his affiliates for 6,228,335 shares of its Series D preferred stock, Eastern Sun Capital Partners, LLC for 31,447,500 shares of its Series D preferred stock, International SIF SICAV SA for 35,677,874 shares of its Series D preferred stock, Jetstream Ventures LLC for 1,987,767 shares of its Series D preferred stock and Vision Ridge Capital, LLC for 30,952,084 shares of its Series D preferred stock. If the warrants are exercised, Sungevity would receive proceeds of $106,293,560.

Agreement with Lowe’s Companies, Inc.

Lowe’s Companies, Inc. holds 5% or more of Sungevity’s capital stock.

In May 2011, Sungevity entered into a Negotiated Master Standard Buying Agreement and an Indemnity and Referral Agreement, as amended in May 2014, with Lowe’s Companies, Inc. for the purpose of offering its products and services through Lowe’s stores (the “Lowe’s Agreements”). The Negotiated Master Standard Buying Agreement is renewed automatically on an annual basis, and the term of the Indemnity and Referral Agreement extends through May 2017 pursuant to an amendment entered into in May 2014.

Per the Lowe’s Agreements, Sungevity is the sole residential rooftop solar provider in Lowe’s stores in mutually agreed upon states (the “Territory”), offer its products and services directly in Lowe’s stores through a team of sales professionals that engage prospective customers, and pay to Lowe’s referral payments for all sales generated via such means. The Indemnity and Referral Agreement further provides that if either Sungevity or Lowe’s elects to enter into a new Territory or expand within an existing Territory, such party shall first offer such entry or expansion to the other and provide 120 days in which to evaluate the offer.

Under the Lowe’s Agreements, Sungevity made referral payments to Lowe’s in the amounts of $3.4 million in 2014, $3.2 million in 2015 and $1.8 million through June 30, 2016.

Investors’ Rights Agreement

Sungevity’s amended and restated investors’ rights agreement between it and certain purchasers of its preferred stock, including its principal stockholders with whom certain of its directors are affiliated, grants these stockholders certain registration rights with respect to certain shares of its common stock that will be issuable upon conversion of the shares of preferred stock held by them. The amended and restated investors’ rights agreement shall terminate upon the closing of the Merger.

Right of First Refusal and Co-Sale Agreement.

Sungevity’s second amended and restated right of first refusal and co-sale agreement is between Sungevity, certain holders of its common stock (referred to as “Key Holders”) and certain purchasers of its preferred stock, including its principal stockholders with whom certain of its directors are affiliated. This agreement grants Sungevity a right of first refusal and the holders of preferred stock a secondary right of first refusal with respect to any transfers by Key Holders. For any shares not purchased by Sungevity or the holders of preferred stock pursuant to the first refusal right, there is a co-sale right for the holders of preferred stock with respect to the remaining shares to be transferred by the Key Holders. The second amended and restated right of first refusal and co-sale agreement shall terminate upon the closing of the Merger.

Robert R. Davenport, III Employment Agreement

In November 2012 Sungevity entered into an employment agreement with Robert R. Davenport, III, a member of its board of directors. Pursuant to his employment agreement, Mr. Davenport accepted a position as an officer and Sungevity paid him $79,861 in 2012, $200,103 in 2013 and $103,417 in 2014. Mr. Davenport’s employment ended in July 2014.

Indemnification Agreements

Sungevity has entered into indemnification agreements with each of its directors, except for Reuben Munger and Johan Symmons. The indemnification agreements and Sungevity’s certificate of incorporation and bylaws require it to indemnify its directors and officers to the fullest extent permitted by Delaware law.

Offer Letters and Change in Control Benefits

Sungevity has entered into offer letters with its executive officers that, among other things, provide for severance and change in control benefits. See “Executive Compensation — Potential Payments Upon Termination or Change in Control” for information about these agreements.

Policies and Procedures for Related Party Transactions

Sungevity’s audit committee charter will be effective upon the completion of this offering. The charter states that its audit committee is responsible for reviewing and approving in advance any related party transaction. All of its directors, officers and employees are required to report to the audit committee prior to entering into any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which Sungevity is to be a participant, if the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including purchases of goods or services by, or from, the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by it of a related person. Prior to the creation of its audit committee, its full board of directors reviewed related party transactions.

Sungevity believes that it has executed all of the transactions described in this section on terms no less favorable to it than Sungevity could have obtained from unaffiliated third parties. It is Sungevity’s intention to ensure that all future transactions between it and its officers, directors and principal stockholders and their affiliates, are approved by the audit committee of its board of directors and are on terms no less favorable to it than those that Sungevity could obtain from unaffiliated third parties.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Easterly

Price Range of Easterly Securities

Easterly common stock, units and warrants are currently quoted on the Nasdaq Capital Market under the symbols “EACQ”, “EACQU” and “EACQW”, respectively. Easterly’s units commenced public trading on July 30, 2015, and its common stock and warrants became available for public trading on September 22, 2015.

The following table sets forth, for the calendar quarter indicated, the high and low sales prices per Easterly unit as reported on the Nasdaq Capital Market for the period from July 30, 2015 (the first day on which Easterly units began trading) through September 26, 2016, and Easterly’s common stock and warrants for the period from September 22, 2015 (the first day on which Easterly common stock and warrants were available for separate trading) through September 26, 2016.

	Units (EACQU)		Common Stock (EACQ)		Warrants (EACQW)
	High	Low	High	Low	High	Low
Fiscal Year Ending December 31, 2015:
Quarter ended 9/30/2015(1)	$10.20	$9.99	N/A	N/A	N/A	N/A
Quarter ended 12/31/2015	$10.21	$9.72	$10.00	$9.55	$0.50	$0.37
Fiscal Year Ending December 31, 2016:
Quarter ended 3/31/2016	$10.15	$9.74	$9.90	$9.39	$0.40	$0.33
Quarter ended 6/30/2016	$10.04	$9.85	$9.79	$9.60	$0.66	$0.30
Quarter ending 9/30/2016 (through 9/26/2016)	$11.24	$10.03	$9.95	$9.72	$0.70	$0.54

(1)	No shares of Easterly common stock or warrants were traded during the period ended September 30, 2015. The first shares of Easterly common stock and warrants were traded on October 2, 2015 and October 21, 2015, respectively.

The closing prices of Easterly units, common stock and warrants as reported on June 28, 2016, the last trading day before the Business Combination was publicly announced, were $10.04, $9.78 and $0.40, respectively.

The market prices of Easterly’s securities will fluctuate prior to the consummation of the Business Combination. You should obtain current market quotations for Easterly’s securities.

On July 15, 2016, there was 1 record holder and approximately 79 beneficial holders of Easterly’s units, 5 record holders and approximately 645 beneficial holders of Easterly’s separately traded common stock, and 2 record holders and approximately 63 beneficial holders of Easterly’s separately traded warrants.

Dividend Policy of Easterly

Easterly has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon Easterly’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination.

Sungevity

Price Range of Securities of Sungevity

Historical market price information regarding Sungevity’s securities is not provided because prior to the Business Combination there is no public market for Sungevity’s securities.

As of the date of this joint proxy and consent solicitation statement/prospectus, there were [    ] holders of Sungevity’s common stock and [    ] holders of Sungevity’s preferred stock.

Dividend Policy of Sungevity Following the Business Combination

Following completion of the Business Combination, Sungevity’s board of directors will consider whether or not to institute a dividend policy. It is the present intention of Sungevity to retain any earnings for use in its business operations and, accordingly, Sungevity does not anticipate its board of directors declaring any dividends in the foreseeable future.

APPRAISAL RIGHTS

Easterly Stockholder Appraisal Rights

Easterly’s stockholders do not have appraisal rights in connection with the Business Combination under Delaware law.

Sungevity Stockholder Appraisal Rights

Sungevity holders of common stock and preferred stock are entitled to appraisal rights under Section 262 of the DGCL in connection with the Business Combination. Under the DGCL, as more fully described below, if you hold Sungevity common stock or preferred stock and you do not wish to accept the merger consideration provided for in the Merger Agreement and the Business Combination is consummated, you have the right to seek appraisal of your shares of Sungevity common stock or preferred stock and to receive payment in cash for the fair value of your Sungevity common stock or preferred stock, exclusive of any element of value arising from the accomplishment or expectation of the Business Combination, as determined by the Court of Chancery of the State of Delaware (which we refer to as the Delaware Court of Chancery), together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of Sungevity common stock or preferred stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the per share merger consideration that you are otherwise entitled to receive under the terms of the Merger Agreement. These rights are known as appraisal rights. Sungevity common or preferred stockholders who elect to exercise appraisal rights must not vote in favor of or consent in writing to the proposal to adopt the Merger Agreement and must comply with the provisions of Section 262 of the DGCL, which we refer to as Section 262, to perfect their rights. A holder of Sungevity common stock or preferred stock who wishes to exercise appraisal rights, or preserve the ability to do so, must not sign and deliver a written consent adopting the Merger Agreement, or sign and deliver a consent without indicating a decision on the proposal. Any written consent returned without indicating a decision on the proposal will be counted as approving the proposal as described in the enclosed form of written consent, which will also effectively waive any appraisal rights.

This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and it is qualified in its entirety by reference to Section 262, the full text of which appears in Annex F to this joint proxy and consent solicitation statement/prospectus. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

A HOLDER OF SUNGEVITY COMMON STOCK AND PREFERRED STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO SHOULD REVIEW THE FOLLOWING DISCUSSIONS AND ANNEX F CAREFULLY. FAILURE TO COMPLY PRECISELY WITH THE PROCEDURES CONTAINED IN SECTION 262 OF THE DGCL IN A TIMELY AND PROPER MANNER WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL, IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL AND FINANCIAL ADVISORS IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. A SUNGEVITY STOCKHOLDER WHO LOSES HIS, HER OR ITS APPRAISAL RIGHTS WILL BE ENTITLED TO RECEIVE THE MERGER CONSIDERATION.

Section 262 requires that, where a merger agreement is adopted by written consent of stockholders in lieu of a meeting, certain stockholders must be given notice that appraisal rights are available. A copy of Section 262 must be included with such notice. The notice must be provided either before the effective date of the Merger or within ten (10) days after the Merger Agreement is adopted. Only those Sungevity stockholders who did not submit a consent in favor of the proposal to adopt the Merger Agreement and who have otherwise complied with Section 262 are entitled to receive such notice. The notice may be given by Sungevity either before or after effectiveness of the Merger, if given. If given on or after the effective date, the notice must also specify the effective date of the Merger; otherwise, a supplementary notice will provide this information.

Following Sungevity’s receipt of sufficient written consents to adopt the Merger Agreement, we will send all non-consenting Sungevity common stockholders who satisfy the other statutory conditions the notice regarding the adoption of the Merger Agreement and the availability of appraisal rights. A Sungevity stockholder wishing to exercise his, her or its appraisal rights will need to take action at that time, in response to that notice, but this description is being provided to all Sungevity common and preferred stockholders now so they can determine whether they wish to preserve their ability to demand appraisal rights in the future in response to that notice.

In order to preserve your right to receive notice and demand appraisal rights, you must not deliver a written consent in favor of the adoption of the Merger Agreement or deliver a consent without indicating a decision on the proposal. Consents that are signed and delivered without indicating a decision on the proposal will be counted as approving the proposal, which will also effectively waive appraisal rights. As described below, you must also continue to hold your shares through the effective time of the Business Combination.

If you elect to demand appraisal of your shares of Sungevity common stock or preferred stock, you must deliver to Sungevity at the specific address which will be included in the notice, a written demand for appraisal of your shares of Sungevity common stock or preferred stock within 20 days after the date of the mailing of the subsequent notice that will be sent to non-consenting Sungevity stockholders. Do not submit a demand before the date of that subsequent notice because, under Delaware case law, a demand that is made before the notice is mailed may not be effective to perfect your appraisal rights.

A holder of shares of Sungevity common stock or preferred stock wishing to exercise appraisal rights must hold of record the shares of Sungevity common stock or preferred stock on the date the written demand for appraisal is made and must continue to hold the shares of Sungevity common stock or preferred stock of record through the effective date of the Merger, because appraisal rights will be lost if the shares of Sungevity common stock or preferred stock are transferred prior to the effective time. If you are not the stockholder of record, you will need to follow special procedures as discussed further below.

If you and/or the record holder of your shares of common stock or preferred stock fail to comply with all of the conditions required by Section 262 to perfect your rights, and the Merger is completed, you (assuming that you hold your shares through the Effective Time of the Merger) will be entitled to receive the merger consideration for your shares of Sungevity common stock or preferred stock as provided for in the Merger Agreement, but you will lose your appraisal rights with respect to your shares of Sungevity common stock or preferred stock.

In order to satisfy Section 262, a demand for appraisal in respect of shares of common stock or preferred stock must reasonably inform Sungevity of the identity of the common or preferred stockholder of record and the common or preferred stockholder’s intent to seek appraisal rights. The demand should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and mailing address and the number of shares of common stock or preferred stock registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares of common stock or preferred stock in connection with the Merger. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of Sungevity common stock or preferred stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, broker or other nominee, submit the required demand in respect of those shares of common stock or preferred stock.

IF YOU HOLD YOUR SHARES OF COMMON STOCK OR PREFERRED STOCK IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE OR INTERMEDIARY FORMS, AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR NOMINEE OR INTERMEDIARY TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE OR INTERMEDIARY TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A NOMINEE OR INTERMEDIARY, YOU MUST ACT PROMPTLY TO CAUSE THE HOLDER OF RECORD TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT YOUR APPRAISAL RIGHTS. IF YOU HOLD YOUR SHARES OF COMMON STOCK OR PREFERRED STOCK THROUGH A BANK OR

BROKERAGE WHO IN TURN HOLDS THE SHARES THROUGH A CENTRAL SECURITIES DEPOSITORY NOMINEE, SUCH AS THE DEPOSITORY TRUST COMPANY, A DEMAND FOR APPRAISAL OF SUCH SHARES MUST BE MADE BY OR ON BEHALF OF THE DEPOSITORY NOMINEE AND MUST IDENTIFY THE DEPOSITORY NOMINEE AS THE HOLDER OF RECORD.

If shares of Sungevity common stock or preferred stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian) or other nominee, a demand for appraisal must be executed by or for such record holder. If the shares of Sungevity common stock or preferred stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record holder or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record holder. A record holder, such as a broker, who holds shares of Sungevity common stock or preferred stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Sungevity common stock or preferred stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Sungevity common stock or preferred stock as to which appraisal is sought. Where no number of shares of Sungevity common stock or preferred stock is expressly mentioned, the demand will be presumed to cover all shares of Sungevity common stock or preferred stock held in the name of the record holder.

At any time within 60 days after the effective time of the Business Combination, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the merger consideration for that stockholder’s shares of Sungevity common stock or preferred stock by delivering to Sungevity a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the Business Combination will require written approval by Sungevity (as the surviving corporation in the Merger). Unless the demand is properly withdrawn by the stockholder within 60 days after the effective date of the Business Combination, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just. If Sungevity (as the surviving corporation in the Merger) does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the value of the consideration offered pursuant to the Merger Agreement.

Within 120 days after the effective time of the Business Combination, but not thereafter, either Sungevity (as the surviving corporation in the Merger) or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Sungevity common stock or preferred stock held by all stockholders entitled to appraisal. Upon the filing of such a petition by a stockholder, service of a copy of such petition shall be made upon Sungevity (as the surviving corporation in the Merger). Sungevity has no present intent to file such a petition and has no obligation to cause such a petition to be filed, and holders should not assume that Sungevity (as the surviving corporation in the Merger) will file a petition. Accordingly, the failure of a stockholder to file such a petition within the period specified could result in no appraisal rights being available for any stockholder notwithstanding prior written demands for appraisal having been delivered to Sungevity (as the surviving corporation in the Merger). In addition, within 120 days after the effective time of the Business Combination, any stockholder who has properly filed a written demand for appraisal and who did not submit a consent in favor of the proposal to adopt the Merger Agreement, upon written request, will be entitled to receive from Sungevity (as the surviving corporation in the Merger) a statement setting forth the aggregate number of shares of Sungevity common stock and preferred stock not voted in favor of the proposal to adopt the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by Sungevity (as the surviving corporation in the Merger) or within 10 days after the expiration of the period for delivery of demands, whichever is later. A person who is the beneficial owner of shares of Sungevity common stock or preferred stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from Sungevity (as the surviving corporation in the Merger) such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to Sungevity (as the surviving corporation in the Merger), then Sungevity (as the surviving corporation in the Merger) will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares of Sungevity common stock or preferred stock and with whom agreements as to the value of their shares of Sungevity common stock or preferred stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of Sungevity common stock or preferred stock and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of Sungevity common stock or preferred stock, the Delaware Court of Chancery will appraise the shares of Sungevity common stock or preferred stock, determining their fair value as of the effective time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of Sungevity common stock or preferred stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment.

No representation is made as to the outcome of the appraisal of fair value as determined by the Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the value of the merger consideration. Moreover, we do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Sungevity common stock or preferred stock is less than the value of the merger consideration.

In determining “fair value,” the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon Sungevity (as the surviving corporation in the Merger) and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Each stockholder seeking appraisal is responsible for his or her attorneys’ fees and expert witness expenses, although, upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Sungevity common stock and preferred stock entitled to appraisal. Any stockholder who duly demanded appraisal in compliance with Section 262 will not, after the effective time of the Business Combination, be entitled to vote shares of Sungevity common stock and preferred stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Sungevity common stock or preferred stock, other than with respect to payment as of a record date prior to the effective time. However, if no petition for appraisal is filed within 120 days after the effective time, or if the stockholder otherwise fails to perfect his, her or its appraisal rights, successfully withdraws his, her or its demand for appraisal or loses his, her or its right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the per share merger consideration for his, her or its shares of Sungevity common stock or preferred stock pursuant to the Merger Agreement.

THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH THE TECHNICAL PREREQUISITES OF SECTION 262 OF THE DGCL. FAILING TO FOLLOW PROPER STATUTORY PROCEDURES WILL RESULT IN LOSS OF YOUR APPRAISAL RIGHTS. IF YOU INTEND TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL AND FINANCIAL ADVISORS IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

THIS IS NOT THE NOTICE OF APPRAISAL RIGHTS PURSUANT TO SECTION 262 OF THE DGCL. YOU WILL RECEIVE A LATER NOTICE OF APPRAISAL RIGHTS. DO NOT SEND IN YOUR DEMAND PRIOR TO THE MAILING OF SUCH LATER NOTICE. ANY DEMAND FOR APPRAISAL MADE PRIOR TO YOUR RECEIPT OF SUCH LATER NOTICE MAY NOT BE EFFECTIVE TO PERFECT YOUR RIGHTS.

PROPOSAL NO. 1 — APPROVAL OF THE MERGER AGREEMENT
AND THE BUSINESS COMBINATION

As discussed in this joint proxy and consent solicitation statement/prospectus, Easterly is asking its stockholders to approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement, including the business combination of Easterly and Sungevity and the issuance by Easterly of shares of Easterly common stock to Sungevity securityholders. For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the issuance of Easterly common stock pursuant to the Merger Agreement throughout this joint proxy and consent solicitation statement/prospectus, including the information set forth in the sections titled “The Merger Agreement” beginning on page 92. You are urged to read this joint proxy and consent solicitation statement/prospectus in its entirety for more detailed information concerning the Business Combination, including the Merger Agreement, which is attached as Annex A to this joint proxy and consent solicitation statement/prospectus.

Pursuant to the Business Combination, among other things:

•	Merger Sub will be merged with and into Sungevity with Sungevity becoming a wholly-owned subsidiary of Easterly;
•	Easterly will issue 35,000,000 shares of its common stock to Sungevity securityholders and 700,000 restricted shares of its common stock to certain Sungevity employees under the Omnibus Incentive Plan; and
•	the Business Combination will result in a change in control of Easterly.

By approving the Merger Agreement and the Business Combination, you will be approving, among other transactions contemplated by the Merger Agreement, each of the transactions set forth above.

Easterly’s amended and restated certificate of incorporation requires that it provide all holders of its public shares with the opportunity to have their public shares redeemed upon the consummation of Easterly’s initial business combination in conjunction with either a tender offer or a stockholder vote. For business and other reasons, Easterly has elected to provide Easterly stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote rather than pursuant to a tender offer. Therefore, Easterly is seeking to obtain approval of Easterly’s stockholders of the Business Combination Proposal in order to provide its public stockholders with the opportunity to redeem their public shares in connection with the closing of the Business Combination. Because Easterly is holding a stockholder vote on the Business Combination, its amended and restated certificate of incorporation provides that it may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the shares of Easterly common stock that are voted at the Easterly special meeting of stockholders.

Additionally, Nasdaq Listing Rule 5635(a) requires stockholder approval where, among other things, the issuance of securities in a transaction exceeds 20% of the number of shares of common stock or the voting power outstanding before the transaction, and Nasdaq Listing Rule 5635(b) requires stockholder approval where the issuance of securities will result in a change of control. Easterly intends to issue 35,000,000 shares of Easterly common stock, or 140% of the 25,000,000 currently outstanding shares of Easterly common stock to Sungevity securityholders pursuant to the Business Combination (assuming no redemptions of Easterly’s public shares and no additional issuances of Easterly common stock). Therefore, Easterly is required to obtain the approval of the Business Combination by Easterly’s stockholders under both Nasdaq Listing Rules 5635(a) and 5635(b).

Vote Required for Approval

Approval of this proposal is a condition to the completion of the Business Combination. If this proposal is not approved, the Business Combination will not occur. This proposal is also conditioned on Proposal No. 2. If Proposal No. 2 is not approved, this proposal will have no effect and the Business Combination will not occur, even if it is approved by the requisite vote.

The Merger Agreement and the Business Combination will be approved if the holders of at least a majority of the shares of Easterly common stock voted on the proposal at the Easterly special meeting of stockholders vote “FOR” the Business Combination Proposal.

As of the record date, Easterly’s founders have agreed to vote the Founder Shares and any other shares held by them in favor of the Business Combination. The founders have not purchased any public shares.

Recommendation of the Board

EASTERLY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EASTERLY’S STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — APPROVAL OF THE AMENDMENTS TO EASTERLY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO CHANGE THE NAME AND TO REMOVE CERTAIN PROVISIONS RELATING TO ITS STATUS AS A BLANK CHECK COMPANY

Assuming the Business Combination is approved, Easterly’s stockholders are asked to vote upon and approve amendments to Easterly’s amended and restated certificate of incorporation to change Easterly’s name to Sungevity Holdings, Inc. and remove certain provisions related to Easterly’s status as a blank check company. The amendments set forth in this Proposal No. 2 are required pursuant to the terms of the Merger Agreement.

Easterly is required by Delaware law to obtain the approval of holders of a majority of its outstanding shares to amend its amended and restated certificate of incorporation. The following table sets forth a summary of the material differences between its current certificate of incorporation and the proposed certificate as amended by this Proposal No. 2. Proposal No. 3 proposes an amendment to the amended and restated certificate of incorporation to provide that Delaware is the exclusive forum for certain stockholder actions. Proposal No. 4 proposes an amendment to the amended and restated certificate of incorporation to effect a two-for-three reverse stock split. Proposal No. 5 proposes an amendment to the amended and restated certificate of incorporation to authorize an automatic increase in the number of directors serving on the Board of Directors during any period when holders of any series of preferred stock have the right to elect additional directors pursuant to Article IV of the certificate of incorporation and to provide for the other terms applicable to the directors elected by holders of preferred stock. You are voting on these proposals separately. By approving this Proposal No. 2, the Easterly stockholders are also approving the amended and restated certificate of incorporation, attached hereto as Annex B, which reflects the amendments contemplated by this Proposal No. 2 and, if approved by stockholders, Proposals No. 3, No. 4, and No. 5.

The following table sets forth a summary of the material changes to the amended and restated certificate of incorporation proposed pursuant to Proposal No. 2. All shareholders are urged to read the proposed certificate in its entirety for a more complete description of its terms.

Proposed Changes to Certificate of Incorporation Pursuant to Proposal No. 2

	Current Certificate	Proposed Certificate
Name	The current certificate provides that Easterly’s name is “Easterly Acquisition Corp.”	The proposed certificate provides that Easterly’s name is “Sungevity Holdings, Inc.”
Purpose	The current certificate provides that Easterly’s purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL, as amended, and that, in addition to the powers and privileges conferred upon Easterly by law and those incidental thereto, Easterly possesses and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of Easterly including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving Easterly and one or more businesses.	The proposed certificate provides that Easterly’s purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

	Current Certificate	Proposed Certificate
Board of Directors	The current certificate provides that Easterly’s directors are elected to serve on the board of directors for two-year terms. The current certificate also states that directors shall be elected by a plurality of the votes cast at an annual meeting of stockholders by holders of the Common Stock.	The proposed certificate provides that Easterly’s directors will be elected to serve on the board of directors for one-year terms. The proposed certificate deletes the phrase “by holders of the Common Stock” because it is sufficient to state that the directors shall be elected by a plurality of the votes cast at an annual meeting of stockholders.
	The current certificate provides that Easterly’s directors shall hold office until the annual meeting for the year in which his or her term expires.	The proposed certificate provides that Easterly’s directors shall hold office until the next annual meeting.
Removal of Directors	The current certificate provides that Easterly’s directors may be removed from office at any time, but only for cause.	The proposed certificate provides that Easterly’s directors may be removed from office at any time, with or without cause.
Bylaws	The current certificate provides that the affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws.	The proposed certificate clarifies the voting standard by adding the phrase “present at any meeting at which a quorum is present”. Accordingly, the proposed certificate states that the affirmative vote of a majority of the Board “present at any meeting at which a quorum is present” shall be required to adopt, amend, alter or repeal the Bylaws.
Provisions Specific to a Blank Check Company	Under the current certificate, Article IX sets forth various provisions related to Easterly’s operations as a blank check company prior to the consummation of an initial business combination.	The proposed certificate deletes these blank check company provisions and removes all cross references to these provisions because, upon consummation of the Business Combination, Easterly will cease to be a blank check company. In addition, the provisions requiring that the proceeds from the IPO be held in a Trust Account until a business combination or liquidation of Easterly and the terms governing Easterly’s consummation of a proposed business combination will not be applicable following consummation of the Business Combination.

In the judgment of the Easterly Board, the amendments to the current certificate set forth in this Proposal No. 2 are desirable for the following reasons:

•	The Easterly Board believes the name of the combined company should reflect the Business Combination with Sungevity and the operating business following the Business Combination;
•	Certain provisions of the current certificate are not valid under Delaware law for non-classified boards including the provisions for a two-year term and removal from office only for cause.

•	Article IX of the current certificate relates to Easterly’s operations as a blank check company prior to the consummation of the Business Combination and would not be applicable to the combined company after the consummation of the Business Combination. Accordingly, this Article and cross references to these provisions would serve no further purpose.

This proposal is conditioned upon the approval of the Business Combination Proposal. If the Business Combination Proposal is not approved, this proposal will have no effect. Approval of this proposal is a condition to the completion of the Business Combination. If the proposal is not approved, the Business Combination will not occur. By approving this Proposal No. 2, the Easterly stockholders are also approving the amended and restated certificate of incorporation, which would reflect the amendment contemplated by this Proposal No. 2 and, if approved by stockholders, the amendments contemplated by Proposals No. 3, No. 4 and No. 5 below. A copy of the amended and restated certificate of incorporation of Easterly which reflects the amendments proposed by the Certificate Proposals is attached to this joint proxy and consent solicitation statement/prospectus as Annex B. All stockholders are encouraged to read the proposed amended and restated certificate of incorporation in its entirety.

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of Easterly common stock is required to approve this Proposal No. 2. Broker non-votes, abstentions or the failure to vote on Proposal No. 2 will have the same effect as a vote against this proposal.

The Business Combination Proposal is conditioned on the approval of this proposal. If Proposal No. 2 is not approved, the Business Combination Proposal will have no effect and the Business Combination will not occur, even if it is approved by the requisite vote.

Recommendation of the Board

EASTERLY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EASTERLY’S STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO CHANGE THE NAME AND TO REMOVE CERTAIN PROVISIONS RELATING TO ITS STATUS AS A BLANK CHECK COMPANY.

PROPOSAL NO. 3 — APPROVAL OF AMENDMENT TO EASTERLY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ADOPT DELAWARE AS
THE EXCLUSIVE FORUM FOR CERTAIN LEGAL ACTIONS

Assuming the Business Combination Proposal is approved, Easterly’s stockholders are also being asked to approve an amendment to Easterly’s amended and restated certificate of incorporation to provide that, with certain exceptions, the state and federal courts of the State of Delaware be the exclusive forum for certain legal actions (the “Exclusive Forum Amendment”).

The form of the Exclusive Forum Amendment is as follows:

ARTICLE X
EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum to bring (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL, this Amended and Restated Certificate or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine. Any person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have received notice of and consented to the provisions of this Article X.

Reasons for the Exclusive Forum Amendment

This amendment is intended to assist Easterly in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise, and should promote efficiency and costs-savings in the resolution of such claims. Easterly’s board of directors believes that Delaware courts are best suited to address disputes involving such matters given that Easterly is incorporated in Delaware and that the Delaware courts have a reputation for expertise in corporate law matters. Easterly’s board of directors also believes that the Delaware courts have more experience and expertise in dealing with complex corporate issues than many other jurisdictions. For these reasons, Easterly’s board of directors believes that providing for Delaware as the exclusive forum for the types of disputes listed above is in the best interests of Easterly and its stockholders. At the same time, Easterly’s board of directors believes that Easterly should retain the ability to consent to an alternative forum on a case-by-case basis where Easterly determines that its interest and those of its stockholders are best served by permitting such a dispute to proceed in a forum other than the Delaware courts.

Easterly’s board of directors is aware that certain proxy advisors, and even some institutional holders, take the view that they will not support an exclusive forum clause until the company requesting it can show it already has suffered material harm as a result of multiple stockholder suits filed in different jurisdictions regarding the same matter. Easterly’s board of directors feels this position fails to adequately take into account a variety of important considerations, including recent trends in lawyer-driven stockholder litigation; for example, recent lawsuits alleging breach of fiduciary duty relating to disclosures in proxy statements for annual stockholder meetings that threaten to delay or impede the meeting at significant cost to a company unless there is a quick settlement of the matter. These cases have typically been filed in the state court where the company is located rather than the state where it is incorporated, thus requiring a court less familiar with the laws of the jurisdiction in which the company is incorporated to interpret and apply those laws and to do so under a very tight timeframe. For the reasons set forth above, Easterly’s board of directors believes that Delaware courts are best suited to address such issues. Easterly’s board of directors believes that it is more prudent to take preventive measures before Easterly and most of its stockholders are harmed by the increasing practice of the plaintiffs’ bar to rush to file their own claims in their favorite jurisdictions, not after.

Such a provision requires that state courts in which such claims are asserted in contravention of the proposed amendment be willing to enforce its terms. It cannot be assured that all state courts will determine such a provision to be enforceable or will be willing to force the transfer of such proceedings to the Delaware courts. However, Easterly believes that if the stockholders approve the Exclusive Forum Amendment, a court would be more likely to enforce it.

If approved by Easterly’s stockholders, the Exclusive Forum Amendment will be effective upon filing with the Secretary of State of the State of Delaware of the amended and restated certificate of incorporation, which Easterly intends to do promptly after stockholder approval is obtained.

By approving this Proposal No. 3, the Easterly stockholders are also approving the amended and restated certificate of incorporation, which would reflect the amendment contemplated by this Proposal No. 3 and, if approved by stockholders, the amendments contemplated by Proposal No. 2 above and Proposals No. 4 and No. 5 below. A copy of the amended and restated certificate of incorporation of Easterly, which reflects the amendments proposed by the Certificate Proposals is attached to this joint proxy and consent solicitation statement/prospectus as Annex B. All stockholders are encouraged to read the proposed amended and restated certificate of incorporation in its entirety.

This proposal is conditioned upon the approval of the Business Combination Proposal. If the Business Combination Proposal is not approved, this proposal will have no effect. Approval of this proposal is not a condition to the completion of the Business Combination. If the proposal is not approved, the Business Combination will still occur if approved. By approving this Proposal No. 3, the Easterly stockholders are also approving the amended and restated certificate of incorporation, which would reflect the amendment contemplated by this Proposal No. 3.

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of Easterly common stock is required to approve this Proposal No. 3. Broker non-votes, abstentions or the failure to vote on the certificate proposal will have the same effect as a vote against this proposal.

Recommendation of the Board

EASTERLY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
EASTERLY’S STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO ADOPT DELAWARE
AS THE EXCLUSIVE FORUM FOR CERTAIN LEGAL ACTIONS.

PROPOSAL NO. 4 — APPROVAL OF AMENDMENTS TO EASTERLY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A TWO-FOR-THREE REVERSE STOCK SPLIT OF ALL OF THE OUTSTANDING SHARES OF EASTERLY COMMON STOCK

Assuming the Business Combination Proposal is approved, Easterly’s stockholders are also being asked to approve an amendment to Easterly’s amended and restated certificate of incorporation to effect a two-for-three reverse stock split of all of the outstanding shares of Easterly common stock (the “Reverse Split Proposal”). Except as specifically set forth below, the share amounts set forth in this joint proxy and consent solicitation statement/prospectus do not account for the two-for-three reverse stock split.

The amendment will not change the number of authorized shares of Easterly common stock, Easterly preferred stock or the relative voting power of Easterly’s stockholders. Because the number of authorized shares will not be reduced, the number of authorized but unissued shares of Easterly common stock will increase and will be available for reissuance by Easterly. The reverse stock split, if effected, would affect all holders of Easterly common stock uniformly.

Reason for the Reverse Stock Split Amendment

The primary purpose for effecting the reverse stock split would be to increase the per share price of Easterly’s common stock. Easterly’s board of directors believes that effecting the reverse stock split would, among other things, help it appeal to a broader range of investors to generate greater investor interest in Easterly, and improve the perception of Easterly common stock as an investment security.

Appeal to a Broader Range of Investors to Generate Greater Investor Interest in Easterly.  An increase in Easterly’s stock price may make Easterly common stock more attractive to investors. Brokerage firms may be reluctant to recommend lower-priced securities to their clients, particularly lower-priced securities of alternative energy companies. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential purchasers of Easterly common stock. Investment funds may also be reluctant to invest in lower-priced stocks. Investors may also be dissuaded from purchasing lower-priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower-priced stocks.

Improve the Perception of Easterly Common Stock as an Investment Security.  Easterly believes increasing the share price of Easterly common stock could improve the perception of its common stock as an investment security. Lower-priced stocks have a perception in the investment community as being risky and speculative, which may negatively impact not only the price of Easterly common stock, but also Easterly’s market liquidity.

Effects of the Reverse Stock Split

Pursuant to the reverse stock split, each holder of Easterly common stock outstanding immediately prior to the effectiveness of the reverse stock split will become the holder of fewer shares of Easterly common stock after consummation of the reverse stock split.

If Easterly’s stockholders approve the Reverse Split Proposal, Easterly’s issued and outstanding shares of Easterly common stock would decrease at a rate of approximately two shares of Easterly common stock for every three shares of Easterly common stock then outstanding. The reverse stock split would be effected simultaneously for all of Easterly common stock, and the exchange ratio would be the same for all shares of Easterly common stock. The reverse stock split would affect all of Easterly’s stockholders uniformly and would not affect any stockholder's percentage ownership interests in Easterly, except to the extent that it results in an Easterly stockholder receiving cash in lieu of fractional shares. The reverse stock split would not affect the relative voting or other rights that accompany the shares of Easterly common stock, except to the extent that it results in a stockholder receiving cash in lieu of fractional shares. Easterly common stock issued pursuant to the reverse stock split would remain fully paid and non-assessable. The reverse stock split would not affect Easterly’s securities law reporting and disclosure obligations, and Easterly would continue to be subject to the periodic reporting requirements of the Exchange Act. Easterly has no current plans to take Easterly private. Accordingly, a reverse stock split is not related to a strategy to do so.

In addition to the change in the number of shares of Easterly common stock outstanding, a reverse stock split would have the following effects:

•	Increase the Per Share Price of Easterly Common Stock. By effectively condensing one and half pre-split shares into one share of Easterly common stock, the per share price of a post-split share is generally greater than the per share price of a pre-split share. The amount of the initial increase in per share price and the duration of such increase, however, is uncertain.
•	Increase in the Number of Shares of Easterly Common Stock Available for Future Issuance. By reducing the number of shares outstanding without reducing the number of shares of available but unissued Easterly common stock, a reverse stock split will increase the number of authorized but unissued shares.

If effected, the reverse stock split will result in some stockholders owning “odd-lots” of less than 100 shares of Easterly common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

The par value per share of Easterly common stock will remain unchanged at $0.0001 per share after the reverse stock split. As a result, on the effective date of the reverse stock split, the stated capital on Easterly’s balance sheet attributable to Easterly common stock will be reduced proportionately based on the two-for-three reverse stock split ratio, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. After the reverse stock split, net income or loss per share and other per share amounts will be increased because there will be fewer shares of Easterly common stock outstanding. In future financial statements, net income or loss per share and other per share amounts for periods ending before the reverse stock split would be recast to give retroactive effect to the reverse stock split. As described below, the per share exercise price of outstanding warrants would increase proportionately, and the number of shares of Easterly common stock issuable upon the exercise of outstanding warrants would decrease proportionately, in each case based on the two-for-three reverse stock split ratio. Easterly does not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

Easterly is currently authorized to issue a maximum of 100,000,000 shares of Easterly common stock. As of the record date, there were 25,000,000 shares of Easterly common stock issued and outstanding and Easterly expects there to be approximately 60,700,000 shares of Easterly common stock outstanding following the closing of the Merger. Although the number of authorized shares of Easterly common stock will not change as a result of the reverse stock split, the number of shares of Easterly common stock issued and outstanding will be reduced by 33.3%. Thus, the reverse stock split will effectively increase the number of authorized and unissued shares of Easterly common stock available for future issuance by the amount of the reduction effected by the reverse stock split.

Following the reverse stock split, Easterly’s board of directors will have the authority, subject to applicable securities laws, to issue all authorized and unissued shares without further stockholder approval, upon such terms and conditions as the board of directors deems appropriate. Easterly does not currently have any plans, proposals or understandings to issue the additional shares that would be available if the reverse stock split is approved and effected.

As of the record date, there were 16,750,000 warrants to purchase Easterly common stock outstanding at an exercise price of $11.50 per share. If the reverse stock split is effected, the outstanding warrants will automatically be reduced in the same ratio as the reduction in the number of shares of outstanding common stock resulting in a total of approximately 11,166,666 warrants outstanding. Correspondingly, the per share exercise price of such warrants will be increased to $17.25, so that the aggregate dollar amount payable for the purchase of the shares subject to the warrants will remain unchanged.

Based on the 60,700,000 shares of Easterly common stock expected to be outstanding following the closing of the Merger outstanding, the following table reflects the approximate number of shares of Easterly common stock and warrants that would be outstanding following the Merger if the reverse stock split is not effected and if the reverse stock split is effected. The following table does not reflect any cash payments made in lieu of the issuance of fractional shares of Easterly common stock.

	Reverse Stock Split is not Effected	Reverse Stock Split is Effected
Authorized Easterly common stock	100,000,000	100,000,000
Outstanding Easterly common stock following the Merger	60,700,000	40,466,666
Outstanding warrants	16,750,000	11,166,666
Shares reserved for issuance pursuant to the Omnibus Incentive Plan	10,300,000	6,866,666
Shares reserved for issuance pursuant to the Employee Stock Purchase Plan	1,800,000	1,200,000
Easterly common stock authorized but unissued and unreserved/unallocated	10,450,000	40,300,002

Cash Payment in Lieu of Fractional Shares

No fractional shares of Easterly common stock will be issued as a result of the reverse stock split. Instead, in lieu of any fractional shares to which a holder of Easterly common stock would otherwise be entitled as a result of the reverse stock split, Easterly shall pay cash equal to such fraction multiplied by the closing sales price of Easterly common stock as reported on Nasdaq on the last trading day immediately preceding the Effective Time. As of July 15, 2016, there were approximately 5 stockholders of record of Easterly common stock. Upon effectiveness of the reverse stock split Easterly does not expect that cashing out fractional stockholders would reduce the number of current stockholders of record.

No Appraisal Rights

Under the DGCL, Easterly stockholders do not have a right to dissent and are not entitled to appraisal rights with respect to the proposed amendments to its amended and restated certificate of incorporation to effect the reverse stock split, and Easterly will not independently provide its stockholders with any such rights.

Material Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences to Easterly stockholders of the reverse stock split. The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this joint proxy and consent solicitation statement/prospectus. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. Easterly has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the reverse stock split. This discussion is for general information only and does not discuss the tax consequences which may apply to special classes of taxpayers (e.g., non-resident aliens, broker/dealers or insurance companies). The state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the jurisdiction in which such stockholder resides. Easterly’s stockholders are urged to consult their own tax advisors to determine the particular consequences to them.

In general, the federal income tax consequences of the reverse stock split will vary among stockholders depending upon whether they receive cash for fractional shares or solely a reduced number of shares of Easterly common stock in exchange for their old shares of Easterly common stock. Easterly believes that because the reverse stock split is not part of a plan to increase periodically a stockholder’s proportionate interest in Easterly’s assets or earnings and profits, the reverse stock split should have the following federal income tax effects. A stockholder who receives solely a reduced number of shares of Easterly common stock will not recognize gain or loss. In the aggregate, such a stockholder’s basis in the reduced number of shares of common stock will equal the stockholder’s basis in its old shares of Easterly common stock and such stockholder’s holding period in the reduced number of shares will include the holding period in its old shares exchanged. A stockholder who receives cash in lieu of a fractional share as a result of the reverse stock split should generally be treated as having received the payment as a distribution in redemption of the fractional share, as provided in Section 302(a) of the Code. Generally, a stockholder receiving such a payment should recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder’s basis in the fractional share. In the aggregate, such a stockholder’s basis in the reduced number of shares of Easterly common stock will equal the stockholder’s basis in its old shares of Easterly common stock decreased by the basis allocated to the fractional share for which such stockholder is entitled to receive cash, and the holding period of the reduced number of shares received will include the holding period of the old shares exchanged. Depending on a stockholder’s individual facts and circumstances, it is possible that cash received in lieu of a fractional share could be treated as a distribution under Section 301 of the Code, so stockholders should consult their own tax advisors as to that possibility and the resulting tax consequences to them in that event.

Easterly will not recognize any gain or loss as a result of the reverse stock split.

Effectiveness of Reverse Stock Split

If approved by Easterly’s stockholders, the reverse stock split will be effective upon filing with the Secretary of State of the State of Delaware of the amended and restated certificate of incorporation, which Easterly intends to do immediately after the Effective Time. After the Effective Time, certificates representing shares of Easterly common stock issued and outstanding immediately prior to the Effective Time shall represent the number of whole shares of common stock after the Effective Time into which such shares shall have been reclassified pursuant to this Proposal No. 4.

By approving this Proposal No. 4, Easterly stockholders are also approving the amended and restated certificate of incorporation, which would reflect the amendment contemplated by this Proposal No. 4 and, if approved by stockholders, the amendments contemplated by Proposals No. 2 and No. 3 above and Proposal No. 5 below. A copy of the amended and restated certificate of incorporation of Easterly, which reflects the amendments proposed by the Certificate Proposals, is attached to this joint proxy and consent solicitation statement/prospectus as Annex B. All stockholders are encouraged to read the proposed amended and restated certificate of incorporation in its entirety.

This proposal is conditioned upon the approval of the Business Combination Proposal. If the Business Combination Proposal is not approved, this proposal will have no effect. Approval of this proposal is not a condition to the completion of the Business Combination. If this Proposal No. 4 is not approved, the Business Combination will still occur if approved. By approving this Proposal No. 4, the Easterly stockholders are also approving the amended and restated certificate of incorporation, which would reflect the amendment contemplated by this Proposal No. 4.

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of Easterly common stock is required to approve this Proposal No. 4. Broker non-votes, abstentions or the failure to vote on the certificate proposal will have the same effect as a vote against this proposal.

Recommendation of the Board

EASTERLY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
EASTERLY’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE PROPOSAL TO EFFECT
A TWO-FOR-THREE REVERSE STOCK SPLIT OF ALL OF THE OUTSTANDING SHARES
OF EASTERLY COMMON STOCK.

PROPOSAL NO. 5 — APPROVAL OF AMENDMENT TO EASTERLY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO AUTHORIZE AN AUTOMATIC INCREASE IN THE NUMBER OF DIRECTORS SERVING ON THE BOARD OF DIRECTORS DURING ANY PERIOD WHEN HOLDERS OF ANY SERIES OF PREFERRED STOCK HAVE THE RIGHT TO ELECT ADDITIONAL DIRECTORS

Assuming the Business Combination Proposal is approved, Easterly’s stockholders are also being asked to approve an amendment to Easterly’s amended and restated certificate of incorporation to provide for an automatic increase in the number of directors serving on the board of directors during any period when holders of any series of preferred stock have the right to elect additional directors pursuant to Article IV of the certificate of incorporation and to provide for the other terms applicable to the directors elected by holders of preferred stock.

Section 5.5 of the current certificate provides that whenever holders of one or more series of preferred stock shall have the right to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the preferred stock set forth in the amended and restated certificate (including any preference stock designations). The amendment to the certificate set forth in this Proposal No. 5 replaces current Section 5.5 with the following new Section 5.5:

Section 5.5 Preferred Stock — Directors.  During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director's successor shall have been duly elected and qualified, or until such director's right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.

This amendment is intended to provide clarity with respect to how holders of preferred stock could elect additional directors to the board by providing for the automatic increase of the total authorized number of directors by the specified number of directors such holder of preferred stock would be entitled to elect. The amendment also provides that such additional director shall serve until the director’s successor shall have been duly elected and qualified or until such director’s right to hold office terminates. Whenever holders of any series of preferred stock are divested of such right pursuant to the provisions of such stock, the total authorized number of directors will automatically be reduced accordingly.

Reasons for the Amendment

Easterly’s board of directors believes that this amendment is necessary in order to facilitate holders of preferred stock to elect directors to the board during any period when these holders have a right to do so under the terms of any series of preferred stock. without the amendment to the current certificate, it is unclear how directors may be appointed by holders of preferred stock without a future amendment to the certificate.

If approved by Easterly’s stockholders, this Proposal No. 5 will be effective upon filing with the Secretary of State of the State of Delaware of the amended and restated certificate of incorporation, which Easterly intends to do promptly after stockholder approval is obtained.

By approving this Proposal No. 5, the Easterly stockholders are also approving the amended and restated certificate of incorporation, which would reflect the amendment contemplated by this Proposal No. 5 and, if approved by stockholders, the amendments contemplated by Proposals No. 2, No. 3 and No. 4 above. A copy of the amended and restated certificate of incorporation of Easterly, which reflects the amendments proposed by the Certificate Proposals is attached to this joint proxy and consent solicitation statement/prospectus as Annex B. All stockholders are encouraged to read the proposed amended and restated certificate of incorporation in its entirety.

This proposal is conditioned upon the approval of the Business Combination Proposal. If the Business Combination Proposal is not approved, this proposal will have no effect. Approval of this proposal is not a condition to the completion of the Business Combination. If the proposal is not approved, the Business Combination will still occur if approved. By approving this Proposal No. 5, the Easterly stockholders are also approving the amended and restated certificate of incorporation, which would reflect the amendment contemplated by this Proposal No. 5.

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of Easterly common stock is required to approve this Proposal No. 5. Broker non-votes, abstentions or the failure to vote on the certificate proposal will have the same effect as a vote against this proposal.

Recommendation of the Board

EASTERLY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EASTERLY’S
STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO AUTHORIZE AN AUTOMATIC
INCREASE IN THE NUMBER OF DIRECTORS SERVING ON THE BOARD OF DIRECTORS
DURING ANY PERIOD WHEN HOLDERS OF ANY SERIES OF PREFERRED STOCK
HAVE THE RIGHT TO ELECT ADDITIONAL DIRECTORS.

PROPOSAL NO. 6 — APPROVAL AND ADOPTION OF
THE SUNGEVITY HOLDINGS, INC.
2016 OMNIBUS EQUITY INCENTIVE PLAN

On June 27, 2016, Easterly’s board unanimously approved and adopted the Sungevity Holdings, Inc. 2016 Omnibus Equity Incentive Plan, and on August 12, 2016, the Easterly board approved the amendment and restatement of the plan to provide for the grant of unrestricted shares of Easterly common stock. The purpose of the Omnibus Incentive Plan will be to enhance the and value of Easterly for the benefit of its stockholders by enabling it to offer eligible employees, directors and consultants cash and stock-based incentive awards in order to attract, retain and reward these individuals and strengthen the mutuality of interests between them and Easterly’s stockholders. Set forth below is a description of the Omnibus Incentive Plan. The Omnibus Incentive Plan will become effective upon approval by Easterly’s stockholders. Easterly’s stockholders should read carefully the entire Omnibus Incentive Plan, which is attached as Annex C to this joint proxy and consent solicitation statement/prospectus, before voting on this proposal.

This proposal is conditioned upon the approval of the Business Combination Proposal and Proposal No. 2. If the Business Combination Proposal and Proposal No. 2 are not approved, this proposal will have no effect.

Sungevity Holdings, Inc. 2016 Omnibus Equity Incentive Plan

The Omnibus Incentive Plan provides for grants of stock options, stock appreciation rights, restricted and unrestricted stock, other stock-based awards, other cash-based compensation and performance awards. Directors, officers and other employees of Easterly and its subsidiaries and affiliates, as well as others performing consulting or advisory services for it, will be eligible for grants under the Omnibus Incentive Plan. Generally, all classes of employees will be eligible to participate in the Omnibus Incentive Plan.

The following is a summary of the material provisions of the Omnibus Incentive Plan. This summary may not include all of the provisions of the Omnibus Incentive Plan. This summary is qualified in its entirety by reference to the complete text of the Omnibus Incentive Plan, a copy of which is attached to this joint proxy and consent solicitation statement/prospectus as Annex C.

Authorized Shares.  The maximum aggregate number of shares that may be issued under the Omnibus Incentive Plan is 10,300,000 shares of Sungevity Holdings common stock.

Shares issued pursuant to awards under the Omnibus Incentive Plan that Sungevity Holdings repurchases or that are otherwise forfeited, will become available for future grant under the Omnibus Incentive Plan on the same basis as the award initially counted against the share reserve. In addition, to the extent that an award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance under the Omnibus Incentive Plan.

Award Limitations.  The following limits apply to any awards granted under the Omnibus Incentive Plan:

•	Options and stock appreciation rights — no employee shall be granted within any fiscal year one or more options or stock appreciation rights, which in the aggregate cover more than 1,000,000 shares; provided, however, that in connection with an employee’s initial service as an employee, an employee’s aggregate limit may be increased by up to 1,000,000 shares;
•	Restricted stock and restricted stock units — no employee shall be granted within any fiscal year one or more awards of restricted stock or restricted stock units, which in the aggregate cover more than 1,000,000 shares; provided, however, that in connection with an employee’s initial service as an employee, an employee’s aggregate limit may be increased by up to 1,000,000 shares;
•	Unrestricted stock — no employee shall be granted within any fiscal year one or more awards of unrestricted stock, which in the aggregate cover more than 1,000,000 shares; provided, however, that in connection with an employee's initial service as an employee, an employee's aggregate limit may be increased by up to an additional 1,000,000 shares; and

•	Performance units and performance shares — no employee shall receive performance units or performance shares having a grant date value (assuming maximum payout) greater than $5 million dollars or covering more than 1,000,000 shares, whichever is greater; provided, however, that in connection with an employee’s initial service as an employee, an employee may receive performance units or performance shares having a grant date value (assuming maximum payout) of up to an additional amount equal to $5 million dollars or covering up to 1,000,000 shares, whichever is greater. No individual may be granted more than one award of performance units or performance shares for the same performance period.

Plan Administration.  The Omnibus Incentive Plan will be administered by the board of directors of Sungevity Holdings, which, at its discretion or as legally required, may delegate such administration to Sungevity Holdings’ compensation committee and/or one or more additional committees. In the case of awards intended to qualify as “performance-based compensation” within the meaning of Code Section 162(m), the compensation committee will consist of two or more “outside directors” within the meaning of Code Section 162(m).

Subject to the provisions of the Omnibus Incentive Plan, the administrator has the power to determine the terms of awards, including the recipients, the exercise price, if any, the number of shares subject to each award, the fair market value of a share of Sungevity Holdings common stock, the vesting schedule applicable to the awards, together with any vesting acceleration, and the form of consideration, if any, payable upon exercise of the award and the terms of the award agreement for use under the Omnibus Incentive Plan. The administrator also has the authority, subject to the terms of the Omnibus Incentive Plan, to amend existing awards, to prescribe rules and to construe and interpret the Omnibus Incentive Plan and awards granted thereunder.

Stock Options.  The administrator may grant incentive and/or nonstatutory stock options under the Omnibus Incentive Plan; provided that incentive stock options are only granted to employees. The exercise price of such options must equal at least the fair market value of Sungevity Holdings common stock on the date of grant. The term of an option may not exceed ten years; provided, however, that an incentive stock option held by a participant who owns more than 10% of the total combined voting power of all classes of Sungevity Holdings stock, or of certain of its subsidiary corporations, may not have a term in excess of five years and must have an exercise price of at least 110% of the fair market value of Sungevity Holdings common stock on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the administrator. Subject to the provisions of the Omnibus Incentive Plan, the administrator determines the remaining terms of the options (e.g., vesting). After the termination of service of an employee, director or consultant, other than for Cause (as defined in the Omnibus Incentive Plan), the participant may exercise his or her option, to the extent vested as of such date of termination, for the period of time stated in his or her option agreement. Upon a termination for Cause, all of the shares underlying the individual’s outstanding and unexercised options (whether vested or unvested) will be immediately forfeited back to the Omnibus Incentive Plan for no consideration. Generally, if termination is due to death or disability, the option will remain exercisable for twelve months. In all other cases, the option will generally remain exercisable for three months following the termination of service. However, in no event may an option be exercised later than the expiration of its term.

Stock Appreciation Rights.  Stock appreciation rights may be granted under the Omnibus Incentive Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of Sungevity Holdings common stock between the exercise date and the date of grant. Subject to the provisions of the Omnibus Incentive Plan, the administrator determines the terms of stock appreciation rights, including when such rights vest and become exercisable and whether to settle such awards in cash or with shares of Sungevity Holdings common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant. The specific terms will be set forth in an award agreement.

Restricted Stock.  Restricted stock may be granted under the Omnibus Incentive Plan. Restricted stock awards are grants of shares of Sungevity Holdings common stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted stock will vest and the restrictions on such shares will lapse, in accordance with terms and conditions established by the administrator. Such terms may include, among other things, vesting upon the achievement of specific performance goals determined by the administrator and/or continued service. The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and cash dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest for any reason will be forfeited by the recipient and will revert to us. The specific terms will be set forth in an award agreement.

Restricted Stock Units.  Restricted stock units may be granted under the Omnibus Incentive Plan, which may include the right to dividend equivalents, as determined in the discretion of the administrator. Each restricted stock unit granted is a bookkeeping entry representing an amount equal to the fair market value of one share of Sungevity Holdings common stock. The administrator determines the terms and conditions of restricted stock units including the vesting criteria, which may include achievement of specified performance criteria or continued service, and the form and timing of payment. The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. The administrator determines in its sole discretion whether an award will be settled in stock, cash or a combination of both. The specific terms will be set forth in an award agreement.

Unrestricted stock.  Unrestricted stock may be granted (or sold at the par value of a share or at such higher purchase price as determined by the administrator) as determined in the discretion of the administrator in respect of past service or, if so provided in the related award agreement, the promise by a recipient to perform future service or other valid consideration, or in lieu of, or in addition to, any cash compensation due to such recipient.

Performance Units/Performance Shares.  Performance units and performance shares may be granted under the Omnibus Incentive Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved and any other applicable vesting provisions are satisfied. The administrator will establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. For purposes of such awards, the performance goals may be one or more of the following, as determined by the administrator: (i) sales or non-sales revenue; (ii) return on revenues; (iii) operating income; (iv) income or earnings including operating income; (v) income or earnings before or after taxes, interest, depreciation and/or amortization; (vi) income or earnings from continuing operations; (vii) net income; (viii) pre-tax income or after-tax income; (ix) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (x) raising of financing or fundraising; (xi) project financing; (xii) revenue backlog; (xiii) power purchase agreement backlog; (xiv) gross margin; (xv) operating margin or profit margin; (xvi) capital expenditures, cost targets, reductions and savings and expense management; (xvii) return on assets (gross or net), return on investment, return on capital, or return on shareholder equity; (xviii) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xix) performance warranty and/or guarantee claims; (xx) stock price or total stockholder return; (xxi) earnings or book value per share (basic or diluted); (xxii) economic value created; (xxiii) pre-tax profit or after-tax profit; (xxiv) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, geographic business expansion, objective customer satisfaction or information technology goals; (xxv) objective goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions; (xxvi) construction projects consisting of one or more objectives based upon meeting project completion timing milestones, project budget, site acquisition, site development, or site equipment functionality; (xxvii) objective goals relating to staff management, results from staff attitude and/or opinion surveys, staff satisfaction scores, staff safety, staff accident and/or injury rates, headcount, performance management, completion of critical staff training initiatives; (xxviii) objective goals relating to projects, including project completion timing milestones, project budget; (xxix) key regulatory objectives; and (xxx) enterprise resource planning. After the grant of a performance unit or performance share, the administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or performance shares. Performance units shall have an initial value established by the administrator on or before the grant date. Performance shares shall have an initial value equal to the fair market value of Sungevity Holdings common stock on the grant date. The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares or in some combination thereof. The specific terms will be set forth in an award agreement.

Leaves of Absence.  The administrator shall have the discretion to determine at any time whether and to what extent the vesting of awards shall be suspended during any leave of absence; provided, however, that in the absence of such determination, vesting of awards shall continue during any paid leave and shall be suspended during any unpaid leave (unless otherwise required by applicable laws).

Transferability of Awards.  Unless the administrator provides otherwise, the Omnibus Incentive Plan generally does not allow for the transfer of awards in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant. If the administrator makes an award transferable, such award will contain such additional terms and conditions as the administrator deems appropriate.

Certain Adjustments.  In the event of certain corporate events or changes in Sungevity Holdings capitalization, to prevent diminution, dilution or enlargement of the benefits or potential benefits available under the Omnibus Incentive Plan, the administrator will make adjustments to one or more of the number, kind and class of shares that may be delivered under the Omnibus Incentive Plan and/or the number, class, kind and price of shares covered by each outstanding award and the numerical share limits contained in the Omnibus Incentive Plan. In the event of Sungevity Holdings’ proposed winding up, liquidation or dissolution, the administrator will notify participants as soon as practicable and all awards will terminate immediately prior to the consummation of such proposed transaction to the extent they were not previously exercised or settled.

Merger or Change in Control.  The Omnibus Incentive Plan provides that in the event of a merger or change in control (other than a winding up, dissolution or liquidation), as defined under the Omnibus Incentive Plan, each outstanding award will be treated as the administrator determines (including assumed, substituted or cancelled), except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels and such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time.

Plan Amendment, Termination.  The board of directors of Sungevity has the authority to amend, suspend or terminate the Omnibus Incentive Plan provided such action does not impair the existing rights of any participant. The Omnibus Incentive Plan will automatically terminate 2026, unless we terminate it sooner.

New Plan Benefits

The table below sets forth information regarding grants awarded to directors, officers and employees of Sungevity by Easterly to be effective upon the closing of the Merger, subject to approval of the Omnibus Incentive Plan.

Grants of Plan-Based Awards Proposed Upon Closing of Business Combination

Name and Position	Dollar Value ($)	Number of [ ]

Vote Required for Approval

The Sungevity Holdings, Inc. 2016 Omnibus Equity Incentive Plan will be approved if the holders of at least a majority of the shares of Easterly common stock voted on the proposal vote “FOR” the proposal.

Recommendation of the Board

EASTERLY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EASTERLY’S
STOCKHOLDERS VOTE “FOR” THE APPROVAL AND ADOPTION OF THE SUNGEVITY
HOLDINGS, INC. 2016 OMNIBUS EQUITY INCENTIVE PLAN.

PROPOSAL NO. 7 — APPROVAL AND ADOPTION OF THE
SUNGEVITY HOLDINGS, INC. 2016 EMPLOYEE STOCK PURCHASE PLAN

On June 27, 2016, Easterly’s board unanimously approved and adopted the Sungevity Holdings, Inc. 2016 Employee Stock Purchase Plan, and unanimously recommended that its stockholders approve and adopt the Employee Stock Purchase Plan. The purpose of the Employee Stock Purchase Plan is to enable Sungevity Holdings to offer employees, directors and consultants the ability to purchase shares of Sungevity Holdings common stock at a discount in order to attract, retain and reward these individuals and strengthen the mutuality of interests between them and its stockholders. The Employee Stock Purchase Plan will become effective immediately prior to consummation of the Merger, subject to the approval of the stockholders of Easterly. Set forth below is a description of the Employee Stock Purchase Plan. The Sungevity Holdings executive officers and all of its other employees will be allowed to participate in the Employee Stock Purchase Plan. In general, Sungevity Holdings intends to make offerings under the Employee Stock Purchase Plan that qualify under Section 423 of the Code, but may make offerings that are not intended to qualify under Section 423 of the Code to the extent deemed advisable for designated subsidiaries outside the United States. Additionally, Sungevity Holdings may make separate offerings under the Employee Stock Purchase Plan, each of which may have different terms, but each separate offering will be intended to comply with the requirements of Section 423 of the Code. Easterly’s stockholders should read carefully the entire Employee Stock Purchase Plan, which is attached as Annex D to this joint proxy and consent solicitation statement/prospectus, before voting on this proposal.

This proposal is conditioned upon the approval of the Business Combination Proposal and the first Certificate Proposal. If the Business Combination Proposal and the first Certificate Proposal are not approved, this proposal will have no effect.

Sungevity Holdings, Inc. 2016 Employee Stock Purchase Plan

Authorized Shares.  A total of 1,800,000 shares of Sungevity Holdings common stock will be made available for sale under the Employee Stock Purchase Plan. In addition, the Employee Stock Purchase Plan provides for annual increases in the number of shares available for issuance under the Employee Stock Purchase Plan on the first day of each fiscal year beginning with the 2018 fiscal year, equal to the least of:

•	600,000 shares of Sungevity common stock;
•	1% of the outstanding shares of Sungevity common stock on the first day of such fiscal year; and
•	such other amount as the board of directors of Sungevity may determine.

Plan Administration.  The board of directors of Sungevity Holdings or its committee has full and exclusive authority to interpret the terms of the Employee Stock Purchase Plan and determine eligibility.

Eligibility.  All of employees of Sungevity Holdings are eligible to participate if they are customarily employed by us or any participating subsidiary for more than 20 hours per week and more than five months in any calendar year. However, an employee may not be granted rights to purchase stock under the Employee Stock Purchase Plan if such employee:

•	immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of Sungevity Holdings capital stock; or
•	holds rights to purchase stock under all of Sungevity Holdings employee stock purchase plans that would accrue at a rate that exceeds $25,000 worth of Sungevity Holdings stock for each calendar year.

Offering Periods.  The Employee Stock Purchase Plan is intended to qualify under Section 423 of the Code, and provides for overlapping twenty-four-month offering periods. The offering periods generally start on the first trading day on or after February 15 and August 15 of each year, except for the first such offering period which will commence on the first trading day designated by the administrator and ending on the February 15 or August 15 that is at least 18 months but not more than 24 month following the commencement of the first offering period. The administrator may, in its discretion, modify the terms of future offering periods.

Contributions.  The Employee Stock Purchase Plan permits participants to purchase common stock through payroll deductions of up to 15% of their eligible compensation, which includes a participant's regular and recurring straight time gross earnings, payments for overtime and shift premium, exclusive of payments for incentive compensation, bonuses and other similar compensation.

Purchase Periods:  The Employee Stock Purchase Plan has consecutive purchase periods of approximately 6 months in duration. At the end of each 6-month purchase period, generally on the first trading day on or after February 15 and August 15 of each year, amounts deducted and accumulated by the participant during the purchase period are used to purchase shares of Sungevity Holdings common stock.

Purchase Price.  With respect to each purchase period, the purchase price of the shares will be 85% of the lower of the fair market value of Sungevity Holdings common stock on the first trading day of the offering period in which the purchase period is a part of or the last day of the purchase period.

Withdrawal.  Participants may end their participation at any time during an offering period, and will be paid their accrued payroll deductions that have not yet been used to purchase shares of common stock. Participation ends automatically upon termination of employment with Sungevity Holdings.

Limitations.  A participant may purchase a maximum of 2,500 shares of common stock during each six-month purchase period. Additionally, the aggregate purchases on any exercise date may not exceed 50% of the shares of Sungevity Holdings common stock still available for purchase under the Employee Stock Purchase Plan as of the exercise date, unless modified by the Administrator for future offering periods.

Non-Transferrable.  A participant may not transfer rights granted under the Employee Stock Purchase Plan other than by will, the laws of descent and distribution or as otherwise provided under the Employee Stock Purchase Plan.

Merger or Change in Control.   In the event of a merger or change of control of Sungevity Holdings, as defined under the Employee Stock Purchase Plan, a successor corporation may assume or substitute each outstanding purchase right. If the successor corporation refuses to assume or substitute for the outstanding purchase rights, the offering period then in progress will be shortened, and a new exercise date will be set. The plan administrator will notify each participant in writing that the exercise date has been changed and that the participant's option will be exercised automatically on the new exercise date unless the participant has already withdrawn from the offering period.

Plan Amendment, Termination.  The Employee Stock Purchase Plan will automatically terminate in 2024, unless we terminate it sooner. In addition, the board of directors of Sungevity Holdings has the authority to amend, suspend or terminate the Employee Stock Purchase Plan, except that, subject to certain exceptions described in the Employee Stock Purchase Plan, no such action may adversely affect any outstanding rights to purchase stock under the Employee Stock Purchase Plan.

Vote Required for Approval

The Sungevity Holdings, Inc. 2016 Employee Stock Purchase Plan will be approved if the holders of at least a majority of the shares of Easterly common stock voted on the proposal vote “FOR” the proposal.

Recommendation of the Board

EASTERLY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EASTERLY’S
STOCKHOLDERS VOTE “FOR” THE APPROVAL AND ADOPTION OF
THE SUNGEVITY HOLDINGS, INC. 2016 EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL NO. 8 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow Easterly’s board of directors to adjourn the Easterly special meeting of stockholders to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to Easterly’s stockholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Easterly special meeting of stockholders to approve one or more of the proposals presented at the Easterly special meeting. In no event will Easterly’s board of directors adjourn the Easterly special meeting of stockholders or consummate the Business Combination beyond the date by which it may properly do so under Easterly’s amended and restated certificate of incorporation and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Easterly’s stockholders, Easterly’s board of directors may not be able to adjourn the Easterly special meeting of stockholders to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Easterly special meeting of stockholders to approve the Business Combination Proposal and the first Certificate Proposal.

Vote Required for Approval

The affirmative vote of the holders of a majority of the shares of Easterly common stock cast on this proposal is required to approve the Adjournment Proposal.

Recommendation of the Board

EASTERLY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

LEGAL MATTERS

The legal validity of the shares of Easterly common stock offered hereby will be passed upon for Easterly by Hogan Lovells US LLP. Hogan Lovells US LLP will pass upon the material U.S. federal income tax consequences of the common stock redemptions to U.S. holders and non-U.S. holders of Easterly common stock. Orrick, Herrington & Sutcliffe LLP will pass upon the material U.S. federal income tax consequences of the Merger, and the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code, to U.S. holders of Easterly common stock received in the Merger.

EXPERTS

The audited financial statements of Easterly Acquisition Corp. as of December 31, 2015, and for the period from April 29, 2015 (inception) through December 31, 2015, included in this joint proxy and consent solicitation statement/prospectus have been included herein in reliance upon the reports of Marcum LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Sungevity, Inc. as of December 31, 2015 and 2014, and for each of the two years in the period ended December 31, 2015 included in this joint proxy and consent solicitation statement/prospectus have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding Sungevity, Inc.’s ability to continue as a going concern), appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, Easterly and servicers that Easterly employ to deliver communications to Easterly’s stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the joint proxy and consent solicitation statement/prospectus. Upon written or oral request, Easterly will deliver a separate copy of the joint proxy and consent solicitation statement/prospectus to any stockholder at a shared address to which a single copy of the joint proxy and consent solicitation statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the joint proxy and consent solicitation statement/prospectus may likewise request that Easterly deliver single copies of the joint proxy and consent solicitation statement/prospectus in the future. Stockholders may notify Easterly of their requests by calling or writing it at Easterly’s executive office is at 375 Park Avenue, 21st Floor, New York, New York 10152, telephone number (646) 712-8300.

Sungevity will deliver copies of this joint proxy and consent solicitation statement/prospectus to its stockholders at the most recent address of such stockholder, as reflected in Sungevity’s files. Stockholders may notify Sungevity of an alternate address by calling or writing it at Sungevity’s executive offices at 66 Franklin St, Suite 310, Oakland, California 94607, telephone number (510) 496-5500.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for Easterly’s securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

Easterly’s board of directors is aware of no other matter that may be brought before the Easterly special meeting. Under Delaware law and Easterly’s bylaws, only business that is specified in the notice of special meeting to stockholders may be transacted at the Easterly special meeting.

FUTURE STOCKHOLDER PROPOSALS

Easterly’s bylaws, which will apply following the Business Combination and Easterly’s name change to Sungevity Holdings, Inc., establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in its proxy statement. The bylaws provide that the only business that may be conducted at an annual meeting is business that is either (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of its board of directors, (ii) otherwise properly brought before the annual meeting by or at the direction of the board of directors or (iii) otherwise properly brought before the annual meeting by any stockholder (x) who is a stockholder of record on the date of the giving of the notice provided for in the bylaws and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in the bylaws.

Stockholder proposals for the 2017 annual meeting must be received at the post-Merger company’s principal executive offices by           , 2017, and must otherwise comply with the SEC’s rules, to be considered for inclusion in the proxy materials relating to its 2017 annual meeting. If, however, the 2017 annual meeting is more than 30 days from the anniversary of the special meeting of stockholders, then stockholder proposals for the 2017 annual meeting must be received at the post-Merger company’s principal executive offices a reasonable time before it begins to print and mail its annual meeting proxy materials, to be considered for inclusion in the proxy materials relating to the 2017 annual meeting.

If you intend to present a proposal at the 2017 annual meeting, or if you want to nominate one or more directors, you must give timely notice thereof in writing to the post-Merger company. This notice must be received no earlier than           , 2017, and no later than           , 2017; provided, however, that in the event that the 2017 annual meeting is called for a date that is not within 45 days before or after the anniversary of the special meeting of stockholders, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the 2017 annual meeting and not later than the later of (x) the close of business on the 90th day before the 2017 annual meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the 2017 annual meeting is first made by the post-Merger company.

If you intend to present a proposal at the 2017 annual meeting, or if you want to nominate one or more directors at the 2017 annual meeting, you must comply with the advance notice provisions of the bylaws. You may contact the Secretary at the post-Merger company’s principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

WHERE YOU CAN FIND MORE INFORMATION

Easterly has filed with the SEC a registration statement on Form S-4, as amended, under the Securities Act with respect to the securities offered by this joint proxy and consent solicitation statement/prospectus. This joint proxy and consent solicitation statement/prospectus does not contain all of the information included in the registration statement. For further information pertaining to Easterly and its securities, you should refer to the registration statement and to its exhibits. Whenever reference is made in this joint proxy and consent solicitation statement/prospectus to any of Easterly’s contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the annexes to the joint proxy and consent solicitation statement/prospectus and the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

Easterly files annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Easterly’s SEC filings, including this joint proxy and consent solicitation statement/prospectus, at the SEC’s website at www.sec.gov. You may also read and copy any document Easterly file with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this joint proxy and consent solicitation statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Easterly special meeting, you should contact Easterly’s proxy solicitation agent at the following address and telephone number:

Morrow & Co., LLC
470 West Avenue, 3rd Floor
Stamford, CT 06902

Stockholders, please call toll free: (800) 662-5200
Banks and Brokerage Firms, please call collect: (203) 658-9400
Email: Easterly.info@morrowco.com

If you are a stockholder of Easterly and would like to request documents, please do so by           , 2016, in order to receive them before the Easterly special meeting. If you request any documents from Easterly, it will mail them to you by first class mail, or another equally prompt means.

If you would like additional copies of this joint proxy and consent solicitation statement/prospectus or a replacement written consent, or if you have questions about the Business Combination or the Sungevity consent solicitation, you should contact Sungevity at:

Sungevity, Inc.
66 Franklin St., Suite 310
Oakland, CA 94607
Attn: General Counsel
Telephone: (510) 496-5500
Email: shconsent@sungevity.com

All information contained in this joint proxy and consent solicitation statement/prospectus relating to Easterly has been supplied by Easterly, and all such information relating to Sungevity has been supplied by Sungevity. Information provided by either Easterly or Sungevity does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement for Easterly for the Easterly special meeting, as well as a consent solicitation statement for Sungevity. Easterly and Sungevity have not authorized anyone to give any information or make any representation about the Business Combination, Easterly or Sungevity that is different from, or in addition to, that contained in this joint proxy and consent solicitation statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

EASTERLY ACQUISITION CORP.
Unaudited Financial Statements for the Three and Six Months Ended June 30, 2016
Condensed Consolidated Balance Sheets as of June 30, 2016 and December 31, 2015	F-2
Condensed Consolidated Statements of Operations for the Three and Six Months Ended June 30, 2016 and for the Period from April 29, 2015 (Inception) through June 30, 2015	F-3
Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2016 and for the Period from April 29, 2015 (Inception) through June 30, 2015	F-4
Notes to Condensed Consolidated Interim Financial Statements	F-5
Audited Financial Statements for the Year Ended December 31, 2015
Report of Independent Registered Public Accounting Firm	F-16
Balance Sheet as of December 31, 2015	F-17
Statement of Operations for the Period from April 29, 2015 (Inception) through December 31, 2015	F-18
Statement of Changes in Stockholders’ Equity for the Period from April 29, 2015 (Inception) to December 31, 2015	F-19
Statement of Cash Flows for the Period from April 29, 2015 (Inception) to December 31, 2015	F-20
Notes to Financial Statements	F-21
SUNGEVITY, INC.
Report of Independent Registered Public Accounting Firm	F-32
Consolidated Balance Sheets	F-33
Consolidated Statements of Operations and Comprehensive Loss	F-35
Consolidated Statements of Convertible Redeemable Preferred Stock, Redeemable Noncontrolling Interests and Stockholders’ Deficit	F-36
Consolidated Statements of Cash Flows	F-37
Notes to Consolidated Financial Statements	F-39

PART 1 — FINANCIAL INFORMATION

ITEM 1 — FINANCIAL STATEMENTS

Easterly Acquisition Corp.

Condensed Consolidated Balance Sheets

	June 30, 2016	December 31, 2015
	Unaudited
ASSETS
Current assets
Cash	$3,422	$272,666
Prepaid expenses	44,144	96,506
Other receivables	824,989	69,464
Total current assets	872,555	438,636
Cash held in Trust Account – restricted	200,118,133	200,009,918
Total assets	$200,990,688	$200,448,554
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$989,127	$266,916
Due to affiliate	78,600	18,067
Total current liabilities	1,067,727	284,983
Convertible note – due to Sponsor	15,000	—
Deferred underwriting fee	7,000,000	7,000,000
Total liabilities	8,082,727	7,284,983
Commitments
Common stock, subject to possible redemption or tender, 18,779,703 and 18,816,357 shares at redemption value at June 30, 2016 and December 31, 2015, respectively	187,907,960	188,163,570
Stockholders’ equity:
Preferred stock, $.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.0001 par value; 100,000,000 shares authorized; 6,220,297 and 6,183,643 shares issued and outstanding (excludes 18,779,703 and 18,816,357 shares subject to possible redemption) at June 30, 2016 and December 31, 2015, respectively	622	618
Additional paid-in capital	6,349,273	6,093,667
Accumulated deficit	(1,349,894)	(1,094,284)
Total stockholders’ equity	5,000,001	5,000,001
Total liabilities and stockholders’ equity	$200,990,688	$200,448,554

The Accompanying Notes are an Integral Part of these Condensed Consolidated Financial Statements.

Easterly Acquisition Corp.

Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30, 2016	Six Months Ended June 30, 2016	For the period from April 29, 2015 (Inception) through June 30, 2015
Operating costs	$(135,942)	$(320,105)	$(2,910)
State franchise taxes	(45,239)	(92,193)	—
Loss from operations	(181,181)	(412,298)	(2,910)
Other income – interest income	87,245	156,688	—
Net loss	$(93,936)	$(255,610)	$(2,910)
Weighted average number of common shares outstanding, basic and diluted	6,207,268	6,195,521	4,500,000
Basic and diluted net loss per share	$(0.02)	$(0.04)	$(0.00)

The Accompanying Notes are an Integral Part of these Condensed Consolidated Financial Statements.

Easterly Acquisition Corp.

Condensed Consolidated Statement of Cash Flows
(Unaudited)

	Six Months Ended June 30, 2016	For the period from April 29, 2015 (Inception) through June 30, 2015
Cash flows from operating activities:
Net loss	$(255,610)	$(2,910)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest on cash held in Trust Account	(156,688)	—
Changes in operating assets and liabilities:
Prepaid expenses	52,362	—
Other receivables	(755,525)	—
Accounts payable and accrued expenses	722,211	2,910
Due to affiliate	60,533	—
Net cash used in operating activities	(332,717)	—
Cash Flows from investing activities:
Interest income released from Trust Account for franchise taxes	48,473	—
Net cash provided by investing activities	48,473	—
Cash flows from financing activities:
Proceeds from issuance of common stock to initial stockholder	—	25,000
Proceeds from promissory note – related parties	—	100,000
Proceeds of convertible note received from Sponsor	15,000
Payment of deferred offering costs	—	(51,419)
Net cash provided by financing activities	15,000	73,581
Increase in cash	(269,244)	73,581
Cash at beginning of period	272,666	—
Cash at end of period	$3,422	$73,581
Supplemental disclosure of noncash financing activities:
Offering costs included in accrued offering costs	$—	$291,256
Payment of offering costs through advance from related party	$—	$25,211

The Accompanying Notes are an Integral Part of these Condensed Consolidated Financial Statements.

Easterly Acquisition Corp.

Notes to Condensed Consolidated Financial Statements
(Unaudited)

1. Organization and Business Operations

Incorporation

Easterly Acquisition Corp. (the “Company”) was incorporated in Delaware on April 29, 2015.

Sponsor

The Company’s sponsor is Easterly Acquisition Sponsor, LLC, a Delaware limited liability company (the “Sponsor”).

Business Purpose

The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses that it has not yet identified (“Business Combination”).

As of June 30, 2016, the Company has neither commenced operations nor generated any revenues to date. All activity through June 30, 2016 relates to the Company’s formation, initial public offering and identifying a target company for a Business Combination.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its initial public offering of Units (as defined in Note 3 below) (the “Public Offering”), although substantially all of the net proceeds of the Public Offering and the private placement of warrants (as described in Note 4 below, the “Private Placement” and such warrants issued in connection with the Private Placement, the “Private Placement Warrants”) are intended to be generally applied toward completing a Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination.

As more fully described in Note 6 below, on June 28, 2016 the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Solaris Merger Sub Inc., a wholly-owned subsidiary of the Company (“Merger Sub”), Sungevity, Inc. (“Sungevity”), and Shareholder Representative Services LLC, to effect a business combination with Sungevity, a technology company whose platform enables the sale and installation of solar energy systems to residential and commercial customers in the United States and internationally.

Financing

The registration statement for the Company’s Public Offering was declared effective on July 29, 2015. On July 29, 2015, the Company filed a new registration statement to increase the size of the Public Offering by 20% pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”). On August 4, 2015, the Company consummated the Public Offering and received proceeds of $195,000,000 (net of the underwriter’s discount of $5,000,000) and simultaneously received $6,750,000 from the issuance of 6,750,000 Private Placement Warrants.

Trust Account

$200,000,000 of the proceeds from the Public Offering and Private Placement, which were deposited into a segregated Trust Account located in the United States with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”), may be invested only in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 180 days or less or in money market funds that invest solely in United States Treasuries that are compliant with of Rule 2a-7 under the Investment Company Act.

The Company amended and restated its certificate of incorporation on July 28, 2015 to provide that, except for the withdrawal of interest to pay franchise and income taxes, if any, that none of the funds held in trust (including the interest on such funds) will be released from the Trust Account until the earlier of (i) the

Easterly Acquisition Corp.

Notes to Condensed Consolidated Financial Statements
(Unaudited)

1. Organization and Business Operations  – (continued)

completion of the initial Business Combination, (ii) the redemption of the Public Shares (as defined in Note 3) if the Company is unable to complete a Business Combination within 24 months from the closing of the Public Offering (subject to the requirements of applicable law) and (iii) the redemption of shares in connection with a vote seeking to amend Section 9.2(d) of the amended and restated certificate of incorporation in a manner that would affect the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete an initial Business Combination within 24 months from the closing of the Public Offering. For the six-month period ended June 30, 2016, the Company withdrew $48,473 of interest earned to pay for franchise taxes in accordance with the amended and restated certificate of incorporation.

In order to protect the amounts held in the Trust Account, three managing principals of Easterly LLC, an affiliate of the Company and the Sponsor (the “Managing Principals”), agreed pursuant to a written agreement executed on July 29, 2015, jointly and severally, that they will be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Public Offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Managing Principals will not be responsible to the extent of any liability for such third-party claims.

Business Combination

The Company, prior to the consummation of a Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of an initial Business Combination, including interest earned on the funds and not previously released to the Company to pay franchise and income taxes, or (ii) provide public stockholders with the opportunity to tender their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay franchise and income taxes, less franchise and income taxes payable from such interest. The decision as to whether the Company will seek stockholder approval of the Business Combination or conduct a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval. If the Company seeks stockholder approval, it will complete its Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Business Combination. However, in no event will the Company redeem its Public Shares (as defined in Note 3) in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its Public Shares and the related Business Combination, and instead may search for an alternate Business Combination.

Shares of common stock subject to redemption or tender are recorded at redemption amount and classified as temporary equity, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 480, Distinguishing Liabilities from Equity. At June 30, 2016, the amount in the Trust Account is approximately $10.01 per share of common stock sold in the Public Offering ($200,118,133 held in the Trust Account divided by 20,000,000 of Public Shares).

Easterly Acquisition Corp.

Notes to Condensed Consolidated Financial Statements
(Unaudited)

1. Organization and Business Operations  – (continued)

The Company has 24 months from the closing of the Public Offering to complete its initial Business Combination. If the Company does not complete a Business Combination within this period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses, which interest shall be net of taxes payable) divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Company’s Units, common stock and warrants are listed on the Nasdaq Capital Market (“Nasdaq”). The Nasdaq rules will require that the initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the Company signing a definitive agreement in connection with its initial Business Combination. The Company intends to fulfill the requirements of this Nasdaq rule even if the securities are not listed on Nasdaq at the relevant time.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in the Company’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

Reimbursement of Expenses Related to Proposed Sungevity Business Combination

Pursuant to a letter of intent (“LOI”), dated April 20, 2016, between Sungevity and the Company, Sungevity agreed to pay or reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred between the date of the LOI and the date that definitive documents with respect to the proposed merger are executed, including fees and expenses of third party advisors, due diligence-related expenses and such other necessary and related costs and expenses incurred in furtherance of the proposed

Easterly Acquisition Corp.

Notes to Condensed Consolidated Financial Statements
(Unaudited)

1. Organization and Business Operations  – (continued)

business combination. For the period ended June 30, 2016, the Company incurred $824,989 of qualified reimbursable costs that are reflected as Other receivables with an equal amount reflected in Accounts payable and accrued expenses in the Condensed Consolidated Balance Sheet.

Going Concern Considerations

The Company presently has no revenue, has had losses since inception and has no operations other than the active identification of a target business with which to complete its Business Combination. As of June 30, 2016, the Company had cash of $3,422 held outside the trust account and $200,118,133 cash held in trust, including interest.

The Company will have available the proceeds held outside the trust account to fund its working capital needs and to continue to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a Business Combination. The Company will also have available any interest earned on the funds held in the trust account to pay franchise and income taxes.

At June 30, 2016 the Company has a working capital deficit of $195,172 (total current assets minus total current liabilities) and it expects to continue incurring expenses related to professional services including, but not limited to, engaging legal counsel, consultants, advisors and accountants, as well as other operating expenses such as insurance and fees under the Administrative Services Agreement.

If the proceeds held outside the Trust Account are insufficient for the Company’s working capital needs and operations in connection with the completion of an initial Business Combination, the Company may need to raise additional capital through additional loans from the Sponsor under the March 17, 2016 convertible promissory note issued to the Sponsor or additional investments from its Sponsor, an affiliate of its Sponsor or certain of the Company’s officers and directors. None of the Company’s Sponsor, affiliate of the Sponsor, officers or directors are under any obligation to loan the Company funds. The uncertainty regarding the lack of resources to pay the above noted expenses raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be unable to continue operations.

2. Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The interim results for the period ended June 30, 2016 are not necessarily indicative of the results that may be expected for the year ending December 31, 2016 or any other period. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s financial statements and notes thereto included in the Company’s annual report filed with the SEC on March 30, 2016.

Easterly Acquisition Corp.

Notes to Condensed Consolidated Financial Statements
(Unaudited)

2. Significant Accounting Policies  – (continued)

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Merger Sub. All significant intercompany balances and transactions have been eliminated in consolidation.

Net Loss per Share of Common Stock

The Company complies with accounting and disclosure requirements of ASC Topic 260, Earnings Per Share. Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Shares of common stock subject to possible redemption at June 30, 2016 have been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. At June 30, 2016 the Company had outstanding warrants to purchase 16,750,000 shares of common stock. The weighted average of these shares was excluded from the calculation of diluted loss per share of common stock since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted loss per common share is the same as basic loss per common share for the period.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, Fair Value Measurements and Disclosures, approximates the carrying amounts represented in the accompanying balance sheet. The Trust Account assets are held in cash as of June 30, 2016.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which exceeds the Federal depository insurance coverage of $250,000. At June 30, 2016, the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

The Company complies with the accounting and reporting requirements of FASB ASC 740, Income Taxes (”ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts and are based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of June 30, 2016, a full valuation allowance has been established against the deferred tax asset.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no uncertain tax benefits as of June 30, 2016. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at June 30, 2016. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

Easterly Acquisition Corp.

Notes to Condensed Consolidated Financial Statements
(Unaudited)

2. Significant Accounting Policies  – (continued)

The Company may be subject to potential examination by U.S. federal, U.S. states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months. The income tax provision was deemed to be immaterial as of June 30, 2016.

Franchise Taxes

The Company is incorporated in the State of Delaware and is required to pay franchise taxes to the State of Delaware.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

3. Public Offering

Public Units

Pursuant to the Public Offering on August 4, 2015, the Company sold 20,000,000 units at a price of $10.00 per unit (the “Units”), including 2,000,000 Units as a result of the underwriters’ partial exercise of their over-allotment option, generating gross proceeds of $200,000,000. The common stock and warrants comprising the Units began separate trading on September 22, 2015. The holders have the option to continue to hold Units or separate their Units into the component securities. Each Unit consists of one share of the Company’s common stock (“Public Shares”), $0.0001 par value, and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share. Each Public Warrant will become exercisable on the later of 30 days after the completion of an initial Business Combination or 12 months from the closing of the Public Offering, and will expire five years after the completion of the initial Business Combination or earlier upon redemption or liquidation. If the Company does not complete its initial Business Combination on or prior to the 24-month period allotted to complete the Business Combination, the Public Warrants will expire worthless at the end of such period. Upon closing of the Public Offering, there were 16,750,000 warrants outstanding, which include 6,750,000 warrants purchased by the initial stockholders and 10,000,000 warrants purchased in connection with the sale of Units related to the Public Offering.

The Public Warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company. The Company did not register the shares of common stock issuable upon exercise of the Public Warrants under the Securities Act or any state securities law. The Company will use its best efforts to file a new registration statement for the shares of common stock issuable upon exercise of the Public Warrants under the Securities Act, following the completion of its initial Business Combination. If the shares issuable upon exercise of the Public Warrants are not registered under the Securities Act by the 60th business day following the closing of the initial Business Combination, the Company will be required to permit holders to exercise their Public Warrants on a cashless basis during the period beginning on the 61st business day after the closing of the initial Business Combination and ending upon such registration being declared effective by the SEC. However, no warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. If such issuance is not so registered or qualified and no exemption is available under the securities laws of the state of the exercising holder, such holder would not be able to exercise its warrants and the Company could still redeem such

Easterly Acquisition Corp.

Notes to Condensed Consolidated Financial Statements
(Unaudited)

3. Public Offering  – (continued)

holder’s warrants. Notwithstanding the above, if the common stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement or register or qualify the shares under applicable state securities laws.

Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants (except as described herein with respect to the Private Placement Warrants discussed in Note 4) (i) in whole and not in part, (ii) at a price of $0.01 per warrant; (iii) upon a minimum of 30 days’ prior written notice of redemption; and (iv) if, and only if, the last sale price of the common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company send the notice of redemption to the Public Warrant holders.

The Company will not redeem the Public Warrants unless an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants is effective and a current prospectus relating to those shares of common stock is available throughout the 30-day redemption period, except if the Public Warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the Public Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities law.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering their Public Warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants.

In no event will the Company be required to net cash settle any Public Warrant, or issue securities or other compensation in exchange for the Public Warrants in the event that the Company is unable to register or qualify the shares underlying the Public Warrants under applicable state securities laws.

4. Related Party Transactions

Founder Shares

On May 4, 2015, the Sponsor purchased 4,312,500 shares of the Company’s common stock (the “Founder Shares”) for $25,000, or approximately $.006 per share. On July 29, 2015, the Company’s Board of Directors effected a stock dividend of 0.2 shares for each outstanding share of common stock, resulting in 5,175,000 Founder Shares outstanding. On July 29, 2015, the underwriters exercised part of their over-allotment option resulting in 20,000,000 Units issued as a result of the Public Offering. As a result of the expiration of the underwriters’ option to exercise the remaining portion of the over-allotment, the Sponsor forfeited an aggregate of 175,000 Founder Shares. The Sponsor, the Company’s independent directors and their permitted transferees, which are referred to as the initial stockholders, own 20% of the Company’s issued and outstanding shares.

Easterly Acquisition Corp.

Notes to Condensed Consolidated Financial Statements
(Unaudited)

4. Related Party Transactions  – (continued)

The Founder Shares are identical to the common stock included in the Units sold in the Public Offering except that (1) the Founder Shares are subject to certain restrictions, as described in more detail below, and (2) the initial stockholders have agreed (i) to waive their redemption rights with respect to their Founder Shares in connection with the completion of the initial Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete its initial Business Combination within 24 months from the closing of the Public Offering (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete its Business Combination within the prescribed time frame). If the Company submits its initial Business Combination to the public stockholders for a vote, the initial stockholders have agreed to vote their Founder Shares and any Public Shares purchased during or after the Public Offering in favor of the initial Business Combination.

The initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until one year after the date of the consummation of the initial Business Combination or earlier if subsequent to the initial Business Combination, (i) the last sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (ii) the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

The Sponsor purchased from the Company an aggregate of 6,750,000 Private Placement Warrants, each exercisable to purchase one share of the Company’s common stock at $11.50 per share, at a price of $1.00 per Private Placement Warrant ($6,750,000 in the aggregate) in a private placement that occurred simultaneously with the closing of the Public Offering. The proceeds from the sale of the Private Placement Warrants were added to the proceeds from the Public Offering held in the Trust Account. If the Company does not complete an initial Business Combination within 24 months from the closing of the Public Offering, to the degree that any proceeds remain, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants are identical to the Public Warrants sold as part of the Units in the Public Offering except that, so long as they are held by the Sponsor or its permitted transferees, (i) they will not be redeemable by the Company, (ii) they (including the common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of the initial Business Combination and (iii) they may be exercised by the holders on a cashless basis.

The holders of the Founder Shares, Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans, discussed below, will have registration rights to require the Company to register a sale of any of the securities held by them pursuant to a registration rights agreement executed on July 29, 2015. The holders of the majority of these securities are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include such securities in other registration statements filed by the Company and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period.

Easterly Acquisition Corp.

Notes to Condensed Consolidated Financial Statements
(Unaudited)

4. Related Party Transactions  – (continued)

Administrative Service Agreement

The Company entered into an agreement to pay an affiliate of our Sponsor, Easterly Capital, LLC, a total of $10,000 per month starting on July 29, 2015 and continuing until the earlier of the Company’s initial Business Combination or liquidation for office space, utilities, secretarial support and administrative services. This arrangement was agreed to for the Company’s benefit and is not intended to provide the Sponsor compensation in lieu of salary or other remuneration. For the three and six months ended June 30, 2016, the Company incurred $30,000 and $60,000, respectively, under the Administrative Service Agreement of which $10,000 remains as a payable as of June 30, 2016.

Related Party Advances

During the period ending December 31, 2015, an affiliate of the Sponsor advanced an aggregate of $46,037 directly to the Company’s service providers for offering costs. This was non-interest bearing, unsecured and was repaid prior to December 31, 2015.

For the three and six months ended June 30, 2016, an affiliate of the Sponsor advanced an aggregate of $68,600 and $97,334, respectively, directly to the Company’s vendors related to operating expenses incurred by the Company of which $68,600 remains as a payable as of June 30, 2016. These advances are non-interest bearing, unsecured and due on demand.

Sponsor Loans

On March 17, 2016, the Company issued a convertible promissory note to the Sponsor that provides for the Sponsor to loan the Company up to $1,000,000 for ongoing expenses. On March 17, 2016, the Company borrowed $15,000 pursuant to the convertible promissory note. The Sponsor is not obligated to loan the Company additional amounts pursuant to the convertible promissory note. The convertible promissory note is interest bearing at 5% per annum and is due and payable on August 4, 2017. At the option of the Sponsor, any amounts outstanding under the convertible promissory note may be converted into warrants to purchase shares of common stock at any time on or prior to the maturity date at a conversion price of $1.00 per warrant. Each warrant will entitle the Sponsor to purchase one share of common stock at an exercise price of $11.50 per share. Each warrant will contain other terms identical to the terms contained in the Private Placement Warrants. As of June 30, 2016, the outstanding principal balance of this convertible promissory note is $15,000.

In addition, in order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor, an affiliate of the Sponsor or certain of the officers and directors may, but are not obligated to, loan the Company additional funds as may be required. If the Company completes the initial Business Combination, the Company would repay such loaned amounts out of the proceeds of the Trust Account released. Otherwise, such loans would be repaid only out of funds held outside the Trust Account. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $1,000,000 of such loans, inclusive of any loans under the March 17, 2016 convertible promissory note, may be convertible into warrants of the post business combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants issued to the Sponsor. The Company does not expect to seek loans from parties other than the Sponsor, an affiliate of the Sponsor or certain of the officers and directors as the Company does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.

Easterly Acquisition Corp.

Notes to Condensed Consolidated Financial Statements
(Unaudited)

5. Commitments

The underwriters are entitled to underwriting commissions of 6.0%, of which 2.5% ($5,000,000) was paid at the closing of the Public Offering, and 3.5% ($7,000,000) is deferred. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. The underwriters are not entitled to any interest accrued on the deferred underwriting discounts and commissions.

6. Proposed Sungevity Business Combination

On June 28, 2016, the Company entered into the Merger Agreement, which provides for the merger (the “Merger”) of Merger Sub with and into Sungevity, with Sungevity surviving the Merger as a wholly-owned subsidiary of the Company. Concurrently with the signing of the Merger Agreement, the Company entered into voting agreements, by and between the Company and certain stockholders of Sungevity, pursuant to which each such stockholder of Sungevity has agreed to vote its voting shares of Sungevity capital stock for the adoption of the Merger Agreement and the transactions contemplated thereby.

On September 20, 2016, the Company entered into Amendment No. 1 to the Merger Agreement, which amended the Merger Agreement to, among other things, remove the condition to closing that the Company have available at least $75.0 million of available cash, including in the Company’s trust account after giving effect to redemptions of shares of the Company’s common stock at the closing of the Merger or otherwise; permit Sungevity to incur an additional $20,000,000 of indebtedness; permit the repayment by Sungevity of certain of its indebtedness at the closing of the Merger; permit Sungevity to amend its certificate of incorporation to increase the number of its authorized shares of capital stock; correct certain language in the Merger Agreement relating to the exchange of certificated and book-entry Sungevity shares in the Merger; update certain representations relating to required Company stockholder approvals; and conform certain exhibits to the Merger Agreement to the forms included in the preliminary joint proxy and consent solicitation statement/prospectus filed by the Company with its registration statement on Form S-4 filed on July 20, 2016.

Pursuant to the Merger Agreement, upon the effectiveness of the Merger (the “Effective Time”), all shares of Sungevity stock then outstanding (the “Sungevity Stock”) will be converted into common stock of the Company. Additionally, each outstanding option to acquire shares of the Sungevity stock issued under any of Sungevity’s equity compensation plans (“Sungevity Options”) will be cancelled and extinguished. Holders of vested Sungevity Options and Sungevity common stock shall be entitled to receive a portion of up to 1,750,000 shares of Company common stock. Further, (A) all outstanding warrants issued by Sungevity (“Sungevity Warrants”) will automatically be converted into their underlying shares of Sungevity stock on a “net exercise” basis, and (B) all outstanding subordinated convertible notes issued by Sungevity (“Sungevity Convertible Notes”) will automatically be converted (including any accrued but unpaid interest thereon and any other amounts payable thereunder) into their underlying shares of Sungevity stock at the conversion price set forth in the applicable note purchase agreement, in either case, immediately prior to the Effective Time, with the resulting shares of Sungevity stock being converted into Company common stock.

As a result of the Merger, holders of Sungevity Stock, Sungevity Warrants, Sungevity Options and Sungevity Convertible Notes will receive in the aggregate 35,000,000 shares of Company common stock. Additionally, pursuant to the Merger Agreement, immediately following the Effective Time, a total of 700,000 shares of Company common stock are to be issued without consideration to certain Sungevity employees, subject to each such employee executing a lock-up agreement pursuant to which such employee shall agree not to transfer such Company common stock for one year after the Effective Time.

7. Equity

The Company is authorized to issue up to 100,000,000 shares of common stock with a par value $0.0001 per share. Holders of the Company’s common stock are entitled to one vote for each share of common stock.

Easterly Acquisition Corp.

Notes to Condensed Consolidated Financial Statements
(Unaudited)

7. Equity  – (continued)

At June 30, 2016, there were 6,220,297 shares of common stock issued and outstanding (excluding 18,779,703 shares of common stock subject to possible redemption).

The Company is authorized to issue up to 1,000,000 shares of preferred stock with a par value $0.0001 per share. At June 30, 2016 there were no shares of preferred stock issued and outstanding.

8. Subsequent Events

Management of the Company evaluated events that have occurred after the balance sheet date of June 30, 2016 but before the condensed consolidated financial statements were available to be issued. Except as disclosed in the notes above, management did not identify any recognized or non-recognized subsequent event that would have required adjustment or disclosure in the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the
Board of Directors and Shareholders
of Easterly Acquisition Corp.

We have audited the accompanying balance sheet of Easterly Acquisition Corp. (the “Company”) as of December 31, 2015, and the related statements of operations, changes in stockholders’ equity and cash flows for the period from April 29, 2015 (inception) through December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Easterly Acquisition Corp., as of December 31, 2015, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has no present revenue, its business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2015 may not be sufficient to complete its planned activities through the upcoming year. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum LLP

Marcum LLP
New York, NY
March 30, 2016

EASTERLY ACQUISITION CORP.

BALANCE SHEET
December 31, 2015

ASSETS
Current assets
Cash	$272,666
Prepaid expenses	96,506
Other receivables	69,464
Total current assets	438,636
Cash held in Trust Account – restricted	200,009,918
Total assets	$200,448,554
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$266,916
Due to affiliate	18,067
Total current liabilities	284,983
Deferred underwriting fee	7,000,000
Total liabilities	7,284,983
Commitments
Common stock, subject to possible redemption or tender, 18,816,357 shares at redemption value	188,163,570
Stockholders’ equity:
Preferred stock, $.0001 par value; 1,000,000 shares authorized; none issued and outstanding Common stock, $.0001 par value; 100,000,000 shares authorized; 6,183,643 shares issued and outstanding (excludes 18,816,357 shares subject to possible redemption)	618
Additional paid-in capital	6,093,667
Accumulated deficit	(1,094,284)
Total stockholders’ equity	5,000,001
Total liabilities and stockholders’ equity	$200,448,554

See accompanying notes to financial statements.

EASTERLY ACQUISITION CORP.

STATEMENT OF OPERATIONS

For the Period from April 29, 2015 (Inception) through December 31, 2015
Formation and operating costs	$(982,344)
State franchise taxes	(121,858)
Loss from operations	(1,104,202)
Other income – interest income	9,918
Net loss	$(1,094,284)
Weighted average number of common shares outstanding, basic and diluted	5,469,153
Basic and diluted net loss per share	$(0.20)

See accompanying notes to financial statements.

EASTERLY ACQUISITION CORP.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Period from April 29, 2015 (inception) to December 31, 2015

	Common Shares		Additional Paid-in	Accumulated Deficit	Stockholders’ Equity
	Shares	Amount
Balance, April 29, 2015 (Inception)	—	$—	$—	$—	$—
Sale of common stock to Sponsor	5,175,000	517	24,483	—	25,000
Sale of 20,000,000 Units, net of underwriters’ commissions	20,000,000	2,000	187,998,000	—	188,000,000
Proceeds from issuance of Private Placement Warrants	—	—	6,750,000	—	6,750,000
Offering expenses	—	—	(517,145)	—	(517,145)
Forfeiture of initial stockholder’s shares pursuant to partial exercise of underwriters’ over-allotment	(175,000)	(18)	18	—	—
Common stock subject to possible redemption or tender	(18,816,357)	(1,881)	(188,161,689)	—	(188,163,570)
Net loss	—	—	—	(1,094,284)	(1,094,284)
Balance, December 31, 2015	6,183,643	618	6,093,667	(1,094,284)	5,000,001

See accompanying notes to financial statements.

EASTERLY ACQUISITION CORP.

STATEMENT OF CASH FLOWS
For the Period from April 29, 2015 (inception) to December 31, 2015

Cash flows from operating activities:
Net loss	$(1,094,284)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest on cash held in Trust Account	(9,918)
Changes in operating assets and liabilities:
Accounts receivable	(69,464)
Prepaid expenses	(96,506)
Accounts payable and accrued expenses	266,916
Due to affiliate	18,067
Net cash used in operating activities	(985,189)
Cash Flows from investing activities:
Cash held in Trust Account – restricted	(200,000,000)
Net cash used in investing activities	(200,000,000)
Cash flows from financing activities:
Proceeds from issuance of common stock to initial stockholders	25,000
Proceeds from sale of Units, net of underwriting commissions paid	175,500,000
Proceeds from sale of over-allotment Units, net of underwriting commissions paid	19,500,000
Proceeds from sale of Private Placement Warrants	6,750,000
Payment of offering expenses	(471,108)
Proceeds from promissory note from affiliate	100,000
Payment of advances for offering expenses and promissory note from affiliate	(146,037)
Net cash provided by financing activities	201,257,855
Increase in cash and cash equivalents	272,666
Cash and cash equivalents at beginning of period	—
Cash and cash equivalents at end of period	$272,666
Supplemental disclosure of noncash financing activities:
Deferred underwriting fees	$7,000,000
Payment of offering costs through advance from related party	$46,037

See accompanying notes to financial statements.

EASTERLY ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Business Operations

Incorporation

Easterly Acquisition Corp. (the “Company”) was incorporated in Delaware on April 29, 2015.

Sponsor

The Company’s sponsor is Easterly Acquisition Sponsor, LLC, a Delaware limited liability company (the “Sponsor”).

Business Purpose

The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses that it has not yet identified (“Business Combination”).

As of December 31, 2015, the Company has neither commenced operations nor generated any revenues to date. All activity through December 31, 2015 relates to the Company’s formation, initial public offering and identifying a target company for a Business Combination.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its initial public offering of Units (as defined in Note 3 below) (the “Public Offering”), although substantially all of the net proceeds of the Public Offering and the private placement of warrants (as described in Note 4 below, the “Private Placement” and such warrants issued in connection with the Private Placement, the “Private Placement Warrants”) are intended to be generally applied toward completing a Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination.

Financing

The registration statement for the Company’s Public Offering was declared effective on July 29, 2015. On July 29, 2015, the Company filed a new registration statement to increase the size of the Public Offering by 20% pursuant to Rule 462(b) under the Securities Act of 1933, as amended. On August 4, 2015, the Company consummated the Public Offering and received proceeds of $195,000,000 (net of the underwriter’s discount of $5,000,000) and simultaneously received $6,750,000 from the issuance of 6,750,000 Private Placement Warrants.

Trust Account

$200,000,000 of the proceeds from the Public Offering and Private Placement, which were deposited into a segregated Trust Account located in the United States with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”), may be invested only in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 180 days or less or in money market funds that invest solely in United States Treasuries that are compliant with of Rule 2a-7 under the Investment Company Act.

The Company amended and restated its certificate of incorporation on July 28, 2015 to provide that, except for the withdrawal of interest to pay franchise and income taxes, if any, that none of the funds held in trust (including the interest on such funds) will be released from the Trust Account until the earlier of (i) the completion of the initial Business Combination, (ii) the redemption of the Public Shares (as defined in Note 3) if the Company is unable to complete a Business Combination within 24 months from the closing of the Public Offering (subject to the requirements of applicable law) and (iii) the redemption of shares in connection with a vote seeking to amend Section 9.2(d) of the amended and restated certificate of incorporation in a manner that would affect the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete an initial Business Combination within 24 months from the closing of the Public Offering.

EASTERLY ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Business Operations  – (continued)

In order to protect the amounts held in the Trust Account, three managing directors of Easterly LLC, an affiliate of the Company and the Sponsor (the “Managing Directors”) agreed pursuant to a written agreement executed on July 29, 2015, jointly and severally, that they will be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Public Offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Managing Directors will not be responsible to the extent of any liability for such third-party claims.

Business Combination

The Company, prior to the consummation of a Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of an initial Business Combination, including interest earned on the funds and not previously released to the Company to pay franchise and income taxes, or (ii) provide public stockholders with the opportunity to tender their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay franchise and income taxes, less franchise and income taxes payable from such interest. The decision as to whether the Company will seek stockholder approval of the Business Combination or conduct a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval. If the Company seeks stockholder approval, it will complete its Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Business Combination. However, in no event will the Company redeem its Public Shares (as defined in Note 3) in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its Public Shares and the related Business Combination, and instead may search for an alternate Business Combination.

Shares of common stock subject to redemption or tender are recorded at redemption amount and classified as temporary equity, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.” At December 31, 2015, the amount in the Trust Account is approximately $10.00 per share of common stock sold in the Public Offering ($200,009,918 held in the Trust Account divided by 20,000,000 of Public Shares).

The Company will only have 24 months from the closing of the Public Offering to complete its initial Business Combination. If the Company does not complete a Business Combination within this period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses, which interest shall be net of taxes payable) divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as possible following such redemption, subject to the approval of the remaining

EASTERLY ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Business Operations  – (continued)

stockholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Company’s Units are listed on the Nasdaq Capital Market (“Nasdaq”). The Nasdaq rules require that the initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the Company signing a definitive agreement in connection with its initial Business Combination. The Company intends to fulfill the requirements of this Nasdaq rule even if the securities are not listed on Nasdaq at the relevant time.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in the Company’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

Going Concern Considerations

The Company presently has no revenue, has had losses since inception and has no operations other than the active identification of a target business with which to complete its Business Combination. As of December 31, 2015, the Company had cash of $272,666 held outside the trust account and $200,009,918 cash held in trust, including interest.

The Company will have available the $272,666 of proceeds held outside the trust account (as of December 31, 2015) to fund its working capital needs and to continue to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a Business Combination. The Company will also have available any interest earned on the funds held in the trust account to pay franchise and income taxes.

Although at December 31, 2015 the Company had working capital of $153,653 (total current assets minus total current liabilities), the Company expects to continue incurring expenses related to professional

EASTERLY ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Business Operations  – (continued)

services including, but not limited to, engaging legal counsel, consultants, advisors and accountants, as well as other operating expenses such as insurance and fees under the Administrative Services Agreement that exceed this working capital amount.

If the proceeds held outside the Trust Account and any loans under the March 17, 2016 convertible promissory note issued to the Sponsor are insufficient for the Company’s working capital needs and operations in connection with the completion of an initial Business Combination, the Company may need to raise additional capital through additional loans or additional investments from its Sponsor, an affiliate of its Sponsor or certain of the Company’s officers and directors. None of the Company’s Sponsor, affiliate of the Sponsor, officers or directors are under any obligation to loan the Company funds. The uncertainty regarding the lack of resources to pay the above noted expenses raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be unable to continue operations.

2. Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are prepared in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

Net Loss per Share of Common Stock

The Company complies with accounting and disclosure requirements of Accounting Standards Codification (“ASC”) Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Shares of common stock subject to possible redemption at December 31, 2015 have been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. Weighted average shares were reduced for the effect of an aggregate of 675,000 shares held by the initial stockholder that were subject to forfeiture. As a result of the underwriters’ election to exercise part of their over-allotment option on July 29, 2015, 500,000 founder shares were no longer subject to forfeiture and are therefore included in the calculation of basic loss per share. At December 31, 2015, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common shares and then share in the earnings of the Company. The Company has not considered the effect of warrants to purchase common shares in the calculation of diluted loss per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted loss per common share is the same as basic loss per common share for the period.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet. The Trust Account assets are held in cash as of December 31, 2015.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which exceeds the Federal depository insurance coverage of $250,000. At December 31, 2015, the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Offering Costs

The Company complies with the requirements of ASC 340-10-S99-1. Offering costs of $517,145 consisting of printing costs, professional fees and travel expenses incurred through the closing of the Public Offering were charged to capital at the time of closing of the Public Offering.

EASTERLY ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

2. Significant Accounting Policies  – (continued)

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

The Company complies with the accounting and reporting requirements of FASB ASC 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts and are based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no uncertain tax benefits as of December 31, 2015. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2015. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by U.S. federal, U.S. states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months. The income tax provision was deemed to be immaterial as of December 31, 2015.

Franchise Taxes

The Company is incorporated in the State of Delaware and is required to pay franchise taxes to the State of Delaware on an annual basis.

Recent Accounting Pronouncements

In August 2014, the FASB issued ASU 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”). ASU 2014-15 provides guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and about related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued. The amendments in ASU 2014-15 are effective for annual reporting periods ending after December 15, 2016, and for annual and interim periods thereafter. Early adoption is permitted. The Company will adopt the methodologies prescribed by ASU 2014-15 by the date required, and does not anticipate that the adoption of ASU 2014-15 will have a material effect on its financial position or results of operations.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

EASTERLY ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

3. Public Offering

Public Units

Pursuant to the Public Offering on August 4, 2015, the Company sold 20,000,000 units at a price of $10.00 per unit (the “Units”), including 2,000,000 Units as a result of the underwriters’ partial exercise of their over-allotment option, generating gross proceeds of $200,000,000. The common stock and warrants comprising the Units began separate trading on September 22, 2015. The holders have the option to continue to hold Units or separate their Units into the component securities. Each Unit consists of one share of the Company’s common stock (“Public Shares”), $0.0001 par value, and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share. Each Public Warrant will become exercisable on the later of 30 days after the completion of an initial Business Combination or 12 months from the closing of the Public Offering, and will expire five years after the completion of the initial Business Combination or earlier upon redemption or liquidation. If the Company does not complete its initial Business Combination on or prior to the 24-month period allotted to complete the Business Combination, the Public Warrants will expire worthless at the end of such period. Upon closing of the Public Offering, there were 16,750,000 warrants outstanding, which include 6,750,000 warrants purchased by the initial stockholders and 10,000,000 warrants purchased in connection with the sale of Units related to the Public Offering.

The Public Warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company. The Company did not register the shares of common stock issuable upon exercise of the Public Warrants under the Securities Act or any state securities law. The Company will use its best efforts to file a new registration statement for the shares of common stock issuable upon exercise of the Public Warrants under the Securities Act, following the completion of its initial Business Combination. If the shares issuable upon exercise of the Public Warrants are not registered under the Securities Act by the 60th business day following the closing of the initial Business Combination, the Company will be required to permit holders to exercise their Public Warrants on a cashless basis during the period beginning on the 61st business day after the closing of the initial Business Combination and ending upon such registration being declared effective by the SEC. However, no warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. If such issuance is not so registered or qualified and no exemption is available under the securities laws of the state of the exercising holder, such holder would not be able to exercise its warrants and the Company could still redeem such holder’s warrants. Notwithstanding the above, if the common stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement or register or qualify the shares under applicable state securities laws.

Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants (except as described herein with respect to the Private Placement Warrants discussed in Note 4) i. in whole and not in part, ii. at a price of $0.01 per warrant; iii. upon a minimum of 30 days’ prior written notice of redemption; and if, and only if, the last sale price of the common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company send the notice of redemption to the Public Warrant holders.

EASTERLY ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

3. Public Offering  – (continued)

The Company will not redeem the Public Warrants unless an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants is effective and a current prospectus relating to those shares of common stock is available throughout the 30-day redemption period, except if the Public Warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the Public Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities law.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering their Public Warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants.

In no event will the Company be required to net cash settle any Public Warrant, or issue securities or other compensation in exchange for the Public Warrants in the event that the Company is unable to register or qualify the shares underlying the Public Warrants under applicable state securities laws.

4. Related Party Transactions

Founder Shares

On May 4, 2015, the Sponsor purchased 4,312,500 shares of the Company’s common stock (the “Founder Shares”) for $25,000, or approximately $.006 per share. On July 29, 2015, the Company’s Board of Directors effected a stock dividend of 0.2 shares for each outstanding share of common stock, resulting in 5,175,000 Founder Shares outstanding. On July 29, 2015, the underwriters exercised part of their over-allotment option resulting in 20,000,000 Units issued as a result of the Public Offering. As a result of the expiration of the underwriters’ option to exercise the remaining portion of the over-allotment, the Sponsor forfeited an aggregate of 175,000 Founder Shares. The Sponsor, the Company’s independent directors and their permitted transferees, which are referred to as the initial stockholders, own 20% of the Company’s issued and outstanding shares.

The Founder Shares are identical to the common stock included in the Units sold in the Public Offering except that 1) the Founder Shares are subject to certain restrictions, as described in more detail below, and 2) the initial stockholders have agreed (i) to waive their redemption rights with respect to their Founder Shares in connection with the completion of the initial Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete its initial Business Combination within 24 months from the closing of the Public Offering (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete its initial Business Combination within the prescribed time frame). If the Company submits its initial Business Combination to the public stockholders for a vote, the initial stockholders have agreed to vote their Founder Shares and any Public Shares purchased during or after the Public Offering in favor of the initial Business Combination.

EASTERLY ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

4. Related Party Transactions  – (continued)

The initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until one year after the date of the consummation of the initial Business Combination or earlier if, subsequent to the initial Business Combination, (i) the last sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (ii) the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

The Sponsor purchased from the Company an aggregate of 6,750,000 Private Placement Warrants, each exercisable to purchase one share of the Company’s common stock at $11.50 per share, at a price of $1.00 per Private Placement Warrant ($6,750,000 in the aggregate) in a private placement that occurred simultaneously with the closing of the Public Offering. The proceeds from the sale of the Private Placement Warrants were added to the proceeds from the Public Offering held in the Trust Account. If the Company does not complete an initial Business Combination within 24 months from the closing of the Public Offering, to the degree that any proceeds remain, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants are identical to the Public Warrants sold as part of the Units in the Public Offering except that, so long as they are held by the Sponsor or its permitted transferees, (i) they will not be redeemable by the Company, (ii) they (including the common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of the initial Business Combination and (iii) they may be exercised by the holders on a cashless basis.

The holders of the Founder Shares, Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans, discussed below, will have registration rights to require the Company to register a sale of any of the securities held by them pursuant to a registration rights agreement executed on July 29, 2015. The holders of the majority of these securities are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include such securities in other registration statements filed by the Company and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period.

Administrative Service Agreement

The Company entered into an agreement to pay an affiliate of our Sponsor, Easterly Capital, LLC, a total of $10,000 per month starting on July 29, 2015 and continuing until the earlier of the Company’s initial Business Combination or liquidation for office space, utilities, secretarial support and administrative services. This arrangement was agreed to for the Company’s benefit and is not intended to provide the Sponsor compensation in lieu of salary or other remuneration.

Related Party Advances

Prior to December 31, 2015, an affiliate of the Sponsor advanced an aggregate of $46,037 directly to the Company’s service providers for offering costs. This was non-interest bearing, unsecured and was repaid during the year. At December 31, 2015 the Sponsor has a payable to an affiliate of the Sponsor for $18,067 which relates to operating expenses incurred by the Company and paid by the affiliate of the Sponsor directly to the service providers. These advances are non-interest bearing, unsecured and due on demand.

EASTERLY ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

4. Related Party Transactions  – (continued)

Sponsor Loans

Prior to Public Offering, the Sponsor had loaned the Company $100,000 to be used for a portion of the expenses of the Public Offering. This loan was non-interest bearing, unsecured and due at the earlier of May 31, 2016 or the closing of the Public Offering. This loan was repaid in full on the closing of the Public Offering.

On March 17, 2016, the Company issued a convertible promissory note to the Sponsor that provides for the Sponsor to loan the Company up to $1,000,000 for ongoing expenses. On March 17, 2016, the Company borrowed $15,000 pursuant to the convertible promissory note. The Sponsor is not obligated to loan the Company additional amounts pursuant to the convertible promissory note. The convertible note is discussed further in Note 9.

In addition, in order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor, an affiliate of the Sponsor or certain of the officers and directors may, but are not obligated to, loan the Company additional funds as may be required. If the Company completes the initial Business Combination, the Company would repay such loaned amounts out of the proceeds of the Trust Account released. Otherwise, such loans would be repaid only out of funds held outside the Trust Account. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $1,000,000 of such loans, inclusive of any loans under the March 17, 2016 convertible promissory note, may be convertible into warrants of the post business combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants issued to the Sponsor. The Company does not expect to seek loans from parties other than the Sponsor, an affiliate of the Sponsor or certain of the officers and directors as the Company does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.

5. Income Taxes

The Company’s net deferred tax assets are as follows at December 31, 2015:

Deferred tax asset
Net operating loss carryforward	$496,880
Total deferred tax asset	496,880
Valuation allowance	(496,880)
Deferred tax asset, net of allowance	$—

The income tax provision (benefit) consists of the following at December 31, 2015:

Federal
Current	$—
Deferred	(371,295)
State and local
Current	—
Deferred	(125,585)
Change in valuation allowance	496,880
Income tax provision (benefit)	$—

EASTERLY ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

5. Income Taxes  – (continued)

As of December 31, 2015, the Company had U.S. federal and state net operating loss carryovers (“NOLs”) of $1,092,043 available to offset future taxable income. These NOLs expire beginning in 2036. In accordance with Section 382 of the Internal Revenue Code, deductibility of the Company’s NOLs may be subject to an annual limitation in the event of a change in control as defined under the regulations.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period ended from April 29, 2015 (inception) through December 31, 2015, the change in the valuation allowance was $496,880.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2015 is as follows:

Statutory federal income tax rate	34.0%
State and local taxes, net of federal tax benefit	11.5%
Change in valuation allowance	(45.5)%
Income tax provision (benefit)	0.0%

6. Commitments

The underwriters are entitled to underwriting commissions of 6.0%, of which 2.5% ($5,000,000) was paid at the closing of the Public Offering, and 3.5% ($7,000,000) is deferred. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. The underwriters are not entitled to any interest accrued on the deferred underwriting discounts and commissions.

7. Equity

The Company is authorized to issue up to 100,000,000 shares of common stock with a par value $0.0001 per share. Holders of the Company’s common stock are entitled to one vote for each share of common stock. At December 31, 2015, there were 6,183,643 shares of common stock issued and outstanding (excluding 18,816,357 shares of common stock subject to possible redemption).

The Company is authorized to issue up to 1,000,000 shares of preferred stock with a par value $0.0001 per share. At December 31, 2015 there were no shares of preferred stock issued and outstanding.

EASTERLY ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

8. Quarterly Financial Results (unaudited)

The following table sets forth certain unaudited quarterly results of operations of the Company for the period ended December 31, 2015. In the opinion of management, this information has been prepared on the same basis as the audited financial statements and all necessary adjustments, consisting only of normally recurring adjustments, have been included in the amounts sated below to present fairly the quarterly information when read in conjunction with the audited financial statements and related notes. The quarterly operating results are not necessarily indicative of future results of operations.

	For the Period from April 29, 2015 (Inception) to June 30, 2015 (Unaudited)	For the Three Months Ended September 30, 2015 (Unaudited)	For the Three Months Ended December 31, 2015 (Unaudited)
Loss from operations	(2,910)	(336,488)	(764,804)
Interest income	—	—	9,918
Total other income	—	—	9,918
Net loss	(2,910)	(336,488)	(754,886)
Weighted average number of common shares outstanding, excluding shares subjected to possible conversions-basic and diluted	4,500,000	5,492,989	6,108,976
Basic and diluted net income (loss) per Share	(0.00)	(0.06)	(0.12)

9. Subsequent Event

Management of the Company evaluated events that have occurred after the balance sheet date of December 31, 2015, through the date the financial statements were issued.

On March 17, 2016, the Company issued a convertible promissory note to the Sponsor that provides for the Sponsor to loan the Company up to $1,000,000 for ongoing expenses. On March 17, 2016, the Company borrowed $15,000 pursuant to the convertible promissory note. The Sponsor is not obligated to loan us additional amounts pursuant to the convertible promissory note. The convertible promissory note is interest bearing at 5% per annum and is due and payable on August 4, 2017. At the option of the Sponsor, any amounts outstanding under the convertible note may be converted into warrants to purchase shares of common stock at any time on or prior to the maturity date at a conversion price of $1.00 per warrant. Each warrant will entitle the Sponsor to purchase one share of common stock at an exercise price of $11.50 per share. Each warrant will contain other terms identical to the terms contained in the Private Placement Warrants. As of March 30, 2016, the outstanding balance of this convertible promissory note is $15,000.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Sungevity, Inc. and Subsidiaries
Oakland, California

We have audited the accompanying consolidated balance sheets of Sungevity, Inc. and subsidiaries (the “Company”) as of December 31, 2014 and 2015 and the related consolidated statements of operations and comprehensive loss, convertible redeemable preferred stock, redeemable noncontrolling interests and stockholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sungevity, Inc. and subsidiaries at December 31, 2014 and 2015, and the results of its operations and its cash flows for years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the consolidated financial statements, the Company’s recurring losses from operations, negative cash flows from operating activities and net capital deficiency, among other factors, raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Notes 3 and 17 to the consolidated financial statements, the Company changed the classification of deferred taxes in the consolidated balance sheet in 2015, due to the adoption of Financial Accounting Standards Board Accounting Standards Update (“ASU”) 2015-17, Balance Sheet Classification of Deferred Taxes. This change was applied prospectively.

/s/ BDO USA, LLP
San Jose, California

June 30, 2016

SUNGEVITY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(Amounts in thousands except for per share amounts)

	December 31		June 30 2016
	2014	2015
			(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$30,456	$46,964	$12,405
Restricted cash	7,318	—	7,503
Accounts receivable	4,819	8,124	7,122
Rebates receivable	2,236	833	884
Inventory	26,408	33,758	23,196
Prepaid expenses and other current assets	1,596	1,077	1,309
Total current assets	72,833	90,756	52,419
Restricted cash and cash equivalents, non-current	2,038	2,699	3,904
Property and equipment, net	3,758	7,527	7,516
Solar energy systems, net	81,679	77,926	76,336
Goodwill	1,137	1,020	1,039
Other assets	3,534	3,714	4,831
Total assets(1)	$164,979	$183,642	$146,045
LIABILITIES AND TOTAL EQUITY
Current liabilities:
Accounts payable	$12,002	$14,874	$9,640
Accrued and other current liabilities	19,868	30,088	35,987
Deferred revenue on uncompleted contracts	15,938	27,205	15,565
Deferred lease and rebate revenue, current portion	2,739	2,735	2,726
Lease pass-through financings obligations, current portion	305	375	411
Short-term convertible debt	16,439	—	—
Short-term borrowings	19,958	20,000	20,000
Total current liabilities	87,249	95,277	84,329
Convertible redeemable preferred stock warrant liabilities	11,373	12,144	12,942
Long-term convertible debt, net of discount	—	—	13,598
Long-term borrowings, net of discount	14,555	48,523	49,732
Deferred revenue, net of current portion	26,286	25,178	25,082
Lease pass-through financing obligations, net of current portion	8,260	7,885	7,657
Other noncurrent liabilities	3,094	5,122	6,219
Total liabilities(1)	150,817	194,129	199,559
Commitments and contingencies (Note 20)
Convertible redeemable preferred stock:
Convertible redeemable preferred stock, $0.001 par value: 2,337,000 shares authorized as of December 31, 2014 and 4,597,000 shares authorized as of December 31, 2015 and June 30, 2016 (unaudited); 2,102,005 and 3,101,156 shares issued and outstanding as of December 31, 2014 and December 31, 2015, respectively, and 3,199,525 shares issued and outstanding as of June 30, 2016 (unaudited); liquidation preference of $351,770 and $276,923 as of December 31, 2014 and December 31, 2015, respectively, and liquidation preference of $286,423 as of June 30, 2016 (unaudited)	242,301	340,079	349,015
Redeemable noncontrolling interests	41,940	43,098	43,318

See accompanying notes to consolidated financial statements.

SUNGEVITY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS – (continued)
(Amounts in thousands except for per share amounts)

	December 31		June 30 2016
	2014	2015
			(unaudited)
Stockholders’ deficit:
Common stock, Class A: $0.001 par value, 3,500,000 shares authorized as of December 31, 2014 and 5,300,000 shares authorized as of December 31, 2015 and June 30, 2016 (unaudited); 12,000 shares issued as of December 31, 2014 and 2015 and June 30, 2016 (unaudited), Class B: $0.001 par value, 500,000 shares authorized as of December 31, 2014 and 595,850 shares authorized as of December 31, 2015 and June 30, 2016 (unaudited); 20,301 and 23,908 shares issued as of December 31, 2014 and 2015, respectively, and 24,932 shares issued as of June 30, 2016 (unaudited)	36	39	40
Additional paid-in capital	3,305	8,175	11,037
Accumulated deficit	(273,317)	(401,825)	(456,891)
Accumulated other comprehensive loss	(103)	(53)	(33)
Total stockholders’ deficit	(270,079)	(393,664)	(445,847)
Total liabilities, convertible redeemable preferred stock, redeemable noncontrolling interest and stockholders’ deficit	$164,979	$183,642	$146,045

(1)	The Company’s consolidated assets as of December 31, 2014 and 2015 and June 30, 2016 include $55,293, $53,542 and $53,127 (unaudited), respectively, which are assets of variable interest entities, or VIEs, that can only be used to settle obligations of the VIEs. These assets include solar energy systems, net, of $53,322, $51,334 and $50,351 (unaudited) as of December 31, 2014 and 2015 and June 30, 2016, respectively; cash and cash equivalents of $1,098, $1,209 and $1,407 (unaudited) as of December 31, 2014 and 2015 and June 30, 2016, respectively; accounts receivable of $37, $15 and $360 (unaudited) as of December 31, 2014 and 2015 and June 30, 2016, respectively; rebates receivable of $132, nil and nil (unaudited) as of December 31, 2014 and 2015 and June 30, 2016, respectively; and other assets of $704, $984 and $1,009 (unaudited) as of December 31, 2014 and 2015 and June 30, 2016, respectively. The Company’s consolidated liabilities as of December 31, 2014 and 2015 and June 30, 2016 included $21,111, $19,735 and $19,408 (unaudited), respectively, which are liabilities of VIEs whose creditors have no recourse to the Company. These liabilities include accrued and other current liabilities of $83, $129 and $163 (unaudited) as of December 31, 2014 and 2015 and June 30, 2016, respectively; deferred lease and rebate revenue, current portion, of $2,016, $2,015 and $2,006 (unaudited) as of December 31, 2014 and 2015 and June 30, 2016, respectively; and deferred revenue, net of current portion, of $19,012, $17,591 and $17,239 (unaudited) as of December 31, 2014 and 2015 and June 30, 2016, respectively. See further description in Note 10 “VIE Arrangements — Inverted Lease Structure Funds”.

See accompanying notes to consolidated financial statements.

SUNGEVITY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Amounts in thousands except for per share amounts)

	Year Ended December 31,		Three Months Ended June 30,		Six Months Ended June 30,
	2014	2015	2015	2016	2015	2016
			(unaudited)		(unaudited)
Revenue:
Sales of solar energy systems	$98,603	$142,014	$33,252	$53,848	$66,167	$99,597
Lease revenue	8,662	8,501	2,228	2,504	4,391	4,608
Total revenue	107,265	150,515	35,480	56,352	70,558	104,205
Cost of revenue:
Solar energy systems	75,760	110,631	25,764	41,598	51,170	77,306
Operating lease costs of revenue	4,559	4,324	1,090	981	2,149	1,833
Total cost of revenue	80,319	114,955	26,854	42,579	53,319	79,139
Gross profit	26,946	35,560	8,626	13,773	17,239	25,066
Operating expenses:
Sales and marketing	38,721	62,156	15,754	12,098	27,674	26,012
General and administrative	50,834	78,484	19,142	28,977	35,033	50,789
Total operating expenses	89,555	140,640	34,896	41,075	62,707	76,801
Loss from operations	(62,609)	(105,080)	(26,270)	(27,302)	(45,468)	(51,735)
Interest expense, net	(34,933)	(23,607)	(3,569)	(4,005)	(5,829)	(7,547)
Change in fair value of warrants gain (loss)	(6,917)	2,102	1,358	4,074	2,026	4,074
Other income (expense), net	56	(504)	(2)	75	(383)	280
Loss before income taxes	(104,403)	(127,089)	(28,483)	(27,158)	(49,654)	(54,928)
Income tax benefit (provision)	(1,388)	609	5	202	742	757
Net loss	(105,791)	(126,480)	(28,478)	(26,956)	(48,912)	(54,171)
Net income attributable to redeemable noncontrolling interests	1,349	2,028	725	384	1,224	895
Net loss attributable to common stockholders	$(107,140)	$(128,508)	$(29,203)	$(27,340)	$(50,136)	$(55,066)
Net loss per share attributable to Class A and Class B common stockholders
Basic and diluted	$(3.61)	$(3.74)	$(0.86)	$(0.75)	$(1.51)	$(1.51)
Weighted average shares used to compute net loss per share attributable to Class A and Class B common stockholders
Basic and diluted	29,718	34,403	33,973	36,517	33,183	36,367
Other comprehensive loss
Net loss	(105,791)	(126,480)	(28,478)	(26,956)	(48,912)	(54,171)
Foreign currency translation adjustments	(103)	50	(7)	159	(8)	20
Total comprehensive loss	$(105,894)	$(126,430)	$(28,485)	$(26,797)	$(48,920)	$(54,151)
Comprehensive income attributable to redeemable noncontrolling interests	1,349	2,028	725	384	1,224	895
Total comprehensive loss attributable to common stockholders	$(107,243)	$(128,458)	$(29,210)	$(27,181)	$(50,144)	$(55,046)

See accompanying notes to consolidated financial statements.

SUNGEVITY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONVERTIBLE REDEEMABLE PREFERRED STOCK, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS’ DEFICIT
(Amounts in thousands)

	Convertible Redeemable Preferred Shares		Redeemable Noncontrolling Interests	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss)	Total Deficit
	Shares	Amount		Shares	Amount
Balance – December 31, 2013	962,803	$141,550	$40,078	12,883	$16	$—	$(166,177)	$—	$(166,161)
Issuance of common stock under equity incentive plan	—	—	—	19,418	20	191	—	—	211
Conversion of note payable to Series C preferred shares including beneficial conversion feature	705,693	63,512	—	—	—	—	—	—	—
Series C preferred stock issued for cash (net of issuance costs of $620)	408,769	36,169	—	—	—	—	—	—	—
Issuance of Series C preferred shares in payment of services received	2,222	200	—	—	—	—	—	—	—
Issuance of Series B preferred shares upon exercise of warrants	14,465	145	—	—	—	253	—	—	253
Stock-based compensation expense	—	—	—	—	—	2,861	—	—	2,861
Issuance of Series C preferred shares in connection with Zonline acquisition	7,383	665	—	—	—	—	—	—	—
Issuance of Series C preferred shares in payment of third party debt	670	60	—	—	—	—	—	—	—
Capital contributions from redeemable noncontrolling interests	—	—	2,613	—	—	—	—	—	—
Capital distributions to redeemable noncontrolling interests	—	—	(2,100)	—	—	—	—	—	—
Other comprehensive loss	—	—	—	—	—	—	—	(103)	(103)
Net income (loss)	—	—	1,349	—	—	—	(107,140)	—	(107,140)
Balance – December 31, 2014	2,102,005	242,301	41,940	32,301	36	3,305	(273,317)	(103)	(270,079)
Issuance of common stock under equity incentive plan	—	—	—	3,607	3	93	—	—	96
Conversion of note payable to Series C preferred shares including beneficial conversion feature	487,944	47,867	—	—	—	—	—	—	—
Series D preferred stock issued for cash (net of issuance costs of $226)	509,684	49,774	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	4,797	—	—	4,797
Repurchase of vested stock options	—	—	—	—	—	(20)	—	—	(20)
Issuance of Series C preferred shares in connection with Zonline acquisition	1,523	137	—	—	—	—	—	—	—
Capital distributions to redeemable noncontrolling interests	—	—	(870)	—	—	—	—	—	—
Other comprehensive income	—	—	—	—	—	—	—	50	50
Net income (loss)	—	—	2,028	—	—	—	(128,508)	—	(128,508)
Balance – December 31, 2015	3,101,156	340,079	43,098	35,908	39	8,175	(401,825)	(53)	(393,664)
Issuance of common stock under equity incentive plan (unaudited)	—	—	—	1,024	1	51	—	—	52
Stock-based compensation expense (unaudited)	—	—	—	—	—	2,811	—	—	2,811
Series D preferred stock issued for cash (net of issuance costs of $564) (unaudited)	98,369	8,936	—	—	—	—	—	—	—
Capital distributions to redeemable noncontrolling interests (unaudited)	—	—	(675)	—	—	—	—	—	—
Other comprehensive loss (unaudited)	—	—	—	—	—	—	—	(20)	20
Net income (loss) (unaudited)	—	—	895	—	—	—	(55,066)	—	(55,066)
Balance – June 30, 2016 (unaudited)	3,199,525	$349,015	$43,318	36,932	$40	$11,037	$(456,891)	$(33)	$(445,847)

See accompanying notes to consolidated financial statements.

SUNGEVITY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Year Ended December 31,		Six Months Ended June 30,
	2014	2015	2015	2016
			(Unaudited)
Operating activities:
Net loss	$(105,791)	$(126,480)	$(48,912)	$(54,171)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,089	6,177	3,010	2,857
Interest expense on lease pass-through financing obligations	1,275	1,236	622	605
Amortization of debt issuance costs and debt discounts	2,154	2,916	1,357	1,787
Stock compensation expense	2,861	4,797	1,452	2,811
Revaluation of preferred stock warrants	6,917	(2,102)	(2,026)	(4,074)
Non-cash interest expense and beneficial conversion feature	28,520	13,129	1,237	—
Reduction in lease pass-through financing obligations	(1,564)	(1,541)	(757)	(798)
Provision for deferred income taxes	1,388	(609)	(742)	(757)
Other non-cash expenses (income)	540	878	673	88
Changes in operating assets and liabilities (net of effect of acquisition):
Accounts receivable	(4,314)	(3,332)	(2,916)	1,002
Rebates receivable	(1,235)	1,403	1,567	(52)
Inventory held for solar energy systems	(18,138)	(7,350)	3,780	10,562
Prepaid and other assets	(867)	(677)	(2,336)	(1,611)
Accounts payable	5,047	2,523	1,707	(5,234)
Accrued and other liabilities	10,208	13,085	3,985	8,012
Deferred lease and rebate revenue	(813)	(1,105)	(480)	(104)
Deferred revenue on uncompleted contracts	15,705	11,285	(1,902)	(11,642)
Net cash used in operating activities	(53,018)	(85,767)	(40,681)	(50,719)
Investing activities:
Payments for the cost of solar energy systems	(3,578)	—	—	—
Purchase of property and equipment	(2,709)	(4,706)	(2,624)	(1,104)
Cash acquired from acquisition	64	—	—	—
Increase in restricted cash and cash equivalents	—	—	—	(7,503)
Other investing activities	(1,150)	(324)	(370)	(150)
Net cash used in investing activities	(7,373)	(5,030)	(2,994)	(8,757)

See accompanying notes to consolidated financial statements.

SUNGEVITY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS – (continued)
(Amounts in thousands)

	Year Ended December 31,		Three Months Ended June 30,
	2014	2015	2015	2016
			(Unaudited)
Financing activities:
Proceeds from the issuance of preferred shares, net of issuance costs	36,169	49,774	—	8,936
Proceeds from long-term debt, net of financing costs	5,047	34,217	24,217	—
Proceeds from convertible promissory notes	46,195	18,150	14,056	18,200
Proceeds from short-term credit facilities, net of financing costs	20,945	20,229	18,327	—
Payments on short-term credit facilities	(16,342)	(20,429)	(21,313)	—
Other financing activities	—	—	—	(150)
(Increase)/decrease in restricted cash and cash equivalents	(7,848)	6,657	6,848	(1,205)
Payment on nonconvertible promissory notes	(2,818)	—	—	—
Proceeds from the issuance of common stock under equity incentive plan	22	96	72	52
Proceeds from the exercise of preferred stock warrants	145	—	—	—
Payment to repurchase vested stock options	—	(20)	—	—
Payment on capital lease obligations	(143)	(388)	(151)	(258)
Capital contributions from redeemable noncontrolling interests	2,613	—	—	—
Capital distributions to redeemable noncontrolling interests	(2,100)	(870)	(433)	(676)
Net cash provided by financing activities	81,885	107,416	41,623	24,898
Effect of exchange rate	(10)	(111)	(73)	20
Net increase (decrease) in cash and cash equivalents	21,484	16,508	(2,125)	(34,559)
Cash and cash equivalents, beginning of period	8,972	30,456	30,456	46,964
Cash and cash equivalents, end of period	$30,456	$46,964	$28,331	$12,405
Supplemental non-cash transactions:
Conversion of note payable to preferred shares including beneficial conversion feature	$63,512	$47,867	$—	$—
Issuance of preferred stock warrants	64	2,873	2,273	4,871
Exercise of redeemable preferred stock warrants	253	—	—	—
Series C preferred shares issued in connection with Zonline acquisition	665	137	—	—
Series C preferred shares issued in payment of third party debt	60	—	—	—
Series C preferred shares issued in payment of services received	200	—	—	—
Transfers of solar energy systems under construction to solar energy systems, net	5,134	12	16	—
Property and equipment acquired included in capital lease obligations	354	1,072	539	225
Property and equipment acquired included in accounts payable and accrued liabilities	—	383	—	—
Supplemental disclosures of cash flow information:
Cash paid for interest	4,451	5,200	2,466	3,386
Cash paid for income tax	—	—	—	—

See accompanying notes to consolidated financial statements.

SUNGEVITY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. General

Sungevity, Inc. was originally formed in October 2006 as Sungevity, LLC, a Delaware limited liability company. In July 2007, Sungevity, LLC converted to a corporation under the laws of Delaware and all outstanding Sungevity, LLC membership interests were converted to common shares of Sungevity, Inc.

In June 2016, the Company and Easterly Acquisition Corp. (“Easterly”), a publicly traded company, entered into a definitive merger agreement. Pursuant to the agreement, which is subject to customary closing conditions and approval by Easterly and Sungevity stockholders, all of the outstanding equity and convertible debt of Sungevity will be converted into shares of Easterly common stock.

The purpose of Sungevity, Inc. and its consolidated subsidiaries (the “Company” or “Sungevity”) is to develop solar energy systems to be sold or leased to a host customer or to financing partners. The solar energy systems are constructed and installed by the Company’s preferred installers.

The Company enters into various arrangements to finance and monetize solar energy systems. Through March 2014, the Company primarily financed solar energy systems through tax equity funds established with a subsidiary of a third party commercial bank. These arrangements fall into two broad categories — “Inverted Lease Structures” and “Lease Pass-Through Structures.” For both these fund types, wholly owned subsidiaries of the Company serve as Managing Member, directing the operations of the respective funds and bearing the majority of the risks and rewards associated with the development and construction and operation of the solar energy systems. The Company has determined that the Inverted Lease Structure funds are variable interest entities (“VIEs”) and it is the primary beneficiary based on the guidance in Accounting Standards Codification (“ASC”) 810, Consolidation, by virtue of the contractual arrangements and the power to manage and make decisions that affect the operation of these VIEs. Therefore, the Company consolidates the financial position, results of operations and cash flows of these funds, and all intercompany balances and transactions between the Company and the investment funds are eliminated in the consolidated financial statements. See Note 10 “VIE Arrangements — Inverted Lease Structure Funds” and Note 11 “Lease Pass-Through Financing Obligation.”

In March 2014, the Company transitioned away from using tax equity funds as a method of financing and began focusing on selling directly to host customers or to financing partners.

The Company refers to its Series A, Series B, Series C and Series D convertible redeemable preferred stock as “convertible preferred stock” or “preferred stock” in these Notes to Consolidated Financial Statements of Sungevity, Inc. and subsidiaries.

2. Going Concern, Liquidity and Need to Raise Additional Capital

As of December 31, 2015 and June 30, 2016, the Company’s principal sources of liquidity were unrestricted cash and cash equivalent balances totaling $47.0 million and $12.4 million (unaudited), respectively. The Company finances its operations, including the costs of acquisition and installation of solar energy systems, primarily through financing arrangements with third parties, lines of credit and preferred stock equity offerings. Due to rapid growth and operations expansion, the Company will need to borrow funds or raise additional equity in the future to achieve its longer term business objectives; however, there can be no assurance that any such additional financing will be available on terms acceptable to the Company or at all. If such additional financing is not available, the Company may need to limit its operations and reduce expenses to continue as a going concern.

The Company is subject to all of the risks inherent in an early-stage business operating in the solar industry. These risks include, but are not limited to, a limited operating history, new and rapidly evolving markets, variable economic and market conditions, the ability to raise additional tax equity, debt or equity financing, the regulatory environment, competition from larger and more established companies, customer concentration, new market entrants, dependence on a limited number of installers, and competitive responses from electric utilities.

SUNGEVITY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Going Concern, Liquidity and Need to Raise Additional Capital  – (continued)

The accompanying consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred net losses from operations since its inception and has an accumulated deficit of $401.8 million as of December 31, 2015 and $456.9 million (unaudited) as of June 30, 2016. Management expects operating losses to continue through the foreseeable future. The Company’s ability to transition to attaining profitable operations is dependent upon achieving a level of revenues adequate to support its cost structure. Management of the Company intends to raise additional funds through the issuance of preferred stock, debt and equity securities. There can be no assurance that such financing will be available or on terms which are favorable to the Company. Failure to generate sufficient cash flows from operations, raise additional capital or reduce certain discretionary spending could have a material adverse effect on the Company’s ability to achieve its intended business objectives. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not contain any adjustments that might result from the outcome of this uncertainty.

3. Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP).

Certain prior period balances have been reclassified to conform to the current period presentation in the Company’s consolidated financial statements and the accompanying notes. Such reclassifications had no effect on previously reported results of operations or accumulated deficit.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and all of its wholly owned subsidiaries and VIEs for which the Company, or one of its subsidiaries subject to consolidation, is deemed to be the primary beneficiary. The Company’s determination to consolidate VIEs is based on the power and benefits criterion under ASC 810, Consolidation. The Company has considered the provisions within the contractual arrangements, which grant it power to manage and make decisions that affect the operation of these VIEs, including determining the solar energy systems and associated customer leases to be sold or contributed to the VIE, and preparation and approval of budgets. The Company considers that the rights granted to the other investors under the contractual arrangements are more protective in nature rather than participating rights. As the primary beneficiary of these VIEs, the Company consolidates in its financial statements the financial position, results of operations, and cash flows of these VIEs and all intercompany balances and transactions have been eliminated upon consolidation.

Redeemable Noncontrolling Interests

Redeemable noncontrolling interests represent third party interests in the net assets of the ILS Funds described in Note 1 “General — Inverted Lease Structure Funds”. The Company has determined that these interests are substantive profit sharing arrangements. The Company has further determined that the appropriate methodology for calculating the redeemable noncontrolling interests’ balances that reflect the substantive profit sharing arrangements is a balance sheet approach using the hypothetical liquidation at book value method (the “HLBV method”). The Company therefore determines the amount of the redeemable noncontrolling interests in the net assets at each balance sheet date using the HLBV method which is presented on the consolidated balance sheets as redeemable noncontrolling interests in subsidiaries. Under the HLBV method, the amounts reported as redeemable noncontrolling interests in the consolidated balance sheets represent the amounts the third parties would hypothetically receive at the balance sheet date under the liquidation provisions of the funding arrangements, assuming the net assets of the ILS Funds were liquidated at recorded amounts determined in accordance with U.S. GAAP and distributed to the Investor Member. The Investor Member

SUNGEVITY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Significant Accounting Policies  – (continued)

interest in the results of operations of these funds is determined as the difference in redeemable noncontrolling interests in the consolidated balance sheets at the start and end of each reporting period, after taking into account any capital transactions between the ILS Fund and the Investor Member. The redeemable noncontrolling interests balance in these ILS Funds is reported between total liabilities and stockholders’ deficit in the consolidated balance sheets, as the Investor Members have the right to redeem their interests for cash.

Unaudited Interim Financial Information

The accompanying consolidated balance sheet as of June 30, 2016, the consolidated statements of operations and comprehensive loss and cash flows for the six months ended June 30, 2015 and 2016 and the consolidated statements of convertible redeemable preferred stock, redeemable noncontrolling interests and stockholders’ deficit for the six months ended June 30, 2016 are unaudited. The unaudited interim financial statements have been prepared on a basis consistent with the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s consolidated financial position and results of operations for the three and six months ended June 30, 2015 and 2016 and cash flows for the six months ended June 30, 2015 and 2016. The financial data and the other information disclosed in these notes to the consolidated financial statements related to these three- and-six-month periods are unaudited. The results of the three and six months ended June 30, 2016 are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2016 or for any other interim period or other future year.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the consolidated balance sheet date and the reported amounts of revenues and expenses for the period presented. Actual results may differ from such estimates. Significant accounting estimates reflected in the Company’s consolidated financial statements include estimates used in revenue recognition, the depreciable lives of its solar energy systems and other assets, the fair value of the derivative instruments, the valuation of intangible assets, the assumptions used in the impairment analysis of long-lived assets and acquired intangibles, rebates, valuation reserves related to accounts receivable, inventory and deferred taxes, the computation of capitalized costs, determination of accrued warranty, determination of interest rates, determination of redeemable noncontrolling interest, and the estimates used in the valuation of share-based awards and warrants.

Foreign Currency Translation

The assets and liabilities of the Company’s foreign subsidiaries, whose functional currency is not the U.S. Dollar, are translated at the exchange rates in effect on the last day of the period and income and expenses are translated using the monthly average exchange rates in effect for the period in which the items occur. Foreign currency translation gains and losses are recorded in accumulated other comprehensive loss within equity. Foreign currency transaction gains and losses are included in other income (expense), net in the accompanying consolidated statements of operations and comprehensive loss.

Cash Equivalents

All highly liquid investments with maturities of three months or less at the date of purchase are considered to be cash equivalents. Cash and cash equivalents consist of cash on deposit with banks and money market funds. The majority of cash and cash equivalents is maintained with major financial institutions in the United States. Deposits with these financial institutions may exceed the amount of insurance provided on such deposits. As of December 31, 2014 and 2015, cash and cash equivalents totaled $30.5 million and $47.0 million, respectively. As of June 30, 2016, cash and cash equivalents totaled $12.4 million (unaudited).

SUNGEVITY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Significant Accounting Policies  – (continued)

Restricted Cash

The Company maintains cash and cash equivalents in restricted accounts pursuant to the terms of its secured credit agreement, its line of credit, operating lease agreements, and an investment agreement with a third party. The investment agreement with that third party was terminated in June 2016 (see Note 20).

Accounts Receivable

Accounts receivable represent amounts due from host customers, financing partners, customers under lease agreements and other receivables. Accounts receivable also include unbilled accounts receivable not yet invoiced as of the end of the reporting period. The Company evaluates the collectability of its accounts receivable taking into consideration such factors as the aging of a customer’s account, creditworthiness, and historical payment trends. As of December 31, 2014 and 2015, and June 30, 2016 (unaudited), the Company has not recorded an allowance as all amounts were deemed to be fully collectible.

Rebates Receivable

Rebates receivable primarily consist of municipal and state rebates assigned by the customers to the Company and represent valid claims arising on or before the respective balance sheet dates. The Company evaluates the collectibility of rebate receivables taking into consideration such factors as the funds available by municipal and state agencies for the payment of such rebates and the ability of the Company to collect such amounts. As of December 31, 2014 and 2015, and June 30, 2016 (unaudited), all rebates receivable were deemed to be fully collectible. As such, no allowance has been recorded for these amounts.

Concentration of Credit and Other Risks

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash, accounts receivable, unbilled accounts receivable and lease and rebates receivable. The associated risk of concentration for cash and cash equivalents and restricted cash is mitigated by banking with creditworthy institutions. The Company does not require collateral or other security to support lease receivables or sales of solar energy systems to either host customers or financing partners. To reduce credit risk, management performs periodic credit evaluations and ongoing evaluations of its customers’ financial condition. Rebates receivable are due from various states and local governments as well as various utility companies. The Company considers the risk of uncollectability of such amounts to be low.

Sales of solar energy systems to one of the Company’s financing partners accounted for 84% and 67% of total revenues for the years ended December 31, 2014 and 2015, 71% (unaudited) and 73% (unaudited) of total revenues for the three and six months ended June 30, 2015, respectively and 18% (unaudited) and 35% (unaudited) for the three and six months ended June 30, 2016, respectively. Sales of solar energy systems to one of the Company’s other financing partners accounted for 27% (unaudited) and 17% (unaudited) for the three and six months ended June 30, 2016, respectively. There were no sales to this financing partner prior to the first quarter of fiscal 2016. One of the Company’s financing partners accounted for 78% and 52% of accounts receivable as of December 31, 2014 and 2015, respectively, and 29% (unaudited) of accounts receivable as of June 30, 2016.

The Company purchases solar panels, inverters and other system components from a limited number of suppliers. Consequently, there are numerous risks associated with the Company’s reliance on these suppliers, including the risk that the suppliers may be unable to provide products in sufficient quantities, at reasonable prices or on a timely basis to meet the Company’s needs.

Segment Information

The Company has one operating segment with one business activity, development of solar energy systems. As such, the Company has determined that it has one reportable segment. The Company’s chief operating decision maker is the Chief Executive Officer.

SUNGEVITY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Significant Accounting Policies  – (continued)

Revenues generated outside of the United States were $2.7 million and $7.7 million for the years ended December 31, 2014 and 2015, $1.8 million (unaudited) and $3.2 million (unaudited) for the three and six months ended June 30, 2015 and $2.7 million (unaudited) and $4.7 million (unaudited) for the three and six months ended June 30, 2016, respectively. Total long-lived assets held outside of the United States were $2.3 million and $1.9 million as of December 31, 2014 and 2015, and $1.9 million (unaudited) as of June 30, 2016.

Inventories

Inventories are stated at the lower of cost or market, on a first-in, first-out basis. See Note 6 “Inventories” for composition of inventories.

Deferred Treasury Grants Income

In 2013 and prior, certain solar energy systems were eligible to receive U.S. Treasury grants under Section 1603 of the American Recovery and Reinvestment Act of 2009 (“1603 Grants”), as amended by the Tax Relief Unemployment Insurance Reauthorization and Job Creation Act of December 2010. The Company recorded a reduction in the basis of the solar energy system in the amount of cash to be received from the 1603 Grants when the solar energy system was placed in service. The reduction in solar energy system is recognized as a reduction in depreciation expense over the useful life of the solar system of 30 years. No 1603 Grants were recorded or received after December 31, 2013.

Treasury grants amortized as a credit to depreciation expense was $1.0 million and $0.5 million for the year ended December 31, 2015 and the six months ended June 30, 2016, respectively. Similarly, Treasury grants amortized as a credit to depreciation expense was $1.0 million and $0.5 million for the year ended December 31, 2014 and the six months ended June 30, 2015, respectively. Of the balance unamortized grants outstanding as of December 31, 2014 and 2015, and June 30, 2016, $27.4 million, $26.4 million and $26.0 million, respectively, are classified as reduction in the carrying value of solar energy systems, net in the consolidated balance sheets.

Solar Energy Systems

The Company, through its subsidiaries, is the operating lessor of the solar energy systems under leases that qualify as operating leases. The Company accounts for the leases in accordance with ASC 840, Leases. To determine lease classification, the Company evaluates lease terms to determine whether there is a transfer of ownership or bargain purchase option at the end of the lease, whether the lease term is greater than 75% of the useful life, or whether the present value of minimum lease payments exceeds 90% of the fair value at lease inception. The Company utilizes periodic appraisals to estimate useful life and fair values at lease inception, and residual values at lease termination. Solar energy systems are stated at cost net of unamortized 1603 Grants, less accumulated depreciation and amortization.

Depreciation and amortization is calculated using the straight line method over the estimated useful lives of the respective assets as follows:

Solar energy systems and 1603 Grants	30 years
Initial direct costs related to solar energy systems leased to customers	Lease Term (10 to 20 years)

Solar energy systems under construction represent facilities that are under installation, which will be depreciated as solar energy systems are leased to customers when the respective facilities are completed and interconnected.

Initial direct costs related to solar energy systems leased to customers are capitalized and amortized over the term of the related customer lease agreements.

SUNGEVITY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Significant Accounting Policies  – (continued)

Property and Equipment

Property and equipment, including leasehold improvements, are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is calculated using the straight-line method over the estimated useful lives of the respective assets as follows:

Leasehold improvements	Lesser of life of the asset or lease term
Furniture and fixtures	7 years
Vehicles	5 years
Computer equipment and software	3 years

Repairs and maintenance costs are expensed as incurred.

Capitalization of Software Costs

The Company capitalizes costs incurred during the application development stage of internal use software. Costs related to preliminary project activities and post implementation activities are expensed as incurred. Internal-use software is amortized on a straight-line basis over its estimated useful life. The Company evaluates the useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. A total of $1.9 million and $2.1 million was capitalized for the years ended December 31, 2014 and 2015, respectively, $0.5 million (unaudited) and $1.0 million (unaudited) for the three and six months ended June 30, 2015, respectively, and $0.4 million (unaudited) and $0.7 million (unaudited) for the three and six months ended June 30, 2016, respectively.

Long-Lived Assets

Long-lived assets include property and equipment and intangible assets. Property & equipment and intangible assets are amortized on a straight-line basis over their estimated useful lives.

The Company reviews its long-lived assets for impairment annually or whenever events or changes in circumstances indicate that their carrying values may not be recoverable. Recoverability is measured by comparing the carrying amount of the assets to the future net undiscounted cash flows expected to be generated by those assets and any estimated proceeds from their eventual disposition. If the assets are considered to be impaired, the impairment to be recognized is measured by the amount at which the carrying amount of the assets exceeds the fair value of the cash flows from the assets determined from a discounted cash flow analysis. No impairment charges were recorded for the years ended December 31, 2014 or 2015, or for the six months ended June 30, 2015 or 2016 (unaudited).

Business Combinations

The Company accounts for business acquisitions under ASC 805, Business Combinations. The cost of an acquisition is measured at the fair value of the assets given, equity instruments issued, and liabilities assumed at the acquisition date. Costs that are directly attributable to the acquisition are expensed as incurred. Identifiable assets, including intangible assets, acquired and liabilities, including contingent liabilities, assumed in the acquisition are measured initially at their fair values at the acquisition date. When there is a previously held equity interest prior to acquiring control over the business acquired, the Company remeasures the previously held equity interest to fair value and recognizes any difference between the fair value and carrying value of the previously held investment as gain or loss in the consolidated statements of operations and comprehensive loss. The Company recognizes goodwill if the aggregate fair value of the total purchase consideration and the fair value of the previously held equity interest is in excess of the aggregate fair value of the identifiable assets acquired and the liabilities assumed.

SUNGEVITY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Significant Accounting Policies  – (continued)

Goodwill

Goodwill represents the difference between the purchase price and the aggregate fair value of the identifiable assets acquired and the liabilities assumed in a business combination. The Company tests goodwill for impairment annually, in the fourth quarter of each fiscal year, and whenever events or changes in circumstances indicate that the carrying value of goodwill may exceed its fair value, at the consolidated-level, which is the sole reporting unit. The performance of the test involves a two-step process. The first step requires comparing the fair value of a reporting unit to its net book value, including goodwill. A potential impairment exists if the fair value of the reporting unit is lower than its net book value. The second step of the process is only performed if a potential impairment exists, and it involves determining the difference between the fair value of the reporting unit’s net assets other than goodwill and the fair value of the reporting unit. If the difference is less than the net book value of goodwill, impairment is recorded. In the event that the Company determines that the value of goodwill has become impaired, the Company will record an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made. The Company has not recorded any goodwill impairment charges through December 31, 2015 and June 30, 2016 (unaudited).

Warranties and Performance Guarantees

The Company warrants its products for various periods against defects in material and installation workmanship. Equipment warranties offered by the Company are generally additive to those provided by individual component manufacturers, which typically range from 10 to 12 years for inverters and 20 to 25 years for panels. The Company records an expense for expected future equipment warranty cost during the term of its warranty obligation that extends beyond the manufacturer's warranty period. The warranty expense charges relate to material and service related costs and are based on the Company's historical experience as well as estimates for the future costs. The changes in the accrued warranty balance, recorded in accrued liabilities on the accompanying consolidated balance sheets, consisted of the following (in thousands):

	Year Ended December 31,		Six Months Ended June 30,
	2014	2015	2016
			(unaudited)
Balance – beginning of the period	$155	$1,828	$4,684
Provision charged to warranty expense	1,968	3,311	2,188
Less warranty claims paid	(295)	(455)	(334)
Warranty liability	$1,828	$4,684	$6,538

The Company guarantees certain specified minimum solar energy production output for certain systems leased to customers generally for a term of 20 years. The Company monitors the solar energy system to ensure that these outputs are being achieved and evaluates if any amounts are due to customers. The payments made under these minimum performance guarantees have not been material for the years ended December 31, 2014 and 2015, or for the six months ended June 30, 2015 (unaudited). Through the six months ended June 30, 2016 (unaudited), the performance guarantee payments were $15,973.00 for approximately 196 leased systems, which are immaterial.

Fair Value of Financial Instruments

The Company applies fair value accounting for all financial assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis. The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, which are required to be recorded at

SUNGEVITY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Significant Accounting Policies  – (continued)

fair value, the Company considers the principal or most advantageous market in which the Company would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions, and credit risk.

The Company applies the following fair value hierarchy that prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1 — Observable inputs that reflect quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 — Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other-than-quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 — Unobservable inputs reflecting the Company’s own assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available. See also Note 13 “Warrants”.

The Company maintains various financial instruments recorded at cost in the consolidated balance sheets as of December 31, 2014 and 2015, and June 30, 2016 (unaudited), that are not required to be recorded at fair value. The reported amounts of the Company’s financial instruments as of December 31, 2014 and 2015, and June 30, 2016 (unaudited), including cash and cash equivalents, restricted cash, accounts receivable, rebates, accounts payable and accrued liabilities, and short-term borrowings, approximate their fair values due to their short maturities.

Derivative Financial Instruments

The Company accounts for its derivative instruments as either assets or liabilities and carries them at fair value.

The Company accounts for freestanding redeemable preferred stock warrants that are contingently redeemable as liabilities. Freestanding warrants for shares that are or may be puttable are recorded on the balance sheet as a liability because these warrants may obligate the Company to redeem the underlying redeemable preferred stock at some point in the future. The warrants are subject to fair value re-measurement at each balance sheet date, and any change in fair value is recognized in the change in fair value of convertible redeemable preferred stock warrant liabilities on the statements of operations and comprehensive loss. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the convertible redeemable preferred stock warrants, the completion of a deemed liquidation event, conversion of convertible redeemable preferred stock into common stock, or until holders of the convertible redeemable preferred stock can no longer trigger a deemed liquidation event. At that time, the portion of the warrant liabilities related to the convertible redeemable preferred stock warrants will be reclassified to the convertible redeemable preferred stock class or additional paid-in capital.

Revenue Recognition

The Company’s revenues are composed of the following:

Sales of Solar Energy Systems — Revenue from the sale of solar energy systems arises when a third party customer or financing partner, who is not consolidated, has purchased the outright ownership of the solar energy system initially or in accordance with the purchase options provided within the customer lease agreement. Revenue is recognized, net of any applicable governmental sales taxes, for solar energy systems sold to customers in accordance with ASC 605-25, Revenue Recognition — Multiple-Element Arrangements, and ASC 605-10-S99, Revenue Recognition — Overall — SEC Materials. Revenue from installation of a

SUNGEVITY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Significant Accounting Policies  – (continued)

system is recognized when (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the sales price is fixed or determinable, and (4) collection of the related receivable is reasonably assured and risk of loss has transferred. Deferred revenue represents advanced lease payments or cash received from cash customers and financing partners before all of the revenue recognition criteria.

Operating Leases — The Company’s subsidiaries are the lessor under lease agreements for solar energy systems, which are accounted for as operating leases in accordance with ASC 840. The Company records operating lease revenue from minimum lease payments and advance payments received under the terms of the customer lease agreements that are recognized as operating lease revenue on a straight-line basis over the period of the lease agreement, net of any applicable governmental sales taxes. Advanced payments include rebates from municipal and state agencies that are assigned to the Company and upfront payments from customers related to prepayment options as determined within the customer lease agreement. These state and local agencies offer rebates as an incentive to subsidize and encourage the development of renewable energy projects. These agencies establish certain requirements that must be met in order to earn the incentive rebates. Local utility companies generally administer the state and local rebate programs. Once a solar energy system is placed in service and permitted to operate by the appropriate utility company, the incentive rebate is recorded as deferred revenue in the accompanying consolidated balance sheets and recognized as rebate revenue on a straight-line basis over the period of the lease agreement. For incentives that are earned based on amount of energy generated by the system, the Company records revenue as the amounts are earned.

Deferred Revenue

The difference between the payments received and the revenue recognized is recorded as deferred revenue in the accompanying consolidated balance sheets. Deferred revenue consists of amounts for which the criteria for revenue recognition have not yet been met and includes a) amounts that are collected from customers, including upfront deposits and lease prepayments; b) rebates and incentives received and receivables from utility companies and various local and state government agencies; and c) amounts received related to the sales of solar renewable energy credits (“SRECs”).

The Company records revenue on these deferred amounts when there is interconnection for the Company’s solar energy systems sold. Deferred revenue fluctuates from period to period depending upon the level of the Company’s cash receipts and the timing of interconnectivity for the Company’s solar energy systems sold.

Solar Renewable Energy Certificates (“SRECs”) — This environmental attribute, created when energy is produced by a renewable energy source such as solar energy systems, may be held by the host, the generator, or the local utility where grid interconnection is made and is thus the subject of negotiation among the parties. Substantially all SRECs generated by the Company’s solar energy systems are held by the Company for sale. When the SRECs are sold, the Company recognizes revenue in the amount for which the SRECs were sold and collection of the receivable is reasonably assured. No value was recorded in the consolidated balance sheets as of December 31, 2014 or 2015, or June 30, 2016 (unaudited) related to the SRECs held by the Company. The Company recognized $1.2 million and $1.0 million related to SREC sales during the years ended December 31, 2014 and 2015, $0.3 million (unaudited) and $0.6 million (unaudited) during the three and six months ended June 30, 2015, respectively, and $0.7 million (unaudited) and $1.0 million (unaudited) during the three and six months ended June 30, 2016, respectively. The Company recognizes SREC sales in lease revenue on the consolidated statements of operations and comprehensive loss.

In December 2014, the Company entered into to a five-year forward contract to sell SRECs to a third party. As the Company expects to be able to deliver the SRECs required under the forward contracts, derivative accounting has not been applied.

SUNGEVITY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Significant Accounting Policies  – (continued)

Sales discounts and incentives are recorded as a reduction of revenue at the time the revenue is recognized for each agreement.

Cost of Revenue

Sungevity Energy Systems cost of revenue includes system components and installation labor costs, freight and warranty expense. At the same time as revenue is recorded for all new system projects completed and interconnected, a warranty accrual is estimated. The warranty expense charges relate to material and service related costs and are based on the Company’s historical experience as well as estimates for the future costs. This is estimated based on warranty call outs or service calls and an annual review of costs incurred on those service calls. For direct sale revenue and sales revenue for customers generated through channel partners under a master sale agreement, the related warranty expense is based on these estimates, the basis for which is reviewed annually. Warranty expense is recorded in the period in which the revenue is recognized.

Operating leases cost of revenue primarily consists of depreciation of the cost of solar energy systems, reduced by the amortization of U.S. Treasury grant income and amortization of initial direct costs associated with those systems and warranty expense. For operating lease sales revenue, for which revenue is recognized over the term of the lease, the related warranty expense is recognized as incurred.

Initial direct costs are capitalized as incurred and amortized over the life of the lease. Included in these costs that are amortized to cost of revenue are referral amounts paid to existing customers, partners or employees for new customer leases for projects that interconnect; commissions paid to employees relating to new customer leases for projects that interconnect; and time spent by employees on tasks required to acquire a new customer lease for projects that interconnect. Payments made directly to new customers are amortized and netted against operating leases revenue.

Share-Based Payment

The Company accounts for all share-based payment transactions using a fair-value based measurement method. Share-based compensation expense is measured at the grant date, based on the fair value of the awards, calculated using the Black-Scholes option-pricing model. Share-based compensation expense is recognized for awards that are ultimately expected to vest over the requisite service period. Expense for equity awards granted to non-employees is recognized based on the fair value of awards as the stock vests.

Advertising Costs

The Company expenses advertising costs as incurred and are included as a component of sales and marketing expense in the accompanying consolidated statements of operations and comprehensive loss. Total advertising costs were $7.5 million and $10.9 million for the years ended December 31, 2014 and 2015, respectively, $3.3 million (unaudited) and $4.6 million (unaudited) for the six months ended June 30, 2015, respectively, and $1.2 million (unaudited) and $3.0 million (unaudited) for the three and six months ended June 30, 2016, respectively.

Shipping and Handling Costs

The Company records costs related to shipping and handling in cost of revenue.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under this method, deferred income tax assets and liabilities are determined based upon the difference between the financial reporting and the tax basis of assets and liabilities and are measured using the then enacted tax rate that is expected to be applicable to taxable income in the years in which the differences are expected to be reversed. A valuation allowance is provided when necessary to reduce deferred tax assets to an amount that is more likely than not to be realized.

SUNGEVITY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Significant Accounting Policies  – (continued)

Effective December 31, 2015, the Company elected to early adopt ASU 2015-17 “Income Taxes (Topic 740), Balance Sheet Classification of Deferred Taxes” on a prospective basis (as described in “Recently Issued Accounting Pronouncements” below). Adoption of this ASU resulted in all deferred tax assets and liabilities to be classified as non-current in our consolidated balance sheets as of December 31, 2015. Prior periods were not retrospectively adjusted.

The calculation of tax assets and liabilities involves uncertainties in the application of complex tax laws and regulations. The Company recognizes liabilities for uncertain tax positions based on the two-step process prescribed by applicable accounting principles. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step requires the Company to estimate and measure the tax benefit as the largest amount that is more likely than not of being realized upon ultimate settlement. It is inherently difficult and subjective to estimate such amounts, as this requires the determination of the probability of various possible outcomes. The Company reevaluates these uncertain tax positions on a quarterly basis. This evaluation is based on factors including changes in facts or circumstances, changes in tax law, effectively settled issues under audit, and new audit activity. Such a change in recognition or measurement could result in the recognition of a tax benefit or an additional charge to the tax provision in the relevant period. Management has analyzed the Company’s inventory of tax positions with respect to all applicable income tax issues for all open tax years (in each respective jurisdiction) and has concluded that no uncertain tax positions are required to be recognized in the Company’s consolidated financial statements as of December 31, 2014 and 2015, or for the three and six months ended June 30, 2015 and 2016 (unaudited).

The Company recognizes interest and penalties, if any, related to unrecognized tax benefits within the provision for income taxes in the consolidated statements of operations and comprehensive loss. The Company did not accrue any interest or penalties for the years ended December 31, 2014 and 2015, or for the three and six months ended June 30, 2015 and 2016 (unaudited).

The ILS Funds are not taxable entities for U.S. federal income tax purposes or for the majority of states that impose income taxes. Taxes on the ILS Funds’ operations are generally borne by their members through the allocation of taxable income or losses.

Net Loss Per Share

Net loss attributable to common stockholders is calculated using the two class method, as the Company has issued securities other than common stock that contractually entitle the holder to participate in dividends and earnings. The Company determined that it has participating securities in the form of convertible preferred stock that share in dividends with common stock. Convertible preferred stockholders are each entitled to receive non-cumulative dividends, if and when dividends are declared by the Board of Directors at the annual rates as specified in Note 14 “Convertible Redeemable Preferred Stock,” which are payable prior and in preference to any dividends on any shares of the Company’s common stock. The convertible preferred stockholders do not have a contractual obligation to share in the losses of the Company. The two class method requires that the Company calculate the net loss per share using net loss attributable to the common stockholders, which is determined by allocating undistributed earnings, calculated as net loss less loss attributable to participating securities, between common stock and participating securities. Net loss attributable to the common stockholders is generally equal to the net loss less assumed convertible preferred stock dividends as of the end of each period.

The Company’s basic net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted average common shares outstanding for the period. The diluted net loss per share attributable to common stockholders is computed by giving effect to all potentially dilutive common stock equivalents outstanding for the period using the treasury stock method or the as-if converted method as applicable. For purposes of this calculation, convertible redeemable preferred

SUNGEVITY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Significant Accounting Policies  – (continued)

stock, warrants to purchase convertible redeemable preferred stock, options to purchase common stock and unvested restricted stock are considered to be potentially dilutive common stock equivalents. In periods when the Company incurred a net loss attributable to common stockholders, convertible redeemable preferred stock, warrants to purchase convertible redeemable preferred stock, options to purchase common stock and unvested restricted stock are considered to be common stock equivalents, but have been excluded from the calculation of diluted net loss per share attributable to common stockholders, as their effect is antidilutive.

Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Services Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, which supersedes nearly all existing revenue recognition guidance under U.S. GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which delayed the effective date of ASU 2015-14 to interim and annual periods beginning after December 15, 2017, with early adoption permitted. In March, April and May 2016, the FASB issued ASU No. 2016-08, Principal versus Agent Considerations, ASU No. 2016-10, Identifying Performance Obligations and Licensing, and ASU No. 2016-11, Rescission of SEC Guidance Because of Accounting Standards Updates 2014-09 and 2014-16 Pursuant to Staff Announcements at the March 3, 2016 EITF Meeting, to clarify the guidance in ASU No. 2014-09. Adoption of the ASUs is either retrospective to each prior period presented or retrospective with a cumulative adjustment to retained earnings or accumulated deficit as of the adoption date. The Company is currently assessing the impact of the ASUs on its condensed consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements — Going Concern (Subtopic 205-40), to codify management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern within one year after the date the financial statements are issued and to address related footnote disclosures. This ASU is effective for periods beginning on or after December 15, 2016 and early adoption is permitted. Upon adoption, the Company will use this guidance to assess going concern.

In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory, which simplifies the subsequent measurement of inventory by requiring inventory to be measured at the lower of cost and net realizable value. Net realizable value is the estimated selling price of inventory in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. This ASU is effective for interim and annual periods beginning after December 15, 2016. The Company is currently evaluating the impact of adopting this guidance on its consolidated financial statements.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740), Balance Sheet Classification of Deferred Taxes, which requires deferred tax liabilities and assets to be classified as noncurrent in a classified statement of financial position. This ASU is effective in the first quarter of 2018, with early application permitted and, upon adoption, may be applied either prospectively or retrospectively. The Company early adopted this guidance on a prospective basis in the fourth quarter of 2015. As such, the prior year deferred tax liabilities and assets were not retrospectively adjusted to conform to the new standard.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) to amend the existing leases guidance to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet. The amendment primarily changes the recognition by lessees of lease assets and liabilities for lease arrangements currently classified as operating leases. Lessor accounting remains largely unchanged. The amendment is effective for the Company beginning after December 15, 2018 with early adoption permitted. In addition, this amendment requires a modified retrospective approach at adoption.

SUNGEVITY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Significant Accounting Policies  – (continued)

The Company has operating leases that will be affected by this guidance and is currently evaluating the impact of adopting this guidance on its consolidated financial statements.

In March 2016, the FASB issued ASU 2016-08, Derivatives and Hedging (Topic 815): Contingent Put and Call Options in Debt Instruments, to clarify what steps are required when assessing whether the economic characteristics and risks of call (put) options are clearly and closely related to the economic characteristics and risks of their debt hosts, which is one of the criteria for bifurcating an embedded derivative. This ASU is effective for the Company for interim and annual periods beginning after December 15, 2016 and requires a modified retrospective approach at adoption. Early adoption is permitted. The Company is currently evaluating the impact of adopting the guidance on its consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation — Stock Compensation (Topic 718) Improvement to Employee Share-Based Payment Accounting, which requires all income tax effects of stock-based awards to be recognized as income tax expense when the awards vest or settle, provides an election to account for forfeitures as they occur and clarifies the classification of these transactions within the statement of cash flows. This ASU is effective for the Company for interim and annual periods beginning after December 15, 2016 and requires varying transition approaches for the different changes to the guidance. Early adoption is permitted. The Company is currently evaluating the impact of adopting the guidance on its consolidated financial statements.

In March 2016 through May 2016, the FASB issued ASU 2016-12, ASU 2016-11, ASU 2016-10 and ASU 2016-08. These updates all clarify aspects of the guidance in ASU 2014-09, Revenue from Contracts with Customers. The Company is evaluating the impact that these updates will have on its condensed consolidated financial statements. Additionally, ASU 2015-14 defers the effective date of ASU 2014-09 for the Company to January 1, 2018, with early adoption available on January 1, 2017. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is currently evaluating which transition method to use and does not expect the update to have a significant impact on its condensed consolidated financial statements and related disclosures based on its current business model.

4. Acquisition

The Company held an equity interest of 22.05% in Zonline B.V., a developer of rooftop solar energy systems sold to customers in Europe, prior to the acquisition of its remaining shares of stock. On May 21, 2014, the Company acquired all the remaining capital stock of Zonline B.V. The consideration for the assets and liabilities acquired consisted of 8.9 million shares of the Company’s Series C preferred stock, inclusive of 1.5 million shares held back until May 2015, to serve as security for any claims made by the Company under the terms of the purchase agreement between the Company and the former owners of Zonline B.V. The shares held back were released on May 31, 2015.

The following table summarizes the fair value of the purchase consideration as of the acquisition date (in thousands):

Series C preferred stock issued (7.4 million shares)	$665
Series C preferred stock held back through May 31, 2015 (1.5 million shares)	137
Total purchase consideration	$802

The Company has accounted for the acquisition under ASC 805, Business Combinations, and included the results of operations in the consolidated statements of operations and comprehensive loss from the acquisition date and recorded the related assets and liabilities based upon their estimated fair values at the date of acquisition.

SUNGEVITY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Acquisition  – (continued)

At acquisition date, the Company remeasured the previously held equity interest to its fair value and recognized the excess of the fair value over carrying value as a gain of $0.2 million in other income (expense) in the consolidated statements of operations and comprehensive loss.

The acquisition is intended to enable the Company to develop and offer its solar electric facilities to a broader international customer base and to better compete with other energy producers.

The goodwill recognized is primarily attributable to the assembled workforce, expected synergies and other factors. The goodwill is not deductible for tax purposes.

The following table summarizes the accounting for this acquisition (in thousands). No adjustments were subsequently made to acquisition accounting during 2015.

Cash	$64
Accounts receivable	23
Other assets	119
Intangible assets(1)	1,520
Deferred tax liability	(380)
Accounts payable and other liabilities	(1,599)
Total identifiable net assets at fair value	(253)
Fair value of previously held equity interest	(227)
Goodwill	1,282
Total purchase consideration	$802

(1)	See Note 5, “Goodwill and Intangible Assets” for composition and weighted-average useful life of intangible assets.

The pro forma financial information has not been presented as the acquisition is not material to the Company’s consolidated financial statements.

5. Goodwill and Intangible Assets

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired in a business combination. Goodwill was a result of the acquisition of Zonline B.V. on May 21, 2014. See Note 4 “Acquisition” for additional information.

The changes in the carrying amounts of goodwill during the years ended December 31, 2014 and 2015, and for the six months ended June 30, 2016 (unaudited) were as follows (in thousands):

Balance as of December 31, 2013	$—
Goodwill acquired in Zonline acquisition	1,282
Effect of foreign currency	(145)
Balance as of December 31, 2014	1,137
Effect of foreign currency	(117)
Balance as of December 31, 2015	1,020
Effect of foreign currency (unaudited)	19
Balance as of March 31, 2016 (unaudited)	$1,039

SUNGEVITY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. Goodwill and Intangible Assets  – (continued)

Intangible Assets

Intangible assets are recorded in other assets in the consolidated balance sheets. The following is a summary of intangible assets as of December 31, 2014 and December 31, 2015 and June 30, 2016 (unaudited) (in thousands):

	December 31, 2014				December 31, 2015				June 30, 2016 (unaudited)
	Brand and Technology License	Customer Relation	Other Intangible Assets	Total	Brand and Technology License	Customer Relation	Other Intangible Assets	Total	Brand and Technology License	Customer Relation	Other Intangible Assets	Total
									(unaudited)	(unaudited)	(unaudited)	(unaudited)
Beginning balance	$—	$—	$—	$—	$664	$327	$358	$1,349	$596	$293	$321	$1,210
Acquisition	748	368	404	1,520	—	—	—	—	—	—	—	—
Asset retirement	—	—	—	—	—	—	—	—	—	—	(31)	(31)
Effect of foreign currency	(84)	(41)	(46)	(171)	(68)	(34)	(37)	(139)	11	5	6	22
Ending balance – Gross	664	327	358	1,349	596	293	321	1,210	607	298	296	1,201
Accumulated amortization(1)	(82)	(40)	(53)	(175)	(175)	(258)	(23)	(410)	(256)	(126)	(125)	(507)
Ending balance – Net	$582	$287	$305	$1,174	$421	$35	$344	$800	$351	$172	$171	$694

(1)	Amount includes foreign currency translation adjustments. The effect of foreign currency is immaterial for each of the periods presented.

All intangible assets are amortized over their estimated useful lives. The weighted average useful life for the brand and technology license is 5.0 years, for customer relationships is 5.0 years and for other intangible assets is 4.7 years.

Total future amortization expense for intangible assets as of December 31, 2015 is as follows (in thousands):

Year ending December 31,
2016	$236
2017	236
2018	236
2019	92
Total	$800

6. Inventories

Inventory consisted of the following (in thousands):

	December 31,		June 30, 2016
	2014	2015
			(unaudited)
Raw materials	$9,793	$15,194	$11,403
Work in progress	16,615	18,564	11,793
Total	$26,408	$33,758	$23,196

Raw materials consist of panels, inverters, and other equipment used in the installation of a solar energy system. Work in progress includes raw materials partially installed, along with direct and indirect capitalized installation costs. Once work in progress is completed, the total cost to deliver the solar energy system to host customers or financing partners is recognized as cost of sales.

SUNGEVITY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Solar Energy Systems

Solar energy systems represent systems historically installed and owned by the Company that are leased to host customers and consisted of the following (in thousands):

	December 31,		June 30, 2016
	2014	2015
			(unaudited)
Solar energy systems	$102,116	$102,041	$102,060
Less 1603 Grants	(30,219)	(30,219)	(25,962)
Solar energy systems – net of 1603 Grants	71,897	71,822	76,098
Initial direct costs related to solar energy systems leased to customers	18,065	18,065	13,592
Less accumulated depreciation and amortization	(8,431)	(11,961)	(13,354)
Solar energy systems under construction	148	—	—
Solar energy systems, net	$81,679	$77,926	$76,336

Depreciation and amortization was $3.5 million for the years ended December 31, 2014 and 2015, $0.9 million (unaudited) and $1.2 million (unaudited) for the six months ended June 30, 2015, respectively, and $0.6 million (unaudited) and $1.3 million (unaudited) for the three and six months ended June 30, 2016, respectively. Depreciation and amortization was net of $1.0 million of amortization for 1603 Grants for the years ended December 31, 2014 and 2015, $0.2 million (unaudited) and $0.5 million (unaudited) for the three and six months ended June 30, 2015, respectively, and $0.3 million (unaudited) and $0.5 million (unaudited) for the three and six months ended June 30, 2016, respectively.

Future minimum lease payments to be received from customers under noncancelable operating leases as of December 31, 2015 are as follows: (in thousands):

Year ending December 31,
2016	$5,223
2017	5,272
2018	5,366
2019	5,462
2020	5,490
Thereafter	51,475
Total	$78,288

8. Property and Equipment

Property and equipment consisted of the following (in thousands):

	December 31,		June 30, 2016
	2014	2015
			(unaudited)
Computer equipment	$1,840	$2,948	$3,298
Software(1)	2,920	5,781	6,444
Vehicles	219	219	219
Furniture and fixtures	516	809	954
Leasehold improvements	839	2,414	3,934
Construction in progress(2)	1,315	1,795	782
Total property and equipment	7,649	13,966	15,631
Accumulated depreciation and amortization	(3,891)	(6,439)	(8,115)
Property and equipment, net	$3,758	$7,527	$7,516

SUNGEVITY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Property and Equipment  – (continued)

(1)	Includes capitalization of internally developed software costs of $2.5 million and $4.6 million as of December 31, 2014 and 2015, respectively, and $5.3 million (unaudited) as of June 30, 2016.
(2)	Represents internally developed software and leasehold improvements not yet placed in service.

Depreciation and amortization expense for the years ended December 31, 2014 and 2015, was $1.4 million and $2.5 million, respectively, and for the three and six months ended June 30, 2016 was $0.7 million (unaudited) and $1.1 million (unaudited) and for the three and six months ended June 30, 2016 was $0.8 million (unaudited) and $1.7 million (unaudited), respectively.

Depreciation and amortization expense was $1.4 million and $2.5 million for the years ended December 31, 2014 and 2015, respectively, $0.7 million (unaudited) and $1.1 million (unaudited) for the three and six months ended June 30, 2015, respectively, and $0.8 million (unaudited) and $1.7 million (unaudited) for the three and six months ended June 30, 2016, respectively.

The Company leases certain computer equipment and furniture and fixtures under capital leases that are included in property and equipment. The capitalized gross amount of these capital leases as of December 31, 2014 and 2015 was $0.7 million and $1.7 million, respectively, and the accumulated depreciation was $0.2 million and $0.6 million, respectively. Depreciation expense related to assets recorded under capital leases was $0.2 million and $0.4 million for the years ended December 31, 2014 and 2015, respectively, $0 million (unaudited) and $0.1 million (unaudited) for the three and six months ended June 30, 2015, respectively, and $0.2 million (unaudited) and $0.3 million (unaudited) for the three and six months ended June 30, 2016, respectively.

9. Accrued and Other Current Liabilities

Accrued and other current liabilities consisted of the following (in thousands):

	December 31,		June 30, 2016
	2014	2015
			(unaudited)
Accrued expenses	$11,042	$15,761	$14,096
Accrued termination fee	—	—	7,500
Accrued warranty	1,828	4,684	6,538
Accrued compensation	4,589	7,031	5,265
Accrued sales tax	1,309	1,463	1,490
Other current liabilities	1,100	1,149	1,098
Total accrued and other current liabilities	$19,868	$30,088	$35,987

10. VIE Arrangements — Inverted Lease Structure Funds

In March 2010 (“ILS-1 Fund”), April 2011 (“ILS-2 Fund”) and December 2012 (“ILS-3 Fund”), the Company established tax equity funds with a subsidiary of a third party commercial bank (“Investor Member”) to finance the development of solar energy systems. Each ILS fund includes three entities, an entity that acts as the managing member of the ultimate Owner and the Master Tenant (the “Managing Member”), an entity that owns the assets of such ILS Fund (the “Owner”), and an entity that leases the assets of the ILS Fund (the “Master Tenant”). The Managing Member of each ILS Fund is an indirect, wholly-owned subsidiary of the Company. Pursuant to guaranty agreements entered into in connection with each ILS Fund, the Company agrees to maintain a minimum liquidity amount and guarantees the performance and fulfillment of certain obligations of the Managing Member. The Master Tenant of each ILS Fund structure is owned by the Managing Member and the Investor Member. The Investor Member is a third party investment entity (that is not owned by the Company or any of its subsidiaries).

SUNGEVITY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. VIE Arrangements — Inverted Lease Structure Funds  – (continued)

In each ILS Fund structure, the Managing Member and the Master Tenant own 51% and 49%, respectively of the corresponding Owner. The Owner of each ILS Fund purchases solar energy systems from a subsidiary of the Company, using capital contributions received from the applicable Managing Member and indirectly from the Investor Member through the Master Tenant. The Owner then leases the solar energy systems to the corresponding Master Tenant under a master lease agreement with a lease term of 22 to 25 years. Pursuant to the operating agreements of each Owner, after the payment of priority returns and fees, profits and losses are allocated to the corresponding Managing Members and Master Tenants based on ownership percentage.

In each ILS Fund structure, the Managing Member and the Investor Member own 0.01% and 99.99% of the corresponding Master Tenant, respectively. The Master Tenant leases the solar energy systems from the Owner, with a lease term of 22 to 25 years, and the Master Tenant leases the solar energy systems with a lease term of 10 to 20 years to residential customers who benefit from the electricity produced by the solar energy systems. Pursuant to the operating agreement for each Master Tenant, after the payment of priority returns and fees, profits and losses are allocated 99.99% and 0.01% to the corresponding Investor Member and Managing Member, respectively, through the later of the fifth anniversary of the first day of the first quarter after the last solar energy system in such ILS Fund is placed in service or the date on which the investment tax credits or grants in lieu of such tax credits with respect to the solar energy systems are subject to recapture under the Internal Revenue Code (the “Flip Date”). After the Flip Date and after the payment of priority returns and fees, profits and losses are allocated to the applicable Investor Member and Managing Member in accordance with the Owner operating agreements.

In each ILS Fund, the Managing Member manages and controls the operations of the Owner and the Master Tenant, subject to certain approvals from the Investor Member. In addition to selling solar energy systems to the Owner in each ILS Fund, Sungevity Development, LLC (the “Developer”) provides operating and maintenance (O&M) services to, and collects operating and maintenance fees from, the Master Tenant pursuant to a master operations and maintenance agreement. In some instances the Company has guaranteed payments to the Investor Members as specified in the contractual agreements. The ILS Funds’ creditors have no recourse to the general credit of the Company or to that of other funds.

Since 2010, wholly owned subsidiaries of the Company and Investor Members formed and contributed cash or assets to the ILS Funds. These ILS Funds, in accordance with contractual agreements, make cash distributions of income and 1603 Grants, net of agreed-upon expenses, tax benefits and other credits. The contributions and distributions that relate to the Investor Member are represented in the accompanying consolidated balance sheets under redeemable noncontrolling interests.

The Company has considered the provisions within the contractual agreements, which grant the Company the power to manage and make decisions that affect the operation of these VIEs, including determining the solar energy systems and associated customer contracts to be sold or contributed to these VIEs and the redeployment of solar energy systems. In addition, the Company considers the rights granted to the Investor Members under the contractual agreements are more protective in nature rather than participating. As such, the Company has determined that each of these ILS Funds meets the definition of a VIE. The Company

SUNGEVITY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. VIE Arrangements — Inverted Lease Structure Funds  – (continued)

consolidated these VIEs for all periods presented below. The carrying value and classification of the VIEs’ assets and liabilities included in the Company’s consolidated balance sheets are as follows (in thousands):

	December 31,		June 30, 2016
	2014	2015
			(unaudited)
Assets
Current assets
Cash and cash equivalents	$1,098	$1,209	$1,407
Accounts receivable	37	15	360
Rebates receivable	132	—	—
Total current assets	1,267	1,224	1,767
Solar energy systems, net	53,322	51,334	50,351
Other noncurrent assets	704	984	1,009
Total assets	$55,293	$53,542	$53,127
Liabilities
Current liabilities
Deferred lease and rebate revenue	$2,016	$2,015	$2,006
Other current liabilities	83	129	163
Total current liabilities	2,099	2,144	2,169
Deferred lease and rebate revenue	19,012	17,591	17,239
Total liabilities	$21,111	$19,735	$19,408

In the ILS-1 Fund, the Investor Member agreed to provide capital contributions to the Master Tenant of up to $10.1 million. As of December 31, 2013, the Investor Member had made capital contributions of $10.1 million to the Master Tenant in the ILS-1 Fund. All solar energy systems purchased by the Owner from the Developer in the ILS-1 Fund have been placed in service as of December 31, 2012, and no additional capital contributions will be received.

In the ILS-2 Fund, the Investor Member agreed to provide capital contributions to the Master Tenant of up to $15 million. As of December 31, 2013, the Investor Member had made capital contributions of $14.9 million to the Master Tenant in the ILS-2 Fund. All solar energy systems purchased by the Owner from the Developer in the ILS-2 Fund have been placed in service as of December 31, 2012, and no additional capital contributions will be received.

In the ILS-3 Fund, the Investor Member agreed to provide capital contributions to the Master Tenant of up to $35.4 million. The Investor Member made capital contributions to the Master Tenant in the ILS-3 Fund of $32.8 and $2.6 million in the years ended December 31, 2013 and 2014, respectively. All solar energy systems purchased by the Owner from the Developer in the ILS-3 Fund have been placed in service as of December 31, 2014, and no additional capital contributions will be received.

For each ILS Fund, a cumulative quarterly distribution is payable to the Investor Member (the “Priority Return”). The Priority Return is payable beginning at the end of the first quarter after the last solar energy system in such ILS Fund is placed in-service date until the fifth anniversary of such date. After the fifth anniversary, the Priority Return distribution is reduced.

Pursuant to each Master Tenants’ operating agreements for the ILS-1 and ILS-2 Funds, the Managing Members of such Master Tenant granted the Investor Member the option to sell (put) their interest in such Master Tenants to the corresponding Managing Member during the nine-month period commencing on the

SUNGEVITY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. VIE Arrangements — Inverted Lease Structure Funds  – (continued)

Flip Date (the “Put Option Period”). During the Put Option Period, the interest in the ILS-1 Fund or ILS-2 Fund Master Tenants may be sold as specified in the agreement.

Under the terms of the ILS-1 Fund Operating Agreement, dated March 24, 2010, on July 2, 2016 (the “Flip Date”), the ownership interests of the ILS-1 Fund were changed and the Managing Member owns 93% of the membership interests and investor Member”) owns 7% of the membership interests. For the nine-month period after the Flip Date, the Investor Member has the right to require the Managing Member to purchase the 7% ownership interest from the Investor Member for a cash purchase price (the “2010 Put Price”) and is required to be paid upon the later of the Flip Date and 180 days following a put purchase notice from the Investor Member. The cash purchase price is to be determined to be the greater of a calculation of the fair market value of the Investment Member’s interest or 5% of the Investor Member’s Capital Contribution. Managing Member can also exercise a call option to purchase the membership interest from Investor Member at its option under terms in the operation agreement. The Company is in discussions with the Investor Member to confirm if the put option will be exercised and the cash purchase price. Any flows of cash, loss, profits or tax credits under the ILS-1 operating agreement shall remain unchanged until the payment of the Put Price occurs.

In the ILS-1 Fund and the ILS-2 Fund, in the event that the Investor Member does not exercise the put option, the Managing Members shall have the right and option during the nine-month period following the Put Option Period to purchase (call) the Investor Member’s interest in the Master Tenants based on a specified formula.

In the ILS-3 Fund, the Managing Member shall have the right and option during the 12-month period following the Flip Date to purchase (call) the Investor Member’s interest in the Master Tenant (the “ILS-3 Call Option Period”) for the greater of fair market value or a predetermined contractual amount.

In the ILS-3 Fund, during a nine-month period following the ILS-3 Call Option Period, the Investor Member has the right to withdraw as a member of the Master Tenant and to receive an amount in satisfaction of its interest in Master Tenant.

Upon the sale or liquidation of an ILS Fund, distributions would occur in the order and priority specified in the contractual agreements.

Creditors of the ILS Funds have no recourse to the general credit of the Company or to that of other funds. None of the assets of the funds had been pledged as collateral for the Company’s obligations.

11. Lease Pass-Through Financing Obligation

In July 2011 (Lease #1) and October 2011 (Lease #2), the Company, the “Developer,” established tax credit pass-through lease structures with two separate financial institutions (“Lessees”) to finance the development of new solar energy systems for an initial term of 12 years. Each lease fund structure consists of two entities, a “Managing Member” and a “Lessor.” Both the Managing Member and the Lessor entities are wholly owned subsidiaries of the Company that are consolidated.

The Developer assigns customer leases to the Lessor. Through the master lease agreement between the Lessor and the Lessees, customer leases are in turn leased by the Lessor to the Lessees. The Lessees previously made payments to the Lessor as solar energy systems were transferred to the Lessor by the Developer and approved by the Lessees. Title to the solar energy systems is retained by the Lessors. The master lease agreements between the Lessors and the Lessees are for a period commencing on the closing date of the first tranche and ending October 12, 2035 for Lease #2 and December 31, 2035 for Lease #1.

In addition, for Lease #1, not less than 180 days after December 31, 2035, the Lessee may elect to renew the lease for a term of up to another five years for the aggregate fair market rental value of such solar energy systems, provided that at the time of giving such notice no default has occurred and is continuing. On

SUNGEVITY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Lease Pass-Through Financing Obligation  – (continued)

December 31, 2035, or at the end of any renewal period, the Lessee will have the option (but not the obligation), upon at least 180 days’ irrevocable prior notice to the Lessor, to purchase as of that date all of the solar energy systems in any tranche for their purchase option fair market value, provided that at the time of giving such notice no default has occurred and is continuing. The Lessee will have a one-time option (but not the obligation), upon at least 180 days’ irrevocable prior notice to the Lessor, to purchase on December 31, 2023, all (but not less than all) of the solar energy systems in any tranche at a fixed price equal to the aggregate fair market value of all solar energy systems in such tranche based on the year 12 residual value in continued use taking into account interest as set forth in the applicable appraisal for solar energy systems located in the project state at the time the solar energy system was originally leased to the Lessee. Upon notice given not later than June 30, 2023, the Lessee will have the right to terminate the agreement and be released of all further obligations with respect to all the solar energy systems on December 31, 2023.

In addition, for Lease #2, no fewer than 30 days prior to October 20, 2035, the Lessee may deliver to the Lessor a written notice irrevocably electing to renew the agreement as to all, but not less than all, solar energy systems then subject to the agreement for a five-year term, with periodic rent payable quarterly at fair market rental rates set at the beginning of the renewal term. At October 20, 2035, or the end of the renewal period, the Lessee will have the option (but not the obligation), upon at least 30 days’ irrevocable prior notice to the Lessor, to purchase on the last business day of the initial agreement or renewal term all of the solar energy systems included in all tranches for their purchase option price. As stated in the master lease agreement between the Lessor and the Lessee, the Lessee has the termination right to cancel the lease not later than 30 days prior to October 20, 2023.

The solar energy systems are subject to lease purchase agreements with customers with an initial term not exceeding 20 years. These solar energy systems are included in the accompanying consolidated balance sheets under solar energy systems, net. The cost of the solar energy systems, net of grants, under the lease pass-through financing arrangements was $13.0 million as of December 31, 2014 and 2015, and the accumulated depreciation related to these assets amounted to $1.0 million and $1.5 million, respectively.

As of December 31, 2012, the Lessees had collectively made upfront payments of $29.3 million in the aggregate. No additional capital contributions will be received. The Company accounts for these payments as a borrowing by recording the proceeds received as lease pass-through financing obligations which were repaid from 1603 Grants, and customer payments that would be received by the Lessees. Under this approach, the Company continues to account for the arrangement with the customers in its consolidated financial statements, whether the cash generated from the customer arrangements is received by the Company or paid directly to the Lessees. A portion of the amounts received by the investors from 1603 Grants and customer payments associated with the leases assigned to the lessees is applied to reduce the lease pass-through financing obligation on the consolidated balance sheets, and the balance is allocated to interest expense on the consolidated statements of operations and comprehensive loss. The 1603 Grants and lease customer payments are recognized into depreciation and amortization expense and revenue consistent with the Company’s accounting policy for 1603 Grants and operating lease revenue. See also Note 3 “Significant Accounting Policies”.

Interest is calculated on the financing obligation using the effective interest rate method. The effective interest rate is the interest rate that equates the present value of the cash amounts to be received by Lessees over the master lease term with the present value of the cash amounts paid by the Lessees to the Company, adjusted for any payments made by the Company. The lease pass-through financing obligation is nonrecourse once the associated assets have been placed in service and all the contractual arrangements have been assigned to the Lessees. As discussed in Note 1 “General”, the master lease agreement between the Lessor and the Lessee is for a period commencing on the closing date of the first tranche and ending October 20, 2035 for Lease #2 and December 31, 2035 for Lease #1.

SUNGEVITY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Borrowings

The Company has the following outstanding borrowings (in thousands):

	Interest Rate	December 31,		June 30, 2016
		2014	2015
				(unaudited)
Line of Credit, net of discount	4.8%	$19,958	$—	$—
Revolving Loan	7.2%	—	20,000	20,000
Total short-term borrowings		$19,958	$20,000	$20,000
Term Loan expiring in 2017, net of discount	7.2%	$—	$32,794	$33,351
Energy Capital Partners Credit Agreement expiring in 2020, net of discount	12.5%	14,417	15,729	16,381
Other long-term borrowings, net of discount	8%	138	—	—
Total long-term borrowings		$14,555	$48,523	$49,732
Series D Convertible Note due in 2015	15%	$16,439	$—	$—
Series D Convertible Notes due in 2018, net of discount	15%	—	—	13,598
Total convertible debt, net of discount		$16,439	$—	$13,598

The weighted-average interest rate for the Company’s short-term borrowings was 9.37% and 7.20% as of December 31, 2014 and 2015, respectively, and 7.2% (unaudited) as of June 30, 2016. The weighted-average interest rate for the Company’s borrowings was 10.51% and 8.66% as of December 31, 2014 and 2015, respectively, and 9.89% (unaudited) as of June 30, 2016.

In connection with acquiring various debt instruments issued in 2014 and 2015, and during the six months ended June 30, 2016 (unaudited), the Company incurred various costs, including closing costs and the issuance of warrants for the purchase of preferred shares. For term debt, these costs are treated as a debt discount and are being amortized over the term of the respective facilities using the effective interest rate method. The debt discount activity is shown below (in thousands):

	December 31,		June 30, 2016
	2014	2015
			(unaudited)
Debt discount at beginning of period	$8,341	$6,625	$7,477
Closing costs and lenders fees	—	783	—
Valuation of warrants issued	64	2,046	4,874
Amortization	(1,780)	(1,977)	(1,479)
Debt discount at end of period	$6,625	$7,477	$10,872

For revolving debt, these costs are treated as debt issuance costs and are being amortized over the term of the respective facilities using the effective interest rate method. Debt issuance costs related to revolving debt instruments are included in other assets in the accompanying consolidated balance sheets. The debt issuance activity is shown below (in thousands):

	December 31,		June 30, 2016
	2014	2015
			(unaudited)
Debt issuance costs at beginning of period	$392	$182	$270
Closing costs and lenders fees	164	200	150
Valuation of warrants issued	—	827	—
Amortization	(374)	(939)	(308)
Debt issuance costs at end of period	$182	$270	$112

SUNGEVITY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Borrowings  – (continued)

Line of Credit

In January 2014, the previously existing Line of Credit was terminated and the remaining balance was paid in full in an aggregate amount of $6.3 million.

On June 23, 2014, the Company amended its bank credit facility (the “2014 Bank Credit Facility”) to repay all outstanding obligations under the Bridge Loan facility (defined below) and to create a new line of credit in an aggregate principal amount of up to $20.0 million, which was based on the Company’s accounts and rebates receivable, inventory and other assets, or credit support as defined by the agreement. The 2014 Bank Credit Facility also added Sungevity Development, LLC as a borrower (together with the Company, the “Borrowers”). The obligations under the 2014 Bank Credit Facility were guaranteed by certain domestic subsidiaries of the Company (the “Guarantors”). The maturity date of the new line of credit under the 2014 Bank Credit Facility was December 31, 2015. The line of credit under the 2014 Bank Credit Facility accrued interest at a rate equal to 1.50% above the prime rate then in effect. The line of credit was secured by substantially all assets of the Borrowers and Guarantors, subject to certain exceptions. The Company was required to maintain at least $10.0 million of cash in accounts at Bridge Bank. Separately, as of December 31, 2014, the Company also maintained $7.3 million in a restricted cash account at Bridge Bank to support a portion of the borrowing base for the line of credit (see also Note 3, “Significant Accounting Policies”). The Company could reduce the amount in the restricted account to $0 provided that the borrowing base was either equally reduced or otherwise supported with accounts receivable. As of December 31, 2014, the outstanding principal balance of the new line of credit under the 2014 Bank Credit Facility was $20.0 million, net of a debt discount of $42 thousand, and was classified as short-term as the loan was callable. As of December 31, 2014, there were no outstanding letters of credit issued under the 2014 Bank Credit Facility.

On March 31, 2015, the Company repaid the line of credit under the 2014 Bank Credit Facility in full in an aggregate amount of $20.0 million. As a result, the line of credit was terminated and the funds that were held in a restricted cash account to support a portion of the borrowing base were released.

Bridge Loan

On October 21, 2013, the previously existing Line of Credit was amended and restated to add a bridge loan facility (the “Bridge Loan”). The Bridge Loan provided a credit extension of up to an aggregate principal amount of $20.0 million, subject to collateral provided by third parties. Pursuant to the amendment of the 2014 Bank Credit Facility described above, the Bridge Loan was paid off in June 2014.

Revolving Loan

On March 31, 2015, the Company entered into a loan and security agreement (the “Hercules Loan Agreement”) with Hercules Technology Growth Capital, Inc. (“Hercules”), pursuant to which the Company received a revolving loan (the “Revolving Loan”) in an aggregate principal amount of up to $20.0 million, which is based on the Company’s eligible accounts receivable and inventory as defined by the agreement. The Company also received a term loan as discussed further in the section entitled “Term Loan” below.

As of December 31, 2015, the Revolving Loan has a maturity date of April 1, 2016, but was extended through April 1, 2017 upon payment of a renewal fee. The Revolving Loan may be further extended through October 1, 2017 upon payment of certain additional renewal fees. Per annum interest is payable on the principal balance at 3.7% plus the greater of either prime or 3.25%. The Hercules Loan Agreement is secured by (i) substantially all of the assets (other than intellectual property and certain assets related to certain tax equity funds) and (ii) substantially all of the assets (other than intellectual property) of all of the subsidiaries that are party to the Hercules Loan Agreement. The Company has also granted Hercules a negative pledge with respect to the intellectual property, which, among other things, prohibits the Company from selling, transferring, assigning, mortgaging, pledging, leasing, granting a security interest in or otherwise encumbering its intellectual property.

SUNGEVITY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Borrowings  – (continued)

The transaction included a grant of warrants to Hercules for a variable number of shares and a set conversion amount of $2.9 million. At the inception of the debt, the Company recorded the fair value of the warrants of approximately $2.3 million as a liability and allocated $0.8 million to the Revolving Loan as a debt issuance cost, based on the maximum aggregate principal amount. The debt issuance cost is being amortized to interest expense over the life of the Revolving Loan using the straight-line method. See also Note 13 “Warrants”.

The outstanding principal balance of the Revolving Loan was $20.0 million as of December 31, 2015 and $20.0 million (unaudited) as of June 30, 2016 and was classified as short-term, as the loan is callable.

On May 9, 2016, the Hercules Loan Agreement was amended to increase the maximum aggregate principal amount of the Revolving Loan by $5.0 million on or about July 1, 2016, subject to certain terms and conditions.

The Hercules Loan Agreement requires the Company to maintain certain financial reporting covenants. At December 31, 2015, the Company was not in compliance with the requirements to submit to Hercules certain financial statements and debt compliance certificates by a certain date. However, a waiver was obtained from the lender for these instances of noncompliance. Sungevity delivered certain certificates after the due date or the delivery of such certificates were waived by the Lender. Sungevity’s financing arrangements with Hercules do not have financial covenants.

Promissory Notes

Term Loan

On March 31, 2015, the Company entered into the Hercules Loan Agreement, pursuant to which the Company received a term loan in an aggregate principal amount of $25.0 million. The Company is not required to make principal payments until May 1, 2016, which may be extended if the Company achieves certain performance milestones. On September 15, 2015, the Company amended the Hercules Loan Agreement and received an additional term loan in an aggregate principal amount of $10.0 million. On May 9, 2016, the Company amended certain terms of the Hercules Loan Agreement and may start making principal payments beginning September 1, 2016, which date may be further extended if the Company achieves certain performance milestones. The term loans (collectively the “Term Loan”) mature on October 1, 2017. Per annum interest is payable on the principal balance at 3.7% plus the greater of either prime or 3.25%.

The Hercules Loan Agreement is secured by (i) substantially all of the assets (other than intellectual property and certain assets related to certain tax equity funds) and (ii) substantially all of the assets (other than intellectual property) of all of the subsidiaries that are party to the Hercules Loan Agreement. The Company has also granted Hercules a negative pledge with respect to the intellectual property, which, among other things, prohibits the Company from selling, transferring, assigning, mortgaging, pledging, leasing, granting a security interest in or otherwise encumbering the intellectual property.

The Hercules Loan Agreement originally had an end-of-term charge of $3.5 million. As part of the loan amendments noted above, the end-of term charge was increased by $3.3 million to a total fee of $6.8 million, which is due upon full repayment of the loan or on the maturity date, whichever occurs sooner. This end-of-term charge is being accreted into other noncurrent liabilities and to interest expense over the term of the loan using the effective interest rate method. As of December 31, 2015 and June 30, 2016, the end-of-term charge accrued was $1.0 million and $2.4 million (unaudited), respectively.

The Hercules Loan Agreement included a grant of warrants to Hercules for a variable number of shares and a set conversion amount of $2.9 million. At the inception of the debt, the Company recorded the fair value of the warrants of approximately $2.3 million as a liability and allocated $1.5 million to the term loan as a debt discount based on the maximum aggregate principal amount. As part of the loan amendments described above, an additional warrant with a fair value of $0.6 million was issued and recorded as a liability

SUNGEVITY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Borrowings  – (continued)

and as a debt discount. The debt discount is being amortized to interest expense over the life of the loan using the effective interest rate method. See also Note 13 “Warrants”.

The outstanding balance of the Term Loan was $32.8 million, net of debt discount of $2.2 million, at December 31, 2015, and $33.4 million (unaudited), net of debt discount of $1.9 million (unaudited), at June 30, 2016.

The Hercules Loan Agreement requires the Company to maintain certain financial reporting covenants. At December 31, 2015 and June 30, 2016, the Company was not in compliance with the requirements to submit to Hercules certain financial statements and debt compliance certificates by a certain date. However, a waiver was obtained from the lender for these instances of noncompliance.

Energy Capital Partners Credit Agreement

On January 14, 2013, a subsidiary of the Company entered into a credit agreement (the “Credit Agreement” or “Debt Facility”) with Energy Capital Partners (“ECP”). The Debt Facility provides for term loans initially up to an aggregate principal amount of $25.0 million, of which the company borrowed $16.0 million. The term loans are non-amortizing, with a seven year maturity, and bear interest at 12.5% per annum or 14.0% during any period where the Company elects to make payments in kind. The term loans are secured by the assets and equity interests of certain subsidiaries and certain deposit accounts as subject to account control agreements. The transaction included a grant of warrants with put rights to ECP to purchase an aggregate of 93,417,525 shares of Series B preferred stock at an exercise price of $0.001. ECP exercised the warrants in full in March 2013.

On December 29, 2014, the Company amended the Credit Agreement and received an additional term loan in an aggregate principal amount of $5.0 million.

The outstanding balance of the Credit Agreement at December 31, 2014 and 2015 was $14.4 million and $15.7 million, respectively, net of the debt discount of $6.6 million and $5.3 million, respectively. The outstanding balance of the Credit Agreement at June 30, 2016 was $16.4 million (unaudited), net of debt discount of $4.6 million (unaudited). The debt discount is being accreted into interest expense over the term of the loan.

Under the terms of the warrant agreements, ECP has the right to put the preferred shares acquired through the exercise of warrants to the Company for an aggregate cash price of $7.4 million, or $0.0795 per share. The warrant agreement provides that the put becomes exercisable in three equal tranches as follows, but can roll over to the following period if not exercised:

I.	The earlier of (A) the maturity date of the Debt Facility and (B) January 14, 2018
II.	The earlier of (A) the maturity date of the Debt Facility and (B) January 14, 2019
III.	The earlier of (A) the maturity date of the Debt Facility and (B) January 14, 2020

The Company has recorded the full accretion of put option valued at $7.4 million in 2013 as deemed dividends attributable to preferred stock upon exercise of warrants.

The Credit Agreement requires the Company to maintain certain financial and reporting covenants. At December 31, 2015 and June 30, 2016, the Company was not in compliance with the requirements to submit to ECP certain financial statements and debt compliance certificates by a certain date. However, a waiver was obtained from the lender for these instances of noncompliance.

Series D Convertible Notes

In December 2014, the Company issued unsecured subordinated convertible promissory notes for an aggregate amount of $16.4 million to new and existing investors at an interest rate of 15% per annum (the “Series D Convertible Notes”). In January 2015, the Company issued additional unsecured subordinated

SUNGEVITY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Borrowings  – (continued)

convertible promissory notes for an aggregate amount of $0.1 million. The notes are convertible into shares of Series D preferred stock of the Company upon the Series D closing at a pre-determined discount off of the Series D per share price paid by investors. Therefore, these notes contain a contingent beneficial conversion feature that cannot be measured until the Series D price is determined. In the event the note remains outstanding as of the maturity date, noteholders may elect to convert all principal and accrued interest into Series C preferred stock.

In June 2015, the Company and the noteholders entered into amendments to the December 2014 Note Purchase Agreement and amended the Series D Convertible Notes. Pursuant to the amended promissory note agreement the maturity dates of the Series D Convertible Notes were extended from June 30, 2015 to June 30, 2016 and the conversion discount was increased. After amending the December 2014 Note Purchase Agreement, the Company issued additional Series D Convertible Notes in an aggregate amount of $18.1 million pursuant to the same amended terms. On December 11, 2015, at the closing of the Company’s initial sale of its Series D preferred stock, the Series D Convertible Notes of $34.6 million plus accrued interest of $3.6 million were converted into 486,319,609 shares of Series D preferred stock, which resulted in a beneficial conversion charge of $9.6 million. Additionally, a long-term note of $0.1 million previously classified as other long-term borrowings converted into 1,623,953 shares of Series D preferred stock.

In May 2016, the Company entered into a Note and Warrant Purchase Agreement with certain investors. Pursuant to the terms of the agreement, the Company issued unsecured subordinated convertible promissory notes (the “May 2016 Notes”) in an aggregate amount of $14.8 million at an interest rate of 15.0% per annum, of which $8.7 million were issued to members of the Company’s Board of Directors or their affiliates. The May 2016 Notes are convertible into shares of Series D preferred stock of the Company upon the occurrence of certain events at a pre-determined discount off of the Series D per share price paid by investors. In addition, pursuant to the terms of the agreement, warrants to purchase certain shares of Series D Preferred Stock at a par value of $0.001 per share were issued to each investor purchasing the May 2016 Notes (see Note 13).

In June 2016, the Company completed a follow-on closing of the May 2016 Notes in an aggregate amount of $5.1 million at an interest rate of 15.0% per annum, of which $0.6 million were issued to members of the Company’s Board of Directors or their affiliates. These notes are convertible into shares of Series D preferred stock of the Company upon the occurrence of certain events at a pre-determined discount off of the Series D per share price paid by investors. In addition, pursuant to the terms of the agreement, warrants to purchase certain shares of Series D Preferred Stock at a par value of $0.001 per share were issued to each investor purchasing the May 2016 Notes in the follow-on closing. The notes issued in May and June 2016 contain contingent beneficial conversion features that cannot be measured until the contingent event has occurred. Upon conversion of these notes, the Company will recognize non-cash interest charges representing the beneficial conversion features contained in the notes.

The future maturities of the above borrowings based on the amount outstanding as of December 31, 2015 (in thousands):

Year Ending December 31:
2016	$20,000
2017	35,000
2018 – 2020	—
Thereafter	21,000
Total	$76,000

SUNGEVITY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Warrants

The Company has issued convertible redeemable preferred stock warrants (“Warrants”) in conjunction with various debt instruments. These Warrants are detachable, are classified as freestanding warrant liabilities under ASC 480-10, and are measured at fair value on a recurring basis. The Warrants are defined as Level 3 in the fair value hierarchy as the valuation is based on significant unobservable inputs, which reflect the Company’s own assumptions incorporated in valuation techniques used to determine fair value. The fair value of the detachable redeemable preferred stock warrants was determined using a fair value approach, which requires inputs such as fair value of outstanding debt, volatility, and risk-free interest rate. The inputs are subjective and generally require significant analysis and judgment. The Warrants were valued at $11.4 million and $12.1 million, and $12.9 million (unaudited), as of December 31, 2014 and 2015, and June 30, 2016, respectively, and have been included in convertible redeemable preferred stock warrant liabilities in the consolidated balance sheets.

Upon issuance, the Warrants are recorded as a reduction of short-term and long-term borrowings, and are amortized using the effective interest rate method over the term of the debt agreement. The Warrants are revalued at each period end and any changes in fair value are recognized as a change in fair value of warrants gain (loss) on the consolidated statements of operations and comprehensive loss. The weighted-average grant-date fair value of warrants issued was $0.06 and $0.05 during the years ended December 31, 2014 and 2015, respectively, and $0.001 (unaudited) during the six months ended June 30, 2016.

A summary activity of detachable convertible redeemable preferred stock warrants (Level 3) is as follows (in thousands):

Balance – December 31, 2013	$4,645
Issuance	64
Change in fair value	6,917
Exercise	(253)
Balance – December 31, 2014	11,373
Issuance	2,873
Change in fair value	(2,102)
Exercise	—
Balance – December 31, 2015	$12,144
Issuance	4,874
Change in fair value (unaudited)	(4,074)
Exercise	(2)
Balance – March 31, 2016 (unaudited)	$12,942

The following table represents the Warrants outstanding as of June 30, 2016 (unaudited).

Debt Related to	Issuance Date	Security Converted into	Exercisable Date	Exercise Price	Number of Shares	Expiration Date
Line of Credit	11/30/2010	Series A Preferred Stock	11/30/2010	$1.0200	19,608	12/30/2017
Line of Credit	12/21/2011	Series A Preferred Stock	12/21/2011	1.0200	117,647	12/21/2016
March 2012 Note	12/19/2012	Series B Preferred Stock	12/19/2012	0.0010	9,056,604	12/19/2017
June 2012 Secured Loan	6/14/2012	Series B Preferred Stock	6/14/2012	0.0477	38,802,838	12/19/2017
November/December 2012 Notes	12/19/2012	Series B Preferred Stock	12/19/2012	0.0100	84,094,243	12/19/2017
Line of Credit	3/13/2013	Series B Preferred Stock	3/13/2013	0.0795	9,433,962	3/13/2018
September 2011 Note	8/7/2013	Series B Preferred Stock	8/7/2013	0.0795	3,571,251	8/7/2018
Bridge Loan	10/21/2013	Series B Preferred Stock	10/21/2013	0.0795	25,157,232	10/21/2018
Line of Credit	6/23/2014	Series C Preferred Stock	6/23/2014	0.0900	1,111,111	6/23/2019
Term Loan and Line of Credit	3/31/2015	Series C Preferred Stock	3/31/2015	0.0900	32,472,223	3/31/2020

SUNGEVITY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Warrants  – (continued)

Debt Related to	Issuance Date	Security Converted into	Exercisable Date	Exercise Price	Number of Shares	Expiration Date
Term Loan	10/30/2015	Class A Common Stock	10/30/2015	0.0477	20,000,000	10/30/2025
May 2016 Note	5/9/2016	Series D Preferred Stock	5/9/2016	0.0010	45,168,190	5/9/2021
May 2016 Note Follow-on	6/30/2016	Series D Preferred Stock	6/30/2016	0.0010	8,958,814	6/30/2021
Total					277,963,723

2014 Activity

In connection with the 2014 Bank Credit Facility as described in Note 12 “Borrowings”, the Company issued a warrant to the lender for the purchase of 1,111,111 shares in the aggregate of Series C preferred stock with an exercise price of $0.09. The warrant will expire in 2019.

2015 Activity

In connection with the Hercules Loan Agreement entered into on March 31, 2015 as described in Note 12 “Borrowings”, the Company issued a warrant to Hercules for a set conversion amount of $2.9 million. The type and number of shares to be issued are contingent upon a number of factors and may include a beneficial conversion feature. The warrant is convertible into 32,472,223 shares of Series C preferred stock with an exercise price of $0.09. The warrant will expire in 2020.

In connection with a series of amendments made to the Hercules Loan Agreement as described in Note 12 “Borrowings”, the Company issued a warrant to Hercules for the purchase of 20,000,000 shares of Class A common stock with an exercise price of $0.05. The warrant will expire in 2025.

In August 2015, the Company entered into a Reseller Partnership Agreement with a third party who will use the Company’s platform to market and sell the Company’s solar projects. As part of this agreement, the Company issued a warrant to the third party for 120,000,000 shares of Series C preferred stock at an exercise price of $0.09. The right to exercise the warrant is contingent upon certain conditions. Once these conditions are met, the warrant will be considered vested and will be recorded as a warrant liability with a corresponding sales and marketing expense.

2016 Activity

In May 2016, the Company entered into a Note and Warrant Purchase Agreement with certain investors, as described in Note 12 “Borrowings”. In connection with the May 2016 Notes, warrants to purchase certain shares of Series D Preferred Stock at par value of $0.001 per share were issued to each investor purchasing the May 2016 Notes. The warrants are convertible into 45,168,190 shares of Series D preferred stock with an exercise price of $0.001. The warrants will expire in 2021.

In June 2016, the Company completed a follow-on closing of the May 2016 Notes with certain investors as described in Note 12 “Borrowings” in an aggregate amount of $5.1 million at an interest rate of 15.0% per annum. The warrants are convertible into 15,444,951 shares of Series D preferred stock with an exercise price of $0.001, of which 10,487,865 were issued in June 2016, with the remainder issued in July 2016. Warrants convertible into 1,529,051 shares of Series D preferred stock with an exercise price of $0.001 were exercised on June 30, 2016. The warrants will expire in 2021.

Valuation Estimates and Assumptions

The Company estimated the fair value of the warrants as of December 31, 2014 and 2015, and as of March 31, 2016 (unaudited) based on an income approach and market approach. Included in the analysis are significant estimates and assumptions, including stock price volatility, time to liquidity and a discount for lack of marketability.

SUNGEVITY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Warrants  – (continued)

The following estimates were used in determining the fair value for warrants as of December 31, 2015:

Warrant Type	Fair Value per Share	Valuation Methodology	Significant Unobservable Inputs
			Stock Price Volatility	Time to Liquidity
Series A	$0.00	Weighted average of liquidity scenarios	60%	1 to 2 years
Series B	$0.03 – $0.08	Weighted average of liquidity scenarios	60%	1 to 2 years
Series C	$0.03	Weighted average of liquidity scenarios	60%	1 to 2 years
Class A Common	$0.03	Weighted average of liquidity scenarios	60%	1 to 2 years

The following estimates were used in determining the fair value for warrants as of June 30, 2016 (unaudited):

Warrant Type	Fair Value per Share	Valuation Methodology	Significant Unobservable Inputs
			Stock Price Volatility	Time to Liquidity
Series A	$0.00	Weighted average of liquidity scenarios	60%	2 years
Series B	$0.01 – $0.06	Weighted average of liquidity scenarios	60%	2 years
Series C	$0.01	Weighted average of liquidity scenarios	60%	2 years
Series D	$0.09	Weighted average of liquidity scenarios	60%	2 years
Class A Common	$0.03	Weighted average of liquidity scenarios	60%	2 years

Risk-Free Interest Rate

Risk-free interest rate represents the implied yield in effect at the time of option grant based on U.S. Treasury zero-coupon issues with remaining terms equivalent to the expected term of the option grants.

Expected Volatility

The expected volatility assumption was determined by examining the historical volatility for industry peers, as the Company does not have a trading history for its common stock.

Expected Term

The Company uses the remaining defined term on the warrant purchase agreement for each issued warrant for valuation at the balance sheet date.

Expected Dividend Yield

The Company has no history of granting dividends and there currently are no anticipated dividend declarations in the foreseeable future. As such, the Company uses an expected dividend yield of zero in the Black-Scholes option-pricing model.

Redeemable Preferred Stock Price

The Company estimates the fair value of redeemable preferred stock based upon independent analysis and recent investment activity when applicable.

SUNGEVITY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. Convertible Redeemable Preferred Stock

Preferred Stock

The Company has four classes of convertible redeemable preferred stock with a par value of $0.001 as follows (in thousands):

	December 31, 2014		December 31, 2015		June 30, 2016
	Authorized	Issued and Outstanding	Authorized	Issued and Outstanding	Authorized	Issued and Outstanding
					(unaudited)	(unaudited)
Class A	77,000	76,336	77,000	76,336	77,000	76,336
Class B	1,080,000	900,932	1,080,000	900,932	1,080,000	900,932
Class C	1,180,000	1,124,737	1,740,000	1,126,260	1,740,000	1,126,260
Class D	—	—	1,700,000	997,628	1,700,000	1,095,997
Total	2,337,000	2,102,005	4,597,000	3,101,156	4,597,000	3,199,525

On March 21, 2014, the Company closed an initial sale of its Series C redeemable preferred stock (the “Series C Closing”), par value $0.001 per share. On March 31, 2014, the Company closed an additional sale of Series C redeemable preferred stock. The Company issued an aggregate of 1,116,683,441 shares of Series C redeemable preferred stock for an aggregate amount of $100.5 million, gross of a beneficial conversion feature of $28.0 million.

On December 11, 2015, the Company closed an initial sale of its Series D redeemable preferred stock (the “Series D Closing”), par value of $0.001 per share. The company issued an aggregate of 509,683,995 shares of Series D redeemable preferred stock for an aggregate purchase price of $50.0 million. Additionally, Series D Convertible notes converted into 487,943,562 shares of Series D redeemable preferred stock. Refer to Note 12 “Borrowings”.

On February 2, 2016, the Company closed a sale of 96,839,958 shares of Series D redeemable preferred stock par value of $0.001 per share for an aggregate purchase price of $9.5 million.

On June 30, 2016, the Company issued warrants convertible into 1,529,051 shares of Series D preferred stock with an exercise price of $0.001 to an investor. The warrants were exercised the same day in June 30, 2016, resulting in the Company issuing an aggregate of 1,529,051 shares of Series D preferred stock to the investor.

The Company amended and restated its Certificate of Incorporation at the Series D Closing (The “Charter Amendment”). The following describes the rights and features of the Company’s convertible redeemable preferred stock under the Charter Amendment:

Dividends — Each share of Series A redeemable preferred stock is entitled to receive a cash dividend at the rate of 8% per annum on the Series A original issue price of $0.0795 per shares out of funds legally available therefor, subject to payment in full of any and all dividends payable in respect of the Series B redeemable preferred stock, Series C redeemable preferred stock and Series D redeemable preferred stock. Dividends are non-cumulative and are only payable if and when declared by the Board of Directors of the Company.

Each share of Series B redeemable preferred stock is entitled to receive a cash dividend at the rate of 8% per annum on the Series B original issue price $0.0795 per shares out of funds legally available therefor, subject to payment in full of any and all dividends payable in respect of the Series C redeemable preferred stock. Dividends are non-cumulative and are only payable if and when declared by the Board of Directors of the Company.

SUNGEVITY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. Convertible Redeemable Preferred Stock  – (continued)

Each share of Series C redeemable preferred stock is entitled to receive a cash dividend at the rate of 8% per annum on the Series C original issue price of $0.09 per share out of funds legally available therefor, subject to payment in full of any and all dividends payable in respect of the Series D redeemable preferred stock. Dividends are non-cumulative and are only payable if and when declared by the Board of Directors of the Company.

Each share of Series D redeemable preferred stock is entitled to receive a cash dividend at the rate of 8% per annum on the Series D original issue price of $0.0981 per share out of funds legally available therefor. Dividends are non-cumulative and are only payable if and when declared by the Board of Directors of the Company.

If after all of the dividends set forth above for the redeemable preferred stock have been paid or declared and set apart in any fiscal year of the Company, and the board of directors shall declare additional dividends in that fiscal year, such additional dividends shall be declared pari passu and pro rata on the common stock based on the number of shares of common stock (on an as-converted basis) held by each holder thereof. As of December 31, 2015, no dividends have been declared or paid.

The Company’s borrowings restrict its ability to pay dividends or make other distributions to holders of its convertible redeemable preferred stock.

Liquidation — In the event of a liquidation or deemed liquidation event (as defined in the Company’s Certificate of Incorporation), the holders of Series D preferred stock shall be entitled to receive, before any distribution or payment to the holders of Series C redeemable preferred stock, Series B redeemable preferred stock, Series A redeemable preferred stock, or common stock, an amount equal to the original issue price, as adjusted, of the Series D redeemable preferred stock, plus any Series D redeemable preferred stock accrued dividends, together with any other dividends declared but unpaid thereon.

After the payment of the foregoing preferential amount on the Series D redeemable preferred stock, the holders of Series C redeemable preferred stock shall be entitled to receive, before any distribution or payment to the holders of Series B redeemable preferred stock, Series A redeemable preferred stock, or common stock, an amount equal to the original issue price, as adjusted, of the Series C redeemable preferred stock, plus any Series C redeemable preferred stock accrued dividends, together with any other dividends declared but unpaid thereon.

After the payment of the foregoing preferential amounts on the Series D redeemable preferred stock and Series C redeemable preferred stock, the holders of Series C redeemable preferred stock shall be entitled to receive, before any distribution or payment to the holders of Series A preferred stock or common stock, an amount equal to the original issue price per Series B redeemable preferred stock, as adjusted, plus any Series B redeemable preferred stock accrued dividends, together with any other dividends declared but unpaid thereon.

After the payment of the foregoing preferential amounts on the Series D redeemable preferred stock, Series C redeemable preferred stock and Series B redeemable preferred stock, the holders of Series A redeemable preferred stock shall be entitled to receive, before any distribution or payment to the holders of common stock, an amount equal to the original issue price per Series A redeemable preferred stock, as adjusted, plus any Series A redeemable preferred stock accrued dividends, together with any other dividends declared but unpaid thereon.

SUNGEVITY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. Convertible Redeemable Preferred Stock  – (continued)

The liquidation value of the Company’s redeemable preferred stock is as follows (in thousands):

	December 31,		June 30, 2016
	2014	2015
			(unaudited)
Series A	$6,069	$6,069	$6,069
Series B	143,248	71,624	71,624
Series C	202,453	101,363	101,363
Series D	—	97,867	107,517
Total	$351,770	$276,923	$286,573

Distribution of Remaining Assets — In the event of any liquidation or deemed liquidation event, after the payment of all preferential amounts required to be paid to the holders of shares of preferred shares as described above, the remaining assets of the Company available for distribution to its stockholders shall be distributed among the holders of the shares of common stock, pro rata based on the number of shares held by each such holder.

Voluntary Conversion — Each share of redeemable preferred stock is convertible, at the option of the holder thereof, into such number of fully paid and non-assessable shares of Class A common stock as is equal to the quotient determined by dividing the applicable original issue price per share by the conversion price applicable to the series of preferred stock. The conversion price of a series of redeemable preferred stock is originally equal to the original issue price per share of such series of redeemable preferred stock and is subject to adjustment for dilutive issuances on a broad-based weighted-average basis, as well as for stock splits, stock dividends, combinations, recapitalizations, and other similar events.

Conversion — In the event of the sale of common stock to the public pursuant to an initial public offering (“IPO”), where the pre-IPO equity market capitalization of the Company is in excess of $350 million and in which the aggregate net proceeds received by the Company are at least $75 million, or by vote of the holders of a majority of the outstanding shares of redeemable preferred stock (voting together on an as converted to common basis), all outstanding shares of redeemable preferred stock shall be converted into Class A common stock at the conversion ratios then in effect.

Voting — The holders of the redeemable preferred stock are entitled to the number of votes as is equal to the number of shares of Class A common stock into which the preferred shares would convert as described above. The holders of redeemable preferred stock and Class A common stock vote together as a single class, except with respect to certain matters specified in the Company’s Certificate of Incorporation, which requires the separate approval of the holders of preferred stock.

In accordance with ASC 480-10-S99, the Series A, Series B, Series C and Series D redeemable preferred stock is classified as mezzanine equity outside of permanent stockholders’ deficit because the Series A, Series B, Series C and Series D preferred stock is redeemable upon the occurrence of an event that is not solely with the control of the Company. Such events may include transactions such as sale, lease, transfer, exclusive license or other disposition of the Company’s assets. The convertible redeemable preferred stock was $242.3 million, $340.1 million and $349.0 million (unaudited), as of December 31, 2014 and 2015, and June 30, 2016, respectively. These have been classified as mezzanine equity outside of permanent stockholders’ deficit. The Company believes that it is not probable that the redeemable preferred stock will become redeemable. Therefore, the initial amount reported in mezzanine equity has not been adjusted.

Exercise of Redeemable Preferred Stock Warrants

In connection with the November/December 2012 Notes discussed in Note 12 “Borrowings”, the Company issued warrants to purchase 98,559,651 shares of Series B preferred stock, of which 14,465,408

SUNGEVITY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. Convertible Redeemable Preferred Stock  – (continued)

were exercised in April 2014. In connection with the May 2016 Notes discussed in Note 12 “Borrowings”, the Company issued warrants to purchase shares of Series D preferred stock, of which 1,529,051 were exercised in June 2016.

15. Stockholders’ Deficit

Common Stock

The Company has the following number of shares of Class A common stock and Class B common stock (collectively, the “common stock”), which are identical in all respects to each other except for voting rights, with a par value of $0.001, as of December 31, 2014 and 2015 and June 30, 2016 (in thousands):

	December 31, 2014		December 31, 2015(1)		June 30, 2016
	Authorized	Issued and Outstanding	Authorized	Issued and Outstanding	Authorized	Issued and Outstanding
					(unaudited)	(unaudited)
Class A	3,500,000	12,000	5,300,000	12,000	5,300,000	12,000
Class B	500,000	20,301	595,850	23,908	595,850	24,932
Total	4,000,000	32,301	5,895,850	35,908	5,895,850	36,932

(1)	In connection with the Series D Closing (see Note 14 “Convertible Redeemable Preferred Stock”), the Company amended and restated its Certificate of Incorporation to increase its authorized shares of common stock.

Each share of Class A common stock is entitled to one vote per share on all matters to be voted upon by the stockholders of the Company. Except as required by law, shares of Class B common stock do not have voting rights.

The Company’s borrowings restrict its ability to pay dividends or make other distributions to holders of its common stock.

16. Share-Based Compensation

In July 2007, the board of directors and stockholders of the Company adopted the 2007 Stock Option and Grant Plan of Sungevity, Inc. (the “Plan”). The Plan provides for the granting of incentive and nonqualified stock options to employees, directors, and advisors of the Company, as well as stock grants. Incentive stock options may be granted with exercise prices not less than the fair value on the date of the grant. Incentive stock options granted to a stockholder owning more than 10% of the voting stock of the Company may be granted with an exercise price of not less than 110% of the fair value of the common stock on the date of grant and will expire on the time specified by the board of directors or the fifth anniversary of the grant date. The Plan will automatically terminate in 2017, unless terminated sooner at the discretion of management with the approval of the board of directors. As of December 31, 2013, 163,000,000 shares of Class B common stock have been authorized for issuance under the Plan. As of December 31, 2014 and 2015, 427,500,000 shares and 595,850,000 shares of Class B common stock, respectively, have been authorized for issuance under the Plan.

In May 2013, the Company adopted a Phantom Stock Plan (the “Phantom Plan”), intended to compensate eligible employees of the Company in connection with a sale event based on the value of the Company’s Series B preferred stock. The Phantom Plan had a term of two years and expired in May 2015. For purposes of the Phantom Plan, eligibility was extended to those current or former employees or officers of the Company who — at the closing date of a sale event — held vested, non-expired options granted under the Sungevity, Inc. 2007 Stock Option and Grant Plan (the “Option Plan”), including any Options previously exercised. Unless the terms of the Option Plan have been modified, former employees were given 90 days to exercise vested options before their options expired. A sale event must also qualify as a “change in

SUNGEVITY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. Share-Based Compensation  – (continued)

ownership” or a “change in ownership of a substantial portion of the assets” of the Company within the meaning of Treasury Regulation Section 1.409A. The Phantom Plan payment amount was subject to certain vesting percentages based on the amount of consideration received by the holders of Series B preferred stock in the sale event. Payments to Phantom Plan participants would have been made in the same form (cash or securities) that the holders of Series B preferred stock would have received in consideration for their shares. If the holders of Series B preferred stock receive or retain unregistered securities in connection with a sale event, the Board in its discretion may pay participants cash in lieu of such securities. Eligible Phantom Plan participants will receive payments in two installments, subject to service vesting conditions and restrictions on transfer of participation rights. As any payment to participating employees was contingent upon a sale event at a certain minimum consideration and such an event is deemed to be outside the control of the Company, no compensation charge has been recorded.

A summary of stock option activity under the Plan is as follows (amounts in thousands except for per share and years):

	Options Outstanding	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life in Years	Aggregate Intrinsic Value
Outstanding – December 31, 2014	369,307	$0.05	8.87	$2,809
Granted	176,135	0.04
Exercised	(3,607)	0.03
Expired	(19,283)	0.05
Forfeited	(32,194)	0.05
Outstanding – December 31, 2015	490,358	$0.05	7.79	$4,996
Unaudited:
Granted (unaudited)	98,004	$0.05
Exercised (unaudited)	(1,024)	0.05
Expired (unaudited)	(3,904)	0.04
Forfeited (unaudited)	(24,584)	0.06
Outstanding – June 30, 2016 (unaudited)	558,850	$0.05	8.01	$4,793
Options vested and exercisable – December 31, 2015	221,774	$0.04	6.99	$3,038
Options vested and exercisable – June 30, 2016 (unaudited)	246,161	$0.04	7.17	$3,236
Options vested and expected to vest – December 31, 2015	464,208	$0.05	7.77	$4,934
Options vested and expected to vest – June 30, 2016 (unaudited)	483,223	$0.05	7.86	$4,453

The weighted-average grant-date fair value of options granted was $0.05 and $0.02 during the years ended December 31, 2014 and 2015, respectively, and $0.03 (unaudited) during the six months ended June 30, 2016. There were no options granted during the six months ended June 30, 2015 (unaudited).

The aggregate intrinsic value represents the total pretax intrinsic value that option holders would have received had all option holders exercised their options. The aggregate intrinsic value is the difference between the fair value of the Company’s stock and the exercise price, multiplied by the number of in-the-money options. The aggregate intrinsic value excludes the effect of stock options that have a zero or negative intrinsic value. The aggregate intrinsic value of options exercised was $10 thousand and $65 thousand during the years

SUNGEVITY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. Share-Based Compensation  – (continued)

ending December 31, 2014 and 2015, respectively, and $58 thousand (unaudited) and $51 thousand (unaudited) during the six months ended June 30, 2015 and 2016, respectively.

Stock-based compensation expense is as follows (in thousands):

	Year Ended December 31,		Three Months Ended June 30,		Six Months Ended June 30,
	2014	2015	2015	2016	2015	2016
Sales and marketing	$259	$252	$50	$146	$111	$211
General and administrative	2,602	4,545	714	1,352	1,378	2,600
Total	$2,861	$4,797	$764	$1,498	$1,489	$2,811

As of December 31, 2014 and 2015, and June 30, 2016 there was approximately $9.7 million, $8.4 million, and $8.1 million (unaudited), respectively, of total unrecognized compensation cost related to outstanding stock options that is expected to be recognized over a weighted-average period of 3.0 years, 2.4 years and 2.2 years (unaudited), respectively.

Valuation Estimates and Assumptions

The Company accounts for stock options under ASC No. 718, Compensation — Stock Compensation (“ASC 718”), which requires all share-based payments to be recognized in the financial statements at their fair values. To measure the fair value of stock options granted, the Company utilizes the Black-Scholes options pricing model. Expense is recognized over the required service period, which is generally the four-year vesting period of the options.

The Company used valuation assumptions to estimate the fair value of share-based awards granted using weighted-average assumptions as follows:

	Year Ended December 31,
	2014	2015
Risk-free interest rate	2.02%	1.75%
Expected Volatility	74%	71%
Expected term (in years)	7.00	6.00
Expected dividend yield	—	—
Fair value of common stock per share	$0.07	$0.04

Risk-Free Interest Rate

Risk-free interest rate represents the implied yield in effect at the time of option grant based on U.S. Treasury zero-coupon issues with remaining terms equivalent to the expected term of the option grants.

Expected Volatility

As the Company does not have historical volatility data for its common stock, an approximation was calculated based on the historical volatility of publicly traded comparable companies.

Expected Term

The Company uses the expected lives used by guideline companies to estimate the expected life of options granted, which represents the period of time that options granted are expected to be outstanding. The contractual life of options is 10 years. The Company utilized the simplified method in accordance with Securities and Exchange Commission Staff Accounting Bulletin 107 for calculating the expected term for stock options as we do not have sufficient historical data to calculate based on actual exercise and forfeiture activity.

SUNGEVITY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. Share-Based Compensation  – (continued)

Expected Dividend Yield

The Company has no history of granting dividends and there currently are no anticipated dividend declarations in the foreseeable future. As such, the Company uses an expected dividend yield of zero in the Black-Scholes option-pricing model.

Forfeitures

The Company has estimated prevesting option forfeitures at the time of grant and revises, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Stock-based compensation expense is recorded only for those awards that are expected to vest.

Common Stock Price

Share-based awards are granted at fair value as determined by the board of directors at the date of grant based on information available at that time, including valuation analyses performed by an independent valuation expert.

17. Income Taxes

The Company accounts for income taxes under an asset and liability approach. Deferred income tax assets and liabilities are determined on the difference between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is provided when necessary to reduce deferred tax assets to an amount that is more likely than not to be realized.

The domestic and foreign components of loss before provision for income taxes were as follows (in thousands):

	Year Ended December 31,
	2014	2015
United States	$(104,799)	$(125,428)
Redeemable noncontrolling interests	1,349	2,028
Foreign	(953)	(3,689)
Total	$(104,403)	$(127,089)

The provision for income taxes is composed of the following (in thousands):

	Year Ended December 31,
	2014	2015
Current
Federal	$—	$—
State	—	—
Foreign	—	—
Total current provision	$—	$—
Deferred
Federal	$(1,668)	$522
State	(5)	(8)
Foreign	285	95
Total deferred provision	$(1,388)	$609
Total income tax benefit (provision)	$(1,388)	$609

SUNGEVITY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17. Income Taxes  – (continued)

The following table presents a reconciliation of the statutory federal rate and the Company’s effective tax rate for the periods presented:

	Year Ended December 31,
	2014	2015
Tax benefit at federal statutory rate	34.0%	34.0%
State income taxes (net of federal benefit)	2.5%	5.0%
Non-controlling interest	(0.4)%	(0.5)%
Net loss from non-includible entities	(1.2)%	0.6%
Nondeductible interest	(9.1)%	(3.9)%
Fair value of warrants	(2.2)%	0.6%
Section 382 Limitation	(9.9)%	—
Change in valuation allowance	(16.1)%	(34.4)%
Intercompany gain adjustment	2.4%	0.6%
Other	(1.3)%	(1.5)%
Effective Tax Rate	(1.3)%	0.5%

Deferred income taxes reflect the impact of temporary differences between the assets and liabilities for financial reporting purposes and the amounts recognized for income tax reporting purposes, net operating loss carryforwards, and other tax credits measured by applying currently enacted tax laws. The following table presents significant components of the Company’s deferred tax assets and liabilities for the years presented (in thousands):

	December 31,
	2014	2015
Deferred tax assets:
Reserves and accruals	$2,471	$5,710
Stock Based Compensation	1,855	3,337
Deferred revenue	2,880	3,764
Net operating loss carryforwards	48,771	88,469
Gross deferred tax Assets	55,977	101,280
Valuation Allowance	(34,258)	(77,635)
Net deferred tax assets	21,719	23,645
Deferred tax liabilities:
Depreciation and amortization	(14,262)	(14,318)
Partnership interests	(9,225)	(10,486)
Gross deferred tax liabilities	(23,487)	(24,804)
Net deferred taxes	$(1,768)	$(1,159)

SUNGEVITY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17. Income Taxes  – (continued)

An analysis of current and noncurrent deferred tax assets and liabilities is as follows (in thousands):

	December 31,
	2014	2015
Current:
Deferred tax assets	$1,859	$—
Less valuation allowance	(1,136)	—
Net current deferred tax assets	723	—
Noncurrent:
Deferred tax assets	54,213	101,280
Deferred tax liabilities	(23,582)	(24,804)
Total noncurrent gross deferred tax assets	30,631	76,476
Less valuation allowance	(33,122)	(77,635)
Net noncurrent deferred tax liabilities	(2,491)	(1,159)
Net deferred taxes	$(1,768)	$(1,159)

Effective December 31, 2015, the Company elected to early adopt ASU 2015-17 “Income Taxes (Topic 740), Balance Sheet Classification of Deferred Taxes” on a prospective basis (as described in “Note 3, “Significant Accounting Policies”). Adoption of this new guidance resulted in all deferred tax assets and liabilities to be classified as non-current in our consolidated balance sheets as of December 31, 2015. The net noncurrent deferred tax liability as of December 31, 2015 is included in other noncurrent liabilities on the consolidated balance sheet. Prior periods were not retrospectively adjusted. Prior to the adoption of this ASU in 2015, the net current deferred tax asset and net noncurrent deferred tax liability are included in prepaid expense and other current assets and other noncurrent liabilities on the consolidated balance sheets, respectively.

As of December 31, 2014 and 2015, the Company had deferred tax assets of $56.0 million and $101.3 million, respectively, and deferred tax liabilities of $23.6 million and $24.8 million respectively. The deferred tax assets primarily relate to net operating loss (“NOLs”) carryforwards and deferred revenue and other reserves and accruals. Given the Company’s history of generating losses coupled with its inability to forecast earnings sufficient to utilize its deferred tax assets the Company has recorded a valuation allowance against its deferred tax assets. The Company’s valuation allowance decreased by $12.6 million for the year ended December 31, 2014, and increased by $43.4 million for the year ended December 31, 2015. The valuation allowance is determined in accordance with the provisions of ASC 740, Income Taxes, which requires an assessment of both negative and positive evidence when measuring the need for a valuation allowance. Based on the available objective evidence and the Company’s history of losses, management believes it is more likely than not that the net deferred tax assets will not be realized. As of December 31, 2014 and 2015, the Company has applied a valuation allowance against its deferred tax assets net of the expected income from the reversal of the deferred tax liabilities.

The deferred tax liabilities primarily relate to fixed assets, indirect lease costs and investments in partnership interests. Additionally, the net deferred tax liability as of December 31, 2014 and 2015 represents those temporary differences that will reverse over a period exceeding 20 years. In order to be a source of future taxable income to support realizability of a deferred tax asset, a taxable temporary difference must reverse in a period such that it would result in the realization of the deferred tax asset (e.g., within the 20-year loss carryforward period). Given that certain of the Company’s deferred tax liabilities will reverse over periods in excess of the 20-year loss carryforward period, these deferred tax liabilities are not used to support realizability of the deferred tax assets which have a reversal period of 20 years or less. Accordingly, the Company has recorded a deferred tax expense for those deferred tax liabilities that will reverse over a period

SUNGEVITY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17. Income Taxes  – (continued)

exceeding 20 years. As of December 31, 2014 and 2015, the Company recorded a total deferred provision expense of $1.4 million a total deferred provision benefit of $0.6 million respectively.

The Company had gross NOLs carryforwards for federal income tax purposes as of December 31, 2014 and 2015 of $224.7 million and $322.4 million, respectively, that will begin to expire in 2027 if not fully utilized. The Company had gross NOLs carryforwards for state income tax purposes as of December 31, 2014 and 2015 of $206.5 million and $248.5 million, respectively, that will begin to expire in 2017 if not fully utilized. Additionally, utilization of NOLs and credits may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended and similar provisions. The Company completed an analysis and determined that several ownership change dates have occurred since inception which will limit the utilization of its overall NOLs and credits. As a result, the Company removed the NOLs and credits that are expected to expire prior to utilization from the table above. Accordingly, the NOLs and credits reflected in the table above as of December 31, 2014 and 2015 represent those NOLs and credits which are available for utilization against future profits. No additional ownership changes which could further limit utilization of the Company’s NOLs have been identified in fiscal 2015.

As of December 31, 2014, and 2015, the Company had no unrecognized tax benefits and no accrued interest and penalties. The Company does not have any tax positions for which it is reasonably possible the total amount of gross unrecognized benefits will significantly increase or decrease within 12 months of the year ended December 31, 2015.

The income tax benefit (unaudited) for the three months ended June 30, 2015 and 2016 was determined based on the Company’s estimated consolidated effective income tax rate of 0.0% and 1.0%. The difference between the estimated consolidated income tax rate and the U.S. federal statutory rate was primarily attributable to the valuation allowance recorded against the Company’s deferred tax assets.

The income tax benefit (unaudited) for the six months ended June 30, 2015 and 2016 was determined based on the Company's estimated consolidated effective income tax rate of 1.5% and 1.7%. The difference between the estimated consolidated income tax rate and the U.S. federal statutory rate was primarily attributable to the valuation allowance recorded against the Company's deferred tax assets.

The Company is subject to taxation and files income tax returns in the United States and various state and local as well as foreign tax jurisdictions. Due to the Company’s net losses, substantially all of its federal, state and local, and foreign tax returns since inception are subject to audit.

SUNGEVITY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. Net Loss per Share

The Company’s basic net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted average common shares outstanding for the period. The diluted net loss per share attributable to common stockholders is computed by giving effect to all potentially dilutive common stock equivalents outstanding for the period. The following is a summary of the numerator and denominator of the basic and diluted net loss per share attributable to common stockholders under the two class method (in thousands, except per share data):

	Year Ended December 31,				Three Months Ended June 30,				Six Months Ended June 30,
	2014		2015		2015		2016		2015		2016
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
					(Unaudited)		(Unaudited)		(Unaudited)		(Unaudited)
Numerator:
Allocation of net loss attributable to common stockholders, basic and diluted	$(43,263)	$(63,877)	$(44,825)	$(83,683)	$(10,315)	$(18,888)	$(8,984)	$(18,356)	$(18,131)	$(32,005)	$(18,170)	$(36,896)
Denominator:
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	12,000	17,718	12,000	22,403	12,000	21,973	12,000	24,517	12,000	21,183	12,000	24,367
Net loss per share attributable to common stockholders, basic and diluted	$(3.61)	$(3.61)	$(3.74)	$(3.74)	$(0.86)	$(0.86)	$(0.75)	$(0.75)	$(1.51)	$(1.51)	$(1.51)	$(1.51)

The following potentially dilutive outstanding shares of common stock equivalents were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been anti-dilutive (in thousands):

	Years Ended December 31,		Three Months Ended June 30,
	2014	2015	2015	2016
			(unaudited)
Shares not used in computing net loss per share attributable to common stockholders considered as anti-dilutive:
Convertible redeemable preferred stock	2,226,762	3,101,156	2,228,286	3,199,524
Stock options	369,307	490,358	347,022	558,800
Convertible redeemable preferred stock warrants	193,099	223,837	225,571	223,837

19. Related Parties

Lowe’s Companies, Inc.

Lowe’s, an investor, and the Company have entered into a referral payment program. Lowe’s earns a referral fee when customers of Lowe’s sign a contract for a solar energy system and also become customers of the Company. Under this program, the Company accrued referral fees of $0.5 million, $0.8 million and $0.3 million (unaudited) as of December 31, 2014 and 2015, and as of June 30, 2016, respectively. This is included in accrued liabilities on the consolidated balance sheets. Under this program, Lowe’s earned $3.0 million and $3.6 million in referral fees proceeds during the years ended December 31, 2014 and 2015, respectively, $0.9 million (unaudited) and $1.7 million (unaudited) during the three and six months ended June 30, 2015, respectively, and $0.6 million (unaudited) and $1.4 million (unaudited) during the three and six months ended June 30, 2016, respectively.

SUNGEVITY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19. Related Parties  – (continued)

Apollo Investment Corporation

In December 2015, the Company entered into a transaction agreement with a related party which outlines both parties’ intent to participate in certain investment vehicles which will purchase up to 400 megawatts of solar energy systems to be installed by the Company. Pursuant to the terms of the transaction agreement, the Company transferred $7.5 million into an escrow account in January 2016. Funds were to be released to the Company from the escrow account as certain volume commitments were met. The transaction agreement was terminated in June 2016. Upon termination of the transaction agreement, and according to a provision in the agreement, the Company was requested to release the $7.5 million escrow amount to the counterparty. The escrow release commitment was fully satisfied in July 2016. Such termination fees have been accrued as of June 30, 2016 and included in general and administrative expenses (unaudited).

Investment from Hercules

Hercules, the lender of the Company’s Revolving Loan and Term Loan, purchased an aggregate amount of $6.8 million of Series D preferred stock in December 2015.

Notes with Executives and Directors

In November 2013 and January 2014, directors of the Company participated in the November 2013 Notes and the January 2014 Notes acting individually and as agents for their affiliated investment titles. These convertible promissory notes were for an aggregate amount of $11.6 million. Additionally, convertible promissory notes were issued to an individual who became a director in March 2014 for the aggregate amount of $10 million. All of these notes were converted into Series C preferred stock in March 2014. The Company recorded interest expense of $0.3 million and a beneficial conversion feature of $17.3 million relating to these notes.

In December 2014, June 2015 and July 2015, directors of the Company participated in the Series D Convertible Notes acting individually and as agents for their affiliated investment titles. These convertible promissory notes were in the aggregate amount of $11.8 million and were converted into Series D preferred stock in December 2015. The Company recorded interest expense of $1.3 million and a beneficial conversion feature of $3.3 million relating to these notes. Additionally, directors of the Company and their immediate family purchased an aggregate amount of $23.8 million of Series D preferred stock in December 2015.

In May 2016, members of the Company’s Board of Directors participated in the May 2016 Notes acting individually and as agents for their affiliated investment titles. These convertible promissory notes were for an aggregate amount of $14.8 million, of which $8.7 million was issued to members of the Company’s Board of Directors or their affiliates in May 2016 and $0.6 million was issued to members of the Company’s Board of Directors or their affiliates in June 2016. The May 2016 Notes are convertible into shares of Series D preferred stock of the Company upon the occurrence of certain events at a pre-determined discount off of the Series D per share price paid by investors. In addition, pursuant to the terms of the agreement, warrants to purchase certain shares of Series D Preferred Stock at a par value of $0.001 per share were issued to each investor purchasing the May 2016 Notes.

20. Commitments and Contingencies

Operating and Capital Leases

The Company entered into operating lease agreements for facilities in California, Missouri and the Netherlands, with lease terms ranging from 36 months to 122 months, equipment, with lease terms ranging from 24 months to 36 months, and for vehicles, with lease terms ranging from 36 months to 50 months through 2025. The Company also leases certain equipment and computer hardware under capital leases, with terms ranging from 12 months to 60 months through 2018. Rent expense for all operating leases was $2.3 million and $2.6 million for the years ending December 31, 2014 and 2015, respectively, $0.7 million

SUNGEVITY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20. Commitments and Contingencies  – (continued)

(unaudited) and $1.3 million (unaudited) for the three and six months ended June 30, 2015, respectively, and $1.2 million (unaudited) and $2.0 million (unaudited) for the three and six months ended June 30, 2016, respectively.

The future minimum lease commitments and obligations under the Company’s noncancelable operating and capital leases were as follows (in thousands):

Year ending December 31:	Operating Leases(1)	Capital Leases
2016	$4,148	$557
2017	3,385	435
2018	3,156	130
2019	3,013	—
2020	2,982	—
Thereafter	16,533	—
Total	$33,217	1,122
Less: Interest component		(98)
Present value of minimum lease payment		$1,024
Capital lease obligation, current portion		$494
Capital lease obligation, long term portion		$530

(1)	Includes the future minimum lease payments for the 10-year lease extension entered into in February 2016 for the Company’s California facility.

The current portion of capital lease obligation was recorded under other current liabilities and the long term portion was recorded under other noncurrent liabilities in the accompanying consolidated balance sheets.

Purchase Commitment

In June 2015, the Company entered into a master supply agreement with Trina Solar to purchase solar panels for its solar energy systems. Under this agreement, the Company was required to make minimum purchases of $20.1 million by December 31, 2015. Of this amount, $2.8 million was deferred to and later fulfilled in the three months ended March 31, 2016 (unaudited).

Other Commitments

In December 2015, the Company entered into a transaction agreement with a related party which outlines both parties’ intent to participate in certain investment vehicles which will purchase up to 400 megawatts of solar energy systems to be installed by the Company. Pursuant to the terms of the transaction agreement, the Company transferred $7.5 million into an escrow account in January 2016. Funds were to be released to the Company from the escrow account as certain volume commitments were met. The transaction agreement was terminated in June 2016. Upon termination of the transaction agreement, and according to a provision in the agreement, the Company was requested to release the $7.5 million escrow amount to the counterparty. The escrow release commitment was fully satisfied in July 2016. Such termination fees have been accrued as of June 30, 2016 and included in the general and administrative expenses (unaudited).

Litigation

On July 18, 2012, the Company received a subpoena from the Treasury Office of the Inspector General requesting production of certain documents in the Company’s possession, including documents related to applications under the 1603 Grant program. Through December 31, 2013, the Company recognized approximately $12.5 million in 1603 Grant funds. The Company also applies for and passes through to Lessee #1 and Lessee #2 eligible 1603 Grant funds. Receipts of such grants were approximately $17.8 million

SUNGEVITY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20. Commitments and Contingencies  – (continued)

through December 31, 2013. Management believes that it has adhered to the requirements of the 1603 Grant program and believes that its submissions are accurate and there will not be a significant impact to its financial position or result of operations due to this matter.

21. 401(K) Plan

The Company maintains a defined-contribution plan in the U.S. subject to Section 401(k) of the Internal Revenue Code (the “401(k) Plan”). Each eligible employee is allowed to participate in the 401(k) Plan as of his or her date of hire and may defer eligible compensation subject to applicable annual Code limits. Under the 401(k) Plan, all participants’ interests in their deferrals are 100% vested when contributed. The 401(k) Plan permits the Company to make matching contributions and profit sharing contributions to eligible participants. The Company did not make such discretionary contributions to date.

22. Subsequent Events

The Company has evaluated subsequent events through June 30, 2016, the date the consolidated financial statements were available for issuance.

In May 2016, the Company entered into a Note and Warrant Purchase Agreement with certain investors. Pursuant to the terms of the agreement, the Company issued unsecured subordinated convertible promissory notes (the “May 2016 Notes”) in an aggregate amount of $14.8 million at an interest rate of 15.0% per annum. Of which, $8.7 million were issued to the Company’s Board of Directors or their affiliates. The May 2016 Notes are convertible into certain shares at a pre-determined discount upon the occurrence of certain events. In addition, under the terms of the agreement, a warrant to purchase certain shares of Series D Preferred Stock at par value of $0.001 per share is issued to each investor purchasing the May 2016 Notes. In June 2016, the Company completed a follow on closing and received $3.4 million as of June 30, 2016.

In June 2016, the Company entered into a master sale agreement with a third party to purchase mounting systems for its solar energy systems for an initial term of two years with an option to extend the agreement for an additional one year. The agreement includes a minimum purchase commitment for $4.5 million in the first year and $10.0 million in the subsequent year, subject to certain terms and conditions.

In June 2016, the Company and Easterly Acquisition Corp. (“Easterly”), a publically traded company, entered into a definitive merger agreement. Pursuant to the agreement, which is subject to customary closing conditions and approval by Easterly and Sungevity stockholders, all of the outstanding equity and convertible debt of Sungevity will be converted into shares of Easterly common stock. Upon completion of the merger, Easterly will change its name to Sungevity Holdings, Inc.. Sungevity will retain a majority ownership in the merged company, which will trade on the NASDAQ stock exchange.

23. Events Subsequent to the Date of Independent Registered Pubilc Accounting Firm's Report (Unaudited)

In June 2016, the Company completed a follow on closing of the May 2016 Notes and received $1.2 million on July 1, 2016 and $0.4 million on July 8, 2016.

In June 2016, the Company entered into a master supply agreement with a third party for an initial term of one year with an option to extend the agreement for one additional year. The Company agreed, as of the effective date of the agreement, to purchase and incorporate the inverters from that third party for residential inverters having delivery dates during the initial term for all new U.S. residential projects. Note the Company's commitment to purchase exludes certain transactions that occurred prior to the effective date of this agreement through July 15, 2016.

In August 2016, the Company completed an initial closing (the “August 2016 Notes”) in an aggregate amount of $3.3 million at an interest rate of 15.0% per annum and a follow-on closing in an aggregate amount of $1.7 million at an interest rate of 15.0%, of which $2.0 million were issued to the Company’s Board of Directors or their affiliates. The August 2016 Notes are convertible into certain shares at a

SUNGEVITY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

23. Events Subsequent to the Date of Independent Registered Pubilc Accounting Firm's Report (Unaudited)  – (continued)

pre-determined discount upon the occurrence of certain events. In addition, under the terms of the agreement, a warrant to purchase certain shares of Series D Preferred Stock at par value of $0.001 per share is issued to each investor purchasing the August 2016 Notes.

In September 2016, the Company completed a follow-on closing of the August 2016 Notes and received an additional $5.8 million.

In September 2016, Sungevity entered into a loan and security agreement with MMA Energy Capital, LLC (or one of its affiliates), for an aggregate term loan of $10 million. The term loan facility with MMA is substantially similar to the loan facility with Hercules but is subordinated to Hercules and is required to be paid upon the closing of the Merger. In connection with the loan, the Company issued a warrant for warrant coverage in the amount of $4.5 million to MMA Energy Capital to purchase shares of Series D preferred stock of the Company or shares in the next round of equity financing.

Sungevity’s loan agreement with MMA contains similar provisions and would require Sungevity to repay the Term Loan amount and a prepayment charge of $0.1 million if terminated prior to December 19, 2016 and equal to $0.05 million if after December 19, 2016.

In September 2016, Sungevity entered into a consent with Hercules under which it has to repay to Hercules $10 million of its outstanding term loan plus $1.85 million in fees at the closing of the Merger. In addition, if Easterly has less than $75 million of available cash at the closing, including in the Trust Account after giving effect to redemptions or otherwise, Sungevity is expected to repay Hercules approximately $8.89 million in term loan and fees at the closing of the Merger.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

SUNGEVITY, INC.,

EASTERLY ACQUISITION CORP.,

SOLARIS MERGER SUB INC.

And

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

solely in its capacity as Sellers Representative

Dated as of June 28, 2016

Annex A-i

Annex A-ii

Annex A-iii

Page
ARTICLE IX
MISCELLANEOUS
Section 9.1 Amendment and Modification	Annex A-58
Section 9.2 Extension; Waiver	Annex A-58
Section 9.3 Nonsurvival of Representations and Warranties	Annex A-58
Section 9.4 Notices	Annex A-58
Section 9.5 Counterparts	Annex A-59
Section 9.6 Entire Agreement; Third Party Beneficiaries	Annex A-59
Section 9.7 Severability	Annex A-59
Section 9.8 Specific Performance	Annex A-59
Section 9.9 Assignment	Annex A-60
Section 9.10 Headings; Interpretation	Annex A-60
Section 9.11 Governing Law	Annex A-60
Section 9.12 Exclusive Jurisdiction	Annex A-60
Section 9.13 WAIVER OF JURY TRIAL	Annex A-61
Section 9.14 Sellers Representative	Annex A-61
Section 9.15 Trust Account Waiver	Annex A-63
Section 9.16 Waiver of Conflicts Regarding Representation	Annex A-63
Section 9.17 Definitions	Annex A-64
Exhibit A Form of Certificate of Merger
Exhibit B Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation
Exhibit C Form of Amended and Restated Bylaws of the Surviving Corporation
Exhibit D Form of Amended and Restated Certificate of Incorporation of Parent
Exhibit E Form of Escrow Agreement
Exhibit F Form of Written Consent and Joinder Agreement
Exhibit G Form of Sungevity Holdings, Inc. 2016 Omnibus Equity Incentive Plan
Exhibit H Form of Sungevity Holdings, Inc. 2016 Employee Stock Purchase Plan

Annex A-iv

INDEX OF DEFINED TERMS

Defined Term	Section
Acquisition Proposal	5.6(d)(i)
Adjusted Company Preferred Consideration	9.17
Adjusted Company Preferred Per Share Consideration	2.1(b)(iv)
Adjusted Company Series A Per Share Consideration	2.1(b)(iv)
Adjusted Company Series B Per Share Consideration	2.1(b)(iii)
Adjusted Company Series C Per Share Consideration	2.1(b)(ii)
Adjusted Company Series D Per Share Consideration	2.1(b)(i)
Adverse Recommendation Change	5.6(a)
Advisory Committee	9.17
Affiliate	9.17
Agent	5.22
Aggregate Parent Common Stock	2.1(b)(vi)
Agreement	Preamble
Antitrust Filings	5.3(a)
Antitrust Law	9.17
Applicable Preference	9.17
Appraisal Rights Claim	9.17
Appraisal Rights Statute	2.7
Asserted Liability	7.5(a)
Audited Annual Financial Statements	5.5(c)
Available Cash	9.17
Business Combination	3.2(b)
Business Day	9.17
Cancelled Warrant	2.6(b)
Capitalization Date	4.2(b)
Certificate of Merger	1.3(a)
Claim Notice	9.17
Closing	1.2
Closing Date	1.2
Code	Recitals
Common Exchange Ratio	2.1(c)
Common Stock Allocation	2.1(h)
Common Stock Allocation Participant	9.17
Company	Preamble
Company Benefit Plan	4.11(b)
Company Board	4.4(b)
Company Book-Entry Shares	2.1(e)
Company Capital Stock	4.2(a)
Company Certificate	2.1(e)
Company Class A Common Stock	9.17
Company Class A Warrants	9.17
Company Class B Common Stock	9.17
Company Common Per Share Consideration	2.1(b)(v)
Company Common Stock	2.1
Company Disclosure Letter	Article IV
Company Financial Statements	4.6(a)
Company Intellectual Property	9.17

Annex A-v

Defined Term	Section
Company Licenses	4.10(b)(i)
Company Material Adverse Effect	Article IV
Company Preferred Stock	2.1
Company Preferred Warrants	9.17
Company Recommendation	4.4(b)
Company Series A Per Share Consideration	9.17
Company Series A Preferred Stock	9.17
Company Series A Warrants	9.17
Company Series B Per Share Consideration	9.17
Company Series B Preferred Stock	9.17
Company Series B Warrants	9.17
Company Series C Per Share Consideration	9.17
Company Series C Preferred Stock	9.17
Company Series C Warrants	9.17
Company Series D Per Share Consideration	9.17
Company Series D Preferred Stock	9.17
Company Series D Warrants	9.17
Company Software Products	4.16(g)
Company Stock Options	9.17
Company Stock Plans	9.17
Company Stockholder Approval	4.4(c)
Company Systems	4.16(f)
Company Warrants	4.2(d)
Confidentiality Agreement	9.17
Consents	3.4(a)
Consideration Spreadsheet	2.1(c)
Contract	3.4(b)
control	9.17
Convertible Promissory Note	9.17
Debt Parties	5.22
DGCL	1.1(a)
Director	9.17
Dissenting Shares	2.7
DOJ	5.3(a)
EAR	4.21(a)
Effective Time	1.3(b)
Employee Grant Shares	2.6(d)
Environmental Laws	4.12
ERISA	3.10(a)
ERISA Affiliate	3.10(a)
Escrow Account	2.4(c)
Escrow Agent	2.4(c)
Escrow Agreement	2.4(c)
Escrow Shares	2.4(b)(i)
Exchange Act	3.4(a)
Exchange Agent	2.4(a)
Exchange Fund	2.4(a)
Expense Fund	9.14(j)

Annex A-vi

Defined Term	Section
Fair Market Value of the Company	9.17
Filings	3.4(a)
Firms	9.16
Form S-4	5.5(a)
FTC	5.3(a)
GAAP	9.17
Governmental Entity	3.4(a)
Hazardous Substances	9.17
HSR Act	9.17
Implied Merger Consideration Per Company Common Share	9.17
Indebtedness	9.17
Indemnifying Holders	9.17
Indemnitee	5.11(a)
Indemnitees	5.11(a)
Initial Release Date	7.2
Intellectual Property	9.17
Intervening Event	5.6(d)(ii)
In-the-Money Common Warrant	2.6(c)
In-the-Money Preferred Warrant	2.6(b)
In-the-Money Warrant	2.6(c)
Investment Company Act	3.17
Investor Agreements	5.22
IPO	3.20(a)
Knowledge	9.17
known	9.17
Laws	9.17
Leased Property	4.13(b)
Letter of Transmittal	2.4(b)(i)
Liens	9.17
Losses	9.17
LSA	5.22
Material Adverse Effect	9.17
Material Contracts	9.17
Materially Burdensome Regulatory Condition	5.10(b)
Merger	1.1(a)
Merger Consideration	2.1(b)
Merger Sub	Preamble
Money Laundering Laws	4.22
Nasdaq	9.17
New Convertible Notes	9.17
Non-U.S. Company Benefit Plan	4.11(h)
Notice Period	5.6(b)(i)
OFAC	4.21(a)
OFAC Regulations	4.21(a)
Open Source Software	9.17
Order	9.17
Outside Date	8.1(b)(ii)
Parent	Preamble

Annex A-vii

Defined Term	Section
Parent Acquisition Proposal	5.6(d)(iii)
Parent Benefit Plan	3.10(a)
Parent Board	3.3(b)
Parent Bylaws	3.1
Parent Capital Stock	3.2(a)
Parent Charter	3.1
Parent Common Stock	2.1(f)
Parent Disclosure Letter	Article III
Parent Indemnification Claim	7.2
Parent Indemnified Party	7.2
Parent Material Adverse Effect	Article III
Parent Preferred Stock	3.2(a)
Parent Recommendation	3.3(b)
Parent Restated Charter	1.4(b)
Parent SEC Documents	3.5(a)
Parent SEC Financial Statements	3.5(c)
Parent Stock Plan	5.20
Parent Stock Purchase Plan	5.20
Parent Stockholder Approval	3.18
Parent Stockholders Meeting	5.5(d)
Parent Warrant	2.1(g)
Payout Excess	2.2
Pending Claim	7.2
Per Share Calculations	9.17
Permitted Lien	9.17
Person	9.17
Preference Cutback Amount	9.17
Premium Cap	5.11(c)
Pro Rata Portion	9.17
Proceeding	9.17
Prohibited Fund	4.23(c)
Property Leases	4.13(b)
Prospectus	9.15
Proxy/Consent Solicitation Statement	5.5(a)
Redemption Shares	2.1(f)
Release	9.17
Released Claims	7.7
Renewable Portfolio Standard	9.17
Representative Losses	9.14(e)
Representatives	5.5(a)
Required Derivative Security Consents	2.6(e)
Required Governmental Consents	6.1(f)
Sales Process Claim	9.17
Sarbanes-Oxley Act	3.5(d)
SEC	3.4(a)
Section 1542	7.7(b)
Securities Act	3.4(a)
Seller Group	9.16

Annex A-viii

Defined Term	Section
Sellers Representative	Preamble
Selling Stockholders	9.14(a)
Shared Cutback Amount	9.17
Sponsor	5.18
Stockholder Notice	5.4(b)
Subsidiary	9.17
Superior Proposal	5.6(d)(iv)
Survival Period	7.1
Surviving Corporation	1.1(a)
Takeover Laws	3.3(c)
Tax Benefits	7.3(e)
Tax Opinion	6.2(d)
Tax Opinion Materials	5.16
Tax Return	9.17
Taxes	9.17
Termination Fee	8.3(b)
Threatened	9.17
Total Escrow Shares	7.2
Transactions	1.1(a)
Trust Account	3.20
Trust Agreement	3.20
Trustee	3.20
Unaudited Annual Financial Statements	4.6(a)
Voting Agreement	Recitals
Waived 280G Benefits	5.19
WARN Act	4.11(l)
Warrant Agreement	2.1(g)
Written Consent and Joinder Agreement	5.4(a)

Annex A-ix

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 28, 2016 (this “Agreement”), by and among SUNGEVITY, INC., a Delaware corporation (the “Company”), EASTERLY ACQUISITION CORP., a Delaware corporation (“Parent”), SOLARIS MERGER SUB INC., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Shareholder Representative Services LLC, a Colorado limited liability company (“Sellers Representative”), solely in its capacity as Sellers Representative.

WITNESSETH:

WHEREAS, in anticipation of the Merger, Parent has incorporated Merger Sub;

WHEREAS, each of the Company, Parent and Merger Sub desire, following the satisfaction or waiver of the conditions set forth in Article VI, to effect the Merger upon the terms and conditions set forth in this Agreement, whereby Merger Sub shall be merged with and into the Company, with the Company being the surviving entity in the Merger, and the Surviving Corporation becoming a wholly owned subsidiary of Parent;

WHEREAS, the Boards of Directors of each of the Company, Parent, and Merger Sub have determined that it is advisable and in the best interests of their respective companies and stockholders to consummate the Merger and the Transactions on the terms and conditions set forth herein;

WHEREAS, for U.S. federal income Tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); that this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and that the Company, Parent and Merger Sub will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code;

WHEREAS, certain stockholders of the Company are delivering to the Company and Parent, a Voting Agreement (the “Voting Agreement”), dated as of the date hereof, pursuant to which, among other things, the Persons indicated on the signature pages thereof have agreed to vote their Company Common Stock and Company Preferred Stock in favor of certain matters, including the Merger and the other Transactions; and

WHEREAS, the Company, Parent, and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Company, Parent, Merger Sub and Sellers Representative agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger.

(a) At the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and upon the terms set forth in this Agreement, whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”). As a result of the Merger, the Surviving Corporation shall become a wholly owned Subsidiary of Parent. The Merger and other transactions contemplated by this Agreement, are referred to herein as the “Transactions.”

(b) From and after the Effective Time, except as otherwise agreed pursuant to the terms of this Agreement, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of the Company and Merger Sub, all as provided under the DGCL.

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Section 1.2 Closing.  Unless this Agreement is earlier terminated pursuant to Article VIII, the closing of the Merger (the “Closing”) shall take place at the offices of Hogan Lovells US LLP, 875 Third Avenue, New York, NY 10022 at 11:00 a.m. local time, unless another time or place is mutually agreed upon in writing by Parent and the Company, as soon as practicable (but, subject to the satisfaction or, to the extent permitted hereunder, waiver of the applicable conditions set forth in Article VI, in any event, within three (3) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all applicable conditions set forth in Article VI (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions) or at such other time and place as the Company and Parent shall agree. The date and time on which the Closing occurs is referred to herein as the “Closing Date.”

Section 1.3 Effective Time.

(a) On the Closing Date, the Company shall file a certificate of merger (the “Certificate of Merger”), in substantially the form attached hereto as Exhibit A, with the Delaware Secretary of State in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required by the DGCL in connection with the Merger.

(b) The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such later time as the Company and Parent shall agree and specify in the Certificate of Merger (such time as the Merger becomes effective being the “Effective Time”).

Section 1.4 Certificates of Incorporation and Bylaws.

(a) The certificate of incorporation of the Company shall be amended and restated in its entirety at the Effective Time to be in the form attached hereto as Exhibit B and, as so amended and restated, shall be the amended and restated certificate of incorporation of the Surviving Corporation. The bylaws of the Company shall be amended and restated in their entirety at the Effective Time to be in the form attached hereto as Exhibit C and, as so amended and restated, shall be the amended and restated bylaws of the Surviving Corporation.

(b) Parent shall cause the certificate of incorporation of Parent to be amended and restated in its entirety at the Effective Time to be in the form attached hereto as Exhibit D (the “Parent Restated Charter”), which amendment and restatement shall, among other things, change the name of Parent to “Sungevity Holdings, Inc.”; provided, that if the provisions included in such form of Parent Restated Charter that relate to (i) a reverse stock split of the shares of Parent Common Stock and/or (ii) requiring that certain types of claims be brought only in courts in Delaware, in either case, are not approved by the Parent Stockholder Approval, then the Parent Restated Charter shall instead be amended and restated to be in the form attached hereto as Exhibit D but excluding any such provision(s) not so approved.

Section 1.5 Directors and Officers of Parent and the Surviving Corporation.

(a) From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the Persons set forth in Section 1.5(a) of the Company Disclosure Letter shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately before the Effective Time shall be the officers of the Surviving Corporation.

(b) Until successors are duly elected or appointed and qualified in accordance with applicable Law, the parties shall use reasonable best efforts and take all necessary action so that the Persons listed in Section 1.5(b) of the Company Disclosure Letter are elected or appointed, as applicable, to the positions of officers and directors of Parent, as set forth therein, to serve in such positions effective immediately before the Effective Time. If any Person listed in Section 1.5(b) of the Company Disclosure Letter is unable to serve or is no longer providing continuing services to either Parent or the Company, the party appointing such Person shall designate a successor.

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ARTICLE II

EFFECT ON THE CAPITAL STOCK OF
THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Share Capital of Parent, the Company and Merger Sub.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any shares of the Company Class A Common Stock or Company Class B Common Stock (collectively, “Company Common Stock”), or any holder of any shares of Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock or Company Series D Preferred Stock (collectively, including any shares of Company Series D Preferred Stock issued immediately prior to the Effective Time upon conversion of any subordinated convertible notes, “Company Preferred Stock”):

(a) All Company Common Stock and Company Preferred Stock that are held by the Company as treasury stock or that are owned by the Company, or any wholly owned Subsidiary of the Company or by Parent or any wholly owned Subsidiary of Parent immediately prior to the Effective Time shall be cancelled such that they shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Subject to the other provisions of this Section 2.1 and Sections 2.2, 2.3, 2.4, 2.6 and 2.7, each share of Company Common Stock and Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive that portion of a fully paid and nonassessable share of Parent Common Stock determined as follows (the “Merger Consideration”):

(i) each share of Company Series D Preferred Stock issued and outstanding immediately prior to the Effective Time, including any shares of Company Series D Preferred Stock issued pursuant to Section 2.6(b) (other than Dissenting Shares) and any shares of Company Series D Preferred Stock issued immediately prior to the Effective Time upon conversion of any subordinated convertible notes, shall be converted and exchanged, without any action on the part of the holders thereof, into the right to receive the Company Series D Per Share Consideration, plus the additional consideration, if any, as set forth in Section 2.1(b)(v) (the “Adjusted Company Series D Per Share Consideration”);

(ii) each share of Company Series C Preferred Stock issued and outstanding immediately prior to the Effective Time, including any shares of Company Series C Preferred Stock issued pursuant to Section 2.6(b) (other than Dissenting Shares), shall be converted and exchanged, without any action on the part of the holders thereof, into the right to receive the Company Series C Per Share Consideration, plus the additional consideration, if any, as set forth in Section 2.1(b)(v) (the “Adjusted Company Series C Per Share Consideration”);

(iii) each share of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time, including any shares of Company Series B Preferred Stock issued pursuant to Section 2.6(b) (other than Dissenting Shares), shall be converted and exchanged, without any action on the part of the holders thereof, into the right to receive the Company Series B Per Share Consideration, plus the additional consideration, if any, as set forth in Section 2.1(b)(v) (the “Adjusted Company Series B Per Share Consideration”);

(iv) each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time, including any shares of Company Series A Preferred Stock issued pursuant to Section 2.6(b) (other than Dissenting Shares), shall be converted and exchanged, without any action on the part of the holders thereof, into the right to receive the Company Series A Per Share Consideration, plus the additional consideration, if any, as set forth in Section 2.1(b)(v) (the “Adjusted Company Series A Per Share Consideration” and, together with the Adjusted Company Series D Per Share Consideration, the Adjusted Company Series C Per Share Consideration and the Adjusted Company Series B Per Share Consideration, the applicable “Adjusted Company Preferred Per Share Consideration”);

(v) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, including any shares of Company Common Stock issued pursuant to Section 2.6(c) (other than Dissenting Shares) shall be converted and exchanged, without any action on the part of

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the holders thereof, into the right to receive (collectively, the “Company Common Per Share Consideration”) and, as applicable, each share of Company Preferred Stock shall receive additional consideration as set forth below:

(1) in addition to the additional consideration, if any, as set forth in the remainder of this Section 2.1(b)(v) (and each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time, including any shares of Company Preferred Stock issued pursuant to Section 2.6(b) (other than Dissenting Shares), shall additionally receive), such amount of Parent Common Stock, if any, equal to the lesser of 0.0003975 shares of Parent Common Stock and (A) the difference, if positive, of the Aggregate Parent Common Stock less the number of shares of Parent Common Stock issued pursuant to (x) the Common Stock Allocation, and (y) subsections (i) through (iv) above (and if negative, such difference equaling zero), divided by (B) the total number of shares of Company Preferred Stock and Company Common Stock, including any such shares of Company Preferred Stock and Company Common Stock issued pursuant to Section 2.6, issued and outstanding immediately prior to the Effective Time;

(2) in addition (and each share of Company Series C Preferred Stock and Company Series D Preferred Stock issued and outstanding immediately prior to the Effective Time, including any shares of Company Series C Preferred Stock and Company Series D Preferred Stock issued pursuant to Section 2.6(b) (other than Dissenting Shares), shall additionally receive) such amount of Parent Common Stock, if any, equal to the lesser of 0.0000525 shares of Parent Common Stock and (A) the difference, if positive, of the Aggregate Parent Common Stock less the number of shares of Parent Common Stock issued pursuant to (x) the Common Stock Allocation, and (y) subsections (i) through (v)(1) above (and if negative, such difference equaling zero), divided by (B) the total number of shares of Company Series C Preferred Stock, Company Series D Preferred Stock and Company Common Stock, including any shares of Company Series C Preferred Stock, Company Series D Preferred Stock and Company Common Stock issued pursuant to Section 2.6, issued and outstanding immediately prior to the Effective Time;

(3) in addition (and each share of Company Series D Preferred Stock issued and outstanding immediately prior to the Effective Time, including any shares of Company Series D Preferred Stock issued pursuant to Section 2.6(b) (other than Dissenting Shares), shall additionally receive) such amount of Parent Common Stock, if any, equal to the lesser of 0.0000405 shares of Parent Common Stock and (A) the difference, if positive, of the Aggregate Parent Common Stock less the number of shares of Parent Common Stock issued pursuant to (x) the Common Stock Allocation, and (y) subsections (i) through (v)(2) above (and if negative, such difference equaling zero), divided by (B) the total number of shares of Company Series D Preferred Stock and Company Common Stock, including any shares of Company Series D Preferred Stock and Company Common Stock issued pursuant to Section 2.6, issued and outstanding immediately prior to the Effective Time;

(4) such additional amount of Parent Common Stock, if any, equal to (A) the difference, if positive, of the Aggregate Parent Common Stock less the number of shares of Parent Common Stock issued pursuant to (x) the Common Stock Allocation, and (y) subsections (i) through (v)(3) above (and if negative, such difference equaling zero), divided by (B) the total number of shares of Company Common Stock, including any such shares of Company Common Stock issued pursuant to Section 2.6, issued and outstanding immediately prior to the Effective Time; and

(5) such additional amount of Parent Common Stock as provided in Section 2.1(h)(i).

(vi) For purposes of determining the amount of Parent Common Stock to be received by each Selling Stockholder, the aggregate amount of shares of Parent Common Stock to be received by all Selling Stockholders pursuant to this Section 2.1(b) (including by virtue of Section 2.6) and all Common Stock Allocation Participants pursuant to the Common Stock Allocation shall be

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35,000,000 (the “Aggregate Parent Common Stock”). For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, in no event shall Parent issue, or be required to issue, at or in connection with the Closing or any of the Transactions contemplated by this Agreement (and taking into account the issuance and/or conversion of any outstanding convertible promissory notes, Company Capital Stock (or any other capital stock or interests therein of the Company), conversion of Company Preferred Stock or the exercise of Company Stock Options and Company Warrants) more than the sum of (x) the Aggregate Parent Common Stock and (y) the Employee Grant Shares.

(vii) In the event that this Section 2.1 would otherwise result in the issuance of Parent Common Stock in excess of the Aggregate Parent Common Stock, the number of shares of Parent Common Stock issuable in respect of each share of Company Preferred Stock pursuant to Sections 2.1(b)(i) through (iv) above shall be reduced by a number equal to (x) the Company Series D Per Share Consideration (in the case of the Company Series D Preferred Stock), the Company Series C Per Share Consideration (in the case of the Company Series C Preferred Stock), the Company Series B Per Share Consideration (in the case of the Company Series B Preferred Stock), and the Company Series A Per Share Consideration (in the case of the Company Series A Preferred Stock), in each case, divided by the Adjusted Company Preferred Consideration, and then multiplied by (y) the sum of (A) 50% of the Shared Cutback Amount plus (B) the Preference Cutback Amount.

(c) Section 2.1(c) of the Company Disclosure Letter sets forth the Consideration Spreadsheet as of the Capitalization Date. As soon as possible, but in any event no later than three (3) Business Days, prior to the Effective Time, the Company shall deliver to Parent and the Exchange Agent the final Consideration Spreadsheet as of immediately prior to the Effective Time, which shall only reflect changes from the initial Consideration Spreadsheet as a result of the issuance and conversion of any outstanding convertible promissory notes, conversion of Company Preferred Stock or the exercise of Company Stock Options and Company Warrants (including the issuance of Company Capital Stock in accordance with Section 2.6 in respect thereof). For purposes of this Agreement, “Consideration Spreadsheet” means a spreadsheet which shall include: (i) the fraction of a share of Parent Common Stock into which one share of Company Common Stock shall be converted as a result of the Merger in accordance with Section 2.1(b)(v) (the “Common Exchange Ratio”), if any; (ii) the Per Share Calculations; (iii) the Implied Merger Consideration Per Company Common Share; (iv) (A) the names of all Selling Stockholders and their respective addresses, (B) the number and type of shares of Company Capital Stock held by each Selling Stockholder, (C) where applicable and if required by the Exchange Agent, the respective certificate numbers held by each Selling Stockholder, and (D) the number of shares of Parent Common Stock to be paid to each Selling Stockholder at Closing in respect of each type of shares of Company Capital Stock held by such Selling Stockholder (not including, for the purposes of this subsection (iv), information with respect to the issuance of Company Capital Stock immediately prior to the Effective Time in respect of In-the-Money Warrants); (v) (A) the names of all Common Stock Allocation Participants and their respective addresses, and (B) the number of shares of Parent Common Stock to be paid to each Common Stock Allocation Participant at Closing; (vi) (A) the names of all holders of In-the-Money Warrants and their respective addresses; (B) the number and type of shares of Company Capital Stock underlying the In-the-Money Warrants held by each such holder, (C) the grant date, expiration date, exercise price per share, vesting schedule and vested status of each In-the-Money Warrant held by each such holder, (D) the number of shares of Company Capital Stock issued immediately prior to the Effective Time in respect of each such In-the-Money Warrant in accordance with Section 2.6 and (E) the number of shares of Parent Common Stock to be paid to each Selling Stockholder at Closing in respect of such shares of Company Capital Stock; (vii) the number of each Indemnifying Holder’s Escrow Shares to be deposited in the Escrow Account pursuant to Section 2.4(b); (viii) with respect to each Indemnifying Holder, such Indemnifying Holder’s Escrow Shares divided by the total Escrow Shares; and (ix) solely for delivery of the final Consideration Spreadsheet and not in the initial delivery of the initial Consideration Spreadsheet, the allocation of the Employee Grant Shares. The Company shall also provide Parent with such information as Parent or Escrow Agent may reasonably request with regards to the calculation of the Merger Consideration. Parent, the Surviving Corporation and the Exchange Agent shall be entitled to rely entirely on the information contained in the

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Consideration Spreadsheet for the purposes of satisfying Parent’s and/or Surviving Corporation’s obligation to deliver the Merger Consideration.

(d) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of the Effective Time. Each stock certificate of Merger Sub shall, after the Effective Time, evidence ownership of the number of shares of common stock of the Surviving Corporation into which shares of the common stock of Merger Sub converted pursuant to the Merger.

(e) As of the Effective Time, all of the Company Common Stock and Company Preferred Stock converted into the right to receive the Merger Consideration pursuant to this Section 2.1 shall cease to exist and each holder of a certificate representing any such Company Common Stock and Company Preferred Stock (a “Company Certificate”) or Company Common Stock and Company Preferred Stock held in book entry form (“Company Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive, in accordance with Section 2.1(b), the Merger Consideration and any other amounts herein provided, upon surrender of such Company Certificate, if applicable, without interest.

(f) The parties hereto acknowledge and agree that, pursuant to the terms of the Parent Charter, each share of common stock, par value $0.0001 per share, of Parent (“Parent Common Stock”) issued and outstanding immediately prior to the Effective Time with respect to which a Parent stockholder has validly exercised its redemption rights provided for in Section 9.2 of the Parent Charter (“Redemption Shares”) shall be redeemed in cash for an amount per share calculated in accordance with Section 9.2 of the Parent Charter. At or as promptly as practical after the Effective Time, Parent shall make the cash payments required under such Section 9.2 of the Parent Charter in respect of each such Redemption Share. As of the Effective Time, all such Redemption Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any shares of Parent Common Stock or shares of Parent Common Stock held in book entry form representing such Redemption Shares shall cease to have any rights with respect thereto, except the right to receive the cash payments referred to in the immediately preceding sentence.

(g) The parties hereto acknowledge that each warrant to purchase shares of Parent Common Stock issued pursuant to the Warrant Agreement (the “Warrant Agreement”), dated as of July 29, 2015, by and between Parent and Continental Stock Transfer & Trust Company (including the Private Placement Warrants (as defined therein)) (a “Parent Warrant”), to the extent then outstanding, shall, pursuant to the terms of the Warrant Agreement, remain outstanding and shall be subject to the terms of the Warrant Agreement.

(h) Subject to the other provisions of this Section 2.1 and Sections 2.2, 2.3 and 2.4, at the Effective Time, Common Stock Allocation Participants shall be entitled to receive an aggregate of 1,750,000 shares of Parent Common Stock, less 50% of the Shared Cutback Amount (the “Common Stock Allocation”) as follows:

(i) each holder of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be entitled to receive as additional Merger Consideration a portion of the Common Stock Allocation equal to the product of (x) the Common Stock Allocation multiplied by the quotient of (y) the aggregate number of shares of Company Common Stock held by such holder immediately prior to the Effective Time, divided by the sum of the total issued and outstanding shares of Company Common Stock plus the total number of shares of Company Common Stock issuable pursuant to issued and outstanding vested Company Stock Options, both immediately prior to the Effective Time; provided, that the number of shares of Parent Common Stock issued pursuant to this Section 2.1(h)(i) shall be reduced by a number of shares having a fair market value equal to the amount necessary to satisfy the required tax withholding, if applicable, in connection with the issuance of the shares of Parent Common Stock from the Common Stock Allocation and the

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Company or the Parent, as applicable, shall remit the necessary tax withholdings on behalf of the holders of Company Common Stock to the applicable Governmental Entity; and

(ii) each holder of vested Company Stock Options issued and outstanding immediately prior to the Effective Time shall be entitled to receive a portion of the Common Stock Allocation equal to the product of (x) the Common Stock Allocation multiplied by the quotient of (y) the aggregate number of vested Company Stock Options held by such holder immediately prior to the Effective Time, divided by the sum of the total issued and outstanding shares of Company Common Stock plus the total number of shares of Company Common Stock issuable pursuant to issued and outstanding vested Company Stock Options, both immediately prior to the Effective Time; provided, that the number of shares of Parent Common Stock issued pursuant to this Section 2.1(h)(ii) shall be reduced by a number of shares having a fair market value equal to the amount necessary to satisfy the required tax withholding, if applicable, in connection with the issuance of the shares of Parent Common Stock from the Common Stock Allocation and the Company or the Parent, as applicable, shall remit the necessary tax withholdings on behalf of the holders of vested Company Stock Options to the applicable Governmental Entity.

(iii) For the avoidance of doubt, no portion of the Common Stock Allocation shall be considered Escrow Shares. Additionally, for the avoidance of doubt, no holder of Company Preferred Stock nor any holder of Company Common Stock to the extent their Company Common Stock that is issued upon conversion of Company Preferred Stock shall be a Common Stock Allocation Participant.

Section 2.2 Certain Adjustments.  Notwithstanding anything in this Agreement to the contrary, (a) if, from the date of this Agreement until the Effective Time, and subject to the terms of this Agreement, the outstanding shares of Company Common Stock, Company Preferred Stock or Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, share or stock split (including a reverse share or stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction (for the avoidance of doubt, (i) excluding the exercise of redemption rights by Parent stockholders pursuant to Section 9.2 of the Parent Charter, but (ii) including any reverse stock split of Parent Common Stock if and to the extent implemented by the Parent Restated Charter), or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Merger Consideration, the Per Share Calculations and any other similarly dependent items, as the case may be, shall be equitably adjusted to provide the holders of Company Common Stock and Company Preferred Stock, Common Stock Allocation Participants and recipients of the Employee Grant Shares the same economic effect as contemplated by this Agreement prior to such event; provided that any reverse stock split of Parent Common Stock will not be effected prior to the Effective Time; (b) if shares of any series of Company Preferred Stock would be entitled to a greater amount of Parent Common Stock pursuant to Section 2.1(b) were such shares converted into Company Common Stock immediately prior to the Effective Time than such shares of Company Preferred Stock would be entitled to receive without such conversion, without any further action by the holders thereof, each such share shall be deemed to have converted to Company Common Stock immediately prior to the Effective Time; and (c) if any of the transactions contemplated by this Agreement or otherwise would result in Parent issuing, or being required to issue, at or in connection with the Closing or as a result of any of the transactions contemplated by this Agreement (and taking into account the issuance and/or conversion of any outstanding convertible promissory notes, Company Capital Stock (or any other capital stock or interests therein of the Company) conversion of Company Preferred Stock or the exercise of Company Stock Options and Company Warrants) more than the sum of (x) the Aggregate Parent Common Stock and (y) the Employee Grant Shares, after giving effect to Section 2.1(b)(vii) (such excess, the “Payout Excess”), then the Merger Consideration payable to each Selling Stockholder and the shares of Parent Common Stock issued to Common Stock Allocation Participants shall be reduced, on an individual basis, by a ratio equal to (i) the Aggregate Parent Common Stock divided by (ii) the Aggregate Parent Common Stock plus the Payout Excess (i.e, proportionately to the extent necessary so as not to result in any such excess).

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Section 2.3 Fractional Shares.  No fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock and Company Preferred Stock in the Merger or pursuant to the issuance of shares of Parent Common Stock pursuant to Section 2.1(h), but in lieu thereof each holder of Company Common Stock and Company Preferred Stock or Common Stock Allocation Participant otherwise entitled to a fractional share of Parent Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.3, a cash payment in lieu of such fractional share of Parent Common Stock determined by multiplying the fractional share interest in Parent Common Stock to which such holder would otherwise be entitled by $10.00.

Section 2.4 Exchange of Certificates; Escrow.

(a) At, promptly following or prior to the Effective Time, Parent shall deposit with a nationally recognized financial institution designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock and Company Preferred Stock, for exchange in accordance with this Article II, through the Exchange Agent, subject to Section 2.4(b)(ii), certificates or evidence of book-entry shares representing the full number of shares of Parent Common Stock issued pursuant to Section 2.1, Section 2.6(b) and Section 2.6(c) in exchange for outstanding shares of Company Common Stock and Company Preferred Stock and in respect of the Common Stock Allocation. Parent shall, after the Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions payable on such shares of Parent Common Stock pursuant to Section 2.4(c) (such shares of Parent Common Stock provided to the Exchange Agent, together with any dividends or other distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). Parent shall make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 2.3.

(b) Exchange Procedures.

(i) Certificates.  Parent shall instruct the Exchange Agent to mail or deliver, as soon as reasonably practicable after the Effective Time (and in any event within two (2) Business Days thereafter), to each holder of record of Company Capital Stock whose shares (subject to any appraisal rights under the Appraisal Rights Statute) were converted into the right to receive the Merger Consideration (A) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates, to the Exchange Agent and shall be in customary form and have such other provisions as are reasonably satisfactory to the Company (the “Letter of Transmittal”) and (B) instructions for use in effecting the surrender of the Company Certificates in exchange for the Merger Consideration. Upon surrender of a Company Certificate for Company Preferred Stock, In-the-Money Preferred Warrants or In-the-Money Common Warrants for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with the Letter of Transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Company Certificate, In-the-Money Preferred Warrant or In-the-Money Common Warrants, as applicable, shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver in exchange therefor as promptly as practicable (1) the number of whole shares of Parent Common Stock (which shall be in non-certificated book entry form unless determined otherwise by Parent) representing, in the aggregate, the sum of (x) ninety percent (90%) of the whole number of shares that such holder has the right to receive pursuant to Section 2.1(b) and (y) one hundred percent (100%) of the whole number of shares that such holder has the right to receive pursuant to Section 2.1(h) (after taking into account all shares then held by such holder and rounding such amount of shares down to the nearest whole share), (2) subject to Section 2.4(c) and Article VII, the number of whole shares of Parent Common Stock (which shall be in non-certificated book entry form unless determined otherwise by Parent) representing, in the aggregate, ten percent (10%) of the whole number of shares that such holder has the right to receive pursuant to Section 2.1(b) (after taking into account all shares then held by such holder and rounding such amount of shares down to the nearest whole share) (the “Escrow Shares”), which shall not be distributed to such holder but instead shall be deposited in the Escrow Account pursuant to

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Section 2.4(c), (3) any dividends or other distributions payable pursuant to Section 2.4(d) and (4) cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3, and the Company Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Capital Stock that is not registered in the transfer records of the Company payment may be made and shares may be issued to a Person other than the Person in whose name the Company Certificate so surrendered is registered, if such Company Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.4, each Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which the shares of Company Capital Stock theretofore represented by such Company Certificate have been converted pursuant to Section 2.1(b) and Section 2.1(h) (subject to this Section 2.4(b)(i), Section 2.4(c) and Article VII with respect to the Escrow Shares constituting a portion of such Merger Consideration), dividends or other distributions payable pursuant to Section 2.4(d) and cash in lieu of any fractional shares payable pursuant to Section 2.3. No interest shall be paid or accrue on any cash payable upon surrender of any Company Certificate.

(ii) Book-Entry Shares.  Notwithstanding anything to the contrary contained in this Agreement, any holder of Company Book-Entry Shares shall not be required to deliver a Company Certificate or an executed Letter of Transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each holder of record of one or more Company Book-Entry Shares whose shares of Company Capital Stock were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as practicable after the Effective Time, in respect of each share of Company Capital Stock (A) the number or shares of Parent Common Stock (which shall be in uncertificated book-entry form unless otherwise determined by Parent) representing, in the aggregate, (x) ninety percent (90%) of the whole number of shares that such holder has the right to receive pursuant to Section 2.1(b) and (y) one hundred percent (100%) of the whole number of shares that such holder has the right to receive pursuant to Section 2.1(h) (after taking into account all shares then held by such holder and rounding such amount of shares down to the nearest whole share), (B) subject to Section 2.4(c) and Article VII, the number of whole shares of Parent Common Stock (which shall be in non-certificated book entry form unless determined otherwise by Parent) representing, in the aggregate, such holder’s amount of Escrow Shares, which shall not be distributed to such holder but instead shall be deposited in the Escrow Account pursuant to Section 2.4(c), (C) any dividends or distributions payable pursuant to Section 2.2 and (D) cash in lieu of any fractional shares payable pursuant to Section 2.3, and the Company Book-Entry Shares of such holder shall forthwith be canceled.

(c) Escrow Shares.  Upon each exchange of Company Common Stock or Company Preferred Stock by a holder thereof pursuant to Section 2.4(b), the Exchange Agent shall deliver (and such holder shall be deemed to have received and deposited) such holder’s Escrow Shares into an escrow account (the “Escrow Account”) established pursuant to the terms and conditions of an escrow agreement (the “Escrow Agreement”) by and among Parent, Sellers Representative and Key Bank National Association, as escrow agent (the “Escrow Agent”), substantially in the form of Exhibit E attached hereto, which will be executed as of the Effective Time. Such Escrow Shares shall provide security for the satisfaction of claims for indemnification made by the Parent Indemnified Parties pursuant to Article VII. The Escrow Shares shall be retained in the Escrow Account until released pursuant to Section 7.2. During the period in which the Escrow Shares are retained in the Escrow Account they will be held for the benefit of the Indemnifying Holders (and the Indemnifying Holders shall be entitled to receive cash dividends on, and vote, such Escrow Shares but shall not have any right to possess, alienate or transfer any of such Escrow Shares), unless, until and to the extent it has been determined that any Parent Indemnified Party is entitled to retain any of the Escrow Shares in respect of indemnification claims pursuant to Article VII. In particular, the Escrow Shares will be shown as issued and outstanding on Parent’s financial statements

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and the applicable stockholders of the Company will be shown as the registered owner of their allocable portion of the Escrow Shares on the certificate(s) evidencing such Escrow Shares (if such shares are certificated) on the books and records of Parent, and any cash dividends or other distributions made with respect to such Escrow Shares shall be promptly paid to the applicable owner of such Escrow Shares. For avoidance of doubt, the total amount of Escrow Shares placed in the Escrow Account at Closing is 3,325,000.

(d) Distributions with Respect to Unexchanged Shares.  No dividends or other distributions with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any certificate formerly representing Company Common Stock or Company Preferred Stock, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.3, until the surrender of such Company Certificate in accordance with this Article II. Subject to applicable Law, following surrender of any such Company Certificate, together with a duly executed Letter of Transmittal, there shall be paid to the holder of the shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Company Common Stock or Company Preferred Stock to which such holder is entitled pursuant to Section 2.3 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock to which such holder is entitled and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(e) The Merger Consideration issued (and paid) in accordance with the terms of this Article II upon the surrender of the Company Certificates (or, automatically, in the case of the Company Book-Entry Shares) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Company Common Stock and Company Preferred Stock (other than the right to receive the payments and deliveries contemplated by this Article II). After the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock or Company Preferred Stock outstanding that were in issue immediately prior to the Effective Time. If, after the Effective Time, any Company Certificates formerly representing shares of Company Common Stock or Company Preferred Stock are presented to Parent, the Surviving Corporation or the Exchange Agent, for any reason, they shall be cancelled and exchanged as provided in this Article II.

(f) Any portion of the Exchange Fund (other than any portion thereof constituting Escrow Shares that remain held in the Escrow Account) that remains undistributed to the holders of Parent Common Stock for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock or Company Preferred Stock or Common Stock Allocation Participant who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for the Merger Consideration or any claim pursuant to Section 2.1(h)(ii) and any dividends or distributions with respect to shares Parent Common Stock as contemplated by Section 2.4(d).

(g) None of the Company, Parent, Merger Sub or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h) In the event any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, to the extent required by the Exchange Agent, the posting by such Person of a bond in reasonable amount as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Company Certificate, the shares of Parent Common Stock and the cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Company Certificate been surrendered as provided in this Article II.

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(i) The Exchange Agent shall invest any cash included in the Exchange Fund, as mutually directed in writing by Parent and Sellers Representative. Any interest and other income resulting from such investments shall be paid to Parent.

(j) Each of Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock or Company Preferred Stock pursuant to this Agreement or from any consideration payable to a Common Stock Allocation Participant pursuant to Section 2.1(h)(ii) such amounts that are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. Any amount properly deducted or withheld pursuant to this Section 2.4(j) and paid to the appropriate Governmental Entity shall be treated as having been paid to the holder of Company Common Stock or Company Preferred Stock or Common Stock Allocation Participant in respect of which such deduction or withholding was made. In the case of any amounts properly withheld from any payments not consisting entirely of cash, Parent and the Exchange Agent, as applicable, shall be treated as though it withheld an appropriate amount of shares of Parent Common Stock otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Preferred Stock or Common Stock Allocation Participant, sold such shares of Parent Common Stock for an amount of cash equal to its fair market value at the time of such deemed sale and paid such cash proceeds to the holder of Company Common Stock or Company Preferred Stock in respect of which such deduction or withholding was made. Each of Parent and the Exchange Agent shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate taxing authority within the period required under applicable Law.

Section 2.5 Further Assurances.  At and after the Effective Time, the officers and directors of Parent or the Surviving Corporation, as applicable, shall be authorized to execute and deliver, in the name and on behalf of the Company, Parent or the Surviving Corporation, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, Parent or Merger Sub, any other actions and things necessary to vest, perfect or confirm of record or otherwise in Parent or the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Parent or the Surviving Corporation, as applicable, as a result of, or in connection with, the Transactions, including the Merger.

Section 2.6 Company Warrants, Company Stock Options and Employee Grant Shares.

(a) Company Stock Options.  At the Effective Time, all Company Stock Options that are issued and outstanding shall be cancelled and extinguished, with no Merger Consideration payable in connection with such cancellation and no further rights to the holder thereof, except as set forth in Section 2.1(h)(ii), as applicable.

(b) Company Preferred Warrants.  Subject to Sections 2.1(a), 2.2, 2.3, 2.4, each Company Preferred Warrant that is outstanding and not exercised immediately prior to the Effective Time (each, an “In-the-Money Preferred Warrant”) shall be cancelled and converted automatically into the right to receive, immediately prior to the Effective Time, such number of shares of such series of Company Preferred Stock underlying such In-the-Money Preferred Warrant equal to the product of (i) (A) (1) the Applicable Preference with respect to such series of Company Preferred Stock underlying such In-the-Money Preferred Warrant, minus (2) the exercise price payable in respect of each share of Company Preferred Stock underlying such In-the-Money Preferred Warrant, divided by (B) the Applicable Preference with respect to such series of Company Preferred Stock underlying such In-the-Money Preferred Warrant, and (ii) the total number of shares underlying such In-the-Money Preferred Warrant. If the Applicable Preference does not exceed the exercise price payable in respect of each share of Company Preferred Stock underlying such Company Preferred Warrant, then such Company Preferred Warrant shall be cancelled and extinguished, with no Merger Consideration or other consideration payable in connection with such cancellation and no further rights to the holder thereof and such Company Preferred Warrant shall not be deemed an In-the-Money Preferred Warrant (each, a “Cancelled Warrant”). For the avoidance of doubt, each share of Company Preferred Stock underlying an In-the-Money Preferred Warrant and issued immediately prior to the Effective Time pursuant to this Section 2.6(b) shall receive

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Merger Consideration in accordance with Section 2.1(b)(i), (ii), (iii) or (iv), as applicable, and 2.1(b)(v), subject to the other terms and conditions of this Agreement applicable to shares of Company Preferred Stock.

(c) Company Class A Warrants.  Subject to Sections 2.1(a), 2.2, 2.3, 2.4, each Company Class A Warrant that is outstanding and not exercised immediately prior to the Effective Time (each, an “In-the-Money Common Warrant” and, together with the In-the-Money Preferred Warrant, the “In-the-Money Warrant”) shall be cancelled and converted automatically into the right to receive, immediately prior to the Effective Time, such number of shares of Company Common Stock equal to the product of (i) (A) (1) the Implied Merger Consideration Per Company Common Share, minus (2) the exercise price payable in respect of each share of Company Common Stock underlying such In-the-Money Common Warrant, divided by (B) Implied Merger Consideration Per Company Common Share, and (ii) the total number of shares underlying such In-the-Money Common Warrant. If the Implied Merger Consideration Per Company Common Share does not exceed the exercise price payable in respect of each share of Company Common Stock underlying such Company Class A Warrant, then such Company Class A Warrant shall be treated as a Cancelled Warrant and cancelled and extinguished, with no Merger Consideration or other consideration payable in connection with such cancellation and no further rights to the holder thereof and such Company Common Warrant shall not be deemed an In-the-Money Warrant. For the avoidance of doubt, each share of Company Common Stock underlying an In-the-Money Warrant and issued immediately prior to the Effective Time pursuant to this Section 2.6(c) shall receive Merger Consideration in accordance with Section 2.1(b)(v), subject to the other terms and conditions of this Agreement applicable to shares of Company Common Stock.

(d) Employee Grant Shares.  Immediately following the Effective Time, Parent shall issue, subject to (i) applicable withholding, (ii) Parent Stockholder Approval of the Parent Stock Plan and the Parent Stock Purchase Plan, and (iii) the availability of an exemption from the registration requirements under the Securities Act and applicable state securities Laws in respect thereof, an aggregate of 700,000 shares of Parent Common Stock to certain employees of the Company as set forth in the Consideration Spreadsheet as of the Capitalization Date (the “Employee Grant Shares”). The Employee Grant Shares shall be subject to each employee of the Company receiving such Employee Grant Shares executing a lock-up agreement in a form provided by Parent pursuant to which such employees shall agree not to transfer such Employee Grant Shares for one (1) year after the Effective Time.

(e) Prior to the Effective Time, and subject to the review and approval of Parent (which shall not be unreasonably withheld), the Company shall take all actions necessary to effect the Transactions contemplated by Sections 2.6(a), 2.6(b) and 2.6(c) under any Company Stock Options or Company Warrants, all Company Stock Option and Company Warrant agreements and any other plan or arrangement of the Company (whether written or oral, formal or informal) relating thereto, including delivering all required notices and obtaining any required Consents, unless otherwise waived in accordance thereto, that are necessary to effect the Transactions contemplated by Sections 2.6(a), 2.6(b) and 2.6(c) in form and substance reasonably acceptable to Parent; provided, however, that no such Consents will be required if such rights are terminable under applicable Law or Contract (collectively, “Required Derivative Security Consents”).

Section 2.7 Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time that are held by holders who have, as of such time, preserved appraisal rights under Section 262 of the DGCL (the “Appraisal Rights Statute”) shall not be converted in accordance with this Article II into the right to receive the Merger Consideration, but instead the holders of such shares of Company Capital Stock (the “Dissenting Shares”) shall be entitled only to such rights as may be granted to such holder or holders pursuant to the Appraisal Rights Statute, and Parent shall issue (or pay) any consideration required to be issued (or paid) to such holders of Dissenting Shares; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under the Appraisal Rights Statute, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the DGCL, then the rights of such holder pursuant to the Appraisal Rights Statute shall cease and such Dissenting Shares shall be deemed to have been converted into, as of the Effective Time, and to have become exchangeable solely for

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the right to receive, the Merger Consideration, subject in all respects to the terms and conditions of this Agreement and the Escrow Agreement. The Company shall deliver prompt notice to Parent of any demands for appraisal of any shares of Company Capital Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL that are received by the Company relating to appraisal of any shares of Company Capital Stock. The Company shall provide Parent with the opportunity to participate in and control all negotiations and proceedings with respect to demands for appraisal under the DGCL and shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in (a) the disclosure letter delivered by Parent to the Company (the “Parent Disclosure Letter”) simultaneously with the execution of this Agreement (with specific reference to the section of this Agreement to which the information stated in such disclosure relates (provided, that (i) disclosure in any section of such Parent Disclosure Letter shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of the Parent Disclosure Letter that such disclosure is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Parent Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Material Adverse Effect on Parent (a “Parent Material Adverse Effect”)), or (b) the Parent SEC Documents filed with the SEC after April 29, 2015 and prior to the date hereof (other than disclosures in the “Risk Factors” or “Forward Looking Statements” sections of any Parent SEC Documents or any other similar disclosure in any Parent SEC Documents to the extent that such disclosure is predictive or forward-looking in nature), Parent represents and warrants to the Company as follows:

Section 3.1 Corporate Organization.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The copies of the amended and restated certificate of incorporation (the “Parent Charter”) and bylaws (the “Parent Bylaws”) of Parent, as most recently filed with the Parent SEC Documents prior to the date of this Agreement, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. The copies of the certificate of incorporation and bylaws of Merger Sub have been furnished to the Company, and are true, complete and correct copies of such documents as in effect as of the date of this Agreement. Merger Sub is wholly owned directly by Parent, was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Transactions contemplated hereby.

Section 3.2 Capitalization.

(a) The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Parent Preferred Stock,” and together with Parent Common Stock, the “Parent Capital Stock”). As of the date of this Agreement there were 25,000,000 shares of Parent Common Stock issued and outstanding, no shares of Parent Preferred Stock issued and outstanding and 16,750,000 shares of Parent Common Stock issuable upon the exercise of outstanding Parent Warrants, and 15,000 Parent Warrants issuable upon conversion of the Convertible Promissory Note. Except as set forth in the preceding sentence, no shares of capital stock or other equity securities of Parent are issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are or will be fully paid, nonassessable and free of preemptive rights.

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(b) Section 3.2(b) of the Parent Disclosure Letter sets forth as of the date hereof the number of issued and outstanding Parent Warrants, the exercise prices with respect thereto and the number of shares of Parent Common Stock into which such Parent Warrants are exercisable; provided, that no Parent Warrants are exercisable until after the consummation of a Business Combination (as defined in Article II of the Parent Charter) (“Business Combination”) as set forth in the Warrant Agreement. Except (i) as set forth in this Section 3.2(b), (ii) as described in Section 3.2(b) of the Parent Disclosure Letter and (iii) for rights of holders of Parent Common Stock to redeem their shares of Parent Common Stock into cash held in the Trust Account pursuant to the Parent Charter, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Parent Common Stock or any other equity interests of Parent or other voting securities of Parent or obligating Parent to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking or to redeem, purchase or otherwise acquire any of the foregoing, and Parent has not granted any share appreciation rights or any other contractual rights the value of which is derived from the financial performance of Parent or the value of Parent Common Stock or any other equity interests of Parent. There are no contractual obligations of Parent pursuant to which Parent could be required to register shares of Parent Capital Stock or other securities under the Securities Act. There are no bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchange for, securities having the right to vote) on any matters on which stockholders of Parent may vote. Parent is not a party to any voting Contract with respect to the voting of any of its securities.

(c) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.01 par value per share, all of which have been duly authorized and validly issued, are fully paid and nonassessable and are owned directly by Parent free and clear of any Lien.

(d) Except for Merger Sub, Parent does not have any Subsidiaries and does not own, directly or indirectly, any capital stock, membership, interest, partnership interest, joint venture interest or other interest in any Person.

(e) Except as set forth in Section 3.2(e) of the Parent Disclosure Letter, Parent is not a party to any voting Contract with respect to the voting of any of its securities.

Section 3.3 Authority; Execution and Delivery; Enforceability; State Takeover Statutes.

(a) Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and, subject to the receipt of Parent Stockholder Approval and the adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub, to consummate the Transactions applicable to Parent and Merger Sub, including the Merger. The execution and delivery by each of Parent and Merger Sub of this Agreement, the performance and compliance by each of Parent and Merger Sub with each of its obligations herein and the consummation by Parent and Merger Sub of the Transactions applicable to Parent and Merger Sub have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject to receipt of the Parent Stockholder Approval and the adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub. Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(b) The Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held, unanimously adopted resolutions (i) approving this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth in this Agreement, (ii) determining that the terms of the Agreement, the Merger and the other Transactions constitute a Business Combination and are fair to, and in the best interests of, Parent and the Parent stockholders, (iii) directing that this Agreement be submitted to the stockholders of Parent for adoption, (iv) recommending that its stockholders adopt this Agreement and approve the Merger (the “Parent Recommendation”) and (v) declaring that this

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Agreement is advisable. Such resolutions referred to above have not been amended or rescinded by the Parent Board prior to the date hereof.

(c) Assuming that on the date of this Agreement neither the Company nor any of its “affiliates” or “associates” is an “interested stockholder” of Parent (each term, as defined in DGCL Section 203), the resolutions of the Parent Board adopted pursuant to Section 3.3(b) are sufficient to render inapplicable to this Agreement and the Merger the restrictions of Section 203 of the DGCL. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws (collectively, “Takeover Laws”) apply to this Agreement or the Merger.

Section 3.4 Consents and Approvals; No Conflicts.

(a) Except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of the Form S-4 and the Proxy/Consent Solicitation Statement, (ii) the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL, including any annual franchise Tax report associated therewith, (iii) the Parent Stockholder Approval, (iv) filings, permits, authorizations, Consents, notice to and approvals as may be required under, and other applicable requirements of, (A) the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (B) the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), (C) notice pursuant to the rules and regulations of the Nasdaq, and (D) the HSR Act and any other applicable Antitrust Laws and (v) such other consent, approval, waiver, license, permit, franchise, authorization or Order (“Consents”) of, or registration, declaration, notice, report, submission or other filing (“Filings”) with, any Governmental Entity, the failure of which, with respect to clauses (iv) and (v), to obtain or make has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no Consents of, or Filings with, any federal, state, or local court, administrative or regulatory agency or commission or other governmental authority or instrumentality, domestic or foreign (each a “Governmental Entity”) are necessary for the consummation by Parent and Merger Sub of the Transactions.

(b) Neither the execution and delivery of this Agreement by Parent nor the consummation by Parent of the Transactions, nor compliance by Parent with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Parent Charter or Parent Bylaws or (ii) assuming that the authorizations, Consents and approvals referred to in Section 3.4(a) and the Parent Stockholder Approval are duly obtained in accordance with the DGCL, (x) violate any (1) Law or (2) Order, in either case, applicable to Parent or any of its properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent under, any of the terms, conditions or provisions of any note, bond, debenture, mortgage, indenture, deed of trust, license, lease, agreement or other contract, agreement, commitment instrument or obligation (each, including all amendments thereto, a “Contract”) to which Parent is a party, or by which it or any of its properties or assets may be bound or affected, except, in the case of the foregoing clause (ii), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 3.5 SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) Parent has filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by Parent with the SEC under the Securities Act or the Exchange Act since formation, together with any exhibits, amendments, restatements or supplements thereto, and will file or furnish all forms, reports, schedules, statements, registration statements, prospectuses and other documents, together with any exhibits, amendments, restatements or supplements thereto, required to be filed or furnished, as applicable, by it subsequent to the date of this Agreement through and including the Closing Date, with the SEC (the “Parent SEC Documents”). Parent has provided, or will provide, to the Company, in the form filed with the SEC, except to the extent available in full without redaction on the SEC’s EDGAR website, the Parent SEC Documents.

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(b) As of its respective filing date and, if amended, as of the date of the last amendment prior to the date of this Agreement, each Parent SEC Document complied in all material respects with the requirements of all applicable Laws, including the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, and the rules and regulations thereunder, as the case may be, applicable to such Parent SEC Document and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The consolidated financial statements of Parent included in the Parent SEC Documents (including, in each case, any notes or schedules thereto) and all related compilations, reviews and other reports issued by Parent’s accountants with respect thereto (the “Parent SEC Financial Statements”), comply as to form in all material respects with applicable accounting requirements, the Securities Act, the Exchange Act and the published rules and regulations of the SEC with respect thereto. The Parent SEC Financial Statements fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in stockholders’ equity of Parent (on a consolidated basis) as of the respective dates of and for the periods referred to in the Parent SEC Financial Statements, and were prepared in accordance with GAAP (except as otherwise noted therein) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of interim Parent SEC Financial Statements, to normal year-end adjustments (which are not material in significance or amount) and the absence of notes. The books and records of Parent are accurate and complete in all material respects, have been maintained in accordance with sound business practices and accurately present and reflect in all material respects all of the transactions and actions therein described and the Parent SEC Financial Statements have been prepared, in all material respects, in accordance with such books and records. At the Closing, all such books and records will be in the possession of Parent. No financial statements of any Person other than Parent are required by GAAP to be included in the consolidated financial statements of Parent. Parent does not have, nor has ever had, any “off-balance sheet financing arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act). Parent has made available to the Company copies of each management letter delivered to Parent by its accounting firm in connection with the financial statements included in the Parent SEC Documents or relating to any review by such accounting firm of the internal controls of Parent.

(d) Parent is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act (the “Sarbanes-Oxley Act”) and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq.

(e) Parent has made available to the Company true and complete copies of all written comment letters from the staff of the SEC received since April 29, 2015 relating to the Parent SEC Documents and all written responses of Parent thereto, which are otherwise publicly available on the SEC’s EDGAR system. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Parent SEC Documents and none of the Parent SEC Documents is the subject of ongoing SEC review. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations, pending or, to the Knowledge of Parent, pending, in each case regarding any accounting practices of Parent.

(f) Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Parent’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s management has completed an assessment of the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any

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applicable Parent SEC Document, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on Parent’s management’s most recently completed evaluation of Parent’s internal control over financial reporting, (i) Parent had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) Parent does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(g) Parent does not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued), except (i) as disclosed, reflected or reserved against in the most recent balance sheet included in the Parent SEC Financial Statements or the notes thereto filed with the SEC prior to the date hereof, and (ii) for liabilities and obligations arising out of or in connection with this Agreement, the Merger or the Transactions and disclosed prior to the date hereof to the Company.

Section 3.6 Absence of Certain Changes or Events.  Since April 29, 2015, (a) prior to the date hereof, Parent has conducted its business in all material respects only in the ordinary course and in a manner consistent with past practice and (b) there has not been any event that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 3.7 Information Supplied.  None of the information supplied or to be supplied by Parent and Merger Sub for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 is filed with the SEC, or at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Proxy/Consent Solicitation Statement will, at the date it or any amendment or supplement is first mailed to Parent’s stockholders and the Company’s stockholders or at the time of the Parent Stockholders Meeting contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Parent to such portions thereof that relate expressly to the Company or any of its Subsidiaries or to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein). The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder.

Section 3.8 Legal Proceedings.  There are no Proceedings pending, or to the Knowledge of Parent, Threatened against Parent, Merger Sub or any of their assets, rights or properties or any of the officers or directors of Parent or Merger Sub, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. None of Parent, Merger Sub or any of their properties, rights or assets is or are subject to any Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

Section 3.9 Compliance with Laws.  Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) Parent is in compliance and has been in compliance with all Laws and Orders applicable to Parent or any of its properties, rights or assets, and (b) Parent has not received any written communication during the past year from a Governmental Entity that alleges that Parent is not in compliance with any Law. Parent holds, and has at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business and ownership of its properties, rights and assets under and pursuant to each (and has paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

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Section 3.10 No Employees or Benefit Plans.

(a) Neither Parent nor any ERISA Affiliates employs any individual as an employee or consultant or sponsors or maintains any Parent Benefit Plan (as defined in the next sentence). For purposes hereof, “Parent Benefit Plan” means any employee benefit plan including any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and each stock grant, stock purchase, stock option, severance, employment, change-in-control, fringe benefit, loan, bonus, incentive, sabbatical, medical, dental, vision, disability, cafeteria benefit, dependent care, welfare benefit, life insurance or accident insurance, retirement, supplemental retirement, deferred compensation or other compensation or benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, maintained, entered into or contributed to by Parent or any of its ERISA Affiliates, or to which Parent or any of its ERISA Affiliates is a party, whether written or oral, for the benefit of any present or former employee, consultant or director of Parent (including their dependents or beneficiaries) or with respect to which Parent or any of its ERISA Affiliates has any liability (contingent or otherwise), other than any schemes or arrangements mandated by a government outside of the United States. For purposes of this Agreement, “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(b) Except as otherwise contemplated under this Agreement or pursuant to the terms of the Parent Benefit Plans which are included in the Parent SEC Documents as of the date of this Agreement, neither the execution nor delivery of this Agreement nor the consummation of the Transactions contemplated hereby shall, whether alone or in combination with any other event, result in (i) the accelerated vesting or payment of, or any (x) increase in (for any executive officer or director), or (y) material increase in (for any non-executive officer employee), any compensation to any present or former executive officer, director or non-executive officer employee, respectively, of Parent or (ii) the entitlement of any present or former executive officer or director of Parent to severance or termination pay or benefits, or of any present or former non-executive officer employee of Parent to material severance or termination pay or benefits.

Section 3.11 Properties.  Except as set forth in Section 3.11 of the Parent Disclosure Letter, Parent does not own or lease any real property or personal property. Except as set forth in Section 3.11 of the Parent Disclosure Letter, there are no options or other Contracts under which Parent has a right or obligation to acquire or lease any interest in real property or personal property. Parent has good and valid title to, or a valid leasehold in, all of its property or assets, free and clear of any Liens, other than Permitted Liens.

Section 3.12 Taxes.  Parent has timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Parent is not the beneficiary of any extension of time within which to file any material Tax Return. All material Taxes of Parent (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Parent has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Parent has not granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Parent. There are no pending or Threatened in writing disputes, claims, audits, examinations or other proceedings regarding any material Taxes of Parent or the assets of Parent. Parent has not been informed in writing by any jurisdiction in which it has not filed Tax Returns that the jurisdiction believes that Parent is or may be required to file any Tax Return that was not filed or may be subject to taxation in that jurisdiction. Parent has made available to the Company true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of Parent. Parent is not a party to or bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than any customary Tax indemnification provisions in

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ordinary course commercial agreements or arrangements that are not primarily related to Taxes). Parent (a) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent) and (b) has no liability for the Taxes of any Person (other than Parent) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise. Parent has not been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Parent has not participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law). Parent will not be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting made prior to the Closing, (ii) closing agreement executed prior to the Closing, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) with respect to a transaction consummated prior to the Closing, (iv) installment sale or open transaction disposition made prior to the Closing, or (v) prepaid amount received prior to the Closing outside of the ordinary course of business. Parent is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.13 Material Contracts.

(a) Section 3.13 of the Parent Disclosure Letter contains a complete and accurate list of all Material Contracts to which Parent is a party in effect as of the date hereof. Each such Material Contract has been delivered to, or made available for review by, the Company and is a true and correct copy of such Material Contract (including all amendments thereto).

(b) (i) There is no breach or violation of or default by Parent under any of such Material Contracts, except such breaches, violations and defaults as have been waived, and (ii) no event has occurred with respect to Parent or, to Parent’s Knowledge, with respect to a third party, which, with notice or lapse of time or both, would constitute a breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a lien, prepayment or acceleration under any of such Material Contracts, except, in the case of clause (i) and (ii) above, as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 3.14 Intellectual Property.  Except for its corporate name, Parent does not own, license or otherwise have any right, title or interest in any Intellectual Property.

Section 3.15 Indebtedness.  Except for the Convertible Promissory Note, Parent does not have any Indebtedness.

Section 3.16 Broker’s Fees.  Except for the fees of Citigroup Global Markets Inc. set forth in Section 3.16 of the Parent Disclosure Letter, neither Parent nor any of its officers or directors on behalf of Parent has employed any financial advisor, broker or finder or incurred any liability for any financial advisory fee, broker’s fees, commissions or finder’s fees in connection with any of the Transactions contemplated hereby.

Section 3.17 Investment Company Act.  Parent is not and has not been an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

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Section 3.18 Stockholder Vote.  The only vote of the holders of any class or series of Parent Capital Stock necessary to approve this Agreement, the Merger and the other Transactions contemplated hereby and thereby is the adoption of this Agreement by the holders of a majority of the shares of Parent Common Stock outstanding and entitled to vote thereon (the “Parent Stockholder Approval”).

Section 3.19 Affiliate Transactions.  Except as set forth in Section 3.19 of the Parent Disclosure Letter, there have been no transactions, agreements, arrangements or understandings between Parent, on the one hand, and any Affiliates of Parent or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that have not been so disclosed in the Parent SEC Documents.

Section 3.20 Trust Account.

(a) The Amended and Restated Investment Trust Agreement (the “Trust Agreement”) by and between Parent and Continental Stock Transfer & Trust Company (the “Trustee”), dated as of October 13, 2015, is valid, binding and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. Except as set forth in Section 3.20(a) of the Parent Disclosure Letter, there are no separate agreements, side letters, or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or that would entitle any Person to any portion of the cash proceeds of the initial public offering of Parent (the “IPO”) and private placements of its securities, substantially all of which proceeds have been deposited by the Trustee in a trust account (the “Trust Account”) pursuant to the Trust Agreement for the benefit of Parent, certain of its stockholders and the underwriters of its IPO.

(b) As of the date hereof, the Trust Account consists of no less than $200,000,000 invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Prior to the Closing, none of the funds held in the Trust Account may be released except (i) to pay income and franchise Taxes from any interest income earned in the Trust Account and (ii) to redeem shares of Parent Common Stock in accordance with the provisions of the Parent Charter.

Section 3.21 Information Provided.  No representation or warranty by Parent contained in this Agreement and no statement contained in any document (including the Parent Disclosure Letter), certificate, or other writing furnished or to be furnished by Parent to the Company or any of its Representatives pursuant to the provisions hereof or in connection with the Transactions, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

Section 3.22 No Other Representations or Warranties.  Except for the representations and warranties expressly contained in Article IV, Parent acknowledges and agrees that the Company has not made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or any Company Subsidiary furnished or made available to Parent, any of its Affiliates or any Person acting on any of their behalf, including any information, documents or material made available to Parent in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of or in connection with, the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the disclosure letter delivered by the Company to Parent (the “Company Disclosure Letter”) prior to the execution of this Agreement (with specific reference to the section of this Agreement to which the information stated in such disclosure relates; provided that (a) disclosure in any section of the Company Disclosure Letter shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of the Company Disclosure Letter that such disclosure is applicable to such other section notwithstanding the omission of a reference or

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cross-reference thereto and (b) the mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries (a “Company Material Adverse Effect”)), the Company represents and warrants to Parent as follows:

Section 4.1 Corporate Organization.  Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified is not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The copies of the certificate of incorporation and bylaws or equivalent constitutional documents of the Company and its Subsidiaries have been furnished to Parent, and are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

Section 4.2 Company Capitalization.

(a) The authorized share capital of the Company consists of (i) 5,300,000,000 shares of Company Class A Common Stock, (ii) 595,850,000 shares of Company Class B Common Stock, (iii) 77,000,000 shares of Company Series A Preferred Stock, (iv) 1,080,000,000 shares of Company Series B Preferred Stock, (v) 1,740,000,000 shares of Company Series C Preferred Stock, and (vi) 1,700,000,000 shares of Company Series D Preferred Stock (together, the “Company Capital Stock”).

(b) As of the close of business on June 23, 2016 (the “Capitalization Date”) there were (i) 12,000,000 shares of Company Class A Common Stock issued and outstanding, (ii) 24,932,059 shares of Company Class B Common Stock issued and outstanding, (iii) 76,336,303 shares of Company Series A Preferred Stock issued and outstanding, (iv) 900,931,595 shares of Company Series B Preferred Stock issued and outstanding, (v) 1,126,260,017 shares of Company Series C Preferred Stock issued and outstanding, and (vi) 1,094,467,515 shares of Company Series D Preferred Stock issued and outstanding, and, since the Capitalization Date through the date hereof, no additional shares of Company Capital Stock have been issued other than the issuance of shares upon the exercise or settlement of Company Stock Options or Company Warrants. All of the issued shares of Company Capital Stock have been duly authorized and validly issued and are or will be fully paid, nonassessable and free of preemptive rights. Section 4.2(b) of the Company Disclosure Letter sets forth, as of the Capitalization Date, the name of each Person that is the registered owner of any Company Common Stock or Company Preferred Stock and the number of shares of Company Common Stock or Company Preferred Stock owned by such Person.

(c) As of the close of business on the Capitalization Date there were 595,850,000 shares of Company Common Stock reserved for issuance under the Company Stock Plans and 545,887,467 Company Stock Options issued and outstanding, and, since the Capitalization Date through the date hereof, no Company Stock Options have been issued and no additional shares of Company Common Stock have become subject to issuance under the Company Stock Plans. Section 4.2(c) of the Company Disclosure Letter sets forth, as of the date hereof, a list of all holders of outstanding Company Stock Options, including the number of shares of Company Common Stock subject to each such Company Stock Option, the grant date, and exercise price for such Company Stock Option and the extent to which such Company Stock Option is vested and exercisable. The Company has heretofore provided or made available to Parent (or Parent’s Representatives) a true and complete copy of its standard form of option agreement as of the Capitalization Date and any stock option agreements that substantially differ from such standard form.

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(d) As of the close of business on the Capitalization Date there were (i) 20,000,000 Company Class A Warrants, (ii) 137,255 Company Series A Warrants, (iii) 170,116,130 Company Series B Warrants, (iv) 153,583,333 Company Series C Warrants, and (v) 45,168,190 Company Series D Warrants (together, the “Company Warrants”) issued and outstanding, and, since the Capitalization Date through the date hereof, no Company Warrants have been issued. Section 4.2(d) of the Company Disclosure Letter sets forth, as of the Capitalization Date, a list of all holders of outstanding Company Warrants, including the number of shares of Company Common Stock or Company Preferred Stock subject to each such Company Warrant, the issue date, and exercise price for such share of Company Common Stock or Company Preferred Stock for which each Company Warrant is exercisable, the extent to which such Company Warrant is vested and exercisable and the date on which such Company Warrant expires. The Company has heretofore provided or made available to Parent (or Parent’s Representatives) true and complete copies of each Company Warrant.

(e) Except as set forth in Section 4.2(e) of the Company Disclosure Letter and Sections 4.2(a), 4.2(b), 4.2(c), and 4.2(d), there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party, or by which the Company is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking, or to redeem, purchase or otherwise acquire any of the foregoing, except for acquisitions or deemed acquisitions of shares of Company Common Stock or other equity securities of the Company in connection with the exercise or vesting of options pursuant to Company Stock Plans and required Tax withholding in connection therewith. There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchange for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(f) The Company owns, directly or indirectly, all of the issued shares of each of its Subsidiaries, free and clear of any Liens, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 4.2(f) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any of its securities. There are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which any Company Subsidiary is a party, or by which any Company Subsidiary is bound, obligating any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other voting securities of any Company Subsidiary or obligating any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking, or to redeem, purchase or otherwise acquire any of the foregoing.

Section 4.3 Subsidiaries.  Section 4.3 of the Company Disclosure Letter sets forth a true and complete list of each of the Company’s Subsidiaries and each such Subsidiary’s jurisdiction of incorporation or organization. Each Subsidiary of the Company is a corporation, limited liability company or limited partnership (or the equivalent in such jurisdiction) duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization to the extent such jurisdiction recognizes such concept, and has all requisite corporate, limited liability company or limited partnership power and authority and governmental authorizations to own, operate, lease and otherwise hold its assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each other jurisdiction in which it owns, operates, leases or otherwise holds assets, or conducts any business, so as to require such qualification, except where the lack of such power, authority, authorization, license or qualification would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.4 Authority; Execution and Delivery; Enforceability.

(a) The Company has full corporate power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and, subject to the receipt of the Company Stockholder Approval, to consummate the Transaction, including the Merger. The Company is not subject to Section 2115 of the California Corporations Code. The execution and delivery by the

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Company of this Agreement, the performance and compliance by the Company with its obligations herein and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject to the receipt of the Company Stockholder Approval. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub of this Agreement, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally and by general equitable principles. Neither the Company nor any of its “affiliates” or “associates” is, as of the date of this Agreement, nor since Parent’s inception has been, an “interested stockholder” of Parent as defined in DGCL Section 203.

(b) The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, adopted resolutions (i) approving this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth in this Agreement, (ii) determining that the terms of the Merger and the other Transactions are fair to, and in the best interests of, the Company and its stockholders, (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption and approval, (iv) recommending that its stockholders adopt this Agreement and approve the Merger (the “Company Recommendation”) and (v) declaring that this Agreement is advisable.

(c) The only votes of holders of any class or series of Company Capital Stock necessary to adopt this Agreement is the adoption of this Agreement by (i) the holders of a majority of the Company Capital Stock (excluding the Company Class B Common Stock), voting as single class on an as-if converted to Company Class A Common Stock; (ii) the holders of a majority of the Company Series A Preferred Stock, voting as a single class; (iii) the holders of a majority of the Company Series B Preferred Stock, voting as a single class; (iv) the holders of a majority of the Company Series C Preferred Stock, voting as a single class; (v) the holders of a majority of the Company Series D Preferred Stock, voting as a single class; and (vi) the holders of a majority of the Company Preferred Stock, voting as a single class (the “Company Stockholder Approval”).

(d) No Takeover Laws, including Section 203 of the DGCL, apply to this Agreement or the Merger.

Section 4.5 Consents and Approvals; No Conflicts.

(a) Except for (i) the Company Stockholder Approval, (ii) Filings, permits, authorizations, Consents, notice to and approvals as may be required under, and other applicable requirements of, the HSR Act and any other applicable Antitrust Laws, and (iii) such other Consents or other Filings with, any Governmental Entity the failure of which to obtain or make has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Consents of, or Filings with, any Governmental Entity are necessary for the consummation by the Company of the Transactions.

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of the Company or any of the similar organizational documents of any of its Subsidiaries or (ii) assuming that the authorizations, Consents and approvals referred to in Section 4.4(a) are duly obtained in accordance with the DGCL and applicable Law, (x) violate any (1) Law or (2) Order, in either case, applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of the foregoing clause (ii), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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Section 4.6 Reports; Financial Statements; Undisclosed Liabilities.

(a) The Company has delivered to Parent copies of (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2014 and the related audited consolidated statements of operations and comprehensive loss, consolidated statements of convertible redeemable preferred stock, redeemable noncontrolling interests and stockholders’ deficit and consolidated statements of cash of the Company and its Subsidiaries for the years ended December 31, 2014 and 2013, together with a true and correct copy of the report of BDO USA, LLP, the Company’s independent auditor, on such audited information, (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2015 and 2014 and the related unaudited consolidated statements of operations and comprehensive loss, consolidated statements of convertible redeemable preferred stock, redeemable noncontrolling interests and stockholders’ deficit and consolidated statements of cash flows of the Company and its Subsidiaries for the years ended December 31, 2015 and 2014 (the “Unaudited Annual Financial Statements”), and (iii) the unaudited interim consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2016 and the related unaudited consolidated statements of operations and comprehensive loss, consolidated statements of convertible redeemable preferred stock, redeemable noncontrolling interests and stockholders’ deficit and consolidated statements of cash flow of the Company and its Subsidiaries for the three (3) months ended March 31, 2016 (the “ Company Financial Statements”). The Company Financial Statements have been prepared in accordance with GAAP consistently applied except as described therein, and fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated therein (except, in the case of the unaudited interim Company Financial Statements, subject to normal year-end audit adjustments and the absence of footnotes). The accountants of the Company and its Subsidiaries have not notified the Company or any of its Subsidiaries of any deficiencies in the design or operation of the internal controls of the Company or any of its Subsidiaries in connection with the audits of the Company Financial Statements. The books and records of the Company are accurate and complete in all material respects, have been maintained in accordance with sound business practices and accurately present and reflect in all material respects all of the transactions and actions therein described and the Company Financial Statements have been prepared, in all material respects, in accordance with such books and records in accordance with GAAP. At the Closing, all such books and records will be in the possession of the Company. No financial statements of any Person other than the Company and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company.

(b) The Company does not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) that would be required to be reflected on a balance sheet of the Company prepared in accordance with GAAP as in effect as of the date of this Agreement, except liabilities or obligations (i) that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (ii) disclosed, reflected or reserved against in the most recent balance sheet included in the Company Financial Statements or the notes thereto, (iii) incurred in the ordinary course of business since the date of the most recent balance sheet included in the Company Financial Statements and (iv) arising out of or in connection with this Agreement, the Merger or the Transactions.

Section 4.7 Absence of Certain Changes or Events.  Since December 31, 2015, (a) prior to the date hereof, the Company and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course and in a manner consistent with past practice and (b) there has not been any event that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 4.8 Information Supplied.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 is filed with the SEC, or at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Proxy/Consent Solicitation

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Statement will, at the date it or any amendment or supplement is first mailed to the Parent’s stockholders and the Company’s stockholders or at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company to such portions thereof that relate expressly to Parent or Merger Sub or to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein).

Section 4.9 Legal Proceedings.  Except as set forth in Section 4.9 of the Company Disclosure Letter, there are no Proceedings pending, or to the Knowledge of the Company, Threatened against the Company or any of its Subsidiaries or any of their respective assets, rights or properties or any of the officers or Directors of the Company, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective properties, rights or assets is or are subject to any Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 4.10 Compliance with Laws.

(a) Except as set forth in Section 4.10(a) of the Company Disclosure Letter and as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries are in compliance and since December 31, 2013, have been in compliance with all Laws and Orders applicable to the Company, any of its Subsidiaries or any of their respective properties, rights, assets, businesses or operations and (b) neither the Company nor any of its Subsidiaries has received any written communication since December 31, 2013 from a Governmental Entity that alleges that the Company or any of its Subsidiaries are not in compliance with any Law.

(b) Except as, either individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect:

(i) The Company and each of its Subsidiaries (or an employee thereof, as applicable) hold, and have at all times since December 31, 2013 held, all licenses, franchises, permits, certificates of authority, authorizations, approvals, registrations and similar consents (collectively, “Company Licenses”) necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith).

(ii) Each Company License is valid, binding and in full force and effect and the holder thereof is not in breach of the terms thereof.

(iii) Provided that all Consents required thereunder have been obtained, no Company License shall be suspended, terminated, modified, limited, cancelled, revoked, not renewed or impaired or become suspended, terminated, modified, limited, cancelled, revoked, not renewed or impaired, in whole or in part, as a result of the execution and delivery by the Company of, or the consummation by the Company of the Transactions contemplated by, this Agreement.

(c) Section 4.10(c) of the Company Disclosure Letter sets forth a true, correct and complete list of all material Company Licenses as of the date of this Agreement, copies of which have made available to Parent prior to the date hereof.

Section 4.11 Employee Matters.

(a) Section 4.11(a) of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of each Company Benefit Plan, except for at-will employees and consulting letter agreements that provide solely for compensation not in excess of $350,000. With respect to each Company Benefit Plan, except for at-will employees and consulting letter agreements that provide solely for compensation not in excess of $350,000, the Company has provided or made available to Parent prior to the date hereof true, correct and complete copies, as applicable, of: (i) the plan document, including any amendments thereto, all related trust documents, insurance Contracts or other funding vehicles, and

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the most recent summary plan description together with the summary or summaries of all material modifications thereto, (ii) a written description of such Company Benefit Plan if such Company Benefit Plan is not set forth in a written document, (iii) the most recently prepared actuarial report, (iv) the two (2) most recent annual reports (Form 5500 series), (v) the two (2) most recent financial statements, (vi) the most recent determination or opinion letter from the Internal Revenue Service with respect to each Company Benefit Plan intended to qualify under Section 401(a) of the Code and (vii) all material correspondence to or from the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity received or sent in the last three (3) years with respect to any such Company Benefit Plan.

(b) No material liability under Title IV of ERISA has been incurred by the Company or any of its ERISA Affiliates which has not been satisfied in full and no event has occurred and, to the Knowledge of the Company, no condition exists that could reasonably be likely to result in the Company or any of its ERISA Affiliates incurring a material liability under Title IV of ERISA. No Company Benefit Plan is a defined benefit pension plan or is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. Neither the Company nor any of its ERISA Affiliates has sponsored, maintained or contributed to, or has had an obligation to contribute to, a defined benefit pension plan or a plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code within the six (6) years prior to the date hereof. No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. Neither the Company nor any of its ERISA Affiliates has, or has ever had, any obligation to contribute to or other liability with respect to a “multiemployer plan” within the meaning of Section 3(37) of ERISA. For purposes hereof, “Company Benefit Plan” means any employee benefit plan including any “employee benefit plan,” as defined in Section 3(3) of ERISA and each stock grant, stock purchase, stock option, severance, employment, change-in-control, fringe benefit, loan, bonus, incentive, sabbatical, medical, dental, vision, disability, cafeteria benefit, dependent care, welfare benefit, life insurance or accident insurance, retirement, supplemental retirement, deferred compensation or other compensation or benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, maintained, entered into or contributed to by the Company or any of its ERISA Affiliates, or to which the Company or any of its ERISA Affiliates is a party, whether written or oral, for the benefit of any present or former employee, consultant or Director of the Company or any of its Subsidiaries (including their dependents or beneficiaries) or with respect to which the Company or any of its ERISA Affiliates has any liability (contingent or otherwise), other than any schemes or arrangements mandated by a government outside of the United States.

(c) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service and the Company is not aware of any reason why any such determination or opinion letter should be revoked or not be reissued.

(d) Each Company Benefit Plan has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, Orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Benefit Plan. There are no pending or, to the Knowledge of the Company, Threatened Proceedings against any Company Benefit Plan, any fiduciary thereof, the Company or any of its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, none of the Company, any of its Subsidiaries, any officer of the Company or of any of its Subsidiaries or any Company Benefit Plans which are subject to ERISA, including any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any of its Subsidiaries or any officer of the Company or of any of its Subsidiaries to any Tax or penalty on prohibited transactions imposed by such Section 4975 of the Code or to any material liability under Section 502(i) or 502(1) of ERISA.

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(e) Each Company Stock Option was granted with an exercise price per share equal to or greater than the fair market value of the underlying shares on the date of grant and has a grant date identical to the date on which the Company Board or its compensation committee actually awarded the Company Stock Option. Each Company Stock Option qualifies for the tax and accounting treatment afforded to such Company Stock Option in the Company’s Tax Returns and the Company Financial Statements, respectively, and does not trigger any liability for the Company Stock Option holder under Section 409A of the Code.

(f) There is no current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries, except as required to avoid excise Tax under Section 4980B of the Code.

(g) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been administered in all material respects in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any individual for any excise Taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(h) Each Company Benefit Plan that is maintained outside the jurisdiction of the United States or covers any employees or other service providers of the Company or any of its Subsidiaries who reside or work outside of the United States (each, a “Non-U.S. Company Benefit Plan”) has, to the extent required to be registered or approved by any Governmental Entity, been registered with, or approved by, such Governmental Entity and, to the Knowledge of the Company, nothing has occurred that would adversely affect such registration or approval. To the extent intended to be funded or book reserved, each Non-U.S. Company Benefit Plan is funded or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(i) Except as otherwise contemplated under this Agreement or except pursuant to the terms of Company Benefit Plans which have been provided to Parent as of the date of this Agreement, neither the execution nor delivery of this Agreement nor the consummation of the Transactions shall, whether alone or in combination with any other event, result in (i) the accelerated vesting or payment of, or any increase in, any compensation to any present or former employee or Director of the Company or any of its Subsidiaries, (ii) the entitlement of any present or former employee or Director of the Company or any of its Subsidiaries to severance or termination pay or benefits or (iii) the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any individual for any excise Taxes, interest or penalties incurred pursuant to Section 4999 of the Code.

(j) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, agreement with any works council, or labor Contract. No labor union, labor organization, works council, or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification. There are no representation or certification Proceedings or petitions seeking a representation Proceeding presently pending or, to the Company’s Knowledge, Threatened to be brought or filed with any labor relations tribunal or authority, and there have been no such efforts within the past three (3) years. Neither the Company nor any Subsidiary has engaged in any unfair labor practice with respect to any individuals employed by or otherwise performing services for the Company or any of its Subsidiaries. There are no, and during the twelve (12) month period immediately prior to the date hereof have been no, labor strikes, disputes, lockouts, work slowdowns, group work stoppages, picketing or similar labor activities involving any group of employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, Threatened against or affecting the Company or any of its Subsidiaries.

(k) Since December 31, 2015, except as required by the terms of any Company Benefit Plan or as required by applicable Law, neither the Company nor any of its Subsidiaries has (i) increased the compensation or benefits of any Director or executive officer, (ii) increased benefits payable under any

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existing severance or termination pay policies or employment agreements with any Director or executive officer, (iii) entered into any employment, consulting, indemnification, severance, termination, deferred compensation or other similar agreement (or amended any such existing agreement) with any Director or executive officer, or (iv) established, adopted or amended any bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any Director or executive officer.

(l) The Company and its Subsidiaries are and have been in compliance with all applicable Laws in respect of employment and employment practices including, without limitation, all Laws in respect of terms and conditions of employment, health and safety, wages and hours (including overtime and classification of workers as independent contractors and/or classification of employees as exempt from the requirements of the Fair Labor Standards Act or similar Laws), child labor, immigration, employment discrimination, retaliation, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations and unemployment insurance, except for noncompliance as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has not effectuated a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), and similar Laws, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its Subsidiaries, without complying with all provisions of the WARN Act or implemented any early retirement, separation or window program within the past five (5) years, nor has the Company or any of its Subsidiaries planned or announced any such action or program for the future. Except as set forth in Schedule 4.11(l), there are no, and during the twelve (12) month period immediately prior to the date hereof have been no, charges of unfair labor practices, grievances, claims, complaints or other employment-related Proceedings pending, or to the Knowledge of the Company, Threatened by, on behalf of, or with respect to any current or former employee, applicant or independent contractor or group of employees, applicants or independent contractors of the Company or any of its Subsidiaries.

Section 4.12 Environmental Matters.  Except as would not reasonably be expected to result in, individually or in the aggregate, material liability, the Company and its Subsidiaries are in compliance, and at all times since December 31, 2013, have complied, with all applicable Laws (including common law), statutes, rules, regulations, Orders, decrees, permits, authorizations or legal requirements of any Governmental Entity relating to: (a) the protection or restoration of the environment or natural resources, (b) the handling, storage, use, presence, disposal, Release or threatened Release of, or exposure to, any Hazardous Substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to Persons or property from exposure to any Hazardous Substance (collectively, “Environmental Laws”). There has been no Release at, on, under, or from any real properties currently owned, operated or leased by the Company or any of its Subsidiaries, nor was there a Release at any real property formerly owned, operated or leased by the Company or any of its Subsidiaries during the period of such ownership, operation, or tenancy, nor has the Company or any of its Subsidiaries arranged for the transportation, disposal or treatment of Hazardous Substances at or to any location, in each case, such that Company or any of its Subsidiaries has or would reasonably be expected to incur material liabilities. There are no Proceedings pending or, to the Knowledge of the Company, Threatened against the Company seeking to impose, or that would reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, which liability or obligation would reasonably be expected to result in, either individually or in the aggregate, material liability. The Company has made available to Parent true, correct and complete copies of all environmental assessments, reports, audits and other material documents in its possession or under its control that relate to Company’s or any of its Subsidiaries’ compliance with Environmental Laws or the environmental condition of any real property that Company or any of its Subsidiaries currently or formerly have owned, operated, or leased.

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Section 4.13 Properties.

(a) The Company and its Subsidiaries do not own any real property.

(b) Section 4.13(b) of the Company Disclosure Letter contains a true, correct and complete description of all leases, licenses, permits, subleases, and occupancy agreements, together with any amendments, modifications and documentation evidencing exercise of any options or extensions thereto (the “Property Leases”), with respect to all real property leased by the Company or any of its Subsidiaries as of the date hereof (the “Leased Property”).

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries has valid leasehold or sublease interests or other comparable Contract rights in or relating to the Leased Property free and clear of all Liens, except for Permitted Liens, (ii) the Company and each of its Subsidiaries has complied with the terms of all of the Real Property Leases and all of the Real Property Leases are in full force and effect, enforceable in accordance with their terms against the Company or any Subsidiary party thereto and, to the Knowledge of the Company, the counterparties thereto, (iii) neither the Company nor any of its Subsidiaries has received or provided any written notice of any event or occurrence that has resulted or would reasonably be expected to result (with or without the giving of notice, the lapse of time or both) in a default with respect to any of the Real Property Leases, (iv) none of the Leased Property is subject to any options, rights of first offer, rights of first refusal or other rights of any Person to lease, use or occupy any Leased Property or any portion thereof, and no Person other than the Company and its Subsidiaries has any right to use, occupy or lease all or any portion of the Leased Property, and (v) the Leased Property constitutes all real property currently leased, used, occupied or held for use in connection with the business of the Company and its Subsidiaries.

Section 4.14 Material Contracts.

(a) Section 4.14(a) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts of the Company in effect as of the date hereof. Each such Material Contract has been delivered to, or made available for review by, Parent and is a true and correct copy of such Material Contract (including all amendments thereto).

(b) Except as would not reasonably be likely to reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Material Contract of the Company is, and immediately after the Closing shall continue to be, legal, valid, binding and enforceable against the Company or one of its Subsidiaries, as the case may be, and to the Knowledge of the Company, the other parties thereto, in accordance with its terms subject to proper authorization and execution of such Material Contract by the other party thereto and except as limited by Laws affecting the enforcement of creditors’ rights generally and by general equitable principles. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) no party has repudiated any material provision of any Material Contract of the Company, (ii) neither the Company nor any of its Subsidiaries is in default under, in breach of, or in receipt of any claim of default or breach under, any material term in any Material Contract of the Company, (iii) no event has occurred which with the passage of time or the giving of notice or both would result in a default or breach by the Company or any of its Subsidiaries under any Material Contract of the Company, and, to the Knowledge of the Company, there is no existing or Threatened breach or cancellation by the other parties to any Material Contract of the Company, and (iv) neither the Company nor any of its Subsidiaries has received any written notice of any default or event that with notice or lapse of time, would constitute a default by the Company and its Subsidiaries under any Material Contract of the Company. None of the rights of the Company under any of such Material Contracts will be subject to termination or modification (nor will the Company be required to make any payment or incur any other liability or obligation) as a result of the consummation of the Transactions, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

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Section 4.15 Taxes.  Each of the Company and its Subsidiaries has timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return. All material Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries. Except as set forth in Section 4.15 of the Company Disclosure Letter, there are no pending or Threatened in writing disputes, claims, audits, examinations or other proceedings regarding any material Taxes of the Company or its Subsidiaries or the assets of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has been informed in writing by any jurisdiction in which it has not filed Tax Returns that the jurisdiction believes that the Company or any of its Subsidiaries is or may be required to file any Tax Return that was not filed or may be subject to taxation in that jurisdiction. The Company has made available to Parent true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries or any customary Tax indemnification provisions in ordinary course commercial agreement or arrangements that are not primarily related to Taxes). Neither the Company nor any of its Subsidiaries (a) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (b) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise. Neither the Company nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code. Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law). At no time during the past five years has the Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting made prior to the Closing, (ii) closing agreement executed prior to the Closing, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) with respect to a transaction consummated prior to the Closing, (iv) installment sale or open transaction disposition made prior to the Closing, or (v) prepaid amount received prior to the Closing outside of the ordinary course of business. The Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Notwithstanding anything to the contrary in this Agreement, no representation is being provided regarding the amount, value or condition of, or any limitations on, any Tax asset or attribute of the Company or any of its Subsidiaries (e.g., net operating loss or net operating carryforward or Tax credits, including for the avoidance of doubt, any Tax credits under Section 25D or Section 48 of the Code), or any grant provided under Section 1603 of the American Recovery and Reinvestment Tax Act of 2009, including the ability of Parent or any of its affiliates to utilize such Tax assets or Tax attributes or grants after the Closing.

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Section 4.16 Intellectual Property.

(a) Section 4.16(a) of the Company Disclosure Letter sets forth a list of all material Company Intellectual Property that is owned by the Company and its Subsidiaries. Such list includes all such Company Intellectual Property that has been registered or for which the Company or any of its Subsidiaries has filed an application for registration and specifies, where applicable, (i) the name of the current owner, (ii) the jurisdiction where the application or registration is located, (iii) the application or registration number, (iv) the filing date and issuance, registration or grant date and (v) the prosecution or registration status. Each item of Company Intellectual Property that is owned by the Company and its Subsidiaries is, to the Company’s Knowledge, valid, enforceable, and subsisting, and neither the Company nor any of its Subsidiaries is aware of any facts, circumstances or information that would, or reasonably could be expected to, render any such Company Intellectual Property invalid or unenforceable or adversely affect, limit, restrict, impair or impede the ability of the Company or any of its Subsidiaries to use and practice such Intellectual Property after the Closing Date.

(b) The Company or one of its Subsidiaries either: (i) is the sole owner of all right, title and interest in and to each item of Company Intellectual Property free and clear of all Liens, other than Permitted Liens, or (ii) is entitled to use each item of licensed Intellectual Property in the operation of its business as currently conducted in all material respects.

(c) Except as would not reasonably be likely to reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company Intellectual Property that is owned by the Company and operation of the Company’s and its Subsidiaries’ businesses (or any products thereof or materially used therein) do not infringe, conflict with, misappropriate, or otherwise violate any rights of any Person in or to any Intellectual Property; provided, however, that with respect to third party patents and the Company Intellectual Property that is licensed by the Company, the foregoing representation is made to the Company’s Knowledge; (ii) no Proceeding is currently pending or, to the Knowledge of the Company, Threatened by any Person that the current use by the Company or any of its Subsidiaries of the Company Intellectual Property or the operation of the Company’s and its Subsidiaries’ businesses (or any products thereof or materially used therein) infringes the Intellectual Property of a third party; (iii) no Proceeding is currently pending or has been Threatened in writing against any third party involving an infringement, misappropriation or other violation by such third party of any Company owned Company Intellectual Property; and (iv), to the Knowledge of the Company, no third party is engaging in any activity that infringes, misappropriates or otherwise violates any Company owned Company Intellectual Property.

(d) To the Knowledge of the Company, the Company Intellectual Property is all of the Intellectual Property used in or necessary for the operation of the Company’s business.

(e) Except as set forth on Section 4.16(e) of the Company Disclosure Letter, the Company and its Subsidiaries have taken commercially reasonable steps, consistent with generally-accepted industry standards, to obtain, maintain and protect the Company Intellectual Property. The Company and its Subsidiaries require and have required (and have obtained from) each current and former employee, officer, consultant and contractor performing work for the Company’s or its Subsidiaries’ respective businesses who may develop or has developed (alone or with others) any Intellectual Property for the Company to execute sufficient employment agreements, non-disclosure agreements and assignment of invention and works of authorship agreements that (i) assign to the Company or its Subsidiary all right, title and interest in and to any Intellectual Property arising from or developed in connection with such employees’, consultants’ or contractors’ work for or on behalf of the Company or its Subsidiary and (ii) provide reasonable protection for the confidential and proprietary information of the Company and its Subsidiaries. The Company has no Knowledge of any misappropriation or any unauthorized disclosure of any confidential or proprietary information of the Company or any of its Subsidiaries or any breach of any obligations of confidentiality with respect to the Company’s and its Subsidiaries’ respective businesses, except as would not reasonably be likely to reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(f) The computer, information technology and data processing systems, facilities and services used in the conduct of the Company’s and its Subsidiaries’ respective businesses, including all software, hardware, networks, interfaces, platforms and related systems and services used or currently planned to be used therein (collectively, “Company Systems”), are (i) in good working condition and (ii) reasonably sufficient for the immediate and anticipated future needs of the Company’s and its Subsidiaries’ respective businesses as intended to be operated by the Company and its Subsidiaries in the next two (2) months. There has been no failure, breakdown or continued substandard performance of any Company Systems that has caused a material disruption or interruption in or to the operation of the Company’s or any of its Subsidiaries’ respective businesses. The Company and its Subsidiaries have in place industry standard (and, in any event, not less than commercially reasonable) disaster recovery and business continuity plans, procedures, and facilities.

(g) Section 4.16(g) of the Company Disclosure Letter sets forth a complete and accurate list of all Open Source Software that has been or is being used, incorporated into and/or distributed with any products developed, modified, manufactured, distributed or sold by or on behalf of the Company or any of its Subsidiaries (“Company Software Products”) in any way, and identifying the applicable licenses governing the use of each such Open Source Software. Except as would not reasonably be likely to reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has used any Open Source Software in any manner that would or could (i) require the disclosure or distribution in source code form of any Company Software Products or any material portion thereof, (ii) require the licensing of any Company Software Products or any material portion thereof under any Open Source Software license or (iii) impose any other material limitation, restriction or condition on the right of the Company or any of its Subsidiaries to use or distribute any Company Software Products. With respect to any Open Source Software that has been incorporated into and/or distributed with any Company Software Products, or otherwise used by the Company or any of its Subsidiaries, the Company or such Subsidiary has been and are in compliance with all applicable Open Source Software licenses with respect thereto, except as would not reasonably be likely to reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) All products and services of the Company and its Subsidiaries perform in all material respects in accordance with the specifications and documentation provided to customers and users. The Company and its Subsidiaries have used commercially reasonable efforts to document and correct any material defects, bugs and errors in the Company Systems and any Company Software Products in accordance with generally-accepted industry standards, and, to the Knowledge of the Company, the Company Systems and Company Software Products do not contain or make available any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement or destruction.

Section 4.17 Insurance.  Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (a) all insurance policies with respect to the business and assets of the Company and its Subsidiaries are in full force and effect, (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of any of such insurance policies, (c) the Company and its Subsidiaries have not received any written notice of cancellation of any of such insurance policies and (d) all appropriate insurers under such insurance policies have been timely notified of all potentially insurable losses known to the Company and of pending Proceedings, and all appropriate actions have been taken to timely file all claims in respect of such insurable matters.

Section 4.18 Broker’s Fees.  Neither the Company nor any of its officers or Directors, on behalf of the Company, has employed any financial advisor, broker or finder in a manner that would result in any liability of Parent or Merger Sub for any financial advisory fee, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

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Section 4.19 Affiliate Transactions.  Except as set forth in Section 4.19 of the Company Disclosure Letter, there have been no transactions, agreements, arrangements or understandings between the Company, on the one hand, and any Affiliates of the Company or other Persons, on the other hand, other than any such arrangements entered into on reasonable market terms.

Section 4.20 Agreements with Regulatory Agencies.  Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other similar Order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or since December 31, 2013, has adopted any extraordinary board resolutions at the request of, any Governmental Entity that currently restricts in any material respect the conduct of its business or that materially relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management, or its operations or business, nor has the Company received any written notice from any Governmental Entity indicating that it intends to issue, Order, or request any of the foregoing.

Section 4.21 Compliance with Trade Controls.

(a) The Company and its Subsidiaries are, and have been during the last five (5) years, in full compliance with all applicable export control and economic sanctions Laws of the United States and other countries, including but not limited to the U.S. Export Administration Regulations (“EAR”) (15 C.F.R. 730 et seq.), the EAR’s rules on Restrictive Trade Practices or Boycotts (13 C.F.R. Part 760), and the economic sanctions rules and regulations implemented under statutory authority and/or Presidential Executive Orders and administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) (31 C.F.R. Part 500 et seq., collectively, the “OFAC Regulations”).

(b) In the five (5)-year period immediately preceding the date of this Agreement, neither the Company nor any of its Subsidiaries has, directly or indirectly, (i) provided any services, goods, software or technology to any person or entity in Burma (Myanmar), Cuba, Iran, North Korea, Sudan, Syria, the Crimea region (since December 2014), and Libya (during 2011), or otherwise exported, re-exported, sold or otherwise transferred any goods, software or technology that are subject to the EAR in violation of the EAR or in violation of any OFAC Regulations; (ii) been a party to or a beneficiary under any Contract under which such goods have been sold or services provided, directly or indirectly, to customers in countries subject to sanctions under the OFAC Regulations without the proper license or other authorization from the U.S. Government; or (iii) engaged in any other transactions with any Person with whom U.S. Persons are prohibited from dealing under the EAR or the OFAC Regulations, including any Person designated by OFAC on the list of Specially Designated Nationals and Blocked Persons, the list of Foreign Sanctions Evaders or the Sectoral Sanctions Identifications list, unless the Company or such Subsidiary had proper authorization under the EAR and/or OFAC Regulations to engage in such transactions or dealings.

(c) In the five (5)-year period immediately preceding the date of this Agreement, there has not been and there is no Legal Proceeding by any Governmental Entity with respect to a violation of any applicable U.S. or non-U.S. export control, import or economic sanctions Laws, including the EAR and the OFAC Regulations, that is now pending or Threatened in writing with respect to the Company.

(d) The Company and its Subsidiaries are in compliance with all applicable U.S. and non-U.S. customs Laws and regulations, including any export or import declaration filing, payment of customs duties, compliance with import quotas, import registration or any other similar requirements related to the exportation or importation of goods or services by the Company or any of its Subsidiaries. There are no Legal Proceeding by any Governmental Entity with respect to a violation of any applicable U.S. or non-U.S. customs Laws that is now pending or Threatened in writing with respect to the Company or any of its Subsidiaries.

Section 4.22 Anti-Money Laundering.  The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with all applicable anti-money laundering Laws and all applicable financial record keeping and reporting requirements, rules, regulations and guidelines (collectively,

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“Money Laundering Laws”) and no claim by or before any Governmental Entity involving the Company or any of its Subsidiaries with respect to Money Laundering Laws is pending and, to the Knowledge of the Company, no such claims are Threatened or contemplated.

Section 4.23 Ethical Practices.  Neither the Company nor any of its Subsidiaries, or any of their respective Directors, officers, employees, agents or consultants, or any other Person acting for, or on behalf of, the Company or any of its Subsidiaries, directly or indirectly, has:

(a) violated or is in violation of the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act or the OECD Convention on Combating Bribery of Foreign Public Officials in Business Transactions;

(b) been notified of any investigation by any Governmental Entity with regard to any actual or alleged payment in violation of the Laws referred to in clause (a) above;

(c) used funds or other assets, or made any promise or undertaking in such regard, for the establishment or maintenance of a secret or unrecorded fund (a “Prohibited Fund”); or

(d) made any false or fictitious entries in any books or records of the Company or any of its Subsidiaries relating to any Prohibited Fund.

Section 4.24 Information Provided.  No representation or warranty by the Company contained in this Agreement and no statement contained in any document (including the Company Disclosure Letter), certificate, or other writing furnished or to be furnished by the Company to Parent or any of its Representatives pursuant to the provisions hereof or in connection with the Transactions, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

Section 4.25 No Other Representations or Warranties.  Except for the representations and warranties expressly contained in Article III, the Company acknowledges and agrees that Parent and Merger Sub have not made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Parent or Merger Sub furnished or made available to the Company, any Company Subsidiary, any of their Affiliates or any Person acting on any of their behalf, including any information, documents or material made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of or in connection with, the Transactions.

ARTICLE V

COVENANTS

Section 5.1 Parent Conduct of Businesses Prior to the Effective Time.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent shall, except to the extent that the Company shall consent in advance in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or as expressly required or permitted by this Agreement, or as set forth in Section 5.1 of the Parent Disclosure Letter, or as required by applicable Law or a Governmental Entity of competent jurisdiction, carry on its business in the ordinary course consistent with past practice in all material respects and use commercially reasonable efforts to preserve intact its present business organization and advantageous business relationships. Without limiting the generality of the foregoing and except as expressly contemplated by this Agreement or as set forth in Section 5.1 of the Parent Disclosure Letter or as required by applicable Law or a Governmental Entity of competent jurisdiction, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not, and shall not permit Merger Sub to:

(a) incur any Indebtedness;

(b) adjust, split, combine or reclassify any Parent Capital Stock;

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(c) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of Parent Capital Stock, other than with respect to Redemption Shares as expressly contemplated by this Agreement;

(d) issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the Convertible Promissory Note, which shall not be modified or amended;

(e) increase or decrease the authorized number of shares of any class or series of Parent Capital Stock;

(f) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, business or assets to any individual, corporation or other entity;

(g) acquire (whether by merger or consolidation, acquisition of stock or assets or otherwise) any other Person or business;

(h) (i) terminate, materially amend, renew or waive any material provision of, any Material Contract, other than normal renewals in the ordinary course of business, (ii) enter into any Contract that would constitute a Material Contract if it were in effect on the date of this Agreement or (iii) terminate, materially amend, renew or waive any material provision of any Contract with the Sponsor;

(i) hire any employee or adopt any Parent Benefit Plan;

(j) settle any material Proceeding;

(k) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(l) amend its certificate of incorporation or bylaws;

(m) merge or consolidate itself with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve;

(n) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable Laws;

(o) enter into any material new line of business;

(p) make, or commit to make, any capital expenditures;

(q) other than in the ordinary course of business consistent with past practice or as may be required by applicable Laws, make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended material Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes, or agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(r) take, or fail to take, any action that is intended to or would reasonably be expected to result in the failure of any of the conditions in Article VI to be satisfied; or

(s) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.1.

Section 5.2 Company Conduct of Businesses Prior to the Effective Time.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees as to itself and each of its Subsidiaries, except to the extent that Parent shall consent in advance in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or as expressly required or permitted by this Agreement, or as set forth in Section 5.2 of the Company Disclosure Letter, or as required by applicable Law or a Governmental Entity of competent jurisdiction, to
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carry on its business in the ordinary course consistent with past practice in all material respects and use commercially reasonable efforts to preserve intact its present business organization and advantageous business relationships. Without limiting the generality of the foregoing and except as expressly contemplated by this Agreement or as set forth in Section 5.2 of the Company Disclosure Letter or as required by applicable Law or a Governmental Entity of competent jurisdiction, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not and shall not permit any of its Subsidiaries to:

(a) incur any Indebtedness, except (i) trade payables in the ordinary course of business, (ii) deferred revenue, (iii) borrowings under the Company’s credit facilities outstanding as of the date hereof, (iv) the New Convertible Notes and (v) a secured or unsecured loan facility for working capital purposes, with the principal amount of such loan not to exceed $10,000,000 in the aggregate;

(b) adjust, split, combine or reclassify any Company Capital Stock;

(c) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of Company Capital Stock (except (A) dividends paid by any of the wholly-owned Subsidiaries of the Company to the Company or any of its wholly-owned Subsidiaries, and (B) the acceptance of the Company Common Stock as payment for the exercise price of options or for withholding Taxes incurred in connection with the exercise of options or the vesting or settlement of the Company Stock Options and dividend equivalents thereon, if any, in each case in accordance with past practice and the terms of the applicable award agreements);

(d) issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except (i) pursuant to the exercise of Company Stock Options or Company Warrants outstanding prior to the date hereof or the settlement or vesting of Company Stock Options outstanding prior to the date hereof in accordance with their terms, (ii) issuances pursuant to new employment agreements with persons who are not executive officers in the ordinary course and (iii) any shares of Company Capital Stock issuable upon conversion of the New Convertible Notes or any outstanding subordinated convertible notes;

(e) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, business or assets to any individual, corporation or other entity other than a wholly-owned Subsidiary, other than in the ordinary course of business;

(f) except for transactions in the ordinary course of business (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith) or as required by any Material Contract, acquire (whether by merger or consolidation, acquisition of stock or assets or otherwise) any other Person or business;

(g) terminate, materially amend, renew or waive any material provision of any Material Contracts, other than (i) normal terminations or renewals in the ordinary course of business and (ii) other amendments, modifications or terminations that do not materially impact economic terms of such agreements in a manner adverse to the Company or any Subsidiary;

(h) except as required under the terms of any Company Benefit Plan, in accordance with its ordinary course of business and past practices, or as required by applicable Law, (i) other than as provided for in any written agreements made available to Parent, increase the compensation or benefits of any Directors, officers or employees, except for increases in salaries in the ordinary course of business consistent with past practice that do not exceed 5% in the aggregate, (ii) increase benefits payable under any existing severance or termination pay policies for any Director or officer, (iii) enter into any employment, consulting, indemnification, severance, termination, deferred compensation or other similar agreement (or amend any such existing agreement) with any Director or officer, (iv) except which in the aggregate would not increase the obligations of the Company or any of its Subsidiaries by more than 5% of its existing annual obligations under Company Benefit Plans, (A) establish, adopt or enter into any plan, program, practice, policy, agreement or arrangement for the current or future benefit of any Director,

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employee or consultant of the Company or any of its Subsidiaries that would be a Company Benefit Plan if it were in existence as of the date hereof, or (B) terminate or amend any Company Benefit Plan, or (v) fund any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan; provided, that none of the foregoing clauses shall restrict the Company’s ability to renew its existing policies and Company Benefit Plans;

(i) negotiate or enter into any collective bargaining agreement or other Contract with any labor organization or other representative of any employees of the Company or any of its Subsidiaries;

(j) settle any Proceeding, except in an amount and for consideration not in excess of $100,000 individually or $250,000 in the aggregate and that would not impose any material restriction on the business of it or its Subsidiaries;

(k) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(l) amend its certificate of incorporation, bylaws or comparable governing documents;

(m) merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(n) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable Laws;

(o) enter into any new material line of business;

(p) make, or commit to make, any capital expenditures, as defined according to GAAP, in excess of $1,850,000 in the aggregate;

(q) other than in the ordinary course of business consistent with past practice or as may be required by applicable Laws, make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended material Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes, or agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(r) take or fail to take any action that could reasonably be expected to cause the loss, lapse or abandonment of any material Company Intellectual Property;

(s) take, or fail to take, any action that is intended to or would reasonably be expected to result in the failure of any of the conditions in Article VI to be satisfied; or

(t) unless set forth on or as set forth in Section 5.2 of the Company Disclosure Letter or as required by applicable Law or a Governmental Entity of competent jurisdiction, agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

Notwithstanding the foregoing, nothing in Section 5.2 shall prohibit the Company from taking any action or omitting to take any action as required by the Agreement.

Section 5.3 Regulatory Approvals.

(a) Each of Parent, Merger Sub and, where applicable, the Company shall use their reasonable best efforts to obtain the expiration or early termination of any waiting periods, or any applicable approvals required, under the HSR Act or other Antitrust Law, and shall (i) make or cause to be made the registrations, declarations and Filings required of such party under the HSR Act and any other Antitrust Law listed in Section 5.3 of the Parent Disclosure Letter (“Antitrust Filings”) with respect to the Transactions as promptly as reasonably practicable and advisable after the date of this Agreement, and any Filing fees associated therewith shall be borne by the Company, and such initial Filings from Parent

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and the Company shall request early termination of any applicable waiting period under the HSR Act, (ii) agree not to extend any waiting period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the Transactions, except with the prior written consent of the other party not to be unreasonably withheld, conditioned or delayed, (iii) subject to applicable Law, furnish to the other party as promptly as reasonably practicable all information required for any application or other Filing to be made by the other party pursuant to any applicable Law in connection with the Transactions, (iv) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by, the Antitrust Division of the U.S. Department of Justice (the “DOJ”), the Federal Trade Commission (“FTC”) or any other Governmental Entity in respect of such Antitrust Filings, this Agreement or the Transactions, (v) promptly notify the other party of any material communication between that party and the FTC, the DOJ or any other Governmental Entity in respect of any Antitrust Filings or any inquiry or Proceeding relating to this Agreement or the Transactions and of any material communication received or given in connection with any Proceeding by a private party relating to the Transactions, (vi) subject to applicable Law, discuss with and permit the other party (and its counsel) to review in advance, and consider in good faith the other party’s reasonable comments in connection with, any Antitrust Filing or communication to the FTC, the DOJ or any other Governmental Entity or in connection with any Proceeding by a private party to any other Person, relating to any Antitrust Filing or inquiry or other Proceeding relating to this Agreement or the Transactions, (vii) not participate or agree to participate in any substantive meeting, telephone call or discussion with the FTC, the DOJ or any other Governmental Entity in respect of any Antitrust Filing, inquiry or Proceeding relating to this Agreement or the Transactions unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate in such meeting, telephone call or discussion, (viii) subject to applicable Law, furnish the other party promptly with copies of all correspondence, filings and communications between them and their Affiliates on the one hand, and the FTC, the DOJ or any other Governmental Entity or members of their respective staffs on the other hand, with respect to any Antitrust Filing, inquiry or Proceeding relating to this Agreement or the Transactions, and (ix) act in good faith and reasonably cooperate with the other party in connection with any Antitrust Filings and in connection with resolving any investigation or inquiry of any such agency or other Governmental Entity under the HSR Act or any other Antitrust Law with respect to any such Antitrust Filing, this Agreement, the Merger or the Transactions.

(b) In furtherance and not in limitation of the foregoing, each of Parent, Merger Sub and the Company shall take any and all steps necessary to (i) resolve, avoid or eliminate impediments or objections, if any, that may be asserted with respect to the Transactions under any Antitrust Law and (ii) avoid the entry of, effect the dissolution of, and have vacated, lifted, reversed or overturned, any Order that would prevent, prohibit, restrict or delay the consummation of the Transactions, so as to enable the parties hereto to close the Transactions expeditiously and as promptly as reasonably practicable. Without limiting the foregoing, Parent and Merger Sub shall propose, negotiate, commit to and effect, by consent decree, hold separate Orders or otherwise, the sale, divesture, disposition or license of, and otherwise take or commit to take actions that after the Closing Date would limit Parent’s, any of its Affiliates’, the Company’s or any of its Subsidiaries’ freedom of action with respect to, or its or their ability to retain, one or more of the assets, properties, businesses, product lines or services of Parent, any of its Affiliates, the Company or any of its Subsidiaries or any interest or interests therein. Parent and Merger Sub also shall agree to terminate or assign any Contract or business relationship if required to obtain any necessary clearance, or the termination of any applicable waiting period, under any Antitrust Law. In addition, Parent and Merger Sub shall defend vigorously through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated, lifted, reversed, overturned or terminated, any Order (whether temporary, preliminary or permanent) that would restrain, prevent or delay the Closing prior to the consummation of the Transactions, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action. In furtherance of the foregoing, Parent and Merger Sub shall negotiate in good faith with all applicable Governmental Entities. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement

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shall require Parent, the Company or their respective Subsidiaries to take, or agree to take, any actions specified in this Section 5.3 that, individually or in the aggregate, is a Materially Burdensome Regulatory Condition.

Section 5.4 Company Stockholder Consent.

(a) The Company shall use its reasonable best efforts to obtain, as promptly as reasonably practicable following the date the Form S-4 is declared effective by the SEC but in any event within ten (10) Business Days of such effectiveness, the Company Stockholder Approval pursuant to a written consent and joinder agreement duly executed and delivered by the stockholders of the Company in substantially the form attached hereto as Exhibit F (the “Written Consent and Joinder Agreement”). The Company shall mail the Proxy/Consent Solicitation Statement included in the Form S-4, together with the Written Consent and Joinder Agreement, to all of the Company’s stockholders within three (3) Business Day of the effective date of the Form S-4. Other than in the event the Company Board has made an Adverse Recommendation Change in compliance with Section 5.6(b), the Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval and shall include the Company Recommendation in the Proxy/Consent Solicitation Statement. Immediately following receipt of the Written Consent and Joinder Agreement, the Company shall deliver a copy of such Written Consent and Joinder Agreement to Parent. Notwithstanding Section 5.6(a) or any Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect and the Company shall submit this Agreement and the Transactions, including the Merger, for stockholder approval pursuant to the Written Consent and Joinder Agreement.

(b) Reasonably promptly following receipt of the Company Stockholder Approval, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every stockholder of the Company that did not execute the Written Consent and Joinder Agreement. The Stockholder Notice shall (i) be a statement to the effect that the Company Board determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the stockholders of the Company and approved and adopted this Agreement, the Merger and the other Transactions, (ii) provide the stockholders of the Company to whom it is sent with notice of the actions taken in the Written Consent and Joinder Agreement, including the approval and adoption of this Agreement, the Merger and the other Transactions in accordance with Section 228(e) of the DGCL and the certificate of incorporation and bylaws of the Company and (iii) include a description of the appraisal rights of the Company’s stockholders available under the Appraisal Rights Statute, along with such other information as is required thereunder and pursuant to applicable Law. All materials (including any amendments thereto) submitted to the stockholders of the Company in accordance with this Section 5.4(b) shall be subject to Parent’s advance review and reasonable approval.

Section 5.5 Preparation of the Proxy/Consent Solicitation Statement; Parent Stockholders Meeting.

(a) As promptly as practicable after the date of this Agreement, Parent and Company shall jointly prepare a proxy/consent solicitation statement for the purposes of (i) registering under the Securities Act the Parent Common Stock to be issued in the Merger, (ii) providing Parent’s stockholders with the opportunity to redeem their shares of Parent Common Stock in connection with the Merger, (iii) soliciting proxies from Parent’s stockholders to obtain the adoption and requisite approval of this Agreement and the Transactions and the other matters set forth in Section 5.5(a) of the Parent Disclosure Letter, to be voted on at a meeting of the holders of Parent Common Stock to be called and held for such purpose, and (iv) the solicitation of the Company Stockholder Approval, including the execution and delivery of the Written Consent and Joinder Agreement (together with any amendments or supplements thereto, the “Proxy/Consent Solicitation Statement”). Parent shall prepare and cause to be filed with the SEC a Registration on Form S-4 (the “Form S-4”), in which the Proxy/Consent Solicitation Statement will be included, and Parent and the Company shall use their reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing (including by responding to comments of the SEC), and, prior to the effective date of the Form S-4, Parent and the Company shall take all action reasonably required (other than qualifying to do

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business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any such jurisdiction) to be taken under any applicable state securities Laws in connection with the issuance of shares of Parent Common Stock. The Proxy/Consent Solicitation Statement will comply as to form in all material respects with the requirements of the DGCL and the Exchange Act and the rules and regulations thereunder. Each of Parent and the Company shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form S-4 and Proxy/Consent Solicitation Statement and the Company’s consent (which shall not be unreasonably withheld) with respect to disclosure provided by the Company in the Form S-4 shall be required prior to Parent filing the Form S-4. As promptly as practicable after the Form S-4 becomes effective, Parent shall use its reasonable best efforts to cause the Proxy/Consent Solicitation Statement to be mailed to its stockholders, in accordance with applicable Law.

(b) If at any time prior to (i) the Form S-4 is filed with the SEC, (ii) at any time the Form S-4 is amended or supplemented, or (iii) the Effective Time, any information relating to Parent, the Company, or any of their respective Affiliates, directors or officers, should be discovered by Parent or the Company that should be set forth in the initial Form S-4 filing, an amendment or supplement to the Form S-4 or the Proxy/Consent Solicitation Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Parent and the Company. Parent shall notify the Company promptly of the time when the Form S-4 has become effective, of the issuance of any stop Order or suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Form S-4 or the Proxy/Consent Solicitation Statement or for additional information and shall supply the Company with copies of all written correspondence between it or any of its or its Affiliates’ directors, officers, members, employees, agents, advisors and other representatives (collectively, the “Representatives”), on the one hand, and the SEC or its staff, on the other hand, with respect to the Form S-4 or the Proxy/Consent Solicitation Statement or the Merger.

(c) The Company shall finalize the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2015 and 2014 and the related audited consolidated statements of operations and comprehensive loss, consolidated statements of convertible redeemable preferred stock, redeemable noncontrolling interests and stockholders’ deficit and consolidated statements of cash flows of the Company and its Subsidiaries for the years ended December 31, 2015 and 2014, together with a true and correct copy of the report of BDO USA, LLP, the Company’s independent auditor, on such audited information (the “Audited Annual Financial Statements”) and submit such Audited Annual Financial Statements for the periods required to be included in the Form S-4 with the first Form S-4 filing. Immediately after such Audited Annual Financial Statements become available, all references to the Unaudited Annual Financial Statements in this Agreement shall be substituted with the Audited Annual Financial Statements, including without limitation for the purposes of delivering the certificate set forth in Section 6.3(a).

(d) Parent shall, as soon as practicable following effectiveness of the Form S-4, duly call, give notice of, convene and hold a meeting of its stockholders (the “Parent Stockholders Meeting”) for the purpose of seeking the Parent Stockholder Approval. Parent shall provide to the Company copies in advance of all written materials to be distributed to Parent’s stockholders for the Parent Stockholder Meeting. Parent shall, through the Parent Board, make the Parent Recommendation, include such Parent Recommendation in the Proxy/Consent Solicitation Statement, and use its reasonable best efforts to (i) solicit from its stockholders proxies in favor of adoption of this Agreement and approval of the other matters set forth in Section 5.5(a) of the Parent Disclosure Letter, and (ii) take all other action necessary or advisable to secure the Parent Stockholder Approval. Unless this Agreement is terminated in

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accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect and Parent shall submit this Agreement and the other matters set forth in Section 5.5(a) of the Parent Disclosure Letter for stockholder adoption and approval at the Parent Stockholders Meeting.

(e) Subject to the second sentence of this Section 5.5(e), but notwithstanding anything else to the contrary in this Agreement, Parent shall not make any public filing with respect to the Transactions (including, without limitation, the Proxy/Consent Solicitation Statement) without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). Parent may make any public filing with respect to the Transactions to the extent required by applicable Law, provided, that the Company shall, in any event, be consulted in order to determine the extent to which any such filing is required by applicable Law and to the extent such filing is jointly determined by Parent and the Company to be not so required, such filing shall not be made.

Section 5.6 No Solicitation; No-Shop.

(a) The Company shall immediately cease any existing discussions and negotiations with any third parties conducted prior to the date hereof with respect to any Acquisition Proposal. Neither the Company nor any of its Subsidiaries shall, directly or indirectly, through any Affiliate or any of its or their Representatives or otherwise (i) initiate, solicit, pursue, discuss or encourage any inquiries or the making of any proposal that constitutes an Acquisition Proposal or that may reasonably be expected to lead to any Acquisition Proposal, (ii) continue or engage in negotiations or discussions concerning, or provide any non-public information to any Person relating to, any Acquisition Proposal other than information to any other Person that is traditionally provided in the regular course of business to third parties where the Company and its Representatives have no reason to believe that such information may be utilized to evaluate any such Acquisition Proposal, or (iii) agree to, approve or recommend, or otherwise enter into any Contract with respect to, any Acquisition Proposal (including any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement relating to any Acquisition Proposal). Neither the Company Board nor any committee thereof shall (A) withhold, withdraw or modify or qualify, or propose publicly, or to any Selling Stockholder, to withhold, withdraw or modify or qualify, in any manner adverse to Parent, the approval, determination of advisability or recommendation by the Company Board or such committee of this Agreement and the Transactions, (B) make any other public statement in connection with the solicitation of Company Stockholder Approval by or on behalf of the Company Board that would reasonably be expected to have the same effect, or (C) approve, determine to be advisable or recommend, or propose publicly, or to any Selling Stockholder, to approve, determine to be advisable, or recommend, any Acquisition Proposal (any action described in clause (A), (B) or (C) being referred to as an “Adverse Recommendation Change”). For the sake of clarity, in the event of an Adverse Recommendation Change made in compliance with this Section 5.6 and so long as such Adverse Recommendation Change is in effect, the Company Board shall be free to initiate or respond to communications (whether in person, orally, via e-mail or otherwise), in all cases in compliance with applicable Law, with Selling Stockholders who have not previously entered into a Voting Agreement in order to explain the Company Board’s basis and recommendation for Selling Stockholders with regards to the Adverse Recommendation Change.

(b) Notwithstanding the foregoing, prior to obtaining Company Stockholder Approval:

(i) nothing contained in this Agreement shall prevent the Company from furnishing information to, or engaging in negotiations or discussions with, a Person that has first made an unsolicited bona fide Acquisition Proposal after the date of this Agreement if and to the extent that (A) the Company Board determines in good faith (after consultation with its advisors) that such Acquisition Proposal is a Superior Proposal, and the Company Board determines in good faith (after consultation with its outside legal counsel), in the exercise of its fiduciary duties, that to do otherwise would violate its fiduciary duties to the stockholders of the Company under applicable Law, (B) prior to furnishing such information to, or engaging in negotiations or discussions with, such Person, the Company Board receives from such Person an executed confidentiality agreement (x) with terms no more favorable to such Person than those set forth in the non-disclosure agreement entered into with Parent and (y) under which the Company is permitted to share terms of any Acquisition Proposal

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with Parent, (C) the Company gives Parent prompt, at least five (5) Business Days (the “Notice Period”) written notice of its intention to take such action with respect to the Superior Proposal and attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal, (D) the Company shall use its reasonable best efforts to cause its Directors, officers, employees and Representatives to, during the Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)), and (E) the Company Board determines in good faith (after consultation with its advisors) that such Acquisition Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Parent during the Notice Period in the terms and conditions of this Agreement; and

(ii) the Company Board may effect an Adverse Recommendation Change in response to an Intervening Event or with respect to an unsolicited bona fide Acquisition Proposal first made by a Person after the date of this Agreement; provided, that no Adverse Recommendation Change may be made (A) unless the Company Board first determines in good faith after consultation with its outside counsel that the failure to effect such Adverse Recommendation Change would violate its fiduciary duties to the stockholders of the Company under applicable Law, (B) in the case of an Adverse Recommendation Change related to an Acquisition Proposal, unless the Company Board determines in good faith (after consultation with its advisors) that such Acquisition Proposal is a Superior Proposal, and (C) until after at least five (5) Business Days following Parent’s receipt of written notice from the Company advising Parent that the Company Board intends to take such action and the basis therefor, including in the event of an Adverse Recommendation Change related to an Intervening Event, the circumstances thereof. After providing such notice, and prior to effecting such Adverse Recommendation Change, (I) the Company shall, during such five (5) Business Day period, negotiate in good faith with Parent with respect to any revisions to the terms of the Transactions proposed by Parent, (II) in determining whether to make an Adverse Recommendation Change, the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice during such five (5) Business Day period and (III) following the end of such five (5) Business Day period, the Company Board or any committee thereof must determine that (x) the failure to effect such Adverse Recommendation Change would result in a violation of the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law and (y) in the case of an Adverse Recommendation Change related to an Acquisition Proposal, the Acquisition Proposal continues to be a Superior Proposal.

(c) Parent shall immediately cease any existing discussions and negotiations with any third parties conducted prior to the date hereof with respect to any Parent Acquisition Proposal and shall not enter into any Contract with respect to any Parent Acquisition Proposal until the earlier of the consummation of the Merger or the termination of this Agreement pursuant to Section 8.1. Until the earlier of the consummation of the Transactions or the valid termination of this Agreement pursuant to Section 8.1, neither Parent nor Merger Sub shall, directly or indirectly, through any Affiliate or any of its or their Representatives, directly or indirectly, (i) initiate, solicit, pursue, discuss, inquire about or make any proposal that constitutes a Parent Acquisition Proposal, (ii) continue or engage in negotiations or discussions concerning, or provide any non-public information to or request any information from any Person relating to, any Parent Acquisition Proposal other than information to or from any other Person that is traditionally provided in the regular course of business to third parties where Parent, Merger Sub and their officers, directors and Affiliates have no reason to believe that such information may be utilized to evaluate any such Parent Acquisition Proposal, or (iii) agree to, approve or recommend, or otherwise enter into any Contract with respect to, any Parent Acquisition Proposal. Neither the Parent Board nor

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any committee thereof shall (i) withhold, withdraw or modify or qualify, or propose publicly to withhold, withdraw or modify or qualify, in a manner adverse to the Company, the approval, determination of advisability, or recommendation by the Parent Board or such committee of this Agreement and the other matters set forth in Section 5.5(a) of the Parent Disclosure Letter, (ii) make any other public statement in connection with the Parent Stockholders Meeting by or on behalf the Parent Board that would reasonably be expected to have the same effect or (iii) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Parent Acquisition Proposal or (iv) cause or permit Parent to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement relating to any Parent Acquisition Proposal.

(d) For purposes of this Agreement:

(i) “Acquisition Proposal” means any proposal, Contract, offer or inquiry by any Person or Persons for or with respect to (regardless how structured) (A) the acquisition of twenty percent (20%) or more of any class or series of the equity interests of the Company or any of its Subsidiaries pursuant to a merger, consolidation, dissolution, recapitalization, refinancing or otherwise, (B) a transaction pursuant to which the Company issues or would issue, or such Person or Persons acquires or would acquire, twenty percent (20%) or more of any class or series of the equity interests of the Company or any Subsidiary thereof or (C) a transaction pursuant to which such Person or Persons acquires or would acquire in any manner, directly or indirectly, any assets of the Company or any Subsidiary thereof constituting twenty percent (20%) or more of the fair market value of the assets of the Company and its Subsidiaries taken as a whole, other than, in each case, the Transactions. Notwithstanding the above, an Acquisition Proposal will not include any item set forth in Section 5.2(a)(iv), (a)(v) or (d)(iii) or on Section 5.2(a)(iv), (a)(v) or (d)(iii) of the Company Disclosure Letter.

(ii) “Intervening Event” means any material facts, changes, events, occurrences, developments or circumstances occurring or arising after the date of this Agreement and prior to the time that the Company Stockholder Approval is obtained, which were not known by (or if known, the consequences of which were not reasonably foreseeable by) the Company Board as of or prior to the date of this Agreement; provided, that in no event shall the receipt, existence or terms of an Acquisition Proposal constitute an Intervening Event.

(iii) “Parent Acquisition Proposal” means any proposal, Contract, offer or inquiry by any Person or Persons for or with respect to (regardless how structured) (A) the acquisition of twenty percent (20%) or more of any class of the equity interests of another Person pursuant to a merger, consolidation, dissolution, recapitalization, refinancing or otherwise, (B) a transaction pursuant to which another Person issues or would issue, or Parent, its stockholders or any of its Subsidiaries acquire or would acquire, twenty percent (20%) or more of any class of the equity interests of such other Person or (C) a transaction pursuant to which Parent or any of its Subsidiaries acquires or would acquire in any manner, directly or indirectly, any assets of another Person constituting twenty percent (20%) or more of the fair market value of the assets of such other Person, other than, in each case, the Transactions.

(iv) “Superior Proposal” means any Acquisition Proposal not made in violation of this Agreement made by a third party to acquire 50% or more of the equity securities of the Company or the consolidated total assets of the Company, pursuant to a stock purchase, a merger, a consolidation or a sale of its assets, (A) on terms that the Company Board determines in its good faith judgment (after consultation with its financial advisor) to be more favorable, from a financial point of view, to the Selling Stockholders than the Transactions contemplated by this Agreement, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of this Agreement in accordance with Section 9.1 hereof) and (B) that is subject to no financing condition and is made by a Person who the Company Board has reasonably concluded in good faith will have adequate sources of financing to consummate such Superior Proposal, taking into account all financial, regulatory, legal and other aspects of such proposal.

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Section 5.7 Publicity.  The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Parent and the Company. Thereafter, neither Parent nor the Company will issue any press release or make any statements which are public or are reasonably likely to become public to the extent relating to the Transactions without the other party’s consent, not to be unreasonably withheld, conditioned or delayed, except as may be required by applicable Law or any stock exchange rule; provided, however, that the foregoing shall not apply to any press release or other public statement to the extent containing only such information as was contained in a press release or other public statement previously issued or made in accordance with this Section 5.7.

Section 5.8 Notification of Certain Matters.  Each party (other than the Sellers Representative) shall give prompt notice to the other party if any of the following occur after the date of this Agreement: (a) receipt of any notice or other communication from any Governmental Entity or Nasdaq (or any other securities market) in connection with this Agreement or the Transactions; or (b) such party becoming aware of the occurrence of an event that would reasonably be expected to prevent or materially delay the consummation of the Transactions or that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied; provided, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute the failure of any condition set forth in Article VI, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying fact, change, event or circumstance would independently result in a failure of the conditions set forth in Article VI to be satisfied.

Section 5.9 Access to Information.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party (other than the Sellers Representative) shall and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other Representatives of the other party, during normal business hours during the period prior to the Effective Time, reasonable access to all of its and its Subsidiaries’ properties, books, Contracts, commitments and records, and to its and its Subsidiaries’ officers, employees, accountants, counsel and other Representatives and, during such period, each such party shall, and shall cause its Subsidiaries to, promptly make available to the other party, subject, in the case of competitively sensitive information, to any customary “clean-room” arrangements agreed between the parties, (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities Laws and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request. Each such party shall use commercially reasonable efforts to minimize any interference with the other party’s regular business operations during any such access.

(b) No investigation by any of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of any other party set forth herein.

(c) This Section 5.9 shall not require either party or any of its Subsidiaries to permit any access, or to disclose any information, that in the reasonable, good faith judgment of such party would reasonably be expected to result in (i) any violation of any Contract or Law to which such party is a party or is subject or cause any privilege (including attorney-client privilege) which such party or any of its Subsidiaries would be entitled to assert to be undermined with respect to such information or violate or prejudice the rights of the other party’s or its Subsidiaries’ customers or (ii) if such party or any of its Subsidiaries, on the one hand, and the other party or any of its Subsidiaries, on the other hand, are adverse parties in a litigation, such information being reasonably pertinent thereto. The parties will use their reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of clause (i) of the preceding sentence apply.

(d) The information provided pursuant to this Section 5.9 shall be used solely for the purpose of the Transactions, and unless and until the Merger is consummated, such information shall be kept confidential by the recipient thereof in accordance with, and such recipient shall otherwise abide by and be subject to the terms and conditions of the Confidentiality Agreement. If this Agreement is terminated, Parent and the Company shall and shall cause each of their Representatives to promptly, return or destroy (and certify destruction of) all information provided pursuant to this Section 5.9.

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Section 5.10 Reasonable Best Efforts.

(a) The parties hereto (other than the Sellers Representative) shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and Filings, to obtain as promptly as practicable all permits, Consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the Merger and the other Transactions, and to comply with the terms and conditions of all such permits, Consents, approvals and authorizations of all such Governmental Entities. The parties (other than the Sellers Representative) shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain any such approvals). Each of Parent and the Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, which appears in any Filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Each such party will provide the other with copies of any applications and all correspondence relating thereto prior to Filing, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality. The parties hereto (other than the Sellers Representative) agree that they will consult with each other with respect to the obtaining of all permits, Consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the Transactions and each such party will keep the other apprised of the status of matters relating to completion of the Transactions. Each such party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the Transactions. Each such party shall each use its reasonable best efforts to (i) take all action reasonably necessary to ensure that no state Takeover Laws is or becomes applicable to any of the Transactions and (ii) if any state Takeover Laws becomes applicable to any of the Transactions, take all action to enable the Transactions to be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Takeover Law on the Transactions.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment so as to enable the Closing to occur as soon as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate Order, or otherwise, the sale, divestiture or disposition of businesses or assets of Parent, the Company and their respective Subsidiaries. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall require Parent, the Company or their respective Subsidiaries to take, or agree to take, any actions specified in this Section 5.10 that, individually or in the aggregate, would reasonably be expected to have a material and adverse effect on the Company, any of its Subsidiaries or Parent (in any case, measured on a scale relative to Parent, the Company and the Company Subsidiaries on a combined basis taken as a whole) (a “Materially Burdensome Regulatory Condition”).

(c) Nothing in this Agreement, including this Section 5.10, obligates Parent, Merger Sub or the Company to waive any conditions to such parties’ obligations to consummate the Transactions as set forth in Article VI.

Section 5.11 Indemnification.

(a) From and after the Effective Time, all rights to indemnification and advancement of expenses for acts or omissions occurring through the Effective Time in favor of the current or former directors and officers of Parent, the Company and their respective Subsidiaries (each, an “Indemnitee” and, collectively, the “Indemnitees”) as provided in the Parent’s or Company’s, as applicable, certificate of incorporation and by-laws and the organizational documents of such Subsidiaries as currently in effect,

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and all rights with respect thereto, shall survive the Merger and shall continue in full force and effect in accordance with their terms and shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in a manner that would adversely affect the rights thereunder of the Indemnitees.

(b) In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, Parent shall, and shall cause the Surviving Corporation to, cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 5.11.

(c) For a period of six (6) years after the Effective Time, Parent shall or shall cause the Surviving Corporation to, obtain and maintain in effect policies of directors’ and officers’ liability insurance with respect to claims against the Indemnitees arising from facts or events which occurred at or before the Effective Time (including the Transactions) with coverage, amounts, terms and conditions commensurate with directors’ and officers’ liability insurance policies generally applicable to companies with common stock listed on a national securities exchange or quoted in an automated inter-dealer quotation system, but in any event no less advantageous to the insured than such policies currently maintained by Parent and the Company, plus separate Side A coverage as set forth in Section 5.11(c) of the Company Disclosure Letter in an amount not less than $15,000,000 in coverage, and with a deductible for all claims not in excess of $500,000; provided, however, that Parent shall not be obligated to expend, on an annual basis, an amount in excess of three hundred percent (300%) of the aggregate annual premium paid as of the date hereof by Parent or the Company, as applicable, for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Parent shall cause to be maintained policies of insurance that provide the maximum coverage available with a deductible for all claims not in excess of $500,000, at an annual premium equal to the Premium Cap. In lieu of the foregoing, Parent may obtain at or prior to the Effective Time a six-year “tail” policy under Parent’s or the Company’s, as applicable, existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence.

(d) The provisions of this Section 5.11 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the applicable party’s certificate of incorporation, bylaws or similar organization documents in effect as of the date of this Agreement or in any Contract of the applicable party or its respective Subsidiaries in effect as of the date of this Agreement.

(e) The obligations of Parent and the Surviving Corporation under this Section 5.11 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 5.11 applies without the consent of such affected Indemnitee (it being expressly agreed that the Indemnitee to whom this Section 5.11 applies shall be third-party beneficiaries of this Section 5.11, each of whom may enforce the provisions of this Section 5.11).

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Parent or the Company or any of their respective Subsidiaries for any of their respective Directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.11 is not prior to or in substitution for any such claims under such policies.

Section 5.12 Control of Operations.  Notwithstanding anything else in this Agreement that may be deemed to the contrary, nothing in this Agreement shall, directly or indirectly, give any party control over any other party’s operations, business or decision-making before the Effective Time, and control over all such matters shall remain in the hands of the relevant party, subject to the terms and conditions of this Agreement.

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Section 5.13 Stock Exchange Listing.  Parent shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger and the Transactions to be listed on the Nasdaq, subject to official notice of issuance, prior to the respective Effective Time.

Section 5.14 Section 16 Matters.  Prior to the Effective Time, Parent shall take all such steps as may be required to cause any dispositions of Parent Common Stock (including derivative securities with respect Parent Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.15 Trust Account.

(a) At each such point that redemptions are submitted for 500,000 or more shares of Parent Capital Stock, Parent shall notify the Company as soon as reasonably practicable (not to exceed five (5) Business Day) if it is notified in writing of any such redemptions by a holder of Parent Capital Stock. For the sake of clarity, a notification shall be made if there is a redemption of 500,000 shares of Parent Capital Stock, 1,000,000 shares of Parent Capital Stock and so on. In addition, upon written request from the Company, Parent will provide to the Company the most recent account statements of the Trust Account in Parent’s possession within five (5) Business Days of each such request.

(b) As of the Effective Time, the obligations of Parent to dissolve or liquidate within a specified time period as contained in the Parent Charter will be terminated and Parent shall have no obligation whatsoever to dissolve and liquidate the assets of Parent by reason of the consummation of the Merger or otherwise, and no stockholder of Parent shall be entitled to receive any amount from the Trust Account except with respect to such stockholder’s Redemption Shares in accordance with Article II. At least forty-eight (48) hours prior to the Closing Date, Parent shall provide notice to the Trustee in accordance with Section 1(i) of the Trust Agreement and shall deliver any other documents, opinions, or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee on the Closing Date and prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Parent and thereafter Parent shall cause the Trust Account and the Trust Agreement to terminate.

(c) Immediately following Parent’s receipt of the funds held in the Trust Account on the Closing Date, and prior to the Effective Time, Parent shall pay all liabilities and obligations of Parent due and owing or incurred at or prior to the Effective Time, including (i) the Convertible Promissory Note to the extent of any outstanding amount that has not been converted into Parent Warrants, and (ii) the fees of Citigroup Global Markets Inc. set forth in Section 3.16 of the Parent Disclosure Letter.

Section 5.16 Tax Matters.  As soon as reasonably practicable after the date of this Agreement, the Company shall deliver to Parent a copy of the proposed form of the Tax Opinion together with all letters or certificates that form the basis therefor (collectively, the “Tax Opinion Materials”). Parent shall be entitled to a reasonable amount of time to provide the Company with written comments on the Tax Opinion Materials. The Company shall consider in good faith any such written comments from Parent for incorporation into the Tax Opinion Materials. The Company shall furnish Parent with a copy of the final Tax Opinion Materials. In connection with therewith, the Company, Parent and Merger Sub shall deliver to Orrick, Herrington & Sutcliffe LLP representation letters, dated as of the Closing Date, in the form reasonably requested by Orrick, Herrington & Sutcliffe LLP, for the purpose of rendering the Tax Opinion. The parties to this Agreement intend that the Merger will qualify as a reorganization under Section 368(a) of the Code, and hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). Neither Parent nor the Company shall take any action prior to the Closing, and Parent shall not take any action or fail to take any action (and shall prevent the Company and the Surviving Corporation from taking any action or failing to take any action) following the Closing, that would cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Parent, the Company and the Surviving Corporation shall report the Merger for income Tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, including the Filing of the statement required by Treasury Regulations Section 1.368-3, unless otherwise required by a Tax authority pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

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Section 5.17 Voting Agreement.  Upon signing of the Merger Agreement, each Person set forth in Section 5.17 of the Parent Disclosure Letter shall have delivered to the Company and Parent a duly executed counterpart signature page to the Voting Agreement.

Section 5.18 Sponsor Lock-Up Restriction.  Parent shall not release, amend or waive the lock-up restrictions set forth in the Letter Agreement, by and between Easterly Acquisition Sponsor, LLC (the “Sponsor”) and Parent, and shall enforce any violations thereof in accordance with its terms.

Section 5.19 Section 280G.  Prior to the Effective Time, the Company shall use commercially reasonable efforts to (i) obtain waivers from each Person who has a right to any payments and/or benefits as a result of or in connection with the Transactions that would be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code) and as to which such Person waives his or her rights to some or all of such payments and/or benefits (the “Waived 280G Benefits”) applicable to such Person so that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code), and (ii) following the execution of the waivers described in clause (i) above, solicit the approval of the stockholders of the Company to the extent and in the manner required under Section 280G(b)(5)(B) of the Code of any Waived 280G Benefits. Prior to soliciting such waivers and approvals, the Company shall provide drafts of such waivers and such stockholder approval materials to Parent for Parent’s review and comment, and the Company shall consider in good faith all reasonable comments of Parent thereon. Prior to the Closing Date, the Company shall deliver to Parent evidence that a vote of the stockholders of the Company was solicited in accordance with the foregoing provisions of this Section 5.19.

Section 5.20 Benefit Plans.  Parent shall take all necessary action to, subject to Parent Stockholder Approval, adopt and approve the Sungevity Holdings, Inc. 2016 Omnibus Equity Incentive Plan in the form attached hereto as Exhibit G (the “Parent Stock Plan”) and the Sungevity Holdings, Inc. 2016 Employee Stock Purchase Plan in the form attached hereto as Exhibit H (the “Parent Stock Purchase Plan”). Immediately after the adoption and approval of the Parent Stock Plan and the granting of the Employee Grant Shares, the unallocated shares or other unallocated incentive equity awards available the Parent Stock Plan and the share reserve for the Parent Stock Purchase Plan shall be 9,600,000 and 1,800,000, respectively.

Section 5.21 S-8.  With respect to the Parent Stock Plan and the Parent Stock Purchase Plan, Parent shall file with the SEC a registration statement on Form S-8 (or any successor form). Such registration statement shall be filed following the Closing as soon as eligibility requirements are met.

Section 5.22 Indebtedness Joinder.  Parent and each of its Subsidiaries, to the extent required (the “Debt Parties”), shall deliver immediately prior to the Effective Time a joinder agreement or guaranty in form and substance satisfactory to Parent and Hercules Capital, Inc., a Maryland corporation (f/k/a Hercules Technology Growth Capital, Inc.) (the “Agent”) which shall only be effective as of the Effective Time and pursuant to which, among other things, the Debt Parties shall agree to comply with any and all covenants under the that certain Loan and Security Agreement dated as of March 31, 2015, as amended, by and among the Company, its Subsidiaries and the Agent (the “LSA”) and have granted security interests and provided account control agreements on the same terms as set forth in the LSA.

Section 5.23 Investor Agreements.  The Company shall cause any stockholders agreements, voting agreements (other than the Voting Agreement), registration rights agreements, co-sale agreements and any other similar Contracts between the Company and any holders of Company Capital Stock, including any such Contract granting any Person investor rights, rights of first refusal, registration rights or Director designation rights (collectively, the “Investor Agreements”), to be terminated immediately prior to the Effective Time, without any liability being imposed on the part of Parent or the Surviving Corporation.

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ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Obligations of Each Party.  The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by the Company on behalf of itself and its Subsidiaries, and Parent on behalf of itself and Merger Sub):

(a) Parent Stockholder Approval.  Parent shall have obtained the Parent Stockholder Approval.

(b) Company Stockholder Approval.  The Company shall have obtained the Company Stockholder Approval.

(c) Listing.  The shares of Parent Common Stock issuable pursuant to this Agreement shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

(d) Statutes and Injunctions.  No Order shall have been promulgated, entered, enforced, enacted or issued or shall be applicable to the Merger or other Transactions by any Governmental Entity which prohibits, restrains or makes illegal the consummation of the Merger or other Transactions and shall continue in effect.

(e) Form S-4.  The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop Order, and no proceedings for that purpose shall have been initiated or Threatened by the SEC and not withdrawn.

(f) Governmental Consents.  The waiting period applicable to the Merger and the Transactions under the HSR Act and any other applicable Antitrust Laws shall have expired or early termination shall have been granted and any other approvals the failure of which to be obtained would reasonably be expected to be, individually, or in the aggregate, material to Parent, the Company and the Company Subsidiaries taken as a whole, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (such approvals and the expiration of such waiting periods being referred to herein as the “Required Governmental Consents”), and no such Required Governmental Consent shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(g) Escrow Agreement.  Parent, Sellers Representative and the Escrow Agent shall have executed the Escrow Agreement.

Section 6.2 Conditions to Obligations of the Company to Effect the Merger.  The obligations of the Company to consummate the Merger are subject to the satisfaction on or prior to the Closing Date of the following conditions (which may be waived in whole or in part by the Company):

(a) Representations and Warranties of Parent and Merger Sub.  The representations and warranties of Parent and Merger Sub set forth in this Agreement (except those representations and warranties set forth in the proviso below) shall be true and correct in all respects (without giving effect to any materiality or Parent Material Adverse Effect qualifier therein), as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have a Parent Material Adverse Effect; provided that the representations and warranties of Parent set forth in (i) Section 3.2(a), (ii) Section 3.3, (iii) Section 3.6(b) and (iv) Section 3.20(b) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date). The Company shall have received a certificate validly executed and signed on behalf of Parent by its chief executive officer or chief financial officer certifying that this condition has been satisfied.

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(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed or complied with all of the obligations, agreements and covenants required by this Agreement to be performed or complied with by it in all material respects and the Company shall have received a certificate validly executed and signed on behalf of Parent by its chief executive officer or chief financial officer certifying that this condition has been satisfied.

(c) No Material Adverse Effect.  Since the date hereof, there shall not have been any event or circumstance which shall have resulted in a Parent Material Adverse Effect and no change or event shall have occurred that would reasonably be expected to result in such a Parent Material Adverse Effect.

(d) Tax Opinion.  The Company shall have received the opinion of Orrick, Herrington & Sutcliffe LLP, counsel to the Company, in form and substance reasonably satisfactory to the Company, on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the Closing Date, to the effect that the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Tax Opinion”). In rendering the Tax Opinion, such counsel shall be entitled to receive and rely upon representations of officers of the Company, Parent and Merger Sub as to such matters as such counsel may reasonably request. The Company shall furnish Parent with a copy of the final Tax Opinion delivered to the Company.

(e) Minimum Available Cash.  The amount of Available Cash as of immediately prior to Closing shall be not less than $75,000,000.

(f) Director and Officer Resignations.  Parent shall deliver evidence reasonably satisfactory to the Company of the resignation of each director and officer set forth in Section 6.2(f) of the Parent Disclosure Letter.

(g) Parent Charter.  The Parent Charter shall be amended and restated in the form of the Parent Restated Charter.

Section 6.3 Conditions to Obligation of Parent and Merger Sub to Effect the Merger.  The obligation of Parent and Merger Sub to consummate the Merger is subject to the satisfaction on or prior to the Closing Date of the following conditions (which may be waived in whole or in part by Parent on behalf of itself and Merger Sub):

(a) Representations and Warranties of the Company.  The representations and warranties of the Company set forth in this Agreement (except those representations and warranties set forth in the proviso below) shall be true and correct in all respects (without giving effect to any materiality or Company Material Adverse Effect qualifier therein), as of the date of this Agreement and as of the Closing Date as though made on or as of such date, except to the extent that the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have a Company Material Adverse Effect; provided, that the representations and warranties of the Company set forth in (i) Sections 4.2(a), 4.2(b), 4.2(c), (ii) Section 4.4 and (iii) Section 4.7 (b) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date). Parent shall have received a certificate validly executed and signed on behalf of the Company by its chief executive officer or chief financial officer certifying that this condition has been satisfied.

(b) Performance of Obligations of the Company.  The Company shall have performed or complied with, as applicable, all of the obligations, agreements and covenants required by this Agreement to be performed or complied with by it in all material respects and Parent shall have received a certificate validly executed and signed on behalf of the Company by its chief executive officer or chief financial officer certifying that this condition has been satisfied.

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(c) No Material Adverse Effect.  Since the date hereof, there shall not have been any event or circumstance which shall have resulted in a Company Material Adverse Effect and no change or event shall have occurred that would reasonably be expected to result in such a Company Material Adverse Effect.

(d) Accuracy of Consideration Spreadsheet.  Parent shall have received a certificate validly executed and signed on behalf of the Company by its chief executive officer or chief financial officer certifying that the information set forth in the Consideration Spreadsheet delivered by the Company to Parent in accordance with Section 2.1(c) is true and correct in all material respects (provided that the items set forth in Section 2.1(c)(i), (ii) and (iii) shall be true and correct in all respects).

(e) Appraisal Rights.  Holders representing not more than ten percent (10%) of the total number of outstanding shares of Company Capital Stock (on an as converted and fully diluted basis) issued and outstanding immediately prior to the Effective Time shall have exercised appraisal rights under the Appraisal Rights Statute.

(f) Written Consent and Joinder Agreement.  Parent shall have received valid Written Consent and Joinder Agreements validly executed by stockholders of the Company representing the Company Stockholder Approval.

(g) Required Derivative Security Consents.  The Company shall have received all Required Derivative Security Consents.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Specified Survival.  Notwithstanding Section 9.3, except in the case of fraud or intentional misrepresentation, in which case the representations and warranties shall survive for the longest period of time permitted under Delaware Law, the parties agree that the representations and warranties set forth in Article IV shall survive the Closing until the date that is ten (10) Business Days after the date on which Parent is required to file its Annual Report on Form 10-K pursuant to the Exchange Act for its 2017 fiscal year (the “Survival Period”).

Section 7.2 Indemnification by Each Indemnifying Holder.  Subject to the limitations on recourse and recovery set forth in this Article VII, Parent and the Surviving Corporation and their respective employees, directors and officers (in each case, solely in their capacity as such) (each such Person, excluding any Selling Stockholders, a “Parent Indemnified Party”) shall be indemnified, defended and held harmless out of the Escrow Account by each Indemnifying Holder, severally and not jointly, from and against any and all Losses of any Parent Indemnified Party after the Closing, arising out of or relating to (a) any inaccuracy or breach of the representations and warranties set forth in Article IV, (b) any breach or violation of any agreement or covenant of the Company contained in this Agreement required to be performed at or prior to the Closing, (c) (i) any Appraisal Rights Claim or (ii) Sales Process Claims to the extent such claims exceed insurance coverage for such claims, or (d) any errors, inaccuracies or omissions in the Consideration Spreadsheet delivered by the Company to Parent as contemplated by this Agreement (any of such Losses, a “Parent Indemnification Claim”); provided, that any references to “material,” “Company Material Adverse Effect” or words of similar import in any such representation or warranty shall be disregarded for purposes of determining whether any such breach or inaccuracy thereof has occurred and the ultimate amount of any Losses subject to indemnification hereunder. To the extent any Losses are subject to indemnification hereunder, Parent and the Sellers Representative shall instruct the Escrow Agent, on behalf of the Indemnifying Holders to promptly surrender to Parent from the Escrow Account a number of shares of Parent Common Stock, valued at a per share price of $10.00 (irrespective of the then market value of the Parent Common Stock), equal to the value of such Losses. The total aggregate amount of Escrow Shares in the Escrow Account as of the Closing Date (such shares, together, the “Total Escrow Shares”) shall be the sole source of payment to any Parent Indemnified Party to recover any Losses pursuant to this Article VII. Upon the date that is ten (10) Business Days after the date on which Parent is required to file its Annual Report on Form 10-K pursuant to the Exchange Act for its 2016 fiscal year (the “Initial Release Date”), Parent and Sellers Representative shall instruct the Escrow Agent to deliver to the Exchange Agent for further distribution

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to the Indemnifying Holders fifty percent (50%) of the balance of the Total Escrow Shares remaining in the Escrow Account other than, to the extent applicable, a number of Total Escrow Shares equal in value to the amount of Losses asserted with respect to any Parent Indemnification Claim in accordance with this Agreement asserted prior to the Initial Release Date and still pending upon the Initial Release Date. Upon termination of the Survival Period, Parent and Sellers Representative shall instruct the Escrow Agent to deliver to the Exchange Agent for further distribution to the Indemnifying Holders the balance of the Total Escrow Shares remaining in the Escrow Account other than, to the extent applicable, a number of Total Escrow Shares equal in value to the amount of Losses asserted with respect to any Parent Indemnification Claim in accordance with this Agreement asserted prior to the termination of the Survival Period and still pending upon the termination of the Survival Period (a “Pending Claim”). Upon the resolution of all of such Pending Claims, (i) Parent shall instruct the Escrow Agent to deliver to the Exchange Agent for further distribution to the Indemnifying Holders the balance of the Total Escrow Shares not required to be surrendered to a Parent Indemnified Party as payment with respect to such Pending Claim and (ii) Parent and the Sellers Representative shall instruct the Escrow Agent, on behalf of the Indemnifying Holders, to promptly surrender to Parent from the Escrow Account (to the extent not already done with respect to a Pending Claim pursuant to the second sentence of this Section 7.2) the number of shares of Parent Common Stock (calculated in accordance with the second sentence of this Section 7.2) required to be surrendered to a Parent Indemnified Party as payment with respect to such Pending Claim.

Section 7.3 Limitations.

(a) Minimum Claim.  If any Parent Indemnification Claim pursuant to Section 7.2(a) relating to any single event or series of related events that is indemnifiable under Section 7.2(a) results in aggregate Losses to the Parent Indemnified Parties that do not exceed $100,000, such Losses shall not be deemed to be Losses under this Agreement and shall not be eligible for indemnification under this Article VII.

(b) Deductible.  Other than with respect to Losses resulting from a breach or inaccuracy of the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.15, 4.18 and 4.19, the Indemnifying Holders shall not be liable hereunder with respect to any Parent Indemnification Claim (i) pursuant to Section 7.2(a), unless and until the aggregate amount of all Parent Indemnification Claims exceeds $2,000,000, in which case the Indemnifying Holders shall be liable for the amount of all Losses subject to indemnification pursuant to Section 7.2(a) hereunder only in excess of such amount or (ii) pursuant to Section 7.2(c)(ii) unless and until the aggregate amount of all Parent Indemnification Claims pursuant to Section 7.2(c)(ii) exceeds $500,000, in which case the Indemnifying Holders shall be liable for the amount of all Losses subject to indemnification pursuant to Section 7.2(c)(ii) hereunder only in excess of such amount.

(c) Limitations as to Time.  No Parent Indemnified Party shall be entitled to make any claim with respect to a breach of any representation that survives the Closing pursuant to Section 7.1, unless (i) such Parent Indemnified Party has provided proper written notice with respect to such Parent Indemnification Claim, specifying in reasonable detail, the basis of the claim, to Sellers Representative prior to the expiration of the Survival Period and (ii) such claim is made in respect of Losses (A) specified in reasonable detail and incurred prior to the expiration of the Survival Period or (B) reasonably estimated and reasonably expected to arise in connection with such Parent Indemnification Claim.

(d) Maximum Liability.  The Indemnifying Holders shall not have any liability with respect to Losses that are indemnifiable in accordance with Section 7.2 in excess of the funds or Parent Capital Stock held in the Escrow Account. The Total Escrow Shares shall be the sole source of payment to any Parent Indemnified Party to recover any Losses indemnifiable in accordance with the immediately preceding sentence.

(e) Losses Net of Insurance Proceeds and Other Third-Party Recoveries.  All Losses for which any Parent Indemnified Party would otherwise be entitled to indemnification under this Article VII shall be reduced by the net amount of insurance proceeds, actual Tax benefits realized in the year of the indemnification payment or a preceding year, provided that such benefits shall include only benefits realized in the year of such Loss or the year immediately succeeding such Loss (such benefits, the “Tax Benefits”), indemnification payments and other third-party recoveries actually received by any Parent

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Indemnified Party in respect of any Losses incurred by such Parent Indemnified Party. In the event any Parent Indemnified Party or any of its Affiliates is entitled to any insurance proceeds, Tax Benefits, indemnity payments or any third-party recoveries in respect of any Losses (or any of the circumstances giving rise thereto) for which such Parent Indemnified Party is entitled to indemnification pursuant to this Section 7.3(e), such Parent Indemnified Party shall use commercially reasonable efforts to obtain, receive or realize such proceeds, benefits, payments or recoveries. In the event that any such insurance proceeds, Tax Benefits, indemnity payments or other third-party recoveries not previously taken into account are obtained by a Parent Indemnified Party subsequent to receipt by such Parent Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, Tax Benefits, indemnity payments or other third-party recoveries relate, appropriate refunds shall be made promptly by the relevant Parent Indemnified Parties of all or the relevant portion of such recovery, appropriate payments shall be made promptly by the relevant Parent Indemnified Parties. All such payments or recoveries shall be determined net of any expenses, costs or other fees incurred by the Parent Indemnified Party, including any loss or erosion of coverage, increase in premiums or the costs and expenses of outside counsel and other advisors to such Parent Indemnified Party.

(f) Duty to Mitigate.  A Parent Indemnified Party shall use commercially reasonably efforts to mitigate all Losses for which such Parent Indemnified Party would otherwise be entitled to indemnification under this Article VII; provided, that no Parent Indemnified Party shall be required to (i) take any action or refrain from taking any action that is contrary to any applicable Contract, Order or Law binding on it or any Affiliate thereof or (ii) incur any out-of-pocket expense in connection with such mitigation (other than de minimis incidental expenses).

Section 7.4 Characterization of Payments.  For Tax purposes, the parties agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Article VII as an adjustment to the Merger Consideration payable pursuant to Article II.

Section 7.5 Third Party Claims.

(a) Promptly after receipt by any Parent Indemnified Party of notice of the commencement or assertion of any action, Proceeding, demand, claim or investigation by a third party (an “Asserted Liability”) that may result in a Loss which is indemnifiable under this Article VII, such Parent Indemnified Party shall promptly deliver a Claim Notice with respect thereto to Sellers Representative; provided that a failure to provide such Claim Notice promptly shall not amount to a waiver of such claim unless and only to the extent that the resulting delay materially prejudices the position of the Indemnifying Holders, as the indemnifying party, with respect to such claim.

(b) Sellers Representative shall have thirty (30) days from receipt of the Claim Notice pursuant to Section 7.5(a) (the “Notice Period”) to notify in writing the Parent Indemnified Party who submitted a Claim Notice (i) whether or not Sellers Representative disputes the liability to such Parent Indemnified Party hereunder with respect to the Loss, and (ii) whether or not Sellers Representative desires at the cost and expense of the Indemnifying Holders to defend such Parent Indemnified Party against such Asserted Liability (regardless of whether or not it disputes the liability with respect to such Asserted Liability). Notwithstanding the foregoing, Sellers Representative shall not be entitled to assume control of the defense of an Asserted Liability without Parent’s written consent (in its sole discretion) if (i) such Asserted Liability relates to or arises in connection with any criminal Proceeding, indictment, allegation or investigation of Parent or any of its Subsidiaries, including the Surviving Company and its Subsidiaries, by a Governmental Entity, (ii) such Asserted Liability seeks to impose any material liability, obligation or restriction upon Parent or any of its Subsidiaries, including the Surviving Company and its Subsidiaries, other than for money damages, (iii) the amount of claimed Losses relating to such Claim exceeds the value of the remaining Total Escrow Shares or would have or would reasonably be expected to have a Material Adverse Effect on Parent and the Surviving Corporation, or (iv) counsel to Parent has advised Parent that there are one or more defenses available to a Parent Indemnified Party that are not available to the Indemnifying Holders or a conflict of interest exists between a Parent Indemnified Party and the Indemnifying Holders, in the opinion of counsel to such Parent Indemnified Party, in respect of such Asserted Liability.

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(c) If Sellers Representative notifies the Parent Indemnified Party within the Notice Period that it desires to defend the Parent Indemnified Party against an Asserted Liability, subject to Section 7.5(b), Sellers Representative shall have the right to defend all appropriate proceedings with counsel of its own choosing (but reasonably satisfactory to the Parent Indemnified Party) and such proceedings shall be diligently prosecuted by it. If Sellers Representative exercises the right to undertake any such defense against any Asserted Liability, (i) the Parent Indemnified Party shall provide reasonable cooperation to Sellers Representative in such defense, at the Indemnifying Holders’ cost and expense, (ii) Sellers Representative shall keep the Parent Indemnified Party appraised of material developments regarding such Asserted Liability and (iii) the Parent Indemnified Party may elect, at such Parent Indemnified Party’s sole cost and expense, to participate in such defense with separate counsel of its choice.

(d) If Sellers Representative elects not to defend the Parent Indemnified Party against an Asserted Liability or does not provide an answer within the Notice Period or Parent does not consent to Sellers Representative assuming control of the defense under Section 7.5(b), Parent shall be entitled to assume control of and appoint lead counsel for defense of such Asserted Liability and all reasonable fees and expenses of one firm of attorneys (in addition to local counsel to the extent reasonably necessary) in connection thereof shall be considered Losses for purposes of this Article VII and shall be subject to indemnification hereunder, if and only if it is ultimately determined that such Asserted Liability arose out of, resulted from, related to or was in connection with a matter listed in Section 7.2. If Parent undertakes the defense of any Asserted Liability in accordance with this Section 7.5(d), (i) Sellers Representative shall provide reasonable cooperation to Parent in such defense, (ii) Parent shall keep Sellers Representative appraised of material developments regarding such Asserted Liability, and (iii) Sellers Representative may elect, at the Indemnifying Holders’ sole cost and expense, to participate in such defense with separate counsel of its choice.

Section 7.6 Direct Claims.  In any case in which a Parent Indemnified Party seeks indemnification hereunder which is not subject to Section 7.5, such Parent Indemnified Party shall promptly deliver a Claim Notice with respect thereto to Sellers Representative. Subject to the limitations set forth in this Article VII, the failure of a Parent Indemnified Party to provide prompt notice of such claim shall not amount to a waiver of such claim unless and only to the extent that the resulting delay materially prejudices the position of the Indemnifying Holders, as the indemnifying party, with respect to such claim. If within thirty (30) days of receipt of such notice, Sellers Representative has not contested such claim in writing, Indemnifying Holders will be responsible for the full amount thereof within ten (10) days after the expiration of such period in accordance with Section 7.2 and subject to Section 7.3.

Section 7.7 No Circular Recovery.

(a) Notwithstanding the fact that a Parent Indemnified Party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect to any fact, event, condition or circumstance, no Parent Indemnified Party shall be entitled to recover the amount of any Losses suffered by such Parent Indemnified Party more than once under this Agreement in respect of such fact, event, condition or circumstance. Effective upon Closing, and by virtue of the Company Stockholder Approval, each Selling Stockholder hereby agrees that it shall not make, and hereby waives (and shall cause its Affiliates not to make and waive), any claim for indemnification, subrogation, contribution, advancement, or other claim against Parent, the Surviving Corporation or any of their Subsidiaries by reason of the fact that such Selling Stockholder was a controlling person, director, employee, stockholder, member or Representative of Parent, the Surviving Corporation, the Company or any of their Subsidiaries or was serving as such for another Person at the request of Parent, the Surviving Corporation or any of their Subsidiaries (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to Law, a Person’s certificate of incorporation, bylaws or comparable governing documents, Contract or otherwise) (the “Released Claims”) with respect to any claim brought by Parent or the Surviving Corporation under this Agreement or the Transactions; provided, however, that nothing contained herein shall operate to release, and the Released Claims shall not include (i) any rights or claims available to it under this Agreement or any other agreement entered into by the Selling Stockholders in connection with the execution of this Agreement or the Transactions; (ii) rights to continuing indemnification under the Company’s certificate of incorporation or bylaws or any

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indemnification agreement between Company and such Selling Stockholder; and (iii) any rights to receive salaries, bonuses, expenses or other payments or compensation, unreimbursed claims under health and welfare plans and the entitlement to continuation coverage benefits or other similar benefits required to be provided by Law.

(b) Each Selling Stockholder acknowledges that he, she or it is familiar with Section 1542 of the Civil Code of the State of California (“Section 1542”), which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Each Selling Stockholder, by virtue of the Merger, hereby waives and relinquishes on behalf of himself, herself or itself, his, her or its heirs, executors, administrators and assigns any rights and benefits that such Selling Stockholder may have under Section 1542 or any similar statute or common law principle of any jurisdiction. Each Selling Stockholder, by virtue of the Merger, acknowledges that he, she or it may hereafter discover facts in addition to or different from those that such Selling Stockholder now knows or believes to be true with respect to the subject matter of this release, but it is such Selling Stockholder’s intention to fully and finally and forever settle and release any and all Released Claims (other than as set forth in the proviso included in Section 7.7(a) above) that do now exist, may exist or heretofore have existed with respect to the subject matter of this release. In furtherance of this intention, the release contained herein shall be and remain in effect as a full and complete general release notwithstanding the discovery or existence of any such additional or different facts. This release is conditioned upon the consummation of the Merger as contemplated hereunder and shall become null and void and shall have no effect whatsoever, without any action on the part of any Person, upon termination of the Merger Agreement for any reason.

Section 7.8 Exclusive Remedy.  The parties agree that, following the Effective Time, the sole and exclusive remedy of the Parent Indemnified Parties for breaches of the Merger Agreement and the other matters specified in this Article VII shall be the rights to indemnification set forth in this Article VII; provided, however, the limitations set forth in this Section 7.8 shall not apply with respect to any equitable remedy or claims for fraud or intentional misrepresentation of this Agreement.

ARTICLE VIII

TERMINATION

Section 8.1 Termination.  Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Parent Stockholder Approval:

(a) By the mutual written consent of the Company and Parent.

(b) By either of the Company or Parent:

(i) if any Governmental Entity of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the Transactions and such Order shall have become final and non-appealable or if any Governmental Entity that must grant a Required Governmental Consent has denied approval of the Transactions and such denial has become final and non-appealable;

(ii) if the Transactions shall not have been consummated by earlier of (i) one hundred sixteen (116) days after the date the Form S-4 is initially filed with the SEC and (ii) December 28, 2016 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to Parent or the Company if its action or failure to act constitutes a material breach or violation of any of its covenants, agreements or other obligations hereunder and such material breach or violation has been the principal cause of or directly resulted

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in (A) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger set forth in Article VI prior to the Outside Date or (B) the failure of the Closing to occur by the Outside Date; or

(iii) if the Parent Stockholder Approval shall not have been obtained upon a vote taken thereon at the Parent Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof.

(c) By Parent, if the Company Stockholder Approval is not obtained by the date of the Parent Stockholders Meeting.

(d) By Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, if occurring or continuing on the Closing Date, (i) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) is not cured by the earlier of the Outside Date and thirty (30) days following written notice of such breach to the Company, or by its nature or timing is incapable of being cured during such period; provided, that Parent is not then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(e) By the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, if occurring or continuing on the Closing Date, (i) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) is not cured by the earlier of the Outside Date and thirty (30) days following written notice of such breach to Parent, or by its nature or timing is incapable of being cured during such period; provided, that the Company is not then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(f) By Parent, prior to the time at which the Company Stockholder Approval has been obtained, if (i) an Adverse Recommendation Change shall have occurred or (ii) the Company shall have breached in any material respect Section 5.4(a) or Section 5.6.

Section 8.2 Effect of Termination.  In the event of the termination of this Agreement by either Parent or the Company as provided in Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other party specifying the provision hereof pursuant to which such termination is made. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company, Parent or Merger Sub, other than this Section 8.2, Section 8.3 and Article IX, which provisions shall survive such termination; provided, however, that, subject to the terms of this Agreement, if such termination shall result from the failure of any party to perform an agreement or covenant contained herein, nothing in this Section 8.2 shall relieve any party of any liability as a result of such failure or breach. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive the termination of this Agreement in accordance with their terms.

Section 8.3 Termination Fee; Expenses.

(a) Except as otherwise provided in this Section 8.3 and except for (a) the Filing or similar fees in connection with obtaining any required approvals of Governmental Entities or third parties, (b) the expenses in connection with printing and mailing the Proxy/Consent Solicitation Statement, and (c) all SEC filing fees relating to the Transactions (which fees and expenses shall be borne, in the case of each of the foregoing clauses (a) through (c), by the Company), all fees and expenses incurred by the parties hereto shall be borne solely by the party that has incurred such fees and expenses. Notwithstanding the foregoing, in the event that this Agreement is terminated (other than pursuant to Section 8.1(e)), then the Company shall pay to Parent, within three (3) Business Days of the date of such termination, the amount of any costs and expenses of the type described in the first sentence of Section 6 of the Letter of Intent, dated as of April 20, 2016, by and between Parent and the Company, that have been incurred by or on behalf of Parent prior to the date of this Agreement.

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(b) In the event that (i) this Agreement is, or, at the time of a termination of this Agreement, could have been, terminated pursuant to Section 8.1(b)(ii) or Section 8.1(c) and (ii) prior to the termination of this Agreement, an Acquisition Proposal (substituting “fifty percent (50%)” for “twenty percent (20%)” in the definition of “Acquisition Proposal”) for the Company is publicly disclosed, announced or otherwise made public or made known to senior management of the Company (in each case, other than by Parent), and (iii) the Company promptly rejects (including, if requested by Parent, by doing so publicly) any and all proposals made by, and any negotiations with, the party making such Acquisition Proposal, and (iv) the Company Board does not solicit Selling Stockholders to be in favor of such rejected Acquisition Proposal, and (v) if, within twelve (12) months following such termination, the Company enters into a definitive agreement providing for, and subsequently consummates, an Acquisition Proposal with such party that was rejected in clause (iii) (substituting “fifty percent (50%)” for “twenty percent (20%)” in the definition of “Acquisition Proposal,”), then the Company shall pay to Parent an amount equal to the lesser of $12,000,000 or five percent (5%) of the Fair Market Value of the Company (the “Termination Fee”), by wire transfer of same day funds, simultaneously with the consummation of any such transaction.

(c) In the event that (i) this Agreement is, or, at the time of a termination of this Agreement, could have been, terminated pursuant to Section 8.1(b)(ii) or Section 8.1(c), and (ii) prior to the termination of this Agreement, an Acquisition Proposal (substituting “fifty percent (50%)” for “twenty percent (20%)” in the definition of “Acquisition Proposal”) for the Company is publicly disclosed, announced or otherwise made public or made known to senior management of the Company (in each case, other than by Parent), and (iii) (A) the criteria in Section 8.3(b)(iii) above is not satisfied with respect to such Acquisition Proposal or (B) the Company Board solicits Selling Stockholders to be in favor of a rejected Acquisition Proposal, and (iv) if, within twelve (12) months following such termination, the Company enters into a definitive agreement providing for, and subsequently consummates, an Acquisition Proposal (substituting “fifty percent (50%)” for “twenty percent (20%)” in the definition of “Acquisition Proposal,” and whether or not it is the same Acquisition Proposal as referenced in clause (ii)), then the Company shall pay to Parent an amount equal to the Termination Fee, by wire transfer of same day funds, simultaneously with the consummation of any such transaction.

(d) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(f), then the Company shall pay to Parent the Termination Fee within three (3) Business Days of the date of termination of this Agreement.

(e) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement. The payments contemplated hereby shall be paid pursuant to this Section 8.3 regardless of any alleged breach by the payee of its obligations hereunder; provided, that no payment pursuant to this Section 8.3 shall operate or be construed as a waiver by the party of any breach of this Agreement by the other party or of any rights of the party in respect thereof. Notwithstanding anything to the contrary in this Agreement, in no event shall the full amount of the Termination Fee be paid more than once by the Company.

Section 8.4 Procedure for Termination or Amendment.  A termination of this Agreement pursuant to Section 8.1 or an amendment or waiver of this Agreement pursuant to Section 9.1 or Section 9.2 shall, in order to be effective, require, in the case of the Company, Parent and Merger Sub, action by their respective Boards of Directors or a duly authorized committee thereof. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of Parent or the Company.

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ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Modification.  Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of Parent or the Company contemplated hereby, by written agreement of the parties hereto at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that no amendment, modification or supplement of this Agreement shall be made following the adoption of this Agreement by Parent’s stockholders or the Company’s stockholders unless, to the extent required, approved by Parent’s stockholders or the Company’s stockholders, as applicable.

Section 9.2 Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Except as required by applicable Law, no waiver of this Agreement shall require the approval of the stockholders of either Parent, Merger Sub or the Company. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 9.3 Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time, except as stated herein.

Section 9.4 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile transmission (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to the Company, to:

Sungevity, Inc.
66 Franklin St.
Oakland, CA 94607
Attention: Andrew Birch
Telephone No: (510) 496-5500
Facsimile: (510) 380-6875

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP
The Orrick Building
405 Howard Street
San Francisco, CA 94105-2669
Attention: Andrew D. Thorpe
Telephone No.: (415) 773-5700
Facsimile: (415) 773-5759

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(b)	if to Parent or Merger Sub, to:

Easterly Acquisition Corp.
375 Park Avenue
21st Floor
New York, NY 10152
Attention: Avshalom Kalichstein
Telephone No: (646) 712-8300
Facsimile: (646) 383-9413

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
875 Third Avenue
New York, NY 10022
Attention: Alexander B. Johnson
Telephone No.: (212) 918-3030
Facsimile: (212) 918-3100

(c)	if to Sellers Representative, to:

Shareholder Representative Services LLC
1614 15th Street, Suite 200
Denver, CO 80202
Attention: Managing Director
Telephone No.: (303) 648-4085
Facsimile: (303) 623-0294

Section 9.5 Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or via portable document format (.pdf)), it being understood that all parties need not sign the same counterpart.

Section 9.6 Entire Agreement; Third Party Beneficiaries.  This Agreement (including the Exhibits hereto and the documents and the instruments referred to herein), the Confidentiality Agreement and any agreements entered into contemporaneously herewith: (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) except as provided in Section 5.11 are not intended to confer upon any Person other than the parties hereto any rights or remedies.

Section 9.7 Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 9.8 Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

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Section 9.9 Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be directly or indirectly assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any entity that is wholly owned, directly or indirectly, by Parent; provided, that, no such assignment shall be permitted hereunder if such assignment would reasonably be expected to (a) materially prevent or delay the consummation of the Transactions or (b) result in any of the conditions to the Merger set forth in Article VI not being satisfied. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.10 Headings; Interpretation.  The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. “Include,” “includes,” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter and the Parent Disclosure Letter. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “made available,” “delivered” or “provided” or terms of similar import, when used in the representations (including any attendant definitions) shall mean, in the case of the Company, made available and delivered to Parent and its Representatives prior to the date of this Agreement and, in the case of Parent, made available to the Company and its Representatives prior to the date of this Agreement in the electronic data room maintained by the Company or delivered to the Company and its Representatives. Unless otherwise specified, all references to “$” refer to United States dollars. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. All Exhibits and schedules annexed hereto or referred to herein, and the Parent Disclosure Letter and the Company Disclosure Letter, are hereby incorporated in and made a part of this Agreement as if set forth in full herein; provided, however, that the fact that any item of information is disclosed in either the Parent Disclosure Letter or the Company Disclosure Letter shall not be construed to mean that such information is required to be disclosed by this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. This Agreement is the product of negotiations by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

Section 9.11 Governing Law.  This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 9.12 Exclusive Jurisdiction.  Each of the parties hereto (a) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware, in the event any dispute arises out of this Agreement or any of the Transactions, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, any court of the United States located in the State of Delaware and (d) consents to service of process being made through the notice procedures set forth in Section 9.4.

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Section 9.13 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.14 Sellers Representative.

(a) Upon and by virtue of the Company Stockholder Approval, each holder of Company Common Stock, Company Preferred Stock, In-the-Money Warrants and Common Stock Allocation Participant (collectively, the “Selling Stockholders”) collectively and irrevocably constitute and appoint Sellers Representative from and after the date hereof, to do any and all things and execute any and all documents that Sellers Representative determines are required or permitted to be taken by Sellers Representative under this Agreement and the agreements ancillary hereto, including without limitation with respect to any Parent Indemnified Claims (including the settlement thereof) and with respect to performing the duties or exercising the rights granted to Sellers Representative hereunder and the under the agreements ancillary hereto, which shall include the power and authority to: (i) give and receive notices and communications to or from Parent (on behalf of itself or any other Parent Indemnified Party) and/or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the Transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement or the Escrow Agreement expressly contemplates that any such notice or communication shall be given or received by the Selling Stockholders individually); (ii) authorize deliveries to Parent from the Escrow Account in satisfaction of claims asserted by Parent (on behalf of itself or any other Parent Indemnified Party, including by not objecting to claims thereto); (iii) object to any Parent Indemnification Claims; (iv) consent or agree to, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with Orders of courts and awards or arbitrators with respect to such Parent Indemnification Claims; and (v) take all actions necessary or appropriate in the judgment of Sellers Representative for the accomplishment of, and to assert, enforce and protect the rights and interests of the Selling Stockholders with respect to, the foregoing, including to engage outside counsel, accountants and other advisors and incur such other expenses on behalf of the Selling Stockholders in connection with the foregoing.

(b) Parent shall have the right to rely upon all actions taken or omitted to be taken by Sellers Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon the Selling Stockholders.

(c) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Selling Stockholder and (ii) shall survive the consummation of the Merger, and any action taken by Sellers Representative pursuant to the authority granted in this Agreement shall be effective and binding on each Selling Stockholder notwithstanding any contrary action of or direction from such Selling Stockholder, except for actions or omissions of Sellers Representative constituting willful misconduct.

(d) Sellers Representative represents and warrants that it is a limited liability company, duly organized, validly existing and in good standing under the Laws of Colorado, and it has the requisite limited liability company power and authority, and has taken all limited liability company action necessary or required, to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Sellers Representative and, assuming that this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of Sellers Representative, subject to the Laws of agency.

(e) The Sellers Representative shall at all times act in its capacity as Sellers Representative in a manner that the Sellers Representative believes to be in the best interest of the Selling Stockholders. The Sellers Representative shall not be liable to any Selling Stockholder for any act done or omitted hereunder as Sellers Representative while acting in good faith and absent its gross negligence or bad faith. The Selling Stockholders, severally and not jointly (based on each Selling Stockholder’s Pro Rata Portion compared to the aggregate of the Pro Rata Portions of all Selling Stockholders), shall indemnify and defend the Sellers Representative and hold the Sellers Representative harmless from and against any

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and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, the “Representative Losses”) arising out of or in connection with the Sellers Representative’s execution and performance of this Agreement and any agreements ancillary hereto, including the Escrow Agreement, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Sellers Representative, the Sellers Representative will reimburse the Selling Stockholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Sellers Representative by the Selling Stockholders, any such Representative Losses may be recovered by the Sellers Representative from (i) the Expense Fund and (ii) the amounts in the Escrow Account at such time as remaining amounts would otherwise be distributable to the Selling Stockholders; provided, that while this section allows the Sellers Representative to be paid from the Expense Fund and the Escrow Account, this does not relieve the Selling Stockholders from their obligation to promptly pay (in accordance with the third sentence of this Section 9.14(e)) such Representative Losses as they are suffered or incurred, nor does it prevent the Sellers Representative from seeking any remedies available to it at Law or otherwise. In no event will the Sellers Representative be required to advance its own funds on behalf of the Selling Stockholders or otherwise. The Selling Stockholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Sellers Representative or the termination of this Agreement.

(f) The Sellers Representative shall have reasonable access during normal business hours to information about the Parent and Surviving Corporation and the reasonable assistance of the Parent and Surviving Corporation’s officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Sellers Representative shall treat confidentially and not disclose any nonpublic information from or about the Parent, the Surviving Corporation or the Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

(g) Except as otherwise decided by the written consent of Selling Stockholders holding a majority of the Escrow Shares, as of immediately following the Effective Time, the Advisory Committee will have three (3) members and, in case of any resignation or vacancy for any other reason, the remaining members of the Advisory Committee will appoint any other Selling Stockholder to fill the vacancy on the Advisory Committee. The Advisory Committee may, via majority vote, direct Sellers Representative in respect of any post-Closing actions on behalf of the Selling Stockholders, subject to Sellers Representative’s right to act in accordance with this Agreement and to exclude from decisions any person that it determines in good faith to be conflicted. In the absence of timely directives, Sellers Representative may act as it believes to be in the best interests of the Selling Stockholders.

(h) The Advisory Committee will not disclose or use any information received from the Sellers Representative unless required by Law (after advance consultation with the Sellers Representative). In the event of any pending or Threatened action, claim, dispute or other Proceeding related to this Agreement, the Sellers Representative and the Advisory Committee intend to consult with each other and have a commonality of interest with respect thereto and agree that it is their intention and understanding that sharing of information will not waive or diminish the continued protection of the attorney-client privilege, the work product doctrine or any other applicable privilege or doctrine. The Sellers Representative may opt not to convey any information if the Sellers Representative in good faith determines that it could jeopardize the confidential treatment thereof.

(i) The Sellers Representative may resign upon thirty (30) day notice in the event of circumstances rendering it impracticable for Sellers Representative to continue to effectively serve, including amendments increasing Sellers Representative’s responsibilities without its consent or failure to pay amounts due to Sellers Representative. The rights and obligations of Sellers Representative pursuant to this Agreement, and the grant of authority to such Sellers Representative set forth in this Section 9.14 may be assigned from time to time or a vacancy in such position may be filled upon written consent of the Selling Stockholders receiving a majority-in-interest of the Merger Consideration; provided, however, that no such assignment shall be effective unless and until (i) evidence of the consent referred to in the

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immediately preceding sentence is provided to Parent and (ii) the assignee of such rights and obligations becomes a party to this Agreement by executing a joinder in a form reasonably acceptable to Parent. Upon any such assignment, the Person accepting and assuming the rights and obligations of Sellers Representative shall become, for all purposes, Sellers Representative hereunder.

(j) Upon the Closing, the Company will wire to the Sellers Representative an amount of $75,000 (the “Expense Fund”), which will be used for the purposes of paying directly, or reimbursing the Sellers Representative for, any third party expenses pursuant to this Agreement and the agreements ancillary hereto. The Selling Stockholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Sellers Representative any ownership right that they may otherwise have had in any such interest or earnings. The Sellers Representative will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Sellers Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Sellers Representative will deliver the balance of the Expense Fund to the Exchange Agent for further distribution to the Selling Stockholders. For Tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Selling Stockholders at the time of Closing.

Section 9.15 Trust Account Waiver.  The Company acknowledges that Parent is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated July 29, 2015 (the “Prospectus”), substantially all of Parent’s assets consist of the cash proceeds of the IPO and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of Parent, certain of its public stockholders and the underwriters of the IPO. The Company acknowledges that it has been advised by Parent that, except with respect to interest earned on the funds held in the Trust Account that may be released to Parent to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (a) if Parent completes the Transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; and (b) if Parent fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Parent in limited amounts to permit Parent to pay the costs and expenses of its liquidation and dissolution, and then to Parent’s public stockholders. For and in consideration of Parent entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocable waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Parent.

Section 9.16 Waiver of Conflicts Regarding Representation.  Each of the parties hereto acknowledges and agrees that the Company and the Selling Stockholders have retained Orrick, Herrington & Sutcliffe LLP and Morrison & Foerster LLP (collectively, “Firms”) to act as their counsel in connection with the Transactions. After the Closing, it is possible that Firms will represent the Selling Stockholders and/or the Sellers Representative (individually and collectively, the “Seller Group”) solely in connection with the Transactions contemplated by this Agreement, including, for the avoidance of doubt, with respect to any claim for indemnification against the Selling Stockholders. Parent, the Surviving Corporation, and the Company hereby agree that Firms (or any successor) may represent the Seller Group in the future solely in connection with issues that may arise under this Agreement and any claims that may be made hereunder, including a dispute that arises after the Closing between Parent (and/or Company) and the Sellers Representative. Firms (or any successor) may serve as counsel to all or a portion of the Seller Group or any director, member, partner, officer, employee, Representative, or Affiliate of the Seller Group, solely in connection with any litigation, claim or obligation arising out of or relating to this Agreement, or the Transactions. Each of the parties hereto consents thereto, and waives any conflict of interest arising therefrom, and each such party shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Each

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of the parties hereto acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in this connection.

Section 9.17 Definitions.  As used in this Agreement, the following terms and those set forth in the Index of Defined Terms, when used in this Agreement, and the Exhibits, schedules, and other documents delivered in connection herewith, shall have the meanings specified in this Section 9.17 or on the corresponding page number of the Index of Defined Terms:

“Adjusted Company Preferred Consideration” means the total number of shares of Parent Company Common Stock issuable to all shares of Company Preferred Stock pursuant to Sections 2.1(b)(i) through (iv), without giving effect to any reduction pursuant to Section 2.1(b)(vii) or Section 2.2(c).

“Advisory Committee” means Robert Davenport III, Alec Guettel and Andrew Birch.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; and “control” has the meaning specified in Rule 405 under the Securities Act.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Preference” means the Adjusted Company Preferred Share Consideration applicable to each series, as may be reduced by Section 2.1(b)(vii).

“Appraisal Rights Claim” means any claim relating to the exercise or purported exercise of appraisal or dissenter’s rights under the Appraisal Rights Statute (including all legal fees and expenses and other court cost and expenses), as well as any obligation to issue (or pay) additional consideration in respect of any Dissenting Shares in excess of what such stockholder would have received pursuant to Article II of the Merger Agreement.

“Available Cash” means the amount of cash in U.S. dollars equal to (a) unrestricted cash and cash equivalents, determined in accordance with GAAP, held by Parent outside of the Trust Account, plus (b) the amount of the funds contained in the Trust Account not subject to valid requests for redemption that have not been withdrawn, minus (c) deferred underwriting fees, minus (d) any Parent transaction expenses that are accrued and unpaid as of Closing, minus (e) any liability or obligation known by Parent, including without limitation the Convertible Promissory Note to the extent of any outstanding amount that has not been converted into Parent Warrants; provided, that any liability or obligation for reasonable expenses that are accrued and unpaid as of Closing that were incurred for the purposes or for the benefit of the Parent and the Company following the Closing in an amount not to exceed $450,000 in the aggregate shall not be subtracted from clause (a) and (b).

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or commercial banks in the County of New York are authorized or required by Law to be closed.

“Claim Notice” means a written notice of a claim for indemnification pursuant to this Agreement specifying in reasonable detail the nature of, and factual and legal basis for, the claim for which indemnification is sought, a reasonable description of the Losses suffered (other than with respect to an Asserted Liability), the amount of such claim, if known, and the provisions of this Agreement upon which such claim for indemnification is made.

“Common Stock Allocation Participant” means the participants entitled to receive a portion of the Common Stock Allocation as set forth in Section 2.1(h) hereof.

“Company Class A Common Stock” means the Company’s Class A common stock, par value $0.001 per share.

“Company Class A Warrants” means warrants to acquire Company Class A Common Stock.

“Company Class B Common Stock” means the Company’s Class B common stock, par value $0.001 per share.

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“Company Intellectual Property” means all Intellectual Property owned, licensed or used by the Company or one of its Subsidiaries.

“Company Preferred Warrants” means warrants to acquire Company Preferred Stock.

“Company Series A Per Share Consideration” means the lesser of (i) 0.0075525 shares of Parent Common Stock and (ii) (A) the Aggregate Parent Common Stock minus the total shares of Parent Common Stock issued pursuant to Sections 2.1(b)(i), 2.1(b)(ii) and 2.1(b)(iii), divided by (B) the total number of shares of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time, including any shares of Company Series A Preferred Stock issued pursuant to Section 2.6(b) (other than Dissenting Shares).

“Company Series A Preferred Stock” means the Company’s Series A preferred stock, par value $0.001 per share.

“Company Series A Warrants” means warrants to acquire Company Series A Preferred Stock.

“Company Series B Per Share Consideration” means the lesser of (i) 0.0075525 shares of Parent Common Stock and (ii) (A) the Aggregate Parent Common Stock minus the total shares of Parent Common Stock issued pursuant to Sections 2.1(b)(i) and 2.1(b)(ii), divided by (B) the total number of shares of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time, including any shares of Company Series B Preferred Stock issued pursuant to Section 2.6(b) (other than Dissenting Shares).

“Company Series B Preferred Stock” means the Company’s Series B preferred stock, par value $0.001 per share.

“Company Series B Warrants” means warrants to acquire Company Series B Preferred Stock.

“Company Series C Per Share Consideration” means the lesser of (i) 0.00855 shares of Parent Common Stock and (ii) (A) the Aggregate Parent Common Stock minus the total shares of Parent Common Stock issued pursuant to Section 2.1(b)(i), divided by (B) the total number of shares of Company Series C Preferred Stock issued and outstanding immediately prior to the Effective Time, including any shares of Company Series C Preferred Stock issued pursuant to Section 2.6(b) (other than Dissenting Shares).

“Company Series C Preferred Stock” means the Company’s Series C preferred stock, par value $0.001 per share.

“Company Series C Warrants” means warrants to acquire Company Series C Preferred Stock.

“Company Series D Per Share Consideration” means the lesser of (i) 0.0093195 shares of Parent Common Stock and (ii) the Aggregate Parent Common Stock divided by the total number of shares of the Company Series D Preferred Stock issued and outstanding immediately prior to the Effective Time, including any shares of Company Series D Preferred Stock issued pursuant to Section 2.6(b) (other than Dissenting Shares).

“Company Series D Preferred Stock” means the Company’s Series D preferred stock, par value $0.001 per share, and shall include any shares of Company Series D Preferred Stock issued immediately prior to the Effective Time upon conversion of any subordinated convertible notes.

“Company Series D Warrants” means warrants to acquire Company Series D Preferred Stock.

“Company Stock Options” means options to acquire shares of Company Class B Common Stock issued pursuant to the Company Stock Plans.

“Company Stock Plans” means the Sungevity, Inc. 2007 Stock Option and Grant Plan, as amended.

“Confidentiality Agreement” means the confidentiality letter agreement dated March 21, 2016 between Parent and the Company, as the same may be amended, supplemented or otherwise modified by the parties.

“Convertible Promissory Note” means the Convertible Promissory Note, dated as of March 17, 2016, issued by Parent to Easterly Acquisition Corp.

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“Director” means a member of the Company Board or the board of directors of any of its Subsidiaries, as applicable.

“Fair Market Value of the Company” means the total value of the Company based on the consideration payable with respect to an Acquisition Proposal, regardless of the total amount of the Company Capital Stock acquired, as determined in good faith by Parent and the Company. In the event that any consideration payable for the Company Capital Stock is securities and such securities are (i) publicly-listed securities of another Person, then the value of such securities shall be the volume weighted average price of such securities for the ten (10) trading days prior to the closing of the consummation of such Acquisition Proposal or (ii) non-publicly listed securities of another Person, then the value shall be determined in good faith by the Company Board and subject to the approval of Parent.

“GAAP” means generally accepted accounting principles in the United States.

“Hazardous Substances” means any substance, material, or waste that poses a hazard or threat to human health, safety, natural resources, or the environment or that is listed, defined, regulated, or forms the basis of liability under any Environmental Law, including “hazardous substances” as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq., and petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Implied Merger Consideration Per Company Common Share” means the Common Exchange Ratio multiplied by $10.00.

“Indebtedness” means, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any cost associated with prepaying any such debt, (b) capitalized lease obligations, (c) letters of credit, (d) the principal of and premium in respect of obligations evidenced by bonds, debentures, notes and similar instruments and all other obligations of a Person upon which interest is paid by such Person, including accrued interest, (e) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, (f) negative balances in bank accounts, (g) amounts in respect of checks in transit, (h) net cash payment obligations under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (i) all liabilities relating to securitization or factoring programs or arrangements, and (j) all Indebtedness of another Person referred to in clauses (a) through (i) above guaranteed (including keep well arrangements) directly or indirectly, jointly or severally, in any manner, in each case, other than (i) deposits and (ii) federal or other similar governmental funds borrowings.

“Indemnifying Holders” means holders of Company Preferred Stock, Company Common Stock and In-the-Money Warrants. For avoidance of doubt, Indemnifying Holders excludes Common Stock Allocation Participants.

“Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

“Knowledge” and “known” means the actual knowledge of the individuals set forth in Section 9.17 of the Parent Disclosure Letter, in the case of Parent, or Section 9.17 of the Company Disclosure Letter, in the case of Company.

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“Laws” means, any United States, federal, state or local or any foreign law (in each case, statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, statute, regulation (domestic or foreign) or other similar requirement enacted, issued, adopted, promulgated, entered into or applied by a Governmental Entity.

“Liens” means, any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever, excluding restrictions imposed by securities Laws.

“Losses” means any and all claims, demands, suits, proceedings, judgments, losses, charges, penalties, and fees, and reasonable costs and expenses (including reasonable attorneys’ fees and expenses) sustained, suffered or incurred by any Indemnified Party arising from any matter which is the subject of indemnification under Article VII, but excluding incidental, consequential or punitive damages or any liability for lost profits, except to the extent such Losses are an Asserted Liability or are reasonably foreseeable.

“Material Adverse Effect” means, with respect to Parent, on the one hand, or the Company, on the other hand, any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate, (a) has or would be reasonably expected to have a material adverse effect on the business, results of operations, assets, liabilities or financial condition of such party and its Subsidiaries, taken as a whole, except to the extent such material adverse effect results from (i) any changes in regional or global economic conditions, including changes affecting credit, financial or capital markets or changes in interest rates or exchange rates, except to the extent that such changes in conditions have a greater adverse materially disproportionate effect on such party and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which such party and any of its Subsidiaries operate, (ii) any changes in conditions generally affecting any of the industries in which such party and its Subsidiaries operate, except to the extent that such changes in conditions have a greater adverse materially disproportionate effect on such party and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in such industries, (iii) any decline in the market price or trading volume or credit rating of such party or the securities of such party (it being understood that the facts or occurrences giving rise to or contributing to such decline may be taken into account in determining whether there has been or would be a Material Adverse Effect), (iv) any regulatory, legislative or political conditions, in each case in the United States or any other jurisdiction, except to the extent that such conditions have a greater adverse materially disproportionate effect on such party and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which such party and any of its Subsidiaries operate, (v) the execution and delivery of this Agreement or the public announcement, performance, pendency or consummation of the Merger or any of the other Transactions, including the impact thereof on the relationships, contractual or otherwise, of such party or any of its Subsidiaries with customers, employees, suppliers or other Persons or any litigation arising from this Agreement or the Transactions, (vi) any retrospective or prospective change in applicable Laws (including, for the avoidance of doubt, any Renewable Portfolio Standard and any import tariff on solar panels or related equipment), regulation or GAAP (or authoritative interpretations thereof) or the enforcement, implementation or interpretation thereof, (vii) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, except to the extent that such conditions have a greater adverse materially disproportionate effect on such party and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which such party and any of its Subsidiaries operate, (viii) any action permitted or required to be taken pursuant to or in accordance with this Agreement or taken at the request of the other party or with the other party’s express written consent, (ix) any failure by the party to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise to or contributing to such decline may be taken into account in determining whether there has been or would be a Material Adverse Effect), (x) any change affecting the international, national, regional, state, provincial or local electric generating, transmission or distribution industry, (xi) any change in international, national, regional, state, provincial or local wholesale or retail electric power prices, (xii) any change or development in international, national, regional, state, provincial or local electric transmission or distribution systems, (xiii) any effect of weather, geological or meteorological events, or (xiv) volcanoes, tsunamis, pandemics, earthquakes, floods, storms, hurricanes, tornados or other natural disasters, except to the extent that such conditions have a greater

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adverse materially disproportionate effect on such party and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which such party and any of its Subsidiaries operate; or (b) would prevent or materially delay the consummation by Parent or the Company, as applicable, of the Merger and the other Transactions on a timely basis.

“Material Contracts” shall mean (a) with respect to the Company or any of its Subsidiaries, (i) any Contract which contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by the Company or any of its Subsidiaries, (ii) any Contract with or to a labor union or guild (including any collective bargaining agreement), (iii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements, in each case relating to Indebtedness in excess of $2,000,000 (other than deposit liabilities, trade payables, and securities sold under repurchase agreements), (iv) any Contract that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or its Subsidiaries, taken as a whole, (v) any Contract that is a consulting agreement or data processing, software programming or licensing Contract involving the payment of more than $1,000,000 per year (other than any such Contracts that are terminable by the Company or its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions (other than the condition of notice)), (vi) any Contract that relates to the supply, manufacturing, distribution, marketing, advertising or promotion of products or services involving in any such case payments by the Company or any of its Subsidiaries of more than $2,500,000 per year, or with regard to solar equipment, $10,000,000 per year; (vii) any Contract that relates to the supply of products or services by the Company or its Subsidiaries involving in any such case payments to the Company or any of its Subsidiaries of more than $2,000,000 per year; (viii) any Contract that constitutes an employment agreement which provides for annual compensation in excess of $350,000 or any option agreement or restricted stock unit agreement in excess of $350,000; (ix) any Contract that provides for severance, retention, change of control or other similar payments to any member of the Company Board, officer or employee involving payments in excess of $150,000; (x) any Contract for the licensing or development of Company Intellectual Property in excess of $350,000; and (xi) any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by the Company or any of its Subsidiaries of assets with a fair market value in excess of $1,000,000; provided, that the amounts in (i) through (xi), excluding the amount noted in (v), noted above refer to payments due on or after the date hereof, or paid by the Company and cannot be terminated by the Company on less than ninety (90) days’ notice without material payment or penalty; or (b) with respect to Parent, (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by Parent with the SEC, (ii) any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by Parent of assets, securities, or properties, or relating to any Business Combination, (iii) any Contract relating to the Trust Account or the assets thereof, (iv) any Contract with any officer, director or Affiliate of Parent or with any underwriter of the IPO or (v) any other Contract under which Parent is obligated to make payment or incur costs in excess of $250,000 in any year.

“Nasdaq” means The NASDAQ Capital Market.

“New Convertible Notes” means an aggregate principal amount of up to $20,000,000 of subordinated convertible notes issued or issuable by the Company on or after the date hereof and prior to the date the Form S-4 is declared effective by the SEC, which shall automatically and fully convert (including any accrued but unpaid interest and any other amounts payable thereunder) immediately prior to the Merger, and upon certain other agreed events, into Company Series D Preferred Stock, together with and any additional Company Series D Warrants issued in connection with the sale of such subordinated convertible notes (which warrants shall automatically be exercised into Company Series D Stock immediately prior to the Merger).

“Open Source Software” means all software or other materials distributed as “open source”, “free software,” “copyleft software,” or under similar licensing or distribution terms, including without limitation, any software or material that requires as a condition of use, modification, or distribution that other software incorporated into, derived from or distributed with such software or material (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge.

Annex A-68

“Order” means any order, writ, injunction, decree, judgment, award, injunction, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity (in each case, whether temporary, preliminary or permanent).

“Per Share Calculations” means the Company Common Per Share Consideration, Adjusted Company Series A Per Share Consideration, Adjusted Company Series B Per Share Consideration, Adjusted Company Series C Per Share Consideration and Adjusted Company Series D Per Share Consideration.

“Permitted Lien” means (i) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been taken and, in each case, are specifically adjusted for in accordance with this Agreement, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens arising or incurred in the ordinary course of business with respect to charges not yet due and payable or being contested in good faith by appropriate procedures and, in each case, for which there are adequate reserves and are specifically adjusted for in accordance with this Agreement, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) gaps in the chain of title evident from the records of the relevant Government Entity maintaining such records, easements, rights-of-way, covenants, restrictions and other encumbrances of record as of the date hereof which do not, individually or in the aggregate, (x) interfere with the use of the real property for its intended purposes in the ordinary course of the business or (y) materially impair the value of such real property, (v) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that, individually or in the aggregate, are not material in amount and that do not, in any case, materially detract from the value or the use of the property subject thereto, (vi) statutory landlords’ liens and liens granted to landlords under any lease which do not, individually or in the aggregate, (x) interfere with the use of the real property for its intended purposes in the ordinary course of the business or (y) materially impair the value of such real property, (vii) any purchase money security interests, equipment leases or similar financing arrangements and (viii) the permitted liens set forth on Section 9.17 of the Company Disclosure Letter.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pro Rata Portion” means, with respect to each Selling Stockholder, an amount equal to the quotient obtained by dividing (i) the total shares of Parent Common Stock received by such Selling Stockholder by (ii) 35,000,000.

“Preference Cutback Amount” means a number of shares of Parent Common Stock equal to (A) the sum of (x) the Adjusted Company Preferred Consideration plus (y) 1,750,000 shares of Parent Common Stock minus (B) the sum of (1) 35,000,000 shares of Parent Common Stock and (2) the Shared Cutback Amount; provided, however, that the Preference Cutback Amount shall be zero if the above calculation is a negative number.

“Proceeding” means any suit, action, proceeding, arbitration, mediation, audit, hearing or, to the Knowledge of the Person in question, investigation or inquiry (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

“Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Substances from any source into or upon the indoor or outdoor environment.

“Renewable Portfolio Standard” means any international, national, state or local renewable portfolio standard program.

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“Sales Process Claim” means any claim by a Selling Stockholder: (a) against the Company or any Director, officer or agent of the Company (X) challenging, disputing or objecting to the Merger or the Merger Consideration, or (Y) alleging violations of fiduciary duty in connection with the Merger or the other Transactions, or (b) relating to any alleged action or failure to act on its behalf by Sellers Representative or the authority of Sellers Representative.

“Shared Cutback Amount” means the lesser of (i) 700,000 shares of Parent Common Stock and (ii) a number of shares of Parent Common Stock equal to (A) the sum of (x) the Adjusted Company Preferred Consideration plus (y) 1,750,000 shares of Parent Common Stock minus (B) 35,000,000 shares of Parent Common Stock; provided, however, that the Shared Cutback Amount shall be zero if the calculation in clause (ii) is a negative number.

“Subsidiary” when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, or (ii) that would be required to be consolidated in such party’s financial statements under GAAP.

“Tax Return” shall mean any return, report or statement filed or required to be filed with any Governmental Entity with respect to Taxes, including any election, notification, appendix schedule or attachment thereto, and including any amendments thereof.

“Taxes” shall mean all taxes of any kind imposed by any Governmental Entity, including those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, excise, employment, escheat, withholding, franchise, profits, license, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, but only to the extent the foregoing are in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity.

“Threatened” means threatened, whether or not in writing unless otherwise specified.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date first written above.

SUNGEVITY, INC.

By:	/s/ Andrew Birch Name: Andrew Birch Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

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SHAREHOLDER REPRESENTATIVE SERVICES LLC,
solely in its capacity as Sellers Representative

By:	/s/ W. Paul Koenig Name: W. Paul Koenig Title: Managing Director

Annex A-72

EASTERLY ACQUISITION CORP.

By:	/s/ Avshalom Kalichstein Name: Avshalom Kalichstein Title: Chief Executive Officer

SOLARIS MERGER SUB INC.

By:	/s/ Avshalom Kalichstein Name: Avshalom Kalichstein Title: President

[Signature Page to Agreement and Plan of Merger]

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AMENDMENT NO. 1
TO THE
AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 (this “Amendment”), dated as of September 20, 2016, to the Agreement and Plan of Merger, dated as of June 28, 2016 (the “Agreement”), is made by and among SUNGEVITY, INC., a Delaware corporation (the “Company”), EASTERLY ACQUISITION CORP., a Delaware corporation (“Parent”), SOLARIS MERGER SUB INC., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Shareholder Representative Services LLC, a Colorado limited liability company (“Sellers Representative”), solely in its capacity as Sellers Representative.

W I T N E S S E T H:

WHEREAS, the parties desire to amend certain provisions of the Agreement pursuant to Section 9.1 thereof, as more particularly set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Company, Parent, Merger Sub and Sellers Representative agree as follows:

ARTICLE I
AMENDMENTS

Section 1.1 Defined Terms; References.  Unless otherwise specifically defined in this Amendment, each term used herein that is defined in the Agreement has the meaning assigned to such term in the Agreement, and each reference to a specific Section or Article shall refer to the particular Section or Article in the Agreement. From and after the date of this Amendment, all references to the Agreement shall be deemed to mean the Agreement, as amended by this Amendment.

Section 1.2 Amendment to Section 2.4(b)(i).  The second sentence of Section 2.4(b)(i) of the Agreement is hereby amended and restated in its entirety as follows:

“Upon surrender of a Company Certificate, In-the-Money Preferred Warrant and/or In-the-Money Common Warrant for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with the Letter of Transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Company Certificate, In-the-Money Preferred Warrant and/or In-the-Money Common Warrant, as applicable, shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver in exchange therefor as promptly as practicable (1) the number of whole shares of Parent Common Stock (which shall be in non-certificated book entry form unless determined otherwise by Parent) representing, in the aggregate, the sum of (x) ninety percent (90%) of the whole number of shares of Parent Common Stock that such holder has the right to receive in exchange therefor pursuant to Section 2.1(b) (rounding such amount of shares of Parent Common Stock down to the nearest whole share) and (y) one hundred percent (100%) of the whole number of shares of Parent Common Stock that such holder has the right to receive in exchange therefor pursuant to Section 2.1(h) (rounding such amount of shares of Parent Common Stock down to the nearest whole share), (2) subject to Section 2.4(c) and Article VII, the number of whole shares of Parent Common Stock (which shall be in non-certificated book entry form unless determined otherwise by Parent) representing, in the aggregate, ten percent (10%) of the whole number of shares of Parent Common Stock that such holder has the right to receive in exchange therefor pursuant to Section 2.1(b) (rounding such amount of shares of Parent Common Stock down to the nearest whole share) (the “Escrow Shares”), which shall not be distributed to such holder but instead shall be deposited in the Escrow Account pursuant to Section 2.4(c), (3) any dividends or other distributions payable pursuant to Section 2.4(d) and (4) cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3, and the Company Certificate, In-the-Money Preferred Warrant and/or In-the-Money Common Warrant so surrendered shall forthwith be cancelled.”

Annex A-74

Section 1.3 Amendment to Section 2.4(b)(ii).  The second sentence of Section 2.4(b)(ii) of the Agreement is hereby amended and restated in its entirety as follows:

“In lieu thereof, each holder of record of one or more Company Book-Entry Shares whose shares of Company Capital Stock were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as practicable after the Effective Time, in respect of all Company Book-Entry Shares held by such holder (A) the number or shares of Parent Common Stock (which shall be in uncertificated book-entry form unless otherwise determined by Parent) representing, in the aggregate, (x) ninety percent (90%) of the whole number of shares of Parent Common Stock that such holder has the right to receive in respect of such Company Book-Entry Shares pursuant to Section 2.1(b) (rounding such amount of shares of Parent Common Stock down to the nearest whole share) and (y) one hundred percent (100%) of the whole number of shares of Parent Common Stock that such holder has the right to receive in respect of such Company Book-Entry Shares pursuant to Section 2.1(h) (rounding such amount of shares of Parent Common Stock down to the nearest whole share), (B) subject to Section 2.4(c) and Article VII, the number of whole shares of Parent Common Stock (which shall be in non-certificated book entry form unless determined otherwise by Parent) representing, in the aggregate, such holder’s amount of Escrow Shares in respect of such Company Book-Entry Shares, which shall not be distributed to such holder but instead shall be deposited in the Escrow Account pursuant to Section 2.4(c), (C) any dividends or distributions payable pursuant to Section 2.4(d) and (D) cash in lieu of any fractional shares payable pursuant to Section 2.3, and the Company Book-Entry Shares of such holder shall forthwith be cancelled.”

Section 1.4 Amendment to Section 2.4(d).  Section 2.4(d) of the Agreement is amended and restated in its entirety as follows:

“(d) Distributions with Respect to Unexchanged Shares.  No dividends or other distributions with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any Company Certificate formerly representing Company Common Stock or Company Preferred Stock, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.3, until the surrender of such Company Certificate in accordance with this Article II. In the case of Company Book-Entry Shares, no such surrender of a Company Certificate shall be required with respect to payment of any such dividends, other distributions or cash payment in lieu of fractional shares of Parent Common Stock. Subject to applicable Law, following surrender of any such Company Certificate, together with a duly executed Letter of Transmittal, there shall be paid to the holder of the shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.3 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock to which such holder is entitled and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.”

Section 1.5 Amendment to Section 3.18. Section 3.18 of the Agreement is hereby amended and restated in its entirety as follows:

“Section 3.18 Stockholder Vote. The affirmative vote of the holders of a majority of the shares of Parent Common Stock outstanding and entitled to vote thereon is sufficient to approve this Agreement, the Merger and the other Transactions required pursuant to the Agreement by Parent’s stockholders (the “Parent Stockholder Approval”), which approval may take the form of multiple proposals to the holders of Parent Common Stock with respect to such matters pursuant to the Proxy/Consent Solicitation Statement, none of which proposals would require a higher voting threshold for approval than the aforesaid voting threshold.”

Annex A-75

Section 1.6 Amendment to Section 4.1(c).  Section 4.1(c) of the Agreement is hereby amended and restated in its entirety as follows:

“As of the close of business on the Capitalization Date there were 595,850,000 shares of Company Common Stock reserved for issuance under the Company Stock Plans and 558,895,951 Company Stock Options issued and outstanding, and, since the Capitalization Date through the date hereof, no Company Stock Options have been issued and no additional shares of Company Common Stock have become subject to issuance under the Company Stock Plans. Section 4.2(c) of the Company Disclosure Letter sets forth, as of the date hereof, a list of all holders of outstanding Company Stock Options, including the number of shares of Company Common Stock subject to each such Company Stock Option, the grant date, and exercise price for such Company Stock Option and the extent to which such Company Stock Option is vested and exercisable. The Company has heretofore provided or made available to Parent (or Parent’s Representatives) a true and complete copy of its standard form of option agreement as of the Capitalization Date and any stock option agreements that substantially differ from such standard form.”

Section 1.7 Amendment to Section 6.2(e).  Section 6.2(e) of the Agreement is hereby amended and restated in its entirety as follows:

“(e) [INTENTIONALLY OMITTED.]”

Section 1.8 Replacement of Exhibit A.  Exhibit A to the Agreement shall be replaced in its entirety with Exhibit A to this Amendment.

Section 1.9 Replacement of Exhibit B.  Exhibit B to the Agreement shall be replaced in its entirety with Exhibit B to this Amendment.

Section 1.10 Replacement of Exhibit D.  Exhibit D to the Agreement shall be replaced in its entirety with Exhibit D to this Amendment.

Section 1.11 Replacement of Exhibit G.  Exhibit G to the Agreement shall be replaced in its entirety with Exhibit G to this Amendment.

Section 1.12 Replacement of Sections 5.2(a) and 5.2(h) of the Company Disclosure Letter.  Sections 5.2(a) and 5.2(h) of the Company Disclosure Letter shall be replaced in its entirety as set forth in the Amended and Restated Disclosure Letter delivered to the Parent as of the date of this Amendment.

Section 1.13 Replacement of Section 5.5(a) of the Parent Disclosure Letter.  Section 5.5(a) of the Parent Disclosure Letter shall be replaced in its entirety with Section 5.5(a) of the Parent Disclosure Letter attached to this Amendment.

ARTICLE II
WAIVERS

Section 2.1 Section 5.2 Waivers.  Pursuant to Section 5.2 of the Agreement:

(a) solely with respect to the proposed Indebtedness to be incurred by the Company and its Subsidiaries pursuant to that certain Loan And Security Agreement (the “Loan and Security Agreement”), dated on or about the date of this Amendment, by and among the Company, Sungevity Development, LLC, a Delaware limited liability company, and each of the Company’s domestic Subsidiaries (other than certain excluded domestic Subsidiaries) that deliver a Joinder Agreement (as defined therein), and MMA Energy Capital, LLC, a Maryland limited liability company, Parent consents to the incurrence by the Company and its Subsidiaries of up to $20,000,000 of Indebtedness pursuant to the Loan and Security Agreement and waives (1) compliance by the Company and its Subsidiaries of Section 5.2(a) of the Agreement with respect to such $20,000,000 of Indebtedness incurred pursuant to the Loan and Security Agreement and (2) compliance by the Company and its Subsidiaries of Section 5.2(d) of the Agreement with respect to any warrants issued in connection with the Loan and Security Agreement;

(b) solely with respect to a modification of the Loan and Security Agreement, dated as of March 31, 2015, by and between the Company, Sungevity Development, LLC and Hercules Capital, Inc. to allow for the repayment of up to $11,800,000 in outstanding term loan and fees to Hercules Capital, Inc. on the date of the Closing and, if upon the Closing, the Available Cash is less than $75,000,000, then the Company is permitted

Annex A-76

to pay an additional $8,887,500 in outstanding term loan and fees to Hercules Capital, Inc., Parent hereby waives compliance by the Company and its Subsidiaries of Section 5.2(g) of the Agreement; and

(c) solely with respect to the amendment of the certificate of incorporation of the Company to increase the authorized number of shares of Company Common Stock, Company Preferred Stock and Company Series D Preferred Stock, Parent waives compliance by the Company and its Subsidiaries of Section 5.2(l) of the Agreement.

ARTICLE III
MISCELLANEOUS

Section 3.1 Effect on Agreement; No Other Waivers.  Except as amended by this Amendment, the Agreement shall remain unmodified and in full force and effect. The consents and waivers contained in Section 2.1 of this Amendment are limited to the matters specifically set forth therein or as set forth in the Amended and Restated Company Disclosure Letter and shall not be deemed to constitute a consent, waiver, confirmation or amendment with respect to any other matter.

Section 3.2 Entire Agreement.  The Agreement (including the Exhibits thereto and the documents and the instruments referred to therein and any agreements entered into contemporaneously therewith), this Amendment and the Confidentiality Agreement: (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) except as provided in Section 5.11 of the Agreement are not intended to confer upon any Person other than the parties hereto any rights or remedies.

Section 3.3 Governing Law.  This Amendment shall be governed and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 3.4 Counterparts.  This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or via portable document format (.pdf)), it being understood that all parties need not sign the same counterpart.

[Signature Pages Follow]

Annex A-77

IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date first written above.

SUNGEVITY, INC.

By:	/s/ Andrew Birch Name: Andrew Birch Title: Chief Executive Officer

Annex A-78

SHAREHOLDER REPRESENTATIVE SERVICES LLC,
solely in its capacity as Sellers Representative

By:	/s/ W. Paul Koenig Name: W. Paul Koenig Title: Managing Director

Annex A-79

EASTERLY ACQUISITION CORP.

By:	/s/ Avshalom Kalichstein Name: Avshalom Kalichstein Title: Chief Executive Officer

SOLARIS MERGER SUB INC.

By:	/s/ Avshalom Kalichstein Name: Avshalom Kalichstein Title: President

Annex A-80

Annex B

FORM OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
EASTERLY ACQUISITION CORP.

           , 2016

Easterly Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Easterly Acquisition Corp.”. The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on April 29, 2015 and was amended and restated by the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 28, 2015 (the “Prior Certificate”).

2. This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) was duly adopted by the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

3. This Amended and Restated Certificate restates, integrates and amends the provisions of the Prior Certificate.

4. The text of the Prior Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I
NAME

The name of the corporation is Sungevity Holdings, Inc. (the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE III
REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE IV
CAPITALIZATION

Section 4.1 Authorized Capital Stock.  The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 101,000,000 shares, consisting of 100,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). At the effective time of this Amended and Restated Certificate (the “Effective Time”), each three (3) outstanding shares of Common Stock shall automatically and without any action on the part of the respective holders thereof be reclassified and combined into two (2) shares of Common Stock. No fractional shares shall be issued in connection with the reclassification. In lieu thereof, any person who holds a fraction of one (1) share of Common Stock after the reclassification shall be entitled to receive a cash payment equal to such fraction multiplied by the closing sales price of a share of Common Stock as reported on the Nasdaq Capital Market on the last trading day immediately preceding the Effective Time. From and after the Effective Time, certificates representing shares of Common Stock issued and outstanding immediately prior to the Effective Time shall represent the number of whole shares of Common Stock after the Effective Time into which such shares shall have been reclassified hereby.

Annex B-1

Section 4.2 Preferred Stock.  The Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issuance of shares of the Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting powers, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote. Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate (including a Preferred Stock Designation), the holders of the Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of the Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation).

(b) Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

(c) Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

Section 4.4 Rights and Options.  The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1 Board Powers.  The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Certificate or the Bylaws (“Bylaws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Amended and Restated Certificate.

Annex B-2

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) Subject to Section 5.5 hereof, directors shall be elected to serve on the Board for a one-year term. Directors shall be elected by a plurality of the votes cast at an annual meeting of stockholders.

(c) Subject to Section 5.5 hereof, a director shall hold office until the next annual meeting and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3 Newly Created Directorships and Vacancies.  Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office until the next annual meeting of stockholders and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal.  Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, with or without cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5 Preferred Stock — Directors.  During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board present at any meeting at which a quorum is present shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Annex B-3

ARTICLE VII
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Meetings.  Subject to the rights of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied.

Section 7.2 Advance Notice.  Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent.  Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability.  A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Annex B-4

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX
CORPORATE OPPORTUNITY

The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors in circumstances where the application of any such doctrine to a corporate opportunity would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Amended and Restated Certificate or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

ARTICLE X
EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum to bring (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL, this Amended and Restated Certificate or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine. Any person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have received notice of and consented to the provisions of this Article X.

ARTICLE XI
AMENDMENT OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI.

Annex B-5

IN WITNESS WHEREOF, Easterly Acquisition Corp. has caused this Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set forth above.

EASTERLY ACQUISITION CORP.

By:	Name: Title:

Annex B-6

Annex C

SUNGEVITY HOLDINGS, INC.

2016 OMNIBUS EQUITY INCENTIVE PLAN
(As amended and restated)

1. Purposes of the Plan.  The purposes of this Plan are (a) to attract and retain the best available personnel to ensure the Company’s success and accomplish the Company’s goals; (b) to incentivize Employees, Directors and Independent Contractors with long-term equity-based compensation to align their interests with the Company’s stockholders, and (c) to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Unrestricted Stock, Stock Appreciation Rights, Performance Units and Performance Shares.

2. Definitions.  As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means all applicable laws, rules, regulations and requirements, including, but not limited to, all applicable U.S. federal or state laws, rules and regulations, the rules and regulations of any stock exchange or quotation system on which the Common Stock is listed or quoted, and the applicable laws, rules and regulations of any other country or jurisdiction where Awards are, or will be, granted under the Plan or Participants reside or provide services to the Company or any Parent or Subsidiary of the Company, as such laws, rules, and regulations shall be in effect from time to time.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Cause” shall mean dismissal as a result of (i) the commission of any act by a Participant constituting financial dishonesty against the Company or its Subsidiaries (which act would be chargeable as a crime under applicable law); (ii) a Participant’s engaging in any other act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality or harassment which, as determined in good faith by the Board, would: (A) materially adversely affect the business or the reputation of the Company or any of its Subsidiaries with their respective current or prospective customers, suppliers, lenders and/or other third parties with whom such entity does or might do business; or (B) expose the Company or any of its Subsidiaries to a risk of civil or criminal legal damages, liabilities or penalties; (iii) the repeated failure by a Participant to follow the directives of the chief executive officer of the Company or any of its Subsidiaries or Board, or (iv) any material misconduct, violation of the Company’s or Subsidiaries’ policies, or willful and deliberate non-performance of duty by the Participant in connection with the business affairs of the Company or its Subsidiaries.

(g) “Change in Control” except as may otherwise be provided in an Award Agreement or other applicable agreement, means the occurrence of any of the following:

(i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if the Company’s stockholders immediately prior to such merger, consolidation or reorganization cease to directly or indirectly own immediately after such merger, consolidation or reorganization at least a majority of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or reorganization;

Annex C-1

(ii) The consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets (other than (x) to a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (y) to a corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the Common Stock of the Company or (z) to a continuing or surviving entity described in Section 2(g)(i) in connection with a merger, consolidation or reorganization which does not result in a Change in Control under Section 2(g)(i));

(iii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iv) The consummation of any transaction as a result of which any Person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Section 2(f), the term “Person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude:

(1) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an affiliate of the Company;

(2) a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock of the Company;

(3) the Company; and

(4) a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions. In addition, if any Person (as defined above) is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered to cause a Change in Control.

(h) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(i) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

(j) “Common Stock” means the common stock of the Company.

(k) “Company” means Sungevity Holdings, Inc., a Delaware corporation, or any successor thereto.

(l) “Director” means a member of the Board.

(m) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(n) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

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(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p) “Exchange Program” means a program under which outstanding Awards are amended to provide for a lower exercise price or surrendered or cancelled in exchange for (i) Awards with a lower exercise price, (ii) a different type of Award or awards under a different equity incentive plan, (iii) cash, or (iv) a combination of (i), (ii) and/or (iii). Notwithstanding the preceding, the term Exchange Program does not include any (i) action described in Section 14 or any action taken in connection with a change in control transaction nor (ii) transfer or other disposition permitted under Section 13. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(q) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(r) “Fiscal Year” means the fiscal year of the Company.

(s) “Incentive Stock Option” means an Option that by its terms qualifies and is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(t) “Independent Contractor” means any person, including an advisor, consultant or agent engaged by the Company or a Parent or Subsidiary to render services to such entity.

(u) “Inside Director” means a Director who is an Employee.

(v) “Lock-Up Period” means the period during which the transfer of Shares of Unrestricted Stock are subject to transfer restrictions.

(w) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(x) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(y) “Option” means a stock option granted pursuant to the Plan.

(z) “Outside Director” means a Director who is not an Employee.

(aa) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(bb) “Participant” means the holder of an outstanding Award.

(cc) “Performance Goal” means a performance goal established by the Committee pursuant to Section 11(c) of the Plan.

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(dd) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 11.

(ee) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

(ff) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(gg) “Plan” means this 2016 Omnibus Equity Incentive Plan.

(hh) “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan.

(ii) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(jj) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(kk) “Section 16(b)” means Section 16(b) of the Exchange Act.

(ll) “Service Provider” means an Employee, Director or Independent Contractor.

(mm) “Share” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.

(nn) “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 10 is designated as a Stock Appreciation Right.

(oo) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(pp) “Tax-Related Items” means income tax, social insurance, national insurance, social security, payroll tax, fringe benefits tax, payment on account or other tax-related items.

(qq) “Unrestricted Stock” means Shares issued pursuant to an Unrestricted Stock award under Section 9 of the Plan.

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan.  Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 10,300,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock. Notwithstanding the foregoing, subject to the provisions of Section 14 below, in no event shall the maximum aggregate number of Shares that may be issued under the Plan pursuant to Incentive Stock Options exceed the number set forth in this Section 3(a) plus, to the extent allowable under Section 422 of the Code, any Shares that again become available for issuance pursuant to Section 3(b).

(b) Lapsed Awards.  To the extent an Award should expire or be forfeited or become unexercisable for any reason without having been exercised in full, or is surrendered pursuant to an Exchange Program, the unissued Shares that were subject thereto shall, unless the Plan shall have been terminated, continue to be available under the Plan for issuance pursuant to future Awards. In addition, any Shares which are

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retained by the Company upon exercise of an Award in order to satisfy the exercise or purchase price for such Award or any withholding taxes due with respect to such Award shall be treated as not issued and shall continue to be available under the Plan for issuance pursuant to future Awards. Shares issued under the Plan and later forfeited to the Company due to the failure to vest or repurchased by the Company at the original purchase price paid to the Company for the Shares (including, without limitation, upon forfeiture to or repurchase by the Company in connection with a Participant ceasing to be a Service Provider) shall again be available for future grant under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies.  Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m).  To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3.  To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration.  Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator.  Subject to the provisions of the Plan, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value for any purpose under this Plan, including, without limitation, the selection of the methodology and the date or dates used for determining Fair Market Value; provided that the such determination of Fair Market Value is consistent with the requirements set forth in Treasury Regulation Section 1.409A-1(b)(5)(iv)(A);

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder; such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi) to institute and determine the terms and conditions of an Exchange Program;

(vii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations established for the purpose of satisfying applicable non-U.S. laws, for qualifying for favorable tax treatment under applicable non-U.S. laws or facilitating compliance with non-U.S. laws (sub-plans may be created for any of these purposes);

(ix) to modify or amend each Award (subject to Section 19 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards,

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to accelerate vesting and to extend the maximum term of an Option (subject to Section 6(b) of the Plan regarding Incentive Stock Options);

(x) to allow Participants to satisfy tax withholding obligations in such manner as prescribed in Section 15 of the Plan;

(xi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xii) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and

(xiii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision.  The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

(d) Delegation by the Committee.  The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more Directors or officers of the Company; provided, however, that the Committee may not delegate its authority and powers (a) with respect to an Officer or (b) in any way which would jeopardize the Plan’s qualification under Code Section 162(m) or Rule 16b-3.

5. Award Eligibility and Limitations.

(a) Award Eligibility.  Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Unrestricted Stock, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

(b) Award Limitations.  The following limits shall apply to the grant of any Award if, at the time of grant, the Company is a “publicly held corporation” within the meaning of Section 162(m) of the Code:

(i) Options and Stock Appreciation Rights.  Subject to adjustment as provided in Section 13, no Employee shall be granted within any fiscal year of the Company one or more Options or Stock Appreciation Rights, which in the aggregate cover more than 1,000,000 Shares reserved for issuance under the Plan; provided, however, that in connection with an Employee’s initial service as an Employee, an Employee may be granted Options or Stock Appreciation Rights, which in the aggregate cover up to an additional 1,000,000 Shares reserved for issuance under the Plan.

(ii) Restricted Stock and Restricted Stock Units.  Subject to adjustment as provided in Section 14, no Employee shall be granted within any fiscal year of the Company one or more awards of Restricted Stock or Restricted Stock Units, which in the aggregate cover more than 1,000,000 Shares reserved for issuance under the Plan; provided, however, that in connection with an Employee’s initial service as an Employee, an Employee may be granted Restricted Stock or Restricted Stock Units s, which in the aggregate cover up to an additional 1,000,000 Shares reserved for issuance under the Plan.

(iii) Unrestricted Stock.  Subject to adjustment as provided in Section 14, no Employee shall be granted within any fiscal year of the Company one or more awards of Unrestricted Stock, which in the aggregate cover more than 1,000,000 Shares reserved for issuance under the Plan; provided, however, that in connection with an Employee’s initial service as an Employee, an Employee may be granted Unrestricted Stock, which in the aggregate cover up to an additional 1,000,000 Shares reserved for issuance under the Plan.

(iv) Performance Units and Performance Shares.  Subject to adjustment as provided in Section 14, no Employee shall receive Performance Units or Performance Shares having a grant date value (assuming maximum payout) greater than five million dollars ($5 million) or covering more than 1,000,000 Shares, whichever is greater; provided, however, that in connection with an Employee’s initial service as an Employee, an Employee may receive Performance Units or

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Performance Shares having a grant date value (assuming maximum payout) of up to an additional amount equal five million dollars ($5 million) or covering up to 1,000,000 Shares, whichever is greater. No Participant may be granted more than one award of Performance Units or Performance Shares for the same Performance Period.

6. Stock Options.

(a) Limitations.  Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted. With respect to the Committee’s authority in Section 4(b)(ix), if, at the time of any such extension, the exercise price per Share of the Option is less than the Fair Market Value of a Share, the extension shall, unless otherwise determined by the Committee, be limited to the earlier of (1) the maximum term of the Option as set by its original terms, or (2) ten (10) years from the grant date. Unless otherwise determined by the Committee, any extension of the term of an Option pursuant to this Section 6 shall comply with Code Section 409A to the extent necessary to avoid taxation thereunder.

(b) Term of Option.  The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the maximum term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the maximum term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c) Option Exercise Price and Consideration.

(i) Exercise Price.  The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1) In the case of an Incentive Stock Option

(A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

(B) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(2) In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(3) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii) Waiting Period and Exercise Dates.  At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

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(iii) Form of Consideration.  The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration for both types of Options may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.

(d) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder.  Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with fully payment of any applicable taxes or other amounts required to be withheld or deducted with respect to the Option). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14.

(ii) Termination of Relationship as a Service Provider.  If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result Cause or of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant.  If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant.  If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award

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Agreement to the extent that the Option is vested (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(v) Termination for Cause.  If a Participant’s employment is terminated by the Company for Cause, upon the date of Participant’s termination of employment all of the Participant’s outstanding an unexercised Options (whether vested or unvested) will be immediately forfeited for no consideration. Effective as of the date of Participant’s termination of employment, the Participant shall have no rights with respect to the Option and the Shares covered by such Option will revert to the Plan.

7. Restricted Stock.

(a) Grant of Restricted Stock.  Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Agreement.  Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c) Transferability.  Except as provided in this Section 7 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions.  The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions.  Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights.  During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions.  During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions, including, without limitation, restrictions on transferability and forfeitability, as the Shares of Restricted Stock with respect to which they were paid.

(h) Return of Restricted Stock to Company.  On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

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8. Restricted Stock Units.

(a) Grant.  Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions (if any) related to the grant, including the number of Restricted Stock Units.

(b) Vesting Criteria and Other Terms.  The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis (including the passage of time) determined by the Administrator in its discretion.

(c) Earning Restricted Stock Units.  Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Dividend Equivalents.  The Administrator may, in its sole discretion, award dividend equivalents in connection with the grant of Restricted Stock Units that may be settled in cash, in Shares of equivalent value, or in some combination thereof.

(e) Form and Timing of Payment.  Payment of earned Restricted Stock Units will be made upon the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(f) Cancellation.  On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

9. Unrestricted Stock.

(a) Grant of Unrestricted Stock.  Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Unrestricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Unrestricted Stock Agreement.  Each Award of Unrestricted Stock will be evidenced by an Award Agreement that will specify any Lock-Up Period, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Unrestricted Stock until the Lock-Up Period on such Shares have lapsed.

(c) Transferability.  Except as provided in this Section 9 or the Award Agreement, Shares of Unrestricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Lock-Up Period.

(d) Other Restrictions.  The Administrator, in its sole discretion, may impose such other restrictions on Shares of Unrestricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions.  Except as otherwise provided in this Section 9, Shares of Unrestricted Stock covered by each Unrestricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights.  During the Lock-Up Period, Service Providers holding Shares of Unrestricted Stock granted hereunder may exercise full voting rights with respect to those Shares.

(g) Dividends and Other Distributions.  During the Lock-Up Period, Service Providers holding Shares of Unrestricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares. If any such dividends or distributions are paid in Shares, the Shares will be

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subject to the same restrictions, including, without limitation, restrictions on transferability, as the Shares of Unrestricted Stock with respect to which they were paid.

10. Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights.  Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares.  The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.

(c) Exercise Price and Other Terms.  The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

(d) Stock Appreciation Right Agreement.  Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Expiration of Stock Appreciation Rights.  A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(b) relating to the maximum term and Section 6(d) relating to exercise also will apply to Stock Appreciation Rights.

(f) Payment of Stock Appreciation Right Amount.  Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

11. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares.  Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

(b) Value of Performance Units/Shares.  Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms.  The Administrator will set Performance Goals or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

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(d) Measurement of Performance Goals.  Performance Goals shall be established by the Committee on the basis of targets to be attained (“Performance Targets”) with respect to one or more measures of business or financial performance (each, a “Performance Measure”), subject to the following:

(i) Performance Measures.  For each Performance Period, the Committee shall establish and set forth in writing the Performance Measures, if any, and any particulars, components and adjustments relating thereto, applicable to each Participant. The Performance Measures, if any, will be objectively measurable and will be based upon the achievement of a specified percentage or level in one or more objectively defined and non-discretionary factors preestablished by the Committee. Performance Measures may be one or more of the following, as determined by the Committee: (i) sales or non-sales revenue; (ii) return on revenues; (iii) operating income; (iv) income or earnings including operating income; (v) income or earnings before or after taxes, interest, depreciation and/or amortization; (vi) income or earnings from continuing operations; (vii) net income; (viii) pre-tax income or after-tax income; (ix) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (x) raising of financing or fundraising; (xi) project financing; (xii) revenue backlog; (xiii) power purchase agreement backlog; (xiv) gross margin; (xv) operating margin or profit margin; (xvi) capital expenditures, cost targets, reductions and savings and expense management; (xvii) return on assets (gross or net), return on investment, return on capital, or return on shareholder equity; (xviii) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xix) performance warranty and/or guarantee claims; (xx) stock price or total stockholder return; (xxi) earnings or book value per share (basic or diluted); (xxii) economic value created; (xxiii) pre-tax profit or after-tax profit; (xxiv) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, geographic business expansion, objective customer satisfaction or information technology goals; (xxv) objective goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions; (xxvi) construction projects consisting of one or more objectives based upon meeting project completion timing milestones, project budget, site acquisition, site development, or site equipment functionality; (xxvii) objective goals relating to staff management, results from staff attitude and/or opinion surveys, staff satisfaction scores, staff safety, staff accident and/or injury rates, headcount, performance management, completion of critical staff training initiatives; (xxviii) objective goals relating to projects, including project completion timing milestones, project budget; (xxix) key regulatory objectives; and (xxx) enterprise resource planning.

(ii) Committee Discretion on Performance Measures.  As determined in the discretion of the Committee, the Performance Measures for any Performance Period may (a) differ from Participant to Participant and from Award to Award, (b) be based on the performance of the Company as a whole or the performance of a specific Participant or one or more subsidiaries, divisions, departments, regions, stores, segments, products, functions or business units of the Company or individual project company, (c) be measured on a per share, per capita, per unit, per square foot, per employee, per store basis, and/or other objective basis (d) be measured on a pre-tax or after-tax basis, and (e) be measured on an absolute basis or in relative terms (including, but not limited to, the passage of time and/or against other companies, financial metrics and/or an index). Without limiting the foregoing, the Committee shall adjust any performance criteria, Performance Measures or other feature of an Award that relates to or is wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such stock. Awards that are not intended by the Company to comply with the performance-based compensation exception under Code Section 162(m) may take into account other factors (including subjective factors).

(e) Earning of Performance Units/Shares.  After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any Performance Goals or other vesting provisions for such Performance Unit/Share.

(f) Form and Timing of Payment of Performance Units/Shares.  Payment of earned Performance Units/Shares will be made upon the time set forth in the applicable Award Agreement. The Administrator,

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in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(g) Cancellation of Performance Units/Shares.  On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

12. Leaves of Absence/Transfer Between Locations.  The Administrator shall have the discretion to determine at any time whether and to what extent the vesting of Awards shall be suspended during any leave of absence; provided, however, that in the absence of such determination, vesting of Awards shall continue during any paid leave and shall be suspended during any unpaid leave (unless otherwise required by Applicable Laws). A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Participant’s employer or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. If an Employee is holding an Incentive Stock Option and such leave exceeds three (3) months then, for purposes of Incentive Stock Option status only, such Employee’s service as an Employee shall be deemed terminated on the first (1st) day following such three (3) month period and the Incentive Stock Option shall thereafter automatically treated for tax purposes as a Nonstatutory Stock Option in accordance with Applicable Laws, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written Company policy.

13. Transferability of Awards.  Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

14. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments.  In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization (including a recapitalization through a large nonrecurring cash dividend) or reclassification of the Shares, subdivision of the Shares, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of Common Stock or other securities of the Company or other significant corporate transaction, or other change affecting the Common Stock occurs, the Administrator, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the Plan and/or the number, class, kind and price of securities covered by each outstanding Award, the numerical Share limits in Section 3 of the Plan. Notwithstanding the forgoing, all adjustments under this Section 14 shall be made in a manner that does not result in taxation under Code Section 409A.

(b) Dissolution or Liquidation.  In the event of the proposed winding up, dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised or settled, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control.  In the event of a merger or Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that each Award be assumed, cancelled or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. For the avoidance of doubt, any outstanding and unexercised Option as of the consummation of a Change in Control, whether vested or unvested, which has a per share exercise price that is less than or equal to the per share consideration paid for a Share in connection with a Change in Control, as determined by the Administrator in its sole discretion, may be cancelled effective as of the consummation of the Change in Control for no consideration payable to the Participant. The Administrator will not be required to treat all Awards similarly in the transaction.

Except as set forth in an Award Agreement, in the event that the successor corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of

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his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock, Restricted Stock Units and Unrestricted Stock will lapse, and, with respect to Awards with performance-based vesting, all Performance Goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 14(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant’s consent; provided, however, a modification to such Performance Goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

15. Tax.

(a) Withholding Requirements.  Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or prior to any time the Award or Shares are subject to taxation, the Company and/or the Participant’s employer will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any Tax-Related Items or other items that are required to be withheld or deducted with respect to such Award.

(b) Withholding Arrangements.  The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such withholding or deduction obligations, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares, or (c) delivering to the Company already-owned Shares; provided that, unless specifically permitted by the Company, any proceeds derived from a cashless exercise must be an approved broker-assisted cashless exercise or the cash or Shares withheld or delivered must be limited to avoid financial accounting charges under applicable accounting guidance or Shares must have been previously held for the minimum duration required to avoid financial accounting charges under applicable accounting guidance. Except as otherwise determined by the Administrator, the Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the amounts are required to be withheld or deducted.

(c) Compliance With Code Section 409A.  Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A (or an exemption therefrom) and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral

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thereof, is subject to Code Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A (or an exemption therefrom), such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A. In no event will the Company be responsible for or reimburse a Participant for any taxes or other penalties incurred as a result of applicable of Code Section 409A.

16. No Effect on Employment or Service.  Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, or (if different) the Participant’s employer, nor will they interfere in any way with the Participant’s right or the Participant’s employer’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

17. Date of Grant.  The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

18. Term of Plan.  Subject to Section 22 of the Plan, the Plan will become effective upon the earlier of its adoption by the Board or the Company’s shareholders. It will continue in effect for a term of ten (10) years from such effective date, unless terminated earlier under Section 19 of the Plan.

19. Amendment and Termination of the Plan.

(a) Amendment and Termination.  The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval.  The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination.  No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

20. Conditions Upon Issuance of Shares.

(a) Legal Compliance.  Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations.  As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

21. Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

22. Stockholder Approval.  The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

23. Governing Law.  The Plan and all Awards hereunder shall be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.

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Annex D

SUNGEVITY HOLDINGS, INC.

2016 EMPLOYEE STOCK PURCHASE PLAN

1. Purpose.  The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock through accumulated payroll deductions (or through other means as set forth below). The Company’s intention is to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the Plan, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. Notwithstanding the forgoing, the Company may make offerings under the Plan that are not intended to qualify under Section 423 of the Code to the extent deemed advisable for Designated Subsidiaries outside the United States (“Non-423 Component”). Furthermore, the Company may make separate offerings under the Plan, each of which may have different terms.

2. Definitions.

(a) “Administrator” means the Board or any Committee designated by the Board to administer the Plan pursuant to Section 15.

(b) “Aggregate Exercise Date Share Limitation” means the maximum number of shares of Common Stock that may be purchased in the aggregate by Participants on any Exercise Date, which shall be fifty percent (50%) of the shares of Common Stock still available for purchase under the Plan as of the Exercise Date, unless modified by the Administrator for future Offering Periods.

(c) “Applicable Laws” means all applicable laws, rules, regulations and requirements, including, but not limited to, all applicable U.S. federal or state laws, rules and regulations, the rules and regulations of any stock exchange or quotation system on which the Common Stock is listed or quoted, and the applicable laws, rules and regulations of any other country or jurisdiction where offerings are, or will be, made under the Plan or Eligible Employees or Participants reside or provide services to the Company or any Designated Subsidiary, as such laws, rules, and regulations shall be in effect from time to time.

(d) “Board” means the Board of Directors of the Company.

(e) “Change in Control” means the occurrence of any of the following:

(i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if the Company’s stockholders immediately prior to such merger, consolidation or reorganization cease to directly or indirectly own immediately after such merger, consolidation or reorganization at least a majority of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or reorganization;

(ii) The consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets (other than (x) to a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (y) to a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock or (z) to a continuing or surviving entity described in Section 2(d)(i) in connection with a merger, consolidation or reorganization which does not result in a Change in Control under Section 2(d)(i));

(iii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iv) The consummation of any transaction as a result of which any Person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the total voting power

Annex D-1

represented by the Company’s then outstanding voting securities. For purposes of this Section 2(d), the term “Person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude:

(1) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an affiliate of the Company;

(2) a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock of the Company;

(3) the Company; and

(4) a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions. In addition, if any Person (as defined above) is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered to cause a Change in Control.

(f) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(g) “Committee” means a committee of the Board appointed in accordance with Section 15 hereof.

(h) “Common Stock” means the common stock of the Company.

(i) “Company” means Sungevity Holdings, Inc., a Delaware corporation, or any successor thereto.

(j) “Compensation” means an Eligible Employee’s regular and recurring straight time gross earnings, payments for incentive compensation, bonuses and other similar compensation, payments for overtime and shift premiums, but exclusive of non-cash benefits. The Administrator, in its discretion, may, on a uniform and nondiscriminatory basis, establish a different definition of Compensation for any Offering Period prior to the commencement of such Offering Period. In addition, the Administrator has the authority to make decisions about how Compensation should be interpreted for Eligible Employees outside the United States to the extent there are items of compensation or remuneration not specifically addressed above.

(k) “Designated Subsidiary” means any Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan. Unless the Administrator expressly states otherwise, each Designated Subsidiary will be designated to be participating in the portion of the Plan that qualifies under Section 423 of the Code.

(l) “Director” means a member of the Board.

(m) “Eligible Employee” means any individual who is a common law employee of an Employer and is customarily employed for more than twenty (20) hours per week and more than five (5) months in any calendar year by the Employer. For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence that the Employer approves. Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated three (3) months and one (1) day following the commencement of such leave. The Administrator, in its discretion, from time to time may, prior to an Offering Date determine (to the extent compliant with the Section 423 of the Code rules regarding equal rights and privileges) that the definition of Eligible Employee will or will not include an individual if he or she: (i) has not completed at least

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two (2) years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (ii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (iii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (iv) is an executive, officer or other manager, or (v) is a highly compensated employee under Section 414(q) of the Code. With respect to offerings made under the Non-423 Component of the Plan, the Administrator may expand eligibility or may limit eligibility further.

(n) “Employer” means any one or all of the Company and its Designated Subsidiaries. With respect to a particular Eligible Employee, Employer means the Company or Designated Subsidiary, as the case may be, that directly employs the Eligible Employee.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

(p) “Exercise Date” means the first Trading Day on or following February 15th and August 15th of each year. The first Exercise Date under the Plan will be the first Trading Day on or following August 15, 2017, unless otherwise determined by the Administrator prior to the commencement of the first Offering Period.

(q) “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value will be the mean of the closing bid and asked prices for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof will be determined in good faith by the Administrator.

(r) “Fiscal Year” means the fiscal year of the Company.

(s) “New Exercise Date” means a new Exercise Date set by shortening any Offering Period then in progress.

(t) “Offering Date” means the first Trading Day of each Offering Period.

(u) “Offering Periods” means the periods of approximately twenty-four (24) months during which an option granted pursuant to the Plan may be exercised, (i) commencing on the first Trading Day on or after February 15th and August 15th of each year and (ii) terminating on the first Trading Day on or following February 15th and August 15th, respectively, approximately twenty-four (24) months later; provided, however, that the first Offering Period under the Plan will commence on a Trading Date designated by the Administrator and shall end on the first Trading Day on or after February 15th and August 15th that is at least is least eighteen (18) months and not in excess of twenty-four (24) months from the commencement of the first Offering Period. The duration and timing of Offering Periods may be changed pursuant to Sections 4 and 21.

(v) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other

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corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(w) “Participant” means an Eligible Employee who participates in the Plan.

(x) “Plan” means this Sungevity Holdings, Inc. 2016 Employee Stock Purchase Plan.

(y) “Purchase Periods” means the periods of approximately six (6) months during which an option granted pursuant to the Plan may be exercised, (i) commencing on the first Trading Day on or after February 15th of each year and terminating on the first Trading Day on or following August 15th, approximately six (6) months later, and (ii) commencing on the first Trading Day on or after September 15th of each year and terminating on the first Trading Day on or following February 15th, approximately six (6) months later; provided, however, that the first Purchase Period under the Plan will commence on a Trading Date designated by the Administrator and shall end on the first Trading Day on or after February 15th and August 15th that is at least is least six (6) months and not in excess of twelve (12) months from the commencement of the first Purchase Period. The duration and timing of Purchase Periods may be changed pursuant to Sections 4 and 21.

(z) “Purchase Price” means an amount equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Offering Date or on the Exercise Date (or, at the Administrator’s discretion, the day prior to the Exercise Date), whichever is lower; provided however, that the Administrator, in its discretion, may establish a different Purchase Price for any Offering Period pursuant to Section 21, subject to compliance with Section 423 of the Code to the extent applicable.

(aa) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(bb) “Tax-Related Items” means income tax, social insurance, national insurance, social security, payroll tax, fringe benefits tax, payment on account or other tax-related items.

(cc) “Trading Day” means a day on which the national stock exchange upon which the Common Stock is listed is open for trading.

3. Eligibility.

(a) First Offering Period.  Any individual who is an Eligible Employee immediately prior to the first Offering Period will be automatically enrolled in the first Offering Period, but may elect not to participate at any time.

(b) Subsequent Offering Periods.  Any Eligible Employee on a given Offering Date subsequent to the first Offering Period will be eligible to participate in the Plan, subject to the requirements of Section 5.

(c) Limitations.  Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time.

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4. Offering Periods.  The Plan will be implemented by overlapping Offering Periods with a new Offering Period commencing on the Offering Date of each Offering Period, or on such other date as the Administrator will determine; provided, however, that the first Offering Period under the Plan will commence with the first Trading Day on or after the date upon which the Company’s Registration Statement is declared effective by the Securities and Exchange Commission. Pursuant to Section 21, the Administrator will have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5. Participation.

(a) First Offering Period.  An Eligible Employee will be entitled to continue to participate in the first Offering Period pursuant to Section 3(a) only if such individual submits a subscription agreement authorizing payroll deductions in a form determined by the Administrator (which may be similar to the form attached hereto as Exhibit A) to the Company’s designated plan administrator during one of the two following enrollment windows: (x) during the twenty (20) business days following the effective date of the Form S-8 registration statement or such other period of time as the Administrator may determine (the “S-8 Enrollment Window”), but in no event prior to the effective date of such S-8 registration statement or (y) during the enrollment period determined by the Administrator for the second Offering Period (the “Second Enrollment Window” and together with the S-8 Enrollment Window, the “Enrollment Windows”). An Eligible Employee’s failure to submit the subscription agreement during one of the Enrollment Windows will result in the automatic termination of such individual’s participation in the first Offering Period.

(b) Subsequent Offering Periods.  An Eligible Employee may participate in the Plan pursuant to Section 3(b) by (i) submitting to the Company’s payroll office (or its designee), on or before a date prescribed by the Administrator prior to an applicable Offering Date, a properly completed subscription agreement authorizing payroll deductions in the form provided by the Administrator for such purpose, or (ii) following an electronic or other enrollment procedure prescribed by the Administrator.

6. Payroll Deductions.

(a) At the time a Participant enrolls in the Plan pursuant to Section 5, he or she will elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding fifteen percent (15%) of the Compensation which he or she receives on each pay day during the Offering Period; provided, however, that should a pay day occur within seven (7) calendar days (or such shorter period as determined by the Administrator for any future Offering Periods) prior to an Exercise Date, the payroll deductions made with respect to such pay date will be applied to the Participant’s account for the subsequent Purchase Period or Offering Period. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 11 hereof.

(b) Payroll deductions for a Participant will commence on the first pay day following the Offering Date and will end on the last pay day prior to the Exercise Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 11 hereof; provided, however, that for the first Offering Period, payroll deductions will commence on the first pay day on or following the end of the Enrollment Window.

(c) All payroll deductions made for a Participant will be credited to his or her account under the Plan (which will be recorded by the Company or Designated Subsidiary on its books, but not be an externally held account unless required under Applicable Law) and will be withheld in whole percentages only. A Participant may not make any additional payments into such account, subject to the exception set forth below in Section 6(f) below.

(d) A Participant may discontinue his or her participation in the Plan as provided in Section 11. If permitted by the Administrator, as determined in its sole discretion, for an Offering Period, a Participant may increase or decrease the rate of his or her payroll deductions during the Offering Period by (i) properly completing and submitting to the Company’s payroll office (or its designee), on or before a date prescribed by the Administrator prior to an applicable Exercise Date, a new subscription agreement

Annex D-5

authorizing the change in payroll deduction rate in the form provided by the Administrator for such purpose, or (ii) following an electronic or other procedure prescribed by the Administrator. If a Participant has not followed such procedures to change the rate of payroll deductions, the rate of his or her payroll deductions will continue at the originally elected rate throughout the Offering Period and future Offering Periods (unless terminated as provided in Section 11). The Administrator may, in its sole discretion, limit the nature and/or number of payroll deduction rate changes that may be made by Participants during any Purchase Period or Offering Period. Any change in payroll deduction rate made pursuant to this Section 6(d) will be effective as of the first full payroll period following five (5) business days after the date on which the change is made by the Participant (unless the Administrator, in its sole discretion, elects to process a given change in payroll deduction rate more quickly).

(e) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(c), a Participant’s payroll deductions may be decreased to zero percent (0%) at any time during a Purchase Period. Subject to Section 423(b)(8) of the Code and Section 3(c) hereof, payroll deductions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Purchase Period which is scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 11.

(f) If there are countries outside the United States in which payroll deductions for Plan participation are not permitted under Applicable Law, the Administrator may allow Eligible Employees to participate by remitting payment to the Company or Designated Subsidiary by check, wire transfer or other feasible means, and shall determine procedures for facilitating participation in the Plan.

7. Tax Withholding.  At the time the option, or shares issued or to be issued pursuant thereto, is subject to any applicable Tax-Related Items (e.g., at the time the option is granted, exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of), the Participant must make adequate provision for such Tax-Related Items. At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding or other obligations for any Tax-Related Items, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee. Alternatively, the Company may refuse to release Shares purchased until the Eligible Employee satisfies the any such tax withholding or other obligations.

8. Grant of Option.  On the Offering Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during an Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event will an Eligible Employee be permitted to purchase during each Purchase Period more than 2,500 shares of the Common Stock (subject to any adjustment pursuant to Section 20), and provided further that such purchase will be subject to the limitations set forth in Sections 3(c) and 14. The Eligible Employee may accept the grant of such option with respect to the first Offering Period by submitting a properly completed subscription agreement in accordance with the requirements of Section 5(a) on or before the last day of the Enrollment Window, and (ii) with respect to any future Offering Period under the Plan, by electing to participate in the Plan in accordance with the requirements of Section 5(b). The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion (but in accordance with Section 423 of the Code, as applicable), the maximum number of shares of Common Stock that an Eligible Employee may purchase during each Purchase Period of an Offering Period. Exercise of the option will occur as provided in Section 9, unless the Participant has withdrawn pursuant to Section 11. The option will expire on the last day of the Offering Period.

9. Exercise of Option.

(a) Unless a Participant withdraws from the Plan as provided in Section 11, his or her option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to the option will be purchased for such Participant at the

Annex D-6

applicable Purchase Price with the accumulated payroll deductions in his or her account (or contributions made pursuant to Section 6(f)). No fractional shares of Common Stock will be purchased; any funds in a Participant’s account which are not sufficient to purchase a full share will be retained in the Participant’s account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the Participant as provided in Section 11. Any other funds left over in a Participant’s account after the Exercise Date will be returned to the Participant. During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by him or her.

(b) If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Offering Date of the applicable Offering Period, (ii) the number of shares of Common Stock available for sale under the Plan on such Exercise Date or (iii) the Aggregate Exercise Date Share Limitation, the Administrator may in its sole discretion provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Offering Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect or terminate all Offering Periods then in effect pursuant to Section 21. The Company may make a pro rata allocation of the shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Offering Date.

10. Delivery.  As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each Participant of the shares purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares. No Participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the Participant as provided in this Section 10.

11. Withdrawal.

(a) A Participant may withdraw all but not less than all the payroll deductions (or contributions made pursuant to Section 6(f)) credited to his or her account and not yet used to exercise his or her option under the Plan at any time by (i) submitting to the Company’s payroll office (or its designee) a written notice of withdrawal in the form prescribed by the Administrator for such purpose (which may be similar to the form attached hereto as Exhibit B), or (ii) following an electronic or other withdrawal procedure prescribed by the Administrator. All of the funds credited to the Participant’s account will be paid to such Participant as soon as practicable, but in no event more than twenty (20) days after receipt of notice of withdrawal and such Participant’s option for the Offering Period will be automatically terminated, and no further payroll deductions or other contributions for the purchase of shares will be made for such Offering Period. If a Participant withdraws from an Offering Period, payroll deductions and other contributions will not resume at the beginning of the succeeding Offering Period, unless the Participant re-enrolls in the Plan in accordance with the provisions of Section 5.

(b) A Participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods, which commence after the termination of the Offering Period from which the Participant withdraws.

12. Termination of Employment.  Upon a Participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the payroll deductions (or contributions made pursuant to Section 6(f)) credited to such Participant’s account during the Offering Period

Annex D-7

but not yet used to purchase shares of Common Stock under the Plan will be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 16, and such Participant’s option will be automatically terminated.

13. Interest.  No interest will accrue on a Participant’s payroll deductions (or contributions made pursuant to Section 6(f)) in the Plan unless legally required in any non-U.S. country in which the Plan is offered and such term does not violate the requirements of Section 423 of the Code, as applicable.

14. Stock.

(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 20 hereof, the maximum number of shares of Common Stock which will be made available for sale under the Plan will be 1,800,000 shares, plus an annual increase to be added on the first day of each Fiscal Year beginning with the 2018 Fiscal Year, equal to the lessor of (i) 600,000 shares of Common Stock, (ii) 1% of the outstanding shares of Common Stock on such date, and (iii) an amount determined by the Administrator. All of these Shares may be issued under the offerings made under the Plan that comply with the requirements of Section 423 of the Code or offerings made under the non-423 Component.

(b) Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares.

(c) Shares of Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and his or her spouse.

15. Administration.  The Plan will be administered by the Board or a Committee appointed by the Board, which Committee will be constituted to comply with Applicable Laws. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties. Notwithstanding any provision to the contrary in this Plan, the Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States. Without limiting the generality of the foregoing, and without stockholder approval, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of payroll deductions, making of contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold payroll deductions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates which vary with local requirements.

16. Designation of Beneficiary.

(a) The Administrator may allow a Participant to file a designation of a beneficiary who is to receive any shares of Common Stock and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such Participant of such shares and cash. In addition, the Administrator may allow a Participant to file a designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the option. If a Participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective in the United States or to the extent required by Applicable Law.

(b) If made, such designation of beneficiary may be changed by the Participant at any time by notice in a form determined by the Administrator. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company will deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any

Annex D-8

one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(c) All beneficiary designations will be in such form and manner as the Administrator may designate from time to time.

17. Transferability.  Neither contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 16 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 11 hereof.

18. Use of Funds.  The Company may use all contributions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such contributions, unless and to the extent legally required in any non-U.S. country in which the Plan is offered. Until shares of Common Stock are issued, Participants will only have the rights of an unsecured creditor with respect to such shares.

19. Reports.  Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Eligible Employees, which statements will set forth the amounts of payroll deductions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

20. Adjustments, Dissolution, Liquidation, Merger or Change in Control.

(a) Adjustments.  In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization (including a recapitalization through a large nonrecurring cash dividend) or reclassification of the Shares, subdivision of the Shares, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of Common Stock or other securities of the Company or other significant corporate transaction, or other change affecting the Common Stock occurs, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised, and the numerical limits of Sections 8 and 14. Notwithstanding the forgoing, all adjustments under this Section 20 shall be made in a manner that does not result in taxation under Code Section 409A, to the extent applicable.

(b) Dissolution or Liquidation.  In the event of the proposed winding up, dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing, prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 11 hereof.

(c) Merger or Change in Control.  In the event of a merger or Change in Control (other than a winding up, dissolution or liquidation), each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date and will end on the New Exercise Date. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Administrator will notify each Participant in writing prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise

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Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 11 hereof.

21. Amendment or Termination.

(a) The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 20). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts which have not been used to purchase shares of Common Stock will be returned to the Participants (without interest thereon, except as otherwise required under local laws) as soon as administratively practicable.

(b) Without stockholder consent and without limiting Section 21(a), the Administrator will be entitled to change the Exercise Dates, change the Offering Periods or Purchase Periods, change the Purchase Price for any Offering Period, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan and Section 423 of the Code, to the extent applicable.

(c) In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i) amending the Plan to conform with the safe harbor definition under Financial Accounting Standards Board Accounting Standards Codification Topic 718, including with respect to an Offering Period underway at the time;

(ii) altering the Purchase Price for any Offering Period or Purchase Period including an Offering Period or Purchase Period underway at the time of the change in Purchase Price;

(iii) shortening any Offering Period or Purchase Period by setting a New Exercise Date, including an Offering Period or Purchase Period underway at the time of the Administrator action;

(iv) reducing the maximum percentage of Compensation a Participant may elect to set aside as payroll deductions; and

(v) reducing the maximum number of Shares a Participant may purchase during any Offering Period or Purchase Period.

Such modifications or amendments will not require stockholder approval or the consent of any Plan Participants.

22. Notices.  All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

23. Conditions Upon Issuance of Shares.  Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, U.S. or non-U.S., including, without limitation, the Securities

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Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

24. Term of Plan.  The Plan will become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It will continue in effect for a term of ten (10) years, unless sooner terminated under Section 21.

25. Stockholder Approval.  The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

26. Automatic Transfer to Low Price Offering Period.  To the extent permitted by Applicable Laws, if the Fair Market Value of the Common Stock on any Exercise Date in an Offering Period is lower than the Fair Market Value of the Common Stock on the Offering Date of such Offering Period, then all participants in such Offering Period will be automatically withdrawn from such Offering Period immediately after the exercise of their option on such Exercise Date and automatically re-enrolled in the immediately following Offering Period.

27. Governing Law.  The Plan and all Awards hereunder shall be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.

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Annex E

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made as of June 28, 2016 by and between Easterly Acquisition Corp., a Delaware corporation (“Parent”) and the undersigned Sungevity, Inc. (the “Company”) stockholder (“Company Stockholder”).

WHEREAS, concurrently with the execution of this Agreement, Parent, Solaris Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), the Company and Sellers Representative have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub will be merged (the “Merger”) with and into the Company with the Company continuing as the surviving entity and a wholly owned subsidiary of Parent;

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that each Person set forth in Section 5.17 of the Parent Disclosure Letter execute and deliver this Agreement and agree, among other things, to vote all of their shares of capital stock of the Company in favor of the approval and adoption of the Merger Agreement and the Merger.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions.  Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Merger Agreement. As used herein the terms:

(a) “Voting Shares” shall mean all securities of the Company beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act, but excluding shares of stock underlying unexercised options or warrants) (“Beneficially Owned” or “Beneficial Ownership”) by Company Stockholder, including any and all securities of the Company acquired and held in such capacity subsequent to the date hereof (including upon the exercise of options or warrants); and

(b) “Derivative Securities” means any securities that are the subject of any derivative or other transaction entered into by any Person, which gives such person the economic equivalent of ownership of an amount of such securities due to the fact that the value of the derivative is determined by reference or in relation to the price or value of such securities, irrespective of whether (i) such derivative conveys or confers to any Person, or otherwise has ascribed to it, any voting rights or voting power or (ii) the derivative is capable of being or required to be settled by the payment of cash or through the delivery of such securities;

2. Representations and Warranties of Company Stockholder.  Company Stockholder hereby represents and warrants to Parent with respect to Company Stockholder’s ownership of its Voting Shares set forth on the signature page hereto as follows:

(a) Authority.  If Company Stockholder is a legal entity, Company Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. If Company Stockholder is a natural person, Company Stockholder has the legal capacity to enter into this Agreement. If Company Stockholder is a legal entity, this Agreement has been duly authorized, executed and delivered by Company Stockholder. This Agreement constitutes a valid and binding obligation of Company Stockholder enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) No Consent.  No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Company Stockholder is required in connection with the execution, delivery and performance of this Agreement. If Company Stockholder is a natural person, either (i) no consent of Company Stockholder’s spouse is necessary under any “community property” or other laws for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or (ii) Company Stockholder’s spouse has executed and delivered the

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spousal consent attached hereto as Exhibit A. If Company Stockholder is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(c) No Conflicts.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Company Stockholder or to Company Stockholder’s property or assets that would reasonably be expected to prevent or delay the consummation of the Merger or that would reasonably be expected to prevent Company Stockholder from fulfilling its obligations under this Agreement.

(d) Ownership of Shares.  Company Stockholder Beneficially Owns its Voting Shares free and clear of all Encumbrances. Except pursuant hereto and pursuant to (i) that certain Second Amended and Restated Voting Agreement, dated as of December 11, 2015, by and among the Company, Company Stockholder and the other stockholders of the Company party thereto (the “Original Voting Agreement”), (ii) that certain Second Amended and Restated Right of Refusal and Co-Sale Agreement, dated as of December 11, 2015, by and among the Company, Company Stockholder and the other stockholders of the Company party thereto (the “Co-Sale Agreement”), and (iii) that certain Sixth Amended and Restated Investors’ Rights Agreement, dated as of December 11, 2015, by and among the Company, Company Stockholder and the other stockholders of the Company party thereto (the “Investors’ Rights Agreement”), there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Company Stockholder is a party relating to the pledge, acquisition, disposition, transfer or voting of Voting Shares and there are no voting trusts or voting agreements with respect to the Voting Shares. Company Stockholder does not Beneficially Own (i) any Voting Shares other than the Voting Shares set forth on Annex A and (ii) any options, warrants or other rights to acquire any additional shares of Company Common Stock or Company Preferred Stock or any security exercisable for or convertible into shares of Company Common Stock or Company Preferred Stock, other than as set forth on Annex A (collectively, “Options”).

(e) Positions.  Neither Company Stockholder nor any of its Affiliates, nor anyone else acting on its or their behalf, has acquired record or beneficial ownership of, or has a short position or any other interest in, any Voting Securities or debt securities of Parent.

3. Agreement to Vote Shares; Irrevocable Proxy.

(a) Company Stockholder agrees during the term of this Agreement to be present and counted and to vote or cause to be voted the Company Voting Shares that he, she or it Beneficially Owns at any meeting of stockholders of the Company or any adjournment thereof, and to execute a written consent of stockholders of the Company if stockholders of the Company are requested to vote their shares through the execution of an action by written consent: (i) in favor of the Merger and the Merger Agreement, at every meeting (or in connection with any request for action by written consent) of the stockholders of the Company at which such matters are considered and at every adjournment or postponement thereof; (ii) against any Acquisition Proposal or action, proposal, transaction or agreement which would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (iii) against any action, proposal, transaction or agreement that would reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of the Company’s or Merger Sub’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company’s certificate of incorporation or bylaws other than in connection with the Merger).

(b) Company Stockholder hereby appoints Parent, Avshalom Kalichstein and Darrell Crate and any designee of Avshalom Kalichstein and Darrell Crate, and each of them individually, as his, her or its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written

Annex E-2

consent during the term of this Agreement with respect to the Voting Shares in accordance with Section 3(a). This proxy and power of attorney is given to secure the performance of the duties of Company Stockholder under this Agreement. Company Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Company Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and, solely with respect to the transactions described within this Agreement and not regarding voting provisions related to the Company’s Board of Directors and votes to increase the authorized amount of Company Class A Common Stock (the “Existing Voting Provisions”), shall revoke any and all prior proxies granted by each Company Stockholder with respect to his, her or its Voting Shares. The power of attorney granted by Company Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Company Stockholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

4. No Voting Trusts or Other Arrangement.  Except for the Original Voting Agreement, Company Stockholder agrees that Company Stockholder will not, and will not permit any entity under Company Stockholder’s control to, deposit any Voting Shares in a voting trust, grant any proxies with respect to the Voting Shares or subject any of the Voting Shares to any arrangement with respect to the voting of the Voting Shares. Except for the previous proxies and attorney in fact with respect to the Existing Voting Provisions in the Original Voting Agreement, Company Stockholder hereby revokes any and all previous proxies and attorneys in fact with respect to the Voting Shares.

5. Transfer and Encumbrance.  Company Stockholder agrees that during the term of this Agreement, Company Stockholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of his, her or its Voting Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of his, her or its Voting Shares or Company Stockholder’s voting or economic interest therein. Any attempted Transfer of Voting Shares or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit a Transfer of Voting Shares by Company Stockholder to (a) an executive officer or director of the Company, (b) any member of Company Stockholder's immediate family, or to a trust for the benefit of Company Stockholder or any member of Company Stockholder's immediate family, or upon the death of Company Stockholder, or (c) Company Stockholder’s Affiliate; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

6. Standstill.  Without the express, prior written consent of the Parent Board, from and after the date hereof until the earlier of the Closing or the termination of the Merger Agreement in accordance with the terms thereof (the “Standstill Period”), except for Company Stockholder’s receipt of Parent Common Stock pursuant to the Merger Agreement, neither Company Stockholder nor any of its Affiliates shall, directly or indirectly, in any manner:

a. acquire, offer to acquire or agree to acquire record or beneficial ownership of any securities (or any interest therein or right thereto) having statutory, organic or contractual voting power, whether or not contingent (“Voting Securities”), of Parent;

b. sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Voting Securities (or other securities) of Parent acquired or held by Company Stockholder or permit any of its Affiliates to do so;

c. enter into any contract, arrangement, understanding, plan, agreement or commitment (whether oral or written) with respect to any Derivative Securities of Parent; or

d. advise, assist, encourage or direct any Person to do (or to advise, assist, encourage or direct any other Person to do) any of the foregoing.

7. Appraisal and Dissenters’ Rights.  Company Stockholder hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger that Company Stockholder may have by virtue of ownership of any Voting Shares.

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8. Investor Agreements.  Company Stockholder hereby agrees to the termination of the Original Voting Agreement, the Co-Sale Agreement, the Investors’ Rights Agreement and any other similar agreements between the Company and Company Stockholder, including any such agreement granting Company Stockholder investor rights, rights of first refusal, registration rights or director designation rights, at or immediately prior to the Effective Time, without any liability being imposed on the part of Parent or the Company.

9. Sellers Representative.  Company Stockholder hereby agrees to the appointment of (i) the Sellers Representative named in the Merger Agreement (or any other Person as the Company Board may decide) to act as Sellers Representative for the benefit of the Selling Stockholders pursuant to the Merger Agreement and (ii) the Advisory Committee named in the Merger Agreement.

10. Termination.  This Agreement shall terminate upon the earliest to occur of (i) the Effective Time, (ii) the date on which the Merger Agreement is terminated in accordance with its terms, and (iii) the date of any material modification, waiver or amendment of the Merger Agreement that affects adversely the consideration payable to stockholders of the Company pursuant to the Merger Agreement as in effect on the date hereof; provided, however, that in the case of any termination pursuant to the foregoing clause (i), Sections 7, 15 and 16 shall survive such termination hereof. Except as provided in this Section 10, upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement.

11. No Agreement as Director or Officer.  Company Stockholder is signing this Agreement solely in its capacity as a stockholder of the Company. If applicable, Company Stockholder does not make any agreement or understanding in this Agreement in Company Stockholder’s capacity (or in the capacity of any Affiliate, partner or employee of Company Stockholder) as a director or officer of the Company or any of its Subsidiaries (if Company Stockholder holds such office). If applicable, nothing in this Agreement will limit or affect any actions or omissions taken by Company Stockholder in his, her or its capacity as a director or officer of the Company, and no actions or omissions taken in Company Stockholder’s capacity as a director or officer shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict Company Stockholder from exercising his or her fiduciary duties as an officer or director to the Company or its stockholders, as applicable.

12. Specific Enforcement.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity. Company Stockholder hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

13. Entire Agreement.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or, in the case of a waiver, by the party against whom the waiver is to be effective. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

14. Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to Parent at Easterly Acquisition Corp., 375 Park Avenue, 21st Floor, New York, NY 10152, Attention: Avshalom Kalichstein, Facsimile: (646) 383-9413, with a copies

Annex E-4

(which shall not constitute notice) to (i) Hogan Lovells US LLP, 875 Third Avenue, New York, NY 10022, Attention: Alexander B. Johnson, Facsimile: (212) 918-3100, (ii) Sungevity, Inc., 66 Franklin St., Oakland, CA 94607, Attention: Andrew Birch, Facsimile: (510) 380-6875, (iii) Sungevity, Inc., 66 Franklin St., Oakland, CA 94607, Attention: General Counsel, Telephone No: (510) 496-5500, Facsimile: (510) 380-6875 and (iv) Orrick, Herrington & Sutcliffe LLP, The Orrick Building, 405 Howard Street, San Francisco, CA 94105-2669, Attention: Andrew D. Thorpe, Facsimile: (415) 773-5759, and to Company Stockholder at the addresses set forth on the signature page hereto (or at such other address for a party as shall be specified in a notice given in accordance with this Section 14).

15. Public Announcements.  Company Stockholder shall not issue any press release or otherwise make any public statement with respect to this Agreement, the Merger Agreement, the Merger or any other transactions contemplated by the Merger Agreement without the prior written consent of Parent or except as may be required by applicable Law.

16. Miscellaneous.

(a) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

(b) Each of the parties hereto (a) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any court of the United States located in the State of Delaware, in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction is vested in the Federal courts, any court of the United States located in the State of Delaware and (d) consents to service of process being made through the notice procedures set forth in Section 14.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16(c).

(d) If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

(e) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or via portable document format (.pdf)), it being understood that all parties need not sign the same counterpart.

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(f) Company Stockholder shall execute and deliver (or cause to be executed and delivered) such additional certificates, instruments and other documents as may be necessary or desirable, upon the reasonable request of Parent or the Company, to effect the transactions contemplated by this Agreement, including, without limitation, the Written Consent.

(g) All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(h) The obligations of Company Stockholder set forth in this Agreement shall not be effective or binding upon Company Stockholder until after such time as the Merger Agreement is executed and delivered by Parent, Merger Sub, the Company and Sellers Representative. The parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

(i) No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto. Any assignment contrary to the provisions of this Section 16(i) shall be null and void.

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

PARENT:

EASTERLY ACQUISITION CORP.

By:	Name: Title:

[Voting Agreement Signature Page]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

COMPANY STOCKHOLDER:

[          ]

By:	Name: Title: Address:

Company Class A Common Stock:
Company Class B Common Stock:
Company Series A Preferred Stock:
Company Series B Preferred Stock:
Company Series C Preferred Stock:
Company Series D Preferred Stock:
Company Class A Warrants:
Company Series A Warrants:
Company Series B Warrants:
Company Series C Warrants:
Company Series D Warrants:
Company Stock Options:
Dollar Amount of Convertible Notes Outstanding:

[Voting Agreement Signature Page]

EXHIBIT A

CONSENT OF SPOUSE

I, ____________________, spouse of ______________________ (“Company Stockholder”), have read and hereby approve the foregoing Voting Agreement. In order to facilitate the Merger as set forth in the Merger Agreement, I hereby agree to be irrevocably bound by the Voting Agreement and further agree that any community property or similar interest that I may have in the Voting Shares (as defined therein) shall be similarly bound by the Voting Agreement. I hereby appoint my spouse as my attorney-in-fact with respect to any amendment or exercise of any rights under the Voting Agreement.

Spouse of Company Stockholder (if applicable)

Annex F

Section 262 of the Delaware General Corporation Law

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

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(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date

Annex F-2

the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving

Annex F-3

or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Easterly’s amended and restated certificate of incorporation provides that all of its directors, officers, employees and agents will be entitled to be indemnified by it to the fullest extent permitted by Section 145 of the DGCL.

Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust account or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust account or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust account or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, Easterly has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Easterly will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Easterly’s bylaws provide for the indemnification of its directors, officers or other persons in accordance with its charter.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Financial Statements

The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

(b) Exhibits

The exhibits filed as part of this registration statement are listed in the index to exhibits immediately preceding such exhibits, which index to exhibits is incorporated herein by reference.

Item 22.	Undertakings.

Each of the undersigned and the registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7) That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 29th day of September, 2016.

EASTERLY ACQUISITION CORP.

By:	/s/ Avshalom Kalichstein Name: Avshalom Kalichstein Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Position	Date
/s/ Darrell W. Crate Darrell W. Crate	Chairman of the Board	September 29, 2016
/s/ Avshalom Kalichstein Avshalom Kalichstein	Chief Executive Officer and Director (principal executive officer)	September 29, 2016
/s/ James N. Hauslein* James N. Hauslein	Director	September 29, 2016
/s/ David W. Knowlton* David W. Knowlton	Director	September 29, 2016
/s/ Thomas W. Purcell* Thomas W. Purcell	Director	September 29, 2016
/s/ Jurgen Lika Jurgen Lika	Chief Financial Officer and Secretary (principal financial officer and principal accounting officer)	September 29, 2016

*By:	/s/ Avshalom Kalichstein Avshalom Kalichstein as Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated June 28, 2016, by and among Easterly Acquisition Corp., Solaris Merger Sub Inc., Sungevity, Inc., and Shareholder Representative Services LLC*+
2.2	Amendment No. 1 to the Agreement and Plan of Merger, dated September 20, 2016, by and among Easterly Acquisition Corp., Solaris Merger Sub Inc., Sungevity, Inc., and Shareholder Representative Services LLC*+
3.1	Amended and Restated Certificate of Incorporation of Easterly Acquisition Corp. (incorporated by reference to Exhibit 3.1 filed with the Form 8-K filed by the Company on August 10, 2015)
3.2	Bylaws of Easterly Acquisition Corp. (incorporated by reference to Exhibit 3.3 filed with the Form S-1 filed by the Company on May 8, 2015)
3.3	Form of Amended and Restated Certificate of Incorporation of Easterly Acquisition Corp.*
4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 filed with the Form S-1/A filed by the Company on June 12, 2015)
4.2	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 filed with the Form S-1/A filed by the Company on June 12, 2015)
4.3	Specimen Public Warrant Certificate (incorporated by reference to Exhibit 4.3 filed with the Form S-1/A filed by the Company on June 12, 2015)
4.4	Warrant Agreement, dated July 29, 2015, between Continental Stock Transfer & Trust Company and the Company (incorporated by reference to Exhibit 4.1 filed with the Form 8-K filed by the Company on August 10, 2015)
5.1	Opinion of Hogan Lovells US LLP**
8.1	Tax Opinion of Orrick, Herrington & Sutcliffe LLP**
8.2	Tax Opinion of Hogan Lovells US LLP**
10.1	Sungevity Holdings, Inc. 2016 Omnibus Equity Incentive Plan*
10.2	Sungevity Holdings, Inc. 2016 Employee Stock Purchase Plan*
10.3	Amended and Restated Investment Management Trust Agreement, dated October 13, 2015, between Continental Stock Transfer & Trust Company and the Company (incorporated by reference to Exhibit 10.1 filed with the Form 10-Q filed by the Company on November 13, 2015)
10.4	Registration Rights Agreement, dated July 29, 2015, between the Company and certain security holders (incorporated by reference to Exhibit 10.2 filed with the Form 8-K filed by the Company on August 10, 2015)
10.5	Indemnity Agreement, dated August 4, 2015, between the Company and Avshalom Kalichstein (incorporated by reference to Exhibit 10.4 filed with the Form 8-K filed by the Company on August 10, 2015)
10.6	Indemnity Agreement, dated August 4, 2015, between the Company and Darrell Crate (incorporated by reference to Exhibit 10.5 filed with the Form 8-K filed by the Company on August 10, 2015)
10.7	Indemnity Agreement, dated August 4, 2015, between the Company and Jurgen Lika (incorporated by reference to Exhibit 10.6 filed with the Form 8-K filed by the Company on August 10, 2015)
10.8	Indemnity Agreement, dated August 4, 2015, between the Company and James Hauslein (incorporated by reference to Exhibit 10.7 filed with the Form 8-K filed by the Company on August 10, 2015)

Exhibit Number	Description
10.9	Indemnity Agreement, dated August 4, 2015, between the Company and David Knowlton (incorporated by reference to Exhibit 10.8 filed with the Form 8-K filed by the Company on August 10, 2015)
10.10	Indemnity Agreement, dated August 4, 2015, between the Company and Thomas Purcell (incorporated by reference to Exhibit 10.9 filed with the Form 8-K filed by the Company on August 10, 2015)
10.11	Administrative Services Agreement, dated July 29, 2015, by and between the Company and an affiliate of Easterly Acquisition Sponsor, LLC (incorporated by reference to Exhibit 10.10 filed with the Form 8-K filed by the Company on August 10, 2015)
10.12	Insider Letter, dated July 29, 2015, among the Company, and its officers, its directors, and Easterly Acquisition Sponsor, LLC (incorporated by reference to Exhibit 10.11 filed with the Form 8-K filed by the Company on August 10, 2015)
10.13	Convertible Promissory Note, issued to Easterly Acquisition Sponsor, LLC, dated as of March 17, 2016 (incorporated by reference to Exhibit 10.14 filed with the Form 10-K filed by the Company on March 30, 2016)
21.1	Subsidiaries of Easterly Acquisition Corp. (incorporated by reference to the same Exhibit number filed with the Form S-4 filed by the Company on July 20, 2016)
21.2	Subsidiaries of Sungevity, Inc. (incorporated by reference to the same Exhibit number filed with the Form S-4 filed by the Company on July 20, 2016)
23.1	Consent of BDO USA, LLP
23.2	Consent of Marcum LLP
23.4	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)**
23.5	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 8.1)**
23.6	Consent of Hogan Lovells US LLP (included in Exhibit 8.2)**
24.1	Power of Attorney (included on signature page) (incorporated by reference to the signature page of the Form S-4 filed by the Company on July 20, 2016)
99.1	Form of Proxy Card for Easterly Acquisition Corp. Stockholders
99.2	Form of Written Consent and Joinder Agreement for Sungevity, Inc. Stockholders
99.3	Consent of Robert R. Davenport, III, as designee to board of directors (incorporated by reference to the same Exhibit number filed with the Form S-4 filed by the Company on July 20, 2016)
99.4	Consent of Andrew Birch, as designee to board of director (incorporated by reference to the same Exhibit number filed with the Form S-4 filed by the Company on July 20, 2016)
99.5	Consent of Alexander Guettel, as designee to board of directors (incorporated by reference to the same Exhibit number filed with the Form S-4 filed by the Company on July 20, 2016)
99.6	Consent of [ ], as designee to board of directors**
99.7	Consent of [ ], as designee to board of directors**

*	Attached as an annex to the joint proxy and consent solicitation statement/prospectus of Easterly.
**	To be filed by amendment.
+	The exhibits and schedules to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.